As filed with the Securities and Exchange Commission on September 10, 2025.

Registration No. 333-287287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3
To
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roth CH Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2340 Collins Avenue, Suite 402

Miami, Florida 33141

Tel. No. (949) 720-7133

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Lipman

2340 Collins Avenue, Suite 402

Miami, Florida 33141

Tel. No. (949) 720-7133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell Nussbaum, Esq. Alexandria Kane, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Chad R. Ensz, Esq. Gregory Carney, Esq. Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092 (858)-720-8900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐Roth CH Acquisition Co. (“Roth CH”), will merge with and into its wholly owned subsidiary, Roth CH Holdings, Inc. with Roth CH Holdings, Inc. as the surviving company (such surviving company, “Pubco”) and as a result of such merger, the jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Pubco (after its domestication in Delaware, through the merger with Roth CH). The surviving entity following such domestication, which will be renamed SharonAI Inc.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Roth CH Holdings, Inc. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ROTH CH ACQUISITION CO.
(a Cayman Islands exempted company)

PROSPECTUS
FOR UP TO 567,098,640 SHARES OF CLASS A ORDINARY COMMON STOCK,
6,816,948 SHARES OF CLASS B SUPER COMMON STOCK,
23,939,758 RESTRICTIVE STOCK UNITS, 4,534,181 OPTIONS,
3,724,326 WARRANTS TO PURCHASE SHARES OF CLASS A ORDINARY COMMON STOCK, AND
22,250,000 WARRANTS TO PURCHASE SHARES OF CLASS A ORDINARY COMMON STOCK (For Issuance)
OF
ROTH CH HOLDINGS, INC.
(to be renamed “SharonAI Holdings, Inc.” in connection with the Business Combination described herein)

On January 28, 2025, Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”), entered into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Parent, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub” or “Pubco”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Amendment is attached to this proxy statement/prospectus as part of Annex A.

SharonAI Inc. is a holding company formed to acquire various assets focused on or in the high performance computing (“HPC”) industry, specifically the artificial intelligence field of technology, and on the acquisition of the infrastructure and technology associated with the development and delivery of HPC services to users and applications which require both large amounts of graphic processing units and central processing units combined with expertise in data storage.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):

(1) At least one Business Day prior to the Closing Date and on the terms and subject to the conditions of the Business Combination Agreement, the Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”, and, thereafter

(2) (a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger”).

The Parent’s Board has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of the Parent and its shareholders because they believe that the Company is a company with strong revenue growth potential. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board of directors of the Parent reviewed various industry and financial data and the due diligence and evaluation materials provided by the Company, demonstrating that the Company has a business plan dedicated to both to near term cash flow as well as long term growth. See “The Business Combination Proposal — Parent’s Board of Directors’ Reasons for the Approval of the Business Combination” on page 132.

Consideration and Structure

Under the Business Combination Agreement, the Aggregate Merger Consideration is 560,835,633 shares of Common Stock of the Domesticated Parent to be issued at the closing of the Business Combination, plus any shares of Domesticated Parent Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement. Completion of the Business Combination is subject to the satisfaction or waiver, where permissible, of various conditions to closing.

The Parent’s Class A Ordinary Shares and Public Warrants are each quoted on the OTC Markets under the symbols “USCTF,” “and “USTWF,” respectively.

The following summarizes the pro forma ownership of Pubco Class A Ordinary Common Stock and Class B Super Common Stock immediately following the Business Combination.

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	90.92%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	1.19%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	7.61%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.25%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.03%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	573,915,588	100%

Stockholders will experience additional dilution to the extent Pubco issues additional shares of Common Stock after the closing of the Business Combination. The table above excludes any shares that will be issuable upon the exercise or settlement of: (i) the 10,750,000 Private Warrants, (ii) the 11,500,000 public warrants; or any of the Company’s Converted Stock Rights, including stock options, warrants and RSU’s, totalling approximately 32,198,265 shares. The table also excludes any shares that might be issued in connection with the YA Stock Issuance Proposal.

Dilution

The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

Pro Forma Combined
Offering Price of the Securities in the Initial Registered offering price per share	$10.00
Net tangible book value, as adjusted(1)	$(2,215,881)
As adjusted Shares(2)	45,278,220
Net tangible book value per share, as adjusted, as of June 30, 2025	$(0.05)
Dilution per share to Roth Public Shareholders	$10.05

(1)	See table below for reconciliation of net tangible book value, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

The following table illustrates the net tangible book value, as adjusted, to Roth’s shareholders and decrease in net tangible book value to Roth’s shareholders, excluding the effects of the Business Combination transaction itself.

Pro Forma Combined
Net tangible book value per share, as adjusted, as of June 30, 2025	$(0.05)

Numerator adjustments
Roth’s net tangible book value	$(2,413,706)
Transaction expenses to be incurred by Roth	197,825
As adjusted net tangible book value	$(2,215,881)

Denominator adjustments
Roth Class A Ordinary Common Stock	43,679,167
Roth Class A Ordinary Common Stock held by Former Sponsor	1,437,500
Roth Class A Ordinary Common Stock held by Non-Affiliated Public	161,553
As adjusted Roth’s shares outstanding	45,278,220

Although shares of Class A Ordinary Common Stock and Class B Common Stock have identical economic rights, each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Class A Ordinary Common Stock held and one hundred and sixty (160) votes for each share of Class B Super Common Stock held.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information”. For more information, including the ownership percentages giving effect to certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Pubco after the Closing”.

Conflicts of interest

Since the Sponsor, its affiliates, representatives and the officers and directors of Parent (the “Insiders”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Roth CH Class A Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with the Company is appropriate. When you consider the recommendation of the Parent’s Board in favor of approval of the Business Combination, you should keep in mind that the Initial Shareholders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the Parent’s shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	The beneficial ownership of the Insiders and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares which were acquired prior to the IPO for an aggregate purchase price of $25,000.

●	If the Business Combination is consummated, the Insiders and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares with an aggregate market value of approximately $45.1 million, based on had a most recent previous closing price of the Roth CH Class A Ordinary Shares of $1.00 as of August 6, 2025 as reported on the OTC.

●	the continued indemnification of current directors and officers of Roth CH and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

These interests may influence the Parent’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Roth CH Board when it approved the Business Combination.

The following table sets forth the payments to be received by our promoters and our sponsor and its affiliates from us prior to or in connection with the completion of our initial business combination and the securities issued and to be issued by us to our sponsor or its affiliates. Since our sponsor, officers and directors, and any other holders of our founder shares may lose their entire investment in us if our initial business combination is not completed (other than with respect to public shares they may acquire during or after this offering), a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination” for more information.

Entity / Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Insiders and Former Sponsor	45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares	$25,000

For more information, please see Section - “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ROTH CH PRIOR TO THE BUSINESS COMBINATION - Conflicts of interest” on page 214.

The Parent will hold an extraordinary general meeting of its shareholders (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [       ], Eastern Time, on [       ]. The extraordinary general meeting will be a virtual meeting conducted via live webcast. For the purposes of Cayman Islands law and the Current Charter, the physical location of the meeting will be at _________________________________________________. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting [       ] and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares in the Parent, please contact Advantage Proxy, Inc. our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [       ].

This document is (i) a prospectus related to the issuance by Pubco of Pubco Common Stock and Pubco Warrants in the Business Combination, (ii) a proxy statement for the Parent to use in soliciting proxies for the extraordinary general meeting, and (iii) a prospectus for the sale by the selling stockholders of Pubco Common Stock and Pubco Warrants received in the Business Combination.

This proxy statement/prospectus provides shareholders of the Parent with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of the Parent. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ROTH CH ACQUISITION CO.
Cayman Islands Exempted Company
(Company Number WC-________)
2340 Collins Avenue; Suite 402, Miami Beach, FL 33141
(949) 720-7133

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [Š]

To the Shareholders of Roth CH Acquisition Co.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”), will be held virtually at [Š], Eastern Time, on [Š]. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [Š]. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of Roth CH (as may be amended from time to time, the “Current Charter”), the physical location of the extraordinary general meeting will be at the offices of Roth CH at 2340 Collins Avenue; Suite 402, Miami Beach, FL 33141. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1) Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt pursuant to the business combination agreement, dated as of January 28, 2025 (the “Business Combination Agreement”), by and among Roth CH, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub” or “Pubco”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement, and at least one Business Day after the closing of the Domestication Merger, defined below, the following: (a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger” and collectively with the Domestication Merger and the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”). We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2) Proposal No. 2 — The Domestication Merger Proposal — To consider and vote upon a proposal to approve by way of a special resolution and adopt the domestication of Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”) pursuant to the Business Combination Agreement, and at least one Business Day prior to the closing of the Acquisition Merger and on the terms and subject to the conditions of the Business Combination Agreement, the Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” We refer to this proposal as the “Domestication Merger Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(3) Proposal No. 3 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the proposed amended and restated certificate of incorporation (the “Proposed Charter”) and the proposed amended and restated bylaws (“Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Domesticated Parent (a corporation incorporated in the State of Delaware), (the “Organizational Documents Proposal”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

(4) Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon the following five (5) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Current Charter and the Proposed Organizational Documents:

(A) Advisory Organizational Documents Proposal 4A (Authorized Shares) — authorize the amendment and redesignation of the authorized share capital of Roth CH from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH, to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Advisory Organizational Documents Proposal 4A”).

(B) Advisory Organizational Documents Proposal 3B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”) (“Advisory Organizational Documents Proposal 4B”).

(C) Advisory Organizational Documents Proposal 3C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Domesticated Parent entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article FIFTH, Article SEVENTH, Article EIGHTH, Article TENTH, Article ELEVENTH, and this requirement in Article NINTH of the Proposed Charter (“Advisory Organizational Documents Proposal 4C”).

(D) Advisory Organizational Documents Proposal 3D (Removal of Directors) — to approve provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 4D”).

(E) Advisory Organizational Documents Proposal 3E (Name Change) — to approve the change of the name of the Domesticated Parent to “SharonAI Holdings, Inc.” (“Advisory Organizational Documents Proposal 4E”).

(5) Proposal No. 5 — Directors Proposal — A proposal to elect James Manning, Peter Woodward, Alastair Cairns, Wolfgang Schubert and Brent Lanier as the directors Domesticated Parent, with James Manning to serve until the 2028 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation, removal or death, with each of Peter Woodward and Alastair Cairns to serve until the 2027 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death, and with each of Wolfgang Schubert and Brent Lanier to serve until the 2026 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death (the “Directors Proposal”).

(6) Proposal No. 6 — The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Equity Incentive Plan (the “Equity Incentive Plan Proposal”).

(7) Proposal No. 7 — The Reverse Stock Split Proposal — To consider and vote upon a proposal to approve, if each of the Business Combination, the Domestication Merger and the Proposed Charter is approved and takes effect, to combine Pubco outstanding shares of Class A Ordinary Common Stock and Class B Super Common Stock following the Business Combination into a lesser number of outstanding shares (the “Reverse Stock Split”) and proportionately reduce the number of shares of Class A Ordinary Common Stock and Class B Super Common Stock authorized (the “Capital Stock Reduction”), giving the board of directors of Pubco the sole discretion to effect the Reverse Stock Split and Capital Stock Reduction, if at all, within one (1) year of the date the proposal is approved by stockholders and to fix the specific ratio within a range of one-for-two (1-for-2) to a maximum of a one-for-one hundred and fifty (1-for-150) reverse split.

(8) Proposal No. 8 — The YA Stock Issuance Proposal — To consider and vote upon a proposal to approve, if each of the Business Combination, the Domestication Merger and the Proposed Charter is approved and takes effect, the issuance of all shares of Pubco Class A Ordinary Common Stock which may be issuable to YA II PN, Ltd. (“YA”) pursuant to certain Convertible Notes and the SEPA.

(9) Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposal Nos. 1, 2, 3, 5 and 6 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal 4A-E and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of Proposal Nos. 7 and 8 are conditioned on the approval of Proposal Nos. 1, 2 and 3, but Proposal Nos. 1, 2 and 3 are not conditioned on the approval of Proposal No. 7 or 8. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

Only holders of record of Roth CH Ordinary Shares at the close of business on [*], 2025 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Roth CH’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Roth CH’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page [46] of this proxy statement/prospectus.

After careful consideration, the board of directors of Roth CH (the “Roth CH Board”) has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination Proposal, and “FOR” all other proposals presented to Roth CH’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the Roth CH Board, you should keep in mind that Roth CH’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Additionally, the Insiders have the right to vote an aggregate of 43,679,167 shares, or approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares, and the Sponsor owns the sole outstanding Roth CH Class B Ordinary Share. Accordingly, the Sponsor will be able to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The Business Combination Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of Roth CH and SharonAI; and (b) the effectiveness of the registration statement on Form S-4 filed by Roth CH of which the accompanying proxy statement/prospectus forms a part.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The approval of the Organizational Documents Proposal and the Domestication Merger requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes cast by the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

The Sponsor and each director and officer of Roth CH (collectively, the “Insiders”) have agreed to, among other things, vote in favor of the Proposed Transaction. The Sponsor together with each of the directors and officers of Roth CH, own 43,679,167 Roth CH Ordinary Shares, including 75,000 Roth CH Class B Ordinary Shares, plus 8,062,500 Private Placement Warrants to purchase Roth CH Class A Ordinary Shares. As a result, as of the date of the accompanying proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, the Insiders will be able to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal, even if all other outstanding shares are voted against such proposals.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Roth CH Ordinary Shares, please contact Advantage Proxy, Inc., our proxy solicitor, by email at Karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565. This notice of extraordinary general meeting and the proxy statement/prospectus are available at [Š].

Thank you for your participation. We look forward to your continued support. By Order of the Board of Directors of Roth CH Acquisition Co.

Byron Roth

Chairman of the Board of Directors

The accompanying proxy statement/prospectus is dated [Š], 2025 and is first being mailed to shareholders on or about [Š], 2025.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Roth CH, constitutes a prospectus of Pubco under Section 5 of the Securities Act, with respect to the Pubco Common Stock and Pubco Warrants to be issued to Roth CH shareholders and warrantholders and SharonAI equityholders if the Business Combination described herein is consummated. This document also constitutes a proxy statement of Roth CH under Section 14(a) of the Exchange Act, and a notice of meeting with respect to the extraordinary general meeting of Roth CH.

You should rely only on the information contained in this proxy statement/prospectus. Roth CH and SharonAI have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [Š], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written request to Roth CH’s Chief Executive Officer at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141; or to Advantage Proxy LLC, our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of Roth CH to be held virtually on [Š], you must request the information no later than five business days prior to the date of the extraordinary general meeting, by [Š].

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Roth CH” refer to Roth CH Acquisition Co. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, Roth CH will be renamed “SharonAI Inc.” and referred to in this document as Pubco.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Pubco, the Sponsor, certain SharonAI shareholders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/ prospectus as Annex G.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Roth CH that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Advantage Proxy” means Advantage Proxy, Inc., proxy solicitor to Roth CH.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Organizational Documents.

“Aggregate Fully Diluted SharonAI Capital Stock” means the sum, without duplication, of (a) all shares of SharonAI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of SharonAI Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of SharonAI Common Stock issuable upon conversion of all shares of SharonAI Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (d) the aggregate number of shares of SharonAI Common Stock issuable upon full conversion, exercise, settlement or exchange of any SharonAI Stock Rights outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of SharonAI Common Stock.

“Aggregate Merger Consideration” means the aggregate of 560,835,633 shares of Pubco Common Stock, plus any shares of Pubco Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement.

“Ancillary Agreements” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case that was executed and delivered on the date of the Business Combination Agreement or on or prior to the date of Closing by Roth CH, Merger Sub, the Sponsor, SharonAI, a SharonAI securityholder and/or any of their respective affiliates, including, the A&R Registration Rights Agreement, the Proposed Charter, the Proposed Bylaws, A&R Registration Rights Agreement, the Sponsor Support Agreement and the SharonAI Support Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 28, 2025, by and among Roth CH, Merger Sub, SharonAI and Roth CH Holdings, Inc., and as it may be further amended and/or restated from time to time. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. A copy of the Business Combination Agreement and the Amendment is attached to this proxy statement/ prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Current Charter” means Roth CH’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Class A Ordinary Common Stock” means the Class A Ordinary Common Stock, par value $0.0001 per share, of Pubco.

“Class B Super Common Stock” means the Class B Super Common Stock, par value $0.0001 per share, of Pubco.

“Closing” means the closing of the Proposed Transaction.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Directors Proposal and the Equity Incentive Plan Proposal.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted SharonAI Capital Stock immediately prior to Effective Time.

“Convertible Notes” means convertible promissory notes issued or assumed by Pubco under or in connection with the SEPA.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the merger of Roth CH with and into Roth CH Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Roth CH, upon which the separate existence of Roth CH will cease and Roth CH Holdings, Inc. will be the surviving corporation (such surviving company, “Pubco”) in accordance with the DGCL, the Companies Act, the Plan of Merger, which is filed as Exhibit 3.8 to this proxy statement/prospectus (the “Plan of Merger”), and the Current Charter.

“Domestication Merger Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Equity Incentive Plan” means the Pubco 2025 Omnibus Equity Incentive Plan, which will become effective upon the Closing. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C.

“Equity Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of Roth CH’s shareholders, to be held virtually at [Š], Eastern Time on [Š], via live webcast at [Š], and any adjournments or postponements thereof.

“Former Sponsor” means TKB Sponsor I, LLC.

“Founder Shares” means the 5,750,000 shares of Class B Ordinary Shares acquired by the Former Sponsor prior to the IPO for the purchase price of $25,000. Of the 5,750,000 shares of Class B Ordinary Shares, 5,675,000 shares of Class B Ordinary Shares have been converted into Class A Ordinary Shares, thus leaving only 75,000 Class B Ordinary Shares issued and outstanding.

“GAAP” means U.S. generally accepted accounting principles.

“IRS” means the U.S. Internal Revenue Service.

“Insiders” means the Sponsor and each director and officer of Roth CH.

“IPO” or “Initial Public Offering” means Roth CH’s initial public offering of the 23,000,000 Units, (consisting of Roth CH Class A Ordinary Shares, one-half of one warrant to purchase one Class A Ordinary Share at a price of $11.50 per share) pursuant to registration statements on Form S-1 declared effective by the SEC on October 26, 2021 (SEC File No. 333-260167). On October 29, 2021, Roth CH completed its initial public offering.

“Merger” means the statutory merger of Merger Sub with and into SharonAI pursuant to the terms of the Business Combination Agreement with SharonAI continuing as the surviving entity and a wholly-owned subsidiary of Pubco and changing its name to “SharonAI Holdings, Inc.”.

“Merger Sub” means Roth CH Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Roth CH.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Charter and the Proposed Bylaws. A copy of each of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“OTC” means the OTC Markets Group, Inc. - Pink Open Market.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, joint stock company, governmental authority or instrumentality or other entity or organization of any other kind.

“PIPE Financing” means any purchase by investors of Roth CH shares in connection with a private placement at or prior to the Closing on terms mutually agreeable to Roth CH and SharonAI, acting reasonably. At the time of this filing, there is no commitment for any PIPE Financing and there can be no assurance that Roth CH and SharonAI will enter into agreements for any PIPE Financing.

“Private Placement Shares” means the Roth CH Class A Ordinary Shares underlying the Private Placement Warrants.

“Private Placement Warrants” means Roth CH 10,750,000 private placement warrants, each exercisable for one Roth CH Class A Ordinary Share at a price of $11.50 per share.

“Proposed Bylaws” mean the proposed bylaws of Domesticated Parent to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Charter” means the proposed certificate of incorporation of Domesticated Parent to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Charter and the Proposed Bylaws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Business Combination Agreement and the other agreements contemplated therein.

“Pubco” or “Domesticated Parent” means Roth CH Holdings, Inc. following its merger with Roth CH (which will be renamed “SharonAI Holdings, Inc.”).

“Pubco Board” means the board of directors of Pubco subsequent to the Closing.

“Pubco Common Stock” or “Domesticated Parent Common Stock” or “Common Stock of Pubco” or “Common Stock of Domesticated Parent” means Pubco Class A Ordinary Common Stock or Pubco Class B Super Common Stock.

“Pubco Security” means a share of Pubco Common Stock or an Pubco Warrant.

“Pubco Warrant” means a Roth CH Warrant that will become exercisable for one share of Pubco Class A Ordinary Common Stock subsequent to the Closing.

“Public Rights” means the rights included in the Roth CH Units, each right entitles the holder thereof to one-tenth of one Roth CH Class A Ordinary Share.

“Public Shareholders” means the holders of Roth CH Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the Roth CH Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the Roth CH Units or thereafter in the open market) and, following the Domestication, the shares of Pubco Class A Ordinary Common Stock received in connection with the Domestication upon conversion of such Roth CH Class A Ordinary Shares.

“Public Warrant Holders” means the holders of the Public Warrants of Roth CH.

“Public Warrants” means the Roth CH Warrants sold in the IPO (whether they were purchased in the IPO as part of the Roth CH Units or thereafter in the open market).

“Record Date” means [       ], 2025.

“Roth CH” means Roth CH Acquisition Co. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“Roth CH Board” means the board of directors of Roth CH prior to the Closing.

“Roth CH Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of Roth CH, par value $0.0001 per share.

“Roth CH Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of Roth CH, par value $0.0001 per share.

“Roth CH Ordinary Shares” means, collectively, the Roth CH Class A Ordinary Shares and the Roth CH Class B Ordinary Shares.

“Roth CH Warrant” means a redeemable warrant exercisable for one Roth CH Class A Ordinary Share at an exercise price of $11.50 per share.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEPA” means a Standby Equity Purchase Agreement, substantially attached hereto as Annex H, proposed to be entered into after the Business Combination by Pubco with YA II PN (“YA”), under which $2.5 million of convertible promissory notes issued by SharonAI would be assumed by Pubco, YA would provide an additional $5 million of advances evidenced by convertible promissory notes that are convertible into shares of Pubco’s Class A Ordinary Common Stock and Pubco would have the right to issue and sell up to $50 million of its Class A Ordinary Common Stock on a standby and as-needed basis to YA with the number of shares and pricing subject to terms including pricing periods, conversion prices, and volume-weighted average price (VWAP) adjustments.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Organizational Documents Proposal, (d) the Advisory Organizational Documents Proposals, (e) the Directors Proposal, (f) the Equity Incentive Plan Proposal, (g) the Reverse Stock Split Proposal, (h) the YA Stock Issuance Proposal, and (i) the Adjournment Proposal, if presented.

“SharonAI” or the “Company” means SharonAI Inc., a Delaware corporation, and, if the context requires, SharonAI Inc. together with its subsidiaries.

“SharonAI Board” means the board of directors of SharonAI prior to the Closing.

“SharonAI Common Stock” means the common stock, $0.0001 par value per share, of SharonAI.

“SharonAI Preferred Stock” means the SharonAI Series A Preferred Stock and the SharonAI Series B Preferred Stock.

“SharonAI Series A Preferred Stock” means the SharonAI Series A Preferred Stock, par value $0.0001 per share.

“SharonAI Series B Preferred Stock” means the SharonAI Series B Preferred Stock, par value $0.0001 per share.

“SharonAI Stock Rights” means: (i) all outstanding SharonAI stock options, (ii) all outstanding warrants issued by SharonAI, and (iii) all other awards (as defined and contemplated in the SharonAI 2024 Omnibus Equity Incentive Plan), vested or unvested, or any other security convertible into or exchangeable for any such security.

“SharonAI Stockholder” means a holder of shares of SharonAI Common Stock or SharonAI Preferred Stock prior to the Closing.

“SharonAI Support Agreement” means the support agreement, dated as of January 28, 2025, entered by and among Roth CH, SharonAI and certain stockholders of SharonAI, as it may be amended and supplemented from time to time, pursuant to which such SharonAI stockholders have agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the SharonAI Support Agreement is attached to this proxy statement/prospectus as Annex E.

“Sponsor” means Roth Capital Partners and Craig-Hallum Capital Group LLC

“Sponsor Securities” means 43,604,167 Class A Ordinary Shares and 75,000 Class B Ordinary Shares held by the Sponsor and the 8,062,500 private placement warrants held by the Sponsor.

“Sponsor Support Agreement” means the Sponsor support agreement, dated as of January 28, 2025, entered by and among Roth CH, SharonAI and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which the Sponsor has agreed, among other things, to vote in favor of the adoption and approval of the Business Combination. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex D.

“TKB Sponsor” means TKB Sponsor I, LLC, a Cayman Islands limited partnership, who was the original sponsor of Roth CH and transferred a majority of its securities in Roth CH to the Sponsor on June 25, 2023.

“TKB Sponsor Securities” means 1,437,500 of the Founder Shares and 2,687,500 private placement warrants held by TKB Sponsor.

“Warrant Agreement” means the Warrant Agreement, dated as of October 26, 2021, between Roth CH and Continental Stock Transfer & Trust, as warrant agent, which governs Roth CH’s outstanding warrants.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which SharonAI competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by SharonAI based on such sources and SharonAI’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which SharonAI operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to SharonAI’s Business” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for Roth CH and SharonAI to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

●	the benefits of the Proposed Transaction;

●	the ability to consummate the Business Combination;

●	the future financial performance of Pubco following the Proposed Transaction;

●	changes in the market for SharonAI’s products and services; and

●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/ prospectus and Roth CH and SharonAI managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Roth CH, SharonAI and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Roth CH’s or SharonAI’s views as of any subsequent date. Neither Roth CH nor SharonAI undertakes any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Business Combination Agreement;

●	estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the Proposed Transaction;

●	risks relating to the uncertainty of the projected financial information with respect to Pubco;

●	the outcome of any legal proceedings that may be instituted against SharonAI or Roth CH following announcement of the Proposed Transaction and transactions contemplated thereby;

●	the inability to complete the Proposed Transaction due to the failure to obtain approval of the Roth CH shareholders or the failure of Roth CH to meet the conditions to closing in the Business Combination Agreement;

●	Pubco’s public securities’ liquidity and trading;

●	the risk that the Proposed Transaction disrupts current plans and operations;

●	the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of Pubco to grow and manage growth profitably;

●	costs related to the Proposed Transaction;

●	SharonAI’s ability to obtain sufficient additional financing, on acceptable terms or at all, and ability to continue as a going concern;

●	the impact of SharonAI’s remaining indebtedness outstanding following the Proposed Transaction;

●	changes in the market in which SharonAI competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

●	the impact of macroeconomic events, such as inflation, recessions or depressions, and war or fears of war;

●	changes in the vertical markets that SharonAI targets;

●	the impact of current or future government regulation and oversight, including the U.S. federal, state and local authorities;

●	the ability to launch new SharonAI services and products or to profitably expand into new markets;

●	the ability to execute SharonAI’s growth strategies, including identifying and executing acquisitions;

●	the ability to develop and maintain effective internal controls and procedures, correct or remediate the previously identified material weakness, or correct or remediate any future identified material weaknesses;

●	the exposure to any liability, protracted and costly litigation or reputational damage relating to SharonAI’s data security;

●	the possibility that SharonAI or Roth CH may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under “Risk Factors” of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ROTH CH

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to Roth CH’s shareholders. Roth CH urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at [Š], Eastern Time, on [Š], virtually via live webcast. For the purposes of Cayman Islands law and the Current Charter (as defined herein), the physical location of the extraordinary general meeting will be at the offices of Roth CH at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141. To participate in the extraordinary general meeting online, visit [Š] and enter the 12-digit control number included on your proxy card. You may register for the extraordinary general meeting as early as [Š], Eastern Time, on [Š]. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus because you are a shareholder of Roth CH and you are entitled to vote at the extraordinary general meeting to approve the matters set forth herein. This document serves as:

●	a proxy statement of Roth CH to solicit proxies for the extraordinary general meeting on the matters set forth herein;

●	a prospectus of Pubco to offer Pubco Common Stock and Pubco Warrants to the Roth CH shareholders and warrantholders in the Domestication and to the SharonAI equityholders in the Merger; and

●	a prospectus of Pubco for the sale by the selling stockholders of the Pubco Common Stock and Pubco Warrants received in the Business Combination.

Roth CH shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Proposed Transaction. The Business Combination Agreement provides for, among other things, (i) the Merger and Domestication of Roth CH and (ii) the Merger of Merger Sub with and into SharonAI, with SharonAI surviving the Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/ prospectus. See “The Business Combination Proposal” and “The Domestication Merger Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF Roth CH AND SHARONAI.

Q.	What proposals are shareholders of Roth CH being asked to vote upon?

A.	At the extraordinary general meeting, Roth CH is asking holders of Roth CH Ordinary Shares to consider and vote upon:

●	The Business Combination Proposal;

●	The Domestication Merger Proposal;

●	The Organizational Documents Proposal;

●	The Advisory Organizational Documents Proposals;

●	The Equity Incentive Plan Proposal;

●	The Reverse Stock Split Proposal;

●	The YA Stock Issuance Proposal; and

●	The Adjournment Proposal, if presented.

If Roth CH’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Merger Proposal,” “The Organizational Documents Proposal,” and “The Equity Incentive Plan Proposal,” of this proxy statement/prospectus, respectively.

Roth CH will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Roth CH should read it carefully.

After careful consideration, the Roth CH Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Organizational Documents Proposal, (d) the Advisory Organizational Documents Proposals, (e) the Equity Incentive Plan Proposal, (f) the Reverse Stock Split Proposal, (g) the YA Stock Issuance Proposal and (h) the Adjournment Proposal, if presented, are in the best interests of Roth CH and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.	Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. The Reverse Stock Split Proposal and the YA Stock Issuance Proposal are both conditioned on the approval of the Business Combination Proposal, the Domestication Merger Proposal and the Organizational Documents Proposal.

Q.	Why is Roth CH proposing the Proposed Transaction?

A.	Roth CH was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

SharonAI is a High-Performance Computing (“HPC”) business focused on Artificial Intelligence (“AI”), Cloud GPU Compute Infrastructure and Data Storage.

Based on Roth CH’s due diligence investigations of SharonAI and the industry in which it operates, including the financial and other information provided by SharonAI in the course of Roth CH’s due diligence investigations, the Roth CH Board believes that the Proposed Transaction with SharonAI is in the best interests of Roth CH and presents an opportunity to increase shareholder value. However, there is no assurance that the Proposed Transaction with SharonAI will increase shareholder value. See “The Business Combination Proposal — Roth CH Board of Director’s Reasons for the Approval of the Business Combination” for additional information.

Although the Roth CH Board believes that the Proposed Transaction with SharonAI presents an attractive business combination opportunity and is in the best interests of Roth CH and its shareholders, the Roth CH Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in “The Business Combination Proposal — Roth CH Board of Director’s Reasons for the Approval of the Business Combination,” as well as in “Risk Factors — Risks Related to SharonAI’s Business”.

Q.	What will SharonAI Securityholders receive in connection with the Business Combination?

A.	Under the Business Combination Agreement, the holders of shares of SharonAI Capital Stock immediately prior to the Closing will receive the “Aggregate Merger Consideration” of 560,835,633 shares of Pubco Common Stock, plus any shares of Pubco Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement, in exchange for their outstanding equity interests, as set forth in more detail below.

Pursuant to the Business Combination Agreement, at the Effective Time, each SharonAI Stock Right shall be cancelled, extinguished and converted into a right to acquire, subject to substantially the same terms and conditions as were applicable under such SharonAI Stock Right (including expiration date, vesting conditions, and exercise provisions), the number of Pubco shares of Class A Ordinary Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of SharonAI Common Stock subject to such SharonAI Stock Right as of immediately prior to the Effective Time by the Conversion Ratio, with an exercise price per Pubco share of Class A Ordinary Common Stock (rounded down to the nearest whole cent), if applicable, equal to (A) the exercise price per share of SharonAI Common Stock of such SharonAI Stock Right divided by (B) the Conversion Ratio (a “Converted Stock Right”); provided, however, that the exercise price and the number of Pubco shares of Class A Ordinary Common Stock covered by each Converted Stock Right shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder, if applicable. At the Effective Time, Pubco will assume all obligations of SharonAI with respect to each Converted Stock Right.

The “Conversion Ratio” is the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the “Aggregate Fully Diluted SharonAI Capital Stock”, which means: the sum, without duplication, of (a) all shares of SharonAI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of SharonAI Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of SharonAI Common Stock issuable upon conversion of all shares of SharonAI Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (d) the aggregate number of shares of SharonAI Common Stock issuable upon full conversion, exercise, settlement or exchange of any SharonAI Stock Rights outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of SharonAI Common Stock.

Q.	What equity stake will current Roth CH shareholders and SharonAI Securityholders hold in Pubco immediately after the consummation of the Proposed Transaction?

A.	It is anticipated that, following the Business Combination, an aggregate of 573,915,588 shares of Pubco Common Stock will be outstanding, and based on SharonAI’s balance of capital stock as of April 30, 2025, comprised of: (i) 521,820,420 Pubco shares of Class A Ordinary Common Stock and 6,816,948 Pubco shares of Class B Super Common Stock, issued to SharonAI Securityholders in the Merger, constituting approximately 92.11% of the outstanding Pubco Common Stock from an economic perspective and 97.27% of the outstanding Pubco Common Stock from a voting perspective; (ii) 45,116,667 shares of Pubco Common Stock issued to the Sponsor and Former Sponsor (includes 75,000 Class B ordinary Shares), constituting approximately 7.86% of the outstanding shares of Pubco Common Stock from an economic perspective and 2.72% of the outstanding Pubco Common Stock from a voting perspective; and (iii) 161,553 shares of Pubco Common Stock held by Public Shareholders after the conversion of the Roth CH Rights, or 0.03% of the outstanding Pubco Common Stock from an economic perspective and 0.01% of the outstanding Pubco Common Stock from a voting perspective. These percentages assume that no Roth CH Warrants will be exercised and there are no other issuances of equity securities of Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the Equity Incentive Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by Roth CH’s existing shareholders in the combined company will be different.

The following summarizes the pro forma ownership of Pubco Class A Ordinary Common Stock and Pubco Class B Super Common Stock immediately following the Business Combination.

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	90.92%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	1.19%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	7.61%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.25%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.03%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	573,915,588	100%

Stockholders will experience additional dilution to the extent Pubco issues additional shares of Common Stock after the closing of the Business Combination. The table above excludes any shares that will be issuable upon the exercise or settlement of: (i) the 10,750,000 Private Warrants, (ii) the 11,500,000 public warrants; or any of the Company’s Converted Stock Rights, including stock options, warrants and RSU’s, totaling approximately 32,198,265 shares. The table also excludes any shares that might be issued in connection with the YA Stock Issuance Proposal.

Although shares of Class A Ordinary Common Stock and Class B Common Stock have identical economic rights, each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Class A Ordinary Common Stock held and one hundred and sixty (160) votes for each share of Class B Super Common Stock held.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Condensed Combined Pro Forma Financial Information”. For more information, including the ownership percentages reflecting the effect of certain dilutive securities, see the section entitled “The Business Combination Proposal — Ownership of Pubco after the Closing”.

Q.	Do any conflicts of interest exist relating to the Merger?

A.	Yes. Since the Insiders, have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Class A Ordinary Shares, a conflict of interest may exist in determining whether the Business Combination with SharonAI is appropriate. When you consider the recommendation of the Roth CH Board in favor of approval of the Business Combination, you should keep in mind that the Insiders, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the Roth CH shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

●	The beneficial ownership of the Sponsor and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares which were acquired prior to the IPO for an aggregate purchase price of $25,000.

●	If the Business Combination is consummated, the Insiders and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares with an aggregate market value of approximately $45.1 million, based on had a most recent previous closing price of the Roth CH Class A Ordinary Shares of $1.00 as of August 6, 2025 as reported on the OTC.

●	the continued indemnification of current directors and officers of Roth CH and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

These interests may influence Roth CH’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Roth CH Board when it approved the Business Combination. For more information, please see Section - “DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF Roth CH PRIOR TO THE BUSINESS COMBINATION - Conflicts of interest” on page [214].

Q.	How has the announcement of the Proposed Transaction affected the trading price of the Roth CH Class A Ordinary Shares?

A.	On January 28, 2025, the last trading date prior to the public announcement of the Proposed Transaction, Roth CH Class A Ordinary Shares [OTC Markets: USCTF] and Public Warrants [OTC Markets: USTWF] had most recent previous closing prices of $0.03 and $0.0093, respectively. As of August 6, 2025, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each Roth CH Class A Ordinary Shares [OTC Markets: USCTF] and Public Warrants [OTC Markets: USTWF] closed at $1.00 and $0.04, respectively.

Q.	Why is Roth CH proposing the Domestication?

A.	The Roth CH Board believes that there are significant advantages to Pubco that will arise as a result of a change of Roth CH’s domicile to the State of Delaware. Further, the Roth CH Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Roth CH Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of Roth CH and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in “The Domestication Merger Proposal — Reasons for the Domestication”.

To effect the Domestication, Roth CH will merge with and into Roth CH Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Roth CH, upon which the separate existence of Roth CH will cease and Roth CH Holdings, Inc. will be the surviving corporation (such surviving company “Pubco”) in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Plan of Merger, which is filed as Exhibit 3.8 to this proxy statement/ prospectus (the “Plan of Merger”), and the amended and restated memorandum and articles of association of Roth CH (as may be amended from time to time, the “Current Charter”),

The approval of the Domestication Merger Proposal is a condition to the Closing under the Business Combination Agreement. The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law of holders of Roth CH Ordinary Shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and who does so at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.	What amendments will be made to the Current Charter?

A.	The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication.

Accordingly, in addition to voting on the Proposed Transaction, Roth CH’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Current Charter, in each case, under the Companies Act, with the Proposed Charter and the Proposed Bylaws, in each case, under the DGCL, which differ materially from the Current Charter. These differences are discussed in greater detail in “The Domestication Merger Proposal” of this proxy statement/prospectus.

Q.	How will the Domestication affect my Roth CH Class A Ordinary Shares, Roth CH Warrants, Roth CH Rights and Roth CH Units?

A.	In connection with the Domestication, at the effective time of the Domestication, (i) each then issued and outstanding Roth CH Class A Ordinary Share will convert automatically, on a one-for-one basis, into one Pubco share of Class A Ordinary Common Stock; (ii) each then issued and outstanding Roth CH Warrant (including each Private Placement Warrant) will become exercisable for one Pubco share of Class A Ordinary Common Stock having the same terms and subject to the same conditions of such Roth CH Warrant; and (iii) each then issued and outstanding Roth CH Unit will separate and convert automatically into one Pubco share of Class A Ordinary Common Stock, one-half of one Pubco Warrant and the right to receive one-tenth of a Pubco share of Class A Ordinary Common Stock, therefore for every ten Rights, the holder will receive one Pubco share of Class A Ordinary Common Stock.

Q.	Will holders of Public Shares, Public Rights or Public Warrants be subject to U.S. federal income tax on the Pubco Common Stock or Pubco Warrants received in the Domestication?

A.	As discussed more fully under “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities,” the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a Domestication of a corporation holding only investment-type assets such as Roth CH, the qualification of the Domestication as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Domestication so qualifies, then a U.S. Holder (as defined in Material U.S. Federal Income Tax Considerations) will be subject to Section 367(b) of the Code and, as a result:

●	a U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Roth CH stock entitled to vote and less than 10% of the total value of all classes of Roth CH stock will generally not recognize any gain or loss and will generally not be required to include any part of Roth CH’s earnings in income pursuant to the Domestication;

●	a U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Roth CH shares entitled to vote and less than 10% of the total value of all classes of Roth CH shares will generally recognize gain (but not loss) on the exchange of Public Shares for Pubco Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. Roth CH does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

●	a U.S. Holder who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Roth CH shares entitled to vote or 10% or more of the total value of all classes of Roth CH shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Roth CH does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Roth CH securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Roth CH securities for Pubco securities pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of Pubco securities received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Roth CH securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities — Passive Foreign Investment Company Status.”

If the Domestication does not qualify as a reorganization, then a U.S. Holder that exchanges its Roth CH securities for Pubco securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Common Stock and Pubco Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares, Public Rights and Public Warrants exchanged.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of Public Shares after the Domestication.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication.

Q.	How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post-Business Combination?

A.	The Public Warrants are identical to the Private Placement Warrants in their respective material terms and provisions, except that the Private Placement Warrants will not be redeemable by Roth CH so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by Roth CH and exercisable by the holders on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the consummation of the Business Combination. The aforementioned terms of the Private Placement Warrants are detailed in the Warrant Agreement and are not modified as a result of the Business Combination.

Following the consummation of the Business Combination, Pubco has the ability to redeem the outstanding Public Warrants for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, if, among other things, the closing price of Pubco shares of Class A Ordinary Common Stock is equal to or exceeds $18.00 per share (as adjusted for sub share sub divisions, share capitalizations, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending three business days prior to the date on which Pubco sends the notice of redemption to warrant holders. The value received upon redemption of the warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants.

In addition, Pubco will have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, if, among other things, the last reported sale price of the Pubco shares of Class A Ordinary Common Stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days prior to the date on which Pubco sends the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their Public Warrants on a cashless basis prior to redemption for a number of the Pubco shares of Class A Ordinary Common Stock determined based on the redemption date and the fair market value of the Pubco shares of Class A Ordinary Common Stock. If the reference value is less than $18.00 per share, the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above. Any such redemption may have similar consequences to a cashless redemption described in “Description of Pubco’s Securities — Redemption of Pubco Warrants when the price per share of Pubco shares of Class A Ordinary Common Stock equals or exceeds $10.00”. In addition, such redemption may occur at a time when the warrants are “out-of-the-money”, in which case warrant holders would lose any potential embedded value from a subsequent increase in the value of Pubco shares of Class A Ordinary Common Stock had the warrants remained outstanding. For more information, see “Description of Pubco’s Securities — Warrants — Public Warrants”.

In the event that Pubco determines to redeem the Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement, Pubco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q.	What conditions must be satisfied to complete the Proposed Transaction?

A.	The Business Combination Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of Roth CH and SharonAI; (ii) the effectiveness of the Registration Statement; (iii) the Domestication shall have been consummated on the day that is at least one Business Day prior to the Closing Date (iv) delivery of the respective certificates, authorizations and certificates of good standing from SharonAI, Roth CH, Roth CH Holdings, Inc. and Merger Sub; (vi) SharonAI shall have obtained certain third-party consents; (vi) SharonAI shall have delivered to Roth CH executed employment agreements with certain employees; and (vii) the size and composition of the post-Closing Pubco Board of Directors shall have been appointed.

For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Business Combination Agreement” beginning on page [135] of this proxy statement/prospectus.

Q.	When is the Proposed Transaction expected to be completed?

A.	It is currently expected that the Proposed Transaction will be consummated in the third quarter of 2025. This date depends, among other things, on the approval of the proposals to be put to Roth CH shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Roth CH’s shareholders at the extraordinary general meeting and Roth CH elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Business Combination Agreement”.

Q.	What happens if the Proposed Transaction is not consummated?

A.	Roth CH will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement.

Q.	What interests do the Sponsor and Roth CH’s current officers and directors have in the Business Combination?

A.	The Sponsor and Roth CH’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others the Business Combination.”

Q.	Following the Proposed Transaction, will Roth CH’s securities trade on a stock exchange?

A.	No. While it is the intent of the parties for Pubco to apply to list the Pubco shares of Class A Ordinary Common Stock on Nasdaq after the Closing, Pubco may not meet the criteria for listing at such time and may require time in order to meet the criteria for listing.

Q.	Do I have appraisal rights or dissenters’ rights in connection with the Proposed Transaction?

A.	No appraisal or dissenters’ rights are available to Roth CH’s shareholders, in connection with the ordinary resolution to approve the Business Combination Proposal. However, in respect of the special resolution to approve the Domestication Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Roth CH’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Roth CH Board has determined that the redemption proceeds payable to Roth CH’s shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Q.	What do I need to do now?

A.	Roth CH urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. Roth CH’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of Roth CH Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law.

Q.	When and where will the extraordinary general meeting be held?

A.	The extraordinary general meeting will be held virtually at [Š], Eastern Time, on [Š]. The extraordinary general meeting will be a virtual meeting conducted via live webcast at [Š]. For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of Roth CH at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141.

Q.	Who is entitled to vote at the extraordinary general meeting?

A.	Roth CH has fixed [*], 2025 as the Record Date for the extraordinary general meeting. If you were a shareholder of Roth CH at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?

A.	Roth CH shareholders are entitled to one vote at the extraordinary general meeting for each Roth CH Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 45,278,220 Roth CH Ordinary Shares issued and outstanding, of which 161,553 were Public Shares held by persons other than the Insiders.

Q.	What constitutes a quorum?

A.	A quorum of Roth CH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the issued and outstanding Roth CH Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Because the Insiders have the right to vote 43,679,167 Roth CH Ordinary Shares, that would be enough to establish a quorum to hold the extraordinary general meeting.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?

A.	The following votes are required to approve each proposal being presented at the extraordinary general meeting:

Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Domestication Merger Proposal — The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law of holders of Roth CH Ordinary Shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders a majority of at two-thirds of votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Directors Proposal — The approval of the Directors Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Equity Incentive Plan Proposal — The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Reverse Stock Split Proposal — The approval of the Reverse Stock Split Proposal requires a special resolution under the Current Charter, being the affirmative vote of the holders a majority of at least two-thirds of votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

YA Stock Issuance Proposal — The approval of the YA Stock Issuance Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

As a result, as of the date of this proxy statement/prospectus, no additional holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Q.	What are the recommendations of the Roth CH Board?

A.	The Roth CH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of SharonAI and Roth CH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Directors Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Reverse Stock Split Proposal, “FOR” the approval of the YA Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, if presented, to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination”.

Q.	How do the Insiders intend to vote their Roth CH Ordinary Shares?

A.	The Sponsor and the officers and directors of Roth CH, who we collectively refer to as the Insiders, have agreed to vote in favor of all the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Class A Ordinary Shares and 75,000 Class B Ordinary Shares. As a result no additional holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination”.

Q.	What happens if I sell my Roth CH Ordinary Shares before the extraordinary general meeting?

A.	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the initially scheduled vote on the Business Combination Proposal.

Q.	How can I vote my shares without attending the extraordinary general meeting?

A.	If you are a shareholder of record of our Roth CH Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by e-mail or by mail by following the instructions provided in the attached or enclosed proxy card, as the case may be, or at the extraordinary general meeting. Please note that if you are a beneficial owner of Roth CH Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Shareholders may send a later-dated, signed proxy card to Roth CH’s Chairman at Roth CH’s address set forth below so that it is received by Roth CH’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on [Š]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Roth CH’s Chairman, which must be received by Roth CH’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.	If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of Roth CH. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled vote on the Business Combination Proposal.

Q.	What happens if I vote against the Business Combination Proposal?

A.	If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Merger Proposal, the Organizational Documents Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

Because the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal.

Q.	What should I do with my share certificates, warrant certificates or unit certificates?

A.	Upon the Domestication, holders of Roth CH Units, Roth CH Class A Ordinary Shares and Roth CH Warrants will receive Pubco shares of Class A Ordinary Common Stock and Pubco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Roth CH Units, Roth CH Class A Ordinary Shares, or Roth CH Warrants.

Q.	What should I do if I receive more than one set of voting materials?

A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Roth CH Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.	Roth CH will pay the cost of soliciting proxies for the extraordinary general meeting. Roth CH has engaged Advantage Proxy to assist in the solicitation of proxies for the extraordinary general meeting. Roth CH has agreed to pay Advantage Proxy a fee of $8,500, plus disbursements. Roth CH will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Roth CH Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Roth CH Class A Ordinary Shares and in obtaining voting instructions from those owners. Roth CH’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?

A.	The preliminary voting results will be expected to be announced at the extraordinary general meeting.

Roth CH will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Advantage Proxy, Inc.

Tel: 877-870-8565 (toll-free) or 206-870-8565
(banks and brokers can call collect) Email: karen@advantageproxy.com

You also may obtain additional information about Roth CH from documents filed with the SEC by following the instructions in “Where You Can Find More Information”.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including “Risk Factors”. See also “Where You Can Find More Information”.

Parties to the Business Combination

Roth CH Acquisition Co. (“Roth CH”)

Roth CH is a blank check company incorporated on April 13, 2021 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Roth CH Units, Roth CH Class A Ordinary Shares and Public Warrants are currently traded on OTC under the ticker symbols “USCTF” and “USTWF” respectively.

Roth CH’s principal executive office is located at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141. Its telephone number is (949) 720-7133. Roth CH’s corporate website address is https://www.rothch.com. Roth CH’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/ prospectus.

Roth CH Holdings, Inc.

Roth CH Holdings, Inc. is a wholly-owned subsidiary of Roth CH formed solely for the purpose of effecting the Domestication and the Business Combination. Pursuant to the Domestication, Roth CH will merge with and into Roth CH Holdings, Inc. with Pubco being the surviving entity. Roth CH Holdings, Inc. was incorporated in Delaware on December 30, 2024. Roth CH Holdings, Inc. (post-Merger, “Domesticated Parent” or “Pubco”) owns no material assets and does not operate any business. Roth CH Holdings, Inc. principal executive office is located at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141. Its telephone number is (949) 720-7133.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Roth CH formed solely for the purpose of effecting the Business Combination. Pursuant to the Merger, Merger Sub will merge with and into SharonAI with SharonAI being the surviving entity and becoming a wholly-owned subsidiary of Pubco. Merger Sub was incorporated in Delaware on December 30, 2024. Merger Sub owns no material assets and does not operate any business. Merger Sub’s principal executive office is located at 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141. Its telephone number is (949) 720-7133.

SharonAI

SharonAI is a High-Performance Computing (“HPC”) business focused on Artificial Intelligence (“AI”), Cloud GPU Compute Infrastructure and Data Storage.

SharonAI’s principal executive office is located at 745 Fifth Avenue, Suite 500, New York, NY 10151 and its telephone number is (347) 212-5075. SharonAI’s corporate website address is https:// SharonAI.com/. SharonAI’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/ prospectus.

Roth CH Board of Director’s Reasons for the Approval of the Business Combination

The officers and directors of Roth CH have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of Roth CH to make the necessary analyses and determinations regarding the Business Combination. After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to and in the best interests of Roth CH and its shareholders because they believe that SharonAI is a company with strong revenue growth potential. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board of directors of Roth CH also reviewed various industry and financial data and the due diligence and evaluation materials provided by SharonAI, demonstrating that SharonAI has a business plan dedicated to both to near term cash flow as well as long term growth. For additional information regarding the positive and negative factors the Roth CH Board considered in evaluating the Transactions, see the section entitled “The Business Combination Proposal — Roth CH Board of Directors’ Reasons for the Approval of the Business Combination” on page 132.

Material Financing Transactions

On July 15, 2025, SharonAI entered into a Note Purchase Agreement with YA II PN, Ltd. (“YA”), pursuant to which YA has agreed to advance an aggregate principal amount up to $2.5 million to SharonAI evidenced by convertible promissory notes (“NPA Notes”) that are convertible into shares of common stock of SharonAI, and SharonAI has agreed, in addition to honoring the NPA Notes, to cause Pubco to enter into a Standby Equity Purchase Agreement (“SEPA”) with YA and to assume the obligations of SharonAI under the NPA Notes. The SEPA provides for an additional $5 million of advances evidenced by convertible promissory notes (“SEPA Notes”) that are convertible into shares of Pubco’s Class A Ordinary Common Stock. The SEPA also provides Pubco the right to issue and sell up to $50 million of its Class A Ordinary Common Stock on a standby and as-needed basis to YA with the number of shares and pricing subject to terms including pricing periods, conversion prices, and volume-weighted average price (VWAP) adjustments.

The Proposals to be Submitted at the Extraordinary General Meeting

(1) Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt pursuant to the business combination agreement, dated as of January 28, 2025 (the “Business Combination Agreement”), by and among Roth CH, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub” or “Pubco”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement, and at least one Business Day after the closing of the Domestication Merger, defined below, the following: (a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger” and collectively with the Domestication Merger and the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”). We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

For additional information, see “The Business Combination Proposal,” below.

(2) Proposal No. 2 — The Domestication Merger Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the domestication of Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”) pursuant to the Business Combination Agreement, and at least one Business Day prior to the closing of the Acquisition Merger and on the terms and subject to the conditions of the Business Combination Agreement, the Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” We refer to this proposal as the “Domestication Merger Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(3) Proposal No. 3 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the proposed amended and restated certificate of incorporation (the “Proposed Charter”) and the proposed amended and restated bylaws (“Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Domesticated Parent (a corporation incorporated in the State of Delaware), (the “Organizational Documents Proposal”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

For additional information, see “The Organizational Documents Proposal,” below.

(4) Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon the following five (5) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Current Charter and the Proposed Organizational Documents:

(A) Advisory Organizational Documents Proposal 4A (Authorized Shares) — authorize the amendment and redesignation of the authorized share capital of Roth CH from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH, to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Advisory Organizational Documents Proposal 4A”).

(B) Advisory Organizational Documents Proposal 4B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”) (“Advisory Organizational Documents Proposal 4B”).

(C) Advisory Organizational Documents Proposal43C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Domesticated Parent entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article FIFTH, Article SEVENTH, Article EIGHTH, Article TENTH, Article ELEVENTH, and this requirement in Article NINTH of the Proposed Charter (“Advisory Organizational Documents Proposal 4C”).

(D) Advisory Organizational Documents Proposal 4D (Removal of Directors) — to approve provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 4D”).

(E) Advisory Organizational Documents Proposal 4E (Name Change) — to approve the change of the name of the Domesticated Parent to “SharonAI Holdings, Inc.” (“Advisory Organizational Documents Proposal 4E”).

For additional information, see “The Advisory Organizational Documents Proposal,” below.

(5) Proposal No. 5 — Directors Proposal — A proposal to elect James Manning, Peter Woodward, Alastair Cairns, Wolfgang Schubert and Brent Lanier as the directors Domesticated Parent, with James Manning to serve until the 2028 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation, removal or death, with each of Peter Woodward and Alastair Cairns to serve until the 2027 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death, and with each of Wolfgang Schubert and Brent Lanier to serve until the 2026 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death (the “Directors Proposal”).

For additional information, see “The Directors Proposal,” below.

(6) Proposal No. 6 — The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Equity Incentive Plan (the “Equity Incentive Plan Proposal”).

For additional information, see “The Equity Incentive Plan Proposal,” below.

(7) Proposal No. 7 — The Reverse Stock Split Proposal — To consider and vote upon a proposal to approve, if the Proposed Charter is approved and takes effect, to combine Pubco outstanding shares of Class A Ordinary Common Stock and Class B Super Common Stock following the Business Combination into a lesser number of outstanding shares (the “Reverse Stock Split”) and proportionately reducing the number of shares of Class A Ordinary Common Stock and Class B Super Common Stock authorized (the “Capital Stock Reduction”), giving the board of directors of Pubco the sole discretion to effect the Reverse Stock Split and Capital Stock Reduction, if at all, within one (1) year of the date the proposal is approved by stockholders and to fix the specific ratio within a range of one-for-two (1-for-2) to a maximum of a one-for-one hundred and fifty (1-for-150) reverse split (the “Reverse Stock Split Proposal”).

For additional information, see “The Reverse Stock Split Proposal,” below.

(8) Proposal No. 8 — The YA Stock Issuance Proposal — To consider and vote upon a proposal to approve the issuance of all shares of Pubco Class A Ordinary Common Stock which may be issuable to YA II PN, Ltd. (“YA”) pursuant to certain Convertible Notes and the SEPA (the “YA Stock Issuance Proposal”).

For additional information, see “The The YA Stock Issuance Proposal,” below.

(9) Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

For additional information, see “The Adjournment Proposal,” below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [Š], Eastern Time, on [Š] and will be a virtual meeting conducted via live webcast at [Š]. For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of Roth CH at ___________________________________.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [Š], at [Š]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of Roth CH Ordinary Shares:

●	If your shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to [Š], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

Roth CH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Roth CH Ordinary Shares at the close of business on [*], 2025, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each Roth CH Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Roth CH Warrants do not have voting rights. As of the close of business on the Record Date, there were 45,278,220 Roth CH Ordinary Shares outstanding, of which 161,553 were Public Shares held by persons other than held by the Insiders.

Quorum and Vote of Roth CH Shareholders

A quorum of Roth CH shareholders is necessary to hold a valid meeting. A quorum will be present at the Roth CH extraordinary general meeting if the holders of at least a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

As of the Record Date for the extraordinary general meeting, 22,639,111 Roth CH Ordinary Shares would be required to achieve a quorum. Because the Insiders have the right to vote 43,679,167 the presence at the extraordinary general meeting no additional holders of Ordinary Shares will be needed to establish a quorum.

The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Domestication Merger Proposal — The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes cast by the holders of Roth CH Ordinary Shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Directors Proposal — The approval of the Directors Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Equity Incentive Plan Proposal — The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	Reverse Stock Split Proposal — The approval of the Reverse Stock Split Proposal requires a special resolution under the Current Charter, being the affirmative vote of the holders a majority of at least two-thirds of votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

●	YA Stock Issuance Proposal — The approval of the YA Stock Issuance Proposal requires an [ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting].

●	Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Insiders have agreed to vote all of their Roth CH Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Class A Ordinary Shares and 75,000 Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Directors Proposal, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Ownership of Pubco after the Closing

The following table illustrates estimated ownership levels in Pubco, immediately following the consummation of the Business Combination, excluding the dilutive effect of Public Warrants, Private Placement Warrants, and SharonAI Stock Rights, that will be assumed by Pubco in the Proposed Transaction.

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	90.92%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	1.19%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	7.61%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.25%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.03%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	573,915,588	100%

Dilution

The following table presents the net tangible book value per share, as adjusted, at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

Pro Forma Combined
Offering Price of the Securities in the Initial Registered offering price per share	$10.00
Net tangible book value, as adjusted(1)	$(2,215,881)
As adjusted Shares(2)	45,278,220
Net tangible book value per share, as adjusted, as of June 30, 2025	$(0.05)
Dilution per share to Roth Public Shareholders	$10.05

(1)	See table below for reconciliation of net tangible book value, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

The following table illustrates the net tangible book value, as adjusted, to Roth’s shareholders and decrease in net tangible book value to Roth’s shareholders, excluding the effects of the Business Combination transaction itself.

Pro Forma Combined
Net tangible book value per share, as adjusted, as of June 30, 2025	$(0.05)

Numerator adjustments
Roth’s net tangible book value	$(2,413,706)
Transaction expenses to be incurred by Roth	197,825
As adjusted net tangible book value	$(2,215,881)

Denominator adjustments
Roth Class A Ordinary Common Stock	43,679,167
Roth Class A Ordinary Common Stock held by Former Sponsor	1,437,500
Roth Class A Ordinary Common Stock held by Non-Affiliated Public	161,553
As adjusted Roth’s shares outstanding	45,278,220

For purposes of Item 1604(c)(1) of Regulation S-K, PubCo would have 573,915,588 total shares of common stock outstanding after giving effect to the Business Combination. The company valuation is based on Roth CH’s IPO price of $10.00 and is therefore calculated as: $10.00 (Roth per share IPO price) times 573,915,588 shares, or $5,739,155,880. The following table illustrates the valuation at the offering price of the securities at the Roth CH IPO price of $10.00 per share:

Pro Forma Combined
Roth Class A Ordinary Common Stock valuation based on offering price of the securities in the Roth IPO of $10.00 per share	$436,791,670
Roth Class A Ordinary Common Stock outstanding post Business Combination(1)	43,679,167
SharonAI Class A Ordinary Common Stock valuation based on offering price of the securities in the Roth IPO of $10.00 per share	$5,218,204,200
SharonAI Class A Common Stock outstanding post Business Combination	521,820,420
SharonAI Class B Super Common Stock valuation based on the offering price of the securities in the Roth IPO of $10.00 per share	$68,169,480
SharonAI Class A Super Common Stock outstanding post Business Combination	6,816,948
Roth Class A Ordinary Common Stock held by Former Sponsor valuation based on offering price of the securities in the Roth IPO of $10.00 per share	$14,375,000
Roth Class A Ordinary Common Stock held by Former Sponsor	1,437,500
Roth Class Ordinary Common Stock held by Non-Affiliated Public valuation based on offering price of the securities in the Roth IPO of $10.00 per share	$1,615,530
Roth Class A Ordinary Common Stock outstanding post Business Combination	161,553
Total valuation based on offering price of the securities in Roth IPO of $10.00 per share	$5,739,155,880
Total shares outstanding post Business Combination(1)	573,915,588

*	The required disclosure is not a guarantee that the trading price of the Combined Company will not be below the offering price in the Roth CH IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)	Excludes the dilutive effect of 22,250,000 shares representing 22,250,000 outstanding Roth Warrants.

Dilutive Instruments

In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all Public Warrants and Private Placement Warrants, which are exercisable for one Pubco share of Class A Ordinary Common Stock at a price of $11.50 per share and SharonAI Stock Rights that will be assumed by Pubco in the Proposed Transaction.

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	83.04%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	1.08%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	6.95%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.23%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.03%
Pubco shares of Class A Ordinary Common Stock acquired from SharonAI Stock Rights	32,198,265	5.12%
Pubco shares of Class A Ordinary Common Stock acquired from Public Warrants	11,500,000	1.83%
Pubco shares of Class A Ordinary Common Stock acquired from Private Warrants	10,750,000	1.71%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	628,363,853	100%

The table below is an effort to illustrate the potential dilution of the issuance of shares of Class A Ordinary Common Stock to YA in connection with the SEPA and Convertible Notes. Although the exact number of shares and the price at which they may be sold is not currently known, the table below assumes the maximum number of shares of Class A Ordinary Common Stock based on a floor price of $0.12 per share.

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	49.93%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	0.65%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	4.18%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.14%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.02%
Pubco shares of Class A Ordinary Common Stock acquired from SharonAI Stock Rights	32,198,265	3.08%
Pubco shares of Class A Ordinary Common Stock acquired from Public Warrants	11,500,000	1.10%
Pubco shares of Class A Ordinary Common Stock acquired from Private Warrants	10,750,000	1.03%
Pubco shares of Class A Ordinary Common Stock acquired from full utilization of the SEPA	416,666,667	39.87%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	1,045,030,520	100.00%

Although shares of Class A Ordinary Common Stock and Class B Common Stock have identical economic rights, each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Class A Ordinary Common Stock held and one hundred and sixty (160) votes for each share of Class B Super Common Stock held.

No appraisal or dissenters’ rights are available to Roth CH’s shareholders in connection with the ordinary resolution to approve the Business Combination Proposal. However, in respect of the special resolution to approve the Domestication Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Roth CH’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Roth CH Board has determined that the redemption proceeds payable to Roth CH’s shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Roth CH has engaged Advantage Proxy to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in “Extraordinary General Meeting of Roth CH — Revoking Your Proxy”.

Interests of Roth CH Directors, Officers and Others in the Proposed Transaction

When you consider the recommendation of the Roth CH Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Roth CH’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of Roth CH shareholders and holders of

Public Warrants generally. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as Roth CH’s directors and officers may have influenced their motivation in identifying and selecting SharonAI as a business combination target, completing an initial business combination with SharonAI and influencing the operation of the business following the Closing. In considering the recommendations of the Roth CH Board to vote for the proposals, its shareholders should consider these interests.

Regulatory Matters

Neither Roth CH nor SharonAI is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listing

Our Class A Ordinary Shares and Public Warrants are each quoted on the OTC Markets under the symbols “USCTF,” “and “USTWF,” respectively.

Recommendation to Shareholders of Roth CH

The Roth CH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of Roth CH and Roth CH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, FOR” the approval of the Directors Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Reverse Stock Split Proposal, “FOR” the approval of the YA Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination”.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of the Domestication in connection with the Proposed Transaction, please see “Material U.S. Federal Income Tax Considerations”.

Accounting Considerations

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, Roth CH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SharonAI issuing stock for the net assets of Roth CH, accompanied by a recapitalization. The net assets of Roth CH will be stated at historical cost, with no goodwill or other intangible assets recorded.

Summary Risk Factors

Roth CH believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that neither Roth CH nor SharonAI are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Roth CH or SharonAI in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should carefully consider the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under “Risk Factors.”

●	SharonAI has a limited operating history and history of losses.

●	SharonAI has an evolving business model and strategy.

●	SharonAI’s results of operation may fluctuate significantly and may not reflect the underlying performance of its business.

●	SharonAI may not be able to raise additional capital when needed to grow its business.

●	The cost of obtaining new and replacement equipment has historically been capital-intensive and is likely to continue being capital-intensive.

●	A limited number of customers account for a substantial portion of SharonAI’s revenue. If existing customers do not make subsequent purchases from SharonAI or renew their contracts with SharonAI, or if its relationships with its largest customers are impaired or terminated, SharonAI’s revenue could decline, and its results of operations would be adversely impacted.

●	SharonAI is highly dependent on its key personnel, and if it is not successful in attracting and retaining highly qualified personnel, it may not be able to successfully implement its business strategy.

●	SharonAI may not have, or be able to obtain or maintain, relevant business insurance.

●	If SharonAI fails to effectively manage its growth, this could place strains on its managerial, operational, and financial resources and could adversely affect its business and operating results.

●	SharonAI faces potential risks in connection with growth and acquisitions.

●	SharonAI may acquire other businesses, form joint ventures or acquire other companies or businesses that could negatively affect its operating results, dilute its stockholders’ ownership, increase its debt or cause it to incur significant expense.

●	SharonAI’s future results will suffer if it does not effectively manage its expanded operations.

●	The high performance computing and artificial intelligence industries have significant competition and technological change.

●	SharonAI may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect its business.

●	SharonAI or its suppliers may not be able to procure or repair hardware that is required in its operations.

●	Supply chain and logistics issues may delay expansion plans or increase the cost of constructing infrastructure.

●	Any long-term outage or limitation of the internet and network connections at SharonAI’s sites could materially impact its operations and financial performance.

●	Access to reliable electricity sources at reasonable prices, developed land and co-location arrangements are critical to SharonAI’s growth and profitability.

●	SharonAI faces risks related to system interruption and lack of redundancy.

●	Any critical failure of key electrical or data center equipment may result in material impacts to SharonAI’s operations and financial performance.

●	Serial defects in SharonAI’s GPUs and other equipment may result in failure or underperformance relative to expectations and impact its operations and financial performance.

●	A loss of confidence in SharonAI’s security system, or a breach of its security system, may adversely affect its business.

●	Cyber-security threats pose a challenge to SharonAI’s business and a risk of reputational damage.

●	Cyberattacks and security breaches of cloud services, or those impacting SharonAI’s third parties, could adversely impact its brand and reputation and its business, operating results, and financial condition.

●	SharonAI may be subject to material litigation, investigations or enforcement actions by regulators and governmental authorities.

●	Global climate change and related environmental regulations may have an adverse effect on SharonAI’s business operations and financial position.

●	Changes in tax law may negatively affect SharonAI’s business.

●	SharonAI’s operations could be negatively impacted by import tariffs and/or other government mandates.

●	SharonAI maintains cash deposits in excess of federally insured limits. Adverse developments affecting financial institutions, including bank failures, could adversely affect its liquidity and financial performance.

●	SharonAI’s cash balances are held at a number of financial institutions that expose SharonAI to their credit risk.

●	SharonAI’s results of operations may suffer if it is not able to successfully manage its exposure to foreign exchange rate risks.

●	SharonAI’s international operations subjects it to international operational, financial, legal, political and public health risks which could harm its operating results.

●	If SharonAI fails to succeed in the high performance computing and cloud services market, its revenues, growth prospects, and financial condition could be materially and adversely affected.

●	SharonAI’s high performance computing and cloud services technology and infrastructure may not operate properly or as expected, which could result in fines and monetary penalties, adversely affecting its business, results of operations, and financial condition.

●	SharonAI uses certain open source technology and therefore it may face claims from open source licensors claiming ownership of, or demanding the release of, the technology and any other intellectual property that SharonAI developed using or derived from such open-source technology.

●	Advancements in artificial intelligence may impact the demand for AI and HPC data centers and may reduce the need for HPC and AI-specific data center infrastructure, which could have an adverse effect on SharonAI’s business, results of operations, and financial condition.

●	AI technologies are constantly evolving, and any flaws in or misuse of AI, even if committed by other third parties, could have a negative impact on SharonAI’s business, reputation, brands, and the general acceptance of Artificial Intelligence solutions by society.

●	SharonAI’s cloud services business is subject to complex and evolving U.S. and foreign laws and regulations regarding AI, machine learning, and automated decision making.

●	Regulatory restrictions that target AI, including, but not limited to, export restrictions may have a material adverse impact on SharonAI’s intended operations.

●	Issues in the development and use of AI may result in reputational or competitive harm or liability.

●	SharonAI’s operating results have fluctuated due to the highly volatile nature of digital assets.

●	Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets.

●	The limited rights of legal recourse available to SharonAI and its lack of insurance protection for risk of loss of its digital assets exposes it and its stockholders to the risk of loss of its digital assets for which no person may ultimately be held liable and SharonAI may not be able to recover its losses.

●	Banks and financial institutions may cease to provide financial services to persons involved in cryptocurrency transactions.

●	SharonAI may face several risks due to disruptions in the digital asset markets, including but not limited to the risk from depreciation in the value of its common stock, financing risk, risk of increased losses or impairments in its investments or other assets, risks of legal proceedings and government investigations, and risks from price declines or price volatility of digital assets.

●	There is great uncertainty regarding the growth of blockchain and Web 3 technologies.

●	SharonAI’s digital assets are highly concentrated in a single digital asset, which enhances the risk inherent in its strategy.

●	Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital asset.

●	There is risk involved with the Filecoin reward ratio changes.

●	The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

●	SharonAI may not complete its cluster of NVIDIA H100 or H200 GPUs or its joint venture’s 250MW sustainable data center site project, and even after such completions, it may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.

●	SharonAI is at an early stage of development of its business, currently has limited sources of revenue, and may not become profitable in the future.

●	SharonAI may be unable to access sufficient additional capital needed to grow its business.

●	SharonAI is subject to a highly evolving regulatory landscape and any adverse changes to or its failure to comply with any laws or regulations could adversely affect its business, prospects or operations.

●	SharonAI’s business depends upon the demand for data centers.

●	SharonAI’s business is expected to have significant customer concentration.

●	Failure to attract, grow and retain a diverse and balanced customer base, could adversely affect SharonAI’s business and operating results.

●	SharonAI’s new services and changes to existing services could fail to attract or retain users or generate revenue and profits, or otherwise adversely affect its business.

●	SharonAI depends upon third-party suppliers for power, and is vulnerable to service failures and price increases by such suppliers and to volatility in the supply and price of power in the open market.

●	Any delays or unexpected costs in the development of any new properties acquired for development may delay and harm SharonAI’s growth prospects, future operating results and financial condition.

●	If SharonAI incorrectly estimates its hosting capacity requirements and related capital expenditures, its results of operations could be adversely affected.

●	Certain natural disasters or other external events, including climate change or mechanical failures, could harm SharonAI’s business, financial condition, results of operations, cash flows, and prospects.

●	Should SharonAI have additional space available for lease at any one of its data centers, its ability to lease this space to existing or new customers could be constrained by its ability to provide sufficient electrical power.

●	Increased scrutiny and changing expectations from stakeholders with respect to SharonAI’s environmental, social, and governance practices and the impacts of climate change may result in additional costs or risks.

●	Cancellation or withdrawal of required operating and other permits and license may have an adverse impact on SharonAI’s business.

●	SharonAI’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose it to environmental liabilities.

●	SharonAI’s business and financial condition may be materially adversely affected by changes to and/or increased regulation of energy sources.

●	HPC/AI and data center activities are energy-intensive, which may restrict the geographic locations of SharonAI’s activities to locations with renewable sources of power, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to HPC and data center operators.

●	SharonAI is subject to governmental regulation and other legal obligations related to data privacy, data protection and information security, and if SharonAI is unable to comply with these, it may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity.

●	Failure to comply with anti-corruption and anti-money laundering laws, including the Foreign Corrupt Practices Act and similar laws associated with SharonAI’s activities outside of the United States, could subject it to penalties and other adverse consequences.

●	Regulatory restrictions that target AI, including, but not limited to, export restrictions may have a material adverse impact on SharonAI’s intended operations.

●	Issues in the development and use of AI may result in reputational or competitive harm or liability.

●	Digital assets are likely to be more highly regulated.

●	Regulatory changes or interpretations of our activities require SharonAI to register as a money services business under the regulations promulgated by FinCEN.

●	If regulatory changes or interpretations require the regulation of digital assets under the Securities Act and Investment Company Act by the SEC, SharonAI may be required to register and comply with such regulations.

●	Future developments regarding the treatment of digital assets for U.S. federal income and foreign tax purposes could adversely impact SharonAI’s business.

●	The price of SharonAI’s stock may be volatile, and you could lose all or part of your investment.

●	SharonAI does not intend to pay dividends on our common stock so any returns will be limited to the value of its stock.

●	SharonAI’s principal stockholders and management own a significant percentage of its stock and will be able to exert significant control over matters subject to stockholder approval.

●	Future sales and issuances of SharonAI’s common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of its stockholders and could cause its stock price to fall.

●	The price of Pubco Common Stock may be volatile.

●	The holders of shares of Class B Super Common Stock will be able to control most stockholder votes.

●	The requirements of being a public company may strain Pubco’s resources and distract management and we will incur substantial costs as a result of being a public company.

●	Sales of a substantial amount of Pubco Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Pubco Common Stock to decline.

●	A decline in the price of Pubco Common Stock could affect the company’s ability to raise working capital and adversely impact the company’s ability to continue operations.

●	Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on Pubco’s business.

●	Inflationary pressures and persistently high prices and uncertain availability of inputs used by PubCo and PubCo’s suppliers, or instability in logistics and related costs, could negatively impact PubCo’s profitability. Pending tariffs proposed by the Trump Administration, may also negatively impact the cost structure of PubCo’s supply chain, and ECD may not be able to pass these price increases on to its customers.

●	Changes to United States tariff and import/export regulations may have a material adverse effect on Pubco’s business, financial condition and results of operations.

●	If the price of Pubco Common Stock fluctuates after the Business Combination, you could lose a significant part of your investment.

●	The public stockholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the SharonAI Equity Incentive Plan. Having a minority share position may reduce the influence that SharonAI’s current stockholders have on the management of Pubco.

●	Pubco Warrants will become exercisable for Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more Public Shares are redeemed.

●	The future exercise of registration rights may adversely affect the market price of the Pubco Common Stock.

●	Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

●	Pubco may redeem your unexpired Pubco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Pubco Warrants worthless.

●	The Pubco Warrants may have an adverse effect on the market price of the Pubco Common Stock.

●	Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

●	It is unknown exactly how many shares Pubco may sell to YA under the SEPA.

●	Investors who buy shares at different times will likely pay different prices.

●	The sale of shares to YA under the SEPA will cause dilution to existing stockholders.

●	Pubco’s management will have broad discretion over the use of proceeds received from YA under the SEPA.

●	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Roth CH’s Public Shareholders vote.

●	Since the Sponsor and Roth CH’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with SharonAI is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

●	The exercise of Roth CH’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Roth CH’s shareholders’ best interest.

●	The historical financial results of SharonAI and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

●	Upon consummation of the Business Combination, the rights of holders of Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Roth CH Class A Ordinary Shares arising under the Companies Act as well as our Current Charter.

●	Holders of our Class A Ordinary Shares are not entitled to vote on any appointment of directors prior to our initial business combination.

●	Because of our history as a special purpose acquisition company, the Business Combination may be subject to increased regulatory scrutiny, which could delay or prevent the completion of the Business Combination.

●	Because of our history as a special purpose acquisition company, the SEC may treat the Business Combination as an IPO of SharonAI, subjecting us to heightened disclosure and liability standards.

●	Our ordinary shares are categorized as a “penny stock,” which may make it more difficult for investors to sell their ordinary shares due to suitability requirements.

●	An investment in our securities may result in uncertain or adverse U.S. federal income tax consequences.

●	We may be a controlled foreign corporation (CFC) which could result in adverse U.S. federal income tax consequences to U.S. investors.

●	We may be a passive foreign investment company (PFIC) which could result in adverse U.S. federal income tax consequences to U.S. investors.

●	We may re-domicile or reincorporate in another jurisdiction in connection with our initial business combination, which may result in taxes imposed on shareholders and warrant holders.

●	Registration of the Class A Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

●	If the Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis, in which case the number of Class A Ordinary Shares that warrant holders will receive upon cashless exercise will be based on a formula.

●	Warrant holders may only be able to exercise their public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, it will receive fewer Class A Ordinary Shares from such exercise than if it were to exercise such warrants for cash.

●	The registration rights granted to our Insiders and holders of our private placement warrants may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our Class A Ordinary Shares.

●	The Business Combination Agreement requires that we issue a significant amount of additional shares to complete such initial business combination and any alternative business combination agreement would require the same. In addition, we may issue such shares under an employee incentive plan after completion of our initial business combination. We may also issue Class A Ordinary Shares upon the conversion of the Class B Shares at a ratio greater than one-to-one at the time of such initial business combination as a result of the anti-dilution provisions contained in our Articles. Any such issuances would dilute the interest of our shareholders and likely present other risks.

●	We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants and forward purchase warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

●	Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

●	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

●	Our warrants and founder shares may have an adverse effect on the market price of our Class A Ordinary Shares and make it more difficult to effectuate our initial business combination.

●	A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

●	Our warrants are accounted for as a warrant liability and are recorded at fair value with any changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for us to consummate an initial business combination.

●	We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

●	The Reverse Stock Split of Pubco’s shares may not result in a sustainable market price high enough to comply with the minimum bid price requirement for listing on the Nasdaq Capital Market.

●	The Reverse Stock Split of Pubco’s shares may decrease the liquidity of Pubco’s shares.

●	The Reverse Stock Split of Pubco’s shares may not result in a market price that attracts investors.

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

●	Provisions in our Current Charter and Cayman Islands law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Ordinary Shares and could entrench management.

●	Provisions in our memorandum and articles of association and Cayman Islands law may have the effect of discouraging lawsuits against our directors and officers.

●	Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

●	Because we are incorporated under the laws of the Cayman Islands, your ability to protect your rights through the U.S. Federal courts may be limited.

●	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Roth CH’s Public Shareholders vote.

●	Roth CH’s ability to complete an initial business combination with SharonAI may be impacted if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

●	We are at risk of being deemed an investment company.

●	Since the Sponsor and Roth CH’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with SharonAI is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

●	The exercise of Roth CH’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Roth CH’s shareholders’ best interest.

●	Roth CH and SharonAI will incur significant transaction and transition costs in connection with the Business Combination.

●	Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

●	The historical financial results of SharonAI and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

●	Following the consummation of the Business Combination, our only significant asset will be our ownership interest in SharonAI and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Pubco Common Stock or satisfy our other financial obligations.

●	Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

●	We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

●	We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of Public Shares after December 31, 2022.

●	Roth CH may be or may have been a PFIC during a U.S. Holder’s holding period.

●	If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of SharonAI securities may be required to pay substantial U.S. federal income taxes.

●	There are risks to Roth CH shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

●	The process of taking a company public by means of a business combination with a publicly traded shell company is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

●	If Roth CH’s due diligence investigation of SharonAI was inadequate, then Roth CH shareholders following the consummation of the Business Combination could lose some or all of their investment.

●	Even though Roth CH and its legal advisors conducted a due diligence investigation of SharonAI, it cannot be sure that this due diligence uncovered all material issues that may be present in SharonAI and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SharonAI and its business and operations and outside of its control will not later arise.

●	Roth CH may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

●	The Domestication may be a taxable event for U.S. Holders of Public Shares, Public Rights and Public Warrants.

●	Upon consummation of the Business Combination, the rights of holders of Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Roth CH Class A Ordinary Shares arising under the Companies Act as well as our Current Charter.

●	Delaware law and Pubco’s Proposed Organizational Documents contain certain provisions, including anti- takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

●	The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

●	Roth CH’s independent registered public accounting firm’s report for each of the years ended December 31, 2024 and period ended December 31, 2023 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of Roth CH Ordinary Shares and Public Warrants

Market Price and Ticker Symbol

Roth CH Class A Ordinary Shares and warrants are each traded in the OTC Market under the symbols “USCTF,” and “USTWF,” respectively. Our units commenced public trading on October 27, 2021, and our Class A Ordinary Shares and warrants commenced separate public trading on December 17, 2021 initially on the Nasdaq Stock Market LLC. Effective April 25, 2024, the Company voluntarily delisted its securities from Nasdaq and they began being quoted in the OTC Market. On August 6, 2025, the last traded price of Roth CH’s Class A Ordinary Shares and warrants was $1.00 and $0.04, respectively.

Holders

On September 8, 2025, there was 53 holders of record of our Class A Ordinary Shares, 5 holders of record of our Class B Shares and 44 holders of record of our Warrants.

Dividends

We have not paid or declared any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of the board of directors at such time. Our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

SharonAI

Market Price of SharonAI Securities

Historical market price information regarding SharonAI is not provided because there is no public market for SharonAI’s securities. For information regarding SharonAI’s liquidity and capital resources, see “SharonAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Dividend Policy of Pubco Following the Business Combination

Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

RISK FACTORS

Risks Related to SharonAI

In this subsection “we,” “us,” “our” or the “Company” refer to SharonAI. Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this proxy statement/prospectus, including our financial statements and related notes appearing elsewhere in this proxy statement/prospectus, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our common stock could decline, and you may lose some or all of your original investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, prospects, results of operations, or cash flows. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to Our Business in General

We have a limited operating history and have incurred operating losses since our inception and anticipate that we will continue to incur losses in the foreseeable future, which could adversely impact our operations, strategy and financial performance.

During the short time we have operated we have incurred net losses. We expect to continue to incur losses for the near future, and these losses may increase as we pursue our growth strategy. With the expansion of our two main businesses, our HPC/AI cloud platform and the development of data center assets, no certainty exists that we will become profitable and, even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. The future expansion of our business likely requires substantial capital costs and expenses and there can be no assurance that subsequent operational objectives will be achieved. If we do not achieve our operational objectives, and if we do not generate cash flow and income, our financial performance and long-term viability may be materially and adversely affected. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows.

We have an evolving business model and strategy.

We expect our business model and strategy to continue to evolve in the future. s artificial intelligence and high-performance computing become more widely available, and as the needs of data centers increase, we expect related services and products to evolve. In order to stay current with our industry, our business model will also need to evolve. Our ability to retain, increase, and engage our user base and to increase our revenue depends heavily on our ability to continue to evolve our existing services and to create successful new services, both independently and in conjunction with developers or other third parties. As a result, from time to time, we may modify aspects of our business model relating to our strategy. Our growth strategy includes exploring the expansion and diversification of our revenue sources into new markets. We cannot offer any assurance that these or any other modifications to our business model and strategy will be successful or will not result in harm to our business. Such modifications may increase the complexity of our business and place significant strain on our management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions. Moreover, we may not be able to manage growth effectively, which could damage our reputation, limit our growth and adversely affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities within our industry or other markets we seek to expand into, and we may lose out on such opportunities. These efforts, including the introduction of new services or changes to existing services, may also result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. If our new or changed services fail to engage users or developers, or if our business plans are unsuccessful, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected.

Our results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including the levels of our net revenues, expenses, net loss and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history.

The results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the market price of our common stock. Factors that may cause fluctuations in our annual financial results include:

●	the amount and timing of operating expenses related to our new business operations and infrastructure; and

●	general economic, industry and market conditions.

We may be unable to raise additional capital needed to grow our business.

At least until our business strategy is implemented there may be a need to raise additional capital to expand our operations and pursue our growth strategies, including potential acquisitions of complementary businesses, and to respond to competitive pressures or unanticipated working capital requirements. We may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional funds through one or more equity financings, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt likely would have priority over the holders of common stock on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.

The cost of obtaining new and replacement compute and storage servers and ancillary equipment, parts and other data center related equipment has historically been capital-intensive and is likely to continue being capital-intensive, which could materially and adversely affect our business, financial condition, and results of operations.

Our operations require significant capital investment to purchase and maintain the property and equipment required to provide our services. Our operations can only be profitable if the costs, inclusive of hardware and electricity costs, associated with high-performance computing and data center operations are lower than the reward or fee for service received. Our business, financial condition, and results of operations are dependent on our ability to operate with greater revenue than costs. As the cost of obtaining new equipment increases, the cost of operating also increases. This requires a corresponding increase in the price of services for us to maintain profitability. We experience ordinary wear and tear from operation and may also face more significant malfunctions caused by factors which may be beyond our control. Additionally, as technology evolves, we may acquire newer models of equipment to remain competitive in the market. Consequently, we will rely on capital markets, as sources of liquidity for capital requirements for growth. If we are unable to access capital at competitive rates, the ability to implement business plans, make capital expenditures or pursue acquisitions we would otherwise rely on for future growth may be adversely affected. Market disruptions may increase the cost of borrowing or adversely affect our ability to access one or more financial markets. Such market disruptions could include:

●	A significant economic downturn;

●	The financial distress of unrelated industry leaders in the same line of business;

●	Deterioration in capital market conditions;

●	Turmoil in the financial services industry;

●	Volatility in GPU prices;

●	Terrorist attacks;

●	Trade tariff or restrictions

●	War; and/or

●	Cyberattacks.

Our business has and is expected to continue to have significant customer concentration.

We generate a large portion of our revenue (around 99% in 2024) from a small number of customers (3 customers in 2024). There are inherent risks whenever a large percentage of total revenue is concentrated with a limited number of customers. If we were to lose one or more of our customers, our operating results could be materially adversely affected.

We expect that the limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. In addition, demand for our services generated by these customers may fluctuate significantly from quarter to quarter. The concentration of our customer base increases risks related to the financial condition of our customers, and the deterioration in the financial condition of a single customer or the failure of a single customer to perform its obligations could have a material adverse effect on our results of operations and cash flow. In the event that any of our customers experience a decline in their equipment usage for any reason, or decide to discontinue the use of our services, we may be compelled to lower our prices or risk losing a significant customer. Such developments could adversely affect our profit margins and financial position, leading to a negative impact on our revenue and operational results.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive digital infrastructure industry, including HPC/AI cloud services and data center development, depends upon our ability to attract and retain highly qualified personnel. The responsibility of the direction and operation of our business relies heavily on a small number of key people, including CEO Wolf Schubert and COO Andrew Leece. If any of our key employees or service providers cease their involvement in our business or, in the unfortunate situation one or more of them are seriously injured or dies, this loss would have a significant and likely adverse impact on us.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity awards that vest over time. The value to employees of equity awards that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management team may terminate their employment with us on short notice. Although we have employment agreements with some of our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees.

We may not have, or be able to obtain or maintain, relevant business insurance.

Due to the industry in which we operate, we may not be able to obtain or maintain some types of insurance that operators of similar businesses would usually obtain, on commercially viable premiums, or at all. Currently, we do not have any business liability or disruption insurance to cover our operations, other than director’s and officer’s liability insurance. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Failure to effectively manage our growth could place strains on our managerial, operational, and financial resources and could adversely affect our business and operating results.

As our infrastructure operations grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. We are organized as a holding company, with numerous subsidiaries. Both the parent company and each of our subsidiaries require certain financial, managerial, and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices, and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

We have potential risks in connection with growth and acquisitions.

Our future growth may depend in part on our ability to acquire patented technologies or potential target companies that have synergies with our business activities. Such acquisitions are subject to numerous risks, including, but not limited to the following:

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology, and personnel of the acquired entity including achieving anticipated synergies;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures, and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns; and

●	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and other legal, tax, and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

We may acquire other businesses, form joint ventures or acquire other companies or businesses that could negatively affect our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense; notwithstanding the foregoing, our growth may depend on our success in uncovering and completing such transactions.

We cannot offer any assurance that acquisitions of businesses, assets, and/or entering into strategic alliances or joint ventures will be successful. We may not be able to find suitable partners or acquisition candidates and may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing infrastructure. In addition, in the event we acquire any existing businesses we could assume unknown or contingent liabilities.

Any future acquisitions also could result in the issuance of shares, the incurrence of debt, contingent liabilities, or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition, and results of operations. Integration of an acquired company may also disrupt ongoing operations and require management resources that otherwise would be focused on developing and expanding our existing business. We may experience losses related to potential investments in other companies, which could harm our financial condition and results of operations. Further, we may not realize the anticipated benefits of any acquisition, strategic alliance, or joint venture if such investments do not materialize.

To finance any acquisitions or joint ventures, we may choose to issue common shares, preferred shares, or a combination of debt and equity as consideration, which could significantly dilute the ownership of our existing stockholders or provide rights to such preferred stockholders in priority over our common shareholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using shares as consideration.

Our future results will suffer if we do not effectively manage our expanded operations.

The size of our business is forecast to increase significantly beyond the size of our historical businesses on a stand-alone basis. Our future success depends, in part, upon our ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that we will be successful or that we will realize the expected operating efficiencies, cost savings, revenue enhancements, and other benefits anticipated from the growth.

Our industry has significant competition and technological change

The markets in which we operate are highly competitive, we expect that competition will continue to be intense due to rapid technological changes, frequent product introductions and improvements used by our competitors, or new competitors of our services that may provide. Our competition through these changes may offer better performance that may include additional features that render our products comparatively less competitive. We may also face aggressive pricing by competitors, especially during challenging economic times. In addition, our competitors may have significant marketing and sales resources which could increase the competitive environment in a declining market or during challenging economic times, leading to lower prices and margins. Some competitors may have greater access or rights to complementary technologies or supplies for improved equipment.

The market for high-performance computing and cloud services is driven in large part by demand for server clusters, specialized or high-performance applications, and hosted software solutions which require fast and efficient data processing and is characterized by rapid advances in technologies. It is difficult to predict the development of demand for high-performance computing and cloud services, the size and growth rate for this market, the entry of competitive products, or the success of any existing or future products that may compete with any high-performance computing and cloud services we may develop. There has been an increasing number of competitors providing high-performance computing and cloud services, which has resulted in increasing competition and pricing pressure that may cause us to reduce our pricing in order to remain competitive. Meanwhile, if there is a reduction in demand for any high-performance computing and cloud services, whether caused by a lack of customer acceptance, a slowdown in demand for computational power, an overabundance of unused computational power, advancements in technology, technological challenges, competing technologies, and solutions, decreases in corporate and customer spending, weakening economic conditions or otherwise, it could result in reduced customer orders, early order cancellations, the loss of customers, or decreased sales, any of which would adversely affect our business, results of operations and financial condition.

The market for large-scale data center developments such as TCDC is driven by large enterprise customers. Access to sufficient and reliable power is a key factor for the success of such a development project. For TCDC, we are planning on constructing natural gas-fired power generation on-site with power solution partners but there can be no guarantee that we will be successful in this regard, and we are competing with developments that are connecting to existing power generation. In addition, developing data center projects is a complex process with many stakeholders and considerations, including permitting and fiber connectivity, and we are competing with more established competitors.

Our existing and potential competitors may have various competitive advantages over us, such as:

●	greater name recognition, longer operating histories, and larger market shares;

●	more established marketing, banking, and compliance relationships;

●	more efficient hardware;

●	greater data center capabilities (for example, through adoption of proprietary technology);

●	more developed sales and customer management capabilities;

●	more developed technical capabilities;

●	more timely introduction of new technologies;

●	preferred relationships with suppliers, including of compute servers and other equipment;

●	better access to more competitively priced power;

●	greater reliability in electricity supply, whether as a result of a greater number of backup sources of power or otherwise;

●	greater financial resources and access to capital to acquire new hardware, businesses, and capabilities to enable growth;

●	more reliable network connections as a result of the location of their data centers to key interconnect points and internet connections;

●	lower labor, compliance, risk mitigation, and research and development costs;

●	larger and more mature intellectual property portfolios;

●	greater number of applicable licenses or similar authorizations;

●	fewer regulatory restrictions, including with respect to energy supply;

●	established core business models outside of high-performance computing, allowing them to operate on lesser margins or at a loss;

●	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

●	substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

We may not adequately respond to price fluctuations and rapidly changing technology, which may negatively affect our business.

Competitive conditions within our industry require that we use sophisticated technology in the operation of our business. The digital infrastructure industry, including HPC/AI computing and the development of data center assets, is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. New technologies, techniques, or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the implementation of any such new technology into our operations, we may experience system interruptions and failures during such implementation. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of implementing new technology into our operations. As a result, our business and operations may suffer, and there may be adverse effects on the value of our common stock.

We or our suppliers may not be able to procure or repair hardware that is required in our operations.

Geo-political events in recent times have caused multiple supply chain disruptions for companies globally. Our business relies on certain hardware such as the compute and storage and ancillary equipment, equipment related to data center and power infrastructure, and other digital infrastructure technologies. If we are unable to procure such equipment, or replacement parts (at commercial prices or at all), or they are delayed, our operations may be adversely affected which would likely have a material adverse effect on our business, financial condition, results of operations and prospects. If the manufacturers of such hardware are unable to obtain materials or components themselves, they may experience manufacturing delays or have to cease manufacturing altogether. Supply chain disruptions may also occur from time to time due to a range of factors beyond our control, including, but not limited to, increased costs of labor, freight costs and raw material prices along with a shortage of qualified workers.

There are a small number of major suppliers of GPUs and the equipment we require globally, and manufacturing related to our business is concentrated in a limited number of countries. If we were unable to source compute, storage, and ancillary equipment from those suppliers (for example due to overwhelming global demand for servers with appropriate GPUs) at a commercial price, or at all, this would have a materially adverse impact on our business, financial condition, results of operations and prospects. Even if the suppliers have agreed to supply us with equipment, they may fail to supply the equipment due to their inability to manufacture a sufficient amount of the required equipment due to a shortage of components or resources such as semiconductors, a default, insolvency, a change in control, or change of laws (including export/import restrictions, quotas or tariffs).

The trade policies of the U.S., on one hand, and foreign countries on the other hand, are dynamic at the moment, and trade policies such as export/import restrictions, quotas, or tariffs, changing with either of these countries, or others, may reduce the ability of our suppliers to supply us with the equipment we need, or create a shortage or lack of components necessary for their manufacture.

Uncertainties due to evolving laws and regulations could also impede the ability of a foreign-based company, to obtain or maintain permits or licenses required to conduct business in various markets. Changes in any of these policies, laws and regulations, or the interpretations thereof, as they relate to the digital infrastructure hardware suppliers, could have a negative impact on our business.

Additionally, if our electricity suppliers are negatively affected by the international supply chain issues they may not be able to maintain or grow their facilities, and may breach their commitments to supply us or our colocation data center providers with the contracted power, or we may be unable to source extra power in the future to enable our growth. This would likely have a material adverse effect on our business, financial condition, results of operations and prospects.

Such supply chain disruptions have the potential to cause material impacts to our operating performance and financial position if the delivery of equipment for our facilities is delayed.

Supply chain and logistics issues for us, our contractors or our suppliers may delay our expansion plans or increase the cost of constructing our infrastructure.

The equipment used in our operations is generally manufactured by third parties using a large amount of commodity inputs (for example, steel, copper, aluminum). Many manufacturing businesses globally are currently experiencing supply chain issues and increased costs with respect to such commodities and other materials and labor used in their production processes, which is due to a complex array of factors including increased demand which can occur from time to time. Procurement from suppliers which manufacture equipment outside of North America is also exposed to additional risks such as regulatory changes (for example, a tariff or ban on equipment imported or exported from certain jurisdictions) and global freight disruptions. Additionally, shortages in global semiconductor chip supply may impact procurement timelines for equipment. Such issues may cause delays in the delivery of, or increases in the cost of, the equipment used in our operations, which could materially impact our operating results and may delay our expansion plans.

In addition, public health crises, including an outbreak of an infectious disease (such as COVID-19), terrorist acts, and political or military conflict, such as the conflict in Ukraine, have increased the risks and costs of doing business abroad. Many of the manufacturers of our equipment are located outside of the jurisdictions in which we have facilities and sites, necessitating international shipping to enable us to incorporate the equipment into our facilities. Political and economic instability have caused many businesses to experience logistics issues in the past resulting in delayed deliveries of equipment, which could occur again in the future. Supply chain disruptions may also occur from time to time due to a range of factors beyond our control, including, but not limited to, climate change, seasonal and unseasonal weather events, shipping constraints (for example, blocked shipping canals or closure of shipyards), increased costs of labor, inflationary pressure, freight costs, industrial disputes, political or military blockades and raw material prices along with a shortage of qualified workers. Such supply chain disruptions can potentially cause material impacts to our operating performance and financial position if delivery of equipment for our facilities is delayed.

Any long-term outage or limitation of the internet and network connections at our sites could materially impact our operations and financial performance.

A secure, reliable and fast internet connection is required for our customers to effectively interact with our compute and storage servers. Any extended downtime, bandwidth limitations or other constraints may reduce our ability to generate income, including reputational risk for our business. We may not have backup network connections at our operations, and any backup connections may not be sufficient to support all of our, or our customers, needs in an affected location for the duration of the outage, limitations or constraints to the primary network connection. The effects of any such events could have a material adverse effect on our operating results and financial condition.

Moreover, network outages or disruptions can lead to loss of connectivity to critical network services and applications necessary for our operations. This includes potential impacts on remote monitoring and management tools, which are essential for maintaining optimal performance and responding to issues in real-time. Any delay in identifying and resolving problems can lead to prolonged downtime and further financial losses.

Furthermore, the reliability of our network connections is crucial for maintaining the security of our operations. Interruptions or limitations in connectivity can expose us to increased risk of cyberattacks or unauthorized access, as certain security measures may be compromised during periods of reduced connectivity. In the event of a network outage or limitations in connectivity, our ability to maintain regular business operations could be severely impacted, potentially leading to decreased revenue, increased operational costs, and damage to our reputation. The reliability of our internet connections could also negatively affect our customers who rely on our high performance computing and cloud services and the reliability of such solutions, leading to potential loss of business and long-term financial repercussions. Moreover, network outages, or the perception that our cloud platform may be exposed to the risk of network outages where we have limited or no backup connections at all, could adversely impact our ability to compete in the market for high performance computing and cloud services.

Access to reliable electricity sources at reasonable prices, developed land and co-location arrangements are critical to our growth and profitability.

Data centers consume electricity primarily to power compute and storage servers and cooling equipment, therefore electricity costs are an important factor affecting our profitability and viability. If we are unable to source and enter into agreements for the supply and purchase of electricity, or if we are unable to continue to receive the electricity supplies we have already secured (for example we are unable to re-contract an expiring arrangement), this will reduce our capacity to conduct and grow the number of compute and storage servers we can operate, and therefore the amount of revenue we can generate.

Certain economic, environmental, and regulatory events or changes beyond our control, including acts of God such as natural disasters, climate change, wars, sabotage, epidemics, riots, loss or malfunctions of utilities, labor disputes, which may be transitory or chronic, could occur to restrict our access to electricity, or drive up the costs of electricity to a point that some or all of our planned, future or existing operations are uncommercial, which may lead to us being unable to grow our operations, or reducing, suspending or ceasing our data processing operations. The price of electricity available in the market more generally is dependent on numerous factors such as the types of generation, regulatory environment, electricity market structure, and supply/demand balances.

Our data centers development business requires land suitable to the construction of power generation, or close to reasonably priced electricity sources. If we are unable to acquire rights to use such land, or lose the rights to land we currently occupy, this would likely mean that we would lose access to the relevant supply of electricity. A lack of access to the electricity or ability to generate electricity would significantly impact the profitability and viability of this business.

Our co-located operations, including our AI/HPC cloud platform business, require sophisticated infrastructure, land and reasonably priced electricity. If we are unable to obtain additional contracts on acceptable terms or renew current agreements for these services on acceptable rates, this would significantly impact the profitability of our business.

We face risks related to system interruption and lack of redundancy.

We experience occasional system interruptions and delays that make our services unavailable or slow to respond and prevent us from efficiently accepting or fulfilling orders or providing services to customers and third parties, which may reduce our net sales and the attractiveness of our products and services. Steps we take to add software and hardware, upgrade our systems and network infrastructure, and improve the stability and efficiency of our systems may not be sufficient to avoid system interruptions or delays that could adversely affect our operating results.

Our computer and communications systems and operations in the past have been, or in the future could be, damaged or interrupted due to events such as natural or human-caused disasters (including public health crises) or extreme weather (including as a result of climate change), geopolitical events and security issues (including terrorist attacks and armed hostilities), computer viruses, physical or electronic break-ins, operational failures (including from energy shortages), and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent us from accepting and fulfilling customer orders and providing services, which could make our product and service offerings less attractive and subject us to liability. Our systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, our insurance may not provide sufficient coverage to compensate for related losses. Any of these events could damage our reputation and be expensive to remedy.

Any critical failure of key electrical or data center equipment may result in material impacts to our operations and financial performance.

Certain key pieces of electrical or data center equipment may represent single points of failure for some or all of the power capacity at our operating sites. Any failure or imminent risk of failure of such equipment may result in our inability to utilize some or all of our equipment in an affected location for the duration of time it takes to repair or remediate equipment, or procure and install replacement parts.

Due to the long-lead times required to acquire some of the equipment used in our operations, the failure of certain parts could result in lengthy outages at an affected location, and could materially impact our operations, financial results and financial condition.

Serial defects in our GPUs and other equipment may result in failure or underperformance relative to expectations and impact our operations and financial performance.

Our operations contain certain items of equipment that have a high concentration from one manufacturer (for example, our high performance computing hardware). Additionally, the equipment we rely on may experience defects in workmanship or performance on arrival or throughout its operational life. If such defects are widespread across equipment we use, we could suffer material outages or underperformance compared to expectations. Such circumstances could adversely affect our business, prospects, financial condition and operating results and could result in a substantial decrease in our customers choosing to use another provider and may adversely impact the competitiveness of our services. Such circumstances could adversely affect our business, prospects, financial condition and operating results.

A loss of confidence in our security system, or a breach of our security system, may adversely affect our business.

We will take measures to protect our self and our digital and physical assets from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of our assets. A security breach could harm our reputation or result in the loss of some or all of our assets. A resulting perception that our measures do not adequately protect our assets could adversely affect our business, financial condition, results of operations and prospects.

Cyber-security threats pose a challenge to our business and a risk of reputational damage.

Any breach of our digital infrastructure, or potentially the digital infrastructure of trusted third parties, could result in damage to our reputation which could adversely affect our business, financial condition, results of operations and prospects.

The security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee, or otherwise, and, as a result, an unauthorized party may obtain access to our private keys and/or data. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of our security system could be harmed, which could adversely affect our business, financial condition, results of operations and prospects. In the event of a security breach, we may also be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect us.

Cyberattacks and security breaches of cloud services, or those impacting our third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our cloud services involve the collection, storage, processing, and transmission of confidential information, employee, service provider, and other personal data. We have built our cloud services on the premise that we maintain a secure way to secure, store, and transact in cloud services. As a result, any actual or perceived security breach of us or our third-party partners may:

●	harm our reputation and brand;

●	result in our cloud services being unavailable and interrupt our operations;

●	result in improper disclosure of data and violations of applicable privacy and other laws;

●	result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

●	cause us to incur significant remediation costs;

●	divert the attention of management from the operation of our business; and

●	adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack, whether or not we are directly impacted, could lead to a general loss of customer confidence in the digital infrastructure industry or in the use of technology used in our industry, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

An increasing number of organizations, including large merchants, businesses, technology companies, and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure.

Attacks upon systems across a variety of industries, including cloud services, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers and partners’ personal data, AI algorithms, disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our cloud services or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our cloud services with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our customers) into disclosing usernames, passwords, payment card information, or other sensitive information, which may, in turn, be used to access our cloud services. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

We may be subject to material litigation, investigations or enforcement actions by regulators and governmental authorities.

We may become subject to certain claims, legal proceedings (including individual and class actions) and government investigations or enforcement actions, including in the ordinary course of business. Agreements we enter sometimes include indemnification provisions which can subject us to costs and damages in the event of a claim against an indemnified third party. Regardless of the merit of particular claims, defending against litigation or responding to government investigations can be expensive, time-consuming, disruptive to operations and distracting to management. If we are unable to successfully defend against such claims then we may become liable to make substantial payments to satisfy judgments, fines or penalties, or alter, delay, limit or cease some or all its business practices. We also may suffer damage to our brand and reputation

Global climate change and related environmental regulations may have an adverse effect on our business operations and financial position.

Changes in climate and its effect on the environment such as changes in rainfall, weather patterns, water supplies and shortages, sea level and changing temperatures could have an adverse effect on our operations and financial performance. We operate in a variety of environments, and the potential physical effects of climate change on our operations, if any, are highly uncertain.

Extreme weather events may:

●	cause damage to one or more of our co-location facilities and therefore reduce our ability to maximize the performance of the compute and storage servers;

●	affect the delivery times of equipment ordered from our manufacturers and therefore impact our financial forecasts; and/or

●	cause power disruptions or cuts to our facilities, reducing operating times and the performance of the compute and storage servers.

Changes in tax law may negatively affect our business.

Changes to federal, state, local and foreign tax laws have the ability to benefit or adversely affect our earnings and our customer costs. Significant changes to corporate tax rates could result in the impairment of deferred tax assets that are established based on existing law at the time of deferral. A number of factors may increase our future effective income tax rate, including:

●	Governmental authorities increasing taxes or eliminating deductions;

●	The jurisdictions in which earnings are taxed;

●	The resolution of issues arising from tax audits with various tax authorities;

●	Changes in the valuation of our deferred tax assets and liabilities;

●	Adjustments to estimated taxes upon finalization of various tax returns;

●	Changes in available tax credits;

●	Changes in stock-based compensation;

●	Other changes in tax laws; and/or

●	The interpretation of tax laws and/or administrative practices.

Our operations could be negatively impacted by import tariffs and/or other government mandates.

We operate in or provide services to capital-intensive industries in which federal trade policies could significantly impact the availability and cost of materials. Imposed and proposed tariffs by the Trump administration could significantly increase the prices and delivery lead times on equipment that is critical to us and our customers. We face competition from source providers both in the U.S. and around the world. Prolonged lead times on the delivery of equipment and further tariff increases could adversely affect our business, financial condition and results of operations.

We maintain cash deposits in excess of federally insured limits. Adverse developments affecting financial institutions, including bank failures, could adversely affect our liquidity and financial performance.

We regularly maintain domestic cash deposits in Federal Deposit Insurance Corporation (“FDIC”) insured banks that exceed the FDIC insurance limits. Bank failures, events involving limited liquidity, defaults, non-performance, or other adverse developments that affect financial institutions, or concerns or rumors about such events, may lead to liquidity constraints. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the FDIC. The failure of a bank, or other adverse conditions in the financial or credit markets impacting financial institutions at which we maintain balances, could adversely impact our liquidity and financial performance. There can be no assurance that our deposits in excess of the FDIC or other comparable insurance limits will be backstopped by the U.S., or that any bank or financial institution with which we do business will be able to obtain needed liquidity from other banks, government institutions or by acquisition in the event of a failure or liquidity crisis.

Our cash balances are held at a number of financial institutions that expose us to their credit risk

We maintain our cash and cash equivalents at financial or other intermediary institutions. The combined account balances at each institution located in the United States typically exceed FDIC insurance coverage of $250,000 per depositor. The combined account balances at each institution located in Australia typically exceed the deposit guarantee schemes of the equivalent of 250,000AUD per depositor. As a result, there is a concentration of credit risk related to amounts on deposit in excess of the deposit insurance coverage amounts. At June 30, 2025, substantially all of our cash and cash equivalent balances held at financial institutions exceeded deposit insured limits. While we did not have any direct exposure to Silicon Valley Bank, Signature Bank, or First Republic, which suffered severe liquidity losses during 2023, if other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability, and the ability of our customers, clients and vendors, to access existing cash, cash equivalents and investments, or to access existing or enter into new banking arrangements or facilities, may be threatened and could have a material adverse effect on our business and financial condition.

Our results of operations may suffer if we are not able to successfully manage our exposure to foreign exchange rate risks.

A substantial majority of our sales and cost of components are denominated in U.S. dollars. As our business grows, more of our sales and production costs may be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to U.S. dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the U.S. dollar against these other currencies.

Most of our current expenditures are incurred in U.S. dollars and many of our components come from countries that currently base their currency against the U.S. dollar. If the exchange rates change adversely or are allowed to increase, then additional U.S. dollars will be required to fund our purchases of these components.

Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. There is no assurance that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks associated with our exposure to foreign currency fluctuations.

Our international operations subjects us to international operational, financial, legal, political and public health risks which could harm our operating results.

A substantial part of our operations, including all of our colocation sites, are outside of the United States and many of our customers and suppliers have some or all of their operations in countries other than the United States. Risks associated with conducting business outside of the United States include:

●	compliance burdens and costs associated with a wide variety of foreign laws and regulations, particularly labor and environmental, that govern our operations in those countries;

●	legal uncertainties regarding foreign taxes, tariffs, border taxes, quotas, and export controls,

●	export licenses, import controls and other trade barriers;

●	economic instability and high levels of inflation in certain countries where our suppliers are located and

●	customers, particularly in the Asia-Pacific region, causing delays or reductions in orders for their products and therefore our sales;

●	political or public health instability, including global pandemics, in the countries in which our suppliers operate;

●	changes or volatility in currency exchange rates;

●	difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

●	Any of these factors could harm our own, our suppliers’ and our customers’ international operations and businesses and impair our and/or their ability to continue expanding into international markets.

Risks Related to Our AI/HPC Cloud Platform Business

If we fail to succeed in the high performance computing and cloud services market, our revenues, growth prospects, and financial condition could be materially and adversely affected.

The future revenue growth of our digital infrastructure business, including HPC/AI cloud services, will depend largely on our ability to successfully expand our business to more customers who are requiring HPC/AI cloud services. We cannot predict how or to what extent the demand for our products in the digital infrastructure market will develop going forward. If we fail to obtain the necessary equipment or fail to effectively utilize this equipment, or if the digital infrastructure market does not develop as we currently anticipate based on the expected growth of HPC/AI, our revenues, growth prospects, and financial condition could be materially and adversely affected.

Our high performance computing and cloud services technology and infrastructure may not operate properly or as we expect them to, which could cause us to incur fines and monetary penalties, adversely affecting our business, results of operations, and financial condition.

The continuous development, maintenance, and operation of our high performance computing and cloud services technology and infrastructure is expensive and complex and may involve unforeseen difficulties, including material performance problems, undetected defects, or errors, particularly with new capabilities and system integrations. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology and systems from operating properly. If our high performance computing and cloud services do not function reliably, we may incur fines and monetary penalties, as well as regulatory orders requiring remedial, injunctive, or other corrective actions.

Regulators may limit our ability to develop or implement our high performance computing and cloud services technology and infrastructure and/or may eliminate or restrict the confidentiality of our technology, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to continue to develop and implement our high performance computing and cloud services technology and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations could impede our use of this technology or require that we disclose our technology to our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.

We use certain open source technology in our business. We may face claims from open source licensors claiming ownership of, or demanding the release of, the technology and any other intellectual property that we developed using or derived from such open-source technology.

We utilize a combination of open-source and licensed third-party technologies in the development and operation of our high performance computing and cloud services. While open-source technologies enable rapid development and cost efficiencies, they also pose potential risks, such as security vulnerabilities, lack of long-term support, and legal risks related to licensing terms. Similarly, reliance on licensed third-party technologies may expose us to risks associated with changes in licensing terms, costs, or discontinuation of the licensed products.

We will continue to use open-source technology in the future. There is a risk that open-source technology licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to offer our products. Open source licensors may also decide to change the conditions on which they make their open-source technology available for our use. Additionally, we may face claims from open-source licensors claiming ownership of, or demanding the public release or free license of, the technology and any other intellectual property that it developed using or derived from such open source technology. The terms of many open source licenses have not been interpreted by United States courts. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our services. These claims could result in litigation and could require that we make our technology freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant technology and product development resources, and we may not be able to complete the process successfully. Failure to adequately manage these risks could result in operational disruptions, legal liabilities, and adverse impacts on our business, results of operations, and financial condition.

Impact of advancements in artificial intelligence on demand for AI and HPC data centers may reduce the need for HPC and AI-specific data center infrastructure, which could have an adverse effect on our business, results of operations, and financial condition.

The AI industry is rapidly evolving, with continuous improvements in algorithms, software efficiencies, and hardware capabilities. Emerging AI technologies, such as demonstrated by DeepSeek, may allow for complex AI operations to be executed with significantly less computing power than is currently required. This reduction in computational intensity could decrease the demand for specialized compute and HPC data center services. If AI developers are able to achieve the same or better performance outcomes with more energy-efficient, cost-effective, or less resource-intensive technologies, they may adjust their need for large-scale, high capacity data center solutions. This shift could have an adverse effect on our business, results of operations, and financial condition. We continuously monitor industry trends and invest in innovation to mitigate these risks. However, there is no assurance that we will be able to anticipate or respond effectively to such changes, which could have an adverse effect on our business, results of operations, and financial condition.

AI technologies are constantly evolving, and any flaws in or misuse of AI, even if committed by other third parties, could have a negative impact on our business, reputation, brands, and the general acceptance of Artificial Intelligence solutions by society.

AI technologies are still in a preliminary stage of development and are constantly evolving. As with many disruptive innovations, AI presents risks and challenges that could affect user perception and its adoption. Any flaws in or insufficiencies of AI, and any inappropriate or premature usage thereof, whether actual or perceived, and whether by us or by other third parties, may dissuade prospective customers from adopting AI solutions, and may impair the general acceptance of AI by broader society. Moreover, AI is covered extensively, and in many instances critically, by various news media across the world. There is no assurance that any of the products or services we may develop for use with AI will not be misused or applied in a way that is inconsistent with public expectations. Any misuse of our products or services, whether actual or perceived, and whether by us or by other third parties, could negatively impact our brands and reputation, and in turn our business, financial condition, and results of operation.

Our cloud services business is subject to complex and evolving U.S. and foreign laws and regulations regarding AI, machine learning, and automated decision making.

In recent years the use of machine learning, AI and automated decision making, has come under increased regulatory scrutiny, and governments and regulators in the United States, European Union, and other places have announced the need for greater regulation regarding the use of machine learning and AI generally. New laws, guidance, and decisions in this area may limit our high performance computing and cloud services business, or require us to make changes to our high performance computing and cloud services technology and infrastructure and our operations that may decrease our operational efficiency, result in an increase to operating costs and/or hinder our ability to improve our cloud services.

For example, certain global privacy laws regulate the use of automated decision making and may require that the existence of automated decision making be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and that safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision. Other global privacy laws allow individuals the right to opt out of certain automated processing of personal data and create other requirements that impact automated decision-making. At the federal level, the President of the United States recently issued an Executive Order on the Safe, Secure, and Trustworthy Development and Use of Artificial Intelligence, which charges multiple agencies, including The National Institute of Standards and Technology, with producing guidelines in connection with the development and use of AI. In the European Union, there was political agreement on the EU AI Act, which establishes a comprehensive, risk-based governance framework for AI in the EU market. The EU AI Act entered in force on August 1, 2024, and the majority of the substantive requirements will apply two years later (beginning 2026). The EU AI Act will apply to companies that develop, use and/or provide AI in the European Union and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI and foundation models, and proposes fines for breach of up to 7% of worldwide annual turnover (revenue). Additionally, in September of 2022, the European Commission proposed two Directives seeking to establish a harmonized civil liability regime for AI in the European Union, in order to facilitate civil claims in respect of harm caused by AI and to include AI-enabled products within the scope of the European Union’s existing strict liability regime. Once fully applicable, the EU AI Act will have a material impact on the way AI is regulated in the European Union, and together with developing guidance and/or decisions in this area, may affect our use of AI and our ability to provide, improve, or commercialize our cloud services, and could require additional compliance measures and changes to our operations and processes.

Moreover, the intellectual property ownership and license rights, including copyright, surrounding AI technologies has not been fully addressed by courts or laws or regulations, and the use or adoption of AI technologies into our offerings may result in exposure to claims of copyright infringement or other intellectual property misappropriation. As the legal and regulatory framework for AI and automated decision making evolves, we may not always be able to anticipate how to respond to these laws or regulations, and compliance may adversely impact our operations and involve significant expenditure and resources. Any failure by us to comply may result in significant liability, potential increases in civil claims against us, negative publicity, an erosion of trust, and/or increased regulation and could materially adversely affect our business, results of operations, and financial condition.

Regulatory restrictions that target AI, including, but not limited to, export restrictions may have a material adverse impact on our intended operations.

The increasing focus on the strategic importance of AI technologies has already resulted in regulatory restrictions that target products and services capable of enabling or facilitating AI, and may in the future result in additional restrictions impacting some or all of our service offerings. Such restrictions could include additional unilateral or multilateral export controls on certain products or technology, including, but not limited to, cloud service technologies. As geopolitical tensions have increased, semiconductors associated with AI, including GPUs and associated products, are increasingly the focus of export control restrictions proposed by stakeholders in the U.S. and its allies, and it is likely that additional unilateral or multilateral controls will be adopted. Such controls may be very broad in scope and application, prohibit us from exporting our services to any or all customers in one or more markets or could impose other conditions that limit our ability to serve demand abroad and could negatively and materially impact our business, revenue, and financial results. Export controls targeting GPUs and semiconductors associated with AI, which are increasingly likely, would restrict our ability to export our technology, services even though competitors may not be subject to similar restrictions, creating a competitive disadvantage for us and negatively impacting our business and financial results. Increasing use of economic sanctions may also impact demand for our services, negatively impacting our business and financial results. Additional unilateral or multilateral controls are also likely to include deemed export control limitations that negatively impact the ability of our research and development teams to execute our roadmap or other objectives in a timely manner. Additional export restrictions may not only impact our ability to serve overseas markets, but also provoke responses from foreign governments, including China, that negatively impact our ability to provide our services to customers in all markets worldwide, which could also substantially reduce our revenue.

Management of the requirements of the supply chain is complicated and time consuming. Our results and competitive position may be harmed if we are restricted in offering our services, if customers purchase services from competitors, if customers develop their own cloud services, if we are unable to provide contractual warranty or other extended service obligations.

Issues in the development and use of AI may result in reputational or competitive harm or liability.

We continue to incorporate AI into our cloud services and infrastructure, and we are also providing computing power for our customers to use in solutions that they build. We are providing supporting/computing power to clients, including our strategic partners who develop AI systems. We expect this integration of AI into our offerings and our business in general to grow. AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms or training methodologies may be flawed. Datasets may be overbroad, insufficient, or contain biased information. Content generated by AI systems may be offensive, illegal, or otherwise harmful. Ineffective or inadequate AI development or deployment practices by others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, customers, or society, or result in our services not working as intended. Human review of certain outputs may be required. As a result of these and other challenges associated with innovative technologies, our implementation of cloud services could subject us to competitive harm, regulatory action, legal liability, including under new proposed legislation regulating AI in jurisdictions, new applications of existing data protection, privacy, intellectual property, and other laws, and brand or reputational harm. Some AI scenarios present ethical issues or may have broad impacts on society. If we provide supporting/cloud services that have unintended consequences, unintended usage or customization by our customers and partners, or are controversial because of their impact on human rights, privacy, employment, or other social, economic, or political issues, we may experience brand or reputational harm, adversely affecting our business and consolidated financial statements.

Risks Related to Digital Assets (and Our Filecoin Storage Business)

Our operating results have fluctuated due to the highly volatile nature of digital assets.

Due to the highly volatile nature and the prices of digital assets, our operating results have, fluctuated from quarter to quarter in accordance with market sentiments and movements in the broader digital assets economy. Our operating results fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including, but not limited to:

●	changes in the legislative or regulatory environment, or actions by governments or regulators, including fines, orders, or consent decrees;

●	regulatory changes that impact our ability to generate various digital assets;

●	our ability to diversify and grow our business;

●	investments we make in the development of our business as well as technology offered to our industry partners and sales and marketing;

●	generating new digital assets in compliance with the Federal securities laws and other compliance regulations;

●	macroeconomic conditions;

●	adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

●	increases in operating expenses that we expect to incur to grow and expand our operations and to remain competitive;

●	breaches of security or privacy;

●	our ability to attract and retain talent; and

●	our ability to compete with our competitors.

As a result of these factors, it is difficult for us to forecast growth trends in our digital assets business. In view of the rapidly evolving nature of our business and the digital assets industry, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of our common stock may increase or decrease significantly.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets.

Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm, limit or halt our business operations or result in loss of our digital assets, or damage to our hardware and physical assets.

Any digital assets we hold are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our business, financial condition, results of operations and prospects.

The limited rights of legal recourse available to us and our lack of insurance protection for risk of loss of our digital assets exposes us and our stockholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses.

The digital assets held by us are not insured. Further, banking institutions will not accept our digital assets and they are therefore not insured by the FDIC or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact the price of our common stock.

Currently, we do not have any insurance to cover our digital assets. The market for such insurance is in the early stages and we intend to purchase such insurance in the future. Any uninsured losses may have an adverse effect on our results of operations and/or financial condition.

Banks and financial institutions may cease to provide financial services to persons involved in cryptocurrency transactions.

Banks and other financial institutions can and have made legal and risk-based decisions to not accept customers such as digital assets investors or businesses that engage in crypto currency-related activities. This may be because it would be illegal for them to do so, or in situations where the legal position is unsure, but subject to material risk. If we, or our major business partners are unable to obtain banking services, this will cause material business disruption and loss and damage to our business.

We may face several risks due to disruptions in the digital asset markets, including but not limited to the risk from depreciation in the value of our common stock, financing risk, risk of increased losses or impairments in our investments or other assets, risks of legal proceedings and government investigations, and risks from price declines or price volatility of digital assets.

The use of digital assets to, among other things, buy and sell goods and services and complete other transactions is part of a new and rapidly evolving industry that employs digital assets based upon a computer generated mathematical and/or cryptographic protocol. The growth of this industry in general, and the use of digital assets in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may adversely affect our operations.

The factors affecting the further development of the digital asset industry include, but are not limited to:

●	Continued worldwide growth in the adoption and use of digital assets;

●	Governmental regulation of digital assets and their use, or restrictions on or regulation of access to and operation of the network or similar digital asset systems;

●	Changes in consumer demographics and public tastes and preferences;

●	The maintenance and development of the open source software protocol of the network;

●	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	General economic conditions and the regulatory environment relating to digital assets; and

●	Consumer sentiment and perception of Filecoin specifically and digital assets generally.

Many digital asset exchanges currently do not provide the public with significant information regarding their ownership structure, management teams, corporate practices, or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, digital asset exchanges, which may cause the price of digital assets to decline.

There have been many notable failures, bankruptcy filings, and insolvencies in the space in recent years. In response to these events, the digital asset markets, including the market for digital assets specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset market and in digital assets.

These events have also negatively impacted the liquidity of the digital asset market. If the liquidity of the digital asset market continues to be negatively impacted by these events, digital asset prices, may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government mandated regulation, or fraud, may reduce confidence at least in part in digital asset networks and result in greater volatility in the value of digital assets.

We may borrow digital assets from a lender for a specific period of time in exchange for a fee. While we intend to only transact with counterparties we believe to be creditworthy, there can be no assurance that a counterparty will not collapse and that we will not sustain a material loss on a transaction as a result.

Uncertainty Regarding the Growth of Blockchain and Web 3 Technologies

The further development and use of blockchain, Web 3 technologies and digital assets are subject to a variety of factors that are difficult to evaluate and predict, many of which are beyond our control. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would be expected to have a material adverse effect on us. Furthermore, blockchain and Web 3 technologies may never be implemented to a scale that provides identifiable economic benefit to blockchain-based businesses, including us.

Our digital assets are highly concentrated in a single digital asset, which enhances the risk inherent in our strategy.

Concentration risk arises as a result of the concentration of exposures within the same category, whether it is geographical location, product type, industry sector, or counterparty type. Currently, we have our investment in digital assets highly concentrated in a single digital asset (Filecoin). The concentration of our Filecoin holdings limits the risk mitigation that we could take advantage of by holding a more diversified portfolio of assets. The price of Filecoin has recently experienced significant volatility, and this volatility has had, and any further significant volatility in the price of Filecoin would have, a more pronounced impact on our financial condition than if we held a more diverse portfolio of assets.

Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital asset.

Historically, a limited number of Filecoin wallets held a significant portion of Filecoin in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Filecoin, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of Filecoin and other digital assets.

Risk of Filecoin reward ratio changes

The Filecoin reward for successfully validating and creating a block is affected by two factors including a halving that takes place over a 6-year period and the storage capacity in the network relative to the “baseline” target set at the genesis block. Simple minting of Filecoin is affected by the 6-year halving, which unlike Bitcoin diminishes monthly. Baseline minting sets aside block rewards for future operations when the total storage capacity falls below the baseline which is predetermined to double every year. If a corresponding and proportionate increase in the trading price of Filecoin or a proportionate decrease in storage capacity does not follow the decay in block rewards, the revenue one earns from Filecoin operations would see a corresponding decrease, which would have a material adverse effect on our business and operations

Risk of Filecoin Gas fee/Transaction fee changes

Network congestion on the Filecoin blockchain may result in increased costs related to participation in the storage market. Increased participation costs that do not correlate to increased rewards may impact profitability.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business utilizes presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other digital assets we mine or otherwise acquire or hold for our own account, and harm investors.

Smart contract risk

The Filecoin network is based upon the development and deployment of smart contracts, which are self-executing contracts with the terms of the agreement written into software code. There are thousands of smart contracts currently running on the Filecoin network. Like any software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract. The smart contract deployed on Filecoin and, as such, may contain a bug or other vulnerability that may lead to the loss of digital assets held in the wallet. The Filecoin developer community audits widely used smart contracts frequently and publishes the results of such audits on public forums. Nevertheless, there is no guaranty against a bug or other vulnerability leading to a loss of digital assets.

Risks Related to Development of Data Center Assets

We cannot assure the completion of the cluster of NVIDIA H100 or H200 GPUs or our joint venture’s 250MW sustainable data center site project, and even after such completions, we may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.

We are expecting the first phase of our cluster of NVIDIA H200 GPUs to come online in the third quarter of 2025, but there is no guarantee that it will be completed, that we will be able to expand the cluster, or that we can successfully commence operations. Similarly, our TCDC joint venture is in the very early stages of developing our proposed 250MW sustainable data center site project, and the joint venture has not yet purchased all the land for this project. There is no guarantee that construction of this project will be completed or that we can successfully commence operations. In the future, our capital expenses and operational expenses may increase due to expected increased sales, operational costs, and general and administrative costs and, therefore, our operating losses may continue or even increase after completion of these projects. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting agreements with customers are generally incurred up front, while revenue is generally recognized ratably over the term of the relationship. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain it.

We are at an early stage of development of our business, currently have limited sources of revenue, and may not become profitable in the future.

We are subject to the risks and uncertainties of a new business and have not generated any revenues from this business segment to date, Our first data center site development project, TCDC, is expected to be located on over 400 acres near Odessa, Texas, in the Permian Basin. TCDC purchased 235 acres on July 25, 2025, from the owner of the land, GROW Odessa, a non-profit organization dedicated to Odessa’s economic development growth, and signed a non-binding letter of intent on July 1, 2025, with GROW Odessa obtaining a 90-day period to complete due diligence and negotiate final documents to acquire an additional 203 acres. The intent is for a third-party to build gas-fired power generation on-site.

As we grow and develop as a business, we will attempt to reduce the impact of variability on our revenue and colocation costs by entering into long-term contracts at each site. Given that we have only a limited history of developing data center assets, the long-term profitability of these contracts cannot be presently determined. If we are unable to successfully implement our development plan or to increase our generation of revenue, we will not remain profitable in the future.

We intend to continue scaling our company to increase our customer base and implement initiatives, including new business lines and global expansion. These efforts may prove more expensive than we currently anticipate and may not result in increased revenue or profitability in the short term or at all. We will also incur increased compliance costs associated with growth, expanding our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, or the revenue growth rate may be slower than we expect. There can be no assurance that we will operate profitably in the future.

We may be unable to access sufficient additional capital needed to grow our business.

We expect to need to raise substantial additional capital to expand our data center operations, pursue our growth strategies and to respond to competitive pressures or unanticipated working capital requirements. However, market conditions may limit our ability to raise funds in a timely manner, in sufficient quantities, or on terms acceptable to us, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our ordinary shares could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of our ordinary shares on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness, pay dividends to our shareholders, or take other actions. We may also be required to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders. If we are unable to raise the additional capital needed to execute our future strategic growth initiatives, we may be less competitive in our industry and the results of these provisions could make investing in our common stock less attractive to investors and could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future, which could have significant harmful effects on our financial condition and business and could include substantial limitations on our ability to continue to conduct operations.

We are subject to a highly evolving regulatory landscape and any adverse changes to or our failure to comply with any laws or regulations could adversely affect our business, prospects or operations.

Our customers’ businesses are subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, AI and related technologies, cloud services and data center operations. As a result, they do not contemplate or address unique issues associated with AI, are subject to significant uncertainty, and vary widely across the U.S. and Australia. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another.

Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of AI, requires us to exercise our judgment as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or financial condition.

Ongoing and future regulatory actions could effectively prevent our customers’ and our ongoing or planned co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or financial condition.

Our business depends upon the demand for data centers.

We intend to be in the business of owning, acquiring, developing and operating data centers and assets used in data centers. A reduction in the demand for data center assets, power or connectivity would have a greater adverse effect on our business and financial condition than if our assets were devoted to a less specialized use. Our substantial development activities make us particularly susceptible to general economic slowdowns, as well as adverse developments in the data center, Internet, AI and data communications and broader technology industries. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for data center assets. Changes in industry practice or in technology could reduce demand for the physical data center assets we provide. In addition, our customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that we do not own or operate, which could reduce demand for our newly developed data centers or result in the loss of one or more key customers. If any of our potential key customers were to do so, it could result in a loss of business to us or put pressure on our pricing. Mergers or consolidations of technology companies could reduce further the number of our potential customers and make us more dependent on a more limited number of potential customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Our business is expected to have significant customer concentration.

We expect to generate a large portion of our revenue from a small number of customers. There are inherent risks whenever a large percentage of total revenue is concentrated with a limited number of customers. If we were to lose one or more of our potential customers, our operating results could be materially adversely affected.

We expect that the limited number of our potential customers will account for a high percentage of our revenue for the foreseeable future. In addition, demand for our services generated by these customers may fluctuate significantly from quarter to quarter. The expected concentration of our customer base could increase risks related to the financial condition of our customers, and the deterioration in financial condition of a single customer or the failure of a single customer to perform its obligations could have a material adverse effect on our results of operations and cash flow. In the event that any of our potential customers experience a decline in their equipment usage for any reason, or decide to discontinue the use of our facilities, we may be compelled to lower our prices or risk losing a significant customer. Such developments could adversely affect our profit margins and financial position, leading to a negative impact on our revenue and operational results.

Failure to attract, grow and retain a diverse and balanced customer base, could adversely affect our business and operating results.

Our ability to attract, grow and retain a diverse and balanced customer base, consisting of enterprises, cloud service providers, network service providers, and digital economy customers, may affect our ability to grow our business. Initially, our data center site operations are intended to be established in connection with TCDC in Texas, U.S. Our ability to attract customers to our data centers will depend on a variety of factors, including our product offerings, the presence of carriers, the overall mix of customers, the presence of key customers attracting business through ecosystems, the data center’s operating reliability and security and our ability to effectively market our product offerings. Our inability to develop, provide or effectively execute any of these factors may adversely affect the development, growth and retention of a diverse and balanced customer base and adversely affect our business, financial condition and results of operations.

Our new services and changes to existing services could fail to attract or retain users or generate revenue and profits, or otherwise adversely affect our business.

Our ability to retain, increase, and engage our customer base and to increase our revenue depends heavily on our ability to continue to evolve our existing services and to create successful new services, both independently and in conjunction with developers or other third parties. We may introduce significant changes to our existing services or acquire or introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. These efforts, including the introduction of new services or changes to existing services, may result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. If our new services fail to engage users or developers, or if our business plans are unsuccessful, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, and our business may be adversely affected.

We intend to depend upon third-party suppliers for power, and we are vulnerable to service failures and price increases by such suppliers and to volatility in the supply and price of power in the open market.

We intend to rely on third parties to provide power to our data centers, and we cannot ensure that these third parties will deliver such power in adequate quantities or on a consistent basis. We may also be reliant on third parties to deliver additional power capacity to support the growth of our business. If the amount of power available to us is inadequate to support customer requirements, we may be unable to satisfy our obligations to our customers or grow our business. In addition, our data centers may be susceptible to power shortages and planned or unplanned power outages caused by these shortages. Power outages may last beyond our backup and alternative power arrangements, which would harm our customers and our business. Any loss of services or equipment damage could adversely affect both our ability to generate revenues and our operating results, harm our reputation and potentially lead to customer disputes or litigation.

In addition, we may be subject to risks and unanticipated costs associated with obtaining power from various utility companies. Utilities that serve our data centers may be dependent on, and sensitive to price increases for, a particular type of fuel, including hydroelectric. In addition, the total cost of delivered electricity could increase as a result of: regulations intended to regulate carbon emissions and other pollutants, ratepayer surcharges related to recovering the cost of extreme weather events and natural disasters, geopolitical conflicts, military conflicts, grid modernization charges, as well as other charges borne by ratepayers. Increases in the cost of power at any of our data centers could put those locations at a competitive disadvantage relative to data centers that are supplied power at a lower price.

We will depend on third parties to provide network connectivity to the customers in our data centers and any delays or disruptions in connectivity may materially adversely affect our operating results and cash flow.

We are not a telecommunications carrier. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. Any carrier may elect not to offer its services within our data centers. Any carrier that has decided to provide network connectivity to our data centers may not continue to do so for any period of time. Further, some carriers are experiencing business difficulties or have announced consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our data centers, which could have an adverse effect on the business of our customers and, in turn, our own operating results.

Our data centers may require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to data centers is complex and involves factors outside of our control, including regulatory requirements and the availability of construction resources. We intend to obtain the right to use network resources owned by other companies, in order to attract telecommunications carriers and customers to our portfolio. If the establishment of highly diverse network connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow may be materially adversely affected. Additionally, any hardware or fiber failures on this network may result in significant loss of connectivity to our data centers. This could negatively affect our ability to attract new customers or retain existing customers, which could have an adverse effect on our business, financial condition and results of operations.

Any delays or unexpected costs in the development of any new properties acquired for development may delay and harm our growth prospects, future operating results and financial condition.

In addition to TCDC, we intend to build out additional data centers in the future based on signed letters of intent at significant cost. Our successful development of this and future projects is subject to many risks, including those associated with:

●	delays in construction, or changes to the plans or specifications;

●	budget overruns, increased prices for raw materials or building supplies, or lack of availability and/or increased costs for specialized data center components, including long lead time items such as generators;

●	construction site accidents and other casualties;

●	financing availability, including our ability to obtain construction financing and permanent financing, or increases in interest rates or credit spreads;

●	labor availability, costs, disputes and work stoppages with contractors, subcontractors or others that are constructing the project;

●	failure of contractors to perform on a timely basis or at all, or other misconduct on the part of contractors

●	access to sufficient power and related costs of providing such power to our customers;

●	environmental issues;

●	supply chain constraints;

●	fire, flooding, earthquakes and other natural disasters;

●	pandemics;

●	geological, construction, excavation and equipment problems; and

●	delays or denials of entitlements or permits, including zoning and related permits, or other delays resulting from requirements of public agencies and utility companies.

In addition, development activities, regardless of whether they are ultimately successful, also typically require a substantial portion of our management’s time and attention. This may distract our management from focusing on other operational activities of our business. If we are unable to complete development projects successfully and on a timely basis, our business may be adversely affected.

If we incorrectly estimate our hosting capacity requirements and related capital expenditures, our results of operations could be adversely affected.

We will be continuously evaluating our capacity requirements in order to effectively manage our capital expenditures and operating results. However, we may be unable to accurately project our future capacity needs or sufficiently allocate resources to address such needs. If we underestimate these requirements, we may not be able to provide sufficient service to existing customers or may be required to limit new customer acquisition, both of which may materially and adversely impair our results of operations.

Certain natural disasters or other external events, including climate change or mechanical failures, could harm our business, financial condition, results of operations, cash flows, and prospects.

We may also experience disruptions due to mechanical failure, human error, physical or electronic security breaches, war, terrorism, fire, earthquake, pandemics, hurricane, flood and other natural disasters, sabotage and vandalism. Our systems may be susceptible to damage, interference, or interruption from modifications or upgrades, power loss, telecommunications failures, computer viruses, ransomware attacks, computer denial of service attacks, phishing schemes, or other attempts to harm or access our systems. Such disruptions could materially and adversely affect our business and our financial condition, operating results, cash flows, and prospects.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business. With the energy demand of our business, we may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, and energy disclosure and use regulations, we cannot predict how legislation and regulation will affect our financial condition and results of operations in the future in the U.S. and Australia. Further, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change or energy use by us or other companies in our industry could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.

Should we have additional space available for lease at any one of our data centers, our ability to lease this space to existing or new customers could be constrained by our ability to provide sufficient electrical power.

As our future customers increase their power footprint in our data centers over time, the corresponding reduction in available power could limit our ability to increase occupancy rates or network density within our existing or future data centers. Furthermore, our aggregate maximum contractual obligation to provide power and cooling to our customers may exceed the physical capacity at such data centers if customers were to quickly increase their demand for power and cooling. Should his occur and we are not able to increase the available power and/or cooling or move the customer to another location within our data centers with sufficient power and cooling to meet such demand, we could lose the customer as well as be exposed to liability under our customer agreements. In addition, our power and cooling systems will be difficult and expensive to upgrade. Accordingly, we may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that we may not be able to pass on to our customers. Any such material loss of customers, liability or additional costs could adversely affect our business, financial condition and results of operations.

Increased scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance (“ESG”) practices and the impacts of climate change may result in additional costs or risks.

Companies across many industries are facing increasing scrutiny related to their ESG practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. Furthermore, increased public awareness and concern regarding environmental risks, including global climate change, has resulted and may continue to result in increased public scrutiny of our business and our industry, and our management team may divert significant time and energy away from our operations and towards responding to such scrutiny and reassuring our employees.

We intend to embrace the sustainability of our data centers and will look to have our data centers running on carbon-free renewable energy wherever possible. The SEC has proposed rule changes that would require companies to include certain climate-related disclosures such as climate-related risks that are reasonably likely to have a material impact on business, results of operations, or financial conditions. Should such proposed rules be adopted, increased public scrutiny of our business may affect our operations, competitive position, and financial condition.

In addition, the physical risks of climate change may impact the availability and cost of materials and natural resources, sources and supply of energy, could increase our insurance and other operating costs, including, potentially, to repair damage incurred as a result of extreme weather events or to renovate or retrofit facilities to better withstand extreme weather events. If environmental laws or regulations or industry standards in the U.S. or Australia are either changed or adopted and impose significant operational restrictions and compliance requirements on our operations, or if our operations are disrupted due to the physical impacts of climate change, our business, capital expenditures, results of operations, financial condition and competitive position could be negatively impacted.

Cancellation or withdrawal of required operating and other permits and license.

We must obtain various permits, approvals and/or licenses in order to construct and operate our planned data center facilities. If such permits, approvals and/or licenses are not granted, or if they are lost, suspended, terminated or revoked, it may result in delays in construction of our facilities, require us to halt all or part of our operations, or cause us to be exposed to financial or other penalties at the affected locations. Such circumstances could have a material adverse effect on our business, financial condition and operating results.

Our operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose us to environmental liabilities.

As we develop data center assets, we may become subject to environmental laws and regulations affecting many aspects of our operations, including those affecting the development of data center assets. These laws and regulations can increase capital, operating and other costs; cause delays as a result of litigation and administrative proceedings; and create environmental compliance, remediation, containment, monitoring and reporting obligations for construction materials facilities. Environmental laws and regulations can also require us to install pollution control equipment at facilities we may someday operate, and correct environmental hazards, including payment of all or part of the cost to remediate sites where activities of other parties, caused environmental contamination. These laws and regulations generally require us to obtain and comply with a variety of environmental licenses, permits, inspections and other approvals. Although we intend to strive to comply with all applicable environmental laws and regulations, public and private entities and private individuals may interpret our legal or regulatory requirements differently and seek injunctive relief or other remedies against us. We cannot predict the outcome, financial or operational, of any such litigation or administrative proceedings.

Existing environmental laws and regulations may be revised and new laws and regulations seeking to protect the environment may be adopted or become applicable to us. These laws and regulations could require us to limit the use or output of certain facilities; prohibit or restrict new or existing services; retire and replace certain facilities; install pollution controls; remediate environmental impacts; remove or reduce environmental hazards; or forego or limit the development of resources and certain facilities where it operates. Revised or new laws and regulations that increase compliance and disclosure costs and/or restrict operations could adversely affect our results of operations, financial conditions and cash flows.

Risks Relating to Laws, Regulatory Frameworks, and Legal Action

Our business and financial condition may be materially adversely affected by changes to and/or increased regulation of energy sources.

Governmental authorities have and may continue to pursue and implement legislation and regulation that seeks to limit the amount of carbon dioxide produced from electricity generation, which, in the event any of our services are powered by non-renewable energy sources, would affect our ability to source electricity from fossil fuel-fired electric generation in a potentially material adverse manner. Potential increases in costs arising from compliance and environmental monitoring may adversely affect our operations and financial performance.

HPC/AI and data center activities are energy-intensive, which may restrict the geographic locations of our activities to locations with renewable sources of power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to HPC and data center operators, including us.

HPC/AI cloud services and data centers require significant amounts of electrical power, and electricity costs are expected to continue to account for a material portion of our operating costs. There has been a substantial increase in the demand for and cost of electricity for computing purposes, and this has had varying levels of impact on local electricity supply. The availability and cost of electricity will impact the geographic locations in which we choose to locate our compute and storage servers and our data center development projects, and the availability and cost of electricity in the geographic locations in which our equipment facilities are located will impact our business, cash flows, results of operations and financial condition.

Should our operations require more electricity than can be supplied or generated in the areas where our compute and storage servers and our data center development project are located or should the electrical transmission grid and distribution or generation systems be unable to provide the regular supply of electricity required, we may have to limit or suspend activities or reduce the speed of our proposed expansion, either voluntarily or as a result of either quotas or restrictions imposed by energy companies or governments, or increased prices for certain users (such as us). If we are unable to procure or generate electricity at a suitable price, as applicable, we may have to shut down our operations in that particular jurisdiction either temporarily or permanently. Additionally, our HPC/AI cloud services equipment and systems and our data center development projects would be materially adversely affected by power outages including outages affecting power generation at our data center development sites, as applicable. Given the power requirement, it may not be feasible to run HPC/AI cloud services on back-up power generators in the event of a government restriction on electricity or a power outage, which may be caused by climate change, weather, acts of God, wild fires, pandemics, falling trees, falling distribution poles and transmission towers, transmission and distribution cable cuts, failure of power generation at our planned data center development site, including failures in fuel supply, other natural and man-made disasters, other force majeure events in the electricity market and/or the negligence or malfeasance of others. If we are unable to receive adequate power supply and we are forced to reduce our operations due to the lack of availability or cost of electrical power, our business could experience materially adverse impacts.

We are subject to governmental regulation and other legal obligations related to data privacy, data protection and information security. If we are unable to comply with these, we may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity.

We collect and process data, including personal, financial and confidential information about individuals, including our employees and business partners; however, not of any customers or other third parties. The collection, use and processing of such data about individuals are governed by data privacy laws and regulations enacted in the U.S. (federal and state), and other jurisdictions around the world. These data privacy laws and regulations are complex, continue to evolve, and on occasion may be inconsistent between jurisdictions leading to uncertainty in interpreting such laws and it is possible that these laws, regulations and requirements may be interpreted and applied in a manner that is inconsistent with our existing information processing practices, and many of these laws are significantly litigated and/or subject to regulatory enforcement. The implication of this includes that various federal, state and foreign legislative or regulatory bodies may enact or adopt new or additional laws and regulations concerning data privacy, data retention, data transfer, and data protection. Such laws may continue to restrict or dictate how we collect, maintain, combine and disseminate information and could have a material adverse effect on our business, results of operations, financial condition and prospects.

In the United States, there are numerous federal and state laws and regulations that could apply to our operations or the operations of our partners, including data breach notification laws, financial information and other data privacy laws, and consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure, and protection of personal information.

Failure to comply with anti-corruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (the “FCPA”) and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate an international business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the FCPA, and other applicable anti-corruption and anti-money laundering laws in certain countries in which we conduct activities. The FCPA prohibits providing, offering, promising, or authorizing, directly or indirectly, anything of value to government officials, political parties, or political candidates for the purpose of obtaining or retaining business or securing any improper business advantage.

In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA, or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, contractors, agents or other partners or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, operating results, prospects and financial condition.

Any violation of applicable anti-corruption laws, anti-money laundering laws or the FCPA could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, prospects and financial condition. In addition, responding to any enforcement action or internal investigation related to alleged misconduct may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Regulatory restrictions that target AI, including, but not limited to, export restrictions may have a material adverse impact on our intended operations.

The increasing focus on the strategic importance of AI technologies has already resulted in regulatory restrictions that target products and services capable of enabling or facilitating AI, and may in the future result in additional restrictions impacting some or all of our service offerings. Such restrictions could include additional unilateral or multilateral export controls on certain products or technology, including, but not limited to, AI technologies. As geopolitical tensions have increased, semiconductors associated with AI, including GPUs and associated products, are increasingly the focus of export control restrictions proposed by stakeholders in the U.S. and its allies, and it is likely that additional unilateral or multilateral controls will be adopted. Such controls may be very broad in scope and application, prohibit us from exporting our services to any or all customers in one or more markets or could impose other conditions that limit our ability to serve demand abroad and could negatively and materially impact our business, revenue, and financial results. Export controls targeting GPUs and semiconductors associated with AI, which are increasingly likely, would restrict our ability to export our technology, services even though competitors may not be subject to similar restrictions, creating a competitive disadvantage for us and negatively impacting our business and financial results. Increasing use of economic sanctions may also impact demand for our services, negatively impacting our business and financial results. Additional unilateral or multilateral controls are also likely to include deemed export control limitations that negatively impact the ability of our research and development teams to execute our roadmap or other objectives in a timely manner. Additional export restrictions may not only impact our ability to serve overseas markets, but also provoke responses from foreign governments, including China, that negatively impact our ability to provide our services to customers in all markets worldwide, which could also substantially reduce our revenue.

During the third quarter of fiscal year 2023, the U.S. government announced new export restrictions and export licensing requirements targeting China’s semiconductor and supercomputing industries. These restrictions impact exports of certain chips, as well as software, hardware, equipment, and technology used to develop, produce, and manufacture certain chips, to China (including Hong Kong and Macau) and Russia. The new license requirements also apply to any future NVIDIA integrated circuit achieving certain peak performance and chip-to-chip I/O performance thresholds, as well as any system or board that includes those circuits. There are also now licensing requirements to export a wide array of products, including networking products, destined for certain end users and for certain end uses in China.

Management of these new license and other requirements is complicated and time consuming. Our results and competitive position may be harmed if we are restricted in offering our services, if customers purchase services from competitors, if customers develop their own internal solution, if we are unable to provide contractual warranty or other extended service obligations, if the U.S. government does not grant licenses in a timely manner or denies licenses to significant customers, or if we incur significant transition costs. Even if the U.S. government grants any requested licenses, the licenses may be temporary or impose burdensome conditions that we cannot or choose not to fulfill. The new requirements may benefit certain of our competitors, as the licensing process will make our pre-sale and post-sale technical support efforts more cumbersome and less certain, and encourage customers to pursue alternatives to our services.

Issues in the development and use of AI may result in reputational or competitive harm or liability.

We are beginning to build AI into our infrastructure services, and we are also providing computing power for AI available for our customers to use in solutions that they build. We are providing supporting/computing power to clients, including our strategic partners who develop AI systems. We expect this integration of AI into our offerings and our business in general to grow. AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms or training methodologies may be flawed. Datasets may be overbroad, insufficient, or contain biased information. Content generated by AI systems may be offensive, illegal, or otherwise harmful. Ineffective or inadequate AI development or deployment practices by us or others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, customers, or society, or result in our products and services not working as intended. Human review of certain outputs may be required. As a result of these and other challenges associated with innovative technologies, our implementation of AI systems could subject us to competitive harm, regulatory action, legal liability, including under new proposed legislation regulating AI in jurisdictions, new applications of existing data protection, privacy, intellectual property, and other laws, and brand or reputational harm. Some AI scenarios present ethical issues or may have broad impacts on society. If we provide supporting/computing AI services that have unintended consequences, unintended usage or customization by our customers and partners, or are controversial because of their impact on human rights, privacy, employment, or other social, economic, or political issues, we may experience brand or reputational harm, adversely affecting our business and consolidated financial statements.

Digital assets are likely to be more highly regulated.

Digital assets and cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. We do not believe our activities require registration to conduct such activities and accumulate digital assets. Nevertheless it is likely that regulation in the digital asset industry will increase. On March 9, 2022 President Biden issued an executive order that identified the following objectives for future regulation of digital assets in the United States: (1) protect consumers, investors, and businesses, (2) protect financial stability, (3) mitigate the illicit finance and national security risks posed by misuse of digital assets, (4) reinforce United States leadership in the global financial system and in technological and economic competitiveness, (5) promote access to safe and affordable financial services, and (6) support technological advances that promote responsible development and use of digital assets. The executive order was generally received as a positive for the digital asset industry, especially in the United States, as it appears to seek to foster an environment of innovation for digital assets within some reasonable bounds. This can be seen as similar to moves in the Australian government context, where the government has declared that it is seeking to better understand digital assets in order to craft and promulgate better designed regulation, and can be seen as contrasting to the reactions in some jurisdictions, where outright bans and other barriers have been erected against digital assets and cryptocurrencies.

In the past it has also been noted that the United States Security and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”), Nasdaq or other governmental or quasi-governmental agency or organization (including similar authorities in other jurisdictions such as Australia) may conclude that our digital asset mining activities involve the offer or sale of “securities”, or ownership of “investment securities”, and we may face regulation under the Securities Act of 1933, as amended (the “Securities Act”) or the Investment Company Act of 1940 (the “Investment Company Act”). Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on business, financial condition, results of operations and prospects of our business. Currently in Australia, digital assets themselves are not considered a financial product nor are digital assets regarded as money or currency for the purpose of Australian law. The effect of any future regulatory change on digital assets or an entity dealing in or holding digital assets is impossible to predict, but such change could be substantial and adverse to the returns sought by us.

Digital assets are presently legal in Australia and the U.S., however it may become illegal in the future, to acquire, own, hold, sell, exchange, advise on or use digital assets in Australia and the U.S. or one or more other countries, and may currently be illegal in some countries.

Regulatory changes or interpretations could cause us (or any of our related entities) to register and comply with new regulations, resulting in potentially extraordinary, recurring or non-recurring expenses to continuing our digital assets business, or entering into new business ventures.

Regulatory changes or interpretations of our activities require us or any of our affiliates to register as a money services business (“MSB”) under the regulations promulgated by FinCEN

The U.S. Bank Secrecy Act may require us to register and comply with it and its regulations. If regulatory changes or interpretations of our activities require the licensing or other registration as a money transmitter (or equivalent designation) under state law in any state in which we operate, we may be required to seek license or otherwise register and comply with such state law. In the event of any such requirement, to the extent we decide to continue, the required registrations, licenses and regulatory compliance steps may result in extraordinary, non-recurring expenses to us and even in a decision to cease our digital asset infrastructure operations. To the extent that our activities cause us to be deemed a MSB under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), a unit of the U.S. Treasury Department focused on money laundering under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate we implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records. In addition, to the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York State Department of Financial Services has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators including those from California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business-friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting January 1, 2016, New Hampshire requires anyone who exchanges a digital currency for another currency to become a licensed and bonded money transmitter. In numerous other states, including Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of Bitcoin and other digital assets. We will continue to monitor for developments in such legislation, guidance or regulations. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly adversely affecting our business, financial condition, results of operations and prospects. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate our business. Any such action may materially adversely impact our business, financial condition, results of operations and prospects.

If regulatory changes or interpretations require the regulation of digital assets under the Securities Act and Investment Company Act by the SEC, we may be required to register and comply with such regulations.

Current and future legislation and the SEC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which digital assets are treated for classification and clearing purposes. The SEC’s July 25, 2017 Report expressed its view that digital assets may be securities depending on the facts and circumstances. As of the date of this proxy statement/prospectus, we are not aware of any rules that have been proposed to regulate digital assets as securities. We cannot be certain as to how future regulatory developments will impact the treatment of digital assets under the law. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting our business, financial condition, results of operations and prospects. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect our business, financial condition, results of operations and prospects.

To the extent that digital assets are deemed by the SEC to fall within the definition of a security, we may be required to register and comply with additional regulation under the Investment Company Act, including additional periodic reporting and disclosure standards and requirements and the registration of the combined company as an investment company. Additionally, one or more states may conclude digital assets we may own as a security under state securities laws which would require registration under state laws including merit review laws which would adversely impact us since we would likely not be able to comply. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting our business, financial condition, results of operations and prospects. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease all or certain parts of its operations. Any such action would likely adversely affect our business, financial condition, results of operations and prospects and investors may suffer a complete loss of their investment.

Future developments regarding the treatment of digital assets for U.S. federal income and foreign tax purposes could adversely impact our business.

Globally, many taxation laws, rules and guidelines have not been developed with digital assets or cryptocurrencies in focus. For example, many significant aspects of the U.S. federal income and foreign tax treatment of transactions involving digital assets are uncertain, and it is unclear what guidance may be issued in the future on the treatment of digital asset transactions for U.S. federal income and foreign tax purposes.

There can be no assurance that the U.S. Internal Revenue Service (“IRS”) or other foreign tax authorities will not alter their position or introduce new laws, regulations or guidance with respect to digital assets. Any such alteration of existing IRS and other foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for our business and could have an adverse effect on the value of digital asset and the broader digital assets markets. In addition, the IRS and other foreign tax authorities may disagree with tax positions that we have taken, which could result in increased tax liabilities. Future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and foreign tax purposes.

Risks Related to this Offering and Ownership of our Common Stock

The price of our stock may be volatile, and you could lose all or part of your investment.

The valuation of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	introduction of new products or services offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	general political and economic conditions and other events or factors, many of which are beyond our control.\

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors, and 5% stockholders have voting control of approximately 81.8% of the Company at June 30, 2025, based upon the voting power of our different stock classes. These calculations were made excluding expected dilution from the remaining shares outstanding but unissued in our Equity Incentive Plan, assume full vesting for all restricted stock that fall due in the following 60 days, exercise of all equity rights, and the special voting provisions of shares of our preferred stock. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. Further information is available in the Security ownership of certain beneficial owners and management section on page 273.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering.

Risks Related to Ownership of Pubco Securities

The price of Pubco Common Stock may be volatile.

If a public trading market does develop for the Pubco Common Stock, its market price is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;

●	limited “public float” with a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the Pubco Common Stock;

●	additions or departures of key personnel;

●	loss of a strategic relationship;

●	variations in operating results from the expectations of securities analysts or investors;

●	announcements of new products or services by us or our competitors;

●	reductions in the market share of our products;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	investor perception of our industry or prospects;

●	insider selling or buying;

●	investors entering into short sale contracts;

●	regulatory developments affecting our industry;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	sales of the Pubco Common Stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	revisions in securities analysts’ estimates or reductions in security analysts’ coverage; and

●	economic and other external factors.

Many of these factors are beyond our control and may decrease the market price of the Pubco Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for the Pubco Common Stock will be at any time, including as to whether the Pubco Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of the Pubco Common Stock for sale at any time will have on the prevailing market price.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Pubco Common Stock.

The holders of shares of Class B Super Common Stock will own a significant voting percentage of the Pubco stock and will be able to exert significant control over matters subject to stockholder approval.

All 6,816,948 shares of our Class B Super Common Stock are held by three stockholders. Each share of Class B Super Common Stock has one hundred and sixty (160) votes on any matter brought before the stockholders for a vote, which means that the three stockholders who own all of the Class B Super Common Stock will have, collectively, 1,090,711,680 votes on any matter subject to stockholder approval. We expect that that will only be 567,098,640 shares of Class A Ordinary Common Stock outstanding after the consummation of the Business Combination, and each such share only has one (1) vote on any matter brought before the stockholders for a vote. Thus, the three holders of shares of Class B Super Common Stock may together be able to determine all matters requiring stockholder approval. For example, these three stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for Pubco’s stock that you may feel are in your best interest as one of our stockholders. Pubco’s Proposed Certificate of Incorporation only authorizes 900,000,000 shares of Class A Ordinary Common Stock, which means that even if every authorized share of authorized Class A Ordinary Common Stock was issued and outstanding, the three holders of shares of Class B Super Common Stock would have more votes than all of the holders of Class A Ordinary Common Stock together. Further information is available in the Security ownership of certain beneficial owners and management section on page 271.

The requirements of being a public company may strain Pubco’s resources and distract management and we will incur substantial costs as a result of being a public company.

Following the consummation of the Business Combination, SharonAI will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Securities Act. These rules, regulations and requirements are extensive. We will incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Pubco Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this proxy statement/prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

A decline in the price of Pubco Common Stock could affect the company’s ability to raise working capital and adversely impact the company’s ability to continue operations.

A prolonged decline in the price of Pubco Common Stock could result in a reduction in the liquidity of the common stock and a reduction in our ability to raise capital. A decline in the price of Pubco Common Stock could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. If Pubco Common Stock’s price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

SharonAI does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the company’s capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on Pubco Common Stock and do not intend to pay cash dividends on Pubco Common Stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of the Pubco Board and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Pubco Board decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our business.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect Pubco’s business operations. Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future. Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on Pubco’s businesses (either due to our reliance on imported goods or dependence on access to foreign markets).

Among other things, historical financial performance of companies affected by trade policies and/or tariffs may not provide useful guidance as to the future performance of such companies, because future financial performance of those companies may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. We may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. As a result, our business may be negatively impacted.

Inflationary pressures and persistently high prices and uncertain availability of inputs used by PubCo and PubCo’s suppliers, or instability in logistics and related costs, could negatively impact PubCo’s profitability. Pending tariffs proposed by the Trump Administration, may also negatively impact the cost structure of PubCo’s supply chain, and ECD may not be able to pass these price increases on to its customers.

Increases in prices, including because of inflation and rising interest rates, for inputs that Pubco and Pubco’s suppliers use in manufacturing products, systems, components and parts, or increases in logistics and related costs, have led in the past and may lead in the future to higher production costs for parts, components and vehicles. Geopolitical risks, fluctuations in supply and demand, fluctuations in interest rates, any weakening of the U.S. dollar in comparison with other currencies, and other economic and political factors have created and may continue to create pricing pressure for Pubco’s inputs. These inflationary pressures could, in turn, negatively impact Pubco’s profitability because we may not be able to pass all of those costs on to our customers or require our suppliers to absorb such costs.

Changes to United States tariff and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.

The United States has recently enacted and proposed to enact significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict our access to suppliers or customers and have a material adverse effect on our business, financial condition and results of operations.

If the price of Pubco Common Stock fluctuates after the Business Combination, you could lose a significant part of your investment.

The market price of Pubco Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this proxy statement/prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, the occurrence of natural disasters, pandemics, geopolitical tensions (particularly those relating to the People’s Republic of China), military conflicts, recessions, inflation, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The public stockholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the SharonAI Equity Incentive Plan. Having a minority share position may reduce the influence that SharonAI’ current stockholders have on the management of Pubco.

It is anticipated that, following the Business Combination, an aggregate of 573,915,588 shares of Pubco Common Stock will be outstanding, based on SharonAI’ balance of capital stock as of June 30, 2025, comprised of: (i) 528,637,368 shares of Pubco Common Stock issued to SharonAI Securityholders in the Merger; and (ii) 45,116,667 shares of Pubco Common Stock issued to the Sponsor. These amounts assume that no Roth CH Warrants will be exercised and there are no other issuances of equity securities of Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the SharonAI Equity Incentive Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by Roth CH’s existing shareholders in the combined company will be different.

In addition, SharonAI employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under equity incentive plans. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Pubco Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Roth CH securities and may adversely affect prevailing market prices for our Public Shares or Public Warrants.

Pubco Warrants will become exercisable for Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more Public Shares are redeemed.

Outstanding Pubco Warrants to purchase an aggregate of up to 22,250,000 shares of Pubco Common Stock, including 11,500,000 Public Warrants and 10,750,000 Private Placement Warrants, will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. However, there is no guarantee that the Pubco Warrants will ever be “in the money” prior to their expiration, and, as such, the Pubco Warrants may expire worthless. See “- Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

To the extent the Pubco Warrants are exercised, additional shares of Pubco Common Stock will be issued, which will result in dilution to the holders of Pubco Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Pubco Warrants will increase if a large number of Roth CH shareholders elect to redeem their shares in connection with the Business Combination. We cannot predict the ultimate value of the Public Warrants following consummation of the Business Combination. Sales of substantial numbers of shares issued upon the exercise of Pubco Warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Pubco Common Stock.

The future exercise of registration rights may adversely affect the market price of the Pubco Common Stock.

Pursuant to the A&R Registration Rights Agreement, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Common Stock and other equity securities of Pubco that are held by the Registration Rights Holders from time to time. Pursuant to the A&R Registration Rights Agreement, the Registration Rights Holders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Pubco Common Stock held by such parties following the consummation of the Merger. We estimate that an aggregate of [__________] shares of Pubco Common Stock and 22,250,000 Pubco Warrants will be subject to registration rights immediately following Closing.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of a significant number of securities for trading in the public market may have an adverse effect on the market price of the Pubco Common Stock post-Closing.

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The exercise price for the outstanding Roth CH Warrants is $11.50 per share. There can be no assurance that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration and as such, the Public Warrants may expire worthless.

The Roth CH Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Roth CH. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that increases the exercise price or shortens the exercise period of the Public Warrants.

Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Pubco Common Stock purchasable upon exercise of a warrant.

Pubco may redeem your unexpired Pubco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Pubco Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the Public Warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the thirty (30)-day redemption period, except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants, if you do not otherwise exercise you warrants, as permitted under the Warrant Agreement, before the redemption date. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or any of its permitted transferees. As of the date of this proxy statement/prospectus, Roth CH Class A Ordinary Shares have never traded above $17.00 per share, therefore neither current nor recent share prices meet or exceed the threshold that would allow Pubco to redeem Public Warrants.

In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if the closing price of the Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) day trading-day period ending on the third day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants on a cashless basis prior to redemption for a number of shares of Pubco Common Stock determined based on the redemption date and fair market value of the Pubco Common Stock. The value received upon exercise of the warrants may be less than the value the holders would have received if they had been able to exercise their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. In addition, such redemptions may occur at a time when the Pubco Warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the Pubco Common Stock had such Pubco Warrants remained outstanding. If the price of the Pubco Common Stock is less than $18.00 and we seek redemption of the Public Warrants, we must call the Private Placement Warrants for redemption on the same terms.

In the event that Pubco determines to redeem the Public Warrants when the closing price of the shares of Pubco Common Stock equals or exceeds $18.00 per share, pursuant to Section 6.2 of the Warrant Agreement, respectively, Pubco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty (30) days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Public Warrant holders will only be able to exercise their Public Warrants on a “cashless basis” under certain circumstances, and if they do so, they will receive fewer shares of Pubco Common Stock from such exercise than if such warrants were exercised for cash.

The Public Warrants generally may not be exercised on a “cashless basis”, except as described below. In contrast, the Private Placement Warrants, for so long as they are held by the Sponsor and certain permitted transferees, may be exercised on a “cashless basis”. The reason that Roth CH agreed that the Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of Roth CH’s IPO whether the Sponsor would be affiliated with us following a business combination. If the Sponsor remains affiliated with Pubco, its ability to sell Pubco securities in the open market will be significantly limited. We expect Pubco to have policies in place that prohibit insiders from selling securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Pubco securities, an insider cannot trade in Pubco securities if he or she is in possession of material non-public information. Accordingly, unlike Public Shareholders who could exercise their Pubco Warrants and sell the shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the Insiders could be significantly restricted from selling such securities.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Pubco Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Pubco Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the shares of Pubco Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of Pubco Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, a holder of Public Warrants would receive fewer shares of Pubco Common Stock from such exercise than if such warrants were exercised for cash.

The Pubco Warrants may have an adverse effect on the market price of the Pubco Common Stock.

Upon the Business Combination, the Roth CH Warrants will be assumed and converted into Pubco Warrants and will entitle the holders to purchase shares of Pubco Common Stock. Such Pubco Warrants, when exercised, will increase the number of issued and outstanding shares of Pubco Common Stock and reduce the value of the Pubco Common Stock.

The Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits and result in increased costs to warrant holders to bring a lawsuit. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board.

Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to smaller reporting companies and emerging growth companies could make our common stock less attractive to investors.

We are a “smaller reporting company” and an “emerging growth company” under U.S. federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Furthermore, as an emerging growth company, we intend to take advantage of exemptions from certain reporting requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non- binding advisory vote on executive compensation. Investors may not find our common stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Roth CH’s IPO, (b) in which we have total annual gross revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Risks Related to the Pubco Standby Equity Purchase Agreement

It is not possible to predict the actual number of shares Pubco will sell under the SEPA to YA, or the actual gross proceeds resulting from those sales. Further, Pubco may not have access to the full amount available under the SEPA with YA.

Following consummation of the Business Combination, Pubco is expected to enter into the SEPA with YA, pursuant to which, among other things: (1) Pubco will assume $2.5 million of debt evidenced by Convertible Notes issued by SharonAI; (2) YA will advance up to an additional $5 million of debt evidenced by Convertible Notes; and (3) YA has committed to purchase up to $50,000,000 of shares of Pubco’s Class A Ordinary Common Stock, subject to certain limitations and conditions set forth in the SEPA. The shares of Pubco’s Class A Ordinary Common Stock that may be issued under the SEPA may be sold by Pubco to YA at our discretion from time to time for a period of up to 24 months, unless the SEPA is earlier terminated.

Pubco generally has the right to control the timing and amount of any sales of its shares of Class A Ordinary Common Stock to YA under the SEPA. Sales of Pubco’s Class A Ordinary Common Stock, if any, to YA will depend upon market conditions and other factors to be determined by us. Pubco may ultimately decide to sell to YA all, some or none of the shares of its Class A Ordinary Common Stock that may be available for us to sell to YA pursuant to the SEPA.

Because the per share purchase price that YA will pay for the shares Pubco may elect to sell pursuant to the SEPA, if any, will fluctuate based on the market prices of its Class A Ordinary Common Stock prior to each Advance made pursuant to the SEPA, as of the date of this proxy statement/prospectus, it is not possible for us to predict the number of shares of Class A Ordinary Common Stock that Pubco will sell to YA under the SEPA, the purchase price per share that YA will pay for shares purchased from Pubco under the SEPA, or the aggregate gross proceeds that Pubco will receive from those purchases by YA under the SEPA, if any.

Pubco needs to obtain stockholder approval as set forth under Proposal No. 8 in this proxy statement/prospectus to issue shares of Class A Ordinary Common Stock in excess of the SEPA Exchange Cap (as defined in Proposal No. 8 hereof) under the SEPA in accordance with applicable Nasdaq rules, unless the sales prices of all applicable sales of shares of Class A Ordinary Common Stock under the SEPA equals or exceeds the lower of (i) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately prior to the date the SEPA is executed or (ii) the average Nasdaq official closing price for the five (5) trading days immediately prior to the date the SEPA is executed).

Pubco is not required or permitted to issue any shares of Class A Ordinary Common Stock under the SEPA if such issuance would breach its obligations under the rules or regulations of Nasdaq. In addition, YA will not be required to, and may not, purchase any shares of Pubco’s Class A Ordinary Common Stock if such sale would result in its beneficial ownership exceeding 4.99% of the then issued and outstanding Class A Ordinary Common Stock. Finally, the SEPA provides that in no event shall an Advance exceed the number of shares of Class A Ordinary Common Stock registered in respect of the transactions contemplated by the SEPA under the Registration Statement covering shares issuable under the SEPA then in effect. Pubco’s inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on Pubco’s business.

Investors who buy shares of Class A Ordinary Common Stock at different times will likely pay different prices.

Pursuant to the SEPA, Pubco controls the timing and amount of any sales of Class A Ordinary Common Stock to YA. If and when Pubco does elect to sell shares of our Class A Ordinary Common Stock to YA pursuant to the SEPA, YA may resell all, some, or none of such shares in its discretion and at different prices, subject to the terms of the SEPA. As a result, investors who purchase shares from YA in this offering at different times may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA as a result of future sales made by us to YA at prices lower than the prices such investors paid for their purchase of shares from YA.

The sale and issuance of Pubco’s Class A Ordinary Common Stock to YA will cause dilution to our existing stockholders, and the sale of the shares of Class A Ordinary Common Stock acquired by YA, or the perception that such sales may occur, could cause the price of Pubco’s Class A Ordinary Common Stock to fall.

The purchase price for the shares of Class A Ordinary Common Stock that Pubco may sell to YA under the SEPA will fluctuate based on the market price of Pubco’s Class A Ordinary Common Stock. Depending on a number of factors, including market liquidity, sales of such shares of Class A Ordinary Common Stock may cause the trading price of Pubco’s Class A Ordinary Common Stock to fall.

If and when Pubco does sell shares of Class A Ordinary Common Stock to YA, it may resell all, some, or none of those shares of Class A Ordinary Common Stock at its discretion, subject to the terms of the SEPA. Therefore, sales of Class A Ordinary Common Stock to YA by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Class A Ordinary Common Stock to YA, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Pubco’s management team will have broad discretion over the use of the net proceeds from its sale of shares of Class A Ordinary Common Stock to YA, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Pubco’s management team will have broad discretion as to the use of the net proceeds from its sale of shares of Class A Ordinary Common Stock to YA, if any, and Pubco could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, any purchaser of shares of Class A Ordinary Common Stock from YA will be relying on the judgment of Pubco’s management team with regard to the use of those net proceeds, and such purchasers will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, Pubco may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of Pubco management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Roth CH and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Roth CH prior to the consummation of the Business Combination.

Risks Relating to our Search for, and Consummation of or Inability to Consummate, a Business Combination

Our management identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence and materially and adversely affect our business and operating results.

On February 11, 2022, the audit committee of the Board, after consultation with management, concluded that our audited balance sheet as of October 29, 2021 (the “Audited Balance Sheet”), included as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2021, contained an error relating to the value of the our Class A ordinary shares subject to redemption, which should have been recorded as $234,600,000 ($10.20 per share) instead of $230,000,000 ($10.00 per share). In light of this error, it was determined that the Audited Balance Sheet should be no longer be relied upon, and we filed a restated audited balance sheet. As part of such restatement process, we identified a material weakness in our internal controls over financial reporting related to the accounting for complex financial instruments (including redeemable equity instruments as described above). In light of the material weakness identified and the resulting restatement, our executive officers and principal financial and accounting officer performed additional post-closing review procedures in connection with our annual report for the year ended December 31, 2021, including reviewing historical filings and consulting with subject matter experts related to the accounting for complex financial instruments. Our management has also retained an additional consultant to provide additional review and subject matter expertise. Our management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of its internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have improved, and will continue to improve, these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. As a result of this material weakness, our management concluded that its internal control over financial reporting was not effective as of December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Further, we can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

A material weakness could limit our ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 (once available), which may impair our ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the Class A Ordinary Shares. We cannot assure you that the measures taken to date, or any measures that we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.

As a result of the material weaknesses identified by our management and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or its ability to complete an initial business combination.

While we intend on seeking shareholder approval of the Business Combination, holders of our founder shares will participate in such vote, which means we may obtain shareholder approval of the Business Combination even though a majority of our public shareholders may not support such a combination.

While we intend to seek shareholder approval of the Business Combination, we may choose not to hold a shareholder vote to approve any alternate business combination if the business combination would not require shareholder approval under applicable law. Except as required by applicable law, the decision as to whether we will seek shareholder approval of the proposed Business Combination or any other business combination or will allow shareholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. Even if we seek shareholder approval, the holders of our founder shares will participate in the vote on such approval. Accordingly, we may complete the Business Combination even if a majority of our public shareholders do not approve of the business combination we complete.

If we seek shareholder approval of our initial business combination, our Sponsor and the officers and directors of Roth CH (the “Insiders”)have agreed to vote in favor of such initial business combination, regardless of how our public shareholders vote. Because the Insiders’ own approximately 96.5% of our issued and outstanding ordinary shares, they will be able to approve the business combination even if no public shares are voted in favor of the Business Combination.

Our Sponsor and the officers and directors of Roth CH own approximately 96.5% of our issued and outstanding ordinary shares. Pursuant to letter agreements with us, our Sponsor, officers and directors have agreed to vote their founder shares, as well as any public shares purchased (including in open market and privately negotiated transactions), in favor of our initial business combination. In addition, in connection with the execution of the Business Combination Agreement, our Sponsor and our officers and directors agreed with SharonAI that they would vote their ordinary shares in favor of the Business Combination.

Our Insiders also may from time to time purchase Class A Ordinary Shares prior to our initial business combination. Our Articles provide that, if we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. Accordingly, if we seek shareholder approval of our initial business combination, because our Insiders own a majority of our issued and outstanding ordinary shares and have agreed to vote in favor of our initial business combination, the our Insiders will be able to approve the business combination even if no public shares are voted in favor of the business combination.

We will depend on loans from our Sponsor or management team or other equity investments or debt to complete our initial Business Combination.

As of June 30, 2025, we had cash of $9,728 to fund our working capital requirements. We believe that the funds available to us are not sufficient to allow us to operate until we complete our Business Combination. We expect to incur significant costs in pursuit of our acquisition plans.

If we were required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and wilfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine and to imprisonment for five years in the Cayman Islands.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations, and their interpretation and application, may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our Business Combination or another business combination, and our results of operations.

You will be unable to ascertain the merits or risks of any particular target business’s operations.

Upon completion of the Business Combination, we will be affected by the risks inherent in the business and operations of our target entity. Although our officers and directors will endeavour to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or that we will have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. We also cannot assure you that an investment in our Class A ordinary shares will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available a business combination target. Accordingly, any shareholders or warrant holders who choose to remain shareholders or warrant holders following the business combination could suffer a reduction in the value of their securities. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

We may choose to incur additional debt to complete an initial business combination. The incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves with-out a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

●	our inability to pay dividends on our Class A Ordinary Shares;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

If we do not complete the Business Combination with SharonAI, we may seek acquisition opportunities with an early-stage company, a financially unstable business or an entity lacking an established record of revenue or earnings.

While we intend on completing our Business Combination with SharonAI, if we do not and we complete our initial business combination with an early-stage company, a financially unstable business or an entity lacking an established record of sales or earnings, we may be affected by numerous risks inherent in the operations of the business with which we combine. These risks include investing in a business without a proven business model and with limited historical financial data, volatile revenues or earnings, intense competition and difficulties in obtaining and retaining key personnel. Although our officers and directors will endeavour to evaluate the risks inherent in a particular target business, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business.

We have entered into a Business Combination Agreement with a private company about which little information is available, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

The target company in our Business Combination Agreement is a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable (if at all) as we believed at the time of signing the agreement to acquire such private company or that fails to meet the projections upon which our valuation may be based.

If we do not complete our Business Combination with SharonAI, we may seek business combination opportunities with a high degree of complexity that require significant operational improvements, which could delay or prevent us from achieving our desired results.

We may seek business combination opportunities with large, highly complex companies that we believe would benefit from operational improvements. To the extent we were unable to implement such improvements or our efforts are delayed or we are unable to achieve the desired improvements, the business combination may not be as successful as we anticipate.

To the extent we complete an initial business combination with a large complex business or entity with a complex operating structure, we may also be affected by numerous risks inherent in the operations of the business with which we combine, which could delay or prevent us from implementing our strategy. Although our management team will endeavour to evaluate the risks inherent in a particular target business and its operations, we may not be able to properly ascertain or assess all of the significant risk factors until we complete our business combination. If we are not able to achieve our desired operational improvements, or the improvements take longer to implement than anticipated, we may not achieve the gains that we anticipate. Furthermore, some of these risks and complexities may be outside of our control and leave us with no ability to control or reduce the chances that those risks and complexities will adversely impact a target business. Such combination may not be as successful as a combination with a smaller, less complex organization.

Certain agreements related to our initial public offering may be amended without shareholder approval.

Each of the agreements related to our initial public offering to which we are a party, other than the warrant agreement and the investment management trust agreement, may be amended without shareholder approval. Such agreements are: (i) the underwriting agreement; (ii) the letter agreement among us and our Sponsor, officers and directors; and (iii) the registration rights agreement among us and our Insiders; (iv) the private placement warrants purchase agreement between us and our sponsor. These agreements contain various provisions that our public shareholders might deem to be material. For example, our letter agreement and the contains certain lock-up provisions with respect to the founder shares, private placement warrants and other securities held by our Insiders. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by our board of directors, which may do so for a variety of reasons, including facilitating our initial business combination. It may be possible that our board of directors, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any amendment entered into in connection with the consummation of our Business Combination will be disclosed in our proxy materials or tender offer documents, as applicable, related to such initial business combination, and any other material amendment to any of our material agreements will be disclosed in a filing with the SEC. Any such amendments would not require approval from our shareholders, may result in the completion of the Business Combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in our securities. Such agreement may have an adverse effect on the price of our securities.

We may be unable to obtain additional financing to complete the Business Combination or any alternate business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

In the Business Combination Agreement with SharonAI, we have agreed to take commercially reasonable efforts to obtain an investment of equity or debt securities of an amount in excess of $5 million.

While it is not a condition to closing of the Business Combination, we may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business in the future. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after our Business Combination.

Sponsor and the officers and directors of Roth CH control a substantial interest in us and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

Sponsor and the officers and directors of Roth CH own approximately 96.5% of our issued and outstanding ordinary shares. Accordingly, they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to our Current Charter. If our Insiders purchase any additional Class A Ordinary Shares in the aftermarket or in privately negotiated transactions, this would increase their control. Neither our Sponsor, nor, to our knowledge, any of our officers or directors, have any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our Class A Ordinary Shares. In addition, our board of directors, whose members were elected by our Sponsor, is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. We may not hold an annual general meeting to elect new directors prior to the completion of our initial business combination, in which case all of the current directors will continue in office until at least the completion of the business combination. If there is an annual general meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our Insiders, because of their ownership position, will have considerable influence regarding the outcome. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason. Accordingly, our Insiders will continue to exert control at least until the completion of our initial business combination.

We must furnish our shareholders with target business financial statements.

The federal proxy rules require that the proxy statement with respect to the vote on the Business Combination include historical and pro forma financial statement disclosure. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be, required to be prepared in accordance with, or be reconciled to, GAAP or international financial reporting standards as issued by the International Accounting Standards Board, or IFRS, depending on the circumstances. Preparation of these financial statements may delay the timing at which the Business Combination may be completed.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate our initial business combination, require substantial financial and management resources, and increase the time and costs of completing an initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2024. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

Changes in the market for directors’ and officers’ liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

Over the past year, the market for directors’ and officers’ liability insurance for special purpose acquisition companies has changed. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. There can be no assurance that these trends will not continue.

The increased cost and decreased availability of directors’ and officers’ liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors’ and officers’ liability insurance could have an adverse impact on the post-business combination’s ability to attract and retain qualified officers and directors.

In addition, even after we were to complete an initial business combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the initial business combination. As a result, in order to protect our directors and officers, the post-business combination entity may need to purchase additional insurance with respect to any such claims, or run-off insurance. The need for run-off insurance would be an added expense for the post-business combination entity and could interfere with or frustrate our ability to consummate an initial business combination on terms favorable to our investors.

Neither the Roth CH Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, you have no assurance from an independent source that the price Roth CH is paying for SharonAI is fair to Roth CH - and, by extension, its securityholders - from a financial point of view.

Neither the Roth CH Board nor any committee thereof obtained an opinion (or any similar report or appraisal) from an independent investment banking or accounting firm that the price that Roth CH is paying for SharonAI in the Business Combination is fair to Roth CH from a financial point of view. In analyzing the Business Combination, the Roth CH Board reviewed summaries of due diligence results and financial analyses prepared by Roth CH management. The Roth CH Board also consulted with legal counsel and with Roth CH management and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal – Parent’s Board of Directors’ Reasons for the Approval of the Business Combination”, and concluded that the proposed Business Combination is fair, advisable and in the best interest of Roth CH. The Roth CH Board believes that, because of the professional experience and background of its directors, it was qualified to conclude that the proposed Business Combination was fair from a financial perspective to its shareholders and that SharonAI’s fair market value was at least [__]% of the value of the [__] at the time of execution of the Business Combination Agreement. Accordingly, investors will be relying solely on the judgment of the Roth CH Board in valuing SharonAI, and the Roth CH Board may not have properly valued such businesses. As a result, the terms of the Business Combination may not be fair from a financial point of view to the Public Shareholders. The lack of a fairness opinion (or any similar report or appraisal) may also lead an increased number of Roth CH shareholders to vote against the Business Combination, which could potentially impact Roth CH’s ability to consummate the Business Combination.

The Roth CH Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to SharonAI stockholders under the terms of the Business Combination Agreement).

In part because fairness opinions or any similar reports or appraisals ordinarily rely in part on financial projections (which were neither prepared by SharonAI nor used by the Roth CH Board in connection with its evaluation of the proposed Business Combination), the Roth CH Board also did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be paid to the SharonAI stockholders under the terms of the Merger Agreement). Accordingly, investors in Roth CH will be relying solely on the judgment of the Roth CH Board in valuing SharonAI.

Roth CH’s management and the members of the Roth CH Board have substantial experience evaluating the financial merits of companies across a variety of industries, including eCommerce and other consumer-oriented businesses, which the Roth CH Board concluded enabled them to make the necessary analyses and determinations regarding the Business Combination. See “Background of the Business Combination” section of this proxy statement/prospectus, including the subsection ““Roth CH Board pr Directors” Reasons for the Approval of the Business Combination”).

Roth CH’s financial analyses included, among other materials, (i) certain SharonAI historical unaudited financial and operating history information; (ii) analysis of market opportunities, adoption rates, and overall opportunity relative to other dynamic growth opportunities in the greater AI sector; and (iii) prospective partnerships and U.S. expansion opportunities, particularly with the sustainable data center site project in the Permian Basin.

Investors are also encouraged to read carefully the descriptions about various risks and uncertainties concerning SharonAI’s business described herein, including under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SharonAI” and “Cautionary Note Regarding Forward-Looking Statements.”

Because, as described above, Roth CH did not obtain an opinion from an independent third-party valuation firm as to the fairness of the proposed Business Combination to Roth CH from a financial point of view, the Roth CH Board may not have properly valued SharonAI. As a result, the terms of the proposed Business Combination may not be fair from a financial point of view to the Public Shareholders of Roth CH. Uncertainty about Roth CH Board’s valuation of SharonAI or the consideration being offered to the SharonAI stockholders in the Business Combination, may lead an increased number of Roth CH shareholders to vote against the Business Combination, which could potentially impact Roth CH’s ability to consummate the Business Combination. Further, investors are encouraged to read carefully the descriptions about various risks and uncertainties concerning SharonAI’s business described in this proxy statement/prospectus, including under the headings “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations of SharonAI” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Post-Business Combination Company

Subsequent to our completion of the Business Combination or any alternate business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine such as SharonAI, we cannot assure you that this diligence will identify all material issues that may be present with the target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside such other target business’s control and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the initial business combination or thereafter. Accordingly, any shareholders or warrant holders who choose to remain shareholders or warrant holders following the Business Combination or any alternate business combination could suffer a reduction in the value of their securities. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

Resources could be wasted in researching business combinations that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete the Business Combination or an alternate business combination, our warrants will expire worthless.

The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments requires substantial management time, attention and substantial costs for accountants, attorneys and others. If we are unable to complete the Business Combination or an alternate business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, we may fail to complete an initial business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete a business combination, our warrants will expire worthless.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect our Business Combination is dependent upon the efforts of our key personnel. However the role of our key personnel, should we pursue an alternate target business cannot presently be ascertained. While we intend to closely scrutinize any individuals we engage after our initial business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination, and a particular business combination may be conditioned on the retention or resignation of such key personnel. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with our company after the completion of our initial business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the business combination. Such negotiations also could make such key personnel’s retention or resignation a condition to any such agreement. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, subject to their fiduciary duties under Cayman Islands law.

We may have a limited ability to assess the management of an alternate target business and, as a result, may complete our initial business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting our initial business combination with a prospective target business including SharonAI, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target business’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target business’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any shareholders or warrant holders who choose to remain shareholders or warrant holders following the business combination could suffer a reduction in the value of their securities. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The loss of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business.

The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

Our management may not be able to maintain control of a target business after our initial business combination. We cannot provide assurance that, upon loss of control of a target business, new management will possess the skills, qualifications, or abilities necessary to profitably operate such business.

We will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for us not to be required to register as an investment company under the Investment Company Act. We will not consider any transaction that does not meet such criteria. Even if the post-transaction company owns 50% or more of the voting securities of the target, our shareholders prior to the business combination may collectively own a minority interest in the post-business combination company, depending on valuations ascribed to the target and us in the business combination. For example, we could pursue a transaction in which we issue a substantial number of new Class A Ordinary Shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% interest in the target. However, as a result of the issuance of a substantial number of new Class A Ordinary Shares, our shareholders immediately prior to such transaction could own less than a majority of our outstanding Class A Ordinary Shares subsequent to such transaction. In addition, other minority shareholders may subsequently combine their holdings resulting in a single person or group obtaining a larger share of the company’s shares than we initially acquired. Accordingly, this may make it more likely that our management will not be able to maintain control of the target business.

If we effect our initial business combination with a company with operations located outside of the United States such as SharonAI, we would be subject to a variety of additional risks that may adversely affect us.

If we pursue a target business with operations or opportunities outside of the United States such as SharonAI for our initial business combination, we may face additional burdens in connection with investigating, agreeing to and completing such initial business combination, and if we effect such initial business combination, we would be subject to a variety of additional risks that may negatively impact our operations. Furthermore, we would be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing our initial business combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.

If we effect our initial business combination with such a company, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

●	costs and difficulties inherent in managing cross-border business operations;

●	rules and regulations regarding currency redemption;

●	complex corporate withholding taxes on individuals;

●	laws governing the manner in which future business combinations may be effected;

●	exchange listing and/or delisting requirements;

●	tariffs and trade barriers;

●	regulations related to customs and import/export matters;

●	local or regional economic policies and market conditions;

●	unexpected changes in regulatory requirements;

●	challenges in managing and staffing international operations;

●	longer payment cycles;

●	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

●	currency fluctuations and exchange controls;

●	rates of inflation;

●	challenges in collecting accounts receivable;

●	cultural and language differences;

●	employment regulations;

●	underdeveloped or unpredictable legal or regulatory systems;

●	corruption;

●	protection of intellectual property;

●	social unrest, crime, strikes, riots and civil disturbances;

●	regime changes and political upheaval;

●	terrorist attacks and wars, including the war between Russia and Ukraine; and

●	deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such initial business combination or, if we complete such initial business combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.

Because of our history as a special purpose acquisition company, the Business Combination may be subject to increased regulatory scrutiny, which could delay or prevent the completion of the Business Combination.

The SEC has increased oversight over transaction involving a special purpose acquisition company, and although we are no longer a special purpose acquisition company, our history as one may lead to increased review and comments from the SEC, which could delay or prevent the completion of the Business Combination. Recent SEC enforcement trends and proposed rule changes could also delay or prevent the completion of the Business Combination.

Because of our history as a special purpose acquisition company, the SEC may treat the Business Combination as an IPO of SharonAI, subjecting us to heightened disclosure and liability standards.

We have an increased risk for liability and scrutiny, including the type usually associated with an IPO and under Section 11 of the Securities Act for misstatements and omissions tied to financial projections and forward-looking statements due to our history as a special purpose acquisition company.

The market price of Pubco’s common stock may decline as a result of the Business Combination.

The market price of Pubco’s common stock may decline as a result of the Business Combination for a number of reasons, including if:

●	investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Risks Relating to our Management Team

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers, directors and advisors to the fullest extent permitted by law. However, any indemnification provided will be able to be satisfied by us only if we have sufficient funds. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. Past performance by our management team is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to locate a suitable candidate for our initial business combination. You should not rely on the historical record of the performance of our management team’s or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or is likely to, generate going forward.

If we do not complete the Business Combination with SharonAI, we may seek business combination opportunities in industries or sectors that may be outside of our management’s areas of expertise.

If we do not complete the Business Combination with SharonAI, we may consider a business combination outside of our management’s areas of expertise if a business combination candidate is presented to us and we determine that such candidate offers an attractive business combination opportunity for our company. Although our management will endeavour to evaluate the risks inherent in any particular business combination candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our securities will not ultimately prove to be less favorable than a direct investment, if an opportunity were available, in a business combination candidate. In the event we elect to pursue a business combination outside of the areas of our management’s expertise, our management’s expertise may not be directly applicable to its evaluation or operation, and the information contained in this proxy statement/prospectus regarding the areas of our management’s expertise would not be relevant to an understanding of the business that we elect to acquire. As a result, our management may not be able to ascertain or assess adequately all of the relevant risk factors. Accordingly, any shareholders who choose to remain shareholders following our initial business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

We are dependent upon our executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed our initial business combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our executive officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our search for an initial business combination target and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors also serve as officers and board members for other entities. If our executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete our initial business combination.

Our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Each of our officers and directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our Current Charter provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Any such companies, businesses or ventures may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts of interest would materially affect our ability to complete an initial business combination.

Our Sponsor or officers may form other blank check companies including special purpose acquisition corporations in the future, which may occur prior to our completing our Business Combination and could cause conflicts of interest.

Our Sponsor or our officers may sponsor or form other blank check companies including special purpose acquisition companies in the future, which may occur prior to completion of our Business Combination. Any such companies may pursue similar targets and compete with us for business combination opportunities. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates. Consequently, we may be precluded from procuring such opportunities and such opportunities may be presented to such other companies instead of us. However, we do not currently expect any other blank check company would materially affect our ability to complete the Business Combination.

Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. In fact, if we do not complete the Business Combination, we may enter into a business combination with a target business that is affiliated with our sponsor, our directors or executive officers, although we do not intend to do so. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest. If this were the case, it would be a breach of their fiduciary duties to us as a matter of Cayman Islands law and we or our shareholders might have a claim against such individuals for infringing on our shareholders’ rights. However, we might not ultimately be successful in any claim we may make against them for such reason.

If we do not complete the Business Combination, we may engage in a business combination with one or more target businesses that have relationships with entities that may be affiliated with our sponsor, executive officers, directors or existing holders which may raise potential conflicts of interest.

In light of the involvement of our Sponsor, executive officers and directors with other entities, if we do not complete the Business Combination, we may decide to acquire one or more businesses affiliated with our sponsor, executive officers, directors or existing holders. Our directors also serve as officers and board members for other entities. Such entities may compete with us for business combination opportunities. Our Sponsor, officers and directors are not currently aware of any specific opportunities for us to complete our initial business combination with any entities with which they are affiliated, and there have been no substantive discussions concerning a business combination with any such entity or entities. Although we will not be specifically focusing on, or targeting, any transaction with any affiliated entities, we would pursue such a transaction if we determined that such affiliated entity met our criteria for a business combination and such transaction was approved by a majority of our independent and disinterested directors. Potential conflicts of interest still may exist and, as a result, the terms of the business combination may not be as advantageous to our public shareholders as they would be absent any conflicts of interest.

Risks Relating to Roth CH Securities

Holders of our Class A Ordinary Shares are not entitled to vote on any appointment of directors prior to our initial business combination.

Prior to our initial business combination, only holders of our Class B Shares will have the right to vote on the appointment of directors. Holders of our Class A Ordinary Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B Shares may remove a member of the board of directors for any reason. Accordingly, you may not have any say in the management of our company prior to the completion of an initial business combination.

Our ordinary shares are categorized as a “penny stock,” which may make it more difficult for investors to sell their ordinary shares due to suitability requirements.

After our voluntary delisting from Nasdaq, our ordinary shares are categorized as a “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our ordinary shares, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our ordinary shares, or may adversely affect the ability of shareholders to sell their shares.

An investment in our securities may result in uncertain or adverse U.S. federal income tax consequences.

An investment in our securities may result in uncertain U.S. federal income tax consequences. For instance, because there are no authorities that directly address instruments similar to the units we issued in our initial public offering, the allocation an investor makes with respect to the purchase price of a unit between the Class A Share and the one-half of a warrant to purchase one Class A Share included in each unit could be challenged by the Internal Revenue Service (the “IRS”) or courts. Furthermore, the U.S. federal income tax consequences of a cashless exercise of warrants included in the units we issued in our initial public offering is unclear under current law. Prospective investors are urged to consult their tax advisors with respect to these and other tax consequences when purchasing, holding or disposing of our securities.

We may be a controlled foreign corporation (CFC) which could result in adverse U.S. federal income tax consequences to U.S. investors.

If a U.S. shareholder owns 10% or more of our ordinary shares, it may be subject to increased U.S. federal income taxation under the CFC rules. A non-U.S. corporation will be classified as a CFC for any particular taxable year, if U.S. persons (including individuals and entities) who own (directly, indirectly, or constructively) 10% or more of the voting power or value of shares, or 10% U.S. Shareholders, own, in the aggregate, more than 50% of the total combined voting power or value of the shares. In determining whether a shareholder is treated as a 10% U.S. Shareholder, the voting power of the shares and any special voting rights, such as to appoint directors, may also be taken into account. In addition, certain constructive ownership rules apply, which attribute share ownership among certain family members and certain entities and their owners. Such constructive ownership rules may also attribute share ownership to persons that are entitled to acquire shares pursuant to an option. Shareholders who own, or contemplate owning, 10% or more of our shares (taking into account the impact of any share repurchases we may undertake and the constructive ownership rules) are urged to consult their tax advisors.

We may re-domicile or reincorporate in another jurisdiction in connection with our initial business combination, which may result in taxes imposed on shareholders and warrant holders.

As is contemplated by the Business Combination Agreement, we may, in connection with an alternate business combination, re-domicile or reincorporate in the jurisdiction in which the target company or business is located or in another jurisdiction. If we determine to do this, the laws of such jurisdiction may govern some or all of our future material agreements. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The transaction may require a shareholder or warrant holder to recognize taxable income in the jurisdiction in which the shareholder is a tax resident or in which its members are resident if it is a tax transparent entity (or may otherwise result in adverse tax consequences). We do not intend to make any cash distributions to shareholders or warrant holders to pay such taxes. Shareholders and warrant holders may be subject to withholding taxes or other taxes with respect to their ownership of us after the reincorporation.

Registration of the Class A Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

Under the terms of the warrant agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of our initial business combination, we will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement filed in connection with our initial public offering or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the warrants and thereafter will use commercially reasonable efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis, in which case the number of Class A Ordinary Shares that warrant holders will receive upon cashless exercise will be based on a formula.

In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Class A Ordinary Shares included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the warrants included as part of units sold in our initial public offering. In such an instance, our sponsor and its transferees (which may include our directors and executive officers) would be able to sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If our Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the warrants under applicable state securities laws, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available.

In no event will we be required to net cash settle any warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

Warrant holders may only be able to exercise their public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, it will receive fewer Class A Ordinary Shares from such exercise than if it were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the Class A Ordinary Shares is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our Class A Ordinary Shares (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” for purposes of this calculation (other than in connection with a redemption) is the average last reported sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. If we have elected to call the public warrants for redemption when the price per Class A Share equals or exceeds $18.00 per share, the “fair market value” for purposes of this calculation is the volume weighted average price of our Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. As a result, you would receive fewer Class A Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

The registration rights granted to our Insiders and holders of our private placement warrants may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our Class A Ordinary Shares.

Pursuant to a registration rights agreement entered into concurrently with our initial public offering, our Insiders and their permitted transferees can demand that we register the Class A Ordinary Shares that they hold (including Class A Ordinary Shares into which their Class B Shares are convertible), holders of our private placement warrants and their permitted transferees can demand that we register the private placement warrants and the Class A Ordinary Shares issuable upon exercise of the private placement warrants, holders of warrants that may be issued upon conversion of working capital loans may demand that we register such warrants or the Class A Ordinary Shares issuable upon conversion of such warrants and forward purchasers can demand that we register the forward purchase securities. We will bear the cost of registering these securities.

The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Ordinary Shares. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our Class A Ordinary Shares that is expected when the ordinary shares owned by our Insiders, holders of our private placement warrants or holders of our working capital loans or their respective permitted transferees are registered.

The Business Combination Agreement requires that we issue a significant amount of additional shares to complete such initial business combination and any alternative business combination agreement would require the same. In addition, we may issue such shares under an employee incentive plan after completion of our initial business combination. We may also issue Class A Ordinary Shares upon the conversion of the Class B Shares at a ratio greater than one-to-one at the time of such initial business combination as a result of the anti-dilution provisions contained in our Articles. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Our Articles authorize the issuance of up to 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of June 30, 2025, there are 5,836,553 and 75,000 issued and outstanding Class A Ordinary Shares and Class B Shares, respectively. The Class B Shares are automatically convertible into Class A Ordinary Shares concurrently with or immediately following the consummation of our initial business combination, initially at a one-for-one ratio but subject to adjustment as set forth herein and in our memorandum and articles of association, including in certain circumstances in which we issue Class A Ordinary Shares or equity-linked securities related to our initial business combination. As of the date of this proxy statement/prospectus, there are no preference shares issued and outstanding.

The Business Combination Agreement calls for us to issue 560,835,633 shares of Domesticated Parent Common Stock, plus any shares issued pursuant to Section 3.7 of the Business Combination Agreement. It also provides for the adoption of an equity incentive plan post-closing. We may also issue Class A Ordinary Shares to redeem the warrants or upon conversion of the Class B Shares at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions as set forth therein in connection with such alternate initial business combination. The issuance of additional shares:

●	will significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of Class A Ordinary Shares if preference shares are issued with rights senior to those afforded our Class A Ordinary Shares;

●	could cause a change in control if a substantial number of Class A Ordinary Shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Class A Ordinary Shares and/or warrants.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants and forward purchase warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and forward purchase warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants and forward purchase warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then-outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants and forward purchase warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of Class A Ordinary Shares purchasable upon exercise of a warrant.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York, or a foreign action, in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, or an enforcement action, and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of our Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. None of the private placement warrants will be redeemable by us in these circumstances for so long as they are held by our sponsor or its permitted transferees. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption, provided that the last reported sale price of our Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of our Class A Ordinary Shares. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Class A Ordinary Shares received is capped at 0.361 Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Our warrants and founder shares may have an adverse effect on the market price of our Class A Ordinary Shares and make it more difficult to effectuate our initial business combination.

We issued warrants to purchase 11,500,000 Class A Ordinary Shares as part of the units offered in our initial public offering and, simultaneously with the closing of our initial public offering, we issued in a private placement an aggregate of 10,750,000 private placement warrants, each exercisable to purchase one Class A Share at $11.50 per share. Our Insiders and TKB Sponsor currently own an aggregate of 5,750,000 founder shares, which consists of 5,675,000 Class A Ordinary Shares 75,000 Class B Ordinary Shares.

To the extent we issue Class A Ordinary Shares for any reason, the potential for the issuance of a substantial number of additional Class A Ordinary Shares upon exercise of these warrants and conversion rights could make us a less attractive acquisition vehicle to a target business. Such warrants, when exercised, will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the business combination. Therefore, our warrants and founder shares may make it more difficult to effectuate a business transaction or increase the cost of acquiring the target business.

A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

If (i) we issue additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price (as defined in the warrant agreement) of less than $9.20 per Class A Share, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (iii) the Market Value (as defined in the warrant agreement) of our Class A Ordinary Shares is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate an initial business combination with a target business.

Our warrants are accounted for as a warrant liability and are recorded at fair value with any changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for us to consummate an initial business combination.

We currently have 22,250,000 warrants outstanding. We account for these warrants as a warrant liability, which means that we record them at fair value with any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities, including as a result of increased volatility in our earnings due to fluctuations in the value of the warrants as well as increased costs associated with obtaining such valuations. In addition, potential targets may seek a business combination partner that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business.

Risks Relating to the Reverse Stock-Split

Even if the Reverse Stock Split of Pubco’s Class A Ordinary Common Stock currently achieves the requisite increase in the market price of Pubco’s Class A Ordinary Common Stock for listing of Pubco’s Class A Ordinary Common Stock, Pubco cannot assure you that the market price of Pubco’s Class A Ordinary Common Stock will remain high enough for the Reverse Stock Split to have the intended effect of complying with minimum bid price requirement for listing of the Pubco Class A Ordinary Common Stock on the Nasdaq Capital Market.

Even if the Reverse Stock Split achieves the requisite increase in the market price of Pubco’s Class A Ordinary Common Stock to meet the minimum bid price requirement for listing on Nasdaq Capital Market, there can be no assurance that the market price of Pubco’s Class A Ordinary Common Stock following the Reverse Stock Split will remain at a price per share sufficient to meet the initial listing standards on the Nasdaq Capital Market. It is not uncommon for the market price of a company’s common stock to decline in the period following a Reverse Stock Split. If the market price of Pubco’s Class A Ordinary Common Stock declines following the effectuation of the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. In any event, other factors unrelated to the number of shares of Pubco’s Class A Ordinary Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of Pubco’s Class A Ordinary Common Stock and jeopardize Pubco’s ability to meet the Nasdaq Capital Market’s minimum trading price requirement for initial listing of Pubco’s Class A Ordinary Common Stock.

The Reverse Stock Split may decrease the liquidity of the shares of Pubco’s Class A Ordinary Common Stock.

The liquidity of the shares of Pubco’s Class A Ordinary Common Stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that will be outstanding following the Reverse Stock Split, especially if the market price of Pubco’s Class A Ordinary Common Stock does not increase as a result of the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of Pubco’s Class A Ordinary Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares of Class A Ordinary Common Stock and greater difficulty effecting such sales.

Following the Reverse Stock Split, the resulting market price of Pubco’s Class A Ordinary Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of Pubco’s Class A Ordinary Common Stock may not improve.

Although we believe that a higher market price of Pubco’s Class A Ordinary Common Stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of Pubco’s Class A Ordinary Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of Pubco’s Class A Ordinary Common Stock may not necessarily improve.

General Risk Factors

We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a blank check company incorporated under the laws of the Cayman Islands with no operating results. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our initial business combination. If we fail to complete our initial business combination, we will never generate any operating revenues.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of June 30, 2025, we had $9,728 in cash and working capital deficit of $1,545,956. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Our plans to raise capital and to consummate our initial business combination may not be successful. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans to address this need for capital are discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report. The financial statements contained in this Annual Report do not include any adjustments that might result from the outcome of this uncertainty.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Ordinary Shares held by non-affiliates equals or exceeds $700 million as of any June 30 before that time, in which case, we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equaled or exceeded $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Provisions in our Current Charter and Cayman Islands law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Ordinary Shares and could entrench management.

Our memorandum and articles of association contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Provisions in our memorandum and articles of association and Cayman Islands law may have the effect of discouraging lawsuits against our directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data.

As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

Because we are incorporated under the laws of the Cayman Islands, your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our memorandum and articles of association, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely: (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities law of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy or the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Roth CH’s Public Shareholders vote.

The Sponsor and each director and officer of Roth CH have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Roth CH’s ability to complete an initial business combination with SharonAI may be impacted if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

The Sponsor is a Cayman Islands exempted limited liability company and is likely to be considered a “foreign person” under the regulations administered by CFIUS. As such, an initial business combination with SharonAI may be subject to CFIUS jurisdiction, the scope of which includes controlling investments (within the meaning of “control” under the CFIUS regulations) as well as certain non-passive, non-controlling investments in sensitive U.S. businesses meeting certain criteria. The parties have determined that SharonAI is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. The parties may determine to submit a voluntary filing to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or recommend that the U.S. president block the initial business combination or order Roth CH to divest all or a portion of SharonAI following the Closing.

We are at risk of being deemed an investment company.

If we were deemed to be an investment company for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company.

We may in the future be subject to a claim that we have been operating as an unregistered investment company. If we are deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.

Since the Sponsor and Roth CH’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with SharonAI is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the Roth CH Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Roth CH’s directors and officers have interests in such proposal that are different from, or in addition to, those of Roth CH shareholders and warrant holders generally.

Such interests include the following:

●	The beneficial ownership of the Sponsor and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares which were acquired prior to the IPO for an aggregate purchase price of $25,000.

●	If the Business Combination is consummated, the Sponsor and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares with an aggregate market value of approximately $45.1 million, based on had a most recent previous closing price of the Roth CH Class A Ordinary Shares of $1.00 as of August 6, 2025 as reported on the OTC

●	the continued indemnification of current directors and officers of Roth CH and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

These interests may influence the Parent’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Roth CH Board when it approved the Business Combination.

See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination.”

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “— Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as Roth CH’s directors and officers may have influenced their motivation in identifying and selecting SharonAI as a business combination target, completing an initial business combination with SharonAI and influencing the operation of the business following the initial business combination. Because the Sponsor and Roth CH’s directors and officers will lose their entire investment in Roth CH if Roth CH does not complete an initial business combination and will benefit from the completion of a business combination, they may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Roth CH shareholders rather than liquidate. In considering the recommendations of the Roth CH Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Roth CH’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Roth CH’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Roth CH to agree to amend the Business Combination Agreement, to consent to certain actions taken by SharonAI or to waive rights that Roth CH is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of SharonAI’s business or a request by SharonAI to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Roth CH’s discretion, acting through the Roth CH Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Roth CH does not believe there will be any changes or waivers that Roth CH’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Roth CH will circulate a new or amended proxy statement/prospectus and resolicit Roth CH’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Roth CH and SharonAI will incur significant transaction and transition costs in connection with the Business Combination.

Roth CH and SharonAI have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Roth CH and SharonAI may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Pubco following the closing of the Business Combination.

Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to SharonAI has identified all material issues or risks associated with SharonAI, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of SharonAI’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Pubco. Additionally, we have no indemnification rights against the SharonAI Securityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of Roth CH who choose to remain Pubco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of SharonAI and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

The historical financial results of SharonAI included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Pubco will achieve in the future. This is primarily the result of the following factors: (i) Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pubco’s capital structure will be different from that reflected in SharonAI’s historical financial statements. Pubco’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited condensed combined pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Roth CH being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of SharonAI on the Closing Date and the number of Roth CH Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited condensed combined pro forma financial information may not be indicative of Pubco’s future operating or financial performance and Pubco’s actual financial condition and results of operations may vary materially from Pubco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in SharonAI and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Pubco Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of SharonAI. We will depend on SharonAI for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Pubco Common Stock. The financial condition and operating requirements of SharonAI may limit our ability to obtain cash from SharonAI. The earnings from, or other available assets of, SharonAI may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Pubco Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

In recent months, the market for directors and officers liability insurance for special purpose acquisition companies has changed in ways adverse to us and our management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future. The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the post-business combination’s ability to attract and retain qualified officers and directors.

In addition, even after we complete the Business Combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect our directors and officers, Pubco may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the post-business combination entity, and could interfere with or frustrate our ability to consummate the Business Combination on terms favorable to our investors.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Once we lose our “emerging growth company” and “smaller reporting company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Roth CH’s IPO, (b) in which we have total annual gross revenue of at least $1.23 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Roth CH may be or may have been a PFIC during a U.S. Holder’s holding period.

If Roth CH is a passive foreign investment company (“PFIC”) or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Domestication. There is no assurance that Roth CH is not currently or has not been a PFIC during a U.S. Holder’s holding period. If (a) Roth CH has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Public Shares has not made certain elections with respect to its Public Shares), and (b) Pubco is not a PFIC in the taxable year of the Domestication, such U.S. Holder would likely recognize gain (but not loss if the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of Public Shares and Public Warrants as applicable, for Pubco Common Stock or Pubco Warrants pursuant to the Domestication. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Roth CH’s potential PFIC status and certain tax implications thereof.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of SharonAI securities may be required to pay substantial U.S. federal income taxes.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its SharonAI securities for Roth CH securities may recognize gain in connection with the Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of SharonAI securities, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SharonAI Securities.”

There are risks to Roth CH shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of Pubco’s, SharonAI’s and Roth CH’s respective finances and operations typically performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, Roth CH shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of Roth CH shareholders generally. Such interests may have influenced Roth CH’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors – Since the Sponsor and Roth CH’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with SharonAI is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.”

The process of taking a company public by means of a business combination with a publicly traded shell company is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a publicly traded shell company (a “Reverse Pubco Merger”)does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a Reverse Pubco Merger transaction, the value of the company is established by means of negotiations between the target company, the publicly traded company and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a Reverse Pubco Merger business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a Reverse Pubco Merger transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If Roth CH’s due diligence investigation of SharonAI was inadequate, then Roth CH shareholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Roth CH and its legal advisors conducted a due diligence investigation of SharonAI, it cannot be sure that this due diligence uncovered all material issues that may be present in SharonAI and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SharonAI and its business and operations and outside of its control will not later arise.

Roth CH may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into Business Combination Agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Roth CH’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Roth CH’s and SharonAI’s respective businesses, financial condition and results of operation.

Risks Related to the Consummation of the Domestication

The Domestication may be a taxable event for U.S. Holders of Public Shares, Public Rights and Public Warrants.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules and Section 367(b) of the Code, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) would not recognize gain or loss on the exchange of Public Shares, Public Rights or the Public Warrants for Pubco Common Stock or Pubco Warrants, as applicable, pursuant to the Domestication. If the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Roth CH securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its Roth CH securities for Pubco securities pursuant to the Domestication under Section 367(b) of the Code.

Alternatively, if the Domestication does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its Public Shares, Public Rights or Public Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Common Stock and Pubco Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Public Shares and Public Warrants exchanged therefor.

In addition, U.S. Holders of Public Shares, Public Rights and Public Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC rules. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Roth CH’s potential PFIC status and certain tax implications thereof.

Upon consummation of the Business Combination, the rights of holders of Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Roth CH Class A Ordinary Shares arising under the Companies Act as well as our Current Charter.

Upon consummation of the Business Combination, the rights of holders of Pubco Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our Current Charter and the Companies Act and, therefore, some rights of holders of Pubco Common Stock could differ from the rights that holders of Roth CH Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

In addition, there are differences between the new organizational documents of Pubco and the current constitutional documents of Roth CH. For a more detailed description of the rights of holders of Pubco Common Stock and how they may differ from the rights of holders of Roth CH Class A Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of Pubco are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/ prospectus and we urge you to read them.

Delaware law and Pubco’s Proposed Organizational Documents contain certain provisions, including anti- takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Pubco’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Pubco Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

●	the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the Pubco Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a staggered board of directors;

●	the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

●	the ability of the Pubco Board to amend the Proposed Bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Pubco’s Proposed Charter provides that, to the fullest extent permitted by law, and unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or Pubco’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Pubco’s Proposed Bylaws or Pubco’s Proposed Charter (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will also provide that, unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Pubco’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Pubco, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.

Risks if the Domestication and the Business Combination are not Consummated

Roth CH’s independent registered public accounting firm’s report for each of the years ended December 31, 2024 and period ended December 31, 2023 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2025, Roth CH had approximately $9,728 in cash and may not have sufficient liquidity to fund its working capital needs. Further, Roth CH has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Roth CH cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

EXTRAORDINARY GENERAL MEETING OF Roth CH

General

Roth CH is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Roth CH Board for use at the extraordinary general meeting to be held virtually at [Š], Eastern Time, on [Š], and at any adjournment or postponement thereof. This proxy statement/prospectus provides Roth CH shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [Š], Eastern Time, on [Š] and will be a virtual meeting conducted via live webcast at [Š]. For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ___________________________________

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, Roth CH is asking holders of Roth CH Ordinary Shares to consider and vote upon:

1.	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

2.	the Domestication Merger Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

3.	the Organizational Documents Proposal. The Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

4.	the Advisory Organizational Documents Proposals;

5.	the Directors Proposal;

6.	the Equity Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex C;

7.	the Reverse Stock Split Proposal;

8.	the YA Stock Issuance Proposal; and

9.	the Adjournment Proposal.

Each of Proposal Nos. 1, 2, 3, and 5 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal 5B-F and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the shareholders if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

Recommendation of the Roth CH Board

The Roth CH Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of Roth CH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Directors Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Reverse Stock Split Proposal, “FOR” the approval of the YA Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal —Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Roth CH shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Roth CH Ordinary Shares at the close of business on [*], 2025, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each Roth CH Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Roth CH Warrants do not have voting rights. As of the close of business on the Record Date, there were 45,278,220 Roth CH Ordinary Shares issued and outstanding, of which 161,553 were Public Shares held by persons other than the Insiders.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction. The Sponsor together with each of the directors and officers of Roth CH, owns 43,679,167 including the sole outstanding Roth CH Class B Ordinary Share. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares.

Quorum

A quorum of Roth CH shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the issued and outstanding Roth CH Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 22,639,111 Roth CH Ordinary Shares would be required to achieve a quorum. Because the Insiders have the right to vote 43,679,167 Roth CH Ordinary Shares, the presence at the extraordinary general meeting no other holders of Ordinary Shares will be needed to establish a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Roth CH but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Roth CH believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares.

The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes cast by the Roth CH Ordinary Shares, voting as a single class, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The Domestication Merger Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Merger Proposal will have no effect, even if approved by the holders of the Roth CH Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote a majority of at least two-thirds of the votes cast by the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote of a majority of the Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Directors Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares.

The approval of the Reverse Stock Split Proposal requires a special resolution under the Current Charter, being the affirmative vote of the holders a majority of at least two-thirds of votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

The approval of the YA Stock Issuance Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of Public Shares will be required to approve the Business Combination Proposal, the Domestication Merger Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Reverse Stock Split Proposal, the YA Stock Issuance Proposal, and, if presented, the Adjournment Proposal even if all other outstanding shares are voted against such proposals.

Voting Your Shares

Each Roth CH Class A Ordinary Share and each Roth CH Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Roth CH Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your Roth CH Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Roth CH’s board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Directors Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the Reverse Stock Split Proposal, “FOR” the approval of the YA Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

●	If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [Š], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Roth CH can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Roth CH shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Byron Roth, Chairman of Roth CH, in writing before the extraordinary general meeting that you have revoked your proxy; or

●	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Roth CH Ordinary Shares, you may call Advantage Proxy, our proxy solicitor, by email at karen@advantageproxy.com. Individuals may also call Advantage Proxy toll free at 877-870-8565; banks and brokers can call 206-870-8565.

Appraisal Rights and Dissenters’ Rights

No appraisal or dissenters’ rights are available to Roth CH’s shareholders in connection with the ordinary resolution to approve the Business Combination Proposal. However, in respect of the special resolution to approve the Domestication Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, Roth CH’s shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the Roth CH Board has determined that the redemption proceeds payable to Roth CH’s shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Proxy Solicitation

Roth CH is soliciting proxies on behalf of the Roth CH Board. This solicitation is being made by mail but also may be made by telephone or in person. Roth CH and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Roth CH will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Roth CH will bear the cost of the solicitation.

Roth CH has engaged Advantage Proxy to assist in the solicitation process and will pay Advantage Proxy a fee of $8,500, plus disbursements.

Roth CH will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Roth CH will reimburse them for their reasonable expenses.

Roth CH Shareholders

As of the date of this proxy statement/prospectus, there are 45,278,220 Roth CH Ordinary Shares issued and outstanding, which includes 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares held by the Sponsor). As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 22,250,000 Roth CH Warrants, which includes the 10,750,000 Private Placement Warrants and the 11,500,000 Public Warrants.

Entering into any such arrangements may have a depressive effect on the price of Roth CH Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur.

PROPOSAL No. 1

THE BUSINESS COMBINATION PROPOSAL

(1) Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the business combination agreement, dated as of January 28, 2025 (the “Business Combination Agreement”), by and among Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”), Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub” or “Pubco”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. Pursuant to the Business Combination Agreement: (1) at least one Business Day prior to the Closing Date and on the terms and subject to the conditions of the Business Combination Agreement, the Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”, and, thereafter (2) (a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger” and collectively with the Domestication Merger and the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”). We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Amendment is attached to this proxy statement/prospectus as part of Annex A.

Background of the Business Combination

Corporate History

On October 29, 2021, Roth CH consummated its initial public offering of 23,000,000 units (the “Units”), including 3,000,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consisted of one Class A Ordinary Share, par value $0.0001 per share (the “Class A Ordinary Shares”) and one-half of one warrant to purchase a Class A Share (the “Public Warrants”). Simultaneously with the closing of the initial public offering, Roth CH consummated the sale of 10,750,000 private placement warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to its then sponsor, TKB Sponsor I, LLC, (the “Former Sponsor”) generating proceeds of $10,750,000. A total of $234,600,000 of the proceeds from the initial public offering and the sale of the Private Warrants was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The Units commenced public trading on October 27, 2021 on the Nasdaq Stock Market LLC, and the Class A Ordinary Shares and Public Warrants commenced separate public trading on December 17, 2021.

On June 25, 2023, the Company, the Former Sponsor, each independent director of the Company, and affiliates of Roth Capital Partners and Craig-Hallum Capital Group LLC (the “New Sponsor”) entered into a Securities Transfer Agreement (the “Agreement”) pursuant to which the Former Sponsor and the former directors of the Company sold to certain purchasers, an aggregate of 4,312,500 Ordinary Shares consisting of 4,237,500 Class A Ordinary Shares and 75,000 Class B Shares and 8,062,500 private placement warrants (together, the “Transferred Securities”) for an aggregate purchase price (the “Purchase Price”) of $1.00. Following the closing of the transaction, the Former Sponsor has certain continuing rights, including a right of first refusal to repurchase the Transferred Securities in certain circumstances as set forth in the Agreement and the right to invest up to 25% of certain financings. The transaction was consummated on June 28, 2023.

On April 25, 2024, the Company voluntarily delisted its securities from Nasdaq and they began being quoted on the OTC Markets. Our Class A Ordinary Shares and Public Warrants are each quoted on the OTC Markets under the symbols “USCTF,” “and “USTWF,” respectively. The Company originally extended the time that it had to complete an initial business combination by depositing an aggregate of $540,000 into the trust account for a total of nine Monthly Deposits. On April 29, 2024, the Company held an extraordinary general meeting at which shareholders approved a proposal to amend and restate the Company’s Articles of to remove the provisions applicable to special purpose acquisition companies including the requirement to redeem and cancel 100% of the Company’s Class A ordinary shares sold in the Company’s initial public offering following distribution of the funds held in the Company’s Trust Account (the “Amendment Proposal”). The purpose of the Amendment Proposal was to remove the provisions contained in the Articles that are applicable to special purpose acquisition companies (“SPACs”), including the requirement to redeem and cancel 100% of the Company’s public shares following distribution of the funds held in the Company’s Trust Account established in connection with the IPO and revise the provisions to allow shareholders of the Company to obtain their pro rata distribution of funds remaining in the Trust Account and also retain ten (10%) percent of their shares upon liquidation of the Trust Account. Shareholders approved the Amendment Proposal on April 29, 2024. As a result, the Trust Account was liquidated.

Since June 28, 2023, Roth CH reviewed more than 15 potential targets for its initial business combination (“Initial Candidates”), including negotiating and executing routine non-disclosure agreements on customary terms with 10 of such companies. Of the Initial Candidates, Roth CH submitted at least 5 letters of intent, not including Sharon AI. Roth CH entered into two non-binding letters of intent with such targets. Discussions with such targets are summarized below.

Target A, a consumer product company, was introduced to Roth CH through a member of its management team. Roth CH and Target A entered into a letter of intent on August 31, 2023. The letter of intent included a pre-money equity valuation of $71 million. Upon further due diligence, Roth CH did not continue to pursue Target A due to Target A’s deteriorating revenue base and financial profile.

Target B, a travel agency company, was introduced to Roth CH through its management team. Roth CH and Target B entered into a letter of intent on March 29, 2024. The letter of intent included a pre-money equity valuation of $75 million. Upon further due diligence, Roth CH did not continue to pursue Target B due to Target B’s financial profile and questions around the ability to raise capital.

Target C, an additive manufacturing company, was introduced to Roth CH through its management team. Roth CH sent Target C a letter of intent November 9, 2023. The letter of intent included a pre-money equity valuation of $45 million. Roth CH and Target C did not move forward due to questions around the ability to raise capital.

Target D, a consumer nutrition company, was introduced to Roth CH through its management team. Roth CH sent Target D a letter of intent on January 23, 2024. The LOI included a pre-money equity valuation of $160 million. Roth CH and Target D did not move forward due to questions around the ability to raise capital.

Target E, a medical device company, was introduced to Roth CH through Roth CH’s management team. Roth CH sent Target E an non-exclusive letter of intent on October 9, 2024. The letter of intent included a pre-money equity valuation of $160 million. Roth CH did not move forward with Target E as it entered into an exclusive LOI with Sharon AI.

Timeline of the Preliminary Negotiations

On July 10, 2024, an introductory telephone conversation took place between John Lipman, Wolf Schubert, CEO of Sharon AI and Nick Hughes Jones, the Chief Commercial Officer of Sharon AI at the time. The parties discussed the business of Sharon AI and reviewed a current version of its 2024 investor presentation.

On July 12, 2024, the parties signed a non-disclosure agreement.

On August 6, 2024 Wolf Schubert and Nick Hughes Jones had a follow up call with John Lipman and Ryan Hultstrand to further discuss a potential business combination.

On August 14, 2024, Roth CH sent a preliminary transaction proposal to Sharon AI for their review.

On August 19, 2024, Wolf Schubert, Nick Hughes Jones, John Lipman, Ryan Hultstrand, Joseph Tonnos, Byron Roth, Rick Hartfiel and certain members of the Roth CH Board had an additional phone conversation to discuss the potential transaction.

On September 4, 2024 Wolf Schubert and Nick Hughes Jones had a follow up call with John Lipman and Ryan Hultstrand to further discuss the transaction.

On September 6, 2024 Roth CH circulated a proposed letter of intent to Sharon AI.

During the last two weeks of September 2024, the parties had multiple calls and meetings to discuss the terms of the letter of intent and circulate various drafts to each other. Topics of discussion included lockups and non-circumvention language.

On September 25, 2024, John Lipman and Wolf Schubert held an in person meeting in New York to further discuss the transaction.

On September 30, 2024, Roth CH and its attorneys participate on a call with Sharon AI and its accountants regarding the structure and the timing of preparation of financial statements.

On October 4, 2024, the parties executed the letter of intent.

On October 21, 2024, the parties exchanged initial diligence materials.

On November 11, 2024, Loeb circulated an initial due diligence request list to Sharon AI and its counsel.

On November 17, 2024, the parties amended the letter of intent with respect to exclusivity.

On November 25, 2024, Loeb received access to the due diligence data room.

On November 29, 2024, Sheppard Mullin circulated a diligence request list for information regarding Roth CH.

On December 13, 2024, Loeb circulated an initial draft of the Business Combination Agreement to Sharon AI and its attorneys. The draft reflected the terms set forth in the letter of intent.

On December 18, 2024, Roth CH responded to Sharon AI’s diligence requests.

On December 19, 2024, Sheppard Mullin circulated a revised draft of the Business Combination Agreement which revised certain of the representations and warranties of Sharon AI, created significant additional representations and warranties and covenants for Roth CH.

On December 28, 2024, Loeb circulated additional comments to the Business Combination Agreement.

On January 6, 2025, Sheppard Mullin circulated an initial draft of the Disclosure Schedules to the Business Combination Agreement.

On January 7, 2025, Sheppard Mullin circulated an updated draft of the Business Combination Agreement which included tax comments from Australian counsel for Sharon AI.

Also on January 7, 2025, Loeb circulated ancillary transaction documents to Sheppard Mullin for their review and comment.

On January 8, 2025, the parties held a conference call to go through details of the share calculations regarding the merger consideration to be received by Sharon AI.

On January 15, 2025, Loeb circulated an updated draft of the Business Combination Agreement to Sheppard Mullin.

On January 25, 2025, the parties held a call to discuss certain tax comments to the Business Combination Agreement.

On January 28, 2025, the parties signed the Business Combination Agreement. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Business Combination Agreement and the Amendment are attached to this proxy statement/prospectus as part of Annex A.

Business Purpose for the Merger between Sharon AI and Roth CH

At the time of the Business Combination Agreement was executed Roth CH had liquidated its Trust Account and had been delisted from Nasdaq. Despite those facts both parties entered into the Business Combination Agreement. Roth CH was interested in maximizing value for its shareholders and desired to consummate the transaction because Roth CH believes that SharonAI is well positioned to capitalize on the macroeconomic factors of AI data center growth and infrastructure surrounding the sector. Roth CH further believes that the strategic relationships that Sharon AI has are compelling and provides upside value to Roth CH’s shareholders and potential new investors in the public market. Sharon AI express desire to enter into the Business Combination Agreement to gain access to the U.S. capital markets with a higher level of certainty and speed as compared to a traditional initial public offering. The fact that the Roth CH Trust Account was depleted, did not deter Sharon AI, since in almost all recent de SPAC transactions the SPAC trust accounts are typically left with a nominal sum after the closing of the business combination. Roth CH and Sharon AI continue to search for PIPE/capital commitments to fund the business of Sharon AI and have had discussions with multiple interested parties, but have not yet agreed to terms. That being said, Sharon AI did receive a commitment from Yorkville to support working capital growth for the company. The Yorkville commitment is discussed elsewhere in this proxy statement/prospectus.

Roth CH Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the Roth CH Board consulted with Roth CH’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, considered a range of factors, including but not limited to, the factors discussed below. In light of the complexity of those factors, the Roth CH Board, as a whole,

●	did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Roth CH Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

●	Before reaching its decision, the Roth CH Board discussed and reviewed the results of the due diligence conducted by its management and advisors, which included:

-	extensive meetings and calls with the management team and advisors of Sharon AI;

-	review of material contracts and other material matters;

-	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

●	The officers and directors of Roth CH have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of Roth CH to make the necessary analyses and determinations regarding the Business Combination.

The Roth CH Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following factors:

●	Sharon AI is a leading GPU-as-a-Service provider. As a certified NVIDIA Cloud Partner, Sharon AI is capitalizing on AI driven demand for powerful GPUs on a cost-effective basis. Sharon AI is a leading GPU-as-a-Service provider in Australia and is already operational across three co-location data centers in Australia (2 Equinix Inc., 1 NEXTDC Limited).

●	Sharon AI has a powerful GPU & CPU compute infrastructure. Sharon AI has over 430 operating GPUs including NVIDIA H100, L40S, A40, RTX3090, and AMD MI300X. The use of proceeds will be used for additional NVIDIA GPU purchases – NVIDIA H200.

●	Sharon AI has existing relationships with major players in the high performance compute ecosystem. Sharon AI has a relationship with Lenovo for the supply of crucial GPU / Servers. Sharon AI is a certified NVIDIA Cloud Partner. Sharon AI has a relationship for GPU deployments with NEXTDC and is planning a 1K GPU Cluster on NVIDIA Reference Architecture in partnership with NEXTDC’s Tier IV co-location data center.

●	Sharon AI plans to develop a 250MW sustainable data center site project in the Permian Basin. Sharon AI has formed a joint venture with New Era Helium to develop the project. Sharon AI and New Era Helium have acquired over 200 acres in Ector County, Texas for the development of said project.

●	Sharon AI has a highly experienced executive team and Board, with deep expertise in finance, energy infrastructure, and AI & cloud computing. The Sharon AI Board and management have experience in U.S. energy and infrastructure markets having built over 100 modular data centers across 200MW of energy.

Although Roth CH did not obtain a fairness opinion in connection with the Business Combination Agreement, Roth CH received certain financial statements from Sharon AI for calendar year 2024 and had multiple discussions with the management of Sharon AI regarding Sharon AI projected performance for calendar year 2025. This information gave the comfort around Sharon AI’s business and prospective performance on a go-forward basis. Additionally management of Roth CH reviewed contracts and purchase orders that Sharon AI has in place with various parties. The Board was comfortable that Sharon AI was positioned to generate revenue and profitability at good margins. One of the key factors the Board focused on was Sharon AI’s strong margin profile, with minimal capital expenditure.

Even though Roth CH had liquidated its Trust Account and had been delisted from Nasdaq, the Board believed the transaction with Sharon AI was in the best interests of the shareholders of Roth CH. The Board was interested in maximizing value for Roth CH’s shareholders and desired to consummate the transaction because it believed that SharonAI is well positioned to capitalize on the macroeconomic factors of AI data center growth and infrastructure surrounding the sector. The Board also believed that Sharon AI’s strategic relationships are compelling and provide upside value to Roth CH’s shareholders and potential new investors.

Based on the foregoing the Board recommended entry into the Business Combination Agreement.

Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the Roth CH Board in favor of approval of the Business Combination, it should be noted that Roth CH’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	The beneficial ownership of the Sponsor and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares which were acquired prior to the IPO for an aggregate purchase price of $25,000.

●	If the Business Combination is consummated, the and Former Sponsor of 45,041,667 Class A Ordinary Shares and 75,000 Class B Ordinary Shares with an aggregate market value of approximately $4.7 million, based on had a most recent previous closing price of the Roth CH Class A Ordinary Shares of $0.1056 as of June 2, 2025 as reported on the OTC.

●	the continued indemnification of current directors and officers of Roth CH and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

●	the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

These interests may influence the Parent’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Roth CH Board when it approved the Business Combination.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Roth CH, SharonAI or any other matter.

On January 28, 2025, Roth CH Acquisition Co., a Cayman Islands exempted company (the “Parent”), entered into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Parent, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement.

The Company is a holding company formed to acquire and operate assets within the high performance computing (“HPC”) industry, with a primary focus on the provision of HPC infrastructure-as-a-service. The Company does not develop artificial intelligence technologies or applications. Instead, it provides the underlying compute infrastructure comprising scaled deployments of graphics processing units (“GPUs”), central processing units (“CPUs”), and advanced data storage systems that enables artificial intelligence companies, academic institutions, and scientific research organizations to perform compute-intensive workloads. The Company’s strategy is centered on acquiring, developing, and managing the infrastructure and technical capabilities required to support third-party users engaged in AI model training, advanced analytics, and other HPC-dependent applications.

The Mergers

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):

(1)	At least one Business Day prior to the Closing Date and on the terms and subject to the conditions of this Agreement, Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”, and, thereafter

(2)	(a) the Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger”).

Merger Consideration

The Aggregate Merger Consideration is 560,835,633 shares of Common Stock of the Domesticated Parent to be issued at the closing of the Business Combination, plus any shares of Domesticated Parent Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement, as follows:

(1)	In connection with the Domestication Merger: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent; and (iii) each then issued and outstanding Parent Warrant shall convert automatically into one warrant to acquire one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent, pursuant to the Parent Warrant Agreement.

(2)	In connection with the Acquisition Merger: At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet, prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(a)	the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of Company Series B Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Series B Preferred Stock are convertible;

(b)	the names of record of each holder of Company Options, and the exercise price, number of shares of Company Capital Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(c)	the names of record of each holder of any convertible notes, the loan amount (principal and interest) and the number of shares of Company Common Stock or Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of such convertible note;

(d)	the number of Aggregate Fully Diluted Company Common Stock;

(e)	the number of shares of Company Common Stock issuable upon conversion of Company Series B Preferred Stock;

(f)	the aggregate number of shares subject to Company Options; and

(g)	detailed calculations of each of the following (in each case, determined without regard to withholding):

(i)	the Aggregate Merger Consideration;

(ii)	the Conversion Ratio;

(iii)	the Per Preferred Share Merger Consideration for the Company Series B Preferred Stock; and

(iv)	for each Converted Stock Right, the exercise price therefor, if any, and the number of Parent shares of Class A Ordinary Common Stock subject to such Converted Stock Right.

Treatment of Securities

(1)	Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(2)	Conversion of Shares of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Series A Preferred Stock cancelled pursuant to Section 3.1(a) of the Business Combination Agreement and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Domesticated Parent shares of Class B Super Common Stock equal to the Conversion Ratio.

(3)	Conversion of Shares of Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) of the Business Combination Agreement and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Domesticated Parent shares of Class A Ordinary Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Series B Preferred Stock as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(4)	Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) of the Business Combination Agreement and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Domesticated Parent shares of Class A Ordinary Common Stock equal to the Conversion Ratio.

(5)	Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

On January 24, 2025, the board of directors of the Parent unanimously (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the stockholders of the Company.

PIPE Investment.

Parent shall take all commercially reasonable actions required to obtain an investment of equity securities, convertible notes or other debt financing in a private placement of an amount in excess of $5,000,000 (the “PIPE Investment”) in connection with the Closing which PIPE Investment and the investors who participate therein and the price at which Parent shares of Class A Ordinary Common Stock are sold and the amount sole shall be mutually agreed upon between Parent and the Company. Roth Capital Partners and Craig-Hallum Capital Group LLC will act as placement agents for any PIPE Investment and will be entitled to receive a placement agent fee payable in cash.

The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Business Combination Agreement and related transactions; subsidiaries; (c) governmental authorization, (d) non-contravention, (e) capitalization; (f) corporate records, (g) consents, (h) financial statements, (i) absence of certain changes, (k) properties; title to assets; (l) litigation, (m) material contracts, (n) licenses and permits, (o) compliance with laws, (p) intellectual property, (q) employee matters and benefits, (r) tax matters, (s) real property; (t) environmental laws, (u) finders’ fees, (v) directors and officers, (w) anti-money laundering laws, (x) insurance, (y) related party transactions, and (z) certain representations related to securities law and activity. Parent has additional representations and warranties, including (a) issuance of shares, (b) listing, (c) SEC documents and financial statements, and (d) expenses, indebtedness and other liabilities.

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger, confidentiality and efforts to satisfy conditions to consummation of the Merger. The Business Combination Agreement also contains additional covenants of the parties, including, among others, finders’ fees, exclusivity, notices of certain events, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement, as each such terms are defined in the Business Combination Agreement, required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. The Parent has agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing. All rights to director indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, the Parent shall cause its organizational documents of, those of its subsidiaries, and the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of the Business Combination Agreement in the organizational documents of, with respect to the Parent, and with respect to the Domesticated Parent, the Company, as applicable, to the extent permitted by applicable Law.

Equity Incentive Plan

The Parent has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Plan”) prior to the Effective Time in a form mutually acceptable to the Parent and the Company, with such changes or modifications thereto as the Parent and the Company may mutually agree. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% of the number of shares of common stock of the surviving corporation immediately after the Closing and an “evergreen” provision that is mutually agreeable to the Parent and the Company that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan as mutually determined by the Parent and the Company.

Non-Solicitation Restrictions

Each of the Parent and the Company has agreed that from the date of the Business Combination Agreement to the Closing Date or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), it will not initiate any negotiations with any party relating to an Alternative Transaction (as defined in the Business Combination Agreement) or enter into any agreement relating to such a proposal, other than as expressly excluded from the definition of an Alternative Transaction. Each of the Parent and the Company have also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of the Parent and the Company, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the transactions contemplated hereby, including the Domestication Merger and the Acquisition Merger, (ii) all applicable waiting periods, if any, under the HSR Act with respect to the Business Combination shall have expired or been terminated and each consent, approval or authorization required by Schedule 9.1(b) of the Business Combination Agreement shall have been obtained and shall be in full force and effect, (iii) there shall be no order issued or law enacted having the effect of prohibiting the Business Combination, provided such order or law is final and non-appealable, (iv) approval of the Company Stockholders shall have been obtained, (v) each of the required Parent Proposals shall have been approved at the Parent Shareholder Meeting; and (vi) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended.

Solely with respect to Parent, Domestication Sub and Merger Sub, the consummation of the Merger is conditioned upon, among other things, (i) the Company having duly performed or complied with all of its obligations under the Business Combination Agreement in all material respects, (ii) the representations and warranties of the Company, other than certain Fundamental Representations, as defined in the Business Combination Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Business Combination Agreement, on the Company or any of its subsidiaries, (iii) certain Fundamental Representations, as defined in the Business Combination Agreement, being true and correct in all respects other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on the Company or any of its subsidiaries, (v) the Company having delivered certain certificates to the Parent, (vi) the Company and its securityholders shall have executed and delivered to the Parent each Ancillary Agreement, as defined in the Business Combination Agreement, to which they each are a party, (vii) resignation of certain of the Company’s directors as set forth in the Business Combination Agreement, (viii) the Company shall have obtained all required third-party consents necessary to consummate the Business Combination, and (ix) the Company shall have delivered to the Parent a certified copy of the members register, compliant with section 169 of the Corporations Act 2001 (Cth).

Solely with respect to the Company, the consummation of the Merger is conditioned upon, among other things, (i) the Parent, Domestication Sub and Merger Sub having duly performed or complied with all of their respective obligations under the Business Combination Agreement in all material respects, (ii) the representations and warranties of the Company and Merger Sub, other than certain Fundamental Representations, as defined in the Business Combination Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect, as defined in the Business Combination Agreement, on the Parent or Merger Sub and their ability to consummate the Merger and related transactions, (iii) certain Fundamental Representations being true and correct in all respects, other than de minimis inaccuracies, (iv) no event having occurred that would result in a Material Adverse Effect on the Parent, (v) the Parent delivers certain certificates to the Company, (vii) the Domestication Merger shall have been consummated on the day that is at least one Business Day prior to the Closing Date, (viii) the Parent Certificate of Incorporation, in the form to the Business Combination Agreement as Exhibit A, being filed with, and declared effective by, the Delaware Secretary of State, (ix) the Parent delivers certain certificates to the Company, (x) each of Parent, Domestication Sub, Merger Sub, and certain shareholders of Parent the “Sponsor Group”), as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Domestication Sub, Merger Sub, Sponsor Group or other shareholder of Parent, as applicable, is a party, (xi) the size and composition of the post-Closing Domesticated Parent Board of Directors shall have been appointed as set forth in Section 2.9 of the Business Combination Agreement, (xii) the Parent shall use its best efforts to deliver to the Company prior to the Closing evidence of the termination of every contract, agreement, commitment or similar instrument, oral or written, to which Parent is a party or by which any of its respective properties or assets is bound, which could require any payment, issuance of securities or other consideration in connection with the consummation of the transactions contemplated hereby or an initial business combination other than those on Schedule 9.3(l) of the Business Combination Agreement and (xiii) the Parent shall have delivered to the Company a resignation from Parent of each director and officer of Parent, effective as of the Closing Date.

Termination

The Business Combination Agreement may be terminated at any time prior to the Effective Time as follows:

Termination Without Default.

(1)	In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before October 31, 2025 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party;

(2)	In the event an authority shall have issued an order or enacted a law, having the effect of prohibiting the Domestication Merger or Acquisition Merger or making such transactions illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such authority;

(3)	In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Common Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement; and

(4)	This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

Termination Upon Default.

(1)	Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Sections 9.2(a) or 9.2(b) of the Business Combination Agreement impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)); and

(2)	The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Sections 9.3(a) or 9.3(b) of the Business Combination Agreement impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The Business Combination Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about the Parent and the Company or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Business Combination Agreement were made as of a specified date, are modified or qualified by information in one or more disclosure letters prepared in connection with the execution and delivery of the Business Combination Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Business Combination Agreement are not necessarily characterizations of the actual state of facts about the Parent, the Company or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that the Parent makes publicly available in reports, statements and other documents filed with the SEC. the Parent and the Company investors and securityholders are not third-party beneficiaries under the Business Combination Agreement.

The foregoing summary of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Certain Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Parent and the officers and directors of the Parent, the Company and the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor and the officers and directors of the Parent have agreed to vote all shares of the common stock beneficially owned by them, including any additional shares they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time the Parent is afforded to consummate an initial business combination.

Company Support Agreement

In connection with the execution of the Business Combination Agreement, the Parent, the Company and certain stockholders of the Company entered into a support agreement, pursuant to which such Company stockholders have agreed to vote all common and preferred stock of the Company beneficially owned by them, including any additional shares of the Company they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Form of Lock-Up Agreement

In connection with the Closing, certain key Company stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lockup Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii): (a) with respect to fifty (50%) percent of the Parent Common Shares owned by Holder ninety (90) days after the Closing Date and (b) with respect to the remaining fifty (50%) percent of the Parent Common Shares owned by Holder one hundred and eighty (180) days after the Closing Date. The term “Lockup Shares” mean the Parent Common Shares owned by such Holder (or to be acquired by such Holder in connection with the Business Combination Agreement) as set forth on Schedule I to the Lock-Up Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, the Parent will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with certain existing stockholders of the Parent and the Company (the “Holders”) with respect to their shares of the Parent acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with the Parent’s initial public offering and any shares issuable on conversion of preferred stock or loans. Pursuant to the A&R Registration Rights Agreement, within thirty (30) days of the Closing, the Parent shall file with the SEC a registration statement for a shelf registration on Form S-1 or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Parent is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities on a delayed or continuous basis as permitted by Rule 415 under the Securities Act and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the seventy-fifth (75th) calendar day following the Filing Date; provided that the Parent shall have the Shelf declared effective within ten (10) business days after the date the Parent is notified by the staff of the SEC that the Shelf will not be reviewed or will not be subject to further review by the SEC. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Parent, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a subsequent shelf registration statement and cause the same to become effective as soon as practicable after such filing and such subsequent shelf registration statement shall be subject to the terms hereof; provided, however, that the Parent shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders. In addition, the Holders will have certain “piggyback” registration rights that require the Parent to include such securities in registration statements that the Parent otherwise files. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. the Parent will bear the expenses incurred in connection with the filing of any such registration statements.

The foregoing descriptions of agreements and the transactions and documents contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the form of Sponsor Support Agreement, Company Support Agreement, form of Lock-Up Agreement and form of A&R Registration Rights Agreement, copies of which are attached to this proxy statement/prospectus as Annex D, Annex E, Annex F and Annex G, respectively, and the terms of which are incorporated by reference herein.

Expected Accounting Treatment of the Business Combination Proposal

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Roth CH will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SharonAI issuing stock for the net assets of Roth CH, accompanied by a recapitalization. The net assets of Roth CH will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

Neither Roth CH nor SharonAI are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Current Charter, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Business Combination Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Roth CH’s entry into the Business Combination Agreement, dated as of January 28, 2025, by and among Roth CH, Merger Sub, Inc., SharonAI Inc., and Roth CH Holdings, Inc., as amended on May 23, 2025 (as may be further amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which, among other things, following the Domestication Merger of Roth CH to the State of Delaware as described below, the merger of Merger Sub with and into SharonAI (the “Acquisition Merger”), with SharonAI surviving the Merger, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the laws of the State of Delaware, to be approved, ratified and confirmed in all respects.”

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The Roth CH Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of Roth CH’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion.

PROPOSAL No. 2

THE DOMESTICATION MERGER PROPOSAL

(2) Proposal No. 2 — The Domestication Merger Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the domestication of Roth CH Acquisition Co., a Cayman Islands exempted company (“Roth CH” or the “Parent”) pursuant to the business combination agreement, dated as of January 28, 2025 (the “Business Combination Agreement”), by and among Roth CH, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (the “Domestication Sub” or “Pubco”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to them in the Business Combination Agreement. Pursuant to the Business Combination Agreement at least one Business Day prior to the Closing Date and on the terms and subject to the conditions of the Business Combination Agreement, the Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” We refer to this proposal as the “Domestication Merger Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Business Combination Agreement and the Amendment are attached to this proxy statement/prospectus as part of Annex A.

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Roth CH is asking its shareholders to approve the Domestication Merger Proposal. Under the Business Combination Agreement, the approval of the Domestication Merger Proposal is also a condition to the consummation of the Acquisition Merger. If, however, the Domestication Merger Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication Merger nor the Acquisition Merger will be consummated.

As a condition to Closing the Business Combination, the Roth CH Board has unanimously approved a change of Roth CH’s jurisdiction of incorporation through its merger with Pubco, a Delaware entity and wholly owned subsidiary of Roth CH and shall adopt the Plan of Merger in the form attached as Exhibit 3.8 to this proxy statement/prospectus. To effect the Domestication Merger, Roth CH will merge with and into Pubco so that Pubco will be the surviving company and all assets and liabilities of Roth CH will vest in Pubco by virtue of the Companies Act (As Revised) of the Cayman Islands. In connection with the Domestication Merger and simultaneously with the Business Combination, the corporate name of Pubco will change to “SharonAI Holdings, Inc.”

In accordance with applicable law, the Plan of Merger will provide that at the effective time of the Domestication Merger, by virtue of the Domestication Merger, and without any action on the part of any shareholder, (i) each then issued and outstanding Roth CH Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of the Pubco Common Stock; and (ii) each then issued and outstanding Roth CH Warrant will become exercisable for one share of Pubco Common Stock having the same terms and subject to the same conditions of such Roth CH Warrant.

The Domestication Merger Proposal, if approved, will approve a merger of Roth CH into Pubco which is being effected change of Roth CH’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Roth CH is currently governed by the Companies Act, upon the closing of the Domestication Merger, Pubco will be governed by the DGCL. Roth CH encourages shareholders to carefully consult the information in “Comparison of Corporate Governance and Shareholder Rights”.

Reasons for the Domestication

The Roth CH Board believes that it would be in the best interests of Roth CH, simultaneously with the completion of the Business Combination, to effect the Domestication Merger. Further, the Roth CH Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Pubco will operate within the United States following the Business Combination, it was the view of the Roth CH Board that Pubco should be structured as a corporation organized in the United States.

The Roth CH Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Roth CH and its shareholders. These additional reasons can be summarized as follows:

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Pubco.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Roth CH believes such clarity would be advantageous to Pubco, the Pubco Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Pubco’s stockholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Pubco’s incorporation in Delaware may make Pubco more attractive to future candidates for the Pubco Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, Roth CH has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Roth CH Board therefore believes that providing the benefits afforded directors by Delaware law will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Roth CH’s shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, Roth CH believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, Roth CH believes that the corporate environment afforded by Delaware will enable Pubco to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The Roth CH Board believes that it would be in the best interests of Roth CH to, in connection with the Business Combination, change the corporate name to “SharonAI Holdings, Inc.” in order to more accurately reflect the business purpose and activities of Pubco.

Regulatory Approvals; Third-Party Consents

Roth CH is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication Merger. However, because the Domestication Merger must occur one day prior to the Acquisition Merger, it will not occur unless the Acquisition Merger can be completed, which will require the approvals as described under “The Business Combination Proposal”. Roth CH must comply with applicable United States federal and state securities laws in connection with the Domestication Merger.

The Domestication Merger will not breach any covenants or agreements binding upon Roth CH and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication Merger.

Proposed Charter and Proposed Bylaws

Commencing with the effective time of the Domestication Merger, the Proposed Charter and the Proposed Bylaws will govern the rights of stockholders in Pubco.

A chart comparing your rights as a holder of Roth CH Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the shares of Pubco Common Stock can be found in “Comparison of Corporate Governance and Shareholder Rights”.

Accounting Treatment of the Domestication

The Domestication Merger is being proposed solely for the purpose of changing the legal domicile of Roth CH. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Roth CH as a result of the Domestication Merger. The business, capitalization, assets and liabilities and financial statements of Roth CH immediately following the Domestication Merger will be the same as those immediately prior to the Domestication Merger.

Vote Required for Approval

The approval of the Domestication Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a two-thirds majority of the votes cast by holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Domestication Merger Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Merger Proposal will have no effect.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of Ordinary Shares that: (a) Roth CH be and is hereby authorized to merge with and into Roth CH Holdings, Inc. with Roth CH Holdings, Inc. being the surviving company and all the undertaking, property and liability of Roth CH vest in Roth CH Holdings, Inc. by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands and the DGCL; (b) the Plan of Merger, the form of which is attached to the proxy statement/consent solicitation statement/prospectus as Exhibit 3.8 (the “Plan of Merger”), be authorized, approved and confirmed in all respects and Roth CH be authorized to enter into the Plan of Merger; and (c) the Plan of Merger be executed by any one director of Roth CH (a “Director”) on behalf of Roth CH and any Director or, with their authorization, Roth CH’s officers on behalf of Roth CH, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and with the Secretary of State of the State of Delaware.”

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION MERGER PROPOSAL.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

PROPOSAL No. 3

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Domestication Merger Proposal is approved and the Business Combination is consummated, Roth CH will replace the Current Charter, under the Companies Act, with the Proposed Charter and the Proposed Bylaws of Pubco and change the name of Pubco to “SharonAI Holdings Inc.”, in each case, pursuant to the DGCL.

Roth CH’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents in connection with the replacement of the Current Charter with the Proposed Organizational Documents. The Organizational Documents Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares.

(3) Proposal No. 3 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the proposed amended and restated certificate of incorporation (the “Proposed Charter”) and the proposed amended and restated bylaws (“Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Domesticated Parent (a corporation incorporated in the State of Delaware), (the “Organizational Documents Proposal”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

Reasons for the Amendments

The Roth CH Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex B-2:

●	To change the corporate name from “Roth CH Acquisition Co.” to “SharonAI Holdings Inc.”;

●	To amend and redesignate the authorized share capital of the Company from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Pubco; and

●	To authorize all other changes in connection with the replacement of the Current Charter with the Proposed Charter and the Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Current Charter currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals 4A through 4E.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/ prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Shares will be required to approve the Organizational Documents Proposal even if all other outstanding shares are voted against such proposal.

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion.

PROPOSAL No. 4

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Roth CH’s shareholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Organizational Documents, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Companies Act or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Roth CH is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory in nature, and are not binding on Roth CH or the Roth CH Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, Roth CH intends that the Proposed Organizational Documents will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

The Proposed Organizational Documents differ materially from the Current Charter. The following table sets forth a summary of the principal changes proposed between the Current Charter and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Current Charter of Roth CH, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/ prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Current Charter are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, Roth CH encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights”.

(4) Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon the following five (5) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Current Charter and the Proposed Organizational Documents:

(A) Advisory Organizational Documents Proposal 4A (Authorized Shares) — authorize the amendment and redesignation of the authorized share capital of Roth CH from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH, to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Advisory Organizational Documents Proposal 4A”).

(B) Advisory Organizational Documents Proposal 4B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”) (“Advisory Organizational Documents Proposal 4B”).

(C) Advisory Organizational Documents Proposal 4C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Domesticated Parent entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article FIFTH, Article SEVENTH, Article EIGHTH, Article TENTH, Article ELEVENTH, and this requirement in Article NINTH of the Proposed Charter (“Advisory Organizational Documents Proposal 4C”).

(D) Advisory Organizational Documents Proposal 4D (Removal of Directors) — to approve provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 4D”).

(E) Advisory Organizational Documents Proposal 4E (Name Change) — to approve the change of the name of the Domesticated Parent to “SharonAI Holdings, Inc.” (“Advisory Organizational Documents Proposal 4E”).

Advisory Organizational Documents Proposal	Description of Change
Authorized Shares (Advisory Organizational Documents Proposal 4A)

The Current Charter has an authorized share capital of 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH.

The Proposed Organizational Documents authorize 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Pubco. See Article Fourth of the Proposed Charter.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)

The Current Charter does not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. See Paragraph A of Article Eleventh of the Proposed Charter.

Required Vote to Amend Charter (Advisory Organizational Documents Proposal 4C)

The Current Charter provides that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the votes cast by the holders of Roth CH Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and at a general meeting. See Article 18.3 of the Current Charter.

The Proposed Charter adopts provisions requiring the affirmative vote of at least 66 and 2/3% of the voting power of all the then issued and outstanding shares of in the capital of Pubco entitled to vote thereon, to amend, alter, repeal or rescind all or any portion of Article Fifth, Article Seventh, Article Eighth, Article Tenth, Article Eleventh or this requirement in Article Ninth of the Proposed Charter. See Article Ninth of the Proposed Charter.

Removal of Directors (Advisory Organizational Documents Proposal 4D)

The Current Charter provides that prior to the closing of an initial business combination, holders of Roth CH Ordinary Shares may remove any director by an ordinary resolution, being the affirmative vote of holders of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and who vote at a general meeting, and that after the closing of an initial business combination, the holders of Roth CH Ordinary Shares may by ordinary resolution remove any director.

The Proposed Organizational Documents adopt provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding shares in the capital of Pubco entitled to vote generally in the election of directors. See Paragraph F of Article Fifth of the Proposed Charter.

Name Change (Advisory Organizational Documents Proposal 4E)

The Current Charter names the company Roth CH Acquisition Co. See the definitions of “Ordinary Resolution” and “Special Resolution” in Article 1 of the Current Charter.

The Proposed Organizational Documents rename the company SharonAI Holdings Inc. See First of the Proposed Charter.

Advisory Organizational Documents Proposal 4A — Authorized Shares

Roth CH’s shareholders are being asked to approve and adopt an amendment to the Current Charter to authorize the amendment and redesignation of the authorized share capital of Roth CH from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH, to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, there are (a) 45,203,220 Roth CH Class A Ordinary Shares issued and outstanding, (b) 75,000 Roth CH Class B Ordinary Share issued and outstanding and (c) no Roth CH preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 11,500,000 Public Warrants and (ii) 10,750,000 Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, each whole Roth CH Warrant will be exercisable after giving effect to the Merger for one share of Pubco Common Stock at an exercise price of $11.50 per share. Roth CH Warrants will become exercisable 30 days after the Closing.

Pursuant to the Business Combination Agreement, (i) the holders of SharonAI Common Stock will receive aggregate consideration of 560,835,633 shares of Pubco Common Stock, plus any shares of Pubco Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement, in exchange for their outstanding equity interests, and (ii) Pubco will assume all obligations of SharonAI with respect to the Converted Stock Rights, and will issue or, as applicable, reserve for issuance in respect of shares underlying the Converted Stock Rights.

In order to ensure that Pubco has sufficient authorized capital for future issuances, the Roth CH Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Pubco amend and redesignate the authorized share capital of Roth CH from (a) 200,000,000 Roth CH Class A Ordinary Shares, 20,000,000 Roth CH Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of Roth CH, to (b) 900,000,000 Pubco shares of Class A Ordinary Common Stock, 6,816,948 Pubco shares of Class B Super Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of Pubco that will enable it to continue as an operating company governed by the DGCL. The Roth CH Board believes that it is important for Roth CH to have available for issuance a number of authorized shares of Pubco Common Stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of Roth CH be amended and redesignated from 200,000,000 Roth CH Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Roth CH Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to 900,000,000 shares of Pubco Class A Ordinary Common Stock, par value $0.0001 per share, 6,816,948 shares of Pubco Class B Super Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 3A.”

Advisory Organizational Documents Proposal 4B — Exclusive Forum Provision

Roth CH’s shareholders are being asked to approve and adopt an amendment to the Current Charter to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act.

The Proposed Organizational Documents stipulate that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Pubco, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (3) any action arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Roth CH Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Pubco will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The Roth CH Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 3B.”

Advisory Organizational Documents Proposal 4C — Required Vote to Amend Charter

Roth CH’s shareholders are being asked to approve provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article Fifth, Article Seventh, Article Eighth, Article Tenth, Article Eleventh or this requirement in Article Ninth of the Proposed Charter.

Reasons for Amendment

The Current Charter provides that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a simple majority of at least two-thirds of the votes cast by the holders of Roth CH Ordinary Shares who, being present in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind any provision of Article Fifth, Article Seventh, Article Eighth, Article Tenth, Article Eleventh or this requirement in Article Ninth of the Proposed Charter.

The amendments are intended to protect certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Article Fifth, Article Seventh, Article Eighth, Article Tenth, Article Eleventh or this requirement in Article Ninth of the Proposed Charter, as described in Advisory Organizational Documents Proposal 3C, be approved.”

Advisory Organizational Documents Proposal 4D — Removal of Directors

Roth CH’s shareholders are being asked to approve provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The Current Charter provides that holders of Roth CH Ordinary Shares may remove any director by an ordinary resolution, being the affirmative vote of holders of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and at a general meeting. Upon consummation of the Business Combination, the Class B Share shall automatically convert into a Class A Share and along with the other Class A Ordinary Shares shall convert into Pubco shares of Class A Ordinary Common Stock. The Proposed Organizational Documents permit the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The Roth CH Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Pubco’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director, but only for cause, by the affirmative vote of at least 66 and 2/3% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 3D, be approved.”

Advisory Organizational Documents Proposal 4E — Name Change

Roth CH’s shareholders are being asked to approve provisions that change the name of the company to “SharonAI Holdings, Inc.”.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendment

The Roth CH Board believes that changing the name of the company is desirable because it reflects the effective name of the combined company following consummation of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions that change the name of the company to “SharonAI Holdings, Inc.”, as described in Advisory Organizational Documents Proposal 3E, be approved.”

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution, being the affirmative vote of a simple majority of the Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Advisory Organizational Documents Proposals even if all other outstanding shares are voted against such proposal.

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of Roth CH’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Roth CH’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

PROPOSAL No. 5

THE DIRECTORS PROPOSAL

At this extraordinary general meeting, five directors will be elected to be the directors of Pubco upon the closing of the Business Combination. If the nominees are elected, the members of Pubco’s board of directors will consist of the following members: James Manning (Chairman), Peter Woodward, Wolfgang Schubert, Alastair Cairns and Brent Lanier. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following their year of election. After this election, the terms of Class I, II and III directors will expire at the annual meeting of stockholders to be held in 2026, 2027 and 2028 respectively. Each director will hold office for the term to which he or she is elected or until his or her successor is duly elected and qualified.

Wolfgang Schubert and Brent Lanier are the proposed Class I directors whose term will expire at the 2026 annual meeting of stockholders. Peter Woodward and Alastair Cairns are the proposed Class II directors whose term will expire at the 2027 annual meeting of stockholders. James Manning is the proposed Class III director whose term will expire at the 2028 annual meeting of stockholders. Biographical information about the nominees can be found in “Executive Officers and Directors of SharonAI” below.

Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that effective as of the effective time of the Business Combination, and conditioned upon the consummation of the Business Combination, that James Manning, Peter Woodward, Alastair Cairns, Wolfgang Schubert and Brent Lanier be elected the directors Pubco, with James Manning to serve as a Class III director until the 2028 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation, removal or death, with each of Peter Woodward and Alastair Cairns to serve as a Class II director until the 2027 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death, and with each of Wolfgang Schubert and Brent Lanier to serve as a Class I director until the 2026 annual meeting and until his respective successor has been duly elected and qualified or until his earlier resignation, removal or death.”

Required Vote

Each of the nominees will be elected if he or she receives the affirmative vote of a majority of the shares of the Company’s Common Stock, represented in person or by proxy at the extraordinary general meeting. Abstentions and broker non-votes with respect to this proposal will have no effect on the vote. There is no cumulative voting in the election of directors.

The Directors Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Directors Proposal will have no effect even if approved by our stockholders.

If the Directors Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTORS PROPOSAL.

PROPOSAL No. 6

THE EQUITY INCENTIVE PLAN PROPOSAL

Introduction

The Pubco 2025 Omnibus Equity Incentive Plan (the “2025 Plan”) was approved by Roth CH’s board of directors (the “Board”) on [____________], 2025, and will take effect upon consummation of the Business Combination (the “Effective Date”), provided that it is approved by the shareholders at this extraordinary general meeting. We are submitting the 2025 Plan to the Roth CH shareholders for their approval (the “Equity Incentive Plan Proposal”) so that options granted under the Plan may qualify for treatment as incentive stock options and awards under the 2025 Plan may constitute performance-based compensation not subject to Section 162(m) of the Code.

Under the 2025 Plan, 60,000,000 of Pubco’s shares of Class A Ordinary Common Stock (referred to in this Proposal 5 as “common stock”), are initially available for grant.

Our administrator may grant incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to participants to acquire shares of Pubco common stock under the 2025 Plan. It is anticipated that the Plan will be administered by the Board. The closing price per-share of our Class A Ordinary Shares on August 6, 2025 was $1.00. The following table sets forth, as of August 6, 2025, the approximate number of each class of participants eligible to participate in the 2025 Plan and the basis of such participation.

Class and Basis of Participation	Approximate Number of Class
Employees	7
Directors(1)	4
Independent Contractors	3

(1)	One of the four directors is also an employee.

Rationale for Adoption of the 2025 Plan

Grants of options, stock appreciation rights, restricted shares of common stock, restricted stock units and other stock-based awards to our employees, directors and independent contractors are an important part of our long-term incentive compensation program, which we use in order to strengthen the commitment of such individuals to us, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts are expected to result in our long-term growth and profitability.

The number of shares proposed to be available for grant under the 2025 Plan is designed to enable us to properly incentivize its employees and management teams over a number of years on a going-forward basis.

Dilution, Stock Available and Historical Stock Usage

Dilution. Subject to stockholder approval of the 2025 Plan, the number of shares of common stock reserved for issuance under the 2025 Plan is 60,000,000 shares. The Board believes that this number of shares of common stock constitutes reasonable potential equity dilution and provides a significant incentive for employees to increase the value of Pubco for all stockholders. The closing trading price of per share of Class A Ordinary Shares as of the record date was $[___].

As of the record date, we had (i) 45,278,220 shares of common stock outstanding; and (ii) 22,250,000 shares subject to the exercise of warrants. The new shares of our common stock available under the 2025 Plan would represent an additional potential equity dilution of approximately 90%.

Shares Available; Certain Limitations. The maximum number of shares of common stock reserved and available for issuance under the 2025 Plan will be equal to 60,000,000 shares of common stock; provided that shares of common stock issued under the 2025 Plan with respect to an Exempt Award will not count against the share limit. Under the 2025 Plan, an “Exempt Award” is (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges, (ii) an “employment inducement” award as described in the applicable stock exchange listing manual or rules; or (iii) an award that a participant purchases at fair market value. The number of shares of common stock available for grant under the Plan will be automatically increased on the first day of each calendar year beginning with the first January 1 following the Effective Date and ending with the last January 1 during the initial ten-year term of the Plan, equal to the lesser of (A) three percent (3%) of the shares of common stock outstanding (on an as-converted basis, which shall include shares of common stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of common stock, including without limitation, preferred stock, warrants and employee options to purchase any shares of common stock) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of common stock as determined by the Board.

No more than 60,000,000 shares of common stock shall be issued pursuant to the exercise of incentive stock options.

New shares reserved for issuance under the 2025 Plan may be authorized but unissued shares of our common stock or shares of our common stock that will have been or may be reacquired by us in the open market, in private transactions or otherwise. If any shares of common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the Plan except that (i) any shares of common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, and (ii) any shares of our common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will again be available for awards under the Plan. Further, any shares of common stock reacquired by Pubco on the open market or otherwise using cash proceeds from the exercise of options and shares of common stock surrendered or withheld as payment of either the exercise price of an award (including shares of common stock otherwise underlying a stock appreciation right that are retained by Pubco to account for the exercise price of such stock appreciation right) and/or withholding taxes in respect of an award, in each case, shall no longer be available for grant under the 2025 Plan. If an award is denominated in shares of our common stock, but paid or settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the 2025 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the 2025 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of our common stock will no longer be available for grant under the 2025 Plan.

The stock reserved under the 2025 Plan will provide us with the platform needed for our continued growth, while managing program costs and share utilization levels within acceptable industry standards.

Description of 2025 Plan

The following is a summary of the material features of the 2025 Plan. This summary is qualified in its entirety by the full text of the 2025 Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.

Types of Awards. The 2025 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Items described above in the Section called “Shares Available” are incorporated herein by reference.

Administration. The 2025 Plan will be administered by the Board, or if the Board does not administer the 2025 Plan, a committee or subcommittee of our Board that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of the Board or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2025 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2025 Plan.

The 2025 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2025 Plan. RSUs may be settled in shares of common stock or as a payment of cash equal, with respect to any or all shares of common stock underlying such award, to the fair market value of such share of common stock, in each case, at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2025 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when (and to the extent) the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. Incentive stock options and non-statutory stock options may be granted under the 2025 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2025 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the plan administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights. SARs may be granted either alone (a “Free-Standing Right”) or in conjunction with all or part of any option granted under the 2025 Plan (a “Related Right”). A Free-Standing Right will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the Free-Standing Right (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A Related Right will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a Free-Standing Right may not exceed ten years from the date of grant. The exercise period of a Related Right will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The plan administrator may grant other stock-based awards under the 2025 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The plan administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the plan administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common stock, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2025 Plan; (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2025 Plan; (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2025 Plan; and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may, subject in all events to the requirements of Section 409A of the Internal Revenue Code, may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to ISOs will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control. The 2025 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercised portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2025 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The plan administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2025 Plan, a “change in control” means, in summary, the occurrence of any of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power of Pubco’s then outstanding securities; (ii) the date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of Pubco) whose appointment or election by the Board or nomination for election by Pubco’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; (iii) a merger or consolidation of us or any of our subsidiaries with any other corporation or entity, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale; or (B) a sale or disposition to an entity controlled by the Board. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions if its sole purpose is to change the state of Pubco’s incorporation or to create a holding company following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2025 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2025 Plan

The 2025 Plan provides the Board with authority to amend, alter or terminate the 2025 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2025 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare an accounting restatement of our financial statements due to our material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws, then the plan administrator may require any Section 10D-1(d) of the Exchange Act “executive officer” to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 10D-1(d) executive officer during the preceding three (3) completed fiscal years that the plan administrator determines was in excess of the amount that such Section 10D-1(d) executive officer would have received had such cash or equity incentive compensation been calculated based on the restated amounts reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 10D-1(d) executive officer (which shall be made irrespective of any fault, misconduct or responsibility of each Section 10D-1(d) executive officer). The amount and form of the incentive compensation to be recouped shall be determined by the plan administrator in its sole and absolute discretion, and calculated on a pre-tax basis. In addition, any award which is subject to recovery under any applicable laws, government regulation or stock exchange listing requirement (or any policy adopted by Pubco pursuant to any such applicable law, government regulation or stock exchange listing requirement) will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by Pubco pursuant to any such applicable law, government regulation or stock exchange listing requirement).

Indemnification

To the extent allowable pursuant to applicable law, each member of our board of directors and the plan administrator and any officer or other employee to whom authority to administer any component of the 2025 Plan is designated shall be indemnified and held harmless by Pubco from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the 2025 Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives Pubco an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to Pubco’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that Pubco may have to indemnify them or hold them harmless.

US Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the 2025 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Non-Qualified Stock Options

A participant who has been granted a non-qualified stock option will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income. If shares of common stock acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are purchased by a participant, or option shares, pursuant to the exercise of an ISO granted under the 2025 Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant, such disposition a disqualifying disposition, then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a nonqualified stock option as discussed above. In general, we will receive an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of common stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of common stock received upon exercise of a SAR will be the fair market value of the shares of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of common stock at the earlier of the time the shares become transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares of common stock will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares of common stock before the restrictions lapse will be taxable to the participant as additional compensation and not as dividend income, unless the individual has made an election under Section 83(b) of the Code. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such stock is subject to restrictions or transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares of common stock equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units

In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares of common stock, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other stock-based awards, generally when the participant receives payment in respect of the award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

New Plan Benefits

Future grants under the 2025 Plan will be made at the discretion of the plan administrator and, accordingly, are not yet determinable. Pursuant to that certain Business Combination Agreement, dated January 28, 2025 and as amended on May 23, 2025, by and between Roth CH and SharonAI, Pubco shall assume obligations with respect to outstanding equity awards under the 2024 Omnibus Equity Incentive Plan of SharonAI (“Prior Plan”) and such obligations will not be covered under the 2025 Plan. Such outstanding equity awards under the Prior Plan are summarized in the table below.

2024 Omnibus Equity Incentive Plan of SharonAI
Name and Position	Dollar Value ($)	Number of Units
Wolfgang Schubert, Chief Executive Officer*	$486,596.74	8,027
Tim Broadfoot, Chief Financial Officer	$651,665.00	10,750
Andrew Leece, Chief Operation Officer	$651,665.00	10,750
Nicholas Hughes-Jones, SVP Business Development	$651,665.00	10,750
Daniel Mons, Chief Technology Officer	$30,310.00	500
Executive Group	$2,471,901.74	40,777
Non-Executive Director Group	$900,362.44	14,853
Non-Executive Officer Employee Group	$69,713.00	1,150
Advisors and contractors	$31,158.68	514

*	SharonAI has a contractual obligation to issue an additional 8,724 units to Mr. Schubert with a Dollar Value of $528,848.88, which have not been issued yet and will not be issued until the Business Transaction has been completed.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to certain of our service providers, as provided for in Section 162(m). Therefore, we may not be able to fully deduct certain compensation derived from 2025 Plan awards by such service providers from our taxable income.

Pubco Income Tax Effects

Except as described above, we will generally be entitled to an income tax deduction in connection with an award under the 2025 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Accounting Treatment

As required by Financial Accounting Standards Board Accounting Standards Codification, “Share-Based Payment,” upon the grant of options, SARs, restricted shares, RSUs and other stock-based awards pursuant to the 2025 Plan, for financial reporting purposes, we will incur compensation expense that will be recognized over the vesting period of the options, SARs, restricted shares, RSUs or other stock-based award. We are not able at this time to predict whether such compensation expense will be material, on an on-going basis, as that will depend on, among other things, the number of shares for which options, SARs, restricted shares, RSUs or other stock-based awards are granted and the prices of our common stock in the future.

Interests of Certain Persons in this Proposal

Roth CH’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan. Nevertheless, the Roth CH Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced and highly qualified officers, employees, directors, consultants and other service providers by adopting the Equity Incentive Plan.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Pubco 2025 Omnibus Equity Incentive Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) and any form award agreements thereunder, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of a majority of the Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Equity Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of Roth CH Ordinary Shares. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Equity Incentive Plan Proposal even if all other outstanding shares are voted against such proposal.

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT THE ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL No. 7

THE REVERSE STOCK SPLIT PROPOSAL

On __________, 2025, our board of directors approved an amendment to Pubco’s Proposed Charter, if the Proposed Charter is approved and takes effect, to combine Pubco outstanding shares of Class A Ordinary Common Stock (“Class A Stock”) and Class B Super Common Stock (“Class B Stock,” together with the Class A Stock, “Common Stock”) following the Business Combination into a lesser number of outstanding shares of Class A Stock and Class B Stock (the “Reverse Stock Split”). If approved by the stockholders as proposed, the board of directors of Pubco (the “Board”) would have the sole discretion to effect the Reverse Stock Split, if at all, within one (1) year of the date the proposal is approved by stockholders and to fix the specific ratio within a range of one-for-two (1-for-2) to a maximum of a one-for-one hundred and fifty (1-for-150) reverse split. The Board would also have the discretion to abandon the amendment and not implement the Reverse Stock Split. We believe that enabling the Board to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.

In fixing the ratio, the Board may consider, among other things, factors such as: the number of shares of our Common Stock outstanding; potential financing opportunities; and prevailing general market and economic conditions.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of the amendment to the Proposed Charter with the Secretary of State of Delaware, or at the later time set forth in the amendment. The exact timing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of Delaware, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed. If the Reverse Stock Split is implemented, the amendment to the Proposed Charter also would proportionately reduce the number of shares of Common Stock and capital stock authorized (the “Capital Stock Reduction”). The amendment would not reduce (i) the par value of a share of Common Stock, which will remain at $0.0001 per share or (ii) the number of shares of our preferred stock authorized, which will remain at 1,000,000. Depending upon the Reverse Stock Split ratio selected by the Board, the 900,000,000 shares of Class A Stock, 6,816,948 shares of Class B Stock and 907,816,948 shares of Pubco capital stock currently authorized would be reduced as follows:

Reverse Stock Split Ratio	Authorized Shares of Class A Stock	Authorized Shares of Class B Stock	Authorized Shares of Capital Stock
1-for-2	450,000,000	3,408,474	453,408,474
1-for-5	180,000,000	1,363,390	181,363,390
1-for-10	90,000,000	681,695	90,681,695
1-for-20	45,000,000	340,847	45,340,847
1-for-50	18,000,000	136,339	18,136,339
1-for-100	9,000,000	68,169	9,068,169
1-for-150	6,000,000	45,446	6,045,446

Any amendment to the Proposed Charter to effect the Reverse Stock Split and proportional Capital Stock Reduction will include the Reverse Stock Split ratio fixed by the Board, within the range approved by our stockholders.

Reasons for the Reverse Stock Split

The purpose of the proposed Reverse Stock Split is to decrease the total number of shares of Common Stock outstanding and increase the market price and liquidity of Class A Stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and is likely to improve the trading price of Class A Stock, which would improve Pubco’s ability to list shares of Class A Stock on a national securities exchange. One of the listing requirements on a national securities exchange is that the bid price of Class A Stock is at a specified minimum price per share. We believe that listing of Class A Stock on a national securities exchange would improve the marketability and liquidity of Class A Stock by making it available to a broader range of potential investors, while decreasing the volatility that our stock price has experienced in the over-the-counter market. We believe that the Reverse Stock Split should be a substantial basis for achieving the stock bid price necessary for a national stock market listing. However, following the Reverse Stock Split (if implemented), there can be no assurance that the market price of Class A Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Class A Stock can be maintained at the minimum trading price required by a national securities exchange or that we will list shares of Class A Stock on any national securities exchange. If the trading price of Class A Stock increases without the Reverse Stock Split, the Board may use its discretion not to implement the Reverse Stock Split.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate Class A Stock or obtain control of Pubco, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. The Board does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

We do not believe that our officers or directors (or Pubco officers or directors) have interests in the Reverse Stock Split or Capital Stock Reduction that are different from or greater than those of any other of our stockholders.

If the Board ultimately determines to effect the Reverse Stock Split, no action on the part of the stockholders is required. The Board may determine to delay the Reverse Stock Split or determine not to effect the Reverse Stock Split at all.

Potential Effects of the Reverse Stock Split

Generally

The Reverse Stock Split may make Class A Stock more attractive and cost-effective investment to a broader range of investors, which in turn would enhance the liquidity of the holders of Class A Stock. For example, the current market price of Class A Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing Class A Stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Class A Stock can result in investors paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Reverse Stock Split will affect all holders of Common Stock uniformly and will not affect any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except that as described below under “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common stock to round up to the next whole share.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Class A Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of Class B Stock under the Exchange Act. In addition, notwithstanding the decrease in the number of outstanding shares that will result if the Reverse Stock Split is effected, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, however, Pubco will explore all available strategic options.

If the Reverse Stock Split is effected, the post-split market price of Class A Stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for Class A Stock, which may reduce the value of Class A Stock.

After Each Reverse Split Ratio

The following table contains the approximate number of issued and outstanding shares of Class A Stock and Class B Stock, and the estimated per share trading price of the Class A Stock following a one-for-two (1:2), one-for-five (1:5), one-for-ten (1:10), one-for-twenty (1:20), one-for-fifty (1:50), one-for-one hundred (1:100) and one-for-one hundred and fifty (1:150) Reverse Stock Split, without giving effect to any adjustments for fractional shares of Class A Stock and Class B Stock or the issuance of any derivative securities, following the Business Combination.

Reverse Stock Split Ratio	Class A Stock Issued and Outstanding	Class B Stock Issued and Outstanding	Price per share, based on the closing price of our Class A Stock on [___], 2025
Current	567,098,640	6,816,948	$[__]
1-for-2	283,549,320	3,408,474	$[__]
1-for-5	113,419,728	1,363,390	$[__]
1-for-10	56,709,864	681,695	$[__]
1-for-20	28,354,932	340,847	$[__]
1-for-50	11,341,973	136,339	$[__]
1-for-100	5,670,986	68,169	$[__]
1-for-150	3,780,658	45,446	$[__]

Effect on Par Value of Common Stock

The Reverse Stock Split will not affect the par value of Common Stock, which will remain at $0.0001.

Effect on Warrants, and Convertible or Exchangeable Securities

If the Reverse Stock Split is effected, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of outstanding warrants, and convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Class A Stock. This will result in approximately the same aggregate price being required to be paid under such securities upon exercise, exchange or conversion, and approximately the same value of shares of Class A Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based on the Reverse Stock Split ratio, subject to Pubco treatment of fractional shares.

Effect on Authorized Shares

The Reverse Stock Split would affect all issued and outstanding shares Class A Stock, Class B Stock and outstanding rights to acquire Class A Stock or Class B Stock. Upon the effectiveness of the Reverse Stock Split, the number of shares of Class A Stock and Class B Stock and capital stock that are authorized under the Proposed Charter would be reduced proportionately based on the Reverse Stock Split ratio selected by the Board. As _______, 2025, we had 900,000,000 shares of Class A Stock authorized. 6,816,948 shares of Class B Stock authorized, 567,098,640 shares of Class A Stock issued and outstanding and 6,816,948 shares of Class B Stock issued and outstanding. Pubco will continue to have 1,000,000 authorized shares of preferred stock, none of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

Effect on Preferred Stock

The Reverse Stock Split will not affect the authorized number or par value of Pubco preferred stock, which will remain at 1,000,000 and $0.0001, respectively. We currently have no shares of preferred stock issued and outstanding.

Effect on Pubco Equity Incentive Plan and Outstanding Awards

Following the Business Combination, there will be 60,000,000 shares of Class A Stock which remained available under the 2025 Plan, if approved by our stockholders at the special meeting, for future awards.

The 2025 Plan provides that in the event of a stock split or Reverse Stock Split, the number of shares subject thereto (i) each right to shares granted pursuant to the 2025 Plan and the underlying common shares and (ii) outstanding awards, will each be appropriately and proportionately adjusted.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, record holders of Common Stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Procedure for Implementing the Reverse Stock Split

If our stockholders approve this proposal, and if Pubco’s Board determines that it is in our best interest and the best interests of its stockholders to proceed with the Reverse Stock Split, Pubco will file the amendment to the Proposed Charter with the Secretary of State of Delaware to effect the Reverse Stock Split and the proportionate Capital Stock Reduction. As of the effective time of the Reverse Stock Split, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Holders of Certificated Shares of Common Stock

If the Reverse Stock Split is effected, stockholders holding shares of Common Stock in certificated form will be sent a transmittal letter by Pubco’s transfer agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender their certificate(s) representing pre-split shares of Common Stock to Pubco’s transfer agent in exchange for certificates representing the appropriate number of shares of post-Reverse Stock Split Common Stock. No certificates representing post-split shares of Common Stock will be issued to a stockholder until such stockholder has surrendered to Pubco’s transfer agent all their certificates representing their pre-split shares, together with a properly completed and executed letter of transmittal. No stockholder will be required to pay a transfer or other fee to exchange their certificates representing pre-split shares of Common Stock. Until surrendered, we will deem certificates representing pre-split shares of Common Stock to be cancelled and only to represent the number of whole shares of post-split shares of Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. If a certificate representing pre-split shares of Class B Stock bears a restrictive legend, the certificate issued in exchange therefor will bear the same restrictive legend. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Beneficial Owners

If the Reverse Stock Split is effected, we intend to treat shares held by stockholders through a bank, broker, or other nominee in the same manner as shares held by stockholders of record. Banks, brokers, and other nominees will be instructed to effect the Reverse Stock Split for beneficial owners holding Class A Stock in street name. However, these banks, brokers, and other nominees may have different procedures for processing the Reverse Stock Split than for stockholders of record. Stockholders who hold shares of Class A Stock in street name and who have questions in this regard are encouraged to contact their banks, brokers, or other nominees.

Registered “Book-Entry” Holders of Common Stock

If the Reverse Stock Split is effected, stockholders who hold their shares of Common Stock electronically in book-entry form with Pubco’s transfer agent will not need to take action (i.e., the exchange will be automatic) to receive their shares of post-Reverse Stock Split Common Stock.

Reasons for the Capital Stock Reduction

The Board believes that the Capital Stock Reduction will appropriately balance the needs for available shares for capital raising, strategic transactions, and equity incentive awards with the desire to avoid having an unreasonably high number of authorized shares and payment of excess franchise taxes. The Board believes that the size of the remaining available shares is appropriate to provide for our long-term needs and is in line with most similarly situated companies.

Accounting Matters

The Reverse Stock Split will not affect the per share par value of Class B Stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to Common Stock and the additional paid-in capital account on Pubco’s balance sheet, in the aggregate, will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following paragraphs are intended as a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) with respect to the Reverse Stock Split, if effected. This summary does not attempt to describe all possible federal or other tax consequences of such actions nor does it address the particular circumstances of any U.S. Holder of shares of Common Stock. In addition, it does not describe any state, local or non-U.S. tax consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of shares of Common Stock that are U.S. Holders (as defined below) who hold such stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. In addition, except as specifically set forth below, this discussion does not discuss applicable tax reporting requirements.

This discussion does not address all aspects of federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, underwriters, or other financial institutions; (iii) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) S corporations (and shareholders therein); (viii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (ix) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (x) persons holding shares of Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other integrated transaction; (xi) persons who acquire shares of Common Stock in connection with employment or other performance of services including pursuant to the exercise of compensatory stock options or the vesting of restricted shares of Common Stock; (xii) persons who hold shares of Common Stock as qualified small business stock within the meaning of Section 1202 of the Code; (xiii) U.S. expatriates or former long-term residents of the U.S.; (xiv) holders which own, have owned or will own (directly, indirectly or by attribution) 10% or more of the total vote or value of Pubco stock; (xv) holders that are subject to special tax accounting rules; or (xvi) holders that hold their common shares in connection with a trade or business, permanent establishment, or fixed base outside the United States or that are otherwise subject to taxing jurisdictions other than, or in addition to, the U.S. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal net investment income, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the Reverse Stock Split.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the Reverse Stock Split. This summary does not discuss any U.S. federal income tax consequences applicable to holders of Series A Preferred Stock, Company warrants or any other convertible or exchangeable Company securities. Holders of Series A Preferred Stock, Company warrants or any other convertible or exchangeable Company securities should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. tax consequences of the Reverse Stock Split and any related transactions to them in light of their own particular circumstances.

The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth in this discussion or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person.

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not such transactions are undertaken in connection with the Reverse Stock Split).

The Reverse Stock Split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or a tax-deferred exchange pursuant to Section 1036 of the Code for U.S. federal income tax purposes. Provided the Reverse Stock Split qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and/or a tax-deferred exchange pursuant to Section 1036 of the Code for U.S. federal income tax purposes, a U.S. Holder generally should not recognize gain or loss upon the receipt of Common Stock in the Reverse Stock Split except with respect to any additional fractions of a share of Common Stock received as a result of the rounding up of any fractional shares that would otherwise be issued, as discussed below. Subject to the following discussion regarding a U.S. Holder’s receipt of a whole share of Common Stock in lieu of a fractional share, a U.S. Holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered, and such U.S. Holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received pursuant to the Reverse Stock Split. U.S. Holders of shares of Common Stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

As described above under “Fractional Shares,” no fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, if the Reverse Stock Split would result in a U.S. Holder receiving fractional shares, the number of shares to be issued to such U.S. Holder will be rounded up to the nearest whole share. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of Common Stock are not clear. A U.S. Holder who receives one whole share of Common Stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. Holder was otherwise entitled. The Company is not making any representation as to whether the receipt of one whole share in lieu of a fractional share will result in income or gain to any stockholder, and stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a whole share in lieu of a fractional share in the Reverse Stock Split.

Interests of Directors and Executive Officers

None of our directors or executive officers (or Pubco directors or officers) have any substantial interest, directly or indirectly, in this proposal except to the extent of their ownership of shares of Common Stock.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that conditioned upon the consummation of the Business Combination, as a special resolution, to combine Pubco outstanding shares of Class A Ordinary Common Stock and Class B Super Common Stock into a lesser number of outstanding shares (the “Reverse Stock Split”) and proportionately reducing the number of shares of Class A Ordinary Common Stock and Class B Super Common Stock authorized (the “Capital Stock Reduction”) be approved and adopted in all respects, giving the board of directors of Pubco the sole discretion to effect the Reverse Stock Split and Capital Stock Reduction, if at all, within one (1) year of the date the proposal is approved by stockholders and to fix the specific ratio within a range of one-for-two (1-for-2) to a maximum of a one-for-one hundred and fifty (1-for-150) reverse split.”

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires a special resolution, being the affirmative vote of a majority of at least two-thirds of the Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Reverse Stock Split Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Reverse Stock Split Proposal will have no effect even if approved by our stockholders.

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT THE ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL No. 8

THE YA STOCK ISSUANCE PROPOSAL

Pubco is seeking approval of the potential issuance of a number of shares of Class A Ordinary Common Stock to YA II PN, Ltd. in excess of the SEPA Exchange Cap (as defined below).

Background

On July 15, 2025, SharonAI entered into a Note Purchase Agreement with YA II PN, Ltd., a Cayman Islands exempt limited company (“YA” or the “Investor”) under which YA agreed to advance to SharonAI the principal amount of up to $2,500,000 in tranches with each tranche evidenced by a convertible promissory note (each, a “NPA Note” and collectively, the “NPA Notes”) issued by SharonAI to YA (the “Note Purchase Agreement”). Under the Note Purchase Agreement, SharonAI agreed to use its commercially reasonable efforts to cause Pubco to enter into a Standby Equity Purchase Agreement (“SEPA”) with YA on substantially the form attached to the Note Purchase Agreement and to hereto as Annex H, and to cause Pubco to assume the SharonAI’s obligations under the NPA Notes. Pursuant to the SEPA, (i) Pubco will have the right, but not the obligation, to sell to YA up to $50.0M of Class A Ordinary Common Stock (the “Commitment Amount”) at Pubco’s request any time during the 24 months following the execution of the SEPA with the with the number of shares and pricing subject to terms including pricing periods, conversion prices, and volume-weighted average price (VWAP) adjustments and (ii) for as long as there is a balance outstanding under any NPA Note, YA, at its sole discretion, shall have the right, but not the obligation, by the delivery to the Company of Investor Notices, to cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of Shares to the Investor. As of ______, 2025, $50.0M in Class A Ordinary Common Stock remains available for issuance under the SEPA. The SEPA provides for an additional $5 million of advances evidenced by convertible promissory notes (“SEPA Notes”) that are convertible into shares of Pubco’s Class A Ordinary Common Stock.

Pursuant to the SEPA, if entered into, Pubco may direct YA to purchase a specified number of shares of Class A Ordinary Common Stock (in each case, an “Advance”) by delivering written notice (or written notice deemed delivered by the Company) to YA (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed the “Maximum Advance Amount,” which is defined in the SEPA as (A) in respect of each Advance Notice delivered by the Company pursuant to Section 3.01(a) of the SEPA, an amount equal to 4.99% of the number of outstanding shares of Class A Ordinary Common Stock immediately preceding an Advance Notice, and (B) in respect of each Advance Notice deemed delivered by Pubco pursuant to an Investor Notice, the amount selected by the Investor in such Investor Notice, which amount shall not exceed the limitations set forth in Section 3.02 of the SEPA, including a 4.99% beneficial ownership limitation, a registration limitation and an Principal Trading Market Exchange Cap limitation.

The Class A Ordinary Common Stock purchased pursuant to an Advance delivered by Pubco will be purchased at a price equal lower of (i) 120% of the average of the daily VWAPs during the five (5) consecutive Trading Day period ending on the Market Price Date (the “Fixed Price”), or (ii) 95% of the lowest daily VWAP during the 10 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price (20% of the closing price of the Class A Ordinary Common Stock on the closing date of the Business Combination Agreement.

Pubco may establish a minimum acceptable price in each Advance Notice below which Pubco will not be obligated to make any sales to YA. “VWAP” is defined in the SEPA as, for a specified period, the volume weighted average price of the Class A Ordinary Common Stock on Pubco’s Principal Market, for such period as reported by Bloomberg L.P.

Pubco controls the timing and amount of any sales of shares of Class A Ordinary Common Stock to YA. Actual sales of shares of Class A Ordinary Common Stock to YA under the SEPA will depend on a variety of factors to be determined by Pubco and its management from time to time, which may include, among other things, market conditions, the trading price of the Class A Ordinary Common Stockand determinations by Pubco and its management as to the appropriate sources of funding for Pubco’s business and operations.

The SEPA will automatically terminate automatically on the earlier of (i) the 24-month anniversary of the dates the SEPA was entered into between Pubco and YA, provided that if any Notes are then outstanding, such termination shall be delayed until such date that all Notes that were outstanding under the Note Purchase Agreement or SEPA have been repaid, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for shares of Class A Ordinary Common Stock equal to the Commitment Amount, or (iii) the termination of the Business Combination Agreement without the consummation of the Business Combination. Pubco has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices for which shares of Class A Ordinary Common Stock need to be issued and (ii) Pubco has paid all amounts owed to the YA pursuant to the SEPA. Pubco and YA may also agree to terminate the SEPA by mutual written consent. Neither Pubco nor YA may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by Pubco or YA other than by an instrument in writing signed by both parties.

As consideration for YA’s advances of funds and commitment to purchase the shares of Class A Ordinary Common Stock pursuant to the SEPA, Pubco paid YA a structuring fee in the amount of $25,000 and agreed to pay YA a commitment fee in an amount equal to 1% of the Commitment Amount (the “Commitment Fee”). The Commitment Fee is to be paid by Pubco on the earliest of (a) the date of effectiveness of the Registration Statement filed for the shares of Class A Ordinary Common Stock issuable under the SEPA, (b) the Effectiveness Deadline (as defined in the Registration Rights Agreement entered into between Pubco and YA concurrent with the SEPA), and (c) the 180th day from the date of the SEPA

The foregoing description of the SEPA is not complete and are subject to and qualified in its entirety by reference to the form of SEPA, a copy of which is attached to this proxy statement/prospectus as Annex H, and the terms of which are incorporated by reference herein.

Reasons for Seeking Shareholder Approval

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of shares of common stock (or securities convertible into or exercisable for shares of common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price (the “Nasdaq Minimum Price”) that is less than the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the shares of common stock (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the signing of the binding agreement.

Until this Proposal 8 is approved by our shareholders, if Pubco enters the SEPA, Pubco may not sell and YA may not purchase, below the Nasdaq Minimum Price, more than 19.99% of the outstanding Class A Ordinary Common Stock on the date the SEPA was executed (the “SEPA Exchange Cap”). The SEPA Exchange Cap does not apply to the extent that (a) the shareholders have approved issuances in excess of the SEPA Exchange Cap, or (b) the average price of all applicable sales of shares of Class A Ordinary Common Stock under the SEPA and the NPA equals or exceeds the Nasdaq Minimum Price.

Shareholder approval of this Proposal 8 will constitute shareholder approval for purposes of Nasdaq Listing Rules 5635(d) and 5635(b).

Our Board has determined that the SEPA and NPA and our ability to issue the Class A Ordinary Common Stock thereunder in excess of the SEPA Exchange Cap are in the best interests of the company and its shareholders because the ability to sell Class A Ordinary Common Stock to YA provides us with a reliable source of capital for general corporate purposes, which may include, but are not limited to, funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including continued product research development or intellectual property acquisition.

We cannot predict the price of the Class A Ordinary Common Stock at any future date, and therefore cannot predict the number of shares of Class A Ordinary Common Stock to be issued under the SEPA and the NPA or whether the applicable price for any such shares will be greater than the Nasdaq Minimum Price under the applicable Nasdaq rules.

Therefore, we are seeking shareholder approval under this Proposal 8 to issue shares of Class A Ordinary Common Stock in excess of the SEPA Exchange Cap, if necessary, to YA under the terms of the SEPA and the NPA. The failure of our shareholders to approve this Proposal 8 will prevent us from selling, at less than the Nasdaq Minimum Price, shares of Class A Ordinary Common Stock to YA in excess of the SEPA Exchange Cap. However, it would be possible to sell shares to YA in excess of the SEPA Exchange Cap if the sale of shares covered by any Advance is equal to or greater than the Nasdaq Minimum Price for such Advance.

Effect on Current Stockholders

Upon shareholder approval of this Proposal 8, the issuance of shares of Class A Ordinary Common Stock under the SEPA and NPA will not be subject to the SEPA Exchange Cap and such issuance of shares would dilute, and thereby reduce, each existing shareholder’s proportionate ownership in the Class A Ordinary Common Stock. Because the number of shares of Class A Ordinary Common Stock that may be issued to YA pursuant to the SEPA and NPA is determined based on the price of the shares at the time of issuance, the exact magnitude of the dilutive effect cannot be conclusively determined. However, the dilutive effect may be material to our current shareholders.

Consequences of Non-Approval

If this Proposal 8 is not approved by our shareholder at this meeting, it may impair our working capital and our ability to fund capital expenditures, operating expenses and the selective pursuit of business development opportunities, including continued product or technology investment. Should the proposal fail to receive approval from the shareholders, Pubco may be compelled to explore alternative financing options that are less advantageous and potentially more dilutive. Our Board has determined that the SEPA, with such modifications, amendments, or changes (consistent with the intent and purpose of this proposal) agreed upon by the parties to the SEPA, and in accordance with the shareholder approval requirements of Nasdaq Listing Rules 5635(d) and 5635(b) is in the best interests of us and our shareholders because the flexibility to issue Class A Ordinary Common Stock in excess of the SEPA Exchange Cap provides us with a reliable source of capital for working capital and general corporate purposes.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that conditioned upon the consummation of the Business Combination, that an ordinary resolution, to approve the issuance of all shares of Pubco Class A Ordinary Common Stock which may be issuable to YA II PN, Ltd. (“YA”) pursuant to certain Convertible Notes and the SEPA be approved and adopted in all respects.”

Vote Required for Approval

The approval of the YA Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of a majority of the Roth CH Ordinary Shares issued and outstanding, represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The YA Stock Issuance Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the YA Stock Issuance Proposal will have no effect even if approved by our stockholders.

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT THE ROTH CH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE YA STOCK ISSUANCE PROPOSAL.

PROPOSAL No. 9

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Roth CH Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, Roth CH and their members and shareholders, respectively, to make purchases of Roth CH Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination”.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of Roth CH Ordinary Shares, represented in person or by proxy and entitled to vote thereon and at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Adjournment Proposal is not conditioned upon any other proposal. The Sponsor, which includes among its members each of the directors and officers of Roth CH, owns 43,604,167 Roth CH Class A Ordinary Shares, including the 75,000 Roth CH Class B Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Insiders own approximately 96.5% of the issued and outstanding Roth CH Ordinary Shares. Accordingly, no additional votes of holders of Public Shares will be required to approve the Adjournment Proposal even if all other outstanding shares are voted against such proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the Roth CH Board

THE ROTH CH BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Roth CH’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Roth CH and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See “The Business Combination Proposal — Certain Interests of Roth CH’s Directors and Officers and Others in the Business Combination” for a further discussion.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Domestication to U.S. Holders (defined below) of Public Shares, Public Rights and Public Warrants (collectively, the “Roth CH securities”), (ii) of the Merger to U.S. Holders and Non-U.S. Holders of SharonAI Common Stock and SharonAI Preferred Stock (the “SharonAI securities”), and (iii) of the ownership and disposition of Pubco Common Stock and Pubco Warrants (collectively, the “Pubco securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Pubco securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Roth CH securities, SharonAI securities or Pubco securities.

Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Roth CH securities or SharonAI securities and, after the completion of the Business Combination, Pubco securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	or former citizens or former long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	dealers or traders in securities, commodities or currencies;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who received Public Shares or SharonAI Common Stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons that acquired Parent securities, Company securities or Pubco securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Public Shares or SharonAI Common Stock, or, after the Business Combination, the issued Pubco Common Stock (excluding treasury shares);

●	holders holding Roth CH securities or SharonAI securities, or, after the Business Combination, Pubco securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

●	Insiders or their affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Roth CH securities or SharonAI securities, and, after the Business Combination, Pubco securities received in the Business Combination, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Roth CH securities or SharonAI securities, and, after the Business Combination, Pubco securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Roth CH securities or SharonAI securities, and, after the completion of the Business Combination, Pubco securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Pubco securities received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION, MERGER, OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AND PUBCO WARRANTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ROTH CH SECURITIES, SHARONAI SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF ROTH CH SECURITIES OR SHARONAI SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities

If the Domestication Qualifies as a Reorganization

General U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Domestication to U.S. Holders will depend primarily on whether the Domestication qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Domestication is intended to qualify as a Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Roth CH, the qualification of the Domestication as a Reorganization is not entirely clear. U.S. Holders should be aware that Roth CH has not requested and, following the Domestication, Pubco does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Domestication qualifies as a Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its Roth CH securities pursuant to the Domestication should not recognize gain or loss on the exchange of Roth CH securities for Pubco securities. The aggregate adjusted tax basis of a U.S. Holder in the Pubco Common Stock received as a result of the Domestication should equal the aggregate adjusted tax basis of the Public Shares surrendered in the exchange, and the aggregate adjusted tax basis in the Pubco Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the Public Warrants surrendered in the exchange, in each case increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the Pubco securities received in the exchange should include the holding period for the Roth CH securities surrendered in the exchange.

Effect of Section 367 of the Code to U.S. Holders of Public Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange Public Shares (but not the Public Warrants) for Pubco Common Stock as part of the Domestication.

A. U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Roth CH

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Roth CH stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Roth CH stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Public Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Roth CH securities entitled to vote or 10% or more of the total value of shares of all classes of Roth CH securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s earnings and profits amount with respect to its Public Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Public Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such Public Shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Public Shares as a result of the Domestication. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non- Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

B. U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of Roth CH

A U.S. Holder that on the day of the Domestication beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Roth CH stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Roth CH stock must either recognize gain with respect to the Domestication or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to Pubco Common Stock received in exchange for its Public

Shares pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such Pubco Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the Public Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its Public Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.

A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Domestication, for federal income tax purposes.

If the Domestication Does Not Qualify as a Reorganization

If the Domestication fails to qualify as a Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Roth CH securities for Pubco securities in the Domestication will recognize gain or loss equal to the difference between (i) fair market value of the Pubco securities received and (ii) the U.S. Holder’s adjusted tax basis in the Roth CH securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Pubco securities received will be the fair market value of the Pubco securities on the date of the Domestication. The U.S. Holder’s holding period for the Pubco securities received pursuant to the Domestication will begin on the day after the date of the Domestication.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Roth CH securities exceeds one year at the time of the Domestication. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Roth CH securities for Pubco securities pursuant to the Domestication, the qualification of the Domestication as a Reorganization, and the application of Section 367(b) to the Domestication.

Passive Foreign Investment Company Status

Even if the Domestication qualifies as a Reorganization, the Domestication may be a taxable event to U.S. Holders of Roth CH securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because Roth CH is a company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, Roth CH believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2024, and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually. Roth CH’s U.S. counsel expresses no opinion with respect to Roth CH’s PFIC status for any taxable year.

If Roth CH is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Roth CH securities and, in the case of Public Shares, the U.S. Holder did not make either (a) a timely qualified electing fund (“QEF”) election under Section 1295 of the Code for Roth CH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of Roth CH securities; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Roth CH securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Roth CH’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Roth CH is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Public Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Roth CH’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Roth CH’s taxable year ends.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Roth CH securities will depend on whether the U.S. Holder has made a timely and effective election to treat Roth CH as a QEF, for Roth CH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect “Roth CH is contingent upon, among other things, the provision by Roth CH of certain information that would enable the U.S. Holder to make and maintain a QEF election. Roth CH will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. A U.S. Holder of a PFIC that made a timely and effective QEF election for Roth CH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Roth CH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to Roth CH’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of Roth CH’s tax year in which Roth CH qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its Public Warrants. As a result, if a U.S. Holder of Public Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the Public Warrants for Pubco Warrants in the Domestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Roth CH were a PFIC at any time during the period the U.S. Holder held the Public Warrants.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their Public Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Roth CH securities for Pubco securities in the Domestication if Roth CH were classified as a PFIC at any time during such U.S. Holder’s holding period in Roth CH securities. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities — Effect of Section 367 of the Code to U.S. Holders of Public Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its Public Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made.

An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Roth CH Securities — Effect of Section 367 of the Code to U.S. Holders of Public Shares.” In addition, as discussed above, since a QEF election cannot be made with respect to Public Warrants, the Proposed Regulations may apply to cause gain recognition under the PFIC rules on the exchange of Public Warrants for Pubco Warrants pursuant to the Domestication. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Roth CH securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SharonAI Securities

Neither SharonAI, Roth CH, nor Merger Sub has requested or intends to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Merger do not constitute a “reorganization.” Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such holder.

Subject to the qualifications and limitations set forth herein, SharonAI, Roth CH and Merger Sub intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. U.S. Holders of SharonAI securities should generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of SharonAI Common Stock and SharonAI Preferred Stock will receive Pubco Common Stock in exchange for their SharonAI Common Stock or SharonAI Preferred Stock, and U.S. Holders of SharonAI Stock Rights will have their Stock Rights converted into Stock Rights to acquire Pubco Common Stock (provided however that for purposes of this discussion regarding tax, Stock Rights shall not include compensatory stock options). Each U.S. Holder’s tax basis in the Pubco Common Stock received in the Merger will be the same as his, her or its tax basis in SharonAI securities surrendered in the Merger in exchange therefor, and each U.S. Holder’s tax basis in the Converted Stock Rights received in the Merger will be the same as his, her or its tax basis in SharonAI Stock Rights surrendered in the Merger in exchange therefor. The holding period of the Pubco Common Stock received in the Merger by the U.S. Holder will include the holding period of SharonAI Common Stock or SharonAI Preferred Stock surrendered in the Merger in exchange therefor, and the holding period of the Converted Stock Options received in the Merger by the U.S. Holder will include the holding period of SharonAI Stock Rights surrendered in the Merger in exchange therefor.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of SharonAI securities would recognize gain or loss in an amount equal to the difference (i) the fair market value of the Pubco securities received in exchange for such surrendered SharonAI securities upon completion of the Merger and (ii) the holder’s basis in SharonAI securities surrendered. Gain or loss will be calculated separately for SharonAI Common Stock surrendered, SharonAI Preferred Stock surrendered, and Company Options surrendered. Further, gain or loss on each block of SharonAI securities (generally shares acquired at the same cost in a single transaction) will be calculated separately. Gain or loss on surrendered SharonAI securities generally will be capital gain or loss, and will be long-term capital gain or loss if such SharonAI securities have been held for more than one year at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the Pubco securities received in the Merger would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such Pubco securities would begin on the day following the Merger.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Pubco Common Stock

Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Pubco Common Stock (other than certain distributions of Pubco stock or rights to acquire Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pubco Common Stock and will be treated as described below under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities

Upon a sale or other taxable disposition of Pubco securities (which, in general, would include a redemption of Pubco Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco securities. Any such capital gain or loss generally will be long- term capital gain or loss if the U.S. Holder’s holding period for the Pubco securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco securities so disposed of. See the section entitled “Tax Effects of the Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Pubco securities following the Domestication. See the section entitled “— Exercise, Lapse or Redemption of Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Pubco Common Stock acquired pursuant to the exercise of a Pubco Warrant.

Exercise, Lapse or Redemption of Pubco Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco Common Stock upon exercise of Pubco Warrants for cash. The U.S. Holder’s tax basis in the Pubco Common Stock received upon exercise of the Pubco Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Pubco Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Pubco Warrants. If any Pubco Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Pubco Warrants.

The tax consequences of a cashless exercise of Pubco Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Pubco Common Stock received would equal the U.S. Holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Common Stock would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Common Stock that would have been received in a regular exercise of the Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Pubco Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Pubco Warrants deemed exercised and the aggregate exercise price of such Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco Warrants for cash or if it purchases Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of Pubco securities, or as a result of the issuance of a stock dividend to holders of Pubco Common Stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— Taxation of Distributions” in the same manner as if the U.S. Holders of the Pubco Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of Pubco securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of SharonAI Securities

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, Non-U.S. Holders of SharonAI securities should generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, Non-U.S. Holders of SharonAI Common Stock and SharonAI Preferred Stock will receive Pubco Common Stock in exchange for their shares of SharonAI Common Stock or SharonAI Preferred Stock, and Non-U.S. Holders of Company Options will have their Company Options converted into options to acquire Pubco Common Stock. Each Non-U.S. Holder’s tax basis in the Pubco Common Stock received in the Merger will be the same as his, her or its tax basis in SharonAI Common Stock surrendered in the Merger in exchange therefor, and each Non-U.S. Holder’s tax basis in the Converted Stock Options received in the Merger will be the same as his, her or its tax basis in SharonAI Stock Rights surrendered in the Merger in exchange therefor. The holding period of the Pubco Common Stock received in the Merger by the Non-U.S. Holder will include the holding period of SharonAI Common Stock surrendered in the Merger in exchange therefor, and the holding period of the Converted Stock Options received in the Merger by the Non-U.S. Holder will include the holding period of SharonAI Stock Rights surrendered in the Merger in exchange therefor.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a Non-U.S. Holder of SharonAI securities would be subject to the rules described in the section entitled “—Sale, Exchange or Other Taxable Disposition of Pubco securities” below for Non-U.S. Holders of Pubco securities.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Common Stock

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Pubco stock or rights to acquire Pubco stock) made to a Non-U.S. Holder of shares of Pubco Common Stock, to the extent paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Pubco will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Pubco Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Pubco securities” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Exchange or Other Taxable Disposition of Pubco securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Pubco Common Stock or Pubco Warrants (including an expiration or redemption of the Pubco Warrants as described under “— Exercise, Lapse or Redemption of a Pubco Warrant”, or a redemption of Pubco Common Stock that is treated as a sale or exchange as described under “— Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)	Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Pubco security being disposed of, except, in the case where shares of Pubco Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of Pubco Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of Pubco Common Stock at all times within the shorter of the five-year period preceding such disposition of Pubco Common Stock or such Non-U.S. Holder’s holding period for such Pubco Common Stock or (y) the Non-U.S. Holder is disposing of Pubco Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of Pubco Warrants (provided the Pubco Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of Pubco Warrants or such Non-U.S. Holder’s holding period for such Pubco Warrants. There can be no assurance that Pubco Common Stock or Pubco Warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to Pubco Common Stock or Pubco Warrants, including how a Non-U.S. Holder’s ownership of Pubco Warrants impacts the five percent (5%) threshold determination with respect to Pubco Common Stock and whether the five percent (5%) threshold determination with respect to Pubco Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Pubco Warrants if Pubco Common Stock is considered to be “regularly traded”, but Pubco Warrants are not considered to be “regularly traded”. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Pubco may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. Based on the nature of the business and activities of SharonAI, it generally is not expected that Pubco would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, neither SharonAI nor Roth CH has undertaken a formal analysis of Pubco’s possible status as a United States real property holding corporation. In addition, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Pubco would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Pubco securities.

Exercise, Lapse or Redemption of Pubco Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco Common Stock upon exercise of Pubco Warrants for cash. The Non-U.S. Holder’s tax basis in the share of Pubco Common Stock received upon exercise of Pubco Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Pubco Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Pubco Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Pubco Warrants. If any Pubco Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Pubco Warrants and generally will be taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Pubco Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Pubco Warrants is not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the Pubco Common Stock received would equal the Non-U.S. Holder’s tax basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Pubco Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Common Stock would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Common Stock that would have been received in a regular exercise of the Pubco Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Exchange or Other Taxable Disposition of Pubco securities”. It is unclear whether a Non-U.S. Holder’s holding period for the Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Pubco Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco Warrants for cash or if Pubco purchases Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Pubco Warrants.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Pubco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Pubco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Tax Consequences of Ownership and Disposition of Pubco securities — Taxation of Distributions”.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Pubco Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Pubco securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed

Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Pubco securities.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Certain terms used below, but not otherwise defined in this section, shall have the meanings ascribed to them elsewhere in this proxy statement/prospectus.

The following unaudited pro forma combined financial information presents the financial information of Roth CH Holdings, Inc. (“Pubco”), adjusted to give effect to the planned Business Combination and related transactions with SharonAI, Inc. (“SharonAI”) and Roth CH Acquisition Co. (“Roth”), as well as the acquisition of Distributed Storage Solutions Ltd (“DSS”) completed by SharonAI, to the extent not yet reflected in SharonAI’s historical financial information (as more fully described below). The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”.

The unaudited pro forma combined balance sheet as of June 30, 2025 combines:

●	the historical unaudited condensed consolidated balance sheet of SharonAI as of June 30, 2025; and

●	the historical unaudited condensed consolidated balance sheet of Roth as of June 30, 2025.

The unaudited pro forma combined balance sheet has been prepared to give effect to the Business Combination as if it had been consummated on June 30, 2025.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2025 combines:

●	the historical unaudited condensed consolidated statement of operations of SharonAI for the six months ended June 30, 2025; and

●	the historical unaudited condensed consolidated statement of operations of Roth for the six months ended June 30, 2025.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2024 combines:

●	the historical audited consolidated statement of operations of SharonAI for the twelve months ended December 31, 2024;

●	the historical audited consolidated statement of operations of Roth for the twelve months ended December 31, 2024; and

●	the historical audited statement of operations of DSS for the six months ended June 30, 2024.

The unaudited pro forma combined statements of operations have been prepared to give effect to the Business Combination and the DSS Acquisition, as defined below, as if they had been consummated on January 1, 2024, the beginning of the earliest period presented.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma combined financial information are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that SharonAI believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial positions that would have been achieved had the business combination and other significant transactions occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The Business Combination and related transactions are each described in detail below.

The Business Combination

On January 28, 2025, Roth, Pubco, Roth CH Merger Sub, Inc. (the “Merger Sub”) and SharonAI entered into the business combination agreement, pursuant to which, subject to the terms and conditions set forth therein, (a) Roth shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Roth with and into Pubco, with the Pubco as the surviving company (the “Domesticated Parent”), (b) upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” and, thereafter, (c) the Merger Sub shall be merged with and into SharonAI (together, the “Business Combination”), with SharonAI as the surviving company (the “Surviving Corporation”). The Surviving Corporation shall become a wholly-owned subsidiary of the Domesticated Parent. On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025.

Pursuant to the terms of the Business Combination Agreement, upon the consummation of the Business Combination on the Closing Date:

●	Each share of SharonAI Series A Preferred Stock shall be converted into the right to receive a number of shares of Roth Class B Super Common Stock equal to the Conversion Ratio;

●	Each share of SharonAI Series B Preferred Stock shall, in accordance with SharonAI’s charter documents, be converted into the right to receive a number of shares of Roth Class A Ordinary Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of SharonAI Common Stock issuable upon conversion of such share of SharonAI Series B Preferred Stock as of immediately prior to the closing;

●	Each SharonAI Stock Right shall be cancelled and converted into a right to acquire, subject to substantially the same terms and conditions as were applicable under such SharonAI Stock Right, the number of shares of Roth Class A Ordinary Common Stock, determined by multiplying the number of shares of SharonAI Common Stock subject to such SharonAI Stock Right as of immediately prior to the effective time by the Conversion Ratio, with an exercise price per share of Roth Class A Ordinary Common Stock, if applicable, equal to (A) the exercise price per share of SharonAI Common Stock of such SharonAI Stock Right divided by (B) the Conversion Ratio (a “Converted Stock Right”); and

●	The “Conversion Ratio” is the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, which is approximately 560,835,633 shares of Roth Common Stock, by (b) the number of shares constituting the “Aggregate Fully Diluted SharonAI Capital Stock”, which means: the sum, without duplication, of (a) all shares of SharonAI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of SharonAI Series A Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (c) the aggregate number of shares of SharonAI Common Stock issuable upon conversion of all shares of SharonAI Series B Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (d) the aggregate number of shares of SharonAI Common Stock issuable upon full conversion, exercise, settlement or exchange of any SharonAI Stock Rights outstanding immediately prior to the effective time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of SharonAI Common Stock.

The following summarizes the pro forma Class A Ordinary Common Stock and Class B Super Common Stock shares outstanding after completion of the Business Combination and related transactions:

	Shares	%
Pubco shares of Class A Ordinary Common Stock held by former SharonAI stockholders	521,820,420	90.92%
Pubco shares of Class B Super Common Stock held by former SharonAI stockholders	6,816,948	1.19%
Pubco shares of Class A Ordinary Common Stock held by Insiders	43,679,167	7.61%
Pubco shares of Class A Ordinary Common Stock held by Former Sponsor	1,437,500	0.25%
Pubco shares of Class A Ordinary Common Stock held by Non-Affiliated Public	161,553	0.03%
Total pro forma Pubco shares of Class A Ordinary Common Stock and Pubco shares of Class B Super Common Stock	573,915,588	100%

DSS Acquisition

On June 30, 2024, SharonAI completed the acquisition of a majority equity interest in DSS, an Australian public company (the “DSS Acquisition”). DSS is a cloud storage provider providing robust data storage infrastructure in the Filecoin network with additional focus on HPC and artificial intelligence.

Certain pre-closing acquisition adjustments have been made in the historical presentation of SharonAI’s statement of operations for the year ended December 31, 2024 to present the effects of the DSS Acquisition, to the extent not reflected in SharonAI’s historical information. See Note 7 for further details.

The unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes and have been presented for information purposes only.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate SharonAI and Roth historical financial statements included elsewhere or incorporated by reference in this registration statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

(in US dollars (US$))

	Historical		Pro Forma
	SharonAI As Reported	Roth As Reclassified (Note 5)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	2,405,778	9,728	(288,917)	2(a)	1,693,915
			(197,825)	2(b)
			(234,849)	2(c)
Certificates of deposits	567,839	-	-		567,839
Trade and other receivables	301,939	-	-		301,939
Assets held for sale	1,109,233	-	-		1,109,233
Other current assets	55,332	4,049	-		59,381
Total current assets	4,440,121	13,777	(721,591)		3,732,307
Property and equipment, net	3,981,114	-	-		3,981,114
Right of use asset, net	3,097,435	-	-		3,097,435
Digital assets	253,835	-	-		253,835
Goodwill	18,044,215	-	-		18,044,215
Other long-term assets	75,000	-	-		75,000
Total assets	29,891,720	13,777	(721,591)		29,183,906

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade and other payables	242,870	1,402,175	(234,849)	2(c)	1,410,196
Advances from related party		157,558			157,558
Warrant liabilities	-	867,750	-		867,750
Finance lease liabilities, current portion	642,277	-	-		642,277
Borrowings	5,709	-	-		5,709
Total current liabilities	890,856	2,427,483	(234,849)		3,083,490
Finance lease liabilities, net of current portion	2,512,741	-	-		2,512,741
Total liabilities	3,403,597	2,427,483	(234,849)		5,596,231

Stockholders’ equity (deficit):
Series A Preferred Stock	2	-	(2)	2(d)	-
Series B Convertible Preferred Stock	3	-	(3)	2(d)	-

Common stock	107	-	52,075	2(d)	56,710	Note 1
			4,528	2(e)

Super Common Stock	-	-	682	2(d)	682

Class A ordinary shares	-	4,521	(4,521)	2(e)	-
Class B ordinary shares	-	7	(7)	2(e)	-

Additional paid-in capital	34,261,128	7,769,174	(7,769,174)	2(f)	34,261,128

Accumulated deficit	(7,914,267)	(10,187,408)	(288,917)	2(a)	(10,871,995)
			(197,825)	2(b)
			(52,752)	2(d)
			7,769,174	2(f)

Noncontrolling interest	65,066	-	-		65,066
Accumulated other comprehensive income (AOCI)	76,084	-	-		76,084
Total stockholders’ equity (deficit)	26,488,123	(2,413,706)	(486,742)		23,587,675
Total liabilities and stockholders’ equity (deficit)	29,891,720	13,777	(721,591)		29,183,906

Note 1 Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in US dollars (US$))

	Historical		Pro Forma
	SharonAI As Reported	Roth As Reclassified (Note 5)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	702,077	-	-		702,077
Cost of revenue	(711,648)	-	-		(711,648)
Gross profit	(9,571)	-	-		(9,571)

Shared based compensation	(956,968)	-	-		(956,968)
Selling, general, and administrative expenses	(2,090,523)	(705,270)	-		(2,795,793)
Other expenses	(1,676,132)	-	-		(1,676,132)
Other income	961,713	-	-		961,713
Loss from operations	(3,771,481)	(705,270)	-		(4,476,751)
Change in fair value of digital assets	(391,090)	-	-		(391,090)
Change in fair value of warrant liabilities	-	(645,250)	-		(645,250)
Interest expense, net	(55,912)	-	-		(55,912)
Profit/(Loss) before income taxes	(4,218,483)	(1,350,520)	-		(5,569,003)
Income tax benefit	190,161	-	-		190,161
Net loss	(4,028,322)	(1,350,520)	-		(5,378,842)
Net loss attributable to noncontrolling interest	(19,336)	-	-		(19,336)
Net loss Attributable to owners of the Company	(4,008,986)	(1,350,520)	-		(5,359,506)
Weighted average shares outstanding of Class A common stock – basic and diluted	1,067,213	40,058,330			573,915,588
Basic and diluted net income (loss) per share attributable to common stockholders	(3.757)	(0.034)			(0.009)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in US dollars (US$))

	Historical		Pro Forma
	SharonAI As Adjusted (Note 6)	Roth As Reclassified (Note 5)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	1,170,923	-	-		1,170,923
Cost of revenue	(1,474,395)	-	-		(1,474,395)
Gross loss	(303,472)	-	-		(303,472)

Shared based compensation	(3,266,895)	-	-		(3,266,895)
Selling, general, and administrative expenses	(3,420,966)	(650,122)	(288,917)	3(a)	(4,360,005)
Other expenses	(2,201,728)	-	-		(2,201,728)
Loss from operations	(9,193,061)	(650,122)	(288,917)		(10,132,100)
Change in fair value of digital assets	600,423	-	-		600,423
Change in fair value of warrant liabilities	-	333,750	-		333,750
Other income	1,272,955	-	-		1,272,955
Interest expense, net	(147,483)	435,437	(435,437)	3(b)	(147,483)
Profit/(Loss) before income taxes	(7,467,166)	119,065	(724,354)		(8,072,455)
Income tax expense	(74,077)	-	-		(74,077)
Net income/(loss)	(7,541,243)	119,065	(724,354)		(8,146,532)
Net loss attributable to noncontrolling interest	(18,717)	-	-		(18,717)
Net loss Attributable to owners of the Company	(7,522,526)	119,065	(724,354)		(8,127,815)
Weighted average shares outstanding of Class A common stock – basic and diluted	556,356	5,851,522			573,915,588
Basic and diluted net income (loss) per share attributable to common stockholders	(13.521)	0.020			(0.014)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma combined financial information presents the financial information of Pubco adjusted to give effect to the Business Combination and related transactions with Sharon AI and Roth, as well as the acquisition of DSS completed by SharonAI, to the extent not yet reflected in SharonAI’s historical financial information (as more fully described in Note 7), and certain other reclassifications adjustments completed by Roth, to the extent not yet reflected in Roth’s historical financial information (as more fully described in Note 5). The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. SharonAI has not had any historical relationship with Pubco or Roth prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The DSS Acquisition was accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”).

The Business Combination will be accounted for as a reverse recapitalization, in accordance with US GAAP. Under this method of accounting, Pubco and Roth will be treated as the “acquired” companies for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SharonAI issuing shares at the closing for the net assets or liabilities, as relevant, of Pubco and Roth as of the closing date, accompanied by a recapitalization. The net assets or liabilities, as relevant, of Pubco and Roth will be stated at historical costs, with no goodwill or other intangible assets recorded.

SharonAI has been determined to be the accounting acquirer based on the following:

●	SharonAI’s current majority shareholder will have the largest voting interest;

●	Original shareholders of SharonAI have the ability to nominate the majority of the members of the board of directors;

●	The existing senior management of SharonAI will continue to be the senior management following the Business Combination;

●	The business of SharonAI will comprise the ongoing operations following the Business Combination; and

●	SharonAI is the larger entity, both in terms of substantive operations and number of employees.

The unaudited pro forma combined balance sheet as of June 30, 2025 combines:

●	the historical unaudited condensed consolidated balance sheet of SharonAI as of June 30, 2025; and

●	the historical unaudited condensed consolidated balance sheet of Roth as of June 30, 2025.

The unaudited pro forma combined balance sheet has been prepared to give effect to the Business Combination if it had been consummated on June 30, 2025.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2025 combines:

●	the historical unaudited condensed consolidated statement of operations of SharonAI for the six months ended June 30, 2025; and

●	the historical unaudited condensed consolidated statement of operations of Roth for the six months ended June 30, 2025.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2024 combines:

●	the historical audited consolidated statement of operations of SharonAI for the twelve months ended December 31, 2024;

●	the historical audited statement of operations of Roth for the twelve months ended December 31, 2024; and

●	the historical audited statement of operations of DSS for the six months ended June 30, 2024.

The unaudited pro forma combined statement of operations has been prepared to give effect to the Business Combination and related transactions and the DSS Acquisition summarized below as if they had been consummated on January 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that SharonAI is the accounting acquirer.

The unaudited pro forma combined balance sheet as of June 30, 2025 has been prepared using, and should be read in conjunction with:

●	Pubco’s unaudited condensed balance sheet as of June 30, 2025 and the related notes thereto included elsewhere in this registration statement;

●	SharonAI’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes thereto included elsewhere in this registration statement;

●	Roth’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes thereto included in Roth’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025 and incorporated herein by reference.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2025 has been prepared using, and should be read in conjunction with:

●	Pubco’s unaudited condensed statement of operations for the six months ended June 30, 2025 and the related notes thereto included elsewhere in this registration statement;

●	SharonAI’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025 and the related notes thereto included elsewhere in this registration statement;

●	Roth’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025 and the related notes thereto included in Roth’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025 and incorporated herein by reference;

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with:

●	Pubco’s audited statement of operations for the period from December 30, 2024 (Inception) to December 31, 2024 and the related notes thereto included elsewhere in this registration statement;

●	SharonAI’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included elsewhere in this registration statement;

●	Roth’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Roth’s Annual Report on Form 10-K filed with the SEC on March 28, 2025 and incorporated herein by reference;

●	DSS’s audited consolidated statement of operations for the six-month period ended June 30, 2024 and the related notes thereto included elsewhere in this registration statement;

This information should be read together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SharonAI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DSS” included elsewhere in this registration statement.

The historical financial statements of Pubco, SharonAI, Roth and DSS were prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of SharonAI upon consummation of the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SharonAI believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. SharonAI management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

Note 2 - Adjustments to unaudited pro forma combined balance sheet as of June 30, 2025.

The adjustments included in the unaudited proforma combined balance sheet as of June 30, 2025 are as follows:

2(a)	Reflects remaining estimated transaction costs expected to be incurred by SharonAI of approximately $288,917, for legal, accounting and advisory services in connection with the Business Combination and related transactions. None of these fees have been accrued as of the pro forma balance sheet date. The amount of $288,917 is reflected as an adjustment to accumulated losses.

2(b)	Reflects remaining estimated transaction costs expected to be incurred by Roth of approximately $197,825, for legal, accounting and advisory services in connection with the Business Combination and related transactions. None of these fees have been accrued as of the pro forma balance sheet date. The amount of $197,825 is reflected as an adjustment to accumulated losses. The Roth estimated transaction costs excludes the deferred legal fees included in note 2(c).

2(c)	Reflects the payment of deferred legal fees incurred by Roth that will become due following the Closing.

2(d)	Reflects the recapitalization of SharonAI through the contribution of all outstanding SharonAI Common Stock, SharonAI Series A Preferred Stock and SharonAI Series B Convertible Preferred Stock of SharonAI to Roth and the issuance of 521.8 million and 6.8 million of Pubco Class A Ordinary Common Stock and Pubco Class B Super Common Stock, respectively. As a result of the recapitalization, the carrying value of (i) SharonAI Series A Preferred Stock of US$2, (ii) SharonAI Series B Convertible Preferred Stock of US$3, and (iii) SharonAI Common Stock of US$107 were derecognized.

2(e)	Reflects the conversion of 45,203,220 Roth Class A ordinary shares and 75,000 Roth Class B ordinary shares into 45,278,220 Pubco Class A Ordinary Common stock.

2(f)	Reflects the elimination of Roth’s historical additional paid-in capital balance.

Note 3 - Adjustments to unaudited pro forma combined statement of operations for the year ended December 31, 2024.

The adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2024 in relation to the Business Combination are as follows:

3(a)	Reflects remaining estimated transaction costs expected to be incurred by SharonAI of approximately $288,917, for legal, accounting and advisory services in connection with the Business Combination and related transactions. None of these fees have been accrued as of the pro forma balance sheet date. The amount of $288,917 is reflected as an adjustment to accumulated losses.

3(b)	Reflects the elimination of interest earned on the investments held in the Trust Account.

Note 4 - Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

Note 5 - Roth Reclassifications Adjustments

During the preparation of the unaudited pro forma combined financial information, SharonAI performed a preliminary analysis to identify differences in SharonAI’s and the historical financial statement presentation and significant accounting policies of Roth. Based on its initial analysis, SharonAI did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma combined financial information. However, certain reclassification adjustments have been made to conform Roth’s historical financial statement captions to SharonAI’s financial statement captions in the unaudited pro forma combined financial information. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity/deficit, total revenues, total expenses, or net income of Roth.

Following the completion of the merger, or as more information becomes available, SharonAI will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform Roth’s presentation to that of SharonAI due to limitations on the availability of information as of the date of this information statement and proxy statement/prospectus. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

The following sets forth the reclassification adjustments made to conform Roth’s presentation to SharonAI’s presentation in the unaudited pro forma combined balance sheet as of June 30, 2025:

		As of June 30, 2025
Roth caption	SharonAI caption	Roth As Reported	Reclassification Adjustments	Note	Roth As Reclassified
ASSETS	ASSETS
Current Assets:	Current assets:
Cash	Cash and cash equivalents	9,728	-		9,728
Prepaid expenses		4,049	(4,049)	5(a)	-
	Other current assets		4,049	5(a)	4,049
	Total current assets	13,777	-		13,777
	Total assets	13,777	-		13,777

LIABILITIES AND SHAREHOLDERS’ DEFICIT	LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:	Current liabilities:
Accounts payable and accrued expenses		1,402,175	(1,402,175)	5(b)	-
	Trade and other payables		1,402,175	5(b)	1,402,175

Advances from related party		157,558	-		157,558
	Trade and other payables		-		-

Warrant liabilities	Warrant liabilities	867,750	-		867,750
					-
	Total liabilities	2,427,483	-		2,427,483

Shareholders’ Deficit:	Shareholders’ equity (deficit)
Class A ordinary shares	Class A ordinary shares	4,521	-		4,521
Class B ordinary shares	Class B ordinary shares	7	-		7
Additional paid-in capital	Additional paid-in capital	7,769,174	-		7,769,174
Accumulated deficit	Accumulated deficit	(10,187,408)	-		(10,187,408)
	Total stockholders’ equity (deficit)	(2,413,706)	-		(2,413,706)
	Total liabilities and stockholders’ equity (deficit)	13,777	-		13,777

5(a)	Represents the reclassification of “Prepaid” on Roth’s balance sheet into “Other current assets” to conform to SharonAI’s balance sheet presentation.

5(b)	Represents the reclassification of “Accounts payable and accrued expenses” on Roth’s balance sheet into “Trade and other payables” to conform to SharonAI’s balance sheet presentation.

The following sets forth the reclassification adjustments made to conform Roth’s presentation to SharonAI’s presentation in the unaudited pro forma condensed combined statement of profit for the six months ended June 30, 2025:

		For the Six months ended June 30, 2025
Roth caption	SharonAI caption	Roth As Reported	Reclassification Adjustments	Note	Roth As Reclassified
Formation and operating costs		(705,270)	705,270	5(d)	-
	Selling, general, and administrative expenses		(705,270)	5(d)	(705,270)
Loss from operations	Loss from operations	(705,270)	-		(705,270)
Change in fair value of warrant liabilities	Change in fair value of warrant liabilities	(645,250)	-		(645,250)
Net income/(loss)	Net loss	(1,350,520)	-		(1,350,520)

5(d)	Represents the reclassification of “Formation and operating costs” on Roth’s statement of profit or loss into “Selling, general, and administrative expenses” to conform to SharonAI’s statement of operations presentation.

The following sets forth the reclassification adjustments made to conform Roth’s presentation to SharonAI’s presentation in the unaudited pro forma condensed combined statement of profit for the year ended December 31, 2024:

		Year ended December 31, 2024
Roth caption	SharonAI caption	Roth As Reported	Reclassification Adjustments	Note	Roth As Reclassified
General and administrative expenses		(650,122)	650,122	5(e)	-
	Selling, general, and administrative expenses		(650,122)	5(e)	(650,122)
Loss from operations	Loss from operations	(650,122)	-		(650,122)
Change in fair value of warrant liabilities	Change in fair value of warrant liabilities	333,750	-		333,750
Interest income on cash and marketable securities held in Trust Account		435,437	(435,437)	5(f)	-
	Interest expense, net		435,437	5(f)	435,437
Net income/(loss)	Net income/(loss)	119,065	-		119,065

5(e)	Represents the reclassification of “Formation and operating costs” on Roth’s statement of profit or loss into “Selling, general, and administrative expenses” to conform to SharonAI’s statement of operations presentation.

5(f)	Represents the reclassification of “Interest income on cash and marketable securities held in Trust Account” on Roth’s statement of profit or loss into “Interest income, net” to conform to SharonAI’s statement of operations presentation.

Note 6 - Pro Forma Adjustments for DSS Acquisition

Certain transaction accounting adjustments have been made in the historical presentation of SharonAI’s statement of operations for the year ended December 31, 2024 to present the effects of the DSS Acquisition. SharonAI (as adjusted) presented in the combined statements of operations for the year ended December 31, 2024 reflects the effects of the DSS Acquisition as if the acquisition had been consummated on January 1, 2024, the beginning of the earliest period presented.

The results of DSS are included in the historical financial information of SharonAI from July 1, 2024. Accordingly, no adjustments have been made to the historical financial information for SharonAI as presented in the unaudited pro forma combined balance sheet as of June 30, 2025 for the DSS Acquisition. Adjustments have been made to the historical financial information for SharonAI as presented in the unaudited pro forma combined statement of operations for the year ended December 31, 2024 to include the results of DSS from January 1, 2024 to June 30, 2024.

The adjustments to reflect the effects of the DSS Acquisition on SharonAI’s historical audited consolidated statement of operations for the year ended December 31, 2024 are summarized as follows.

	Historical
	SharonAI As Reported	DSS As Reclassified (Note 7)	DSS Acquisition Transaction Accounting Adjustments	Note	SharonAI As Adjusted
Revenue	438,292	732,631			1,170,923
Cost of revenue	(719,993)	(754,402)			(1,474,395)
Gross loss	(281,701)	(21,771)	-		(303,472)

Shared based compensation	(253,728)	(3,013,167)			(3,266,895)
Selling, general, and administrative expenses	(2,368,745)	(502,221)	(550,000)	6(a)	(3,420,966)
Other expenses	(2,047,133)	(154,595)			(2,201,728)
Loss from operations	(4,951,307)	(3,691,754)	(550,000)		(9,193,061)
Change in fair value of digital assets	157,923	442,500			600,423
Other income	921,322	351,633			1,272,955
Interest expense, net	(19,028)	(128,455)			(147,483)
Loss before income taxes	(3,891,090)	(3,026,076)	(550,000)		(7,467,166)
Income tax expense	(32,908)	(41,169)	-	6(b)	(74,077)
Net income/(loss)	(3,923,998)	(3,067,245)	(550,000)		(7,541,243)

Net loss attributable to noncontrolling interest	(18,717)	-			(18,717)
Net loss attributable to SharonAI Inc.	(3,905,281)	(3,067,245)	(550,000)		(7,522,526)

6(a)	Reflects the incremental amortization expense related to the intangible assets acquired by SharonAI for the period from January 1, 2024 to June 30, 2024. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful lives of each intangible asset as of the closing of the DSS Acquisition. The intangible asset acquired by SharonAI include the technology and was determined to have weighted average useful lives of approximately 2 years. The following summarizes the pro forma adjustment to record the incremental amortization expense resulting from SharonAI’s acquisition of DSS.

Period from January 1, 2024 to June 30, 2024
Selling, general, and administrative expenses	(550,000)

6(b)	Reflects the estimated income tax impact of the pro forma transaction accounting adjustments for the DSS Acquisition as described herein, using the statutory tax rate in the United States of 21%, net of valuation allowances.

Note 7 - DSS Reclassifications Adjustments

For purposes of preparing SharonAI (as adjusted), presented in the pro forma combined statement of operations for the year ended December 31, 2024, certain reclassifications have been made to confirm the historical presentation of DSS’s statement of profit or loss to conform to the historical presentation of SharonAI’s statement of operations used in the unaudited pro forma combined statement of operations.

The following sets forth the pre-acquisition adjustments and reclassifications made to conform DSS’s statement of profit or presentation to SharonAI’s statement of operations presentation for the year ended December 31, 2024:

		Period from January 1, 2024 to June 30, 2024
DSS caption	SharonAI caption	DSS As Reported	Reclassification Adjustments	Note	DSS As Reclassified
Revenue	Revenue	732,631	-		732,631
Cost of revenue	Cost of revenue	(754,402)	-		(754,402)
Gross profit/(loss)	Gross loss	(21,771)	-		(21,771)

Shared based compensation	Shared based compensation	(3,013,167)	-		(3,013,167)
Selling, general, and administrative expenses	Selling, general, and administrative expenses	(502,221)	-		(502,221)
Other expenses	Other expenses	(154,595)	-		(154,595)
Profit/(Loss) from operations	Loss from operations	(3,691,754)	-		(3,691,754)
Gain on sale of intangible assets		73,425	(73,425)	7(a)	-
	Other income		73,425	7(a)	73,425
Fair value gain on revaluation of digital assets		442,500	(442,500)	7(b)	-
	Change in fair value of digital assets		442,500	7(b)	442,500
Other income	Other income	278,208	-		278,208
Interest expense, net	Interest expense, net	(128,455)	-		(128,455)
Profit/(Loss) before income taxes	Loss before income taxes	(3,026,076)	-		(3,026,076)
Income tax expense	Income tax expense	(41,169)	-		(41,169)
Net income/(loss)	Net loss	(3,067,245)	-		(3,067,245)

7(a)	Represents the reclassification of “Gain on sale of intangible assets” on DSS’s statement of profit or loss into “Other income” to conform to SharonAI’s statement of operations presentation.

7(b)	Represents the reclassification of “Fair value gain on revaluation of digital assets” on DSS’s statement of profit or loss into “Change in fair value of digital assets” to conform to SharonAI’s statement of operations presentation.

INFORMATION ABOUT PUBCO BEFORE THE BUSINESS COMBINATION

Roth CH Holdings, Inc. (“PubCo”) was incorporated in Delaware on December 30, 2024 for the purpose of merging with Roth CH Acquisition Co., a Cayman Islands exempt company (“Roth CH”) prior to the transactions contemplated in the Business Combination Agreement (see Note 5), to facilitate the consummation of a business combination. PubCo is a party to the Business Combination Agreement, as amended, and will become the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

INFORMATION ABOUT ROTH CH

We are a blank check company incorporated on April 20, 2021 under the name “TKB Critical Technologies 1”, as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this Annual Report as our initial business combination. Effective September 7, 2023, shareholders approved a change in the company’s name to Roth CH Acquisition Co.

Recent Developments – Business Combination Agreement

On January 28, 2025, Roth CH entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Roth CH, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Roth CH (the “Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Roth CH (“Merger Sub”), and SharonAI Inc., a Delaware corporation (“SharonAI Inc.”). On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Business Combination Agreement and the Amendment are attached to this proxy statement/prospectus as part of Annex A.

SharonAI Inc. is a holding company formed to acquire various assets focused on or in the high performance computing (“HPC”) industry, specifically the artificial intelligence field of technology, and on the acquisition of the infrastructure and technology associated with the development and delivery of HPC services to users and applications which require both large amounts of graphic processing units and central processing units combined with expertise in data storage.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):

(1)	At least one Business Day prior to the Closing Date and on the terms and subject to the conditions of the Business Combination Agreement, Roth CH shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Roth CH with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”, and, thereafter

(2)	(a) the Merger Sub shall be merged with and into SharonAI, (b) the separate corporate existence of Merger Sub shall thereupon cease, and SharonAI shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger”).

The Aggregate Merger Consideration is 560,835,633 shares of Common Stock of the Domesticated Parent, plus any shares of Domesticated Parent Common Stock issued pursuant to Section 3.7 of the Business Combination Agreement, to be issued at the closing of the Business Combination. Completion of the Business Combination is subject to the satisfaction or waiver, where permissible, of various conditions to closing.

Corporate History

Formation and Initial Public Offering. On October 29, 2021, we consummated our initial public offering of 23,000,000 units (the “Units”), including 3,000,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Class A Ordinary Share, par value $0.0001 per share (the “Class A Ordinary Shares”) and one-half of one warrant to purchase a Class A Share (the “Public Warrants”). Simultaneously with the closing of our initial public offering, we consummated the sale of 10,750,000 private placement warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to our former sponsor, TKB Sponsor I, LLC, (the “Former Sponsor”) generating proceeds of $10,750,000.

A total of $234,600,000 of the proceeds from the initial public offering and the sale of the Private Warrants was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).

Our Units commenced public trading on October 27, 2021 on the Nasdaq Stock Market LLC, and our Class A Ordinary Shares and Public Warrants commenced separate public trading on December 17, 2021. On April 25, 2024, Roth CH voluntarily delisted its securities from Nasdaq and they began being quoted on the OTC Markets. Our Class A Ordinary Shares and Public Warrants are each quoted on the OTC Markets under the symbols “USCTF,” “and “USTWF,” respectively.

Securities Transfer Agreement and Name Change. On June 25, 2023, Roth CH, the Former Sponsor, each independent director of Roth CH, and affiliates of Roth Capital Partners and Craig-Hallum Capital Group LLC (the “New Sponsor”) entered into a Securities Transfer Agreement (the “Agreement”) pursuant to which the Former Sponsor and the former directors of Roth CH sold to the Buyers, an aggregate of 4,312,500 Ordinary Shares consisting of 4,237,500 Class A Ordinary Shares and 75,000 Class B Shares and 8,062,500 private placement warrants (together, the “Transferred Securities”) for an aggregate purchase price (the “Purchase Price”) of $1.00 (the “Transaction”). Following the closing of the Transaction, the Former Sponsor has certain continuing rights, including a right of first refusal to repurchase the Transferred Securities in certain circumstances as set forth in the Agreement and the right to invest up to 25% of certain financings. The Transaction was consummated on June 28, 2023.

Termination of Status as a SPAC.

Roth CH originally extended the time that it had to complete an initial business combination by depositing an aggregate of $540,000 into the trust account for a total of nine Monthly Deposits. On April 29, 2024, Roth CH held an extraordinary general meeting at which shareholders approved a proposal to amend and restate Roth CH’s Articles of to remove the provisions applicable to special purpose acquisition companies including the requirement to redeem and cancel 100% of Roth CH’s Class A ordinary shares sold in Roth CH’s initial public offering following distribution of the funds held in Roth CH’s Trust Account (the “Amendment Proposal”). The purpose of the Amendment Proposal was to remove the provisions contained in the Articles that are applicable to special purpose acquisition companies (“SPACs”), including the requirement to redeem and cancel 100% of Roth CH’s public shares following distribution of the funds held in Roth CH’s Trust Account established in connection with the IPO and revise the provisions to allow shareholders of Roth CH to obtain their pro rata distribution of funds remaining in the Trust Account and also retain ten (10%) percent of their shares upon liquidation of the Trust Account. Shareholders approved the Amendment Proposal on April 29, 2024. As a result, the Trust Account was liquidated.

Initial Business Combination

Since our initial public offering, we have evaluated over 350 potential target businesses including SharonAI. When evaluating each prospective target business, we conducted a thorough due diligence review that encompassed, among other things, meetings with incumbent management and employees, document reviews and a review of financial and other information that was made available to us.

Our Business Combination Process

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our New Sponsor, officers or directors although SharonAI is not affiliated. In the event we do not complete the proposed Business Combination, and instead seek to complete an initial business combination with a company that is affiliated with our New Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company from a financial point of view.

Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such other entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our Articles provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Our sponsor, directors and officers are, or may become, affiliated with entities that are engaged in a business similar to our company. Our Sponsor, directors and officers are not prohibited from sponsoring, investing in or otherwise becoming involved with, any other blank check companies (including special purpose acquisition companies similar to our company), including in connection with their initial business combinations, prior to us completing our initial business combination. However, we do not believe that any such potential conflicts of interest would materially affect our ability to complete the Business Combination.

Competition

If we are unable to complete the Business Combination with SharonAI, we expect to encounter competition in identifying, evaluating and selecting a target business for our alternate business combination, from other entities having a business objective similar to ours, including from special purpose acquisition companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an alternate business combination.

Employees

We currently have seven executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they have devoted and will continue to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Corporate Information

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equaled or exceeded $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equaled or exceeded $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our executive offices are located at 2340 Collins Avenue, Suite 402, Miami Beach Florida 33139 and our phone number is (949) 720-7133. Our corporate website address is www.rothch.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Annual Report. You should not rely on any such information in making your decision whether to invest in our securities.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ROTH CH PRIOR

TO THE BUSINESS COMBINATION

Directors, Executive Officers and Corporate Governance.

Officers and Directors

Name	Age	Position
Byron Roth	62	Co-Chief Executive Officer; Chairman; Director
John Lipman	48	Co-Chief Executive Officer; Director
Aaron Gurewitz	56	Co-President
Rick Hartfiel	60	Co-President
Joseph Tonnos	37	Chief Financial Officer; Chief Investment Officer
Ryan Hultstrand	36	Co-Chief Operating Officer
Matthew Day	51	Co-Chief Operating Officer
Adam Rothstein	53	Independent Director
Sam Chawla	49	Independent Director
Christopher Bradley	47	Independent Director

Byron Roth has been the Chairman and Chief Executive Officer of Roth Capital Partners, LLC, a privately-owned investment banking firm, since 1998. Under his management, the firm has helped raise over $100 billion for small-cap companies, as well as advising on many merger and acquisition transactions. Mr. Roth through his ownership in Waco Limited, LLC, an affiliate of Roth Capital Partners, is a co-founder of three private investment firms: Rx3 Ventures, LP, an influencer fund focused on consumer growth investments; RIVI Capital, LLC, concentrated in the mining sector; and Aceras Life Sciences, LLC, an in-house incubator focused on funding the development of novel medical innovations. Mr. Roth is on the board of managers for the management companies of RX3 and RIVI. In addition, Mr. Roth co-founded two long only asset management firms: Cortina Asset Management, recently acquired by Silvercrest Asset Management (NASDAQ: SAMG), and EAM Investors, LLC, of which he is currently a director. Mr. Roth was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition I Co. which completed a business combination with PureCycle Technologies LLC. He was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition II Co. which completed a business combination with Reservoir Holdings, Inc. He was the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition III Co. which completed its business combination with QualTek HoldCo, LLC. Mr. Roth was also the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition IV Co. which completed its business combination with Tygo Energy, Inc. He was the Co-Chief Executive Officer and Co-Chairman of the Board of Roth CH Acquisition V Co., which completed its business combination with New Era Helium, Inc. Mr. Roth is a member of the Advisory Council, Executive Committee and serves as the Chairman on the Nominating Committee for the Cornell SC Johnson College of Business. He is a founding member of the University of San Diego Executive Cabinet for the Athletic Department and former member of the Board of Trustees, where he served on the Investment Committee for the university’s endowment and athletic department for nine years. Mr. Roth also serves as Chair of the Pacific Region Board of Trustees and is on the Board of Governors for the Boys and Girls Club of America. He sits on the Board of Directors for the Lott IMPACT Foundation, whose Lott IMPACT Trophy is presented annually to the college football defensive IMPACT player of the year for their contribution on and off the field. Mr. Roth was the 2021 annual honoree for the Elephant Cooperation, received the 2018 Athletes First Classic Golden Heart Award benefiting the Orangewood Foundation, and was the honoree at the Challenged Athletes Foundation (CAF) 2015 Celebration of Heroes, Heart and Hope Gala. Mr. Roth earned his BBA from the University of San Diego in 1985 and his MBA from the Cornell SC Johnson College of Business in 1987. Mr. Byron Roth is the brother of Mr. Gordon Roth.

John Lipman has since April 2025. been employed by Lucid Capital Markets LLC as the Head of Capital Markets. Mr. Lipman joined Craig-Hallum in 2012 and has more than 16 years of investment banking experience advising growth companies in the healthcare, industrial and technology sectors. Mr. Lipman has completed over 200 equity, convertible and debt offerings and advisory assignments for growth companies, including over 150 since joining Craig-Hallum. Prior to joining Craig-Hallum, Mr. Lipman was a Managing Director at Rodman & Renshaw LLC, and Carter Securities LLC, a firm he founded that specialized in raising equity, equity-linked, and debt capital for growth companies. Mr. Lipman has over 20 years investing experience in small capitalization companies, and started his career in venture capital and investor relations. He was the COO & Director of Roth CH Acquisition I Co. until its merger with PureCycle Technologies, Inc. in March 2021 and Roth CH Acquisition II Co. until its merger with Reservoir Media, Inc. in July 2021 as well as Co-CEO & Director of Roth CH Acquisition III Co. until its merger with QualTek Services, Inc. in February 2022. He was Co-CEO & Director of Roth CH Acquisition IV. Co. until its merger with Tigo Energy, Inc. as well as Co-Chairman & Co-CEO of Roth CH Acquisition V Co. until its merger with New Era Helium, Inc. in December 2024.

Aaron Gurewitz Mr. Gurewitz has been a Managing Director and the Head of Roth’s Equity Capital Markets Department since January 2001. Mr. Gurewitz brings over 25 years of investment banking experience focused on growth companies. Since joining Roth in 1999, Mr. Gurewitz has managed over 1,000 public offerings including, but not limited to, IPOs and follow-on offerings. Prior to joining Roth in 1999, Mr. Gurewitz was a Senior Vice President in the Investment Banking Group at Friedman Billings Ramsey from May 1998 to August 1999. From 1995 to April 1998, Mr. Gurewitz was a Vice President in the Corporate Finance Department at Roth, and from 1999 to 2001, Mr. Gurewitz served as a Managing Director in Roth’s Investment Banking Department. Mr. Gurewitz was the Co-President of Roth CH Acquisition I Co., Roth CH Acquisition II Co. and Roth CH Acquisition III Co., Roth CH Acquisition IV Co. and Roth CH Acquisition V Co. Mr. Gurewitz graduated cum laude from San Diego State University with a B.S. in Finance.

Rick Hartfiel has been the Head of Investment Banking at Craig-Hallum since 2005. Mr. Hartfiel brings over 30 years of investment banking experience focused on emerging growth companies. Since joining Craig-Hallum in 2005, Mr. Hartfiel has managed over 300 equity offerings (IPOs, follow-on offerings, registered direct offerings and PIPEs) and M&A transactions. Prior to joining Craig-Hallum, Mr. Hartfiel was an investment banker at Dain Rauscher Wessels and Credit Suisse First Boston. Mr. Hartfiel was the Co-President of Roth CH Acquisition I Co., Roth CH Acquisition II Co., Roth CH Acquisition III Co., Roth CH Acquisition IV Co. and Roth CH Acquisition V Co. Mr. Hartfiel has a B.A. from Amherst College, and an MBA from Harvard Business School.

Joseph Tonnos, who serves as our Chief Financial Officer and Chief Investment Officer, has been a Managing Director at Roth Capital Partners since April of 2023. Mr. Tonnos has over 13 years of experience investing in and advising acquisition candidates, completing due diligence, financial modeling and deal structuring. Mr. Tonnos was the Chief Investment Officer of Roth CH Acquisition V Co. until its business combination with New Era Helium, Inc. in December 2024. From 2021 to 2023, Mr. Tonnos served as a Principal and Associate Portfolio Manager at Meteora Capital, an investment adviser specializing in SPAC-related, structured and illiquid investments and was the Chief Financial Officer of GSR II Meteora Acquisition Corp., a SPAC sponsored by Meteora which completed a business combination with Bitcoin Depot, Inc. in July 2023. During 2021, Mr. Tonnos also served as an Associate Portfolio Manager at Glazer Capital. From 2017 until 2021, Mr. Tonnos worked at Mistral Equity Partners, a consumer & retail focused investment group as a Principal. From 2017 until 2022, Mr. Tonnos served as the Senior Vice President of Haymaker I, II, and III, three special purpose acquisition companies affiliated with Mistral Equity Partners. Haymaker I, II and III all successfully completed business combinations with OneSpaWorld Ltd., ARKO Holdings Ltd. and Biote Corp. respectively. His experience spans evaluating, executing, structuring and monitoring public, private and venture capital investments. He has advised companies and shareholders on capital raising, mergers, acquisitions, divestitures, leveraged buyouts and capital structure alternatives. Mr. Tonnos is also the Co-Founder of Ketch Ventures, an early-stage consumer investment syndicate. In the last five years he served or continues to serve on the several boards, including Worldwise, Inc., a privately held pet products company, Los Sundays Tequila, a lifestyle beverage company, and Aether Diamonds, a carbon-negative diamond producer, among others. Mr. Tonnos has also been a board observer of The Lovesac Company, Inc. (NASDAQ: LOVE) from 2017 until 2021 and serves on the Board of Advisors at Niagara University. Prior to Mistral, Mr. Tonnos served as an investment banker at Bank of America Merrill Lynch and Lazard and as a foreign exchange trader at CIBC Capital Markets. Mr. Tonnos received his B.S. and M.B.A. from Niagara University, graduating magna cum laude.

Ryan Hultstrand joined Craig-Hallum in 2013, and has been a Managing Director in the Investment Banking department since January 2022. Mr. Hultstrand was previously a Vice President of Craig-Hallum from January 2018 until January 2022. Mr. Hultstrand has over 10 years of experience in investment banking and consulting in the healthcare, consumer, industrial and technology sectors, with a focus on SPACs. Mr. Hultstrand was the Co-Chief Operating Officer of Roth CH Acquisition V Co. until its business combination with New Era Helium, Inc. in December 2024. Mr. Hultstrand has a B.A. from Carleton College.

Matthew Day is a Managing Director in the Investment Banking department at Roth with a focus on Business Services and Technology. Prior to joining Roth in 2019, Mr. Day spent 12 years as a senior equity analyst at Sagard Capital Partners, an investment firm that built and managed large minority positions in U.S. and Canadian publicly traded companies. At Sagard, Mr. Day focused primarily on businesses in the business services, industrial and consumer sectors. Prior to this role, he was a senior equity analyst and private equity associate at Xylem Investments from 2002 to 2006, where he served on boards of three private forestry companies in New Zealand, Chile and Venezuela. From 2000 to 2002, Mr. Day was an investment banking associate at Lehman Brothers in the global technology group. He also worked as an associate and analyst at Barclays Capital from 1995 to 1999, where he focused on the telecom, media and transportation industries. Mr. Day was previously the Co-Chief Operating Officer of Roth CH IV Acquisition Co. and Roth CH Acquisition V Co. Mr. Day has a B.S. in Finance from Boston College and an MBA from the University of California Berkeley Haas School of Business.

Adam Rothstein is a member of our Audit Committee and a member of the Board. Mr. Rothstein is a Co-Founder and General Partner of Disruptive Technology Partners, an Israeli technology-focused early-stage investment fund, Disruptive Growth, a collection of late-stage investment vehicles focused on Israeli technology, and the Disruptive Technologies Opportunity Fund which he co-founded in 2013, 2014 and 2018 respectively. Since 2014, Mr. Rothstein has also been the Managing Member of 1007 Mountain Drive Partners, LLC, which is a consulting and investment vehicle. Previously, Mr. Rothstein was a sponsor and the Executive Chairman of 890 5th Avenue Partners, Inc. (NASDAQ: ENFA) from September 2020 until December 2021. 890 5th Avenue Partners, Inc. was a special purpose acquisition company that merged with Buzzfeed, Inc. in December of 2021 and is now publicly listed on NASDAQ as Buzzfeed, Inc. (NASDAQ: BZFD). In December of 2021, Mr. Rothstein was named a Director of Buzzfeed, Inc. and a member of its Audit Committee. (NASDAQ: BZFD). Mr. Rothstein was also a Sponsor and Director of Roth CH Acquisition I Co. (NASDAQ: ROCH), from May 2020 until March 2021. Roth CH Acquisition I was a special purpose acquisition company that merged with PureCycle Technologies LLC and is now publicly listed on NASDAQ as PureCycle Technologies, Inc. (NASDAQ: PCT). From December 2020 until July 2021, Mr. Rothstein was a Sponsor and Director of Roth CH Acquisition II Co. (NASDAQ: ROCC). Roth CH Acquisition II was a special purpose acquisition company that merged with Reservoir Holdings, Inc. in July 2021, and in July of 2021, Mr. Rothstein was named a Director of Reservoir Media, Inc. and a member of its Audit Committee (NASDAQ: RSVR). Mr. Rothstein was also a Sponsor and Director of Roth CH Acquisition III Co. (NASDAQ: ROCR) from March 2021 until February 2022. Roth CH Acquisition III Co. was a special purpose acquisition company that merged with BCP QualTek HoldCo, LLC. Mr. Rothstein was also a director of Roth CH Acquisition IV Co. (NASDAQ: ROCG), a special purpose acquisition company, from August 2021 to May 2023. Roth CH Acquisition IV Co. was a special purpose acquisition company that merged with Tigo Energy, Inc. and is now publicly listed on NASDAQ as Tigo Energy, Inc. (NASDAQ: TYGO). From November 2021 until December 2024, Mr. Rothstein was a Director and member of the Audit Committee of Roth CH Acquisition V Co. Roth CH Acquisition V Co was a special purpose acquisition company that merged with New Era Helium, Inc., (NASDAQ: NEHC). From July 2019 until January 2021, Mr. Rothstein was a Director of Subversive Capital Acquisition Corp. (NEO: SVC.A.U) (OTCQX: SBVCF), a special purpose acquisition company that partnered with Shawn “JAY-Z” Carter and Roc Nation in January 2021 to acquire CMG Partners Inc. and Left Coast Ventures, Inc. and which now trades as Gold Flora Corp. (NEO: GRAM.U). Mr. Rothstein has over 25 years of investment experience and currently sits on the Boards of Directors of several early- and mid-stage technology and media companies both in the United States and in Israel. Mr. Rothstein graduated summa cum laude with a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania and has a Master of Philosophy (MPhil) in Finance from the University of Cambridge.

Sam Chawla Mr. Chawla has been a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector, since 2013. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS Investment Bank (“UBS”) in the Global Healthcare Group. Mr. Chawla’s investment banking experience centered on strategic advisory work for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse, which Mr. Chawla originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University.

Christopher Bradley Christopher Bradley, our Board Member, is a Managing Director at Mistral Equity Partners, which he joined in 2008. Mr. Bradley brings over 20 years of experience in identifying acquisition candidates, board service, due diligence experience including accounting and financial modeling acumen, and a background in deal structuring. He currently serves as the Chairman, Chief Executive Officer and Chief Financial Officer of Haymaker Acquisition Corp. IV and previously served as the Chief Financial Officer of Haymaker Acquisition Corp. III until it completed its business combination in May 2022 with Biote, Corp., and has since been retained by biote as an advisor. Mr. Bradley served as the Chief Financial Officer and Secretary of Haymaker Acquisition Corp. II from 2019 until its merger with ARKO (NASDAQ:ARKO) in December 2020. He served as the Chief Financial Officer and Secretary of Haymaker Acquisition Corp. I from 2017 until its business combination with OneSpaWorld (NASDAQ:OSW) in December 2019. Since 2016, Mr. Bradley has served as a member of the board of directors of The Beacon Consumer incubator Fund, a venture capital fund that invests in consumer technology companies. Mr. Bradley also previously served on the board of directors of Creminelli Fine Meats, LLC, a privately held premium-priced charcuterie wholesaler from 2016 to January 2020 and The Lovesac Company, Inc. (NASDAQ:LOVE) from 2010 to 2019. Mr. Bradley has also guided Mistral portfolio companies in an operational role and, through Mistral, served on the board of Jamba, Inc. (NASDAQ: JMBA) from 2009 to 2013. Prior to Mistral, Mr. Bradley served as an investment banker at Banc of America Securities from 2005 to 2006, a Manager in Burger King’s strategy group in 2004, and a Manager at PricewaterhouseCoopers management consulting practice from 1999 to 2004. He is also currently serving on the advisory board of Carnegie Park Capital, a private investment fund.

Number and Terms of Office of Officers and Directors

Our Board of Directors consists of five members. The provisions of our amended and restated memorandum and articles of association regarding director term may only be amended by a special resolution passed at a general meeting. Prior to our initial business combination, subject to any other special rights applicable to the shareholders, any vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by an ordinary resolution passed by the holders of the Roth CH Ordinary Shares at a general meeting. Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. Our Board of Directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board of Directors.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our memorandum and articles of association.

Director Independence

We utilize the Nasdaq definition of “independence” for determining whether our directors are independent. An “independent director” is defined generally under Nasdaq rules as a person other than an officer or employee of Roth CH or its subsidiaries or any other individual having a relationship which in the opinion of Roth CH’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of our independent directors, Adam Rothstein, Sam Chawla and Christopher Bradley, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee and compensation committee is entirely composed of independent directors meeting Nasdaq’s and the SEC’s additional requirements applicable to members of those committees. In addition, our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

We have established two standing committees - an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act and a compensation committee, each comprised of independent directors.

Audit Committee

We have established an audit committee of the Board of Directors. Adam Rothstein, Sam Chawla and Christopher Bradley serve as members of our audit committee and Christopher Bradley serves as its chair. Under the applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such member of our audit committee meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our Board of Directors has determined that Christopher Bradley qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Adam Rothstein, Sam Chawla and Christopher Bradley serve as members of our compensation committee, and Adam Rothstein chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to compensation and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a nominating and corporate governance as and when required to so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Rothstein, Chawla and Bradley. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.

Availability of Documents

We filed a copy of our form of Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to the registration statement filed in connection with our initial public offering. You may also review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us.

If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

We have adopted an insider trading policy.

Executive Compensation.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us.

Commencing on the date that our securities were first listed on Nasdaq through the termination of the administrative services agreement effective June 28, 2023, we paid an affiliate of our Former Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their affiliates. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no cash compensation of any kind, including finder’s and consulting fees, will be paid by Roth CH to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination. The former independent directors each received 25,000 founder shares as compensation for their service, a portion of which were transferred pursuant to the Securities Purchase Agreement.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Changes in Control

None.

Director Independence

While we are no longer listed on Nasdaq, we use the Nasdaq listing standards to determine independence. An “independent director” is defined generally as a person other than an officer or employee of Roth CH or its subsidiaries or any other individual having a relationship which, in the opinion of Roth CH’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Rothstein, Chawla and Bradley are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Our directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, or in the case of a non-compete restriction, may not present such opportunity to us at all. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. In addition our amended and restated articles of association will contain provisions to exculpate and indemnify, to the maximum extent permitted by law, such persons in respect of any liability, obligation or duty to the company that may arise as a consequence of such persons becoming aware of any business opportunity or failing to present such business opportunity. Our directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. See “Risk Factors — Risks Related to our Team and Their Respective Affiliates and to the Post- Business Combination Company — Certain of our directors and officers are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.”

In addition, our sponsor, its members, our officers or our directors or their respective affiliates may be investors, or have other direct or indirect interests, in a business with which we may enter into a business combination agreement and/or in certain funds or other persons that may purchase shares in this offering or that may otherwise purchase our Class A ordinary shares in the public market.

We do not believe, however, that the fiduciary duties or contractual obligations of our directors or officers will materially affect our ability to identify and pursue business combination opportunities or complete our initial business combination.

Potential investors should also be aware of the following potential conflicts of interest:

●	None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors, Director Nominees and Officers.”

●	Pursuant to a letter agreement entered into with us, our Insiders have agreed with certain limited exceptions, pursuant to such letter agreement, our Insiders have agreed not to transfer, assign or sell and of their founder shares until the earlier of: (1) one year after the completion of our initial business combination; and (2) subsequent to our initial business combination (x) if the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share capitalization, share subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the private placement warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or saleable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor and our team may directly or indirectly own ordinary shares, rights and warrants following this offering, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

●	Our directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our initial business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our directors, officers and director nominees have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our directors, officers and director nominees currently have fiduciary duties or contractual obligations:

Below is a table summarizing the entities to which the executive officers and directors of Roth CH currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Byron Roth	Roth Capital Partners, LLC	Investments and Advisory	Chairman and Chief Executive Officer
	Rx3, LLC	Investments and Advisory	Co-founder and General Partner
	Rivi Capital	Investments and Advisory	Co-founder and General Partner
	Aceras Life Sciences, LLC	Investments and Advisory	Co-founder and General Partner
John Lipman	Lucid Capital LLC	Investments and Advisory	Partner and Managing Director
Rick Hartfiel	Craig-Hallum Capital Group LLC	Investments and Advisory	Managing Partner
Aaron Gurewitz	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Equity Capital Markets Department
Christopher Bradley	Mistral Equity Partners	Investments and Advisory	Managing Director
Matthew Day	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Investment Banking
Ryan Hultstrand	Craig-Hallum Capital Group LLC.	Investments and Advisory	Managing Director
Adam Rothstein	Disruptive Technology Partners	Investments and Advisory	General Partner
	Disruptive Growth Technology Partners	Investments and Advisory	General Partner
	Disruptive Technologies Opportunity Fund	Investments and Advisory	Managing Member
	1007 Mountain Drive Partners, LLC	Investments and Advisory	Managing Member
	890 Fifth Avenue Partners, LLC	Investments and Advisory	Managing Member
	177A Bleecker Street Partners, LLC	Investments and Advisory	Managing Member
	1013 Parkthorne Avenue Partners, LLC	Investments and Advisory	Managing Member
	BuzzFeed, Inc.	Internet media, news and entertainment	Director
	Reservoir Media Inc.	Independent music company
	Deepwell DTX	Therapy-focused game studio
	CoreMap, Inc.	Medical diagnostic technology
	Summit Junto, LLC	Personal advisory services	Director
	Summit Group Endeavors, LLC	Personal advisory services	Director
	Summit Revolution, LLC	Personal advisory services	Director
	Jackpocket, Inc.	On-line lottery ticket sales	Director
	CaptainUp!	User engagement software	Director
	No Way Entertainment, LLC	Entertainment	Director
Sam Chawla	Perceptive Advisors LLC	Investments and Advisory	Portfolio Manager
Joseph Tonnos	Roth CH Acquisition Co.	Investments and Advisory	Chief Investment Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROTH CH

References to “Roth,” “our,” “us” or “we” refer to Roth CH Acquisition Co. The following discussion and analysis of Roth’s financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto contained elsewhere in this proxy statement.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this Form 10-Q. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated on April 20, 2021 under the name “TKB Critical Technologies 1”, as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this Annual Report as our initial business combination. Effective September 7, 2023, shareholders approved a change in the Company’s name to Roth CH Acquisition Co.

Recent Developments – Business Combination Agreement

On January 28, 2025, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and SharonAI Inc., a Delaware corporation (“SharonAI Inc.”). On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025. The Business Combination Agreement and the Amendment are attached to this proxy statement/prospectus as part of Annex A.

SharonAI Inc. is a holding company formed to acquire various assets focused on or in the high performance computing (“HPC”) industry, specifically the artificial intelligence field of technology, and on the acquisition of the infrastructure and technology associated with the development and delivery of HPC services to users and applications which require both large amounts of graphic processing units and central processing units combined with expertise in data storage.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Business Combination”):

(1) At least one Business Day prior to the Closing Date and on the terms and subject to the conditions of the Business Combination Agreement, the Company shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of the Company with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”, and, thereafter (2) (a) the Merger Sub shall be merged with and into SharonAI, (b) the separate corporate existence of Merger Sub shall thereupon cease, and SharonAI shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent (the “Acquisition Merger”).

The Aggregate Merger Consideration is 560,835,633 shares of Common Stock of the Domesticated Parent to be issued at the closing of the Business Combination. Completion of the Business Combination is subject to the satisfaction or waiver, where permissible, of various conditions to closing.

Corporate History

Formation and Initial Public Offering. On October 29, 2021, we consummated our initial public offering of 23,000,000 units (the “Units”), including 3,000,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one Class A Ordinary Share, par value $0.0001 per share (the “Class A Shares”) and one-half of one warrant to purchase a Class A Share (the “Public Warrants”). Simultaneously with the closing of our initial public offering, we consummated the sale of 10,750,000 private placement warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to our former sponsor, TKB Sponsor I, LLC, (the “Former Sponsor”) generating proceeds of $10,750,000.

A total of $234,600,000 of the proceeds from the initial public offering and the sale of the Private Warrants was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).

Our Units commenced public trading on October 27, 2021 on the Nasdaq Stock Market LLC, and our Class A Shares and Public Warrants commenced separate public trading on December 17, 2021. On April 25, 2024, the Company voluntarily delisted its securities from Nasdaq and they began being quoted on the OTC Markets. Our Class A Shares and Public Warrants are each quoted on the OTC Markets under the symbols “USCTF,” “and “USTWF,” respectively.

Securities Transfer Agreement and Name Change. On June 25, 2023, the Company, the Former Sponsor, each independent director of the Company, and affiliates of Roth Capital Partners and Craig-Hallum Capital Group LLC (the “New Sponsor”) entered into a Securities Transfer Agreement (the “Agreement”) pursuant to which the Former Sponsor and the former directors of the Company sold to the Buyers, an aggregate of 4,312,500 Ordinary Shares consisting of 4,237,500 Class A Shares and 75,000 Class B Shares and 8,062,500 private placement warrants (together, the “Transferred Securities”) for an aggregate purchase price (the “Purchase Price”) of $1.00 (the “Transaction”). Following the closing of the Transaction, the Former Sponsor has certain continuing rights, including a right of first refusal to repurchase the Transferred Securities in certain circumstances as set forth in the Agreement and the right to invest up to 25% of certain financings. The Transaction was consummated on June 28, 2023.

Termination of Status as a SPAC.

The Company originally extended the time that it had to complete an initial business combination by depositing an aggregate of $540,000 into the trust account for a total of nine Monthly Deposits, On April 29, 2024, the Company held an extraordinary general meeting at which shareholders approved a proposal to amend and restate the Company’s Articles of to remove the provisions applicable to special purpose acquisition companies including the requirement to redeem and cancel 100% of the Company’s Class A ordinary shares sold in the Company’s initial public offering following distribution of the funds held in the Company’s Trust Account (the “Amendment Proposal”). The purpose of the Amendment Proposal was to remove the provisions contained in the Articles that are applicable to special purpose acquisition companies (“SPACs”), including the requirement to redeem and cancel 100% of the Company’s public shares following distribution of the funds held in the Company’s Trust Account established in connection with the IPO and revise the provisions to allow shareholders of the Company to obtain their pro rata distribution of funds remaining in the Trust Account and also retain ten (10%) percent of their shares upon liquidation of the Trust Account. Shareholders approved the Amendment Proposal on April 29, 2024. As a result, the Trust Account was liquidated.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2025 were organizational activities, those necessary to prepare for the Initial Public Offering described below, and subsequent to the Initial Public Offering, identifying a target company for an initial business combination. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents. Our expenses have increased substantially after the closing of our initial public offering as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2025

For the six months ended June 30, 2025, we had net loss of $1,350,520 which consists of the change in fair value of warrant liabilities of $645,250, offset by operational costs of $705,270.

For the six months ended June 30, 2024, we had net income of $510,213 which consists of interest earned on marketable securities held in the Trust Account of $435,437 and the change in fair value of warrant liabilities of $529,550, offset by operational costs of $454,774.

For the year ended December 31, 2024

For the year ended December 31, 2024, we had net income of $119,065 which consists of interest earned on marketable securities held in the Trust Account of $435,437 and the change in fair value of warrant liabilities of $333,750, partially offset by operational costs of $650,122.

Liquidity, Capital Resources and Going Concern

For the six months ended June 30, 2025, net cash used in operating activities was $226,156. Net loss of $1,350,520 was adjusted by a $645,250 change in fair value of warrant liabilities. Changes in operating assets and liabilities provided $479,114 of cash for operating activities. For the year ended December 31, 2024, net cash used in operating activities was $353,921. Net income of $119,065 was adjusted by $435,437 of interest income on marketable securities held in trust and a $333,750 change in fair value of warrant liabilities. Changes in operating assets and liabilities provided $296,201 of cash for operating activities.

As of June 30, 2025, we had cash of $9,728. We intend to use the funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

On July 1, 2023 the Company entered into a promissory note with the Buyers for up to an aggregate of $1,000,000 (the “2023 Promissory Note). The 2023 Promissory Note is non-interest bearing and payable upon the earlier of the date on which the Company consummates an initial business combination, the liquidation of the Company, or October 29, 2024. The Note does not bear any interest. On August 8, 2024, the Company amended the terms of the 2023 Promissory Note to increase the aggregate principal amount that may be borrowed to $2,000,000 and to extend the maturity to June 30, 2025.

On January 24, 2025, the Company amended and restated its 2023 promissory note (the “Convertible Note”) in favor of certain shareholders of the Company to permit its conversion into Class A ordinary shares of Company, at any time, at the option of the representative of the noteholders based upon the current trading price. Subsequent to the execution of the Convertible Note, on January 24, 2025, the representative provided notice that it intended to convert the existing principal balance of the Convertible Note in the amount of $1,181,000 into 39,366,667 Class A ordinary shares of the Company.

We expect that we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination. We expect to incur significant costs related to identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year from the date that the condensed financial statements are issued. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we will repay such loaned amounts. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds.

The Company assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern”. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than described below.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Significant estimates include the fair value of warrant liabilities, which requires a Black-Scholes model to fair value the warrants. We have identified the following critical accounting policies:

Warrant Liabilities

The Company accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements from equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 7 to the Notes to Financial Statements for the valuation methodology of warrants.

Recent Accounting Standards

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting-Improvements to Reportable Segment Disclosures (Topic 280) (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of ASU 2023-07 did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025. The Company is currently evaluating the impacts of adoption of this ASU.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

INFORMATION ABOUT SHARONAI

All references to “we,” “us,” the “Company” in this Section entitled Information About SharonAI refer to SharonAI Inc and its related subsidiaries.

Overview

We are a corporation formed in Delaware on February 15, 2024, with the intent to act as a holding company to acquire various assets focused on or in the High Performance Computing (“HPC”) industry and the Artificial Intelligence (“AI”) field of technology. HPC is a computing technology that uses clusters of processors or processor cores working in parallel to solve advanced computational problems across a wide range of scientific, engineering, finance, business and other fields. We are specifically focused on infrastructure and technology associated with the development and delivery of these HPC/AI services to users and applications which require both large amounts of Graphic Processing Units (“GPU”) and Central Processing Units (“CPU”), combined with data storage. CPUs are general purpose processors while GPUs are optimized for parallel processing and were originally used for computer graphics. Data storage is used to store the large data sets common in HPC/AI and to back up information. Our two main business lines are an AI/HPC cloud platform, which is based in Australia, and the development of data center assets, which is based in the U.S., each as described further below.

In March of 2024, we formed two new wholly owned subsidiaries in Delaware, SharonAI Operations LLC, which we intend to use for U.S. based operational activities as our operations expand to the U.S., and SharonAI Hosting LLC, which we intend to use to hold assets that are acquired in the future and based in the U.S.

In April of 2024, we acquired 100% of the issued capital of Alternative Asset Management Pty Ltd ACN 645 215 194, an Australian company that we renamed SharonAI Pty Ltd (“SAIPL”) and which has a business operating distributed data storage a type of cloud storage that utilizes Web 3 technology to provide decentralized networks of independent nodes to securely store and retrieve data, ensuring redundancy, fault tolerance, and resistance to censorship while incentivizing storage providers with blockchain-based rewards. This acquisition was part of a transaction in which SAIPL also obtained certain assets from Digital Income Fund Pty Ltd ACN 643 155 328 as trustee for the Digital Income Fund ABN 12 771 427 247 (“DIF”), an Australian company which had storage servers and ancillary equipment for the operation of the distributed storage operations. In addition to these assets AAM had acquired a Tier 3 designed modular data center, although it had not fully paid for the equipment at the time of acquisition.

In June of 2024, we acquired over 96% of the issued capital of Distributed Storage Solutions Limited ACN 646 979 222 (“DSS”) via direct agreement with individual shareholders, an Australian company that operates distributed data storage and HPC/AI equipment. In the period from June 2024 to December 2024, we continued with further acquisitions of the issued capital ending 2024 with over 99% of outstanding stock in DSS. The acquisitions of SAIPL and DSS provided us with a substantial amount of storage capacity, GPUs and CPUs, a core operational team including our current chief operating officer and strategic relationships with suppliers including Lenovo and NEXTDC. Both SAIPL and DSS continue as our main operating subsidiaries in Australia.

We have acquired a fleet of GPU / CPU and storage servers and currently operate out of three third-party co-location data centers in Australia. As of December 31, 2024:

Existing Operations Online
Total GPU’s operating	432
Total CPU’s operating	195
Total Storage Capacity (PB)	Over 51

In January of 2025, we formed a 50:50 joint venture with New Era Helium, Inc., named Texas Critical Data Centers LLC (“TCDC”), to fund, develop, and construct a planned 250 Mega Watt (“MW”) sustainable data center site project behind the meter with a natural gas-fired power plant within the Permian Basin in Western Texas. See additional information about TCDC below.

We continue to conduct research and development into our systems, and we are actively testing several configurations and locations to determine the best configuration and architecture for including both GPU systems and traditional CPU based computing systems.

Our Products and Services

High Performance Computing (HPC/AI) and Cloud Services

Our HPC and AI cloud platform requires GPU, CPU and storage server hardware specific to the requirements of our customers, along with a data center environment to host that hardware under conditions suitable for its operation, including network connectivity, cooling and access to electricity at wholesale pricing. We obtain our hardware from original equipment manufacturer (“OEM”) suppliers, including servers, networking and ancillary equipment, and we install and currently operate the hardware in third-party enterprise-grade colocation data centers in Australia. We make our servers available to customers across a full suite of bare metal, virtual servers and containers, including a collection of software tools and applications. Bare metal provides direct access to hardware for the best performance while virtual servers run on top of the hardware and containers are used to package and directly deploy applications, providing customers with a range of options depending on their objectives. We manage the complex operations of this infrastructure, allowing our customers to focus on their software applications. Our cloud platform is designed to support a variety of workloads across generative AI, traditional high performance compute, machine learning, visual effects, and other use cases, by offering a range of GPU models in different configurations. We offer our cloud storage service both as part of the HPC/AI platform for customers to store their application-related data sets, as well as on a stand-alone basis for data backup and archive use cases.

Customers pay us fees for using our HPC/AI cloud platform hardware and software. The fee structure is based on the type and quantity of hardware resources allocated and whether the customer is using the platform on-demand or is reserving capacity for a time period. Each GPU and CPU is generally assigned a different hourly fee which varies over time based on demand and other factors such as variable costs. Storage is assigned a fee per amount and time unit, for example Terabyte/month or Gigabyte/hour, and based on the type of storage. Storage fees vary similar to compute fees. On-demand fees are based on actual usage by customers while fees for reserved capacity are payable for the entire reserved time period on a take-or-pay basis. Our cloud services include supporting public and private cloud compute, high-performance SSD and S3 compatible high-capacity cloud storage solutions. Currently, a large portion of our cloud storage related revenue is derived from our participation in the Filecoin blockchain, a decentralized storage network. We also offer cloud storage through our website front-end directly to customers.

Revenue is measured at the fair value of the consideration received or receivable for services, net of discounts and sales taxes. Revenue is recognized as the related services are provided to customers. We apply the five step ASC 606 model in determining the appropriate treatment of our various sources of revenue. Our principal sources of revenue and recognition of these revenues are as follows:

●	Monthly recurring revenue (MRR) from our cloud platform services is recognized as service revenue on a ratable basis over the enforceable term of each contract, which typically aligns with the stated contract duration. We fulfill our performance obligations by providing these services continuously over time. This recognition method best represents the transfer of services, as it aligns with industry standards that measure satisfaction based on the passage of time.

●	Transaction price is determined as the list price of services (net of discounts) that we deliver to our customers, taking into account the term of each individual contract, and the ability to enforce and collect the consideration.

●	Usage revenue (overage and consumption-based services) is recorded as service revenue in the month the usage is incurred/service is consumed by the customer, based on a fixed agreed upon amount per unit consumed.

●	Invoices are typically issued at the end of each month for MRR services and for usage revenue.

●	Currently, a significant portion of our data storage revenues are derived through the validation and creation of blocks on the Filecoin blockchain. A storage provider’s probability of winning block rewards is based on the amount of storage capacity committed to the network through the proof of space compared to total storage capacity committed on the network. Block rewards are delivered to the storage provider instantly following the block creation via a smart contract.

●	The block reward is valued upon receipt based on the price of Filecoin on recognized exchanges.

●	Storage revenues can also be generated in U.S. dollars by storing customer data on Storj on a price per GB per month basis or through bilateral customer contracts.

●	Storj data storage revenues represent monthly recurring revenues under a commercial node operator agreement.

We became an NVIDIA Cloud Partner (NCP) in December 2024. NCPs are part of the NVIDIA Partner Network offering hosted hardware and software in a cloud or managed services model to end-user customers leveraging NVIDIA products. Working with NVIDIA and NEXTDC Limited, one of our co-location data center providers, we have started the process of building a cluster of data center GPUs connected through InfiniBand and adhering to the NVIDIA Reference Architecture, which is expected to meet more demanding HPC/AI workloads from our customers. InfiniBand is a high throughput and low latency network communication standard for complex workload requirements. We are planning to include NVIDIA H100 or H200 GPUs, purpose-built for AI and HPC, with a library of large language models (LLMs), tools and resources available in the NVIDIA AI Enterprise (NVAIE) software and our proprietary orchestration platform. NVAIE is a cloud native software platform that streamlines development and deployment of generative AI applications. Our orchestration platform further automates the management of compute workloads and storage across our infrastructure.

As we increase our HPC/AI capacity, we expect our revenue to increase subject to customer demand for our services. Our sales and business development team is based out of Australia and the U.S. and consists of a full time head of sales based in Australia as well as a part time business development person in the U.S. We sell our capacity through our website cloud front-end, direct sales contracts and several active marketplaces for GPU capacity suppliers and customers.

Data Center Development

Our data center development business is focused on developing powered-shell data centers for leasing to enterprise customers who operate their own hardware inside the data center. Powered-shell data centers are facilities with completed exterior construction, available power and fiber connectivity, but with the interior space to be utilized by the customer. We are focused on acquiring sites that either have access to power or are suitable for the construction and operation of power generation equipment to supply electricity to the data center. Our plan is to custom develop sites for specific customers once we have acquired the land and the applicable entitlements and permits. We may also sell the electricity to other large power consumers or sell a site or development at any stage in the process.

Our first data center site development project, TCDC, is expected to be located on over 400 acres near Odessa, Texas, in the Permian Basin. TCDC purchased 235 acres on July 25, 2025, from the owner of the land, GROW Odessa, a non-profit organization dedicated to Odessa’s economic development growth, and signed a non-binding letter of intent with GROW Odessa on July 1, 2025, to acquire an additional 203 acres, obtaining a 90-day period to complete due diligence and negotiate final documents to acquire the land. The intent is for a third-party to build gas-fired power generation on-site.

Factors Affecting Profitability

The main factors affecting our profitability are (in no particular order):

●	The market pricing and demand for HPC/AI cloud platform services and data storage;

●	Changes in the cost of computer hardware required to provide our cloud platform services and data storage;

●	The cost of data center colocation services;

●	The availability/supply of GPU/CPU/storage and other associated hardware items and equipment;

●	The cost and availability of power;

●	The market pricing and demand for our data center development projects;

●	The cost of constructing the infrastructure for data center developments including power generation, data center facilities, fiber connectivity and substations, as applicable;

●	The availability/supply of the components required for the infrastructure for the data center developments including gas turbines, reciprocating engines, transformers, backup generators and fiber;

●	Blockchain reward ratios; and

●	The price of Filecoin.

While we take steps to mitigate these risks, they cannot be avoided altogether. In particular:

●	The market demand and price for HPC/AI services has not been established for a long period of time. Accordingly, there can be no reliability that future market rates for HPC/AI services will reflect the current prices being offered to us in the market.

●	Strong demand for accelerator chips and monopolistic characteristics of the market may push chip prices up over time and affect timelines for deployments.

●	Strong demand for data center capacity and low-cost power sites creates a competitive market that may increase the price of hosting our HPC/AI hardware in colocation data centers.

●	We currently have a single project as part of our data center development business that is at an early stage.

●	Blockchain reward ratios are affected by the level of participation in the network by third parties which is out of our control and the market price of cryptocurrencies can be volatile, sometimes being subject to major changes in value in short time periods.

●	Energy markets are exposed to supply and demand conditions that may result in increased power costs or supply limitations.

Research and Development

Our research and development, or R&D, program is focused on researching and exploring opportunities to develop proprietary data storage software and system architecture to accelerate storage and retrieval of data across distributed networks and management of complex compute resource demands to enable idle compute to serve multiple purposes. We procure all the necessary hardware and conduct research and development on service management, focusing on enhancing user interfaces, optimizing load management, and improving orchestration for seamless and efficient operations.

We have also commenced research into the software elements of computing and are in the initial stages of researching a range of programs to improve efficiency and accessibility of our products. We are currently only conducting research in Australia under the R&D Tax incentive scheme. We do not operate a separate division or forecast budget for R&D activities instead evaluating expenses occurred through the year on an arrears basis.

The R&D Tax Incentive in Australia is a government program that provides tax offsets to businesses investing in eligible research and development activities. Companies with an annual turnover below AUD$20 million receive a refundable tax offset of their corporate tax rate plus an 18.5% premium, while larger businesses receive a non-refundable offset based on their R&D intensity. To qualify, activities must involve systematic experimentation to generate new knowledge, adhering to scientific principles. Businesses must register their R&D activities with AusIndustry and then claim the offset through the Australian Taxation Office. The incentive is designed to support innovation, technology development, and business growth, but companies must ensure reporting and compliance to be eligible.

Intellectual Property

We rely on trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products.

As of the date of this proxy statement/prospectus, we have the following trademark:

Trademark	Country	Date of registration	Registration No.
SharonAI	United States of America	N/A – Trademark application pending, submitted August 26, 2024	N/A – application pending
SharonAI	Australia	April 3, 2025	2481068

We believe that the trademarks that we use in our business are important for building our brand image and brand recognition. Therefore, we will develop marketing strategies, including advertising and branding campaigns, accordingly.

Customers

Our prospective customers for the HPC/AI cloud platform include start-ups, small-to-medium size enterprises, and larger enterprises, including universities, research institutes, financial services companies, insurance companies and governmental authorities that are or desire to leverage AI and HPC. Our cloud platform allows these customers to pay for compute and storage capacity over time, with flexibility to pay based on consumption. It also allows the customers to outsource the requisition, deployment and operation of the hardware.

Our top 3 customers constituted 99% of our 2024 revenue and were in no particular order:

●	Filecoin Network – The Filecoin network is a decentralized storage system that allows users to rent out or purchase storage space on a distributed network of nodes. Built on blockchain technology, Filecoin incentivizes storage providers with FIL tokens for securely storing and retrieving data. Unlike traditional cloud storage, it ensures redundancy, security, and censorship resistance by distributing files across multiple independent nodes. Users can verify the integrity of stored data through cryptographic proofs, making Filecoin a trustless and efficient solution for decentralized storage.

●	Vast.ai – A GPU aggregator website which connects users needing high-performance computing power with providers offering GPU resources. These platforms aggregate GPUs from various sources, including data centers and individual owners, and offer them on-demand for AI training, rendering, and other compute-intensive tasks. Users can browse available GPUs, compare pricing and performance, and rent them for specific durations. The platform manages resource allocation, load balancing, and payments and we do not have any direct contact with the underlying customer of the aggregator.

●	Runpod.io – A GPU aggregator website which connects users needing high-performance computing power with providers offering GPU resources. These platforms aggregate GPUs from various sources, including data centers and individual owners, and offer them on-demand for AI training, rendering, and other compute-intensive tasks. Users can browse available GPUs, compare pricing and performance, and rent them for specific durations. The platform manages resource allocation, load balancing, and payments and we do not have any direct contact with the underlying customer of the aggregator.

We rely on a limited number of existing GPU aggregator customers which poses significant risks, particularly in terms of revenue stability and business scalability. A concentrated customer base means the loss of even a few key clients could severely impact cash flow and profitability. Additionally, aggregator platforms operate in a competitive and evolving market, where customers may switch providers based on pricing, performance, or service reliability. This dependency also limits negotiation power, making it harder to adjust pricing or service terms. To mitigate this risk, diversifying the customer base and expanding into new markets or industries is crucial for long-term sustainability.

Suppliers

We engage a range of suppliers for access to hardware and software required to provide our digital services. This includes the manufacturers of the compute and storage equipment and data center colocation providers. We have obtained our compute and storage equipment primarily from Lenovo. We have agreements for the provision of colocation services with Equinix in Sydney, and NEXTDC in Melbourne, who host our cloud platform equipment. As an NVIDIA Cloud Partner (NCP) we have a strategic partnership engagement with NVIDIA across multiple products, engineering and sales.

For our data center development business project, TCDC, we are currently engaging with our joint venture partner, New Era Helium Inc., to provide the site with natural gas. We are working with a group of potential suppliers and contractors around the power generation, data center facility, fiber connectivity and permitting/entitlements.

Our top 3 operational suppliers in no particular order were:

●	NextDC Limited – NextDC provide data center colocation services to the Company

●	ASE Pty Ltd and – ASE is an intermediary that provides Equinix data centre colocation services as well as network and internet services to the Company.

●	Lenovo Global Technology (Australia and New Zealand) Pty Limited – Lenovo provide hardware managed services to the Company.

Industry Overview

Cloud computing is at its core the delivery of compute and storage servers and software applications over the internet. It has gained popularity in part due to the flexibility around paying only for what customers need and outsourcing the acquisition and management of the infrastructure. Traditional cloud computing is based on CPUs but more recently, cloud GPU computing, or GPU-as-a-Service, has increased, propelled by demand for high-performance computing across a range of data-intensive and computationally complex applications. Enterprises and researchers increasingly rely on advanced GPUs to power AI, machine learning, data analytics, computer vision, scientific simulations, and other tasks that require large-scale parallel processing. This has led to growth in both the demand and supply of on-demand GPU resources. This combination of increasing workloads that demand parallel processing and evolving consumption models that make GPUs more accessible has caused industry growth, creating specialized GPU-as-a-Service and GPU cloud platforms including the competitors listed below. The AI industry also faces challenges, with concerns including bias and misuse as well as around the environmental impact of the growing data center industry.

Cloud storage is an integral part of cloud computing which increasingly deals with large data sets. One of the first modern cloud services offered was Amazon Web Services’ Simple Storage Service (S3). There are different use cases for storage, including high-performance storage optimized for rapid data access and backup storage for data that is accessed less frequently. Filecoin, which is a subset of our cloud storage services, is a decentralized storage network that leverages blockchain technology to provide secure, scalable, and cost-effective backup storage solutions. Unlike traditional cloud storage providers, Filecoin operates on a distributed network of independent storage nodes, allowing users to store and retrieve data in a trustless and censorship-resistant manner. Storage providers are incentivized with FIL tokens to offer excess storage capacity, ensuring a competitive and efficient marketplace. The network employs cryptographic proofs, such as Proof-of-Replication (PoRep) and Proof-of-Spacetime (PoSt), to verify data integrity and availability without relying on a centralized authority. By utilizing a peer-to-peer model, Filecoin enhances data redundancy, security, and fault tolerance, making it a robust solution for long-term data backup and archival storage.

Data centers are used to host the compute and storage servers, providing security, electricity, cooling and network connectivity. According to a research report by CBRE, the rise of AI compute is driving demand for power-intensive infrastructure, including a premium on energy-efficiency capabilities such as liquid cooling over air cooling. In addition, tertiary and rural markets have seen increased deal activity for powered land. The recently announced Project Stargate highlights the strategic importance of data center infrastructure and President Trump announced plans by the government and private industry to invest up to $500 billion over the next four years in the U.S. as part of the project. The demand for data center infrastructure has also created challenges around the supply chain and the procurement of critical components, including on the power generation side.

Competition

The HPC/AI cloud industry is dynamic and global. Many of the industry participants are larger operators of facilities, with access to both large energy infrastructure and supply of the appropriate compute and storage equipment required to operate cloud platforms at scale. Some of the larger operators of cloud platforms are also developers or owners of data centers besides specialized data center operators.

We will compete with them directly for the acquisition of new compute and storage equipment, access to energy infrastructure and raising capital. Digital infrastructure providers, including us, also compete with more traditional industries, for example, when obtaining the lowest cost of electricity, or access to sites with reliable sources of power. Many digital infrastructure operators are not publicly operated, and therefore data is not readily available.

Publicly reporting companies operating cloud platforms and/or data centers used by cloud platforms include:

●	Bit Digital, Inc.

●	Hive Digital Technologies Ltd.

●	IREN Limited

●	Applied Digital Corporation

●	Core Scientific Inc

●	Hut 8 Corp.

●	BitDeer Technologies Group

●	DigitalOcean Holdings, Inc.

●	Nebius Group N.V.

●	Amazon.com Inc.

●	Alphabet Inc.

●	Microsoft Corp.

●	Coreweave, Inc.

Strategy

Our strategy is to build an HPC/AI infrastructure business that operates cloud services and develops data center infrastructure. Our strategic focus includes:

Cloud Services for HPC/AI

●	Operate our cloud services in co-location data centers serving small and medium sized businesses, research, enterprises and other customers.

●	Offer a range of deployment models, including on-demand and reserved, as well as providing bare-metal, virtual machine and containers, to meet diverse workload requirements.

●	Provide high-speed networking, low-latency performance, and integration with AI and HPC workflows.

●	While our services can be accessed from other countries, we are focused on Australia because of the more limited availability, compared to the U.S., of cloud infrastructure supporting complex AI compute requirements in Australia at this time.

●	We are designing our services for demanding AI requirements, including dedicated resources for non-contending performance.

Storage for Secure and Scalable Data Solutions

●	Provide a storage service to support AI datasets, research archives, and enterprise cloud needs.

●	We offer both high-performance storage solutions as well as high-capacity backup storage.

Development and Partnerships

●	Collaborate with hardware manufacturers and develop software to optimize GPU utilization and overall computing performance.

●	Develop land and powered-shell data centers for enterprise customers. Our first project, TCDC, intends to combine a data center with on-site power generation and includes a partner who can supply natural gas, providing an innovative alternative to grid power. We may alternatively sell land with access to power sell part or all of the project.

Government Regulations and Environment

Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety and environmental laws, including those related to energy usage and energy efficiency requirements, privacy and data protection laws, AI, financial services laws, anti-bribery laws, sanctions, national security, import and export controls, anti-boycott, federal securities laws, and tax laws and regulations.

For example, governmental authorities have in the past sought to restrict data center development based on environmental considerations and have imposed moratoria on data center development, citing concerns about energy usage, requiring new data centers to meet energy efficiency requirements. We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, or other environmental requirements.

In certain foreign jurisdictions, these regulatory requirements may be more stringent than those in the United States. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance. In particular, the global AI regulatory environment continues to evolve as regulators and lawmakers have started proposing and adopting, or are currently considering, regulations and guidance specifically on the use of AI. Non-compliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions and jail time for responsible employees and managers. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, financial condition, and future prospects could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results, financial condition, and future prospects.

Our sustainability initiatives, goals, or commitments could be difficult to achieve or costly to implement. Moreover, compliance with recently adopted and potential upcoming ESG requirements, including California legislation that requires various climate-related disclosures, the European Union’s Corporate Sustainability Reporting Directive and Corporate Sustainability Due Diligence Directive, and the United Kingdom’s Streamlined Energy and Carbon Reporting framework will require the dedication of significant time and resources. In addition, we may also be required to comply with the SEC’s comprehensive climate change disclosure rules, which have been stayed pending judicial review. Additionally, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential, or current investors may elect to invest with our competitors instead. Our business may face increased scrutiny related to these activities and our related disclosures, including from the investment community, and our failure to achieve progress or manage the dynamic public sentiment and legal landscape in these areas on a timely basis, or at all, could adversely affect our reputation, business, and financial performance.

Human Capital

Our employees are critical to our success. As of June 30, 2025, we had 14 employees, board members, advisors and contractors based in Australia and the United States. We further rely on the extensive expertise of our external advisers, including legal, audit, financial and compliance consultants, who may be engaged on an hourly basis, or on a project basis.

The table below breaks down our full-time personnel by function as of June 30, 2025:

Function	Number of Employees	% of Total
Executive	4	50%
General Operations	4	50%
Total	8	100%

Legal Proceedings

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. We recognize provisions for legal proceedings in our financial statements, in accordance with accounting rules, when we are advised by independent outside counsel that (i) it is probable that an outflow of resources will be required to settle the obligation, and (ii) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition.

Facilities and Properties

We lease a shared workspace at 745 Fifth Avenue, Suite 500 New York, NY 10151. The office serves as the location for our CEO and our principal place of business. The facility is contracted on a short-term rolling commitment with ad hoc charges for the use of working areas.

We lease a shared workspace at L5 24 Campbell Street, Haymarket NSW Australia. The offices are contracted on a short-term rolling commitment and serves as the office for our Australian staff members. We currently have a designated area of approximately 16m2 with 4 desks and associated equipment, the Company currently pays AUD$4,004 per month for these services with the price re-evaluated in line with the rolling commitment every 6 months.

Our operating computer hardware and servers, including GPU’s and CPU’s, are currently co-located in three locations in Australia (two data centers located in Sydney, New South Wales, in Equinix Inc’s SY3 and SY5 facility and the third is located in Melbourne, Victoria in NextDC Limited’s M3 facility). The space and cost at the colocation facilities are based on the physical rack space required at any point in time and the power usage capacity required for our infrastructure.

Corporate Information

We were incorporated in the state of Delaware on February 15, 2024, and now includes the businesses of DSS, which is 99% owned and AAM which is 100% owned, which date back to 2021.

Our head office is located at 745 Fifth Avenue, Suite 500 New York, NY 10151. Our contact email is info@sharonai.com, and our website is www.sharonai.com. The information contained on our website is not included in, nor incorporated by reference into, this proxy statement/prospectus.

Distributed Storage Solutions Limited (DSS) Transaction

On or around June 3, 2024, we sent offer letters to certain shareholders of DSS offering to purchase their ordinary shares of DSS in exchange for shares of SharonAI common stock, at a ratio of 0.16 shares of SharonAI common stock for each ordinary share of DSS (the “Offer”). In connection with the Offer, our board of directors authorized and approved the purchase of up to 2,423,375 ordinary shares of DSS and the issuance of up to 500,000 shares of SharonAI common stock in connection with this Offer. Our board of directors also authorized and approved the issuance of up to an additional 110,174 shares of SharonAI common stock to holders of Simple Agreements for Future Equity with DSS (“SAFE”s) upon the conversion and termination of such SAFEs into shares of SharonAI common stock at a ratio of one (1) share of SharonAI common stock per $50 of Purchase Amount of the SAFE, and also the issuance of warrants to purchase of up to an additional 8,195 shares of SharonAI common stock to holders of Warrant Deeds to purchase DSS shares at a ratio of one (1) share of SharonAI common stock per zero point one six one (0.161) DSS share. As of December 31, 2024, we have purchased ordinary shares of DSS representing 99% of the issued capital of DSS. DSS has one (1) shareholder who did not accept the offer and owns approximately 1% of DSS.

DSS is an Australian company that operates HPC/AI and distributed storage operations. DSS operates a high-capacity distributed storage business with 51 petabytes (PB) of active storage largely on the Filecoin network, providing scalable, secure, and decentralized data storage solutions. In addition to storage operations, DSS had a small GPU bare-metal service business. DSS was established in 2021 and has been growing its storage operations and capacity whilst researching ways to improve the distributed storage environment.

Alternative Asset Management Pty Ltd/SharonAI Pty Ltd (SAIPL) and Digital Income Fund Pty Ltd (DIF) Transaction

On or around April of 2024, we acquired all of the outstanding shares of SAIPL from the owners thereof in consideration for issuing an aggregate of 210,000 shares of SharonAI common stock. In connection with the acquisition of SAIPL, we and SAIPL entered into a Business Sale Agreement pursuant to which SAIPL acquired certain assets of DIF, and we issued DIF 55,000 shares of SharonAI common stock in consideration for such assets.

SAIPL is an Australian company that held a Tier 3 designed Modular Data Centre equipment and Filecoin network distributed storage business utilizing the acquired equipment from DIF. Formed in 202, the business was non-operational until 2024 when it acquired the aforementioned assets.

2024 Private Offerings

In 2024, we conducted 3 private offerings of our common stock in order to raise capital. In June, 2024, we sold 74,906 shares of our common stock in an offering that raised $2,921,334. In August, 2024, we sold 69,192 shares of our common stock in an offering that raised $2,584,387. In the period between October and December, 2024, we sold 82,696 shares of our common stock in an offering that raised $5,116,998. The Company engaged DigitalAI Holding Pty Ltd (DigitalAI) in Australia to facilitate the raises. DigitalAI is an authorized representative of an Australian Financial Services License holder, and was paid $568,223 across the 3 raises.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHARONAI INC

The following discussion and analysis provides information which SharonAI’s management believes is relevant to an assessment and understanding of SharonAI’s results of operations and financial condition. This discussion and analysis should be read together with SharonAI’s audited financial statements as of and for the years ended December 31, 2024 and 2023 and the related notes included elsewhere in this registration statement. This discussion and analysis should also be read together with the unaudited pro forma combined financial information as of and for the year ended December 31, 2024 in the section titled “Unaudited Pro Forma Combined Financial Information”. This discussion and analysis may contain forward-looking statements based upon current expectations that are subject to known and unknown risks, uncertainties and assumptions. SharonAI’s actual results may differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” or in other parts of this registration statement. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SharonAI” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of SharonAI.

Basis of Presentation

SharonAI is a corporation formed in Delaware on February 15, 2024, with the intent to act as a holding company to acquire various assets focused on or in the High Performance Computing (“HPC”) industry and the Artificial Intelligence (“AI”) field of technology. HPC is a computing technology that uses clusters of processors or processor cores working in parallel to solve advanced computational problems across a wide range of scientific, engineering, finance, business and other fields. We are specifically focused on infrastructure and technology associated with the development and delivery of these HPC/AI services to users and applications which require both large amounts of Graphic Processing Units (“GPU”) and Central Processing Units (“CPU”), combined with data storage. CPUs are general purpose processors while GPUs are optimized for parallel processing and were originally used for computer graphics. Data storage is used to store the large data sets common in HPC/AI and to back up information. Our two main business lines are an AI/HPC cloud platform, which is based in Australia, and the development of power and data center assets, which is based in the U.S.

In March of 2024, we formed two new wholly owned subsidiaries in Delaware, SharonAI Operations LLC, which we intend to use for U.S. based operational activities as our operations expand to the U.S., and SharonAI Hosting LLC, which we intend to use to hold assets that are acquired in the future and based in the U.S.

In April of 2024, we acquired 100% of the issued capital of Alternative Asset Management Pty Ltd ACN 645 215 194, an Australian company that we renamed SharonAI Pty Ltd (“SAIPL”) and which has a business operating distributed data storage a type of cloud storage that utilizes Web 3 technology to provide decentralized networks of independent nodes to securely store and retrieve data, ensuring redundancy, fault tolerance, and resistance to censorship while incentivizing storage providers with blockchain-based rewards. This acquisition was part of a transaction in which SAIPL also obtained certain assets from Digital Income Fund Pty Ltd ACN 643 155 328 as trustee for the Digital Income Fund ABN 12 771 427 247 (“DIF”), an Australian company which it acquired storage servers and ancillary equipment for the operation of the distributed storage operations. In addition to these assets AAM had acquired a Tier 3 designed modular data center.

In June of 2024, we acquired over 90% of the issued capital of Distributed Storage Solutions Limited ACN 646 979 222 (“DSS”) via direct agreement with individual shareholders, an Australian company that operates distributed data storage and HPC/AI equipment. In the period from June 2024 to December 2024, we continued with further acquisitions of the issued capital ending 2024 with over 99% of outstanding stock in DSS. The acquisitions of SAIPL and DSS provided us with a substantial amount of storage capacity, GPUs and CPUs, a core operational team including our current chief operating officer and strategic relationships with suppliers including Lenovo and NEXTDC. Both SAIPL and DSS continue as our main operating subsidiaries in Australia.

In January of 2025, we formed a 50:50 joint venture with New Era Helium, Inc., named Texas Critical Data Centers LLC (“TCDC”), to fund, develop, and construct a planned 250MW sustainable data center site project behind the meter with a natural gas-fired power plant within the Permian Basin in Western Texas.

On January 30, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Roth CH Acquisition Co. (“Roth”) and subsequently on May 14 2025, filed an S4 registration statement in participation with Roth with the Securities and Exchange Commission (“SEC”).

On June 9, 2025, the Company made a strategic decision to cease its participation in the operations associated with the Filecoin ecosystem in order to focus its resources and efforts on the continued growth of its high-performance GPU-as-a-Service (GPUaaS) business. This decision aligns with the Company’s long-term strategy to concentrate on providing scalable, on-demand computing infrastructure for artificial intelligence, research, and other data-intensive applications.

As of June 30, 2025, all activities related to the Company’s prior Filecoin-related operations had been fully wound down. This transition reflects a broader shift toward infrastructure services with more predictable and scalable revenue opportunities and supports the Company’s goal of building a focused, capital-efficient technology services platform.

Key Factors Affecting Operating Results

The Company’s operating results for the quarter were primarily influenced by continued strategic activity following corporate transactions completed in 2024. A significant portion of the quarter was dedicated to advancing the planned merger, both from a corporate governance and regulatory standpoint, and through operational integration efforts. Concurrently, the Company invested heavily in the development and deployment of new proprietary operating software and cloud computing platforms. While these initiatives did not materially improve financial performance in Q1, they represent foundational work aimed at enabling future scalability, improved product offerings, and enhanced customer engagement. These investments are expected to support the acquisition of higher quality customers, deliver operational efficiencies, and position the business for long-term revenue growth and profitability. The Company views these developments as critical to its forward strategy, despite their limited impact on short-term results.

The first six months of 2025 showed a loss of $4,028 thousand.

Industry Trends

During the period, the Company has strategically continued to shift its focus from providing storage services to developing and delivering GPU Cloud services, aligning with the growing demand for high-performance computing (HPC) and AI-driven workloads. This transition reflects a response to changing market dynamics and the increasing need for scalable, on-demand GPU infrastructure to support machine learning, AI training, and other compute-intensive applications.

The market for GPU Cloud services has shown strong theoretical demand, with significant interest from AI developers, research institutions, and enterprises seeking cost-effective, scalable compute resources. The Company anticipates that once its GPU deployments are fully operational and its orchestration layers are in place to facilitate seamless customer interaction and resource management, it will be well-positioned to capture an increase in revenue from this expanding industry.

However, the Company operates in a highly dynamic and competitive landscape, with several key challenges that could impact its ability to scale efficiently. Access to essential GPU hardware remains constrained, with supply chain limitations, geopolitical restrictions, and high demand from hyperscalers and AI-focused enterprises driving longer lead times and increased acquisition costs. The evolving nature of AI and high-performance computing technologies also presents a risk of obsolescence, requiring continuous adaptation and investment in next-generation infrastructure.

Additionally, rising operational costs, particularly for power, colocation services, and network infrastructure, are increasing the cost base for GPU Cloud services. These inputs are critical to the Company’s ability to deliver competitive pricing and maintain sustainable margins in a market where efficiency and performance optimization are key differentiators.

The Company is actively working to optimize its deployment strategies, secure long-term supplier agreements, and refine its orchestration technology to enhance scalability, utilization, and cost efficiency. As the GPU Cloud platform reaches full-scale deployment, the Company expects to capitalize on the strong demand for AI and HPC compute resources while mitigating the impact of rising costs and supply chain constraints.

Critical Accounting Polices and Estimates

SharonAI believes that the following critical policies affect it’s more significant judgments and estimates used in preparation of the Company’s consolidated financial statements.

Goodwill

Goodwill represents the excess of purchase price of acquisitions over the acquisition date fair value of the net assets of businesses acquired. Goodwill is not amortized and is tested at least annually for impairment. We perform our annual analysis during the beginning of the fourth quarter of each fiscal year and in any other period in which indicators of impairment warrant additional analysis. Goodwill is evaluated for impairment by comparing our estimate of the fair value of the reporting unit, or operating segment, with the reporting unit’s carrying value, including goodwill. Given the Company’s reporting and operating structure as a single operating segment — the provision of high-performance computing services — and the integration of the acquired entity into group-wide operations, goodwill is tested at the reporting unit level, defined as the consolidated Group.

During 2024 management first assessed goodwill for impairment by evaluating qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount including goodwill. Management evaluated macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and various entity specific events to determine that an impairment indicator was not present and an additional quantitative impairment test was not required. The use of alternate judgments and/or assumptions could result in a different conclusion which would require a quantitative impairment test and the recognition of different levels of impairment charges in the consolidated financial statements.

We did not record a goodwill impairment charge for the year ended December 31, 2024. In addition, we are implementing strategic plans as discussed in Recent Business Developments to help prevent impairment charges in the future.

As of June 30, 2025, the Company performed an interim impairment test for goodwill in accordance with ASC 350-20, due to a triggering event. In June 2025, the Board approved the closure of the Company’s distributed storage operations, which were part of a business acquired in June 2024. The shutdown represented a significant change in strategic direction and constituted a triggering event requiring impairment testing.

Goodwill arising from the acquisition amounted to $18.0 million and is allocated to the Group’s sole reporting unit, which is also the Group’s single operating segment- provision of high-performance computing services. The acquired operations were fully integrated into the Group and do not represent a standalone reporting unit.

A quantitative impairment test was performed using a discounted cash flow (DCF) model, with the following key assumptions:

●	Projection period: FY2025 to FY2028

●	Discount rate (WACC): 19.8%

●	Terminal growth rate: 2%

●	Tax rate: 23%

The fair value of the reporting unit was estimated at $28 million, compared to the carrying amount of $26.3 million, resulting in headroom of $1.7 million. Accordingly, no goodwill impairment was recognized.

A sensitivity analysis was also conducted to assess the impact of adverse changes in key assumptions. Under scenarios with higher discount rates or lower terminal growth, the fair value declined significantly, with certain cases indicating potential impairment. For example, increasing the discount rate to 21% and reducing the terminal growth rate to 1.5% resulted in a fair value below the carrying amount.

While no impairment is currently required, the narrow headroom indicates that goodwill may be susceptible to future impairment should there be any unfavorable changes in market conditions, adverse changes in key valuation assumptions, or business performance. Although we do not anticipate a future impairment charge, certain events could occur that might adversely affect the reported value of goodwill. Such events could include, but are not limited to, economic or competitive conditions, a significant change in technology, the economic condition of the industries we serve, and failure to successfully implement our strategic plan. If our judgments and assumptions change as a result of the occurrence of any of these events or other events that we do not currently anticipate, our expectations as to future results and our estimate of the implied fair value also may change. Management will continue to monitor relevant indicators and reassess as necessary.

Results of Operations

Comparison for the six months ended June 30, 2025 and 2024:

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this registration statement. The following table sets forth our results of operations for the period shown:

	For the Six Months Ended June 30,
	2025	2024
Revenue	$702,077	$12,800
Cost of Revenue	711,648	7,400
Gross profit	(9,571)	5,400
Share based compensation	956,968	-
Selling, general and administrative expenses	2,090,523	259,217
Other expenses	1,676,132	5,676
Other income	(961,713)	-
Loss from operations	(3,771,481)	(259,493)
Non-operating income (expense):
Change in fair value of digital assets	(391,090)	8,586
Interest expense, net	(55,912)	1,473
Loss before income taxes	(4,218,483)	(249,434)
Income tax benefit (expense)	190,161	-
Net Loss	$(4,028,322)	$(249,434)
Net loss attributable to non-controlling interest	(19,336)	-
Net Loss Attributable to SharonAI Inc.	$(4,008,986)	$(249,434)
Net Loss per share, basic and diluted	$(3.76)	$(0.28)
Weighted average number of shares outstanding	1,067,213	902,457

Revenue

H1 2025: $702 thousand| H1 2024: $13 thousand

Total revenue for the six months ended June 30, 2025 and 2024, was $702 thousand and $13 thousand, respectively. The Company’s operating performance during the first half of 2025 was primarily driven by revenues from two principal business segments: (1) digital asset mining and decentralized storage services provided to the Filecoin Network, and (2) GPU cloud computing services. Revenue from Filecoin-related activities reflected continued participation in the network through storage provisioning and block reward mechanisms, supported by the Company’s maintained and optimized infrastructure prior to the cessation of operations in the second quarter. Meanwhile, the GPU cloud services segment contributed meaningfully to revenue, supported by the expanded deployment of compute resources and increasing customer demand across artificial intelligence (AI) and high-performance computing workloads.

Cost of Revenue

H1 2025: $712 thousand | H1 2024: $7 thousand

Cost of revenue for the six months ended June 30, 2025 and 2024, was $712 thousand and $7 thousand, respectively. The significant increase was primarily attributable to expenses incurred in delivering Filecoin storage services and GPU cloud computing operations. Following the cessation of Filecoin activities in the second quarter of 2025, prepaid network fees related to Filecoin (FIL) were fully amortized.

Share-Based Compensation

H1 2025: $957 thousand | H1 2024: $0

For the six months ended June 30, 2025, the Company recognized stock-based compensation expense totaling $957 thousand, comprising $468 thousand in the first quarter and $489 thousand in the second quarter. These expenses relate to awards issued to employees, executives, and advisors as part of the Company’s recruitment and retention efforts. As a newly formed entity, the Company employs share-based compensation to attract key talent and align leadership incentives with long-term growth objectives.

Selling, General, and Administrative Expenses (SG&A)

H1 2025: $2,090 thousand | H1 2024: $259 thousand

For the six months ended June 30, 2025 and 2024, the Company recognized SG&A expenses totaling $2,090 thousand and $259 thousand, respectively. The significant increase reflects foundational investments necessary to establish and scale the Company’s business operations. A substantial portion of these expenses related to the build-out of corporate infrastructure, including employee salaries, office setup, and administrative systems. The Company also incurred material costs in connection with product development efforts to support the deployment of its new cloud computing and software platforms. In addition, transaction-related expenses were recognized in relation to the Company’s planned corporate merger, including legal and consulting fees, audit services, and other professional costs supporting regulatory compliance and strategic execution. The company also recognized bad debt expense from the sale of fixed asset in the first quarter.

Other Expenses

H1 2025: $1,676 thousand | H1 2024: $6 thousand

This category includes depreciation and amortization expenses recognized during the period related to both new and existing property, plant, and equipment, as well as intangible assets acquired through recent business combinations. These non-cash charges reflect the systematic allocation of the cost of long-lived assets over their estimated useful lives and are primarily associated with infrastructure used in the Company’s Filecoin and GPU cloud service operations. In addition, this category captures the impact of material unrealized gains and losses arising from the remeasurement of cross-currency balances under applicable foreign exchange accounting standards. These foreign currency translation adjustments, while non-operational in nature, can introduce volatility into reported results depending on exchange rate movements during the period. Together, these items contribute to the reported net loss but do not impact cash flows from operations and are expected to fluctuate based on the Company’s investment activity and foreign currency exposure.

Change in Fair Value of Digital Assets

H1 2025: $391 thousand | H1 2024: $8.6 thousand

The decrease in the fair value of digital assets during the period primarily reflects a decline in the market price of cryptocurrency held in connection with the Company’s Filecoin-related activities. In accordance with ASU 2023-08, digital assets that meet the scope criteria are measured at fair value, with changes in fair value recognized in net income in the period in which they occur. As such, decreases in market value are reflected as losses in current period earnings, while subsequent increases in fair value are similarly recognized in earnings when they occur. While fair value volatility does not affect the Company’s core operating performance, it directly impacts reported net income for the period and may influence short-term financial flexibility depending on market conditions. The Company continues to monitor its digital asset exposures and related risks as part of its broader treasury and risk management strategy.

Other Income

H1 2025: $962 thousand | H1 2024: $0

Other income for the six months ended June 30, 2025, primarily includes gains from the sale of two fixed assets. These transactions reflect the Company’s ongoing efforts to optimize its asset base and reallocate resources toward higher-value strategic initiatives.

The first asset sale occurred during the first quarter and involved equipment that was no longer essential to the Company’s operations or future direction. The assets were sold at amounts exceeding their carrying values, resulting in a gain recognized in the period.

On June 20, 2025, the Company repossessed the Modular Data Centre (MDC) following the buyer default on the previously recognized sale transaction. In accordance with ASC 360, the MDC was re-recognized as an asset held for sale and measured at its fair value less costs to sell (FVLCTS). As of June 30, 2025, management determined the FVLCTS of the modular data centre to be $1,109 thousand (AUD$1,700 thousand), based on a cost approach adjusted for obsolescence, market corroboration from non-binding offers, and consideration of the asset’s specialized nature and limited liquidity. In the absence of a completed sale or definitive market valuation prior to year-end, management will perform an updated valuation analysis as of December 31, 2025 to reassess the asset’s carrying value.

The second asset sale was completed on June 30, 2025, and involved the disposal of storage server assets. These assets were previously classified as property, plant, and equipment and were fully depreciated and no longer in active operational use at the time of sale. As such, the entire sale proceeds were recognized as a gain in the Company’s results for the quarter ended June 30, 2025.

These gains are not reflective of the Company’s core business operations or recurring revenue streams and are not presented as discontinued operations under ASC 205-20, as the disposals do not represent a strategic shift in the Company’s activities.

Interest Income, Net

H1 2025: $56 thousand | H1 2024: $1 thousand

Net interest expense for the period primarily relates to interest incurred on lease liabilities recognized under right-of-use (ROU) asset arrangements, in accordance with ASC 842. These expenses reflect the financing component of long-term lease agreements associated with the Company’s operational infrastructure. The overall interest burden was slightly offset by interest income earned on term deposits held as part of the Company’s short-term obligations associated with managed service agreements. While not material to overall results, the net interest expense reflects the Company’s current capital structure and leasing obligations.

Income Tax Benefit (Expense)

H1 2025: $190 thousand| H1 2024: $0

For the six months ended June 30, 2025, the Company recorded an income tax benefit of $190 thousand, primarily attributable to operating losses incurred during the period. These losses are consistent with the Company’s early-stage growth trajectory and reflect continued investment in product development, infrastructure buildout, and strategic corporate initiatives

Comparison for the years ended December 31, 2024 and 2023

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this registration statement. The following table sets forth our results of operations for the period shown:

Statement of Operations

	2024 ($)	2023 ($)	Movement ($)	Movement (%)
Revenue	438,292	-	438,292	-
Cost of revenue	(719,993)	-	(719,993)	-
Gross loss	(281,701)	-	(281,701)	-
Share based compensation	(253,728)	-	(253,728)	-
Selling, general, and administrative expenses	(2,368,745)	-	(2,368,745)	-
Other expenses	(2,047,133)	-	(2,047,133)	-
Loss from operations	(4,951,307)	-	(4,951,307)	-
Change in fair value of digital assets	157,923	-	157,923	-
Other income	921,322	-	921,322	-
Interest income, net	(19,028)	-	(19,028)	-
Loss before income taxes	(3,891,090)	-	(3,891,090)	-
Income tax expense	(32,908)	-	(32,908)	-
Net loss	(3,923,998)	-	(3,923,998)	-

Revenue

2024: $438,292 | 2023: $0

We derive the majority of our revenue from the provision of digital data storage and GPU services to our customer via direct interaction and or via GPU online marketplaces, Clients utilize our services to store online data in a Web 3 environment via the Filecoin Network architecture and utilize our fleet of GPU’s to run HPC needs such as model training, research projects and inference needs. The Group recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers which recognises the revenue when we have supplied the relevant services. The revenue generated in 2024 signifies the commencement of business operations. The company started monetizing its acquisitions and integrating acquired subsidiaries into its revenue-generating framework. However, the revenue remains relatively low, due to operations still being in the early stages, with limited contribution from newly acquired assets during the period. Future growth is expected as these businesses become fully operational.

Cost of Revenue

2024: $719,993 | 2023: $0

The cost of revenues reflects the direct costs associated with the operations of the business. The major items categorized as cost or revenues are data centre expenses, Filecoin licensing fees, equipment cost provided on a managed service arrangement and costs from intermediaries in the sale of services. The high cost of revenue relative to the revenue figure is a consequence of the company being in the process of optimizing its cost. This is to be attributed to initial inefficiencies and integration costs from acquisitions, and expenses incurred to establish operational capacity. As synergies between acquired businesses develop, the cost of revenue is expected to stabilize and align with revenue growth.

Gross Loss

2024: $281,701 | 2023: $0

A negative gross profit is due to the company’s early-stage business operations that are not yet covering direct costs. This was particularly due to multiple acquisitions in the period and growth phase of asset expansions. The expectation is that as the business matures and efficiencies improve, gross margins will turn positive.

Share-Based Compensation

2024: $253,728 | 2023: $0

This figure represents stock-based compensation expenses issued to employees, executives, or advisors as part of recruitment and retention. Given the company’s new formation, share-based compensation is a tool to attract key talent and align leadership with long-term growth objectives. The value of share based payments represents the amount of share based payments that has reached the performance criteria of the issuances (if any) pro rata expensed over the time based vesting term. In 2024 SharonAI issued a total of 52,677 RSU’s and 4,616 Options to employees and contractors. These have a range of performance metrics for attainments followed by an additional 12 months vesting from attainment. The share-based expense for the period is a reflection of the pro rata expense incurred by the company for awards that have met the performance attainment metric and are in the time based vesting stage of the award. Additionally this figure include warrants issued during the period based on the fair value of the warrants at the time of issuance as determined using the Black Scholes model.

Selling, General, and Administrative Expenses (SG&A)

2024: $2,368,745 | 2023: $0

The significant SG&A expenses reflect costs associated with setting up business operations, integrating acquired subsidiaries, and establishing corporate functions. These expenses include salaries, office costs, legal fees, consulting fees, audit fees and acquisition-related administrative costs. While high in the initial phase, these expenditures are expected to normalize as the business transitions to operational regularity.

Other Expenses

2024: $2,047,133 | 2023: $0

This category includes depreciation and amortisation expenses in the period from new and existing plant, property and equipment, acquisition related assets and material unrealised gains/loss from cross currency accounting.

Loss from Operations

2024: $4,951,307 | 2023: $0

An operating loss was due to having undertaken multiple acquisitions and the business being in a growth preparation phase. The losses indicate that while the company has started generating revenue, operational expenses and integration costs far exceed current income. Over time, operational efficiency improvements and revenue growth will be key to reducing this loss.

Change in Fair Value of Digital Assets

2024: $157,923 | 2023: $0

The positive change in fair value of digital assets is due to the company holding cryptocurrency associated with its Filecoin data storage operations which appreciated during the period. This is a non-operational gain and does not impact the core business but contributes to financial flexibility.

Other Income

2024: $921,322 | 2023: $0

Other income includes non-operational revenues such as government research and development incentives, one-time gains, and gifts of equipment. This figure offsets a portion of the losses from operations, providing temporary financial relief.

Interest Income, Net

2024: $19,028 | 2023: $0

The small amount of interest income is due to the company holding cash reserves or short-term investments generating limited returns. This reflects prudent cash management but is not a significant contributor to overall performance. This is then offset by the interest expense associated with the Right of use assets accounting.

Income Tax Expense

2024: $32,908 | 2023: $0

Given the operating losses, no income tax expense has been incurred, however other state and local taxes cause the associated expense. Loss carry forwards may be utilized in the future to offset taxable income once the company reaches profitability.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditure.

The Company currently operates without any external debt on its balance sheet, providing a degree of financial flexibility and eliminating the need for interest servicing during this early stage of growth. This structure allows available capital to be directed toward operational expansion, product development, and ongoing corporate initiatives. While the absence of debt reduces near-term financial obligations, the Company continues to evaluate its capital structure and may consider future financing options as strategic needs evolve. Maintaining a debt-free position at this time supports stability while preserving the ability to access external capital in the future, if required.

At the end of the period, the Company held a cash balance of $2,406 thousand, which is expected to support ongoing operations and near-term growth initiatives. This reserve provides flexibility to meet working capital requirements and selectively pursue opportunities aligned with the Company’s strategic goals. While the current liquidity position appears adequate for the Company’s immediate needs, management remains mindful of funding requirements and continues to monitor available resources closely. The Company has previously been successful in raising capital and, if needed, believes it would be able to access additional funding to support future initiatives and maintain operational continuity.

Cash flow analysis for the six months ended June 30, 2025 and 2024

The following table provides a summary of the cash flow statement for the years ended June 30, 2025 and 2024:

	For the Six Months Ended June 30,
	2025	2024
Net cash provided by (used in) operating activities	$(1,708,451)	$(1,604,431)
Net cash provided by (used in) investing activities	$55,708	$(334,531)
Net cash provided by (used in) financing activities	$(284,491)	$5,060,999

Operating activities

Net cash used in operating activities totaled $1,708 thousand for the six months ended June 30, 2025. Operating cash flows during the period were primarily influenced by the continuation of the Company’s Filecoin storage operations and the initial revenue contributions from its emerging GPU cloud services business. The Filecoin operations continued to generate inflows through established storage capacity and service delivery, while early-stage revenues from the GPU cloud platform began to positively impact cash flows as infrastructure deployment advanced and customer adoption increased. However, these inflows were significantly offset by operating expenditures, including product development investments, increased equipment-related costs to support infrastructure expansion, and professional fees related to strategic corporate activities, such as the Company’s planned merger. These expenditures reflect the Company’s ongoing efforts to build scalable platforms and execute its long-term strategy. As the GPU cloud business continues to expand, the Company anticipates increased contributions to operating cash flows, supporting improved financial performance and long-term sustainability.

Investing activities

Net cash used in investing activities was $56 thousand for the six months ended June 30, 2025. Positive cash inflows during the period primarily reflect proceeds from the sale of digital assets, which partially offset capital outlays.

For the six months ended June 30, 2024, net cash used in investing activities totaled $334 thousand, primarily reflecting cash outflows for the acquisition of equipment to support the Company’s infrastructure and operational growth.

The year-over-year change reflects a shift from capital investment toward asset optimization and liquidity management during the current period.

Financing activities

Net cash used in financing activities was $284 thousand for the six months ended June 30, 2025, primarily related to payments of lease liabilities under existing lease agreements.

In contrast, net cash provided by financing activities totaled $5,061 thousand for the six months ended June 30, 2024. The positive cash flows in the prior period were primarily attributable to proceeds from a capital raise completed in June 2024.

The change reflects a transition from financing inflows to outflows as the Company shifts its focus from capital formation to the execution of operational and strategic initiatives.

US Taxes

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The legislation permanently extends certain expiring provisions of the Tax Cuts and Jobs Act, introduces changes to the international tax framework, and reinstates favorable tax treatment for select business-related provisions. The OBBBA includes multiple effective dates, with some measures applicable beginning in 2025 and others taking effect in subsequent periods. We are currently evaluating the potential impact of the OBBBA on our consolidated financial statements.

Cash flow analysis for the years ended December 31, 2024 and 2023

The following table provides a summary of the cash flow statement for the years ended December 31, 2024 and 2023:

	2024 ($)	2023 ($)
Net cash flows used in operating activities	(2,205,993)	-
Net cash flows used in investing activities	(3,036,503)	-
Net cash flows from financing activities	10,023,764	204
Net cash inflow	4,424,601	204

Operating activities

Net cash flows used in operating activities was $2.2 million for the year ended December 31, 2024. This was primarily due to operational activities including loss from operations, change in fair values of digital assets, unrealized currency movements, depreciation and amortization and share-based payments.

Investing activities

Net cash flows used in investing activities was $3.0 million for the year ended December 31, 2024. This was primarily due to acquisitions of additional equipment for operations during the period.

Financing activities

Net cash flows from financing activities was $10.0 million for the year ended December 31, 2024, an increase of $10.0 million compared to the year ended December 2023. This was primarily due to formation capital, 3 capital raises in the period and a conversion of debt to equity with related parties.

Future cash requirements

The company is in a position of stable cash balance to continue its intrinsic operations and expansion of products, however, has committed to acquire via 5-year lease further compute related equipment in 2025. The Company also expects to raise further funds to acquire additional equipment and participation in joint venture requirements for further increase in business expansion.

Research and development, patents, and licenses

Our research and development, or R&D, program is focused on researching and exploring opportunities to develop proprietary data storage software and system architecture to accelerate storage and retrieval of data across distributed networks and management of complex compute resource demands to enable idle compute to serve multiple purposes. We procure all the necessary hardware and conduct research and development on service management, focusing on enhancing user interfaces, optimizing load management, and improving orchestration for seamless and efficient operations.

We have also commenced research into the software elements of computing and are in the initial stages of researching a range of programs to improve efficiency and accessibility of our products. We are currently only conducting research in Australia under the R&D Tax incentive scheme. We do not operate a separate division or forecast budget for R&D activities instead evaluating expenses occurred through the year on an arrears basis.

The R&D Tax Incentive in Australia is a government program that provides tax offsets to businesses investing in eligible research and development activities. Companies with an annual turnover below AUD$20 million receive a refundable tax offset of their corporate tax rate plus an 18.5% premium, while larger businesses receive a non-refundable offset based on their R&D intensity. To qualify, activities must involve systematic experimentation to generate new knowledge, adhering to scientific principles. Businesses must register their R&D activities with AusIndustry and then claim the offset through the Australian Taxation Office. The incentive is designed to support innovation, technology development, and business growth, but companies must ensure reporting and compliance to be eligible.

Off-Balance Sheet Arrangements

As of the reporting date, SharonAI has entered into certain contractual obligations that are not recognized on the balance sheet but may have a material effect on the Company’s financial condition, results of operations, or liquidity. These off-balance sheet arrangements primarily consist of data center colocation facility commitments and managed service agreements.

Colocation Facility Commitments

The Company has entered into colocation agreements for data center facilities under non-cancellable operating lease arrangements. These agreements are generally structured with five-year terms, with costs that fluctuate based on the quantity of deployed equipment and power usage. The Company’s future obligations under these agreements are contingent upon business expansion, changes in IT infrastructure needs, and energy consumption levels.

Although these commitments do not appear as liabilities on the balance sheet under applicable accounting standards, they represent a significant financial obligation that impacts future cash flows. If the Company’s colocation needs increase or energy prices rise, the total financial exposure under these agreements could materially increase. Conversely, the Company’s ability to reduce these commitments may be limited due to contract terms and renewal obligations.

Managed Service Agreements

The Company has multiple agreements for managed service equipment and associated services with third-party vendors. These agreements involve commitments totaling approximately $34,000 per month, with remaining contract durations ranging from 2 to 5 years. The Company’s obligations under these contracts include ongoing infrastructure support, equipment maintenance, and service-level agreements (SLAs) that are essential for business continuity.

Although these obligations do not meet the criteria for balance sheet recognition, they represent recurring financial commitments that impact operating expenses and liquidity. If the Company seeks to renegotiate, terminate, or scale these agreements, penalties or additional costs may be incurred.

Potential Effects on Liquidity and Financial Condition

The Company continuously evaluates its off-balance sheet arrangements to assess their impact on liquidity, financial position, and operational flexibility. Factors that could materially affect these commitments include:

●	Changes in power costs: Volatility in energy pricing could increase the total cost of colocation facility commitments.

●	Scalability of IT infrastructure: Higher-than-expected deployment of new equipment may lead to increased costs under colocation agreements.

●	Service provider risks: Changes in vendor pricing, contract renewals, or service disruptions could impact the cost-effectiveness of managed service agreements.

At this time, the Company does not believe that these off-balance sheet arrangements create material risks beyond those disclosed in its financial statements and risk factors. However, the Company will continue to monitor and manage these obligations in alignment with its operational and financial strategies.

SharonAI’s significant accounting policies are described in more detail in Note 2 to its financial statements included elsewhere in this registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DSS

The following discussion and analysis provides information which DSS’s management believes is relevant to an assessment and understanding of DSS’s consolidated results of operations and financial condition. This discussion and analysis should be read together with DSS’s audited consolidated financial statements as of and for the year ended December 31, 2023 and audited consolidated financial statements as of and for the six-month period ended June 30, 2024, and the related notes included elsewhere in this registration statement. This discussion and analysis should also be read together with the unaudited pro forma combined financial information as of and for the year ended December 31, 2024 in the section titled “Unaudited Pro Forma Combined Financial Information.” This discussion and analysis may contain forward-looking statements based upon current expectations that are subject to known and unknown risks, uncertainties and assumptions. DSS’s actual results may differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” or in other parts of this registration statement. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DSS” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of DSS.

Company Overview

DSS is an Australian company that operates HPC/AI and distributed storage operations. DSS operates a high-capacity distributed storage business with 51 petabytes (PB) of active storage largely on the Filecoin network, providing scalable, secure, and decentralized data storage solutions. In addition to storage operations, DSS has a small GPU bare-metal service business. DSS was established in 2021 and has been growing its storage operations and capacity whilst researching ways to improve the distributed storage environment.

Results of Operations

For the year ended December 31, 2023

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this registration statement. The following table sets forth our results of operations for the period shown:

Consolidated Statement of Operations

For the Year Ended December 31, 2023 (in $ unless otherwise indicated)
Revenue	1,291,446
Cost of revenue	(471,040)
Gross profit	820,406
Selling, general, and administrative expenses	(1,890,797)
Depreciation Expense	(651,957)
Loss from operations	(1,722,348)
Impairment loss on digital assets	(150,299)
Other income	1,267,470
Interest expense, net	(202,794)
Loss before income taxes	(807,971)
Income tax expense	(109,507)
Net loss	(917,478)

Revenue

Revenue was $1.3 million for the year ended December 31, 2023. This was primarily due to operating revenue from providing storage capacity to the Filecoin Network.

Cost of revenue

Cost of revenue was $0.5 million for the year ended December 31, 2023. This was primarily due to costs associated with data center colocation for the company compute equipment and fees associated with operating on the Filecoin Network.

Selling, general, and administrative expenses

Selling, general, and administrative expenses was $1.9 million for the year ended December 31, 2023. This was primarily due to managed services on compute equipment, wages, Filecoin license fees and consulting charges for financial preparation and audit in multiple forms (IFRS and GAAP).

Depreciation Expense

Depreciation expense was $0.7 million for the year ended December 31, 2023. This was primarily due to depreciation on computer storage equipment.

Impairment loss on digital assets

Impairment loss on digital assets was $0.2 million for the year ended December 31, 2023. This was primarily due to impairment of revenue invoices receivable from a third party that entered liquidation.

Other income

Other income was $1.3 million for the year ended December 31, 2023. This was primarily due to Research and Development tax incentives in the period that are paid in cash.

Interest expense, net

Interest expense, net was $0.2 million for the year ended December 31, 2023. This was primarily due to payment of interest on Capital notes in period.

Income tax expense

Income tax expense was $0.1 million for the year ended December 31, 2023. This was primarily due to income tax payable for the periods operations after tax adjustments.

Net loss

Net loss was $0.9 million for the year ended December 31, 2023. This was primarily due to significant depreciation, Filecoin license fees and increased corporate expenditure comparative to reduced revenue driven by a low Filecoin price.

For the six-month period ended June 30, 2024

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this registration statement. The following table sets forth our results of operations for the period shown:

Consolidated Statement of Operations

For the Six Months Ended June 30, 2024 (in $ unless otherwise indicated)
Revenue	732,631
Cost of revenue	(754,402)
Gross loss	(21,771)
Shared Based Compensation	(3,013,167)
Selling, general, and administrative expenses	(502,221)
Other expenses	(154,595)
Loss from operations	(3,691,754)
Gain on sale of intangible assets	73,425
Fair value gain on revaluation of digital assets	442,500
Other income	278,208
Interest expense, net	(128,455)
Loss before income taxes	(3,026,076)
Income tax expense	(41,169)
Net loss	(3,067,245)

Revenue

Revenue was $0.7 million for the six-month period ended June 30, 2024. This was primarily due to the provision of services to Filecoin Network distributed storage operations and GPU bare metal rental.

Cost of revenue

Cost of revenue was $0.8 million for the six-month period ended June 30, 2024. This was primarily due to data center colocation expenses, Filecoin license fees and equipment managed services.

Shared Based Compensation

Shared based compensation was $3.0 million for the six-month period ended June 30, 2024. This was primarily due to the modification of exercise price from AUD$11.60 to $0.01 and subsequent cashless exercise of outstanding option associated with the acquisition of DSS by SharonAI Inc.

Selling, general, and administrative expenses

Selling, general, and administrative expenses was $0.5 million for the six-month period ended June 30, 2024. This was primarily due to wages and accounting and audit consultation.

Other expenses

Other expenses was $0.2 million for the six-month period ended June 30, 2024. This was primarily due to depreciation and amortization during the period.

Gain on sale of intangible assets

Gain on sale of intangible assets was $73.4 thousand for the six-month period ended June 30, 2024. This was primarily due to gains made on the sale of Filecoin.

Fair value gain on revaluation of digital assets

Fair value gain on revaluation of digital assets was $0.4 million for the six-month period ended June 30, 2024. This was primarily due to revaluation of Filecoin held on balance sheet in the period.

Other income

Other income was $0.3 million for the six-month period ended June 30, 2024. This was primarily due to accrual of Research and Development tax incentive grants that are paid in cash.

Interest expense, net

Interest expense, net was $0.1 million for the six-month period ended June 30, 2024. This was primarily due to interest expenses in the period on Capital Notes outstanding.

Income tax expense

Income tax expense was $41.2 thousand for the six-month period ended June 30, 2024. This was primarily due to income tax payable after tax adjustments for the period.

Net loss

Net loss was $3.1 million for the six-month ended June 30, 2024. This was primarily due to significant share based payment expenses and increased cost of goods expenses associated with additional deployments of equipment ion the period.

Liquidity and Capital Resources

Sources of liquidity

DSS has primarily funded its operations with equity, debt and equity derivatives (SAFE notes). As of June 30, 2024, DSS had cash, restricted cash and cash equivalents of $55.8 thousand and negative working capital of $5.5 million. As of December 31, 2023, DSS had cash, restricted cash and cash equivalents of $0.4 million and negative working capital of $5.2 million. However, the majority of this deficit is associated with now related company SharonAI Inc for the conversion of SAFE securities.

In June 2024, DSS entered a facility agreement with SharonAI Pty Ltd for up to AUD$25m. The debt incurs an interest rate of 6% per annum with payments available for capitalization or payment in cash with a term of 5 years. With this agreement in place and associated structure changes regarding the acquisition by SharonAI, in its opinion, the working capital is sufficient for the company’s present requirements

Cash flow analysis

The following table provides a summary of the consolidated statement of cash flows for the year ended December 31, 2023:

For the Year Ended December 31, 2023 (in $ unless otherwise indicated)
Net cash flows used in operating activities	(683,435)
Net cash flows from investing activities	236,084
Net cash flows from financing activities	628,640
Net cash inflow	181,289

Operating activities

Net cash flows used in operating activities was $0.7 million for the year ended December 31, 2023. This was primarily due depreciation and digital asset revaluation in the period.

Investing activities

Net cash flows from investing activities was $0.2 million for the year ended December 31, 2023. This was primarily due to proceeds from the sale of digital assets.

Financing activities

Net cash flows from financing activities was $0.6 million for the year ended December 31, 2023. This was primarily due to changes in third party loan balances.

The following table provides a summary of the consolidated statement of cash flows for the six-month period ended June 30, 2024:

For the Six Months Ended June 30, 2024 (in $ unless otherwise indicated)
Net cash flows from operating activities	93,348
Net cash flows used in investing activities	(442,223)
Net cash outflow	(348,875)

Operating activities

Net cash flows from operating activities was $0.1 million for the six-month ended June 30, 2024. This was primarily due to losses for the period, share based payments and fair value gain and loss of intangible assets.

Investing activities

Net cash flows used in investing activities was $0.4 million for the six-month ended June 30, 2024. This was primarily due to additional acquisitions of plant and equipment in the period.

Future cash requirements

The Company forecasts that it will require further injection of cash via loan form related entities in order to operate as intended in the group.

Research and Development, patents, and licenses

Our research and development, or R&D, program is focused on researching and exploring opportunities to develop proprietary data storage software and system architecture to accelerate storage and retrieval of data across distributed networks and management of complex compute resource demands to enable idle compute to serve multiple purposes

The R&D Tax Incentive in Australia is a government program that provides tax offsets to businesses investing in eligible research and development activities. Companies with an annual turnover below AUD$20 million receive a refundable tax offset of their corporate tax rate plus an 18.5% premium, while larger businesses receive a non-refundable offset based on their R&D intensity. To qualify, activities must involve systematic experimentation to generate new knowledge, adhering to scientific principles. Businesses must register their R&D activities with AusIndustry and then claim the offset through the Australian Taxation Office. The incentive is designed to support innovation, technology development, and business growth, but companies must ensure reporting and compliance to be eligible.

Trend information

The Company has experienced a decline in profitability in its storage services operating on the Filecoin network, driven by multiple adverse trends affecting both revenue and costs. Filecoin network rewards have been decreasing, leading to lower earnings for storage providers. Additionally, the market price of the Filecoin (FIL) asset has declined, reducing the value of token-based rewards earned by the Company. These revenue pressures have been further compounded by rising costs associated with underlying cost of goods sold (COGS) inputs, including increased expenditures on hardware, power, and network infrastructure required to sustain storage operations.

These trends have placed downward pressure on gross margins, and if current conditions persist, the Company may face continued profitability challenges in its Filecoin-related storage services. The Company is actively evaluating operational efficiencies, pricing strategies, and alternative business models to mitigate the impact of these unfavorable trends. However, future performance will remain dependent on market dynamics, changes in Filecoin network economics, and the Company’s ability to optimize costs in response to industry conditions.

Off-Balance Sheet Arrangements

As of the reporting date, DSS has entered into certain contractual obligations that are not recognized on the balance sheet but may have a material effect on the Company’s financial condition, results of operations, or liquidity. These off-balance sheet arrangements primarily consist of data center colocation facility commitments and managed service agreements.

Colocation Facility Commitments

The Company has entered into colocation agreements for data center facilities under non-cancellable operating lease arrangements. These agreements are generally structured with five-year terms, with costs that fluctuate based on the quantity of deployed equipment and power usage. The Company’s future obligations under these agreements are contingent upon business expansion, changes in IT infrastructure needs, and energy consumption levels.

Although these commitments do not appear as liabilities on the balance sheet under applicable accounting standards, they represent a significant financial obligation that impacts future cash flows. If the Company’s colocation needs increase or energy prices rise, the total financial exposure under these agreements could materially increase. Conversely, the Company’s ability to reduce these commitments may be limited due to contract terms and renewal obligations.

Managed Service Agreements

The Company has multiple agreements for managed service equipment and associated services with third-party vendors. These agreements involve commitments totaling approximately $90,000 per month, with remaining contract durations ranging from 2 to 5 years. The Company’s obligations under these contracts include ongoing infrastructure support, equipment maintenance, and service-level agreements (SLAs) that are essential for business continuity.

Although these obligations do not meet the criteria for balance sheet recognition, they represent recurring financial commitments that impact operating expenses and liquidity. If the Company seeks to renegotiate, terminate, or scale these agreements, penalties or additional costs may be incurred.

Potential Effects on Liquidity and Financial Condition

The Company continuously evaluates its off-balance sheet arrangements to assess their impact on liquidity, financial position, and operational flexibility. Factors that could materially affect these commitments include:

●	Changes in power costs: Volatility in energy pricing could increase the total cost of colocation facility commitments.

●	Scalability of IT infrastructure: Higher-than-expected deployment of new equipment may lead to increased costs under colocation agreements.

●	Service provider risks: Changes in vendor pricing, contract renewals, or service disruptions could impact the cost-effectiveness of managed service agreements.

At this time, the Company does not believe that these off-balance sheet arrangements create material risks beyond those disclosed in its financial statements and risk factors. However, the Company will continue to monitor and manage these obligations in alignment with its operational and financial strategies.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of DSS’s financial conditions and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements requires DSS to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. DSS’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While DSS’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this registration statement, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

We consider an accounting estimate to be critical if: (1) it involves a significant level of estimation uncertainty, and (2) impact of the estimates and assumptions on financial condition or operating performance is material.

Deferred tax assets

Deferred tax assets relating to tax losses and deductible temporary differences may be recognized where it is probable that there may be future taxable profits against which available tax losses and deductible temporary differences can be utilized in the reasonably foreseeable future given the circumstances of DSS.

Determining the recoverability of deferred tax assets involves significant judgement on the tax treatment of certain transactions and of uncertain future events and circumstances.

Management makes judgments as to the probability of future taxable profits being generated based on budgets, and current and future expected economic conditions and determines whether it is probable that DSS will be able to realize a benefit from its available tax losses and deductible temporary differences within the reasonably foreseeable future.

Please refer to Note 2(f) and Note 5 Income tax expense of DSS’s consolidated financial statements as of June 30, 2024, for further information on the accounting of DSS’s income tax.

EXECUTIVE OFFICERS AND DIRECTORS OF SHARONAI AND
EXECUTIVE OFFICERS AND DIRECTORS OF PUBCO

Unless the context otherwise requires, all references in this section to “SharonAI,” “we,” “us” or “our” refer to SharonAI, Inc. prior to the consummation of the Business Combination, and all references in this section to “Pubco,” “we,” “us” or “our” refer to Roth CH Holdings, Inc. after the consummation of the Business Combination.

Executive Officers and Directors

Set forth below are the names, ages and positions as of the date hereof of SharonAI’s current executive officers and directors as well as the names, ages and positions as of the date hereof of the executive officers and director nominees of Pubco after the Business Combination:

Name	Age	SharonAI Position(s)	Pubco Position
Wolfgang Schubert	55	Chief Executive Officer, Director	Chief Executive Officer, President, Director
Tim Broadfoot	34	Chief Financial Officer	Chief Financial Officer, Treasurer, Corporate Secretary
Andrew Leece	40	Chief Operating Officer	Chief Operating Officer
Daniel Mons	45	Chief Technology Officer	Chief Technology Officer
James Manning	40	Non-Executive Chairman, Director	Non-Executive Chairman, Director
Alastair Cairns	52	Director	Director
Brent Lanier	47	Director	Director
Peter Woodward	52	N/A	Director

Executive Officers

Wolfgang Schubert

Wolf Schubert has served as the Chief Executive Officer and a Director of SharonAI since June of 2024, shortly after its inception. He has over 28 years’ experience across capital markets, risk, asset management and technology with both public and private companies. Before joining Sharon AI, he served as a vice president at BlockFi, a digital asset lender, from 2021 until 2022 where he ran part of BlockFi’s institutional business. Before that, he served as a director of operations and portfolio finance at Vista Equity Partners, a private equity firm that invests in software, data, and technology-enabled businesses, from 2019 to 2021, and at Strategic Value Partners, an investment firm focused on non-performing credit and private equity, from 2008 to 2015, ultimately serving as Chief Risk Officer. Mr. Schubert began his career at Oliver Wyman before spending several years as an investment banker at Goldman Sachs, JP Morgan and Merrill Lynch. Mr. Schubert was born and raised in Germany and has Bachelors degrees in Mechanical Engineering and in Aerospace Engineering from the University of Michigan, Ann Arbor, and a Masters degree from Princeton University in Mechanical and Aerospace Engineering.

Tim Broadfoot

Tim Broadfoot has served as the Chief Financial Officer of SharonAI since July 1 2024. After its acquisition by SharonAI, Mr. Broadfoot has also continued to serve as the Chief Financial Officer of Distributed Storage Solutions Limited ACN 646 979 222, an Australian company that operates HPC/AI and distributed storage operations, a position he started May 1 2024, before its acquisition by SharonAI. He has over a decade of experience across corporate finance, accounting, business, asset management and operations in both public and private companies. Mr. Broadfoot currently serves as a Responsible Manager for Defender Asset Management Pty Ltd, a diversified asset manager, from 2022. Mr. Broadfoot also previously served as Chief Corporate Officer for Mawson Infrastructure Group Inc. (NASDAQ:MIGI), a digital infrastructure platform developer and operator, from 2020 until 2024, where he was responsible for building and managing over 120MW of data center infrastructure across the USA and Australia. Mr. Broadfoot has a Bachelors of Commerce (Finance) from the University of Western Australia.

Andrew Leece

Andrew Leece has served as Chief Operating Officer of SharonAI since its inception. After its acquisition by SharonAI, Mr. Leece has also continued to serve as the Chief Executive Officer of Distributed Storage Solutions Limited ACN 646 979 222, an Australian company that operates HPC/AI and distributed storage operations, a position he started in 2021, before its acquisition by SharonAI. He also served as Chief Executive Officer at AirOne Media, Inc., a digital aircraft sales and finance platform, from 2017 until 2021. He began his career with Macquarie Bank (ASX:MQG), with a tenure spanning 2007 to 2015, where he gained significant experience in Corporate and Asset Finance. He then embarked on various entrepreneurial endeavors including technologies developed for the Aviation industry. Andrew has been a director of ISI Australia, a leading provider of mainframe computing managed services since 2018.

Daniel Mons

Daniel Mons has served as the Chief Technology Officer of SharonAI since May 17, 2025. He has over 20 years experience in high performance computing encompassing infrastructure design, systems architecture, information security and cluster administration. Prior to joining SharonAI, he worked at Queensland State Government’s Department of Environment, Science, Energy and Innovation’s “ASDI,” Cutting Edge, Eyecon and Sunsuper building and managing HPC environments. He is proficient across Linux and open source technologies, security, encryption, networking and virtualization, and has a Bachelor of Science (Computer Science) from the University of Queensland.

Directors

James Manning

James Manning has been a Director and the Chairman of SharonAI since its inception. After its acquisition by SharonAI, Mr. Manning has also continued to serve as the Chairman of Distributed Storage Solutions Limited ACN 646 979 222, until September 2024, an Australian company that operates HPC/AI and distributed storage operations, a position he started January 2021, before its acquisition by SharonAI. Mr. Manning has over 20 years experience across corporate finance, accounting, business, asset management and operations in both public and private companies. He has spent the last 5 years focused on digital asset infrastructure, with a keen focus on the energy requirements for data center development. Mr. Manning currently serves as Managing Director at Vertua Limited, a listed investment company, a position he has held since June 2014. He was the founder and CEO of Mawson Infrastructure Group Inc. (NASDAQ:MIGI), a digital infrastructure platform developer and operator, until May of 2023. He is also the Chairman of Defender Asset Management Pty Ltd, a diversified asset manager, a position he has held since September 2015.

Mr. Manning has a Master of Business (Finance) and a Masters in Property Development from the University of Technology Sydney, as well a Bachelor of Accounting from Australian Catholic University. He is a Fellow of the Institute of Company Directors (FAICD), and a member of Institute of Public Accountants (IPA).

Alastair Cairns

Alastair Cairns has been a Director of SharonAI since September of 2024. Mr. Cairns currently serves as the Head of Asset Management, North America, at Linedata, a European listed financial software company, a position he has held since July 2024]. Previously, he was head of insights and marketplace at Addepar, a provider of reporting and analytics software to wealth managers, from 2017 until 2022. Prior to Addepar, he held executive positions at Credit Suisse from 2007 until 2016 in strategy, product and sales, in asset management and private banking. Alastair began his career at McKinsey & Company, where he rose to partner in the financial services practice. He holds degrees in Physics and Economics from Queen’s University in Canada and a Masters in Economics from the University of Chicago.

Brent Lanier

Brent Lanier has been a Director of SharonAI since October of 2024. Most recently, he was the Global Chief Information Officer at Vista Equity Partners, a technology-focused global private equity firm, with $100BN in funds under management and over 600+ private equity transactions, from 2017 until 2024. Prior to Vista Equity Partners, he held positions at Boston Consulting Group, Bain Capital and Cambridge Associates. Mr. Lanier began his career at Andersen Consulting and holds an undergraduate degree in Computer Science from Georgia Tech and a graduate degree in Technology Management from Harvard University.

Peter Woodward

Mr. Woodward is the founder of MHW Capital Management, LLC, a position he has held since September 2005. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He served as the President and Chief Executive Officer and Director of Cartesian, Inc. from June 2015 to July 2018, and currently serves as Chairman of the Board and Chairman of the Audit Committee for TSS, Inc., as Chairman of the Board and Chairman of the Audit Committee for Precision Optics Corporation, and as the CEO of Innovative Power, LLC. Prior to founding MHW Capital Management, Mr. Woodward served as an economist for the Council of Economic Advisors at the White House. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Board Composition

Pubco’s business and affairs will be managed under the direction of the Pubco Board. Following the Business Combination, the Pubco Board will remain declassified and the directors will be elected annually. Under the Business Combination Agreement, the parties thereto agreed that the Pubco Board will consist of five (5) directors, with the Sponsor having the right to designate one independent director reasonably acceptable to SharonAI.

Role of the Board in Risk Oversight

The Pubco Board will have extensive involvement in the oversight of risk management related to Pubco and its business and will accomplish this oversight through the regular reporting to the Pubco Board by the audit committee. The audit committee will represent the Pubco Board by periodically reviewing Pubco’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Pubco business and summarize for the Pubco Board all areas of risk and the appropriate mitigating factors. In addition, the Pubco Board will receive periodic detailed operating performance reviews from management.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. However, we have adopted the independence standards of the NASDAQ Capital Market to determine the independence of our directors and those directors serving on any committee. These standards provide that a person will be considered an independent director if he or she is not an officer of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment.

Alastair Cairns, Brent Lanier and Peter Woodward are anticipated to be Pubco’s independent directors, as defined under the rules promulgated by the NASDAQ. Pubco’s independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms that Pubco’s Board of Directors will believe are no less favorable to us than could be obtained from independent parties. None of the independent directors has any relationship with us besides serving on our Board of Directors.

We have determined that each of the directors is qualified to serve as a director of Pubco based on a review of the experience, qualifications, attributes and skills of each director. In reaching this determination, we have considered a variety of criteria, including, among other things: character and integrity; ability to review critically, evaluate, question and discuss information provided, to exercise effective business judgment and to interact effectively with the other directors; and willingness and ability to commit the time necessary to perform the duties of a director.

Board Committees

After the completion of the Business Combination, the standing committees of the Pubco Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The Pubco Board may from time to time establish other committees.

Pubco’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of Pubco’s activities and to assist in proper risk management and the ongoing evaluation of management controls. Pubco believes that the leadership structure of the Pubco Board will provide appropriate risk oversight of Pubco’s activities.

Audit Committee

Pubco intends to establish an audit committee of the Board of Directors, which is anticipated to consist of Peter Woodward, Alastair Cairns and Brent Lanier, who are independent directors under Nasdaq’s listing standards.

Peter Woodward will be the chairperson of the audit committee. The audit committee’s duties, which are specified in Pubco’s Audit Committee Charter, include, but are not limited to:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of independent directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Pubco intends to have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background results in the individual’s financial sophistication. The Board of Directors of the Combined Company believes that Peter Woodward qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC.

Corporate Governance and Nominating Committee

Pubco intends to establish a corporate governance and nominating committee of the Board of Directors, which is anticipated to consist of Peter Woodward, Alastair Cairns and Brent Lanier. Alastair Cairns is anticipated to be the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Combined Company’s Board of Directors. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

Pubco intends to establish a compensation committee of its Board of Directors, which is anticipated to consist of Peter Woodward, Alastair Cairns and Brent Lanier. Brent Lanier is anticipated to be the chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to compensation and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of Pubco’s officers will serve, at the time of the Business Combination, or in the year prior to the time of the Business Combination, as a member of the compensation committee of any entity that has one or more officers serving on Pubco’s Board of Directors.

Code of Business Conduct

Pubco will adopt a code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Pubco’s website upon the completion of the Business Combination. Pubco’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that Pubco’s Internet website address is provided as an inactive textual reference only. Pubco will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Management Agreements

Employment agreement with Wolfgang Schubert

It is anticipated that Mr. Schubert will be the Chief Executive Officer of Pubco after the Merger. SharonAI Operations LLC (“Sharon Operations US”), a subsidiary of SharonAI, has entered into an employment agreement with Mr. Schubert, which agreement is expected to be amended upon the closing of the Merger. Pursuant to the amended employment agreement with Mr. Schubert (the “Schubert Employment Agreement”), Mr. Schubert will receive an annual base salary of USD$200,000 with ratcheting mechanisms in place pending future corporate events, the first of which has already been achieved and caused his annual base salary to be increased to USD$220,000. Mr. Schubert also received or was promised four grants of equity awards under SharonAI’s Equity Incentive Award Plan which will be granted or will vest upon the satisfaction of certain performance criteria and events and if all such criteria and events are satisfied, will be for a total of five percent (5.00%) of the equity post-money valuation of all classes of equity of the Company. Mr. Schubert is also entitled to participate in prospective bonus plans, benefit programs or other incentive plans if they are approved by the Board of Directors. Pursuant to the Schubert Employment Agreement, if Mr. Schubert is terminated without cause during the term of the agreement, he will be entitled to receive his accrued benefits and a continuation of his salary for nine (9) months. If the Schubert Employment Agreement is not renewed for the second year, then Mr. Schubert will be entitled to receive his accrued benefits and a continuation of his salary for six (6) months. The Schubert Employment Agreement is filed collectively as Exhibits 10.17 and 10.18 to the registration statement of which this proxy statement/prospectus is a part.

Employment agreement with Andrew Leece

It is anticipated that Mr. Leece will be the Chief Operating Officer of Pubco after the Merger. SharonAI Pty Ltd Pty Ltd (“Sharon Australia”), an Australian subsidiary of SharonAI, has entered into an employment agreement which appointed him as Chief Operating Officer of ShaornAI (“Leece Employment Agreement”). Pursuant to the Leece Employment Agreement, Mr. Leece is entitled to receive an annual base salary of AUD$300,000 (approximately US$189,000 based on a conversion rate of $1.00AUD to $0.63USD), and the other standard employment benefits given to employees in Australia (such as superannuation, long service leave, personal or carer’s leave, compassionate leave and relocation benefits), and annual leave of up to 4 weeks. Mr. Leece is also entitled to participate in SharonAI’s prospective bonus plans, share plans or other incentive plans if they are approved by the Board of Directors. Short term incentives will be forfeited if Mr. Leece terminates his employment before the end of the vesting period. If his role changes or a Change of Control event occurs, the short term incentives will be at the discretion of the Board of Directors, or in accordance with their terms.

Employment agreement with Daniel Mons

It is anticipated that Mr. Mons will be the Chief Technology Officer of Pubco after the Merger. Sharon Australia and Mr. Mons entered into an employment agreement which appointed him as CTO of the Company (“CTO Agreement”) with an effective date of November 4, 2024, until terminated in accordance with the termination provisions in the CTO Agreement. Pursuant to the CTO Agreement, Mr. Mons is entitled to receive an annual base remuneration of AUD$180,000 (approximately US$119,000 based on a conversion rate of $1.00AUD to $0.63USD), and the other standard employment benefits given to employees in Australia (such as superannuation, long service leave, personal or carer’s leave, compassionate leave and relocation benefits), and annual leave of up to 4 weeks. Mr. Mons is also entitled to participate in SharonAI’s prospective bonus plans, share plans or other incentive plans if they are approved by the Board of Directors. Short term incentives will be forfeited if Mr. Mons terminates his employment before the end of the vesting period. If his role changes or a Change of Control event occurs, the short term incentives will be at the discretion of the Board of Directors, or in accordance with their terms.

Employment agreement with Timothy Broadfoot

It is anticipated that Mr. Broadfoot will be the Chief Financial Officer of Pubco after the Merger. Sharon Australia has entered into an employment agreement and consulting agreement with Mr. Broadfoot and Broadfoot Group Pty Ltd which appointed Mr. Broadfoot as Chief Financial Officer of SharonAI (“Broadfoot Employment Agreement”)(“Broadfoot Consulting Agreement”). Pursuant to the Broadfoot Employment Agreement and Broadfoot Consulting agreement, Mr. Broadfoot is entitled to receive an annual base remuneration of AUD$300,000 (approximately US$189,000 based on a conversion rate of $1.00AUD to $0.63USD), and the other standard employment benefits given to employees in Australia (such as superannuation, long service leave, personal or carer’s leave, compassionate leave and relocation benefits), and annual leave of up to 4 weeks. Mr. Broadfoot is also entitled to participate in SharonAI’s prospective bonus plans, share plans or other incentive plans if they are approved by the Board of Directors. Short term incentives will be forfeited if Mr. Broadfoot terminates his employment before the end of the vesting period. If his role changes or a Change of Control event occurs, the short term incentives will be at the discretion of the Board of Directors, or in accordance with their terms.

Director Agreements

SharonAI has entered with its current non-executive Directors other than James Manning, and upon the consummation of the Business Combination, it is intended that Pubco will enter into, Director Agreements with each of the non-executive Directors other than James Manning. Pursuant to such Director Agreements, each non-executive Director will be paid $25,000 annually in cash, and will be granted stock options to purchase 2,051 shares of the SharonAI stock or after completion of the Business Combination, 932,098 shares of Pubco stock.

SharonAI and Sharon Australia have entered into an independent contractor agreement-corporate with James Manning and Manning Group Pty Ltd ATF MG Office Trust (“Manning Consulting Agreement”). Pursuant to the Manning Consultant Agreement, Mr. Manning, as the key person, provides certain services to SharonAI and Sharon Australia relating to commercial opportunity development, discovery of future data center sites, future data center acquisition and construction advisory, transaction advisory services and key relationship introduction and development. In consideration for these services, Manning Group Pty Ltd ATF MG Office Trust is entitled to receive an annual remuneration of AUD$334,500 (approximately $211,000 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Manning Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Director and Officer Indemnification Agreements

Upon the consummation of the Business Combination, Pubco intends to enter into agreements with each of its executive officers and Directors, whereby Pubco will agree to indemnify each of them to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out of pocket attorneys’ fees) incurred or paid by any of them in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to their performance of services for Pubco or any subsidiary of Pubco. Any fees or other necessary expenses incurred by any of them in defending any such action, suit, investigation or proceeding shall be paid by Pubco in advance, subject to Pubco’s right to seek repayment from them a determination is made that the applicable officer or Director was not entitled to indemnification.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS OF SHARONAI

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers of SharonAI for the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary(3)(4)(5)	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified deferred compensation earnings	All Other Compensation		Total
		($)	($)	($)	($)	($)	($)		($)
Wolf Schubert Chief Executive Officer	2024	129,133	-	313,053	-	-	7,503	(7)	449,689
Tim Broadfoot Chief Financial Officer	2024	105,000	-	419,250	-	-	48,969	(2)(6)	573,219
Andrew Leece Chief Operation Officer	2024	170,100	-	419,250	-	-	33,127	(2)(8)	622,477
Nicholas Hughes-Jones SVP Business Development(9)	2024	94,500	-	419,250	-	-	53,914	(2)(6)(8)	567,664

(1)	Stock awards are granted and represented at fair value based on the grant date but have not satisfied vesting conditions at the date of this report. Each RSU has a key business performance target that must be met and subsequent to achievement of this metric, vests after 12 months.
(2)	Includes Superannuation, a compulsory Australian defined benefit retirement scheme for employees
(3)	AUD amounts are displayed in USD at an exchange rate of USD 0.63: AUD 1
(4)	Salaries of executives that were employed by DSS prior to the acquisition of DSS are included in this FY24 table.
(5)	Please see the section entitled “Executive officers and directors of SharonAI and executive officers and directors of Pubco – Management Agreements”
(6)	Amounts that are included in the engagement of the executive but paid under a contracting agreement
(7)	Includes amounts reimbursed or paid to US employees towards health fund fees.
(8)	Includes additional fees paid to named executive officers and director fees of DSS in the period
(9)	Mr. Hughes-Jones resigned from SharonAI June 9, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer of Sharon AI outstanding as of December 31, 2024.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised options	Option exercise price ($)	Option expiration date	Number of Shares, units of stock that have not Vested (#)	Market value of Shares, units of stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Vested (#)	Market value of Shares, units of stock that have Vested ($)
Wolfgang Schubert	-	-	-	-	-	8,027	$313,053	-	-
Nicholas Hughes-Jones	-	-	-	-	-	10,750	$419,250	-	-
Andrew Leece	-	-	-	-	-	10,750	$419,250	-	-
Timothy Broadfoot	-	-	-	-	-	10,750	$419,250	-	-

Retirement Benefits

SharonAI employees that are located in Australia participate in a Superannuation defined benefit scheme. Superannuation is Australia’s mandatory retirement savings system, requiring employers to contribute 12% into a regulated fund. Contributions receive concessional tax treatment, with employer payments taxed at 15% within the fund. Superannuation is typically preserved until retirement age (55–60), with limited early access exceptions. Funds are regulated by the Australian Prudential Regulation Authority, the Australian Securities and Investments Commission, and the Australian Taxation Office, and offer various investment options, often including insurance coverage. Withdrawals can be taken as a lump sum or income stream, subject to tax rules. Legislative changes may affect contribution limits, taxation, and access conditions.

SharonAI employees located in the USA currently do not have a retirement scheme, however it is intended that the Combined Company implement such a scheme in 2025.

Separation Payments

Please see the section entitled “Executive officers and directors of SharonAI and executive officers and directors of Pubco – Management Agreements” for a description of the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer of SharonAI at, following, or in connection with the resignation, retirement or other termination of such named executive officer, or a change in control of SharonAI or a change in the named executive officer’s responsibilities following a change in control, with respect to each named executive officer.

Pursuant to the Schubert Employment Agreement, if Mr. Schubert is terminated without cause during the term of the agreement, he will be entitled to receive his accrued benefits and a continuation of his salary for nine (9) months. If the Company does not renew the Schubert Employment Agreement for the second year, then Mr. Schubert will be entitled to receive his accrued benefits and a continuation of his salary for six (6) months. The Schubert Employment Agreement is filed as Exhibit 10.19 to the registration statement of which this proxy statement/prospectus is a part.

Director Compensation

The following table sets forth information concerning the compensation of the directors of SharonAI for the fiscal year ended December 31, 2024.

Name and Principal Position	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All Other Compensation		Total
	($)	($)	($)	($)	($)	($)		($)
James Manning Non-Executive Chairman	105,368	419,250	-	-	-	15,750	(1)	540,368
Alastair Cairns Director	7,014	-	124,332	-	-	-		131,346
Brent Lanier Director	4,839	-	124,332	-	-	-		129,170
Shawn Uldridge Director (resigned)	3,000	-	12,000	-	-	-		15,000

(1)	Includes additional fees paid to named executive officers and director fees of DSS in the period

Please see the section entitled “Executive officers and directors of SharonAI and executive officers and directors of Pubco – Director and Officer Indemnification Agreements” for a description of material factors necessary to an understanding of the director compensation disclosed in the table above.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2024 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units	Weighted average exercise price of outstanding options and restricted stock units	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	57,293	$4.91	242,707
Equity compensation plans not approved by security holders	-	-	-
Total	57,293	$4.91	242,707

Upon consummation of the Business Combination, all outstanding options to purchase stock of SharonAI under our 2024 Equity Incentive Plan, all outstanding warrants issued by SharonAI, and all other awards issued under our 2024 Equity Incentive Plan, vested or unvested, or any other security convertible into or exchangeable for any such security (each a “SharonAI Stock Right”), will be cancelled, extinguished and converted into a right to acquire (each, a “Converted Stock Right”), subject to substantially the same terms and conditions as were applicable under such SharonAI Stock Right (including expiration date, vesting conditions, and exercise provisions), the number of Combined Company Class A Ordinary Common Stock shares (rounded up to the nearest whole share), determined by multiplying the number of shares of capital stock of SharonAI subject to such SharonAI Stock Right as of immediately prior to the consummation of the Business Combination by the Conversion Ratio (set forth in the Business Combination Agreement), with an exercise price per Combined Company Class A Ordinary Common Stock shares (rounded down to the nearest whole cent), if applicable, equal to the exercise price per share of capital stock of SharonAI of such SharonAI Stock Right divided by the Conversion Ratio, in accordance with, and subject to, the contingencies set forth in the Business Combination Agreement. Upon consummation of the Business Combination, the Combined Company will assume all obligations of SharonAI with respect to each Converted Stock Rights.

Director and Officer Indemnification Agreements

Upon the consummation of the Merger, the Combined Company will enter into agreements with each of its executive officers and Directors, whereby the Combined Company will agree to indemnify each of them to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out of pocket attorneys’ fees) incurred or paid by any of them in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to their performance of services for the Combined Company or any subsidiary of the Combined Company. Any fees or other necessary expenses incurred by any of them in defending any such action, suit, investigation or proceeding shall be paid by the Combined Company in advance, subject to the Combined Company’s right to seek repayment from them a determination is made that the applicable officer or Director was not entitled to indemnification.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Roth CH Ordinary Shares as of June 2, 2025, which is prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of shares of Pubco Common Stock immediately following consummation of the Business Combination by:

●	each person who is known to be the beneficial owner of more than 5% of Roth CH Ordinary Shares and is expected to be the beneficial owner of more than 5% of shares of Pubco Common Stock post- Business Combination;

●	each of Roth CH’s current executive officers and directors;

●	each person who will become an executive officer or director of Pubco post-Business Combination; and

●	all executive officers and directors of Roth CH as a group pre-Business Combination, and all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, SARs or warrants held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of June 2, 2025 and were deemed outstanding post-Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of Roth CH Ordinary Shares pre-Business Combination is based on 45,278,220 Roth CH Ordinary Shares issued and outstanding as of June 2, 2025, which includes 45,203,220 Roth CH Class A Ordinary Shares and 75,000 Roth CH Class B Ordinary Share.

Based on the foregoing assumptions and SharonAI’s balance of capital stock as of June 2, 2025, we estimate that there would be 573,915,588 shares of Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, Roth CH believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Beneficial Ownership of Roth CH Ordinary Shares before the closing of the Business Combination

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class
CR Financial Holdings, Inc.	21,184,393	46.8%
John Lipman	10,756,591	26.8%

Directors and Executive Officers
Byron Roth	21,184,393	46.8%
John Lipman	10,756,591	26.8%
Crain-Hallum Capital Group LLC	1,300,340	2.7%
William F. Hartfiel III	1,470,901	2.7%
Kevin Harris	1,470,901	<1%
Steve Dyer	1,470,901	2.7%
Brad Baker	1,470,901	<1%
Jim Zavoral	1,470,901
Donald Hultsrand	1,228,832
Adam Rothstein	436,792	<1%
John Demarais	134,525
Sam Chawla	436,792	<1%
Jack O’Brien	409,605
Christopher Bradley	436,792

All officers and directors as a group (10 individuals)	37,050,241	81.8%

5% Stockholders other than Directors and Officers
Gordon Roth	21,184,393	46.8%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 2340 Collins Avenue, Suite 402, Miami Beach, FL 33139.

Beneficial Ownership of Pubco’s Common Stock after the closing of the Business Combination

Name	Shares beneficially owned	Percent of Common Stock	Percent of Voting Control(7)
Directors, New Director Nominee and Other Named Executive Officers
Alastair Cairns(5)	233,026	<1%	<1%
Andrew Leece(1)	72,240,092	12.59%	26.14%
James Manning(2)	73,310,808	12.77%	26.21%
Brent Lanier(6)	233,026	<1%	<1%
Timothy Broadfoot(3)	223,142	<1%	<1%
Nicholas Hughes Jones(4)	65,015,491	11.33%	25.71%
Wolfgang Schubert	1,145,247	<1%	<1%
Peter Woodward	-	0%	0%

5% Stockholders other than Directors and Officers
Digital AI Holdings Pty Ltd ATF Digital AI Trust	36,584,279	6.37%	2.21%
CR Financial Holdings, Inc	21,184,393	3.69%	1.28%
John Liman	10,756,591	1.87%	<1%
Byron Roth(8)	21,184,393	3.69%	1.28%
Gordon Roth(8)	21,184,393	3.69%	1.28%

(1)	Holdings include related parties of Andrew Leece being, Strat Cap No.1 Pty Ltd, Strat Capital Pty Ltd ATF AJ Digital Trust and Strat Capital Pty Ltd ATF Alpha Juliett Trust. Holdings include 2,272,316 shares of Class B Super Common Stock and the remainder of shares held are shares of Class A Ordinary Common Stock.
(2)	Holdings include related parties of James Manning being, Bare Media Holdings Pty Ltd, Defender Capital Pty Ltd, Defender Equities Pty Ltd ATF Defender Australian Opportunities Fund, DSS AI Pty Ltd, Manning Capital Holdings Pty Ltd ATF The Manning Capital Holdings Unit Trust, Manning Group Pty Ltd ATF MG Office Trust and MG No.1 Pty Ltd. Holdings include 2,272,316 shares of Class B Super Common Stock and the remainder of shares held are shares of Class A Ordinary Common Stock.
(3)	Holdings include related parties of Timothy Broadfoot being Broadfoot Group Pty Ltd ATF for Broadfoot Family Trust.
(4)	Holdings include related parties of Nicholas Hughes Jones being, Inbocalupo No.1 Pty Ltd and Inbocalupo Pty Ltd ATF Inbocalupo Trust. Holdings include 2,272,316 shares of Class B Super Common Stock and the remainder of shares held are shares of Class A Ordinary Common Stock.
(5)	Includes 233,026 options that are exercisable within 60 days of June 2, 2025
(6)	Includes 233,026 options that are exercisable within 60 days of June 2, 2025
(7)	Although shares of Class A Ordinary Common Stock and Class B Common Stock have identical economic rights, each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Class A Ordinary Common Stock held and one hundred and sixty (160) votes for each share of Class B Super Common Stock held, which is why a difference between the percentage of Common Stock and percentage of voting control is shown separately.
(8)	Byron Roth and Gordon Roth have voting and dispositive control over the shares held by CR Financial Holdings, Inc., and may be deemed to be the beneficial owners of the shares held by CR Financial Holdings, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions Roth CH

Founder Shares

On April 29, 2021, our Former Sponsor paid $25,000 to purchase 5,750,000 founder shares, or approximately $0.004 per share. On May 11, 2021, our Former Sponsor transferred 25,000 founder shares to each of our independent directors. In connection with the IPO, each of the Former Sponsor and our independent directors agreed, subject to limited exceptions, not to transfer, assign, or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their public shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Notwithstanding the foregoing, if the closing price of Class A Ordinary Shares exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares would be released from the lock-up. Our Sponsor and independent directors did not receive additional consideration for this lock-up.

Effective as of January 18, 2023, pursuant to the terms of the Articles, the Former Sponsor elected to convert each outstanding Class B ordinary share held by it on a one-for-one basis into Class A Ordinary Shares, with immediate effect.

Private Placement Warrants

The Former Sponsor purchased an aggregate of 10,750,000 Private Warrants at a price of $1.00 per warrant, or $10,750,000, in a private placement that closed simultaneously with the closing of the initial public offering. Each Private Warrant entitles the holder to purchase one Class A Share at $11.50 per share. The Private Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

In connection with the Transaction, the Former Sponsor sold 8,062,500 Private Warrants to the New Sponsor. The New Sponsor entered into a joinder agreement to the Letter Agreement in which they agreed to be subject to the restrictions therein.

Agreements with Anchor Investors

On October 8, 2021, the Sponsor entered into agreements with certain funds managed by Apollo Capital Management, L.P. (collectively, “Apollo”), certain funds managed by Atalaya Capital Management, LP (“Atalaya”) and Meteora Capital Partners, L.P. and funds affiliated with Meteora Capital Partners, L.P. (collectively “Meteora”) (individually and collectively, the “anchor investors”). Each of the anchor investors purchased 9.9% of the Units in the IPO (excluding Units issued in connection with the exercise of the over-allotment option). Each of Apollo and Atalaya agreed to purchase interests in the Sponsor representing approximately 7% of the Founder Shares and Private Warrants at approximately the cost of such securities to the Sponsor, with the Sponsor’s obligation to sell some or all of such interests conditioned upon such anchor investor’s purchase of the Units.

Meteora entered into a separate agreement with the Sponsor pursuant to which it agreed to purchase interests in the Sponsor representing approximately 6.4% of the number of Founder Shares that are approximately equal to 3.7% of the cost of the Founder Shares and Private Warrants to the Sponsor.

The anchor investors acquired from the Sponsor an indirect economic interest in an aggregate of 1,173,000 Founder Shares at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute the Founder Shares to the anchor investors after the completion of a Business Combination. The anchor investors hold an indirect economic interest in an aggregate of 1,505,000 warrants, reflecting 14% of total Private Warrants.

We entered into separate forward purchase agreements (the “Forward Purchase Agreements”) with Apollo and Atalaya (“the “Forward Purchasers”) on August 13, 2021 and August 4, 2021, respectively. The Forward Purchase Agreements provide, at our option, for the aggregate purchase of up to 9,600,000 Class A Ordinary Shares and 4,800,000 Public Warrants for an aggregate price of $96.0 million ($10.00 for one Class A Share and one-half of one Public Warrant), in private placements that will close concurrently with the closing of our initial business combination. The forward purchase shares and forward purchase warrants will be identical to the Class A Ordinary Shares and Public Warrants included in the Units sold in the IPO. Each Forward Purchaser’s commitment under its Forward Purchase Agreement is subject to certain conditions including investment committee approval.

No compensation of any kind, including finder’s and consulting fees, will be paid by Roth CH to our sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.

Related Party Notes and Advances

The Former Sponsor entered into an agreement with us to loan funds up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the public offering. These loans were non-interest bearing, unsecured and were paid in full at the closing of the public offering.

On January 24, 2025, Roth CH amended and restated its existing promissory note (the “Amended Note”) in favor of certain shareholders of Roth CH to permit its conversion into Class A ordinary shares of Company, at any time, at the option of the representative of the noteholders based upon the current trading price. Subsequent to the execution of the Amended Note, on January 24, 2025, the representative provided notice that it intended to convert the existing principal balance of the Amended Note in the amount of $1,181,000 into Class A ordinary shares of Roth CH.

Registration Rights

We entered into a registration rights agreement with respect to the founder shares, private placement warrants, warrants that may be issued upon conversion of working capital loans and forward purchase securities that may be issued pursuant to the forward purchase agreements (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants, forward purchase warrants and warrants that may be issued upon conversion of the working capital loans and upon conversion of the Class B Shares).

Policy for Approval of Related Party Transactions

The audit committee of our board adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which we were or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of Roth CH’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) our directors or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee of the board will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of Roth CH and its shareholders, and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Our management will present to the audit committee of the board each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if the audit committee of the Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Certain Relationships and Related Person Transactions — SharonAI

SharonAI and Sharon Australia have entered into an independent contractor agreement-corporate with James Manning and Manning Group Pty Ltd ATF MG Office Trust (“Manning Consulting Agreement”). Pursuant to the Manning Consultant Agreement, Mr. Manning, as the key person, provides certain services to SharonAI and Sharon Australia relating to commercial opportunity development, discovery of future data center sites, future data center acquisition and construction advisory, transaction advisory services and key relationship introduction and development. In consideration for these services, Manning Group Pty Ltd ATF MG Office Trust is entitled to receive an annual remuneration of AUD$334,500 (approximately $211,000 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Manning Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Nicholas Hughes Jones related entity Inbocalupo Consulting Pty Ltd (“Inbocalupo Consulting Agreement”). Pursuant to the Inbocalupo Consultant Agreement and combined with Mr. Hughes-Jones employment agreement, Mr. Hughes-Jones, as the key person, provides certain services to SharonAI and Sharon Australia relating to business development services. In consideration for these services, Inbocalupo Consulting Pty Ltd is entitled to receive an annual remuneration of AUD$133,800 (approximately $84,294 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Inbocalupo Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Broadfoot Group Pty Ltd (“Broadfoot Consulting Agreement”). Pursuant to the Broadfoot Consultant Agreement, Mr. Broadfoot and Mrs. Broadfoot, as the key persons, provides certain services to SharonAI and Sharon Australia relating to Chief Financial Officer support and executive assistant services to the CFO. In consideration for these services, Broadfoot Group Pty Ltd is entitled to receive an annual remuneration of AUD$111,500 (approximately $70,245 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Broadfoot Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

James Manning, Nicholas Hughes-Jones and Andrew Leece were the sole three shareholders of Alternative Asset Management Pty Ltd/SharonAI Pty Ltd (“SAIPL”) prior to SharonAI’s acquisition of all of the shares of SAIPL on April 29, 2024. In consideration for their shares of SAIPL, each of Messrs. Manning, Hughes-Jones and Leece were issued 70,000 shares of SharonAI common stock at a fair value of $70,000.

James Manning was a unitholder of Digital Income Fund Pty Ltd (“DIF”) prior to SAIPL acquiring the assets of DIF on April 29, 2024. In consideration for the assets of DIF, DIF was issued 55,000 shares of SharonAI common stock, 17,600 shares of which were transferred to Mr. Manning upon DIF’s liquidation. The 17,600 shares were issued at a fair value of $390,016.

James Manning, Nicholas Hughes-Jones and Andrew Leece were shareholders of Distributed Storage Solutions Limited ACN 646 979 222 (“DSS”) prior to SharonAI’s acquisition of DSS in June of 2024. In consideration for their shares of DSS, Mr. Manning was issued 49,215 shares of SharonAI common stock at a fair value of $1,919,366, Mr. Hughes-Jones was issued 27,478 shares of SharonAI common stock at a fair value of $1,071,623, and Mr. Leece was issued 43,401 shares of SharonAI common stock at a fair value of $1,692,639.

During 2024, the Group paid storage services expense to Flynt ICS Pty Ltd (“Flynt”). Flynt is a subsidiary of Vertua Limited and affiliated to the Group through common ownership by James Manning. For the year ended December 31, 2024, the Group paid Flynt $167,638 in services expenses.

Between January, 2024, and May, 2024, the SharonAI received approximately $419,590 in outstanding loans from various entities affiliated with members of SharonAI’s management and board of directors, including: (a) Woodville Super Pty Ltd, an affiliate of James Manning, Director; (b) Manning Capital Holdings Pty Ltd, an affiliate of James Manning, Director; (c) Strat Capital Pty Ltd (Alpha Juliett), an affiliate of Andrew Leece, Chief Operating Officer; and (d) Inbocalupo Pty Ltd), an affiliate of Nick Hughes-Jones, the former Senior Vice President Business Development. These debts were converted into equity of SharonAI as part of a private placement conducted by SharonAI at the same price that stock was sold to other investors in the offering. The following chart shows the amount of debt from each lender and the shares into which the debt was converted.

	USD Amount outstanding	Subscription price per share	Shares received upon conversion
Woodville Super Pty Ltd	$66,370.00	39.00	1,702
Manning Capital Holdings Pty Ltd	$84,555.00	39.00	2,168
Strat Capital Pty Ltd (Alpha Juliett)	$117,740.00	39.00	3,019
Inbocalupo Pty Ltd	$150,925.00	39.00	3,870
Total:	$419,590.00		10,759

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Roth CH is an exempted company incorporated under the Companies Act. The Companies Act and the Current Charter govern the rights of its shareholders. The Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Current Charter will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of Roth CH.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Roth CH and Pubco according to applicable law or the organizational documents of Roth CH and Pubco.

This summary is qualified by reference to the complete text of the Current Charter of Roth CH, attached to this proxy statement/prospectus as Exhibit 3.1, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to Pubco and Roth CH, respectively.

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/ subsidiary mergers) require shareholder approval - there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 75% in value of shareholders or each class of shareholder in attendance and voting at a shareholders’ meeting.

Provision	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Companies Act and Roth CH’s amended and restated memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a Business Combination Agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Provision	Delaware	Cayman Islands
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 5B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances. A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Provision	Delaware	Cayman Islands
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of Roth CH owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF SECURITIES OF ROTH CH

As of June 30, 2025, Roth CH Acquisition Co. (“we,” “our,” “us” or “Roth CH”) had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its units, each consisting of one Class A ordinary share and one-half of one redeemable warrant, (ii) Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and (iii) redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50. In addition, this Description of Securities also references Roth CH’s Class B ordinary shares, par value $0.0001 per share (the “Class B Shares”), which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A Ordinary Shares. Class A Ordinary Shares As of March 31, 2025, there were 45,203,220 Class A Ordinary Shares and 75,000 Class B Shares issued and outstanding. The description of the Class B Shares is included to assist in the description of the Class A Ordinary Shares. Unless the context otherwise requires, references to our “initial shareholders” are to the holders of our founder shares prior to our initial public offering (our “IPO”). Defined terms used but not defined herein shall have the meanings ascribed to such terms in Roth CH’s Annual Report on Form 10-K for the year ended December 31, 2024.

We are a Cayman Islands exempted company (company number 374835) and our affairs are governed by our memorandum and articles of association, as amended, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. Pursuant to our memorandum and articles of association, we are authorized to issue 220,000,000 ordinary shares, par value $0.0001 per share, including 200,000,000 Class A Ordinary Shares and 20,000,000 Class B Shares, as well as 1,000,000 preference shares, par value $0.0001 per share. The following description summarizes certain terms of our share capital as set out more particularly in our memorandum and articles of association. Because the below is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A Ordinary Shares and holders of Class B Shares will vote together as a single Class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in our memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, being (i) affirmative vote of at least two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of Roth CH and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholder, and pursuant to our memorandum and articles of association; such actions include amending our memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. However, only holders of Class B Shares have the right to vote on the appointment of directors prior to or in connection with the completion of our initial business combination, meaning that holders of Class A Ordinary Shares do not have the right to appoint any directors until after the completion of our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our memorandum and articles of association authorize the issuance of up to 200,000,000 Class A Ordinary Shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A Ordinary Shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

There is no requirement under the Companies Act for us to hold annual or extraordinary general meetings to appoint directors. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

If we seek shareholder approval in connection with our initial business combination, our Insiders have agreed to vote any founder shares they hold and any public shares purchased during or after our IPO in favor of our initial business combination.

In the event of a liquidation, dissolution or winding up of Roth CH after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares.

Founder Shares

The founder shares were initially designated as Class B Shares and, except as described below, are identical to the Class A Ordinary Shares included in the units sold in our IPO, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Insiders have entered into a letter agreement with us, pursuant to which they have agreed (iii) the founder shares are automatically convertible into Class A Ordinary Shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment as described herein and in our memorandum and articles of association. If we submit our initial business combination to our public shareholders for a vote, our Insiders have agreed to vote their founder shares and any public shares purchased during or after our IPO in favor of our initial business combination.

The founder shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment for share divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of Class A Ordinary Shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A Ordinary Shares outstanding after such conversion (after giving effect to any redemptions of Class A Ordinary Shares by public shareholders), including the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Roth CH in connection with or in relation to the consummation of the initial business combination, excluding any forward purchase securities, any Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to our Insiders upon conversion of working capital loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the founder shares are not transferable, assignable or saleable (except to our officers and directors and other persons or entities affiliated with our Insiders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or earlier and (B) subsequent to our initial business combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Prior to our initial business combination, only holders of our founder shares will have the right to vote on the appointment of directors. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason. These provisions of our memorandum and articles of association may only be amended by approval of at least 90% of our Class B Shares. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by law, holders of our founder shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

●	the names and addresses of the members of Roth CH, a statement of the shares held by each member which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of Roth CH, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of Roth CH on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of our IPO, the register of members was updated to reflect the issue of shares by us. Once our register of members was updated, the shareholders recorded in the register of members were deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Warrants

Public Shareholders’ Warrants and Forward Purchase Warrants

Each whole warrant entitles the registered holder to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the date on which they first become exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a Class A Share upon exercise of a warrant unless the Class A Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to our IPO or a new registration statement covering registration under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Because the warrants are not exercisable until 30 days after the completion of our initial business combination, we do not currently intend to update the registration statement of which this prospectus forms a part or file a new registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants until after the initial business combination has been consummated. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A Share equals or exceeds $18.00

Once the warrants become exercisable, we may call the warrants for redemption for cash (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period except if we have elected to require holders to exercise on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. In the case of such a cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Except as described below, none of the private placement warrants will be redeemable by us so long as they are held by our Insiders or its permitted transferees.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A Share equals or exceeds $10.00

Once warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Ordinary Shares except as otherwise described below;

●	if, and only if, the last reported sale price of our Class A Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●	if the last reported sale price of our Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of Class A Ordinary Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of our Class A Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A Ordinary Shares shall include a security other than Class A Ordinary Shares into which the Class A Ordinary Shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A Ordinary Shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings in the table below shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant after such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution adjustments” and the denominator of which is $10.00, and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A Share per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Class A Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to our IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Ordinary Shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A Ordinary Shares, Roth CH (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the warrants.

Redemption procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding Class A Ordinary Shares is increased by a share capitalization or share dividend payable in Class A Ordinary Shares, or by a division of ordinary shares or other similar event, then, on the effective date of such share capitalization or share dividend, division or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to amend our memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 29, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A Ordinary Shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination or reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional Class A Ordinary Shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Insiders or their affiliates, without taking into account any founder shares held by our Insiders or such affiliates, as applicable, prior to such issuance), or the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A Ordinary Shares during the 20-trading day period starting on the trading day prior to the day on which we consummate our initial business combination, or the Market Value, is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per Class A Share equals or exceeds $18.00” and “— Redemption of warrants when the price per Class A Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per Class A Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another company (other than a consolidation or merger in which we are the continuing company and that does not result in any reclassification or reorganization of our outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another company or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants and forward purchase warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information and the plan or merger or consolidation must then be authorized by either (a) a special resolution being (i) the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholders of each company, or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued voting shares in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that Roth CH determines is the fair value and if Roth CH and the shareholder agree the price within 30 days following the date on which the offer was made, Roth CH must pay the shareholder such amount; and (e) if Roth CH and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, Roth CH (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by Roth CH. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by Roth CH upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by Roth CH may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any Class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each Class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such Class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the general meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control Roth CH are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue negotiable or bearer shares or shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of Roth CH (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil.

Memorandum and Articles of Association

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting public shareholders with the opportunity to redeem their public shares.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Certain Anti-Takeover Provisions of our Memorandum and Articles of Association

Our memorandum and articles of association provide that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings.

Our authorized but unissued Class A Ordinary Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each Class serving staggered three-year terms. Our memorandum and articles of association will provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preference shares, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then issued and outstanding shares entitled to vote generally in the appointment of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. However, prior to our initial business combination, only holders of our founder shares have the right to vote on the appointment of directors; provided, however, that with respect to the appointment of directors in connection with a meeting of our shareholders in which a business combination is submitted to our shareholders for approval, holders of the Class A Ordinary Shares and holders of the Class B Shares, voting together as a single class, have the exclusive right to vote for the appointment of directors. Holders of our public shares are not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

Registration Rights

The holders of the (i) founder shares, which were issued in a private placement prior to the closing of our IPO, (ii) private placement warrants, which were issued in a private placement simultaneously with the closing of our IPO and the Class A Ordinary Shares underlying such private placement warrants and (iii) private placement warrants that may be issued upon conversion of working capital loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement signed on the effective date of our IPO.

Listing of Securities

Our Class A Ordinary Shares and warrants are quoted on the OTC Markets under the symbols “USCTF” and “USTWF,” respectively.

DESCRIPTION OF SHARONAI’S SECURITIES

The following is a description of the capital stock of SharonAI, Inc. (“SharonAI,” “we,” “us,” or “our”) and provisions of our certificate of incorporation, bylaws and the Delaware General Corporate Law (“DGCL”) are summaries and are qualified in their entirety by reference to our certificate of incorporation and bylaws and the text of the DGCL. Copies of our certificate of incorporation and bylaws have been filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

General

Our certificate of incorporation currently authorize the issuance of up to 2,958,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 84,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). 15,000 shares of the Preferred Stock have been designated as Series A Preferred Stock and 27,000 shares of the Preferred Stock have been designated as Series B Preferred Stock. As of June 30, 2025, 1,067,213 shares of Common Stock are issued and outstanding, 15,000 shares of the Preferred Stock are issued and outstanding and 27,000 shares of the Preferred Stock are issued and outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of Preferred Stock. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares that are entitled to cast at a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, represented in person or by proxy, necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Preferred Stock

The Preferred Stock may be issued without stockholder approval, from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by our Board of Directors. Our Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could harm the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our Common Stock and the voting and other rights of the holders of Common Stock.

Preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors, without stockholder approval. As of the date of this proxy statement/prospectus, we have two series of Preferred Stock authorized and designated, being the Series A Preferred Stock and the Series B Preferred Stock.

Series A Preferred Stock

On February 20, 2024, we filed a Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of Delaware. Pursuant to the Series A Certificate of Designation, we designated 15,000 shares of Preferred Stock as Series A Preferred Stock, and of those 15,000 shares, all of them are issued and outstanding as of the date of this proxy statement/prospectus. Shares of Series A Preferred Stock rank pari passu to the Common Stock with respect to dividend, liquidation, winding up and dissolution rights, and are entitled to vote with the holders of outstanding Common stock, together as a single class, with respect to any and all matters presented to the stockholders of the SharonAI for their action or consideration, but are entitled to cast 160 votes for each share of Series A Preferred Stock. We also may not take certain actions, including creating a class or series of stock, changing the number of authorized shares of any series of Preferred Stock, altering our governing documents in a manner that adversely affects the rights of the Series A Preferred Stock or agreeing to do any of the forgoing or to any obligation that would restrict our ability to perform our obligations to holders of Series A Preferred Stock, without such action first being approved by holders of not less than two-thirds of the outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

On February 20, 2024, we filed a Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of Delaware. Pursuant to the Series B Certificate of Designation, we designated 27,000 shares of Preferred Stock as Series B Preferred Stock, and of those 27,000 shares, all of them are issued and outstanding as of the date of this proxy statement/prospectus. Shares of Series B Preferred Stock accrue cumulative dividends on a quarterly basis in arrears at the rate of 3% of our earnings before interest, taxes, depreciation and amortization, and are payable on a quarterly basis beginning at the end of the our fiscal quarter. Such dividends can be paid in cash or shares of Common Stock, at our discretion, or a combination thereof, and must be paid prior to any dividend on junior securities such as Common Stock. In the event of liquidation, dissolution or winding up of SharonAI, the holders of Series B Preferred Stock are entitled to be paid a liquidation preference of $1.00 per share, plus any accrued and accumulated dividends (the “Liquidation Value”) before any payments are made to junior securities such as Common Stock. Shares of Series B Preferred Stock are entitled to vote with the holders of outstanding Common stock, together as a single class, with respect to any and all matters presented to our for their action or consideration, but are entitled to cast 25 votes for each share of Series B Preferred Stock. We also may not take certain actions, including creating a class or series of stock that ranks superior to Series B Preferred Stock, changing the number of authorized shares of any series of Preferred Stock, altering our governing documents in a manner that adversely affects the rights of the Series B Preferred Stock or agreeing to do any of the forgoing or to any obligation that would restrict our ability to perform our obligations to holders of Series B Preferred Stock, without such action first being approved by holders of not less than two-thirds of the outstanding shares of Series B Preferred Stock. In the event of any change of control of SharonAI, the holders of shares of Series B Preferred Stock have the right to convert each share of Series B Preferred Stock, together with the aggregate accrued or accumulated but unpaid dividends thereon into an aggregate number of shares of Common Stock determined by (i) multiplying the number of shares to be converted by the Liquidation Value, (ii) adding the that result the accrued and accumulated but unpaid dividends on the shares to be converted, and then (iii) dividing the result by a conversion price, which is initially 1/3rd of the Liquidation Value, but is subject to adjustment.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation, the Series A Certificate of Designation, the Series B Certificate of Designation and our Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of our company to our company or our stockholders, (3) action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) action asserting a claim governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Special meeting of stockholders

Special meetings of the stockholders may be called only by either (i) the chairman of our Board of Directors, chief executive officer, or the president, (ii) by our Board of Directors pursuant to a resolution adopted by a majority of directors, or (iii) by the holders of 10% of the total votes entitled to be cast by the holders of all our outstanding capital stock entitled to vote generally in an election of directors.

Stockholder Action by Written Consent

Each of our certificate of incorporation and our bylaws permit our stockholders to act by written consent.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock is available for future issuances without stockholder approval, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF PUBCO’S SECURITIES

If the Business Combination is consummated, Roth CH will replace its Current Charter with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B-1 and the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex B-2. The following is a description of the capital stock of Pubco (“Pubco,” “we,” “us,” or “our”) if the Business Combination is consummated. The provisions of the Proposed Certificate of Incorporation, Proposed Bylaws and the Delaware General Corporate Law (“DGCL”) are summaries and are qualified in their entirety by reference to the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B-1, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex B-2 and the text of the DGCL.

General

The Proposed Certificate of Incorporation authorizes the issuance of up 906,816,948 shares of common stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). 900,000,000 shares of the Common Stock have been designated as Class A Ordinary Common Stock and 6,816,948 shares of the Common Stock have been designated as Class B Super Common Stock. It is anticipated that if the Business Combination is consummated, immediately after the time of consummation, 567,098,640 shares of Class A Ordinary Common Stock will be issued and outstanding, 6,816,948 shares of Class B Super Common Stock will be issued and outstanding, and no shares of the Preferred Stock will be issued and outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B-1.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. Each holder of shares of Common Stock shall be entitled to one vote for each share of Class A Ordinary Common Stock held and one hundred and sixty votes for each share of Class B Super Common Stock held. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of Preferred Stock. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of the corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

At all meetings of stockholders, unless otherwise required by law, the Proposed Certificate of Incorporation, or the Proposed Bylaws, a majority in voting power of the shares of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Preferred Stock

The Preferred Stock may be issued without stockholder approval, from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by our Board of Directors. Our Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could harm the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our Common Stock and the voting and other rights of the holders of Common Stock.

Preferred stock may be issued from time to time, in one or more series, as authorized by the Board of Directors, without stockholder approval. As of the date of this proxy statement/prospectus, we have no Preferred Stock designated or issued.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

The provisions of Delaware law, the Proposed Certificate of Incorporation and the proposed Bylaws of Pubco could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

The Proposed Certificate of Incorporation provides that subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class being nearly as possible to one third of the total number of directors constituting the entire Board of Directors. Terms for directors are generally three years.

Pubco is expected to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum for Certain Lawsuits

The Proposed Certificate of Incorporation provides that unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Special meeting of stockholders

Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors or (iv) by the Secretary following receipt of written demand from stockholders holding, at least 25% of the voting power of the outstanding shares of the corporation.

Stockholder Action by Written Consent

The Proposed Bylaws permit our stockholders to act by written consent.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing, as well as additional information.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and Preferred Stock is available for future issuances without stockholder approval, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The following table sets forth a summary of the principal proposed changes and the differences between Roth CH stockholders’ rights under the Current Charter and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B-1. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination.

For more information on the Charter Amendment Proposals, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal.”

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Number of Authorized Shares

The Current Charter provides that the total number of authorized shares of all classes of capital stock is 50,000,000 shares, consisting entirely of common stock, par value $0.0001 per share.

See Article Fifth of the Current Charter.

The total number of stock shall be 907,816,948 shares, consisting of (a) 906,816,948 shares of common stock and (b) 1,000,000 shares of preferred stock. The class of common stock shall be subdivided into two series consisting of 900,000,000 shares designated as Class A Ordinary Common Stock, and 6,816,948 shares designated as Class B Super Common Stock.

See Article Fourth of the Proposed Certificate of Incorporation.

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Common Stock

Under the Current Charter and the DGCL, holders of ROCL Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of ROCL Common Stock redeemed in connection with a business combination.

See Articles Fifth and Sixth of the Current Charter.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights of the holders of the preferred stock of any series as may be designated by the Board of Directors upon any issuance of the preferred stock of any series.

See Section A.1. of Article Fourth of the Proposed Certificate of Incorporation

Preferred Stock	None authorized.

Preferred Stock. The total number of authorized shares of Preferred Stock shall be 1,000,000 shares. The Proposed Certificate of Incorporation provides that preferred stock may be authorized from time to time and in one or more series, as determined by Pubco’s Board of Directors.

See Section B. of Article Fourth of the Proposed Certificate of Incorporation

Voting Power

Except as otherwise required by law, the holders of ROCL Common Stock possess all voting power for the election of ROCL’s directors and all other matters requiring stockholder action. Holders of ROCL Common Stock are entitled to one vote per share on matters to be voted on by stockholders. There is no cumulative voting in the election of directors.

See Article Fifth of the Current Charter.

Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of common stock have the exclusive right to vote for the election and removal of directors and for all other purposes.

Each holder of shares of common stock shall be entitled to one vote for each share of Class A Common Stock held and one hundred and sixty votes for each share of Class B Common Stock held.

See Section A.2. of Article Fourth of the Proposed Certificate of Incorporation

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Director Elections	Currently, the entire ROCL board of directors is elected each year.

Subject to the rights of holders of any series of preferred stock to elect directors, the Board of Directors is divided into three classes, designated Class I, Class II and Class III, with each class being nearly as possible to one third of the total number of directors constituting the entire Board of Directors. Terms for directors are generally three years.

See Section C. of Article Fifth of the Proposed Certificate of Incorporation.

Dividends	Subject to applicable law, holders of ROCL Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the ROCL board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. ROCL has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.	Subject to the rights of the holders of preferred stock, holders of shares of common stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of the corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

Supermajority Voting Provisions

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of ROCL entitled to vote generally in the election of directors, voting together as a single class.

See paragraph E of Article Seventh of the Current Charter.

The affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the corporation entitled to vote thereon is required for the following:

- Removing any director (which shall also required cause);

- amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article TENTH or Article ELEVENTH of the Proposed Certificate of Incorporation; or

- amend, alter, change or repeal, or adopt any Bylaws.

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Corporate Opportunity Doctrine

Under the Current Charter, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ROCL or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and ROCL renounces any expectancy that any of the directors or officers of ROCL will offer any such corporate opportunity of which he or she may become aware to ROCL, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of ROCL with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of ROCL and (i) such opportunity is one ROCL is legally and contractually permitted to undertake and would otherwise be reasonable for ROCL to pursue and (ii) the director or officer is permitted to refer that opportunity to ROCL without violating any legal obligation.

See Article Tenth of the Current Charter.

No specific provision. Applicable Delaware statute.

Exclusive Forum Liquidation, Dissolution and Winding Up	The Current Charter provides that unless ROCL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally shall be the sole and exclusive forum the following claims or causes of action under the Delaware statutory or common law (A) any derivative claim or cause of action brought on behalf of ROCL; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of ROCL, to ROCL or ROCL’s stockholders, or any claim or cause of action for aiding and abetting any such breach; (C) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, arising out of or pursuant to any	Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

	Current Charter	Proposed Bylaws or Certificate of Incorporation

provision of the DGCL, the Current Charter or the bylaws of ROCL (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Current Charter or the bylaws of ROCL (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, governed by the internal-affairs doctrine. The exclusive forum selection shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

See Article Ninth of the existing charter. Subject to applicable law, in the event of ROCL’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of ROCL Common Stock shall be entitled to receive all the remaining assets of ROCL available for distribution to its stockholders, ratably in proportion to the number of shares of ROCL Common Stock held by them.

Special meeting of stockholders	Our bylaws provide that special meetings of stockholders may be called by the Board of Directors, any two directors, or the President.

Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors or (iv) by the Secretary following receipt of written demand from stockholders holding, at least 25% of the voting power of the outstanding shares of the corporation.

See Article II, Section 2.03(a) of the Proposed Bylaws.

Current Charter	Proposed Bylaws or Certificate of Incorporation

At all meetings of stockholders, unless otherwise required by law, the Proposed Certificate of Incorporation, or the Proposed Bylaws, a majority in voting power of the shares of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

See Article II, Section 2.07 of the Proposed Bylaws.

SECURITIES ACT RESTRICTIONS ON RESALE OF PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Common Stock or Pubco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pubco was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pubco Common Stock or Pubco Warrants for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Pubco Common Stock then outstanding; or

●	the average weekly reported trading volume of Pubco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration once Rule 144 becomes available for resale of Pubco, subject to the provisions of the Sponsor Support Agreement.

Roth CH anticipates that following the consummation of the Business Combination, Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Pubco Board or any committee thereof, (b) otherwise properly brought before such meeting by or at the direction of the Pubco Board or any committee thereof, or (c) otherwise properly brought before such meeting by a stockholder who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Pubco’s secretary at Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Pubco holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Notice of a nomination or proposal must be delivered to Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office at a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Pubco’s secretary not later than five business days after the record date for stockholders entitled to vote at the meeting ‘(in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Pubco’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under the section “— Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Roth CH Board, any committee chairperson or the non-management directors as a group by writing to the Roth CH Board or committee chairperson in care of Roth CH Acquisition Co., 2340 Collins Avenue, Suite 402, Miami Beach, FL 33141. Following the Closing, such communications should be sent to SharonAI Inc., at 500 Seventh Avenue, 14th Floor, New York, NY 10018. Each communication will be forwarded, depending on the subject matter, to the Pubco Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Loeb & Loeb LLP will pass upon the validity of the securities of Pubco to be issued in connection with the Business Combination.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Roth CH Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/ prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Roth CH Holdings, Inc. as of December 31, 2024 and for the period from December 30, 2024 (inception) through December 31, 2024 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Roth CH Holdings, Inc.’s ability to continue as a going concern.

The financial statements of Roth CH Acquisition Co. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Roth CH Acquisition Co.’s ability to continue as a going concern.

The consolidated financial statements of SharonAI Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus, have been included in reliance on the report of HoganTaylor LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Distributed Storage Solutions Limited ACN 646 979 222 as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this proxy statement/prospectus, have been included in reliance on the report of Wolf & Company P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Roth CH and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Roth CH’s annual report to shareholders and Roth CH’s proxy statement. Upon written or oral request, Roth CH will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Roth CH deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Roth CH deliver single copies of such documents in the future. Shareholders may notify Roth CH of their requests by calling or writing Roth CH at its principal executive offices at

ENFORCEABILITY OF CIVIL LIABILITY

Roth CH is a Cayman Islands exempted company. If Roth CH does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Roth CH. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Roth CH in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Roth CH may be served with process in the United States with respect to actions against Roth CH arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Roth CH’s securities by serving Roth CH’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Roth CH has filed a registration statement on Form S-4 to register the issuance and resale of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/ prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this proxy statement/prospectus relating to Roth CH has been supplied by Roth CH, and all such information relating to SharonAI has been supplied by SharonAI, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a (i) prospectus of Pubco with respect to the Pubco Common Stock and Pubco Warrants to be issued to Roth CH shareholders and warrantholders and SharonAI equityholders if the Business Combination described herein is consummated, (ii) prospectus of Pubco with respect to the sale by the selling stockholders of the Pubco Common Stock and Pubco Warrants received by them in the Business Combination, and (iii) proxy statement of Roth CH for the extraordinary general meeting. Roth CH and SharonAI have not authorized anyone to give any information or make any representation about the Business Combination, Roth CH or SharonAI that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Roth CH Acquisition Co.
2340 Collins Avenue, Suite 402

Miami, Florida 33141

Tel. No. (949) 720-7133

Attention: John Lipman, Co-Chief Executive Officer
E-mail: _________________

You may also obtain these documents by requesting them in writing or by telephone from Roth CH’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy Inc.
PO Box 10904, Yakima, WA 98909
Toll-Free 877-870-8565, or collect at 206-870-8565
Email: KSmith@advantageproxy.com

If you are a shareholder of Roth CH and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Roth CH, Roth CH will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

SharonAI Inc. Consolidated Condensed Financial Statements
Consolidated Condensed Balance Sheets (unaudited) as of June 30, 2025 and December 31, 2024	F-65
Consolidated Condensed Statement of Operations (unaudited) for the three and six months ended June 30, 2025 and 2024	F-66
Consolidated Condensed Statements of Comprehensive Loss (unaudited) for the three and six months ended June 30, 2025 and 2024	F-67
Consolidated Condensed Statements of Stockholders’ Equity (unaudited) for the three and six months ended June 30, 2025 and 2024	F-68 – F-69
Consolidated Condensed Statements of Cash Flows (unaudited) for the six months ended June 30, 2025 and 2024	F-70
Notes To Consolidated Condensed Financial Statements (unaudited)	F-71 – F-87

ROTH CH HOLDINGS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Total current assets	$-	$-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$7,017	$517
Accrued expenses	47,895	-
Total current liabilities	54,912	517

TOTAL LIABILITIES	$54,912	$517

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDER’S DEFICIT
Common stock, 0.0001 par value; 1,000 shares authorized; 1,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	-	-
Additional paid-in capital	-	-
Accumulated deficit	(54,912)	(517)
Total stockholder’s deficit	(54,912)	(517)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

ROTH CH HOLDINGS, INC.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 (UNAUDITED)

	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025
Operating expenses
General and administrative	$49,395	$54,395
Loss from operations	(49,395)	(54,395)

Net loss	$(49,395)	$(54,395)

Weighted average number of shares of common stock outstanding, basic and diluted	1,000	1,000

Basic and diluted net loss per share of common stock	$(49.40)	$(54.40)

The accompanying notes are an integral part of these condensed financial statements.

ROTH CH HOLDINGS, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 (UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2024	1,000	$-	$-	$(517)	$(517)

Net loss	-	-	-	(5,000)	(5,000)

Balance, March 31, 2025	1,000	$-	$-	$(5,517)	$(5,517)

Net loss	-	-	-	(49,395)	(49,395)

Balance, June 30, 2025	1,000	$-	$-	$(54,912)	$(54,912)

The accompanying notes are an integral part of these condensed financial statements.

ROTH CH HOLDINGS, INC.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(54,395)
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable	6,500
Accrued expenses	47,895
CASH USED IN OPERATING ACTIVITIES	-

NET CHANGE IN CASH	-
Cash, beginning of period	-
Cash, end of period	$-

The accompanying notes are an integral part of these condensed financial statements.

ROTH CH HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(unaudited)

Note 1. Organization

Description of Business

Roth CH Holdings, Inc. (the “Company”, “PubCo”) was incorporated in Delaware on December 30, 2024 for the purpose of merging with Roth CH Acquisition Co., a Cayman Islands exempt company (“Roth CH”) prior to the transactions contemplated in the Business Combination Agreement (see Note 5), to facilitate the consummation of a business combination. The Company will become the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

On December 30, 2024, Roth CH purchased 1,000 shares of the Company for a consideration of $0.10, which represents 100% ownership of the Company.

Note 2. Liquidity and Going Concern

For the six months ended June 30, 2025, the Company has not generated revenue and reported a net loss of $54,395. As of June 30, 2025, the Company had an aggregate cash of $Nil and a net working capital deficit of $54,912. These conditions cast substantial doubt on the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern even though events and conditions exist that when considered in aggregate raise substantial doubt about the Company’s ability to continue as going concern. Management plans to complete the proposed Business Combination (see Note 5) by October 31, 2025 (the “Agreement End Date”). Ongoing operations are dependent upon the Company consummating the proposed Business Combination and if the Company is unsuccessful, operations would cease except for the purpose of liquidating.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements as of June 30, 2025 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the period ending December 31, 2025 or for any future period.

ROTH CH HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(unaudited)

Emerging Growth Company Status

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the three and six months ended June 30, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of June 30, 2025 and December 31, 2024.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential diluted common stock equivalents for the three and six months ended June 30, 2025.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ROTH CH HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(unaudited)

Note 4. Stockholder’s Deficit

Common stock – The Company is authorized to issue 1,000 shares of common stock with $0.0001 par value. As of June 30, 2025 and December 31, 2024, there were 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

On January 28, 2025, Roth CH, the Company, Roth CH Merger Sub, Inc. (the “Merger Sub”) and SharonAI Inc, a Delaware Corporation (the “Target”) entered into the business combination agreement, pursuant to which, subject to the terms and conditions set forth therein, (a) Roth CH shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Roth CH with and into the Company, with the Company as the surviving company (the “Domesticated Parent”), (b) upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” and, thereafter, (c) the Merger Sub shall be merged with and into SharonAI (together, the “Business Combination”), with SharonAI as the surviving company (the “Surviving Corporation”). The Surviving Corporation shall become a wholly-owned subsidiary of the Domesticated Parent.

Pursuant to the terms of the Business Combination Agreement, upon the consummation of the Business Combination on the Closing Date:

●	Each share of SharonAI Series A Preferred Stock shall be converted into the right to receive a number of shares of Class B Common Stock equal to the Conversion Ratio.

●	Each share of SharonAI Series B Preferred Stock shall, in accordance with SharonAI’s charter documents, be converted into the right to receive a number of shares of Roth Class A Ordinary Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of SharonAI Common Stock issuable upon conversion of such share of SharonAI Series B Preferred Stock as of immediately prior to the closing.

●	Each SharonAI Stock Right shall be cancelled and converted into a right to acquire, subject to substantially the same terms and conditions as were applicable under such SharonAI Stock Right, the number of shares of Roth Class A Ordinary Common Stock, determined by multiplying the number of shares of SharonAI Common Stock subject to such SharonAI Stock Right as of immediately prior to the effective time by the Conversion Ratio, with an exercise price per share of Roth Class A Ordinary Common Stock, if applicable, equal to (A) the exercise price per share of SharonAI Common Stock of such SharonAI Stock Right divided by (B) the Conversion Ratio (a “Converted Stock Right”).

●	The “Conversion Ratio” is the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, which is approximately 560,835,633 shares of Roth Common Stock, by (b) the number of shares constituting the “Aggregate Fully Diluted SharonAI Capital Stock”, which means: the sum, without duplication, of (a) all shares of SharonAI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of SharonAI Series A Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (c) the aggregate number of shares of SharonAI Common Stock issuable upon conversion of all shares of SharonAI Series B Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (d) the aggregate number of shares of SharonAI Common Stock issuable upon full conversion, exercise, settlement or exchange of any SharonAI Stock Rights outstanding immediately prior to the effective time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of SharonAI Common Stock.

On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Outside Date was extended to October 31, 2025.

Note 6. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in these unaudited financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Director of

Roth CH Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Roth CH Holdings Inc. (the “Company”) as of December 31, 2024 the related statements of operations, changes in stockholder’s deficit and cash flows for the period from December 30, 2024 (inception) through December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the period from December 30, 2024 through December 31, 2024. in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bases for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Marcum llp   /   340 Mount Kemble Ave, Suite 210N   /   Morristown, NJ 07960   /   Phone 973.929.3500   /   marcumllp.com

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Marcum llp

We have served as the Company’s auditor since 2025.

Morristown, NJ

April 22, 2025

ROTH CH HOLDINGS, INC.

BALANCE SHEET

December 31, 2024

December 31, 2024
ASSETS
Total current assets	$-

TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$517
Accrued expenses	-
Total current liabilities	517

TOTAL LIABILITIES	$517

STOCKHOLDER’S DEFICIT
Common stock, no par value; 1,000 shares authorized; 1,000 issued and outstanding	-
Additional paid-in capital	-
Accumulated deficit	(517)
Total stockholder’s deficit	(517)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$-

The accompanying notes are an integral part of these financial statements.

ROTH CH HOLDINGS, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

For the period from December 30, 2024 (inception) to December 31, 2024
Operating expenses
General and administrative	$517
Loss from operations	$(517)

Net loss	$(517)

Weighted average number of shares of common stock outstanding, basic and diluted	1,000

Basic and diluted net loss per share of common stock	$(0.52)

The accompanying notes are an integral part of these financial statements.

ROTH CH HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 30, 2024 (inception)	-	$-	$-	$-	$-
Shares issued at inception	1,000	-	-	-	-
Net loss	-	-	-	(517)	(517)
Balance, December 31, 2024	1,000	$-	$-	$(517)	$(517)

The accompanying notes are an integral part of these financial statements.

ROTH CH HOLDINGS, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

For the period from December 30, 2024 (inception) to December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(517)
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable	517
CASH USED IN OPERATING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-
CASH USED IN FINANCING ACTIVITIES	-

NET CHANGE IN CASH	-
Cash, beginning of period	-
Cash, end of period	$-

The accompanying notes are an integral part of these financial statements.

ROTH CH HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

Note 1. Organization

Description of Business

Roth CH Holdings, Inc. (the “Company”, “PubCo”) was incorporated in Delaware on December 30, 2024 for the purpose of merging with Roth CH Acquisition Co., a Cayman Islands exempt company (“Roth CH”) prior to the transactions contemplated in the Business Combination Agreement (see Note 5), to facilitate the consummation of a business combination. The Company will become the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

On December 30, 2024, Roth CH purchased 1,000 shares of the Company for a consideration of $0.10, which represents 100% ownership of the Company.

Note 2. Liquidity and Going Concern

For the period from December 30, 2024 (inception) to December 31, 2024, the Company has not generated revenue and reported a net loss of $517. As of December 31, 2024, the Company had an aggregate cash of $Nil and a net working capital deficit of $517. These conditions cast substantial doubt on the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern even though events and conditions exist that when considered in aggregate raise substantial doubt about the Company’s ability to continue as going concern. Management plans to complete the proposed Business Combination (see Note 5) by June 30, 2025 (the “Agreement End Date”). Ongoing operations are dependent upon the Company consummating the proposes Business Combination and if the Company is unsuccessful, operations would cease except for the purpose of liquidating.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars which is also the Company’s functional currency and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

ROTH CH HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

Emerging Growth Company Status

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s financial statements to those of other public companies more difficult.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the period from December 30, 2024 (inception) to December 31, 2024.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2024.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were not potential diluted common stock equivalents for the period from December 30, 2024 (inception) to December 31, 2024.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ROTH CH HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) TO DECEMBER 31, 2024

Note 4. Stockholder’s Deficit

Common stock – The Company is authorized to issue 1,000 shares of common stock with $0.0001 par value. As of December 31, 2024, there was 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in these unaudited financial statements.

On January 28, 2025, the Company, entered into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Roth CH, Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Roth CH (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Target”).

ROTH CH ACQUISITION CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Cash	$9,728	$6,738
Prepaid expenses	4,049	7,500
Total Current Assets	13,777	14,238

TOTAL ASSETS	$13,777	$14,238

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,402,175	$926,512
Advances from related party	157,558	-
Promissory note - related party	-	1,109,412
Total Current Liabilities	1,559,733	2,035,924

Warrant liabilities	867,750	222,500
Total Liabilities	2,427,483	2,258,424

Commitments and Contingencies (Note 6)

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 45,203,220 and 5,836,553 shares issued or outstanding at June 30, 2025 and December 31, 2024, respectively	4,521	584
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 75,000 shares issued and outstanding at June 30, 2025 and December 31, 2024	7	7
Additional paid-in capital	7,769,174	6,592,111
Accumulated deficit	(10,187,408)	(8,836,888)
Total Shareholders’ Deficit	(2,413,706)	(2,244,186)

LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,777	$14,238

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROTH CH ACQUISITION CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Formation and operating costs	$318,759	$185,720	$705,270	$454,774
Loss from operations	(318,759)	(185,720)	(705,270)	(454,774)

Other income (expense):
Change in fair value of warrant liabilities	244,750	287,025	(645,250)	529,550
Interest income on cash and marketable securities held in Trust Account	-	129,724	-	435,437
Other income, net	244,750	416,749	(645,250)	964,987

Net (loss) income	$(74,009)	$231,029	$(1,350,520)	$510,213

Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	-	1,047,974	-	1,583,605

Basic and diluted net income per share, Class A redeemable ordinary shares	$-	$0.03	$-	$0.07

Basic and diluted weighted average shares outstanding, Class A and B non-redeemable ordinary shares	45,278,220	5,831,664	40,058,330	5,822,425

Basic and diluted net (loss) income per share, Class A and B non-redeemable ordinary shares	$(0.00)	$0.03	$(0.03)	$0.07

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROTH CH ACQUISITION CO.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Unaudited)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2024	5,836,553	$584	75,000	$7	$6,592,111	$(8,836,888)	$(2,244,186)
Conversion of Note payable (Note 3)	39,366,667	3,937	-	-	1,177,063	-	1,181,000
Net loss	-	-	-	-	-	(1,276,511)	(1,276,511)
Balance — March 31, 2025	45,203,220	$4,521	75,000	$7	$7,769,174	$(10,113,399)	$(2,339,697)
Net loss	-	-	-	-	-	(74,009)	(74,009)
Balance — June 30, 2025	45,203,220	$4,521	75,000	$7	$7,769,174	$(10,187,408)	$(2,413,706)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2023	5,675,000	$568	75,000	$7	$7,107,564	$(8,955,953)	$(1,847,814)
Remeasurement of Class A ordinary shares subject to redemption	-	-	-	-	(485,713)	-	(485,713)
Net income	-	-	-	-	-	279,184	279,184
Balance — March 31, 2024	5,675,000	$568	75,000	$7	$6,621,851	$(8,676,769)	$(2,054,343)
Reclassification of Class A Redeemable Shares	161,553	16	-	-	(16)	-	-
Remeasurement of Class A ordinary shares subject to redemption	-	-	-	-	(29,724)	-	(29,724)
Net income	-	-	-	-	-	231,029	231,029
Balance — June 30, 2024	5,836,553	$584	75,000	$7	$6,592,111	$(8,445,740)	$(1,853,038)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROTH CH ACQUISITION CO.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(1,350,520)	$510,213
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income on cash and marketable securities held in Trust Account	-	(435,437)
Change in fair value of warrant liability	645,250	(529,550)
Changes in operating assets and liabilities:
Prepaid expenses	3,451	25,391
Accounts payable and accrued expenses	475,663	147,511
Net cash used in operating activities	(226,156)	(281,872)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	-	(327,410)
Cash withdrawn from Trust Account for working capital	-	100,000
Cash withdrawn from Trust Account in connection with redemption	-	23,994,878
Trust receivable	-	147,410
Net cash provided by Investing activities	-	23,914,878

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	71,588	426,904
Advances from related party	157,558	-
Redemption of ordinary shares	-	(23,994,878)
Net cash provided by (used in) financing activities	229,146	(23,567,974)

Net Change in Cash	2,990	65,032
Cash – Beginning	6,738	13,755
Cash – Ending	$9,728	$78,787

Non-cash investing and financing activities
Re-measurement of Class A ordinary shares subject to possible redemption amount	$-	$515,437
Conversion of promissory note – related party	$1,181,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROTH CH ACQUISITION CO.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Note 1 — Description of Organization and Business Operations

Roth CH Acquisition Co. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on April 20, 2021 with the name TKB Critical Technologies 1. The Company changed its name on September 7, 2023 to Roth CH Acquisition Co. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). The Company has two wholly-owned subsidiaries that were created on December 30, 2024, Roth CH Holdings, Inc., a Delaware corporation (“Domestication Sub”) and Roth CH Merger Sub Inc., a Delaware corporation (“Merger Sub” and, together with Domestication Sub, the “Merger Subs”).

The Company is not limited to a particular industry or geographic location for purposes of consummating an initial business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from April 20, 2021 (inception) through June 30, 2025, relates to the Company’s formation and its initial public offering (the “IPO”), which is described below and, subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of the initial business combination, at the earliest. The Company generated non-operating income from the marketable securities held in the Trust Account up to the termination of the Trust Account (defined below).

Liquidity and Going Concern

As of June 30, 2025, the Company had $9,728 cash and a working capital deficit of $1,545,956. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company expects that it will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern”. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements as of June 30, 2025 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results that may be expected for the period ending December 31, 2025 or for any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $9,728 and $6,738 of operating cash as of June 30, 2025 and December 31, 2024, respectively. As of June 30, 2025 and December 31, 2024, the Company had no cash equivalents.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements from equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 7 for valuation methodology of warrants.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except warrant liabilities.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) IPO and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 22,250,000 Class A ordinary shares in the aggregate. As of June 30, 2025 and 2024, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025		2024		2025		2024
	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and B non-redeemable
Basic and diluted net income per common share
Numerator:
Allocation of net (loss) income, as adjusted	$-	$(74,009)	$35,193	$195,836	$-	$(1,350,520)	$109,097	$401,116

Denominator:
Basic and diluted weighted average common shares outstanding	-	45,278,220	1,047,974	5,831,664	-	40,058,330	1,583,605	5,822,425
Basic and diluted net (loss) income per common share	$-	$(0.00)	$0.03	$0.03	$-	$(0.03)	$0.07	$0.07

Related Parties

Parties, which can be a corporation or an individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account.

Recent Accounting Standards

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025. The Company is currently evaluating the impacts of adoption of this ASU.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3 — Related Party Transactions

Promissory Note – Related Party

On July 1, 2023 the Company entered into a promissory note with the Buyers for up to an aggregate of $1,000,000 (the “2023 Promissory Note). The 2023 Promissory Note is non-interest bearing and payable upon the earlier of the date on which the Company consummates an initial business combination, the liquidation of the Company, or October 29, 2024. The Note does not bear any interest. On August 8, 2024, the Company amended the terms of the 2023 Promissory Note to increase the aggregate principal amount that may be borrowed to $2,000,000 and to extend the maturity to June 30, 2025.

On January 24, 2025, the Company amended and restated its 2023 Promissory Note, (the “Convertible Promissory Note”) in favor of certain shareholders of the Company to permit its conversion into Class A ordinary shares of Company, at any time, at the option of the representative of the noteholders based upon the current trading price. Subsequent to the execution of the Convertible Promissory Note, on January 24, 2025, the representative provided notice that it intended to convert the existing principal balance of the Convertible Promissory Note in the amount of $1,181,000 into 39,366,667 Class A ordinary shares of the Company. As of June 30, 2025 and December 31, 2024, there was $0 and $1,109,412 amounts outstanding under the 2023 Promissory Note, respectively.

Advances from related party

As of June 30, 2025 and December 31, 2024, the Sponsor advanced the Company $157,558 and $0, respectively included in advances from related party in the accompanying condensed balance sheet.

Note 4 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 45,203,220 and 5,836,553 Class A ordinary shares issued and outstanding, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At June 30, 2025 and December 31, 2024, there were 75,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial business combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of an initial business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued by the Company in connection with or in relation to the consummation of the initial business combination, excluding any forward purchase securities, any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 5 — Warrant Liabilities

The Company accounts for the 22,250,000 warrants that were issued in the IPO (representing 11,500,000 Public Warrants and 10,750,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrants do not meet the criteria to be considered indexed to the Company’s stock due to settlement provisions that result in holders of warrants receiving variable settlement amounts determined by the reference table. Additionally, an event that is not within the entity’s control could require net cash settlement, thus precluding equity classification. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Warrants — Public Warrants may only be exercised for a whole number of Class A ordinary shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable 30 days after the completion of an initial business combination.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a Public Warrant unless the Class A ordinary shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial business combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement filed in connection with its IPO or a new registration statement covering registration under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of an initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary share;

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

●	if the last reported sale price of the Class A ordinary share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities (excluding the forward purchase securities) for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates an initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A ordinary shares as described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Note 6 — Commitments and Contingencies

Broker Dealer Agreements

The Company entered into seven broker dealer agreements through June 30, 2025, for the purposes of identifying a target company (“Target”) in connection with the Company’s initial business combination. While the terms of these agreements vary, each agreement reflects that the broker dealer (the “Finder”) will be entitled to a fee if they identify potential targets with which the Company completes a business combination. As of June 30, 2025 and December 31, 2024, the Company had not accrued any amounts related to any broker dealer agreements. None of the Finders are entitled to any fee.

Consulting Agreements

The Company entered into nineteen consulting agreements through June 30, 2025.

With respect to seventeen of the nineteen consulting agreements, during the term of each agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. Upon closing of an initial business combination, the Company will pay the Consultant a base fee of $350,000. In lieu of, and not in addition to the base fee, the Company will pay a bonus fee of $1,000,000 if the Company and the Consultant mutually determine and agree that the Consultant will provide advice or services that are of a different kind than those contemplated in the agreement. In lieu of and not in addition to the base fee and bonus fee, the Company will pay to the Consultant an additional fee equal to 0.5% of the pre-money equity value of the Target if the Company and the Consultant mutually determine and agree that the Consultant provided, or will provide, material support in connection with the evaluation, negotiation, execution or marketing of an initial business combination that is ultimately consummated by the Company. Payment to the Consultant is dependent upon the closing of an initial business combination.

On August 3, 2022, the Company entered into a consulting agreement. During the term of this agreement, the Consultant will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. As consideration for the services performed by the Consultant during the term of the agreement, upon the closing of an initial business combination, the Company shall pay to the Consultant a fee equal to one percent (1%) of the pre-money equity value of the Target, as stated in the Agreement and Plan of Merger executed between the Company and the Target (which such pre-money equity value shall be determined in a manner consistent with disclosures set forth in the proxy statement/prospectus filed in connection with such initial business combination). Payment to the Consultant is dependent upon the closing of an initial business combination.

On October 25, 2022, the Company entered into a consulting agreement. During the term of this agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. In consideration for the services performed by the Consultant during the term, upon the closing of an initial business combination, the Company shall pay to the Consultant, in shares at close, 100,000 shares of the surviving entity.

As of June 30, 2025 and December 31, 2024, no work has been performed related to any of the aforementioned consulting agreements and thus the Company did not accrue any amounts related to these agreements.

Business Combination Agreement

On January 28, 2025, the Company, Roth CH Holdings, Inc. (the “Domestication Sub”), Roth CH Merger Sub, Inc. (the “Merger Sub”) and SharonAI Inc, a Delaware Corporation (the “Target”) entered into the business combination agreement, pursuant to which, subject to the terms and conditions set forth therein, (a) Roth shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Roth with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”), (b) upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.” and, thereafter, (c) the Merger Sub shall be merged with and into SharonAI (together, the “Business Combination”), with SharonAI as the surviving company (the “Surviving Corporation”). The Surviving Corporation shall become a wholly-owned subsidiary of the Domesticated Parent.

Pursuant to the terms of the Business Combination Agreement, upon the consummation of the Business Combination on the Closing Date:

●	Each share of SharonAI Series A Preferred Stock shall be converted into the right to receive a number of shares of Class B Common Stock equal to the Conversion Ratio.

●	Each share of SharonAI Series B Preferred Stock shall, in accordance with SharonAI’s charter documents, be converted into the right to receive a number of shares of Roth Class A Ordinary Common Stock equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of SharonAI Common Stock issuable upon conversion of such share of SharonAI Series B Preferred Stock as of immediately prior to the closing.

●	Each SharonAI Stock Right shall be cancelled and converted into a right to acquire, subject to substantially the same terms and conditions as were applicable under such SharonAI Stock Right, the number of shares of Roth Class A Ordinary Common Stock, determined by multiplying the number of shares of SharonAI Common Stock subject to such SharonAI Stock Right as of immediately prior to the effective time by the Conversion Ratio, with an exercise price per share of Roth Class A Ordinary Common Stock, if applicable, equal to (A) the exercise price per share of SharonAI Common Stock of such SharonAI Stock Right divided by (B) the Conversion Ratio (a “Converted Stock Right”).

●	The “Conversion Ratio” is the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, which is approximately 560,835,633 shares of Roth Common Stock, by (b) the number of shares constituting the “Aggregate Fully Diluted SharonAI Capital Stock”, which means: the sum, without duplication, of (a) all shares of SharonAI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of SharonAI Series A Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (c) the aggregate number of shares of SharonAI Common Stock issuable upon conversion of all shares of SharonAI Series B Preferred Stock that are issued and outstanding immediately prior to the effective time; plus (d) the aggregate number of shares of SharonAI Common Stock issuable upon full conversion, exercise, settlement or exchange of any SharonAI Stock Rights outstanding immediately prior to the effective time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of SharonAI Common Stock.

On May 23, 2025, the parties to the Business Combination Agreement entered into an Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which the Closing Date was extended from July 31, 2025 to October 31, 2025.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Company and the officers and directors of the Company, the Target and the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor and the officers and directors of the Company have agreed to vote all shares of the common stock beneficially owned by them, including any additional shares they acquire ownership of or the power to vote: (i) in favor of the Merger and related transactions, (ii) against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions, and (iii) in favor of an extension of the period of time the Company is afforded to consummate an initial business combination.

Company Support Agreement

In connection with the execution of the Business Combination Agreement, the Company, the Target and certain stockholders of the Target entered into a support agreement, pursuant to which such Target stockholders have agreed to vote all common and preferred stock of the Target beneficially owned by them, including any additional shares of the Target they acquire ownership of or the power to vote, in favor of the Merger and related transactions and against any action reasonably be expected to impede, delay, or materially and adversely affect the Merger and related transactions.

Form of Lock-Up Agreement

In connection with the Closing, certain key Target stockholders will each agree, subject to certain customary exceptions, not to (i) offer, sell contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lockup Shares (as defined below), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii): (a) with respect to fifty (50%) percent of the Company Common Shares owned by Holder ninety (90) days after the Closing Date and (b) with respect to the remaining fifty (50%) percent of the Company Common Shares owned by Holder one hundred and eighty (180) days after the Closing Date. The term “Lockup Shares” mean the Company Common Shares owned by such Holder (or to be acquired by such Holder in connection with the Business Combination Agreement) as set forth on Schedule I to the Lock-Up Agreement.

Form Registration Rights Agreement

At the Closing, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with certain existing stockholders of the Company and the Target (the “Holders”) with respect to their shares of the Company acquired before or pursuant to the Merger, and including the shares issuable on conversion of the warrants issued to the Sponsor in connection with the Company’s initial public offering and any shares issuable on conversion of preferred stock or loans. Pursuant to the Registration Rights Agreement, within thirty (30) days of the Closing, the Company shall file with the SEC a registration statement for a shelf registration on Form S-1 or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities on a delayed or continuous basis as permitted by Rule 415 under the Securities Act and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the seventy-fifth (75th) calendar day following the Filing Date; provided that the Company shall have the Shelf declared effective within ten (10) business days after the date the Company is notified by the staff of the SEC that the Shelf will not be reviewed or will not be subject to further review by the SEC. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a subsequent shelf registration statement and cause the same to become effective as soon as practicable after such filing and such subsequent shelf registration statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders. In addition, the Holders will have certain “piggyback” registration rights that require the Company to include such securities in registration statements that the Company otherwise files. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. the Company will bear the expenses incurred in connection with the filing of any such registration statements.

Deferred Legal Fee

As of June 30, 2025 and December 31, 2024, the Company had $234,849, in deferred legal fees, which are included in accounts payable and accrued expenses on the Company’s accompanying balance sheets.

Note 7 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2025	December 31, 2024
Liabilities:
Warrant liability – Public Warrants	2	448,500	115,000
Warrant liability – Private Placement Warrants	2	419,250	107,500

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

As of June 30, 2025, the aggregate values of the Public Warrants and Private Placement Warrants were $448,500 and $419,250, respectively, based on a fair value of $0.04 per warrant. As of December 31, 2024, the aggregate values of the Public Warrants and Private Placement Warrants were $115,000 and $107,500, respectively, based on a fair value of $0.01 per warrant.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2025	$107,500	$115,000	$222,500
Change in fair value	430,000	460,000	890,000
Fair value as of March 31, 2025	$537,500	$575,000	$1,112,500
Change in fair value	(118,250)	(126,500)	(244,750)
Fair value as of June 30, 2025	$419,250	$448,500	$867,750

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2024	$268,750	$287,500	$556,250
Change in fair value	(117,175)	(125,350)	(242,525)
Fair value as of March 31, 2024	$151,575	$162,150	$313,725
Change in fair value	(138,675)	(148,350)	(287,025)
Fair value as of June 30, 2024	$12,900	$13,800	$26,700

The Company established the initial fair value for the warrants on October 29, 2021, the date of the consummation of the Company’s IPO. The Company used a Black-Scholes model to value the warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant will be used as the fair value as of each reporting period. The subsequent measurements of the Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market under the ticker USCTW. As of June 30, 2025 and December 31, 2024, the Public Warrants have detached from the Units, and the closing price is utilized as the fair value.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no other transfers to/from Levels 1, 2, and 3 during the period ended June 30, 2025. There was a transfer of $13,800 from level 1 to level 2 during the year ended December 31, 2024 due to insufficient trading volume.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	June 30,	December 31,
	2025	2024
Cash	$9,728	$6,738

	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025
General and administrative expenses	$318,759	$705,270

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

Note 9 — Subsequent Events

Management has evaluated the impact of subsequent events through the date that the condensed financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Subsequent to June 30, 2025, the Sponsor advanced an additional $75,408 to the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Roth CH Acquisition Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Roth CH Acquisition Co. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2024 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Morristown, NJ
March 27, 2025

ROTH CH ACQUISITION CO.

BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Cash	$6,738	$13,755
Prepaid expenses	7,500	38,141
Total Current Assets	14,238	51,896

Trust Account receivable	-	147,410
Cash and marketable securities held in Trust Account	-	23,332,031
TOTAL ASSETS	$14,238	$23,531,337

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$926,512	$660,952
Promissory note - related party	1,109,412	682,508
Total Current Liabilities	2,035,924	1,343,460

Warrant liabilities	222,500	556,250
Total Liabilities	2,258,424	1,899,710

Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 200,000,000 shares authorized; 0 and 2,119,236 shares issued and outstanding at redemption value of $0 and $11.08 per share at December 31, 2024 and 2023, respectively	-	23,479,441

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,836,553 and 5,675,000 shares issued or outstanding (excluding 0 and 2,119,236 shares subject to possible redemption) at December 31, 2024 and 2023, respectively	584	568
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 75,000 shares issued and outstanding at December 31, 2024 and 2023	7	7
Additional paid-in capital	6,592,111	7,107,564
Accumulated deficit	(8,836,888)	(8,955,953)
Total Shareholders’ Deficit	(2,244,186)	(1,847,814)

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$14,238	$23,531,337

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION CO.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
General and administrative expenses	$650,122	$4,416,661
Loss from operations	(650,122)	(4,416,661)

Other income (expense):
Change in fair value of warrant liabilities	333,750	(73,425)
Interest income on cash and marketable securities held in Trust Account	435,437	2,509,662
Forgiveness of Debt	-	4,692,176
Commitment fee	-	(125,000)
Other income, net	769,187	7,003,413

Net income	$119,065	$2,586,752

Basic and diluted weighted average shares outstanding, Class A redeemable ordinary shares	787,476	5,323,369

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.02	$0.23

Basic and diluted weighted average shares outstanding, Class A and B non-redeemable ordinary shares	5,851,522	5,750,000

Basic and diluted net income per share, Class A and B non-redeemable ordinary shares	$0.02	$0.23

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION CO.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — December 31, 2022	-	$-	5,750,000	$575	$-	$(10,482,723)	$(10,482,148)
Conversion of Class B ordinary shares to Class A ordinary shares	5,675,000	568	(5,675,000)	(568)	-	-	-
Sale of founder shares and private warrants by sponsor (Note 5)	-	-	-	-	5,753	-	5,753
Sale of founder shares and private warrants by sponsor (Note 5)	-	-	-	-	(5,753)	-	(5,753)
Capital contribution from forgiveness of related party expenses (Note 5)	-	-	-	-	60,556	-	60,556
Capital contribution from Wejo Assignment and assumption agreement (Note 5)	-	-	-	-	250,000	-	250,000
Capital contribution from Working Capital Advance (Note 5)	-	-	-	-	250,000	-	250,000
Capital contribution from commitment fee (Note 5)	-	-	-	-	125,000		125,000
Reduction of deferred underwriting fee	-	-	-	-	8,231,688	-	8,231,688
Remeasurement of Class A ordinary shares subject to redemption	-	-	-	-	(1,809,680)	(1,059,982)	(2,869,662)
Net loss	-	-	-	-	-	2,586,752	2,586,752
Balance — December 31, 2023	5,675,000	$568	75,000	$7	$7,107,564	$(8,955,953)	$(1,847,814)
Remeasurement of Class A ordinary shares subject to redemption	-	-	-	-	(515,437)	-	(515,437)
Issuance of Class A ordinary shares	161,553	16	-	-	(16)	-	-
Net income	-	-	-	-	-	119,065	119,065
Balance — December 31, 2024	5,836,553	$584	75,000	$7	$6,592,111	$(8,836,888)	$(2,244,186)

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION CO.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$119,065	$2,586,752
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on cash and marketable securities held in Trust Account	(435,437)	(2,509,662)
Change in fair value of warrant liability	(333,750)	73,425
Forgiveness of debt	-	(4,692,176)
Interest expense	-	125,000
Changes in operating assets and liabilities:
Prepaid expenses	30,641	297,934
Accounts payable and accrued expenses	265,560	3,263,737
Accrued offering costs	-	(8,000)
Net cash used in operating activities	(353,921)	(862,990)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(327,410)	(360,000)
Cash withdrawn from Trust Account for working capital	100,000	-
Cash withdrawn from Trust Account in connection with redemption	23,994,878	217,525,458
Trust receivable	147,410	-
Net cash provided by Investing activities	23,914,878	217,165,458

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	426,904	591,508
Advances from related party	-	341,000
Proceeds from Working Capital Advance	-	250,000
Payment of offering costs	-	(70,000)
Redemption of ordinary shares	(23,994,878)	(217,525,458)
Net cash used in financing activities	(23,567,974)	(216,412,950)

Net Change in Cash	(7,017)	(110,482)
Cash – Beginning	13,755	124,237
Cash – Ending	$6,738	$13,755

Non-cash investing and financing activities
Conversion of advances and short-term promissory notes to long-term promissory notes	$-	$91,000
Re-measurement of Class A ordinary shares subject to possible redemption amount	$515,437	$2,869,662
Deferred underwriting fee payable written-off	$-	$8,231,688
Forgiveness of debt from related parties	$-	$560,556

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION CO.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024

Note 1 — Description of Organization and Business Operations

Roth CH Acquisition Co. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on April 20, 2021 with the name TKB Critical Technologies 1. The Company changed its name on September 7, 2023 to Roth CH Acquisition Co. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”).

The Company is not limited to a particular industry or geographic location for purposes of consummating an initial business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from April 20, 2021 (inception) through December 31, 2024, relates to the Company’s formation and its initial public offering (the “IPO”), which is described below and, subsequent to the IPO, identifying a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of the initial business combination, at the earliest. The Company generates non-operating income from the marketable securities held in the Trust Account up to the termination of the Trust Account (defined below).

The registration statement for the Company’s IPO was declared effective on October 26, 2021 (the “Effective Date”). On October 29, 2021, the Company consummated the IPO of 23,000,000 units (the “Units”), including 3,000,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 10,750,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Warrant in a private placement to TKB Sponsor I, LLC (the “Sponsor”), generating proceeds of $10,750,000.

Transaction costs of the IPO amounted to $21,140,059, consisting of $3,850,000 of underwriting discount, $8,800,000 of deferred underwriting discount, $7,748,431 excess fair value of founder shares and $741,628 of offering costs. Of these amounts, $19,774,814 was recorded to additional paid-in capital and $1,365,245 costs related to the warrant liability was expensed immediately using the residual allocation method.

Following the closing of the IPO on October 29, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States, which were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination; and (ii) the redemption of any Public Shares (as defined below) properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Articles”); and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial business combination by October 29, 2024 (or any extended period of time that the Company may have to consummate an initial business combination as a result of an amendment to its Articles) (the “Combination Period”). On April 29, 2024, pursuant to the Third Amendment, as described below, the Trust Account was voluntarily liquidated and the provisions in the Articles requiring that an initial business combination be completed within the Combination Period and other SPAC-related provisions (collectively, the “SPAC Provisions”) were eliminated.

Prior to the effectiveness of the Third Amendment, the Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that the Company will be able to complete an initial business combination successfully. Prior to the effectiveness of the Third Amendment, the Company was required to complete an initial business combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial business combination and could only complete an initial business combination if the post-transaction company owned or acquired 50% or more of the outstanding voting securities of the target or otherwise acquired an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Prior to the effectiveness of the Third Amendment, the Company was required to provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a general meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company. The public shareholder will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.20 per Public Share initially, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and which interest shall be net of taxes payable), calculated as of two business days prior to the completion of the initial business combination. There will be no redemption rights upon the completion of an initial business combination with respect to the Company’s warrants. In connection with the approval of the Third Amendment to remove the SPAC Provisions, the Company amended the Articles to allow shareholders of the Company to obtain their pro rata distribution of funds held in the Trust Account and also retain ten (10%) percent of their shares upon liquidation of the Trust Account.

On January 10, 2023, the Company, entered into a business combination agreement with Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Wejo (“Merger Sub 1”) and upon execution of a joinder to the business combination agreement, each of Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned Subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). On June 25, 2023, the Company, Wejo, Holdco, Merger Sub 1 and Merger Sub 2 entered into that certain Mutual Termination Agreement (“Termination Agreement”) pursuant to which the parties mutually agreed to terminate the Business Combination Agreement pursuant to Section 7.1(a) thereof. The Termination Agreement also includes mutual releases of the parties. No party will be required to pay a termination fee as a result of the mutual decision to enter into the Termination Agreement. The termination of the Business Combination Agreement also terminates the Voting Agreement, dated as of January 10, 2023 (“Wejo Voting Agreement”) between the Company and certain shareholders of Wejo and the Voting Agreement, dated as of January 10, 2023 (the “Sponsor Voting Agreement”) between the Company, Sponsor and Directors, pursuant to the terms of the Wejo Voting Agreement and Sponsor Voting Agreement, respectively.

On January 27, 2023, the Company held an extraordinary general meeting (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the shareholders approved a proposal (the “Extension Amendment Proposal”) to amend the Company’s Amended and restated memorandum and articles of association (the “Articles”) to extend the date that the Company has to consummate a business combination from January 29, 2023 to June 29, 2023 (the “Extension Amendment”). The shareholders also approved a proposal (the “Trust Agreement Amendment Proposal”) to amend the Company’s Investment Management Trust Agreement, dated as of October 26, 2021, by and between the Company and Continental Stock Transfer & Trust Company as trustee (the “Trust Agreement”), to make a corresponding extension to the date the Company must commence liquidation of the Trust Account from January 29, 2023, to June 29, 2023. In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,533,296 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $181.9 million.

On June 25, 2023, the Company, the Sponsor, each independent director of the Company (the “Directors”), and affiliates of Roth Capital Partners and Craig-Hallum Capital Group LLC (the “Buyers”) entered into a Securities Transfer Agreement (the “Agreement”) pursuant to which Sponsor and the Directors have agreed to sell to Buyers, and Buyers have agreed to purchase from Sponsor and the Directors, an aggregate of 4,312,500 ordinary shares consisting of 4,237,500 Class A ordinary shares and 75,000 Class B ordinary shares and 8,062,500 private placement warrants (together, the “Transferred Securities”) for an aggregate purchase price (the “Purchase Price”) of $1.00 (the “Transaction”). Following the closing of the Transaction, Sponsor will have certain continuing rights, including a right of first refusal to repurchase the Transferred Securities in certain circumstances as set forth in the Agreement and the right to invest up to 25% of certain financings. The closing of the Transaction is conditioned upon, among other things, (i) the termination of the Business Combination Agreement (as noted above) and the complete release of actual or potential claims or liabilities thereunder, (ii) continued listing of the Company’s Class A ordinary shares on Nasdaq, (iii) the waiver by the underwriters of the Company’s initial public offering of their rights to deferred underwriting compensation pursuant to the Underwriting Agreement dated as of October 26, 2021, between the Company and Jefferies LLC as representative of the underwriters named therein, and (iv) the occurrence of the Class B Conversion.

On June 26, 2023, the Company entered into a termination agreement (the “Termination Agreement”), pursuant to which the Company terminated the Administrative Services Agreement with Tartavull Klein Blatteis Capital, LLC dated October 26, 2021 and Tartavull Klein Blatteis Capital, LLC forgave and fully discharged all outstanding fees thereunder as of the date of the Closing.

On June 28, 2023, the Company held an extraordinary general meeting (the “Second Extraordinary General Meeting”). At the Extraordinary General Meeting, the shareholders approved a proposal (the “Second Extension Amendment Proposal”) to amend the Company’s Amended and restated memorandum and articles of association (the “Articles”) to extend the date that the Company has to consummate a business combination from June 29, 2023 to October 29, 2024 (the “Extension Amendment”). The shareholders also approved a proposal (the “Second Trust Agreement Amendment Proposal”) to amend the Company’s Trust Agreement, to make a corresponding extension to the date by which the Trustee is obligated to liquidate the trust account to the later of (A) June 29, 2023 provided that the Company may extend such date, monthly, up to October 29, 2024 (i.e.: 36 months after the closing of the IPO provided that the Sponsor or its designee deposits the Monthly Deposit (as defined below) into the trust account), or (B) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association. The term “Monthly Deposit” is defined in the Amendment to mean an amount equal to the lesser of (x) $60,000 or (y) $0.03 per public share multiplied by the number of public shares outstanding. In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 3,347,468 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.64 per share, for an aggregate redemption amount of approximately $35,601,649. These shares were effectively canceled on July 7, 2023.

On each of January 5, 2024, February 6, 2024, and March 6, 2024, the Company deposited an additional $60,000, for an aggregate of $180,000, into the trust extending the date of which the Company has to complete a Business Combination to March 29, 2024.

On February 29, 2024, Gordon Roth resigned as Chief Financial Officer of the Company and the Board appointed Joseph Tonnos as Chief Financial Officer of the Company, effective February 29, 2024. Mr. Roth’s decision to resign was not the result of any dispute or disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On April 3, 2024, the Overpayment Amount, as described in Note 8, was deposited back into Trust Account.

On April 15, 2024, Roth CH Acquisition Co. (the “Company”) announced that it had notified the Nasdaq Stock Market LLC (“Nasdaq”) of its decision to voluntarily delist its Class A Ordinary Shares, Units and Warrants exercisable for one Class A Ordinary Share at an exercise price of $11.50 from the Nasdaq Global Market. The Company filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to remove its Class A Ordinary Shares, Units, and Warrants from listing on the Nasdaq Global Market on April 25, 2024 and as a result, the delisting became effective on April 25, 2024. The Company remains subject to such reporting obligations under Sections 13 and 15(d) of the Exchange Act. Following the delisting, the Company has its Class A Ordinary Shares, Units, and Warrants quoted on a market operated by OTC Markets Group Inc. (the “OTC”) so that a trading market may continue to exist for such securities.

On April 29, 2024, the shareholders approved the Third Amendment. The Third Amendment reflects the removal of the provisions contained in the Articles that are applicable to special purpose acquisition companies (“SPACs”), including the requirement to redeem and cancel 100% of the Company’s Public Shares following distribution of the funds held in the Company’s trust account established in connection with the IPO. In connection with the implementation of the Third Amendment, the Company redeemed 90% of the Public Shares and provided each holder their pro rata share of the balance in the Trust Account. The trust liquidation was effective May 15, 2024.

Liquidity and Going Concern

As of December 31, 2024, the Company had $6,738 cash and a working capital deficit of $2,021,686. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company expects that it will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On April 29, 2024, the shareholders approved the Third Amendment. The Third Amendment reflects the removal of the provisions contained in the Articles that are applicable to SPACs, including the requirement to redeem and cancel 100% of the Company’s Public Shares following distribution of the funds held in the Company’s trust account established in connection with the IPO. In connection with the implementation of the Third Amendment, the Company redeemed 90% of the Public Shares and provided each holder their pro rata share of the balance in the Trust Account.

The Company assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern”. Management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $6,738 and $13,755 of operating cash as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the Company had no cash equivalents.

Cash and Marketable Securities Held in Trust Account

Following the closing of the IPO on October 29, 2021, an amount of $234,600,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account was intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Articles (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial business combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the Combination Period, the return of the funds held in the Trust Account to the public shareholders as part of redemption of the Public Shares. As of December 31, 2024, the Trust account was fully liquidated. As of December 31, 2023, substantially all of the assets held in the money market funds were invested primarily in U.S. Treasury securities.

Offering Costs Associated with IPO

Offering costs consisted of legal, accounting and other expenses incurred through the IPO that were directly related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the IPO. Accordingly, on October 29, 2021, offering costs totaled $21,140,059 (consisting of $3,850,000 of underwriting fees, $8,800,000 of deferred underwriting fees, $7,748,431 excess fair value of Founder Shares and $741,628 of actual offering costs, with $1,365,245 included in the statement of operations for the period ending December 31, 2021 as an allocation for the Public Warrants and the Private Placement Warrants, and $19,774,814 included in additional paid-in capital).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements from equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 9 for valuation methodology of warrants.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except warrant liabilities.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Class A Ordinary Shares Subject to Possible Redemption

As of December 31, 2024 and 2023, the Company had 5,836,553 and 7,794,236 Class A ordinary shares outstanding, of which zero and 2,119,236 shares are Class A ordinary shares subject to redemption, respectively. The Company accounted for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares subject to possible redemption featured certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2024 and 2023, zero and 2,119,236 of Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognized changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2024 and 2023, the Class A ordinary shares subject to possible redemption, classified as temporary equity in the balance sheets, are reconciled in the following table:

	Shares	Amount
Class A ordinary shares subject to possible redemption, December 31, 2022	23,000,000	$237,987,827
Less:
Redemptions on January 31, 2023	(17,533,296)	(181,923,809)
Redemptions on June 28, 2023	(3,347,468)	(35,601,649)
Plus:
Trust Account receivable (Note 8)	-	147,410
Re-measurement of carrying value to redemption value	-	2,869,662
Class A ordinary shares subject to possible redemption at December 31, 2023	2,119,236	23,479,441
Less:
Redemptions	(1,957,683)	(23,994,878)
Reclassification of Class A redeemable shares	(161,553)	-
Plus:
Re-measurement of carrying value to redemption value	-	515,437
Class A ordinary shares subject to possible redemption at December 31, 2024	-	$-

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) IPO and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 22,250,000 Class A ordinary shares in the aggregate. As of December 31, 2024 and 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Years Ended December 31,
	2024		2023
	Class A redeemable	Class A and B non-redeemable	Class A redeemable	Class A and B non-redeemable
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$14,123	$104,942	$1,243,545	$1,343,207
Denominator:
Basic and diluted weighted average ordinary shares outstanding	787,476	5,851,522	5,323,369	5,750,000
Basic and diluted net income per ordinary share	$0.02	$0.02	$0.23	$0.23

Related Parties

Parties, which can be a corporation or an individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025. The Company is currently evaluating the timing and impacts of adoption of this ASU.

Note 3 — Initial Public Offering

In connection with the Company’s IPO, on October 29, 2021, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (“Public Shares”) and one-half of one warrant (“Public Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

An aggregate of $10.20 per Unit sold in the IPO was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. As of October 29, 2021, $234,600,000 of the IPO proceeds and proceeds from the sale of the Private Placement Warrants was held in the Trust Account, representing an overfunding of the Trust Account of 102.0% of the IPO size.

Transaction costs as of the IPO date amounted to $21,140,059, consisting of $3,850,000 of underwriting discount, $8,800,000 of deferred underwriting discount, $7,748,431 excess fair value of Founder Shares and $741,628 of offering costs.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 10,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($10,750,000 in the aggregate). Each Private Placement Warrant is exercisable for one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account.

Note 5 — Related Party Transactions

Founder Shares

In April 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the number of Founder Shares collectively represents 20% of the Company’s issued and outstanding ordinary shares after the IPO. Simultaneously with the closing of the IPO, the underwriters exercised the over-allotment option in full. Accordingly, 750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of an initial business combination or (B) subsequent to an initial business combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On October 8, 2021, the Sponsor entered into agreements with certain funds managed by Apollo Capital Management, L.P. (collectively, “Apollo”), certain funds managements by Atalaya Capital Management, LP (“Atalaya”) and Meteora Capital Partners, L.P. and funds affiliated with Meteora Capital Partners, L.P. (collectively “Meteora”) (individually and collectively, the “anchor investors”). Each of the anchor investors purchased 9.9% of the Units in the IPO (excluding Units issued in connection with the exercise of the over-allotment option). Each of Apollo and Atalaya agreed to purchase interests in the Sponsor representing approximately 7% of the Founder Shares and Private Placement Warrants at approximately the cost of such securities to the Sponsor, with the Sponsor’s obligation to sell some or all of such interests conditioned upon such anchor investor’s purchase of the Units.

Meteora entered into a separate agreement with the Sponsor pursuant to which it agreed to purchase interests in the Sponsor representing approximately 6.4% of the Founder Shares for approximately 3.7% of the cost of the Founder Shares and Private Placement Warrants to the Sponsor.

The anchor investors acquired from the Sponsor an indirect economic interest in an aggregate of 1,173,000 Founder Shares at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute the Founder Shares to the anchor investors after the completion of an initial business combination. The Company estimates the aggregate fair value of the Founder Shares attributable to the anchor investors to be approximately $7,753,530, or $6.61 per share.

The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed as incurred in the statement of operations. Offering costs allocated to the Public Shares were charged to shareholder’s deficit upon the completion of the IPO.

On October 7, 2022, the Company entered into a vendor agreement, as described in Note 8, whereas the Sponsor assigned 23,883 Class B ordinary shares to the vendor, effective upon the completion of a successful initial business combination.

The assignment of the Founder Shares to the vendor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company has hired a valuation firm to assess, using the lattice model, the fair value associated with the Founder Shares granted. The fair value of the 23,883 shares granted to the Company’s vendor in October 2022 was $28,946 or $1.212 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of an initial business combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is met under the applicable accounting literature in this circumstance. As of December 31, 2024 and 2023, the Company determined the performance conditions had not been met, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date the performance conditions are met (i.e., upon consummation of an initial business combination) in an amount equal to the number of Founder Shares vested times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

On June 25, 2023, the Company, the Sponsor, each independent director of the Company (the “Directors”), and affiliates of Roth Capital Partners and Craig-Hallum Capital Group llc (the “Buyers”) entered into a Securities Transfer Agreement (the “Agreement”) pursuant to which the Buyers purchased from Sponsor and the Directors, an aggregate of 4,312,500 ordinary shares consisting of 4,237,500 Class A ordinary shares and 75,000 Class B ordinary shares and 8,062,500 private placement warrants (together, the “Transferred Securities”) for an aggregate purchase price (the “Purchase Price”) of $1.00 (the “Transaction”).

Forward Purchase Agreements

The Company entered into separate forward purchase agreements (the “Forward Purchase Agreements”) with Apollo and Atalaya (the “Forward Purchasers”) on August 13, 2021, and August 4, 2021, respectively. The Forward Purchase Agreements provide, at the Company’s option, for the aggregate purchase of up to 9,600,000 Class A ordinary shares and 4,800,000 warrants to purchase Class A ordinary shares for an aggregate price of $96.0 million ($10.00 for one Class A ordinary share and one half of one warrant), in private placements that will close concurrently with the closing of the initial business combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and Public Warrants included in the Units sold in the IPO. Each Forward Purchaser’s commitment under its Forward Purchase Agreement is subject to certain conditions including investment committee approval. The forward purchase agreements were terminated effective October 24, 2023.

Promissory Note – Related Party

On July 1, 2023 the Company entered into a promissory note with the Buyers for up to an aggregate of $1,000,000 (the “2023 Promissory Note). The 2023 Promissory Note is non-interest bearing and payable upon the earlier of the date on which the Company consummates an initial business combination, the liquidation of the Company, or October 29, 2024. The Note does not bear any interest. On August 8, 2024, the Company amended the terms of the 2023 Promissory Note to increase the aggregate principal amount that may be borrowed to $2,000,000 and to extend the maturity to June 30, 2025. As of December 31, 2024 and 2023, there was $1,109,412 and $682,508 amounts outstanding under the 2023 Promissory Note, respectively.

Administrative Services Agreement

The Company has entered into an agreement commencing on November 28, 2021, with Tartavull Klein Blatteis Capital, LLC (“TKB Capital”), an affiliate of the Sponsor, pursuant to which the Company agreed to pay TKB Capital a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. For the year ended December 31, 2023, the Company incurred $60,000 of fees for these services. On June 26, 2023, the Company entered into a termination agreement (the “Termination Agreement”), pursuant to which the Company terminated the Administrative Services Agreement with Tartavull Klein Blatteis Capital, LLC dated October 26, 2021 and Tartavull Klein Blatteis Capital, LLC forgave and fully discharged all outstanding fees thereunder as of the date of the Closing. As of December 31, 2024 and 2023, there no amounts included in accrued expenses in the accompanying balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor, certain of the Company’s officers, directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2024 and 2023, no Working Capital Loans were outstanding.

Working Capital Advance

On January 26, 2023, in connection with the proposed Business Combination with Wejo, Sponsor entered into a promissory note (the “Phelan Note”) with Daniel Phelan (the “Lender”), which provided for working capital for the Company in an aggregate principal amount of up to $750,000. The Phelan Note was amended and restated on March 9, 2023. As of January 30, 2023, Sponsor had drawn $250,000 under the Phelan Note and subsequently advanced these funds to the Company. The Phelan Note was non-interest bearing and non-convertible. All unpaid principal accrued under the Phelan Note was to be repaid at the closing of the Business Combination or the earlier termination of the Business Combination Agreement in certain circumstances specified in the Phelan Note. In consideration for the Phelan Note, Sponsor agreed to pay to the Lender at the closing of the Business Combination a commitment fee equal to 50% of the then-outstanding principal balance of the Phelan Note up to a maximum of $375,000. If the Business Combination did not close, the commitment fee would not be paid. During 2023, the Sponsor forgave the debt from the Company and the Company recorded a contribution from sponsor of $250,000. In addition, the Company recorded a $125,000 expense and a corresponding increase in additional paid in capital related to the commitment fee that will be paid by the Sponsor upon the closing of the Business Combination.

Wejo Assignment and Assumption Agreement

On January 5, 2023, the Sponsor entered into an assignment and assumption agreement with Wejo, which was subsequently amended and restated on March 2, 2023 (the “Wejo Assignment”), pursuant to which Wejo agreed to pay the Sponsor an aggregate of $295,000 to fund the Company’s working capital requirements and the Sponsor agreed to assign to Wejo, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 83,250 Founder Shares and 250,000 Private Warrants. Wejo paid $250,000 to the Sponsor on January 11, 2023 and $45,000 to the Sponsor on March 2, 2023, for an aggregate payment of $295,000. The warrants and shares, the Company estimated the fair value of the 83,250 Founder Shares and 250,000 Private Warrants was $294,289 and $7,500, respectively, for an aggregate $301,789 on January 5, 2023. The fair value of the Founder Shares was determined using the value of the Class A Units, reduced by the probability of no acquisition and by a discount for a lack of marketability with a volatility of 107.88%, risk-free rate of 4.78% and a stock price of $10.33 as of the valuation date of January 5, 2023. The Private Placement Warrants were valued at $0.03 per warrant, which was the closing price of the Company’s public warrants on January 5, 2023. The Company utilized this value as Private Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market under the ticker USCTW (See Note 9). As a result, there was a loss on the sale of the shares and warrants of $6,789.

The Sponsor subsequently advanced $250,000 in funds to the Company for working capital purposes. The advance was non-interest bearing, unsecured, and payable in cash upon the consummation of the Company’s initial business combination. During the year ended December 31, 2023, the Sponsor forgave the debt and the Company recorded a contribution from sponsor of $250,000 and a contribution of capital by Sponsor of $5,753.

Forgiveness of related party accrued expenses

In connection with the Securities Transfer Agreement described above, affiliates of the of Sponsor forgave $60,556 of previously accrued expenses, of which $57,335 related to the Administrative Services Agreement described above and $3,221 relates to reimbursable expenses paid by the affiliate on behalf of the Company. As a result, a capital contribution of $60,556 was recorded during the year ended December 31, 2023.

Note 6 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2024 and 2023, there were 5,836,553 and 5,675,000 Class A ordinary shares issued and outstanding, excluding zero and 2,119,236 Class A ordinary shares subject to possible redemption as presented in temporary equity, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2024 and 2023, there were 75,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial business combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of an initial business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued by the Company in connection with or in relation to the consummation of the initial business combination, excluding any forward purchase securities, any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Conversion of Class B shares

On January 18, 2023, pursuant to the terms of the Amended and Restated Memorandum and Articles of Association of the Company, the Sponsor, the holder of an aggregate of 5,650,000 of the Company’s outstanding Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), elected to convert each outstanding Class B Share held by it on a one-for-one basis into Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) of the Company, with immediate effect. Following such conversion, as of January 18, 2023, the Company had an aggregate of 28,650,000 Class A Ordinary Shares issued and outstanding and 100,000 Class B Shares issued and outstanding. On June 28, 2023, holders of an aggregate of 25,000 of the remaining outstanding Class B Shares elected to convert their Class B Shares into Class A Ordinary Shares. The Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, and among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a Business Combination as described in the prospectus for the Company’s IPO. The Company modified its balance sheet and statements of shareholders equity to reflect the impact of these conversions.

Note 7 — Warrant Liabilities

The Company accounts for the 22,250,000 warrants that were issued in the IPO (representing 11,500,000 Public Warrants and 10,750,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrants do not meet the criteria to be considered indexed to the Company’s stock due to settlement provisions that result in holders of warrants receiving variable settlement amounts determined by the reference table. Additionally, an event that is not within the entity’s control could require net cash settlement, thus precluding equity classification. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Warrants — Public Warrants may only be exercised for a whole number of Class A ordinary shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable 30 days after the completion of an initial business combination.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a Public Warrant unless the Class A ordinary shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial business combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement filed in connection with its IPO or a new registration statement covering registration under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of an initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary share;

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

●	if the last reported sale price of the Class A ordinary share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities (excluding the forward purchase securities) for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates an initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of Class A ordinary shares as described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, warrants that may be issued upon conversion of Working Capital Loans and forward purchase securities that may be issued pursuant to the Forward Purchase Agreements (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, forward purchase warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement that was signed on the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments at the IPO price less the underwriting discount. On October 29, 2021, the underwriters exercised the over-allotment option in full, generating an additional $30,000,000 in gross proceeds. As a result of the over-allotment being exercised in full, the Sponsor did not forfeit any Founder Shares back to the Company. The underwriters were paid a cash-underwriting discount of $3,850,000 in the aggregate at the closing of the IPO. In addition, $0.35 per Unit, or $8,050,000, and $750,000 of deferred underwriting commissions ($8,800,000 in the aggregate) is payable to the underwriters for deferred underwriting commissions. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

In June 2023, the underwriters agreed to waive its entitlement to the deferred underwriting commission of $8,800,000 to which it became entitled upon completion of the Company’s Initial Public Offering, subject to the consummation of the Transaction. As a result, the Company derecognized the deferred underwriting fee payable of $8,800,000.

Broker Dealer Agreements

The Company entered into seven broker dealer agreements through December 31, 2024, for the purposes of identifying a target company (“Target”) in connection with the Company’s initial business combination. While the terms of these agreements vary, each agreement reflects that the broker dealer (the “Finder”) will be entitled to a fee if they identify potential targets with which the Company completes a business combination. As of December 31, 2024, the Company had not accrued any amounts related to any broker dealer agreements. None of the Finders are entitled to any fee.

Consulting Agreements

The Company entered into nineteen consulting agreements through December 31, 2024.

With respect to seventeen of the nineteen consulting agreements, during the term of each agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. Upon closing of an initial business combination, the Company will pay the Consultant a base fee of $350,000. In lieu of, and not in addition to the base fee, the Company will pay a bonus fee of $1,000,000 if the Company and the Consultant mutually determine and agree that the Consultant will provide advice or services that are of a different kind than those contemplated in the agreement. In lieu of and not in addition to the base fee and bonus fee, the Company will pay to the Consultant an additional fee equal to 0.5% of the pre-money equity value of the Target if the Company and the Consultant mutually determine and agree that the Consultant provided, or will provide, material support in connection with the evaluation, negotiation, execution or marketing of an initial business combination that is ultimately consummated by the Company. Payment to the Consultant is dependent upon the closing of an initial business combination.

On August 3, 2022, the Company entered into a consulting agreement. During the term of this agreement, the Consultant will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. As consideration for the services performed by the Consultant during the term of the agreement, upon the closing of an initial business combination, the Company shall pay to the Consultant a fee equal to one percent (1%) of the pre-money equity value of the Target, as stated in the Agreement and Plan of Merger executed between the Company and the Target (which such pre-money equity value shall be determined in a manner consistent with disclosures set forth in the proxy statement/prospectus filed in connection with such initial business combination). Payment to the Consultant is dependent upon the closing of an initial business combination.

On October 25, 2022, the Company entered into a consulting agreement. During the term of this agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying business combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying business combination. In consideration for the services performed by the Consultant during the term, upon the closing of an initial business combination, the Company shall pay to the Consultant, in shares at close, 100,000 shares of the surviving entity.

As of December 31, 2024, no work has been performed related to any of the aforementioned consulting agreements and thus the Company did not accrue any amounts related to these agreements.

Vendor Agreement

On August 26, 2021, the Company entered into an agreement with a vendor to provide services and support in connection with finding and completing a successful business combination. In connection with these services, the Company agreed to pay the vendor $250,000 per annum. It is also agreed that the vendor could earn up to 45,000 ordinary shares over the term of the agreement.

On August 16, 2022, the Company amended the agreement whereby it agreed to pay the vendor $125 per hour payable upon the completion of a successful business combination.

On October 7, 2022, the Company terminated the original agreement and entered into a new agreement with the vendor, pursuant to which the Company agreed to pay the vendor $125 per hour and the Sponsor agreed to assign 23,883 Class B ordinary shares to the vendor, effective upon the completion of a successful business combination.

For the year ended December 31, 2024 and 2023, the Company incurred $0 in fees for these services. As of December 31, 2024 and 2023, the Company had a balance of $0 in accounts payable and accrued expenses related to these services. On July 24, 2023, the Company entered into a waiver agreement with the vendor which resulted in the forgiveness of $42,181 of the outstanding balance.

Advisory Agreement

On January 9, 2023, the Company entered into an advisory agreement letter with Jefferies LLC (“Jefferies”), where Jefferies will provide the Company with equity capital markets financial advice and assistance in connection with a possible business combination. In addition, the Jefferies will act as sole and exclusive manager, bookrunner, placement agent, arranger, underwriter and/or initial purchaser, as the case may be, in connection with the sale and/or placement of any debt or equity financing in connection with the Company’s pending Business Combination. As consideration for the services performed by Jefferies, the Company agrees to pay Jefferies customary fees and expense reimbursements for such services. Any payment of fees to Jefferies is contingent upon the closing of a debt or equity financing. On June 20, 2023, the advisory agreement letter was terminated, and Jefferies agreed to all fees subject to, and expressly conditioned upon, payment to Jefferies of a minimum of $16,000 contingent upon the closing of a business combination, representing partial reimbursement of expenses owed. As of December 31, 2024 and 2023, the Company had not recorded an expense for the delivery of these services.

Business Combination Agreement

On January 10, 2023, the Company, entered into a business combination agreement with Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Wejo (“Merger Sub 1”) and upon execution of a joinder to the business combination agreement, each of Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned Subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

On June 25, 2023, the Company, Wejo, Holdco, Merger Sub 1 and Merger Sub 2 entered into that certain Mutual Termination Agreement (“Termination Agreement”) pursuant to which the parties mutually agreed to terminate the Business Combination Agreement pursuant to Section 7.1(a) thereof. The Termination Agreement also includes mutual releases of the parties. No party will be required to pay a termination fee as a result of the mutual decision to enter into the Termination Agreement.

The termination of the Business Combination Agreement also terminates the Voting Agreement, dated as of January 10, 2023 (“Wejo Voting Agreement”) between the Company and certain shareholders of Wejo and the Voting Agreement, dated as of January 10, 2023 (the “Sponsor Voting Agreement”) between the Company, Sponsor and Directors, pursuant to the terms of the Wejo Voting Agreement and Sponsor Voting Agreement, respectively.

Deferred Legal Fee

The Company incurred $0 and $2,657,577 during the year ended December 31, 2024 and 2023, respectively, of deferred legal fees that will be payable upon the consummation of an initial business combination.

On June 20, 2023 and June 21, 2023, the Company entered into waiver agreements which resulted in the forgiveness of $3,730,114 of outstanding deferred legal fees.

As of December 31, 2024 and 2023, the Company had $234,849, in deferred legal fees, which are included in accounts payable and accrued expenses on the Company’s accompanying balance sheets.

Trust Account Receivable

In connection with the Extension Amendment, as described in Note 1, a clerical error resulted in the redeeming shareholders receiving an overpayment of approximately $0.04 per Class A ordinary share, for an aggregate total overpayment amount of $147,410 (the “Overpayment Amount”). As of December 31, 2024, there was $0 included in Trust Account receivable in the accompanying balance sheet. On April 3, 2024, the Overpayment Amount was deposited back into the Trust Account.

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Assets:
Cash and marketable securities held in trust account	1	$-	$23,332,031

Liabilities:
Warrant liability – Public Warrants	2	115,000	287,500
Warrant liability – Private Placement Warrants	2	107,500	268,750

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.

As of December 31, 2024, the aggregate values of the Public Warrants and Private Placement Warrants were $115,000 and $107,500, respectively, based on a fair value of $0.01 per warrant. As of December 31, 2023, the aggregate values of the Public Warrants and Private Placement Warrants were $287,500 and $268,750, respectively, based on a fair value of $0.03 per warrant.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2024	$268,750	$287,500	$556,250
Change in fair value	(161,250)	(172,500)	(333,750)
Fair value as of December 31, 2024	$107,500	$115,000	$222,500

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2023	$233,275	$249,550	$482,825
Change in fair value	35,475	37,950	73,425
Fair value as of December 31, 2023	$268,750	$287,500	$556,250

The Company established the initial fair value for the warrants on October 29, 2021, the date of the consummation of the Company’s IPO. The Company used a Black-Scholes model to value the warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant will be used as the fair value as of each reporting period. The subsequent measurements of the Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market under the ticker USCTW. As of December 31, 2024 and 2023, the Public Warrants have detached from the Units, and the closing price is utilized as the fair value.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There was a transfer of $13,800 from level 1 to level 2 during the year ended December 31, 2024 due to insufficient trading volume. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2023.

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,	December 31,
	2024	2023
Trust Account	$-	$23,332,031
Cash	$6,738	$13,755

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative expenses	$650,122	$4,416,661

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

Note 11 — Subsequent Events

Management has evaluated the impact of subsequent events through the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 24, 2025, the Company amended and restated its 2023 Promissory Note, as described in Note 5, (the “Amended 2023 Note”) in favor of certain shareholders of the Company to permit its conversion into Class A ordinary shares of Company, at any time, at the option of the representative of the noteholders based upon the current trading price. Subsequent to the execution of the Amended 2023 Note, on January 24, 2025, the representative provided notice that it intended to convert the existing principal balance of the Amended 2023 Note in the amount of $1,181,000 into 39,366,667 Class A ordinary shares of the Company.

On January 28, 2025, the Company, entered into that certain Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and SharonAI Inc., a Delaware corporation (the “Target”).

Subsequent to December 31, 2024, an additional $138,618 was drawn on the Promissory Note, as described in Note 5.

SharonAI Inc.

Consolidated Quarterly Report

For the Quarterly Period Ended June 30, 2025

SHARONAI INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$2,405,778	$4,424,805
Certificates of deposits	567,839	770,799
Trade and other receivables	301,939	984,547
Assets held for sale	1,109,233	-
Other current assets	55,332	30,018
Total current assets	4,440,121	6,210,169
Property and equipment, net	3,981,114	4,576,105
Right of use assets, net	3,097,435	935,336
Digital assets	253,835	721,664
Intangible assets, net	-	1,658,963
Goodwill	18,044,215	18,044,215
Other long-term assets	75,000	-
TOTAL ASSETS	$29,891,720	$32,146,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade and other payables	$242,870	$957,829
Finance lease liabilities, current portion	642,277	186,620
Borrowings	5,709	5,435
Total current liabilities	890,856	1,149,885
Finance lease liabilities, net of current portion	2,512,741	760,087
Deferred tax liabilities	-	327,535
TOTAL LIABILITIES	3,403,597	2,237,506

Stockholders’ equity:
Series A Preferred Stock (15,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024)	2	2
Series B Convertible Preferred Stock (27,000 shares issued and outstanding as June 30, 2025 and December 31, 2024)	3	3
Common Stock (1,067,213 shares issued and outstanding as of June 30, 2025 and December 31, 2024)	107	107
Additional paid-in capital	34,261,128	33,304,160
Accumulated deficit	(7,914,267)	(3,905,281)
Noncontrolling interest	65,066	86,096
Accumulated other comprehensive income (AOCI)	76,084	423,858
TOTAL STOCKHOLDERS’ EQUITY	26,488,123	29,908,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,891,720	$32,146,452

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$376,984	$12,800	$702,077	$12,800
Cost of Revenue	398,266	7,400	711,648	7,400
Gross Profit	(21,282)	5,400	(9,571)	5,400
Share based compensation	489,345	-	956,968	-
Selling, general and administrative expenses	1,083,093	201,874	2,090,523	259,217
Other expenses	1,169,712	5,676	1,676,132	5,676
Other income	(153,199)	-	(961,713)	-
Loss from operations	(2,610,233)	(202,150)	(3,771,481)	(259,493)
Non-operating income (expense):
Change in fair value of digital assets	(62,657)	8,586	(391,090)	8,586
Interest expense, net	(43,521)	1,473	(55,912)	1,473
Loss before income taxes	(2,716,411)	(192,091)	(4,218,483)	(249,434)
Income tax benefit (expense)	127,579	-	190,161	-
Net Loss	$(2,588,832)	$(192,091)	$(4,028,322)	$(249,434)
Net loss attributable to non-controlling interest	(12,426)	-	(19,336)	-
Net Loss Attributable to SharonAI Inc.	$(2,576,406)	$(192,091)	$(4,008,986)	$(249,434)
Net Loss per share, basic and diluted	$(2.41)	$(0.21)	$(3.76)	$(0.28)
Weighted average number of shares outstanding	1,067,213	902,457	1,067,213	902,457

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net Loss	$(2,588,832)	$(192,091)	$(4,028,322)	$(249,434)
Net loss attributable to non-controlling interest	(12,426)	-	(19,336)	-
Net Loss Attributable to SharonAI Inc.	(2,576,406)	(192,091)	(4,008,986)	(249,434)

Foreign currency translation adjustments	(243,954)	(2,075)	(349,468)	(2,092)
Other comprehensive loss	(243,954)	(2,075)	(349,468)	(2,092)
Other comprehensive loss attributable to noncontrolling interest	(1,188)	-	(1,694)	-
Other comprehensive loss attributable to SharonAI Inc.	(242,766)	(2,075)	(347,774)	(2,092)
Comprehensive loss attributable to SharonAI Inc.	$(2,819,172)	$(194,166)	$(4,356,760)	$(251,526)

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

Three Months Ended June 30, 2025

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at March 31, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	33,771,783	(5,337,861)	318,850	28,752,884	78,680	28,831,564
Share based compensation expense	-	-	-	-	-	-	-	-	489,345	-	-	489,345	-	489,345
Net loss	-	-	-	-	-	-	-	-	-	(2,576,406)	-	(2,576,406)	(12,426)	(2,588,832)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(242,766)	(242,766)	(1,188)	(243,954)
Balance at June 30, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	34,261,128	(7,914,267)	76,084	26,423,057	65,066	26,488,123

Three Months Ended June 30, 2024

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Total Stockholders’ Equity
	#	$	#	$	#	$	$	$	$	$	$
Balance at March 31, 2024	15,000	2	27,000	3	30,300	3	45,196	(57,343.0)	(11)	(12,150)	(12,150)
Issuance of common stock	-	-	-	-	339,906	87	21,316,816	-	-	21,316,903	21,316,903
Equity Reserve Account	-	-	-	-	-	-	2,162,297	-	-	2,162,297	2,162,297
Purchase of noncontrolling interest							624,932			624,932	624,932
Capital Raise Costs	-	-	-	-	-	-	(1,330)	-	-	(1,330)	(1,330)
Net loss	-	-	-	-	-	-		(192,091)	-	(192,091)	(192,091)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	(2,075)	(2,075)	(2,075)
Balance at June 30, 2024	15,000	2	27,000	3	370,206	90	24,147,911	(249,434)	(2,086)	23,896,486	23,896,486

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

Six Months Ended June 30, 2025

	Series A Preferred		Series B Preferred		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Non Controlling Interest	Total Stockholders’ Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at December 31, 2024	15,000	2	27,000	3	1,067,213	107	65,489	-	33,304,160	(3,905,281)	423,858	29,822,849	86,096	29,908,945
Share based compensation expense	-	-	-	-	-	-	(2,835)	-	956,968	-	-	956,968	-	956,968
Net loss	-	-	-	-	-	-	-	-	-	(4,008,986)	-	(4,008,986)	(19,336)	(4,028,322)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	(347,774)	(347,774)	(1,694)	(349,468)
Balance at June 30, 2025	15,000	2	27,000	3	1,067,213	107	62,654	-	34,261,128	(7,914,267)	76,084	26,423,057	65,066	26,488,123

Six Months Ended June 30, 2024

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (Loss) (AOCI)	Total SharonAI Inc.’s Equity	Total Stockholders’ Equity
	#	$	#	$	#	$	$	$	$	$	$
Balance at December 31, 2023	-	-	-	-	300	-	204	-	-	204	204
Issuance of Series A preferred stock	15,000	2	-	-	-	-	14,998	-	-	15,000	15,000
Issuance of Series B preferred stock	-	-	27,000	3	-	-	26,997	-	-	27,000	27,000
Issuance of common stock	-	-	-	-	369,906	90.00	21,319,819	-	-	21,319,909	21,319,909
Equity reserve	-	-	-	-	-	-	2,162,297	-	-	2,162,297	2,162,297
Purchase of noncontrolling interest	-	-	-	-	-	-	624,932	-	-	624,932	624,932
Capital raise costs							(1,330)	-	-	(1,330)	(1,330)
Net loss	-	-	-	-	-	-	-	(249,433)	-	(249,433)	(249,433)
Equity adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	(2,092)	(2,092)	(2,092)
Balance at June 30, 2024	15,000	2	27,000	3	370,206	90	24,147,917	(249,433)	(2,092)	23,896,487	23,896,487

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period, including noncontrolling interest	$(4,028,322)	$(249,433)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	803,955	-
Share based payments	956,968	-
Change in fair value of digital assets	391,090	-
Intangible assets (FIL) revenue	(130,154)	-
Intangible assets (FIL) cost of revenue	138,070	-
Accelerated amortization of Intangible assets	1,650,000	-
Unrealized (gains) losses on foreign currency exchange	(731,755)	5,676
Gain on sale of fixed asset	(961,713)	-
Bad debt expense	76,748	-
Deferred tax liability	89,050	-
Changes in assets and liabilities:
Accounts receivable	932,259	(1,800,253)
Other current assets	(24,689)	(75)
Other noncurrent assets	9,355	(14,068)
Trade and other payables	(879,313)	94,455
Other current liabilities	-	359,267
Net cash flows from/(used in) operating activities	(1,708,451)	(1,604,431)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for the purchase of property and equipment	(37,343)	(334,531)
Proceeds from sales of digital assets	93,051	-
Net cash flows from/(used in) investing activities	55,708	(334,531)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	-	5,020,329
Issuance costs related to capital raise	-	(1,330)
Proceeds from issuance of preferred shares	-	42,000
Payment for lease liabilities	(284,491)	-
Net cash flows from/(used in) financing activities	(284,491)	5,060,999

Effect of exchange rates changes on cash and cash equivalents	(81,793)	64,997
Net cash increase/(decreases) in cash and cash equivalents	(2,019,027)	3,187,034
Cash and cash equivalents at beginning of period	4,424,805	205
Cash and cash equivalents at end of period	$2,405,778	$3,187,239

Refer to Note 16 for the supplemental cash flows information.

See accompanying Notes to Condensed Consolidated Financial Statements.

SHARONAI INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Business

Unless otherwise stated in this Notes to Consolidated Condensed Financial Statements, references to “we,” “us,” “our,” “Company” or “our Company” are to SharonAI Inc. and its subsidiaries.

The consolidated financial statements cover SharonAI Inc. (“the Company” or “SAI”) and its controlled entities (“the Group”). SAI is a digital infrastructure provider, incorporated in Delaware, United States on February 15, 2024. The Group’s principal activities are the provision of decentralized data storage solutions and infrastructure in the Filecoin network.

On April 29, 2024, SAI and Alternative Asset Management Pty Ltd (“AAM”), who have identical ownership interest as SAI, completed a share exchange. AAM did not have business operations but owned certain mining assets. Pursuant to the transaction there was no change in relative voting interest amongst the existing shareholders of both entities. See Note 2(b) for additional reporting considerations for the share exchange.

On June 30, 2024, SAI acquired the majority equity interest of Distributed Storage Solutions Limited (“DSS”). DSS is a cloud storage provider providing robust data storage infrastructure in the Filecoin network with additional focus on high performance computers (HPC) and artificial intelligence, which was determined to be a business combination.

In January of 2025, SAI formed a 50:50 joint venture with New Era Helium, Inc., named Texas Critical Data Centers LLC (“TCDC”), to fund, develop, and construct a planned 250MW sustainable data center site project behind the meter with a natural gas-fired power plant within the Permian Basin in Western Texas.

On January 30, 2025, the Company entered into a Business Combination Agreement (“BCA”) with Roth CH Acquisition Co. (“Roth”) and subsequently on May 14, 2025 filed an S-4 registration statement in participation with Roth with the Securities and Exchange Commission (“SEC”).

On June 9, 2025, the Company made a strategic decision to cease its participation in the operations associated with the Filecoin ecosystem in order to focus its resources and efforts on the continued growth of its high-performance GPU-as-a-Service (GPUaaS) business. This decision aligns with the Company’s long-term strategy to concentrate on providing scalable, on-demand computing infrastructure for artificial intelligence, research, and other data-intensive applications.

As of June 30, 2025, all activities related to the Company’s prior Filecoin-related operations had been fully wound down. This transition reflects a broader shift toward infrastructure services with more predictable and scalable revenue opportunities and supports the Company’s goal of building a focused, capital-efficient technology services platform.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements include the balances and results of operations of the Company and have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”) and in conformity with generally accepted accounting principles in the U.S. (“US GAAP”).

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications, which, except for the sale of fixed assets described in the other income section of this note and the accelerated amortization of intangible assets described in the intangible assets sections of this note, are of a normal recurring nature, necessary to present fairly its financial position as of June 30, 2025, and the results of its operations for the six months ended June 30, 2025 and 2024 and its cash flows for the six months ended June 30, 2025 and 2024.

These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the notes thereto. The results of operations for the six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the full fiscal year.

Principles of consolidation

Pursuant to the share exchange with the holders of AAM’s equity, which had the same ownership structure as SAI before and after the share exchange, the Group financial statements have been prepared on a consolidated basis by applying the predecessor value method as if the AAM share exchange had been completed at the beginning of the earliest reporting period.

The consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of SAI and AAM for the relevant periods include the results and cash flows of SAI and AAM from the earliest date presented.

The consolidated balance sheets as of June 30, 2025 and December 31, 2024 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the common shareholders’ perspective. No adjustments are made to reflect fair values, or to recognize any new assets or liabilities as a result of the share exchange.

For all business combinations, the Group’s consolidated financial statements include the financial position and performance of controlled entities from the date on which control is obtained until the date that control is lost. For all periods presented, the consolidated financial statements include the Group.

All inter-company transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Foreign currency translation

The financial statements of the Group’s subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive (loss) income in stockholders’ equity. Foreign currency transaction gains and losses are included in other expenses in the consolidated statements of operations and comprehensive loss. The Company recorded realized foreign currency transaction loss of $0.3 thousand and an unrealized foreign currency transaction loss of $243 thousand for the quarter ended June 30, 2025 and realized foreign currency transaction loss of $0.02 thousand and an unrealized foreign currency transaction loss of $348 thousand for the six months ended June 30, 2025. These are included in other expenses, in the consolidated statements of operations and comprehensive loss.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes pre-acquisition direct costs recorded in accrued professional and consulting fees. Goodwill is not recognized in asset acquisitions.

Revenue recognition

The Group earns revenues from the provision of data storage to a blockchain network.

The Group recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

i.	identify the contract with a customer;

ii.	identify the performance obligations in the contract;

iii.	determine the transaction price;

iv.	allocate the transaction price to the performance obligation in the contract

v.	recognize revenue when the entity satisfies a performance obligation.

Below is a discussion of how the Group’s revenues are earned and the Group’s accounting policies pertaining to revenue recognition under ASC 606 and other required disclosures.

Digital asset - mining revenue

The Group provides data storage services in exchange for non-cash consideration in the form of a digital asset.

The Group’s performance obligations to provide the data storage services arises in the Filecoin (“FIL”) network when a customer in this network digitally requests the service from data storage providers such as the Group.

The Group satisfies this performance obligation when it proves delivery of data storage services on the FIL blockchain by undertaking daily computations that validate the successful delivery of the data storage services to the end FIL customer. Upon selection as the storage provider and successful validation, the Group receives its share of network block rewards, and therefore recognizes revenue at that point in time, for the satisfactory completion of this performance obligation.

The relative share of network block rewards in Filecoin is determined by the amount of “sealed” or proven storage that the Group has in the network. The more data the Group stores the higher the probability of winning block rewards.

Block rewards are deposited into the Group’s digital wallets immediately upon completing the validation (WinningPoSt) computations.

In the second quarter of 2025, the Company discontinued its Filecoin-related activities as part of a strategic shift in operations.

Revenue from provision of GPU Infrastructure

The Group earns revenues from the provision of GPU Infrastructure as a service to customers via a marketplace. Revenue from provision of GPU Infrastructure for the Group is recognized on a weekly basis as the performance obligation of the supplied GPU IaaS is met. The Group satisfies this performance obligation when it has the required equipment available to the customer for the period.

Other income

Sale of Fixed Assets

The sale of fixed asset in first quarter is for the sale of the tier 3 by design modular data center and ancillary infrastructure equipment owned by SharonAI Pty Ltd. The assets were located in Australia and were sold to a private Australian company with proceeds due in May 2025. The assets were sold for a total of $1,257 thousand (AUD$2,000 thousand) including Goods and Service Tax (GST). A gain on sale of $809 thousand was recognized from the sale.

On June 20, 2025, the Company repossessed the Modular Data Centre (MDC) following the buyer default on the previously recognized sale transaction. In accordance with ASC 360, the MDC was re-recognized as an asset held for sale and measured at its fair value less costs to sell (FVLCTS). As of June 30, 2025, management determined the FVLCTS of the modular data centre to be $1,109 thousand (AUD$1,700 thousand), based on a cost approach adjusted for obsolescence, market corroboration from non-binding offers, and consideration of the asset’s specialized nature and limited liquidity. In the absence of a completed sale or definitive market valuation prior to year-end, management will perform an updated valuation analysis as of December 31, 2025 to reassess the asset’s carrying value.

On June 30, 2025, the Company completed the sale of a set of storage servers for total consideration of $153 thousand (AUD$235 thousand). The assets, which were previously classified as property, plant, and equipment, were fully depreciated and no longer in active use at the time of sale. As a result, the entire sale proceeds were recognized as a gain on disposal in the consolidated statement of operations for the quarter ended June 30, 2025.

Cost of revenue

Cost of revenue consists primarily of expenses that are directly related to providing the Group’s service to its paying customers. These primarily consist of material costs related to digital currency mining and provision of GPU infrastructure services.

Income tax benefit (expense)

The income tax benefit (expense) recognized in the consolidated statements of operations and comprehensive loss comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilized.

Tax positions taken or expected to be taken in the course of preparing the Group’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There are no uncertain tax positions that require accrual or disclosure to the financial statements as of June 30, 2025, or December 31, 2024. The Group’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Group had no material accruals for interest or penalties related to income tax matters as of June 30, 2025, or December 31, 2024. Generally, the Group’s tax returns are subject to examinations by local Australian tax authorities for tax filings for all years since inception.

Cash and cash equivalents

Cash and cash equivalents comprise cash in bank, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Financial instruments

Financial instruments are recognized initially on the date that the Group becomes party to the contractual provisions of the instrument. The Group’s financial instruments consist of cash and cash equivalents, certificates of deposit, other receivables and trade and other payables and borrowings and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Goods and services tax (GST)

Revenue, expenses and assets are recognized net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO).

Receivables and payables are stated inclusive of GST.

Cash flows in the consolidated statements of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of operations and comprehensive loss. The Group provides for depreciation using the straight-line method over the estimated useful lives of the respective assets.

A summary of estimated useful lives is as follows:

Fixed asset class	Useful life
Used Computer Equipment	1 year
Computer Equipment	2-5 years
Other Equipment	5 years

Other Equipment above includes modular data centers, electrical equipment, cooling infrastructure equipment, telecommunication modules and sundry building and storage. Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

Intangible assets

Intangible assets are recognized at fair value when acquired, either separately or as part of a business combination, in accordance with ASC 805. Identifiable intangibles are those that are either separable or arise from contractual or legal rights. Internally generated intangible assets, such as brands or customer relationships, are generally expensed as incurred, with the exception of certain software development costs, which may be capitalized once technological feasibility is established, per ASC 350-40.

Finite-lived intangible assets are amortized over their estimated useful lives, typically on a straight-line basis, reflecting the consumption of economic benefits. Useful lives are based on legal, contractual, or economic factors and are generally between 1 to 20 years. Residual values are assumed to be zero unless a third-party commitment exists. Amortization begins when the asset is available for use and any changes in useful life or method are accounted for prospectively.

Intangible assets with indefinite lives, such as trademarks or perpetual licenses, are not amortized but are tested for impairment at least annually, or more frequently if indicators of impairment arise, in accordance with ASC 350. Goodwill, which arises in business combinations, is also not amortized but tested for impairment annually at the reporting unit level or when triggering events occur. An optional qualitative assessment may be performed before a quantitative test. Intangible assets with indefinite lives and goodwill are evaluated at the beginning of the fourth quarter annually in line with company policy.

Finite-lived intangible assets are assessed for impairment under ASC 360-10 if events suggest their carrying amount may not be recoverable. If undiscounted future cash flows are less than the carrying amount, an impairment loss is recognized as equal to the excess of carrying value over fair value. For indefinite-lived intangibles and goodwill, impairment losses are recorded when the carrying amount exceeds fair value, with goodwill impairment limited to the carrying amount of goodwill.

During the second quarter of 2025, the Company discontinued its Filecoin operations. As a result of this strategic decision, the Company determined that the intangible assets associated with Filecoin-related technology no longer had any future economic benefit. In accordance with ASC 350, Intangibles- Goodwill and Other, the carrying amount of these intangible assets was fully amortized.

Digital assets

The Group purchases or mines digital assets or receives digital assets as consideration for the delivery of its services. The Group accounts for all digital assets held as crypto assets, a subset of indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles- Goodwill and Other- Crypto Assets. The Group has ownership of and control over the digital assets and may use third-party custodial services to secure it.

The digital assets are initially recorded at cost if purchased or fair value if received in mining revenue operations and are subsequently remeasured on the consolidated balance sheet at fair value. Cost is determined based on the cash consideration paid net of the transaction costs. The Group remeasures on a monthly basis the fair value of the digital assets determined by observable market rates.

Gains and losses from the remeasurement of crypto assets shall be included in net income and presented separately from changes in carrying amounts of other intangible assets. The Group recognized a loss of $328.4 and $0 thousand for the fair value measurement of its digital assets during the three months ended June 30, 2025, and 2024.

At times, the Group may settle various payables and accrued liabilities in digital assets within the normal course of operations. Gains and losses arising from transactions settled with digital assets are included as a component of other income or selling, general, and administrative expenses within the accompanying consolidated statements of operations and comprehensive loss.

The Group’s digital assets consist primarily of Filecoin crypto-currency.

Goodwill Assessment

As of June 30, 2025, the Group performed an interim impairment test for goodwill in accordance with ASC 350-20, due to a triggering event. In June 2025, the Board approved the closure of the Group’s distributed storage operations, which were part of a business acquired in June 2024. The shutdown represented a significant change in strategic direction and constituted a triggering event requiring impairment testing.

Goodwill arising from the acquisition amounted to $18.0 million and is allocated to the Group’s sole reporting unit, which is also the Group’s single operating segment- provision of high-performance computing services. The acquired operations were fully integrated into the Group and do not represent a standalone reporting unit.

A quantitative impairment test was performed using a discounted cash flow (DCF) model, with the following key assumptions:

●	Projection period: FY2025 to FY2028

●	Discount rate (WACC): 19.8%

●	Terminal growth rate: 2%

●	Tax rate: 23%

The fair value of the reporting unit was estimated at $28 million, compared to the carrying amount of $26.3 million, resulting in headroom of $1.7 million. Accordingly, no goodwill impairment was recognized.

A sensitivity analysis was also conducted to assess the impact of adverse changes in key assumptions. Under scenarios with higher discount rates or lower terminal growth, the fair value declined significantly, with certain cases indicating potential impairment. For example, increasing the discount rate to 21% and reducing the terminal growth rate to 1.5% resulted in a fair value below the carrying amount.

While no impairment is currently required, the narrow headroom indicates that goodwill may be susceptible to future impairment should there be any unfavorable changes in market conditions, adverse changes in key valuation assumptions, or business performance. Management will continue to monitor relevant indicators and reassess as necessary.

Equity-settled compensation

The Group follows ASC 718-10, Compensation-Stock Compensation. The Group offers equity-settled stock-based compensation employee share and option plans. The fair value of the equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, with a corresponding increase to equity.

Vesting conditions are taken into account when considering the number of options expected to vest. At the end of each reporting period, the Group revises its estimate of the number of options which are expected to vest. Revisions to the prior period estimates are recognized in profit or loss and equity.

The Group has the following types of equity settled transactions:

Options

The Group issues options to board members. The options are measured at fair value based on the Black-Scholes option pricing model on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

Restricted Stock Units

The Group issues restricted stock units to employees. These units are measured at fair value based on observable market bid prices on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

Foreign currency transactions and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction. The Group has determined the functional currency is the U.S. Dollar for the Group. Transactions or assets and liabilities denominated in a foreign currency are translated into U.S. dollars as follows: monetary assets and liabilities, at the rate of exchange in effect at the balance sheet date; non-monetary assets and liabilities, at the exchange rate prevailing at the time of the acquisition of the assets or assumption of the liabilities; and revenues and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year. Gains and losses arising from foreign currency transactions are included in net loss.

Legal and other contingencies

The Group accounts for its contingent liabilities in accordance with ASC 450, Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal costs incurred in connection with loss contingencies are expensed as incurred.

As of the reporting date, there are no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

Recently Adopted Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3. Critical Accounting Estimates and Judgements

The Group makes estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates.

Note 4. Revenue and Other Income

Revenue from continuing operations

Revenue is recognized at point in time.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue
Digital Asset Mining Revenue	$48,209	$12,800	$128,842	$12,800
Provision of GPU Infrastructure services	328,274	-	572,244	-
Other revenue	502	-	991	-
Total Revenue	$376,985	$12,800	$702,077	$12,800

Other income

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Other income
Gain on Disposal of Fixed Assets	$153,199	$-	$961,713	$-
Other Income	$153,199	$-	$961,713	$-

Note 5. Income Tax Expense

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Effective income tax rate	4.3%	0.0%	4.5%	0.0%

The Company’s effective income tax rate was 4.3% and 0.0% for the three months ended June 30, 2025 and 2024, respectively, and 4.5% and 0.0% for the six months ended June 30, 2025 and 2024, respectively. The income tax benefit was $127 thousand and $0 for the three months ended June 30, 2025 and 2024, respectively, and the income tax benefit was $191 thousand and $0 for the six months ended June 30, 2025 and 2024, respectively.

The effective income tax rate for the three and six months ended June 30, 2025 and 2024 differed from the 21.0% federal statutory rate primarily due to the change in valuation allowance maintained against certain deferred tax assets, state income taxes, and the impact of research and development tax incentives.

Note 6. Certificates of deposits

At June 30, 2025, the Company held certificates of deposits (CDs) totaling $568 thousand which are restricted due to their use as collateral for bank guarantees issued for equipment managed service contracts. The CDs have a 12-month term and are maintained in a bank account in the Company’s name. Interest earned on the CDs is accrued to the Company. Under the terms of the service contracts, the supplier may claim the funds in the event of a material default by the Company in fulfilling its payment obligations. These arrangements do not transfer ownership or control of the CDs but restrict their use for the duration of the CD term.

Note 7. Trade and other receivables

	June 30,	December 31,
	2025	2024
Trade receivables	$211,106	$15,799
Research and development grant receivable	-	891,482
GST receivable	90,833	77,266
Total trade and other receivables	$301,939	$984,547

Note 8. Property and Equipment

	June 30,	December 31,
	2025	2024
Computer equipment
At cost	$4,988,812	$4,640,967
Accumulated Depreciation	(1,007,698)	(407,672)
Total Computer Equipment	3,981,114	4,233,295
Other equipment
At cost	-	380,900
Accumulated Depreciation	-	(38,090)
Total Office Equipment	-	342,810
Total property and equipment, net	$3,981,114	$4,576,105

Depreciation expense related to computer equipment amounted to $422 thousand and $804 thousand for the three and six months ended June 30, 2025, respectively. Foreign currency translation adjustments of $79 thousand and $242 thousand were recognized for the same three and six-month periods, respectively.

Note 9. Digital Assets

The following table provides details of the activities related to our digital assets for the quarter ended June 30, 2025 and December 31,2024.

	June 30,	December 31,
	2025	2024
Balance at beginning of the period	$721,664	$-
Acquisitions	-	637,612
Disposals	(93,051)	(119,268)
Earned FIL revenue	130,154	219,763
FIL cost of revenue	(138,070)	(118,497)
Change in fair value of digital assets	(391,090)	143,951
Unrealized gain (loss) on foreign currency translation	24,228	(41,897)
Balance at the end of period	$253,835	$721,664

For the Six Months Ended June 30,2025

Asset	Units Held #	Cost Basis $	Fair Value $	Change in Fair Value $
Filecoin	105,068	644,925	253,835	(391,090)

Digital assets disclosed above include Filecoin tokens which are pledged as collateral to support the Group’s operations. Pledged Filecoin is committed for the full life of a storage sector (18 months) and is restricted from use. The Group had pledged $0 and $86,690 as collateral to storage sectors with maturities ranging from 1-540 days as of the periods ended June 30, 2025, or December 31, 2024, respectively.

Note 10. Intangible Assets

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Finite-Lived Intangible Assets
Balance at beginning of the period	$4,632	$-	$8,963	$-
Acquired Definite-Lived Intangible Assets	-	-	-	-
Amortization of Definite-Lived Intangible Assets	(4,632)	-	(8,963)	-
Balance at the end of period	$-	$-	$-	$-

Technology
Balance at beginning of the period	$1,375,000	$-	$1,650,000	$-
Technology acquired	-	-	-	-
Accumulated amortization	(1,375,000)	-	(1,650,000)	-
Balance at the end of period	$-	$-	$-	$-

Finite-Lived Intangible Assets

Finite-lived intangible assets include digital asset deals contracts which are paid in Filecoin tokens and are amortized over the life of the contract. The digital asset deals contracts include an 18-month storage period, which is used as the life of the contract. Amortization expense of $4,377 and foreign currency translation adjustment of $46 related to definite-lived intangible assets has been recognized as an expense in the consolidated statements of operations and comprehensive loss for the three months ended June 30, 2025.

Technology

The acquired technology relates to the DSS acquisition in June 2024. Amortization expense of $275 thousand and $0 related to technology has been recognized as an expense in the consolidated statements of operations and comprehensive loss for the three months ended June 30, 2025, and 2024, respectively.

As part of the Company’s decision to discontinue its Filecoin operations in the second quarter of 2025, management evaluated the recoverability of intangible assets related to Filecoin-related technology. Based on this assessment and in accordance with ASC 350, Intangibles- Goodwill and Other, the Company concluded that these intangible assets no longer had any future economic benefit. Accordingly, their full carrying amount was fully amortized during the period.

Note 11. Trade and Other Payables

	June 30,	December 31,
	2025	2024
Trade payables	$134,809	$404,852
Accrued expense	25,000	442,272
Annual payment provision	57,206	50,157
Income tax payable	25,855	40,714
Other payables	-	19,834
Total trade and other payables	$242,870	$957,829

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

Note 12. Leases

The Company leases GPU and associated computer and networking equipment under non-cancelable finance lease agreements. Lease terms generally range from 3 to 5 years and may include options to extend or terminate the lease. Lease agreements may contain both lease and non-lease components, which the Company accounts for as a single lease component for all asset classes under a practical expedient election. The Company also elected the short-term lease exemption for all leases with original terms of 12 months or less, whereby such leases are not recognized on the balance sheet.

Lease cost

The components of lease cost were as follows:

	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025
Description
Finance lease - interest	$51,174	$70,929
Finance lease - amortization	124,534	266,156
Total Lease Cost	$175,708	$337,085

Lease assets and liabilities

ROU assets and lease liabilities are recorded on the consolidated balance sheet as follows:

	June 30, 2025	December 31, 2024
Description
Finance lease ROU asset	$3,097,435	$935,336
Finance lease liability (current)	$642,277	$186,620
Finance lease liability (non-current)	$2,512,741	$760,087

Maturity analysis of lease liabilities

Future minimum lease payments as of June 30, 2025 are as follows:

	June 30, 2025	December 31, 2024
Description
2025	$387,850	$230,044
2026	775,700	230,044
2027	775,700	230,044
2028	775,700	230,044
2029	659,984	115,023
2030	45,356	-
Total	3,420,290	1,035,199
Less: Imputed interest	265,272	88,492
Present value of lease liabilities	$3,155,018	$946,707

Other information

	June 30,	December 31,
	2025	2024
Weighted-average remaining lease term (years)	4.4	4.5
Weighted-average discount rate:	5.86%	5.19%
ROU assets obtained in exchange for ROU Liability	$3,514,163	$1,061,831
Operating cash impact of finance leases	$47,177	$-

Note 13. Share-based compensation

The Group grants Options and Restricted Stock Units (RSUs) under the 2024 Equity Incentive Plan (the “2024 Plan”) to Board Members, Advisory Board Members, Employees and Contractors. The grants have a combination of performance based and time-based hurdles and vesting periods. On January 16, 2025, the Group granted 5,361 options which have a contractual term of 10 years. The options have an exercise price of $61 per share and convert on a 1:1 basis. The Group ascertains the fair value of the Options and RSUs using a Black-Scholes pricing model. The fair value of equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, along with a corresponding increase to equity. As of June 30, 2025, the Group has the following share-based compensation:

Stock Options

Share-based compensation expense of $34,554 as been recognized in the period ending June 30, 2025, for options based on the pro rata expense of the service-based options over the vesting period. As of June 30, 2025, 1330 options had vested.

Stock Option Activity

Activity	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	4,617	61	9.50	-
Granted	5,361	61	9.75	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at June 30, 2025	9,977	61	9.63	-
Exercisable at June 30, 2025	1,330	61	9.50	-

Restricted Stock Units (RSUs)

Share-based compensation expense of $433,069 has been recognized in the period ending June 30, 2025, for the performance-based RSUs based on the portion of hurdles being met and pro rata time-based vesting conditions being satisfied during the period.

Activity	Performance- Based RSUs	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2024	52,677	3,193,280
Granted[1]	8,724	528,849
Vested[2]	(14,642)	(956,968)
Vested in prior periods	(3,996)	(242,210)
Forfeited	-	-
Unvested at June 30, 2025	42,763	2,522,951

(1)	The company is contractually obligated to issue these RSU’s as at 1 January 2025, however, the RSU’s have yet to be documented and granted.
(2)	RSU’s listed as vested are not exercisable but representative of the pro-rata portion of the RSU grant vested in the period

At June 30, 2025, compensation costs related to these unvested stock-based compensation awards not yet recognized in the consolidated statements of operations was $3,012,296.

Note 14. Employee Benefit Plan

The Group’s employees that are located in Australia participate in a Superannuation defined benefit scheme. Superannuation is Australia’s mandatory retirement savings system, requiring employers to contribute 11.5% of an employee’s earnings into a regulated fund. Contributions receive concessional tax treatment, with employer payments taxed at 15% within the fund. Superannuation is typically preserved until retirement age (55–60), with limited early access exceptions. Funds are regulated by Australian Prudential Regulation Authority, Australian Securities and Investments Commission, and the Australian Taxation Office, and offer various investment options, often including insurance coverage. Withdrawals can be taken as a lump sum or income stream, subject to tax rules. Legislative changes may affect contribution limits, taxation, and access conditions.

The Group’s employees located in the USA currently do not have a retirement scheme, however it is intended the Company implement such a scheme in 2025.

Note 15. Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

Intangible assets – Indefinite-lived Digital Assets held at fair value.

Fair value hierarchy

ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”) requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 established a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The table below shows the assigned level for each asset and liability held at fair value by the Group:

Fair value hierarchy	Level 1	Level 2	Level 3	Total
As of June 30, 2025
Recurring fair value measurements
Intangible assets - Indefinite-lived Digital Assets	$253,835	-	-	$253,835
As of December 31, 2024
Recurring fair value measurements
Intangible assets - Indefinite-lived Digital Assets	$721,664	-	-	$721,664

The Group’s assets held at fair value comprise of indefinite lived cryptocurrency (digital assets) classified at level 1. See Note 10 for support. The Group did not make any transfer between the levels of the fair value hierarchy during the first and second quarters of 2025.

Note 16. Supplemental disclosure of cash flow information

	For the Six Months Ended June 30,
	2025	2024
Supplemental information:
Cash paid for interest	$66,932	$-
Non-cash transactions
DIF acquisition		1,256,046
Equity consideration issued in acquisition of DSS		16,995,825
Purchase of Alternate Asset Management (Sharon AI Pty Ltd)		210,000
Gain on sale of modular data centre (MDC)	808,513
Gain on sale of storage servers	153,144
Assets held for Sale- rerecognize MDC	1,105,000
Bad debt expense related to MDC sale	(1,180,620)
ROU assets obtained in exchange for ROU Liability	$2,452,332	$1,061,831

Note 17. Contingent Liabilities

The Group did not have any commitments or any other contingencies as of June 30, 2025.

Note 18. Net Loss per Share

Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity using the treasury method or the if-converted method, if applicable. The calculation of diluted net income (loss) per share gives effect to common share equivalents; however, potential common shares are excluded if their effect is anti-dilutive. Convertible Series B Preferred Stock issued and outstanding, and share-based options are considered common share equivalents and are only included in the calculation of diluted earnings per common share when net income is reported and their effect is dilutive.

The following securities were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive:

●	Stock options and RSU’s: 62,654 shares

●	Warrants: 8,195 shares

●	Convertible preferred stock: 27,000 shares

A reconciliation of the numerators and denominators is as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net loss available to common shareholders	$(2,588,832)	$(192,091)	$(4,028,322)	$(249,434)
Less: Net loss attributable to the noncontrolling interest	(12,426)	-	(19,336)	-
Net loss attributable to common shareholders	$(2,576,406)	$(192,091)	$(4,008,986)	$(249,434)
Denominator:
Basic and diluted weighted average number of common shares outstanding	1,067,213	902,457	1,067,213	902,457
Basic and diluted net loss per common share outstanding	$(2.41)	$(0.21)	$(3.76)	$(0.28)

Note 19. Segment Information

The Company operates in one operating segment, and therefore one reportable segment, focused on the provision of High Performance Compute Services (HPC). The determination of a single business segment is consistent with the consolidated financial information regularly provided to the Group’s chief operating decision maker (“CODM”), who is the Chief Executive Officer.

The Group’s method for measuring profitability on a reportable segment basis is operating profit or loss, which the CODM uses to assess performance for the Group and in deciding how to allocate resources. The CODM does not review disaggregated assets by segment. The Group adopted ASU 2023‐07 in December 2024. The most significant provision was for the Group to disclose significant segment expenses that are regularly provided to the CODM. The Group’s CODM periodically reviews cost of revenues and selling, general and administrative expenses, excluding share-based compensation, by segment and treats them as significant segment expenses.

The following table presents segment expenses, other segment items, and segment operating loss for the period:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$376,984	$12,800	$702,077	$12,800
Less: Segment Expenses
Costs of revenue	398,266	7,400	711,648	7,400
Selling, general and administrative expenses	1,083,093	201,874	2,090,523	259,217
Other segment items(1)	1,659,057	5,676	2,633,100	5,676
Loss (gain) on sale/ exchange of equipment	(153,199)	-	(961,713)	-
Segment expenses	2,987,217	214,950	4,473,558	272,293
Segment loss from operations	$(2,610,233)	$(202,150)	$(3,771,481)	$(259,493)

(1)	Other segment items for the reportable segment include share-based compensation and other expenses.

Note 20. Transactions with related parties

Sharon Australia have entered into an independent contractor agreement-corporate with James Manning and Manning Group Pty Ltd ATF MG Office Trust (“Manning Consulting Agreement”). Pursuant to the Manning Consultant Agreement, Mr. Manning, as the key person, provides certain services to SharonAI and Sharon Australia relating to commercial opportunity development, discovery of future data center sites, future data center acquisition and construction advisory, transaction advisory services and key relationship introduction and development. In consideration for these services, Manning Group Pty Ltd ATF MG Office Trust is entitled to receive an annual remuneration of AUD$334,500 (approximately $211,000 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Manning Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Nicholas Hughes Jones related entity Inbocalupo Consulting Pty Ltd (“Inbocalupo Consulting Agreement”). Pursuant to the Inbocalupo Consultant Agreement and combined with Mr Hughes-Jones employment agreement, Mr. Hughes-Jones, as the key person, provides certain services to SharonAI and Sharon Australia relating to business development services. In consideration for these services, Inbocalupo Consulting Pty Ltd is entitled to receive an annual remuneration of AUD$133.8 thousand (approximately $84,294 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Inbocalupo Consulting Agreement was terminated on June 9 2025.

Sharon Australia has entered into an independent contractor agreement with Broadfoot Group Pty Ltd (“Broadfoot Consulting Agreement”). Pursuant to the Broadfoot Consultant Agreement, Mr. Broadfoot and Mrs Broadfoot, as the key persons, provides certain services to SharonAI and Sharon Australia relating to Chief Financial Officer support and executive assistant services to the CFO. In consideration for these services, Broadfoot Group Pty Ltd is entitled to receive an annual remuneration of AUD$111.5 thousand (approximately $70,245 based on a conversion rate of AUD$1.00 to USD$0.63), exclusive of Australian goods and services taxes. The Broadfoot Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Note 21. Subsequent Events

Subsequent to the quarter ended June 30, 2025, the following event occurred:

●	On July 15, 2025, the Company entered into a financing arrangement with YV II LLC (“Investor”), consisting of (i) a Prepaid Advance Agreement and (ii) a Standby Equity Purchase Agreement (“SEPA,” and together, the “Facility”). The Facility provides the Company with immediate and contingent access to capital to support general corporate purposes and future growth initiatives.

Upon execution of the Prepaid Advance Agreement, the Company received an initial gross cash injection of $500 thousand before fees. In addition, the Company and Investor agreed to a subsequent advance of $2,000 thousand, which is intended to funded shortly following the initial drawdown pending achievement of certain milestones.

The SEPA component of the Facility provides the Company with the right, but not the obligation, to issue and sell to Investor up to $50,000 thousand of the Company’s common stock, subject to certain conditions precedent, including the successful consummation of the Company’s previously announced Business Combination Agreement (“BCA”) and the uplisting of the Company’s common stock from the OTC Markets to a national securities exchange. No funds have been drawn under the SEPA as of the date of this filing.

●	The One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. on July 4, 2025. The OBBBA legislation provides for the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, revisions to the international tax framework and the reinstatement of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in future periods. The management are currently assessing its impact on our consolidated financial statements.

Except for the above, no other matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Company, the results of those operations, or the state of affairs of the Company in future financial years.

SharonAI Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SharonAI Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SharonAI Inc. and its subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

April 25, 2025

SharonAI Inc.

Consolidated Balance Sheets

As of December 31, 2024 and 2023

		December 31, 2024	December 31, 2023
	Note	$	$
ASSETS
Current assets:
Cash and cash equivalents		4,424,805	204
Certificates of deposit	7	770,799
Trade and other receivables	8	984,547	-
Other current assets	9	30,018	-
Total current assets		6,210,169	204
Property and equipment, net	10	4,576,105	-
Right of use assets, net	14	935,336
Digital assets	11	721,664	-
Intangible assets, net	12	1,658,963	-
Goodwill		18,044,215	-
Total assets		32,146,452	204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	13	957,829	-
Finance lease liability – current portion	14	186,620	-
Borrowings		5,435	-
Total current liabilities		1,149,885	-
Finance lease liability, net of current portion	14	760,087	-
Deferred tax liabilities	6	327,535	-
Total liabilities		2,237,506	204

Stockholders’ equity:
Series A Preferred Stock (15,000 and 0 par value shares issued and outstanding as of December 31, 2024 and 2023, respectively)	15	2	-
Series B Convertible Preferred Stock (27,000 and 0 par value shares issued and outstanding as of December 31, 2024 and 2023, respectively)		3	-
Common Stock (1,067,213 and 300 par value shares issued and outstanding as of December 31, 2024 and 2023, respectively)		107	204
Additional paid-in capital		33,304,160	-
Accumulated deficit		(3,905,281)	-
Noncontrolling interest		86,096	-
Accumulated other comprehensive income (AOCI)		423,858	-
Total stockholders’ equity		29,908,945	204
Total liabilities and stockholders’ equity		32,146,452	204

The accompanying notes are an integral part of the consolidated financial statements.

SharonAI Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2024 and 2023

	Note	2024 $	2023 $
Revenue	5	438,292	-
Cost of revenue		(719,993)	-
Gross loss		(281,701)	-

Share based compensation	16	(253,728)	-
Selling, general, and administrative expenses		(2,368,745)	-
Other expenses		(2,047,133)	-
Loss from operations		(4,951,307)	-
Change in fair value of digital assets		157,923	-
Other income	5	921,322	-
Interest expense, net		(19,028)	-
Loss before income taxes		(3,891,090)	-
Income tax expense	6	(32,908)	-
Net loss		(3,923,998)	-
Net loss attributable to noncontrolling interest		(18,717)	-
Net loss attributable to SharonAI Inc.		(3,905,281)	-

Other comprehensive income:
Foreign currency translation adjustments		423,858	-
Other comprehensive income		423,858	-
Other comprehensive income attributable to noncontrolling interest		1,025	-
Other comprehensive income attributable to SharonAI Inc.		424,883	-
Comprehensive loss attributable to SharonAI Inc.		(3,480,398)	-

Loss per share of common stock
Basic and diluted		(7.02)	-
Weighted-average shares of common stock outstanding
Basic and diluted		556,356	300

The accompanying notes are an integral part of the consolidated financial statements.

SharonAI Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the Year Ended December 31, 2024 and 2023

	Series A Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Options Reserve		Additional Paid-In Capital	Accumulated deficit	Accumulated Comprehensive Income (AOCI)	Total SharonAI Inc.’s Equity	Non-controlling Interest	Total Stockholders Equity
	#	$	#	$	#	$	#	$	$	$	$	$	$	$
Balance at December 31, 2022	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of AAM common stock	-	-	-	-	300	-	-	-	204	-	-	204	-	204
Balance at December 31, 2023	-	-	-	-	300	-	-	-	204	-	-	204	-	204
Issuance of Series A preferred stock	15,000	2	-	-	-	-	-	-	14,998	-	-	15,000	-	15,000
Issuance of Series B preferred stock	-	-	27,000	3	-	-	-	-	26,997	-	-	27,000	-	27,000
Issuance of common stock	-	-	-	-	257,179	26	-	-	10,640,694	-	-	10,640,719	-	10,640,719
Capital raising costs	-	-	-	-	-	-	-	-	(593,059)	-	-	(593,059)	-	(593,059)
AAM share exchange, net	-	-	-	-	209,700	21	-	-	(21)	-	-	-	-	-
Acquisition of DIF	-	-	-	-	55,000	6	-	-	1,256,040	-	-	1,256,046	-	1,256,046
Acquisition of DSS	-	-	-	-	532,251	53	8,195	-	20,865,114	-	-	20,865,167	766,256	21,631,423
Conversion of SAFE securities	-	-	-	-	3,441	-	-	-	176,999	-	-	176,999		176,999
Purchase of noncontrolling interest	-	-	-	-	9,342	1	-	-	662,467	-	-	662,468	(662,468)	-
Share based compensation	-	-	-	-	-	-	57,294	-	253,728	-	-	253,728	-	253,728
Net loss	-	-	-	-	-	-	-	-	-	(3,905,281)	-	(3,905,281)	(18,717)	(3,923,998)
Equity Adjustment from Foreign Currency Translation (CTA)	-	-	-	-	-	-	-	-	-	-	423,858	423,858	1,025	424,883
Balance at December 31, 2024	15,000	2	27,000	3	1,067,213	107	65,489	-	33,304,160	(3,905,281)	423,858	29,822,849	86,096	29,908,945

The accompanying notes are an integral part of the consolidated financial statements.

SharonAI Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	December 31, 2024	December 31, 2023
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period, including noncontrolling interest	(3,923,998)	-
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	566,110	-
Share based payments	253,728	-
Change in fair value of digital assets	(157,923)	-
Digital assets revenue	(219,763)	-
Digital assets cost of revenue	118,497	-
Amortization of intangible assets	564,671	-
Income tax expense	32,908	-
Unrealized loss on foreign currency exchange	956,560	-
Gain on the receipt of equipment	(273,273)	-
(Increase) in trade and other receivables	(759,340)	-
Decrease in other current assets	27,285	-
Increase in trade and other payables	608,545	-
Net cash flows used in operating activities	(2,205,993)	-

CASH FLOWS FROM INVESTING ACTIVITIES:		-
Cash received from DSS acquisition	55,836	-
Purchase of certificates of deposit	(264,363)	-
Payment for the purchase of property and equipment	(2,947,244)	-
Proceeds from sales of digital assets	119,268	-
Net cash flows used in investing activities	(3,036,503)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs	10,184,394	204
Issuance costs related to capital raise	(622,231)	-
Proceeds from debt issuance with related parties	419,601	-
Proceeds from issuance of preferred shares	42,000	-
Net cash flows from financing activities	10,023,764	204

Effect of exchange rates changes on cash and cash equivalents	(356,667)	-
Net cash increase in cash and cash equivalents	4,424,601	204
Cash, restricted cash and cash equivalents at beginning of period	204	-
Cash, restricted cash and cash equivalents at end of period	4,424,805	204

Refer to Note 21 for the supplemental cash flows information.

The accompanying notes are an integral part of the consolidated financial statements.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

1	Description of Business

The consolidated financial statements cover SharonAI Inc. (“SAI”) and its controlled entities (“the Company” or the Group”). SAI is a digital infrastructure provider, incorporated in the state of Delaware in the United States of America on February 15, 2024. The Group’s principal activities are the provision of decentralized data storage solutions and infrastructure in the Filecoin network with revenue generating operations exclusively in Australia to date.

On April 29, 2024, SAI and Alternative Asset Management Pty Ltd (“AAM” or “Sharon Australia”), who have identical ownership as SAI, completed a share exchange. AAM did not have business operations but owned certain mining assets. Pursuant to the transaction there was no change in relative voting interest amongst the existing shareholders of both entities. See Note 2(b) for additional reporting considerations for the share exchange.

Also on April 29, 2024, SAI acquired certain assets from Digital Income Fund Pty Ltd as trustee for Distributed Income Fund (“DIF”), which the Company concluded was an asset acquisition under Accounting Standards Codification (ASC) 805-50 in exchange for SAI equity. See Note 4 for additional information on the DIF asset acquisition.

On June 30, 2024, SAI acquired the majority equity interest of Distributed Storage Solutions Limited (“DSS”). DSS is a cloud storage provider providing robust data storage infrastructure in the Filecoin network with additional focus on high performance computers (HPC) and artificial intelligence, which was determined to be a business combination. See Note 4 for additional information on the DSS business combination.

2	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying consolidated financial statements include the balances and results of operations of the Company and have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchanges Commission (“SEC”) and in conformity with generally accepted accounting principles in the U.S. (“US GAAP”).

(b)	Principles of consolidation

Pursuant to the share exchange with the holders of AAM’s equity, which had the same ownership structure as SAI before and after the share exchange, the Group financial statements have been prepared on a consolidated basis by applying the predecessor value method as if the AAM share exchange had been completed at the beginning of the earliest reporting period.

The consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of SAI and AAM for the relevant periods include the results and cash flows of SAI and AAM from the earliest date presented.

The consolidated balance sheets as of December 31, 2024 and 2023 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the common shareholders’ perspective. No adjustments are made to reflect fair values, or to recognize any new assets or liabilities as a result of the share exchange.

For all business combinations, the Group’s consolidated financial statements include the financial position and performance of controlled entities from the date on which control is obtained until the date that control is lost. For all periods presented, the consolidated financial statements include the Group.

All inter-company transactions are eliminated in consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

(d)	Foreign currency translation

The financial statements of the Group’s subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive (loss) income in stockholders’ equity. Foreign currency transaction gains and losses are included in other expenses in the consolidated statements of operations and comprehensive loss. The Company recorded realized foreign currency transaction gain of $39,979 and an unrealized foreign currency transaction loss of $970,745 for the year ended December 31, 2024, which is included in other expenses, in the consolidated statements of operations and comprehensive loss.

(e)	Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes pre-acquisition direct costs recorded in accrued professional and consulting fees. Goodwill is not recognized in asset acquisitions. Refer to Note 4, Acquisitions for specific acquisitions.

(f)	Revenue recognition

The Group earns revenues from the provision of data storage to a blockchain network.

The Group recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

(i)	identify the contract with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligation in the contract

(v)	recognize revenue when the entity satisfies a performance obligation.

Below is a discussion of how the Group’s revenues are earned and the Group’s accounting policies pertaining to revenue recognition under ASC 606 and other required disclosures.

Digital asset - mining revenue

The Group provides data storage services in exchange for non-cash consideration in the form of a digital asset.

The Group’s performance obligations to provide the data storage services arises in the Filecoin (“FIL”) network when a customer in this network digitally requests the service from data storage providers such as the Group.

The Group satisfies this performance obligation when it proves delivery of data storage services on the FIL blockchain by undertaking daily computations that validate the successful delivery of the data storage services to the end FIL customer. Upon selection as the storage provider and successful validation, the Group receives its share of network block rewards, and therefore recognizes revenue at that point in time, for the satisfactory completion of this performance obligation.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

The relative share of network block rewards in Filecoin is determined by the amount of “sealed” or proven storage that the Group has in the network. The more data the Group stores the higher the probability of winning block rewards.

Block rewards are deposited into the Group’s digital wallets immediately upon completing the validation (WinningPoSt) computations.

Revenue from provision of Graphics Processing Unit (GPU) Infrastructure

The Group earns revenues from the provision of GPU Infrastructure as a service to customers via a marketplace. Revenue from provision of GPU Infrastructure for the Group is recognized on a weekly basis as the performance obligation of the supplied GPU IaaS is met. The Group satisfies this performance obligation when it makes the required equipment available to the customer for the period.

(g)	Other income

Research and development grants

Research and development grants are received from the Australian Taxation Office. The grants are recognized as other income once the Group has complied with all the attached conditions, at the estimated amount that will be received for the period.

Fixed assets promotional gift

Fixed assets income relates to the receipt of a server from an infrastructure supplier as a promotional opportunity for the Company to promote the server technology and capabilities with its business. The contribution was recognized in income at its fair value upon receipt and are included in property and equipment in the consolidated balance sheets.

(h)	Cost of revenue

Cost of revenue consists primarily of expenses that are directly related to providing the Group’s service to its paying customers. These primarily consist of material costs related to digital currency mining.

(i)	Income tax

The tax expense recognized in the consolidated statements of operations and comprehensive loss comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilized.

Tax positions taken or expected to be taken in the course of preparing the Group’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There are no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2024, or 2023. The Group’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Group had no material accruals for interest or penalties related to income tax matters as of December 31, 2024, or 2023. Generally, the Group’s tax returns are subject to examinations by local Australian tax authorities for tax filings for all years since inception.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

(j)	Comprehensive loss

A separate consolidated statements of operations and comprehensive loss is required under Account Standards Update (“ASU”) 2011-05, Comprehensive Income. Net loss and foreign currency translation adjustments are the components of comprehensive loss for the Group and are included as a separate consolidated statements of operations and comprehensive loss.

(k)	Cash and cash equivalents

Cash and cash equivalents comprise of cash in bank, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

(l)	Financial Instruments

Financial instruments are recognized initially on the date that the Group becomes party to the contractual provisions of the instrument. The Group’s financial instruments consist of cash and cash equivalents, certificates of deposit, other receivables and trade and other payables and borrowings and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

(m)	Goods and services tax (GST)

Revenue, expenses and assets are recognized net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO).

Receivables and payables are stated inclusive of GST.

Cash flows in the consolidated statements of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

(n)	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of operations and comprehensive loss. The Group provides for depreciation using the straight-line method over the estimated useful lives of the respective assets.

The Company reviews the carrying value of long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with ASC 360-10. If such indicators are present, the Company compares the expected undiscounted future cash flows of the asset group to its carrying amount. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized equal to the amount by which the carrying value exceeds its fair value.

A summary of estimated useful lives is as follows:

Fixed asset class	Useful life
Computer Equipment	1 - 2 years
Other Equipment	5 years

Other Equipment above includes modular data centers, electrical equipment, cooling infrastructure equipment, telecommunication modules and sundry building and storage. Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

(o)	Intangible assets

Intangible assets are recognized at fair value when acquired, either separately or as part of a business combination, in accordance with ASC 805. Identifiable intangibles are those that are either separable or arise from contractual or legal rights. Internally generated intangible assets, such as brands or customer relationships, are generally expensed as incurred, with the exception of certain software development costs, which may be capitalized once technological feasibility is established, per ASC 350-40.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Finite-lived intangible assets are amortized over their estimated useful lives, typically on a straight-line basis, reflecting the consumption of economic benefits. Useful lives are based on legal, contractual, or economic factors and are generally between 1 to 20 years. Residual values are assumed to be zero unless a third-party commitment exists. Amortization begins when the asset is available for use and any changes in useful life or method are accounted for prospectively.

Intangible assets with indefinite lives, such as trademarks or perpetual licenses, are not amortized but are tested for impairment at least annually, or more frequently if indicators of impairment arise, in accordance with ASC 350. Goodwill, which arises in business combinations, is also not amortized but tested for impairment annually at the reporting unit level or when triggering events occur. An optional qualitative assessment may be performed before a quantitative test. Intangible assets are evaluated at the beginning of the fourth quarter annually in line with company policy.

Finite-lived intangible assets are assessed for impairment under ASC 360-10 if events suggest their carrying amount may not be recoverable. If undiscounted future cash flows are less than the carrying amount, an impairment loss is recognized equal to the excess of carrying value over fair value. For indefinite-lived intangibles and goodwill, impairment losses are recorded when the carrying amount exceeds fair value, with goodwill impairment limited to the carrying amount of goodwill.

(p)	Digital Assets

The Group purchases or mines digital assets or receives digital assets as consideration for the delivery of its services. The Group accounts for all digital assets held as crypto assets, a subset of indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles - Goodwill and Other - Crypto Assets. The Group has ownership of and control over the digital assets and may use third-party custodial services to secure it.

The digital assets are initially recorded at cost if purchased or fair value if received in mining revenue operations and are subsequently remeasured on the consolidated balance sheet at fair value. Cost is determined based on the cash consideration paid net of the transaction costs. The Group remeasures on a monthly basis the fair value of the digital assets determined by observable market rates.

Gains and losses from the remeasurement of crypto assets shall be included in net income and presented separately from changes in carrying amounts of other intangible assets. The Group recognized a gain of $157,923 for the fair value measurement of its digital assets during the twelve months ended December 31, 2024.

At times, the Group may settle various payables and accrued liabilities in digital assets within the normal course of operations. Gains and losses arising from transactions settled with digital assets are included as a component of other income or selling, general, and administrative expenses within the accompanying consolidated statements of operations and comprehensive loss.

The Group’s digital assets consists primarily of Filecoin crypto-currency.

(q)	Equity-settled compensation

The Group follows ASC 718-10, Compensation-Stock Compensation. The Group offers equity-settled stock-based compensation employee share and option plans. The fair value of the equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, with a corresponding increase to equity.

Vesting conditions are taken into account when considering the number of options expected to vest. At the end of each reporting period, the Group revises its estimate of the number of options which are expected to vest. Revisions to the prior period estimates are recognized in profit or loss and equity.

The Group has the following types of equity settled transactions:

Options

The Group issues options to board members. The options are measured at fair value based on the Black-Scholes option pricing model on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Restricted Stock Units

The Group issues restricted stock units to employees. These units are measured at fair based on observable market bid prices on the grant date and are expensed immediately where there are no conditions attached, or over the vesting period.

(r)	Foreign currency transactions and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction. The Group has determined the functional currency is the U.S. Dollar for the Group. Transactions or assets and liabilities denominated in a foreign currency are translated into U.S. dollars as follows: monetary assets and liabilities, at the rate of exchange in effect at the balance sheet date; non-monetary assets and liabilities, at the exchange rate prevailing at the time of the acquisition of the assets or assumption of the liabilities; and revenues and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year. Gains and losses arising from foreign currency transactions are included in net loss.

(s)	Legal and other contingencies

The Group accounts for its contingent liabilities in accordance with ASC 450, Contingencies. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Group may be subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, there was not a reasonable possibility that the Group may have a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies. However, the outcome of any future legal proceedings is subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Group in a reporting period for amounts in excess of management’s expectations, the Group’s consolidated financial statements for that reporting period could be materially adversely affected.

(t)	Recently Adopted Accounting Standards

In November 2023. the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” intended to improve reportable segment disclosure requirements, primarily through enhanced annual disclosures about significant segment expenses. SAI opted to early adopt the ASU as of December 15, 2024. See Note 24 in the notes to the consolidated financial statements for further details.

In December 2023, the FASB issued ASU No. 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The Group adopted this guidance early on January 1, 2024. See Note 2(p) in the notes to the consolidated financial statements for further details.

3	Critical Accounting Estimates and Judgements

The Group makes estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates.

4	Acquisitions

DIF

On April 29, 2024, SAI acquired certain assets of DIF in exchange for 55,000 shares of common stock of SAI. The Company considered whether the DIF asset acquisition should be defined as a business under ASC 805. ASC 805-10-55-5A through 55-5C describe a screen test to determine whether an acquired set of assets and activities is not a business. The Company determined that substantially all (greater than 90%) of the fair value of the assets acquired were concentrated in a single asset, property and equipment. Accordingly, the Company treated the DIF asset acquisition as an asset acquisition for accounting purposes.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

The Company determined the fair value of the consideration paid was $1,256,046. The assets acquired were assumed at cost and comprised of $1.1 million in property and equipment and $0.1 million in digital assets paid for in share-based consideration by the Company.

DSS

On June 30, 2024, SAI acquired 96.44% of the outstanding shares of DSS for 532,251 shares of common stock of SAI. The purpose of the acquisition was to expand the Company’s digital mining business and to gain exposure and knowledge of the GPU services business. The Company engaged a third-party valuation firm to assist with the valuation of the business acquired.

The fair value of the equity consideration was determined to be $20,865,167. Under the acquisition method of accounting, the assets acquired, and liabilities assumed of DSS were recorded as of the acquisition date, at their respective fair values, and consolidated with those of the Company. The excess of purchase price over the identifiable intangible and net tangible assets is allocated to goodwill. The portion of non-controlling interest was then derived from the pro-rata of the business acquired.

The acquisition-date values of the assets acquired, and liabilities assumed are as follows:

$
Cash	55,836
Certificates of deposit	245,236
Trade and other receivables	412,176
Prepaid expenses & other current assets	59,082
Property & equipment, net	1,082,969
Digital assets	535,697
Intangible assets	2,224,369
Accounts payable, accrued expenses, & other current liabilities	(449,357)
Deferred tax liabilities	(391,984)
Other long-term liabilities	(186,816)
Total identifiable net assets (liabilities) assumed	3,587,208
Noncontrolling interest	(766,256)
Goodwill	18,044,215
Total purchase price	20,865,167

The intangible assets acquired related to technology and had an estimated useful life of 1.5 – 2 years.

Goodwill reflects the synergistic nature of SAI’s identifiable assets that, when employed in combination, generate value in excess of their individual values. As a result, SAI has recorded goodwill in connection with the acquisition. Goodwill is not deductible for tax purposes.

The results of operations related to the acquisition of DSS have been included in the Group’s consolidated statements of operations and comprehensive loss from the acquisition date.

Following the acquisition of DSS, on December 1, 2024, SAI acquired 3.08% of the noncontrolling interest of DSS through the exchange of 9,342 shares of common stock, bringing SAI’s ownership percentage to 99.52% and noncontrolling interests down to 0.48%, as detailed at the consolidated statements of changes in stockholders’ equity.

Proforma financial information:

The unaudited financial information in the table below summarizes the combined results of operations of SharonAI Inc. and DSS for the years ended December 31, 2024 and 2023, on a pro forma basis, as though the companies had been combined as of January 1, 2023. The pro forma earnings for the years ended December 31, 2024 and 2023 were adjusted to include intangible amortization expense of $550,000 and $1,100,000, respectively. The unaudited pro forma financial information does not purport to be indicative of the Company’s combined results of operations which would actually have been obtained had the acquisition taken place on January 1, 2023 nor should it be taken as indicative of future consolidated results of operations.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

	Proforma SharonAI As Adjusted 2024	Proforma SharonAI As Adjusted 2023
	$	$
Revenue	1,170,923	1,291,446
Loss from operations	(9,193,061)	(279,594)
Net loss	(7,541,243)	(2,017,478)

5	Revenue and Other Income

Revenue from continuing operations

	December 31, 2024	December 31, 2023
	$	$
Revenue
Digital asset mining revenue	232,510	-
Provision of GPU Infrastructure services	205,043
Other revenue	739	-
Total other income	438,292	-

Revenue is recognized at point in time when services are provided.

Other income

	December 31, 2024	December 31, 2023
	$	$
Other income
Research and development grants	648,049	-
Fixed assets promotional gift	273,273	-
Total other income	921,322	-

6	Income Tax Expense

(a)	Income (loss) before income taxes consists of the following:

	December 31, 2024	December 31, 2023
	$	$
Domestic and foreign income before provision for income tax
Domestic	(1,761,741)	-
Foreign	(2,236,727)	-
Total income before income taxes	(3,998,468)	-

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

(b)	The Group is subject to income taxes in U.S. federal, state, and foreign jurisdictions. The provision for income taxes in the accompanying consolidated financial statements is comprised of the following:

	December 31, 2024	December 31, 2023
	$	$
Current
Federal	-	-
State	40,714	-
Foreign	99,299
Total Current	140,013
Deferred
Federal	-	-
State	-	-
Foreign	(107,105)	-
Total Deferred	(107,105)	-
Total Provision	32,908	-

(c)	A reconciliation of the income tax expense computed using the United States federal statutory rate to the Group’s effective tax rate is as follows:

	December 31, 2024	December 31, 2023
Federal tax expense (benefit) at the statutory rate	21%	-%
State income taxes, net of federal benefit	5%	-%
Impact of non-U.S. earnings	1%	-%
Change in valuation allowance	(19)%	-%
Permanent differences	(3)%	-%
Research and development tax incentive	(5)%	-%
Tax on Income	(0)%	-%

As of December 31, 2024, the Group had $845,627 of federal and $1,609,826 of state net operating loss carryforwards. The federal net operating losses have an indefinite life and can be utilized to offset 80% of future taxable income, while the state net operating losses will begin to expire in 2044. As of December 31, 2024, the Company had Australian net operating loss carryforwards of $93,194 that can be carried forward indefinitely.

As of December 31, 2024 and 2023, the Group had no recorded liabilities for uncertain tax positions. As of December 31, 2024 and 2023, the Group had no accrued interest or penalties related to uncertain tax positions. The Group’s accounting policy is to recognize interest and penalties related to uncertain tax positions in income tax expense.

The Group files income tax returns in the United States, various state jurisdictions, and Australia. The Group is not currently under examination by the Internal Revenue Service or any other jurisdiction. All tax years remain open to tax examination. To the extent the Group has tax attribute carryforwards, the tax years in which the attribute was generated may be adjusted upon examination by the Internal Revenue Service or other tax authorities to the extent utilized in a future period.

The Group has not provided U.S. deferred income taxes or foreign withholding taxes on unremitted earnings of foreign subsidiaries, as such amounts are considered to be indefinitely reinvested. Any accumulated earnings in foreign subsidiaries are primarily utilized to fund working capital requirements as the Group continues to expand operations. The amount of any unrecognized deferred tax liability related to undistributed foreign earnings is immaterial.

Deferred taxes are recognized for net operating loss carryovers and temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Group’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are comprised of the following:

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

	December 31, 2024	December 31, 2023
	$	$
Net operating loss carryforward	303,257	-
Unrealized gain (loss)	293,707	-
Capitalized transaction costs	77,225	-
Accrued expenses	78,878	-
Stock based compensation	65,208	-
Total deferred tax assets	818,275	-
Less valuation allowance	(733,310)	-
Net deferred tax asset	84,965	-

Intangibles	(412,500)	-
Total deferred tax liabilities	(412,500)	-

Net deferred tax liability	(327,535)	-

Net change in valuation allowance	733,310	-

The Group’s valuation allowance increased by $733,310, primarily as a result of current year losses, unrealized losses, and an increase in the deferral of various expenses against which a valuation allowance is maintained during the year ended December 31, 2024. In assessing the ability to realize the Group’s net deferred tax assets, management considers various factors including taxable income in carryback years, future reversals of existing taxable temporary differences, tax planning strategies, and future taxable income projections to determine whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on the negative evidence, including the worldwide cumulative losses that the Group has incurred, management has determined that the uncertainty regarding realizing certain deferred tax assets is sufficient to warrant the need for a valuation allowance against its worldwide net deferred tax assets after consideration of the reversals of existing taxable temporary differences.

7	Certificates of deposit

As at 31 December 2024, the Company held certificates of deposit totaling $770,799, which are restricted due to their use as collateral for bank guarantees issued for equipment managed service contracts. The CDs have a 12-month term and are maintained in a bank account in the Company’s name. Interest earned on the CDs is accrued to the Company. Under the terms of the service contracts, the supplier may claim the funds in the event of a material default by the Company in fulfilling its payment obligations. These arrangements do not transfer ownership or control of the CDs but restrict their use for the duration of the CD term.

8	Trade and other receivables

	December 31, 2024	December 31, 2023
	$	$
Trade receivables	15,799	-
GST receivable	77,266	-
Research and development grant receivable	891,482	-
Total trade and other receivables	984,547	-

9	Other Current Assets

	December 31, 2024 $	December 31, 2023 $
Prepaid network fee	1,941	-
Other prepayments	28,013	-
Other current assets	64	-
Total other current assets	30,018	-

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

10	Property and Equipment

	December 31, 2024	December 31, 2023
	$	$
Computer equipment
At cost	4,640,967	-
Accumulated depreciation	(407,672)	-
Total computer equipment	4,233,295	-
Other equipment
At cost	380,900	-
Accumulated depreciation	(38,090)	-
Total other equipment	342,810	-
Total property and equipment, net	4,576,105	-

Depreciation expense of $460,469 and foreign currency translation adjustments of $14,707, have been recognized for the twelve months ended December 31, 2024.

11	Digital Assets

The following table provides details of the activities related to our digital assets for the year ended December 31, 2024:

$
Balance as of December 31, 2023	-
Acquisitions	535,697
Disposals	(119,268)
Earned FIL revenue	219,763
FIL cost of revenue	(118,497)
Change in fair value of digital assets	157,923
Unrealized gain on foreign currency translation	(46,046)
Balance as of December 31, 2024	721,664

As of December 31, 2024, the Company held the following:

Asset	Units Held #	Cost Basis $	Fair Value $	Change in Fair Value $
Filecoin	144,224	563,741	721,664	$157,923

Digital assets disclosed above include Filecoin tokens which are pledged as collateral and is required by the Filecoin blockchain for the Group’s ongoing mining operations. Pledged Filecoin is committed for the full life of a storage sector (18 months) and is restricted from use. The Group had pledged $86,690 and $0 as collateral to storage sectors with maturities ranging from 1-540 days at December 31, 2024 and 2023, respectively.

12	Intangible Assets

(a)	Finite-Lived Intangible Assets

$
Balance as of December 31, 2023	-
Acquired finite-lived intangible assets	24,369
Amortization of finite-lived intangible asset	(15,406)
Balance as of December 31, 2024	8,963

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Finite-Lived Intangible Assets include digital asset deals contracts which are paid in Filecoin tokens and are amortized over the life of the contract. The digital asset deals contracts include an 18-month storage period, which is used as the life of the contract. Amortization expense of $14,671 and foreign currency translation adjustment of $735 related to finite-lived intangible assets has been recognized as an expense in the consolidated statements of operations and comprehensive loss for the twelve months ended December 31, 2024 and 2023, respectively.

(b)	Technology

$
Balance as of December 31, 2023	-
Acquired technology	2,200,000
Accumulated amortization	(550,000)
Balance as of December 31, 2024	1,650,000

The acquired technology relates to the DSS acquisition described in Note 4. Amortization expense of $550,000 and $0 related to technology has been recognized as an expense in the consolidated statements of operations and comprehensive loss for the twelve months ended December 31, 2024 and 2023, respectively. Amortization expense is expected to be $1,108,963, and $550,000, for the years ending December 31, 2025 and 2026, respectively.

13	Trade and Other Payables

	December 31, 2024	December 31, 2023
	$	$
Trade payables	404,852	-
Accrued expense	442,272	-
Annual payment provision	50,157	-
Income tax payable	40,714	-
Other payables	19,834	-
Total trade and other payables	957,829	-

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

14	Leases

The Company leases GPU and associated computer and networking equipment under non-cancelable finance lease agreements. Lease terms generally range from 3 to 5 years and may include options to extend or terminate the lease. Lease agreements may contain both lease and non-lease components, which the Company accounts for as a single lease component for all asset classes under a practical expedient election. The Company also elected the short-term lease exemption for all leases with original terms of 12 months or less, whereby such leases are not recognized on the balance sheet.

a)	Lease cost

The components of lease cost were as follows:

Description	Year Ended December 31, 2024 $
Finance lease - interest	25,275
Finance lease - amortization	89,748
Total lease cost	115,023

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

b)	Lease assets and liabilities

ROU assets and lease liabilities are recorded on the consolidated balance sheet as follows:

Description	December 31, 2024 $
Finance lease ROU asset	935,336
Finance lease liability (current)	186,620
Finance lease liability (non-current)	760,087

c)	Maturity analysis of lease liabilities

Future minimum lease payments as of December 31, 2024, are as follows:

Year	Finance leases $
2025	230,044
2026	230,044
2027	230,044
2028	230,044
2029	115,022
Total	1,035,199
Less: Imputed interest	(88,492)
Present value of lease liabilities	946,707

d)	Other information

Weighted-average remaining lease term	4.5 years
Weighted-average discount rate:	5.19%
Right-of-use assets obtained in exchange for Right-of use Liability	$1,057,779
Operating cash impact of finance leases	$26,847

15	Shareholders’ Equity

(a)	Preferred Stock

There are two separate classes of preferred stock, each with its own rights and preferences. The Group is authorized to issue 84,000 shares of preferred stock, at a par value of $0.0001 per share.

Series A Preferred Stock

On February 20, 2024, the Group issued a Certificate of Designation of Series A Preferred Stock (the “Series A Designation”), whereby the Board authorized the issuance of up to 15,000 shares of Series A Preferred Stock, par value $0.0001 per share. The Group issued the 15,000 shares at $1.00 per share.

Series B Preferred Stock

On February 20, 2024, the Group issued a Certificate of Designation of Series B Preferred Stock (the “Series B Designation”), whereby the Board authorized the issuance of up to 27,000 shares of Series B Preferred Stock, par value $0.0001 per share. The Group issued the 27,000 shares at $1.00 per share.

(b)	Common Stock

There is one class of common stock, of which the Group is authorized to issue 2,958,000 shares at a par value of $0.0001 per share. As of December 31, 2024, there were 1,067,213 shares issued.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

(c)	Warrants

During June 2024, the Company issued warrants to purchase 8,195 shares of SharonAI’s common stock for $62.50 per share to certain former shareholders of DSS as consideration for the acquisition of the business. The warrants are vested and expire May 4, 2025.

(d)	Voting

Series A Preferred Stock, Series B Preferred Stock and Common Stock are entitled to vote with respect to any and all matters presented to the stockholders of the Group. In any such vote, each Share of Series A Preferred Stock shall be entitled to cast 160 votes for each Share held, each Share of Series B Preferred Stock shall be entitled to cast 25 votes for each Share held, and each Share of Common Stock shall be entitled to cast one vote for each Share held.

(e)	Dividends

Series A Preferred Stock does not have dividend features. Cumulative dividends accrue on Series B Preferred Stock on a quarterly basis in arrears at the rate of 3% of the Group’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are in preference and priority to declaration or any payment of any dividend or distribution on Common Stock.

(f)	Liquidation Preference

Series A and Series B Preferred Stock shall, with respect to rights on voting, liquidation, winding up and dissolution, rank pari passu to the Common Stock.

(g)	Conversion

Series A Preferred Stock does not contain any conversion features. Series B Preferred Stock is convertible to Common Stock at any time at the option of the holder or from time to time on or after a Change in Control Notice into that number of shares of Common Stock equal to the liquidation value ($1.00) of the Series B Preferred Stock divided by the conversion price subject to such conversion, which is initially one-third of the liquidation value of such share.

(h)	Noncontrolling Interest

On December 1, 2024, the Group acquired 3.08% of DSS through the exchange of 9,342 shares of Common Stock in the Group for interests in DSS, reducing the noncontrolling interest in DSS from 3.56% to 0.48%. As of December 31, 2024, the Group held 99.52% of controlling interest in DSS.

16	Share-based compensation

The Group grants Options and Restricted Stock Units (RSUs) under the 2024 Equity Incentive Plan (the “2024 Plan”) to Board Members, Advisory Board Members, Employees and Contractors. The grants have a combination of performance based and time-based hurdles and vesting periods. On October 23, 2024, the Group granted 4,617 Options and 52,677 Restricted Stock Units (RSUs) which have a contractual term of 10 years. The Options have an exercise price of $61 per share and convert on a 1:1 basis. The Group ascertains the fair value of the Options using a Black-Scholes pricing model and RSUs were valued based on market bid prices. The fair value of equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, along with a corresponding increase to equity. As of December 31, 2024, the Group has the following share-based compensation:

(a)	Stock Options

Share-based compensation expense of $11,518 has been recognized in the period ending December 31, 2024, for Options based on the pro rata expense of the service-based options over the vesting period. As of December 31, 2024 190 options had vested.

The following assumptions were used to estimate the fair value of options granted during the year ended December 31, 2024:

a)	Expected term: 10 years

b)	Expected volatility: 250%

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

c)	Risk-free interest rate: 4.24%

d)	Expected dividend yield: 0%

e)	Estimated fair value of options at grant date: $279,856

Stock Option Activity

Activity	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2024	-	$0	-	$0
Granted	4,617	$61	9.75	$0
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at December 31, 2024	4,617	$61	9.75	$0
Exercisable at December 31, 2024	190	$61	9.75	$0

At December 31, 2024, compensation costs related to these unvested stock options not yet recognized in the consolidated statements of operations was approximately $268,000 which will be fully amortized by 2026.

(b)	Restricted Stock Units (RSUs)

Share-based compensation expense of $242,210 has been recognized in the period ending December 31, 2024, for the performance-based RSUs based on the portion of hurdles being met and pro rata time-based vesting conditions being satisfied during the period.

Activity	Performance-Based RSUs	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2024	-	-
Granted	52,677	$3,193,280
Vested*	(3,996)	$242,210
Forfeited	-	-
Unvested at December 31, 2024	48,681	$2,951,070

*	RSU’s listed as vested are not exercisable but representative of the pro-rata portion of the RSU grant vested in the period

At December 31, 2024, compensation costs related to these unvested stock-based compensation awards not yet recognized in the consolidated statements of operations was $2,951,070.

17	Employee Benefit Plan

The Group’s employees that are located in Australia participate in a Superannuation defined benefit scheme. Superannuation is Australia’s mandatory retirement savings system, requiring employers to contribute 11.5% of an employee’s earnings (increasing to 12% by 2025) into a regulated fund. Contributions receive concessional tax treatment, with employer payments taxed at 15% within the fund. Superannuation is typically preserved until retirement age (55–60), with limited early access exceptions. Funds are regulated by Australian Prudential Regulation Authority, Australian Securities and Investments Commission, and the Australian Taxation Office, and offer various investment options, often including insurance coverage. Withdrawals can be taken as a lump sum or income stream, subject to tax rules. Legislative changes may affect contribution limits, taxation, and access conditions.

The Group’s employees located in the USA currently do not have a retirement scheme, however it is intended the Company implement such a scheme in 2025.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

18	Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

●	Intangible assets – Indefinite-lived Digital Assets held at fair value.

Fair value hierarchy

ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”) requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 established a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The table below shows the assigned level for each asset and liability held at fair value by the Group:

Fair value hierarchy	Level 1 $	Level 2 $	Level 3 $	Total $
As of December 31, 2024
Recurring fair value measurements
Intangible assets – Indefinite-lived Digital Assets	721,664	-	-	721,664

The Group’s assets held at fair value comprise of cryptocurrency (digital assets) classified at level 1. See Note 11 for support. The Group did not make any transfer between the levels of the fair value hierarchy during 2024 or 2023.

19	Supplemental disclosure of cash flow information

	December 31, 2024	December 31, 2023
	$	$
Supplemental cash flows information:
Cash paid for interest	2,827	-
Noncash financing activities:
Director issued common stock upon termination	15,000	-
Acquisition of a business through the issuance of common stock and warrants	20,865,167	-
Settlement of related party notes payable with the issuance of common stock	419,601	-
Settlement of liabilities through the issuance of common stock	176,999	-
Acquisition of assets through the issuance of common stock	1,256,040	-

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

20	Contingent Liabilities

The Group had the following contingent liabilities at the end of the reporting period:

●	The Group is required to provide a guarantee in the form of Filecoin with third party providers of Filecoin tokens to be used to support the growth of its storage operations, in accordance with agreed terms. This guarantee is to insure no loss is incurred by third party providers throughout the day-to-day operations by the Group. The potential loss that could be incurred by the Group relates to slashing fees and early termination of storage sectors. Management estimates this to be a maximum of $86,690 as of December 31, 2024.

The Group did not have any commitments or any other contingencies as of December 31, 2024.

21	Net Loss per Share

Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity using the treasury method or the if-converted method, if applicable. The calculation of diluted net income (loss) per share gives effect to common share equivalents; however, potential common shares are excluded if their effect is anti-dilutive. Convertible Series B Preferred Stock issued and outstanding, and share-based options are considered common share equivalents and are only included in the calculation of diluted earnings per common share when net income is reported and their effect is dilutive.

The following securities were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive:

a)	Stock options and RSU’s: 57,293 shares

b)	Warrants: 8,195 shares

c)	Convertible preferred stock: 27,000 shares

A reconciliation of the numerators and denominators is as follows:

	December 31, 2024	December 31, 2023
	$	$
Numerator:
Net loss available to common shareholders	(3,923,998)	-
Less: Net loss attributable to the noncontrolling interest	(18,717)	-
Net loss attributable to common shareholders	(3,905,281)	-

Denominator:
Basic and diluted weighted average number of common shares outstanding	556,356	300
Basic and diluted net loss per common share outstanding	(7.02)	-

22	Segment Information

The Company operates in one operating segment, and therefore one reportable segment, focused on the provision of High Performance Compute Services (HPC). The determination of a single business segment is consistent with the consolidated financial information regularly provided to the Group’s chief operating decision maker (“CODM”), who is the Chief Executive Officer.

The Group’s method for measuring profitability on a reportable segment basis is operating profit or loss, which the CODM uses to assess performance for the Group and in deciding how to allocate resources. The CODM does not review disaggregated assets by segment. The Group adopted ASU 2023‐07 in December 2024. The most significant provision was for the Group to disclose significant segment expenses that are regularly provided to the CODM. The Group’s CODM periodically reviews cost of revenues and selling, general and administrative expenses, excluding share-based compensation, by segment and treats them as significant segment expenses.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

The following table presents segment expenses, other segment items, and segment operating loss for the period:

	December 31, 2024 $	December 31, 2023 $
Revenue	438,292	-
Less: Segment Expenses
Costs of revenue	719,993	-
Selling, general and administrative expenses	2,368,745	-
Other segment items(1)	2,300,861	-
Segment expenses	5,389,599	-
Segment loss from operations	(4,951,307)	-
Reconciliation of net loss:
Adjustments and reconciling items	-	-
Loss from operations	(4,951,307)	-

(1)	Other segment items for the reportable segment include share based compensation and other expenses.

23	Transactions with related parties

SharonAI and Sharon Australia have entered into an independent contractor agreement-corporate with James Manning and Manning Group Pty Ltd ATF MG Office Trust (“Manning Consulting Agreement”). Pursuant to the Manning Consultant Agreement, Mr. Manning, as the key person, provides certain services to SharonAI and Sharon Australia relating to commercial opportunity development, discovery of future data center sites, future data center acquisition and construction advisory, transaction advisory services and key relationship introduction and development. In consideration for these services, Manning Group Pty Ltd ATF MG Office Trust is entitled to receive an annual remuneration of AUD$334,500 (approximately $211,000 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Manning Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Nicholas Hughes Jones related entity Inbocalupo Consulting Pty Ltd (“Inbocalupo Consulting Agreement”). Pursuant to the Inbocalupo Consultant Agreement and combined with Mr Hughes-Jones employment agreement, Mr. Hughes-Jones, as the key person, provides certain services to SharonAI and Sharon Australia relating to business development services. In consideration for these services, Inbocalupo Consulting Pty Ltd is entitled to receive an annual remuneration of AUD$133,800 (approximately $84,294 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Inbocalupo Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

Sharon Australia has entered into an independent contractor agreement with Broadfoot Group Pty Ltd (“Broadfoot Consulting Agreement”). Pursuant to the Broadfoot Consultant Agreement, Mr. Broadfoot and Mrs Broadfoot, as the key persons, provides certain services to SharonAI and Sharon Australia relating to Chief Financial Officer support and executive assistant services to the CFO. In consideration for these services, Broadfoot Group Pty Ltd is entitled to receive an annual remuneration of AUD$111,500 (approximately $70,245 based on a conversion rate of $1.00AUD to $0.63USD), exclusive of Australian goods and services taxes. The Broadfoot Consulting Agreement has an ongoing term that can be terminated by either side upon three (3) months’ notice.

AAM, with which SAI consummated its business combination with on April 29, 2024, had sole identical ownership interests by James Manning, Nicholas Hughes-Jones and Andrew Leece. Through the acquisition, each individual was issued 70,000 common shares at a value of $70,000.

DIF, with which SAI consummated an asset acquisition on April 29, 2024, had common ownership interest by James Manning. Through the acquisition, Mr. Manning was issued 17,600 common shares at a fair value of $390,016.

DSS, with which SAI consummated it business combination with on June 30, 2024, had common ownership interest by James Manning, Nicholas Hughes-Jones and Andrew Leece. Through the acquisition Mr. Manning was issued 49,215 common shares at a fair value of $1,919,366, Mr. Hughes-Jones was issued 27,478 common shares at a fair value of $1,071,623, and Mr. Leece was issued 43,401 common shares at a fair value of $1,692,639.

During 2024, the Group paid storage services expense to Flynt ICS Pty Ltd (“Flynt”). Flynt is a subsidiary of Vertua Limited and affiliated to the Group through common ownership by James Manning. For the year ended December 31, 2024, the Group paid Flynt $167,638 in services expenses.

SharonAI Inc.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

The Group received approximately $419,590 in loans from various entities affiliated with members of SharonAI’s management and board of directors, including: (a) Woodville Super Pty Ltd, an affiliate of James Manning, Director; (b) Manning Capital Holdings Pty Ltd, an affiliate of James Manning, Director; (c) Strat Capital Pty Ltd (Alpha Juliett), an affiliate of Andrew Leece, Chief Operating Officer; and (d) Inbocalupo Pty Ltd), an affiliate of Nick Hughes-Jones, the former Senior Vice President Business Development. These debts were converted into equity of SharonAI as part of a private placement conducted by SharonAI at the same price that stock was sold to other investors in the offering. The following chart shows the amount of debt from each lender and the shares into which the debt was converted.

	Amount outstanding $	Subscription price per share $	Shares received upon conversion #
Woodville Super Pty Ltd	66,370	39.00	1,702
Manning Capital Holdings Pty Ltd	84,555	39.00	2,168
Strat Capital Pty Ltd (Alpha Juliett)	117,740	39.00	3,019
Inbocalupo Pty Ltd	150,925	39.00	3,870
Total	419,590		10,759

24	Subsequent Events

Subsequent to the year ended December 31, 2024, the following events occurred:

(a)	On January 22, 2025, the Company entered into a JV agreement with New Era Helium.

(b)	On January 30, 2025, the Company entered into a definitive business combination agreement with Roth CH Acquisition Co. (Roth)., an OTC-listed entity that had previously completed a de-SPAC transaction. Although the public entity maintains a listing on the OTC Markets, it currently has no active operations or significant assets. The agreement contemplates a reverse acquisition whereby the Company will be the accounting and legal surviving entity, and upon completion of the transaction, will become a publicly traded company through the listed vehicle.

The transaction remains subject to customary conditions, including regulatory approvals and shareholder consent. The Company is currently preparing the required documentation for the proposed combination.

(c)	On 12 March 2025, the Company entered a scope of work agreement with Lenovo Global Financial Services (Australia and New Zealand) Pty Limited for the provision of AUD$7.4m computer and networking equipment on a lease over 5 years.

Except for the above, no other matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Company, the results of those operations, or the state of affairs of the Company in future financial years.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Contents

For the Years Ended December 31, 2023 and 2022

Independent Auditor’s Report

To the Stockholders and the Board of Directors of Distributed Storage Solutions Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Distributed Storage Solutions Limited (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the period ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company expects to rely on financial support from its majority shareholder to meet its operating, investing and financing activities through the end of the going concern assessment period. The majority shareholder has indicated its intent and ability to provide such support. The support is a significant factor in management’s assessment of the Company’s ability to continue as a going concern. Our opinion is not modified with respect to this matter emphasized.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Existence and Valuation of Digital Assets and Transactions Denominated in Digital Assets

Description of the Matter:

As described in Note 2, digital assets are non-financial assets. They lack physical substance and are built on blockchain technology. The Company elected to not early adopt the Financial Accounting Standards Board Update 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60). Therefore, digital assets are classified as indefinite-lived intangible assets and recorded at cost, less impairment charges, if any. Cost is determined using the first-in-first-out (“FIFO”) method of accounting. Management tests digital currencies for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired.

At times, the Company may settle various accounts payable and accrued liabilities in digital currencies within the normal course of operations. Gains and losses arising from transactions settled in digital currencies are included in selling, general and administrative expenses within the accompanying consolidated statements of operations.

The principal considerations for our determination that performing procedures relating to the valuation of digital currencies and transactions denominated in digital currencies is a critical audit matter are (i) price volatility of digital currencies and potential impairment, (ii) reliability of third-party exchange pricing data and (iii) lack of physical substance of digital currencies.

How We Addressed the Matter in Our Audit:

We performed the following procedures:

●	Performed testing over existence of digital currencies including:

○	Confirmation with third-party custodians.

○	Export of transaction activity for each wallet for the fiscal year from public Filecoin block explorers.

○	Used specialized software to verify a sample of the Company’s on-chain transactions.

●	Performed testing over the valuation of digital currencies recorded on the consolidated balance sheet, including the following:

○	Reviewed and tested the Company’s impairment analysis. Compared the value of each unit of digital currency to the lowest intra-day price of the respective digital currency during the reporting period.

●	Utilized pricing data from a variety of third-party exchange-data pricing sources and a specialized software tool when performing audit procedures over digital currency transactions. Investigated any significant differences between data, if any.

We have served as the Company’s auditor since 2023.

Boston, Massachusetts

February 26, 2025

Distributed Storage Solutions Limited
ABN: 87 646 979 222

Consolidated Balance Sheets

As of December 31, 2023 and 2022

	2023 $	2022 $
ASSETS
Current assets:
Cash, restricted cash and cash equivalents	404,711	223,422
Trade and other receivables, net	1,120,954	1,201,588
Other current assets	54,781	48,260
Total current assets	1,580,446	1,473,270
Property and equipment, net	25,429	672,411
Deferred tax assets	62,372	-
Intangible Assets	740,944	380,374
Total assets	2,409,191	2,526,055

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade and other payables	395,071	260,894
Employee benefits	28,097	23,681
Borrowings	6,386,175	-
Total current liabilities	6,809,343	284,575
Borrowings	-	5,757,535
Total liabilities	6,809,343	6,042,110

Stockholders’ equity (deficit):
Ordinary Shares (Issued Capital) (2,423,375 no par value shares issued and outstanding as of December 31, 2023, and 2022, respectively)	6,683,854	6,649,830
Accumulated deficit	(11,084,006)	(10,165,885)
Total stockholders’ equity (deficit)	(4,400,152)	(3,516,055)
Total liabilities and stockholders’ equity (deficit)	2,409,191	2,526,055

The accompanying notes are an integral part of the consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Operations

For the Years Ended December 31, 2023 and 2022

	2023 $	2022 $
Revenue	1,291,446	1,077,221
Cost of revenue	(471,040)	(365,177)
Gross profit	820,406	712,044

Selling, general, and administrative expenses	(1,890,797)	(1,070,366)
Depreciation Expense	(651,957)	(1,328,117)
Loss from operations	(1,722,348)	(1,686,439)

Impairment loss on digital assets	(150,299)	(2,189,105)
Other income	1,267,470	1,227,649
Interest expense, net	(202,794)	(554,168)
Loss before income taxes	(807,971)	(3,202,063)

Income tax expense	(109,507)	(34,637)
Net loss	(917,478)	(3,236,700)

The accompanying notes are an integral part of the consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2023 and 2022

	Ordinary Shares #	Ordinary Shares $	Accumulated deficit $	Total $
Balance at December 31, 2021	2,223,375	6,475,000	(6,929,185)	(454,185)
Net loss	-	-	(3,236,700)	(3,236,700)
Stock-based compensation: EIP	200,000	97,000	-	97,000
Stock-based compensation: Options	-	77,830	-	77,830
Balance at December 31, 2022	2,423,375	6,649,830	(10,165,885)	(3,516,055)
Net loss	-	-	(917,478)	(917,478)
Stock-based compensation: Options	-	34,024	-	34,024
Foreign Exchange	-	-	(643)	(643)
Balance at December 31, 2023	2,423,375	6,683,854	(11,084,006)	(4,400,152)

The accompanying notes are an integral part of the consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

	2023 $	2022 $
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	(917,478)	(3,236,700)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	651,957	1,328,117
Share based payments	34,024	174,830
Unrealized (gains) losses on foreign currency exchange	(611,855)	(349,630)
Impairment loss on intangible assets	150,299	2,189,105
Gain on sale of digital assets	(140,715)	-
Income Tax Expense	109,507	34,637
(Increase) in trade and other receivables	(91,247)	(438,318)
(Increase) decrease in other assets	(6,521)	78,999
Increase in trade and other payables	134,179	47,528
Increase (decrease) in employee benefits	4,415	(11,507)
Net cash flows from/(used in) operating activities	(683,435)	(182,939)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property and equipment	-	90,655
Payment for the purchase of property and equipment	(4,974)	(25,041)
Proceeds from sales of digital assets	241,058	752,638
Payment for the purchase of digital assets	-	(1,132,571)
Net cash flows from/(used in) investing activities	236,084	(314,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from third party loan	868,611	239,971
Repayment of third-party loan	(239,971)	-
Net cash flows from/ (used in) financing activities	628,640	239,971

Net cash increase/(decrease) in cash and cash equivalents	181,289	(257,287)
Cash, restricted cash and cash equivalents at beginning of period	223,422	480,709
Cash, restricted cash and cash equivalents at end of period	404,711	223,422

Refer to Note 16 for the supplemental cash flows information

The accompanying notes are an integral part of the consolidated financial statements.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Nature of Operations

The consolidated financial report covers Distributed Storage Solutions Limited (‘the Company’ or ‘DSS’) and its controlled entities (‘the Group’). Distributed Storage Solutions Limited is a for-profit company limited by shares, incorporated and domiciled in Australia.

The principal activities of the Group were the provision of decentralized data storage solutions and infrastructure in the Filecoin Network.

Each of the entities within the Group prepare their financial statements based on the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in United States Dollars which is the Company’s functional and reporting currency.

Risks and Uncertainties

As a result of the Group’s involvement in the digital asset market, the Group is subject to market risk, liquidity risk, and concentration risk. The digital asset market may be volatile and a variety of factors that are inherently difficult to predict, such as domestic or international economic and political developments, may significantly affect the Group’s operations.

The digital asset market is subject to a high degree of risk from external factors such as price fluctuation, cyber theft from online wallet providers, market acceptance and user adoption, regulation of access to and operation of digital asset networks, legislative changes, and changes in consumer preferences or perceptions of digital currencies. Such factors could have a material adverse effect on the Group’s business and operations.

There is also uncertainty regarding the current and future accounting, tax and legal treatment, as well as regulatory requirements relating to digital assets or transactions utilizing digital assets. Governmental regulations, or any adverse accounting, tax, legal or regulatory treatment of digital assets or transactions could materially and adversely affect the manner in which the Group conducts its business and could result in heightened regulation, oversight, increased costs and potential litigation.

1	Basis of Presentation

The accompanying consolidated financial statements have been presented in conformity with accounting principles generally accepted by the United States (US GAAP) and include the operations of the Company and its wholly owned subsidiary.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

2	Summary of Significant Accounting Policies

(a)	Principles of consolidation

The consolidated financial statements include the financial position and performance of controlled entities from the date on which control is obtained until the date that control is lost. For all periods presented, the consolidated financial statements include the Company’s wholly owned subsidiary, Distributed Storage Fund.

All inter-company transactions are eliminated in consolidation.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(a)	Principles of consolidation (continued)

Subsidiaries

Subsidiaries are all entities (including structured entities) over which the parent has control. Control is established when the parent is exposed to or has the right to variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the relevant activities of the entity.

(b)	Going concern uncertainty

As of December 31, 2023, and 2022, the Group incurred a loss after tax of $917,478 and $3,236,700, respectively and net operating cash outflows of $683,435 and $182,939, respectively. As of December 31, 2023, and 2022, the Group’s total liabilities exceeded its total assets by $4,400,152 and $3,516,055, respectively and its current liabilities exceeded current assets by $5,228,897 and current assets exceeded current liabilities by $1,188,695, respectively. The Group’s cash position as of December 31, 2023, and 2022 was $404,711 and $223,422, respectively. These conditions give rise to a material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern.

Based on internally prepared forecast cash flows, combined with the existing loan facility of $25 million dollars from the new majority shareholder (refer to note 20), Management believes that the Group will have adequate cash reserves to enable the Group to meet its obligations for at least 12 months from the date the consolidated financial statements were available to be issued to be in accordance with GAAP. Accordingly, the Management have concluded it is appropriate to prepare the financial statements on a going concern basis.

In preparing these forecasts, Management and Directors have had regard for the following:

a.	as of December 31, 2022 the consolidated group had Capital Notes on issue amounting to $5,517,564 which it restructured effective March 31, 2023, converting $4,950,740 to a Simple Agreement for Future Equity (SAFE);

b.	anticipated expansion of new revenue opportunities introduced in 2023, in Q4 2023, DSS commenced business operations in the AI computing sector leveraging its existing infrastructure and fixed price energy contracts to generate additional revenue;

c.	projected growth in FIL revenue resulting from an increase in data stored within the Group’s committed Filecoin infrastructure;

d.	in Q4 2023 DSS renegotiated its third-party Filecoin (FIL) terms from a fixed interest/use fee to a revenue share model to protect against any decline in block reward ratio;

e.	DSS continues to strengthen its long-standing relationship with Lenovo to provide infrastructure as a service on an as needed basis which enables DSS to scale in a capital efficient manner enabling it to meet customer demand on a just in time basis. DSS is actively scaling its storage operations with customer demand expected to grow which is expected to lead to increasing revenue potential;

f.	DSS has signed a new commercial storage agreement which commenced in March 2024 enabling DSS to reduce reliance on revenues generated in digital tokens and shifting its storage operations to USD denominated earnings;

g.	DSS has a standing working capital facility from third parties of up to $1.8M of which the whole amount is available as at the date of this report; and,

h.	the Group is pursuing future capital raising opportunities.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(b)	Going concern uncertainty (continued)

The Directors are of the opinion that the Group can continue to access debt and equity funding to meet its working capital requirements. Accordingly, the Directors consider that it is appropriate to prepare the Group’s financial statements on a going concern basis. Should the Group be unable to source sufficient funding through the factors noted above, the Group may not be able to realize assets at their recognized values and extinguish its liabilities in the normal course of business at the amounts stated in the consolidated financial statements.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the Group be unable to continue as a going concern and meet its debts as and when they fall due.

(c)	Revenue recognition

The Group earns revenues from the provision of data storage to a blockchain network.

The Company recognizes revenue in accordance with Accounting Standards Codification (‘ASC’) Topic 606 Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

(i)	identify the contract with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligation in the contract and;

(v)	recognize revenue when the entity satisfies a performance obligation.

Below is a discussion of how the Company’s revenues are earned and the Company’s accounting policies pertaining to revenue recognition under ASC 606 and other required disclosures.

Digital asset - mining revenue

The Company provides data storage services in exchange for non-cash consideration in the form of a digital asset.

The Group’s performance obligations to provide the data storage services arises in the Filecoin (FIL) network when a customer in this network digitally requests the service from data storage providers such as the Group.

The Group satisfies this performance obligation when it proves delivery of data storage services on the FIL blockchain by undertaking daily computations that validate the successful delivery of the data storage services to the end FIL customer. Upon selection as the storage provider and successful validation, the Group receives its share of network block rewards, and therefore recognizes revenue at point in time, for the satisfactory completion of this performance obligation.

The relative share of network block rewards in Filecoin is determined by the amount of “sealed” or proven storage that DSS has in the network. The more data DSS stores the higher the probability of winning block rewards. Block rewards are deposited into the Group’s digital wallets immediately upon completing the validation (WinningPoSt) computations.

Revenue from provision of Graphics Processing Units “GPU” Infrastructure

The Group earns revenues from the provision of GPU Infrastructure as a service to customers via a marketplace. Revenue from provision of GPU Infrastructure for the Group is recognized on a weekly basis as the performance obligation of the supplied GPU Infrastructure as a Service (“GPU IaaS”) is met. The Group satisfies this performance obligation when it has the required equipment available to the customer for the period.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(d)	Other income

Research and development grants

Research and development grants are received from the government. The grants are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Group will comply with all attached conditions.

(e)	Cost of revenue

Cost of revenue consists primarily of expenses that are directly related to providing the Group’s service to its paying customers. These primarily consist of material costs related to digital currency mining.

(f)	Income tax

The tax expense recognized in the consolidated statements of operations comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilized.

Tax positions taken or expected to be taken in the course of preparing the Group’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There are no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2023, and 2022. The Group’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Group had no material accruals for interest or penalties related to income tax matters as of December 31, 2023 or 2022. Generally, the Group’s tax returns are subject to examinations by local Australian tax authorities for tax filings for all years since inception.

(g)	Comprehensive Loss

A separate statement of comprehensive income is required under Account Standards Update (“ASU”) 2011-05, Comprehensive Income, however, as net loss is the only component of comprehensive loss, the Company has elected not to include a separate Statement of Comprehensive Loss because it would not be meaningful to the users of the consolidated financial statements.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(h)	Cash, restricted cash and cash equivalents

Cash and cash equivalents comprise of cash in bank, demand deposits and short-term investments generally having original maturities of three months or less which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Restricted cash is subject to regulatory restrictions and are therefore not available for general use by the other entities within the group.

(i)	Financial instruments

Financial instruments are recognized initially on the date that the Group becomes party to the contractual provisions of the instrument. The Group’s financial instruments consist of cash and cash equivalents, other receivables and trade and other payables and borrowings and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

(j)	Goods and services tax (GST)

Revenue, expenses and assets are recognized net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO).

Receivables and payables are stated inclusive of GST.

Cash flows in the consolidated statements of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

(k)	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of operations. The Group provides for depreciation using the straight-line method over the estimated useful lives of the respective assets.

A summary of estimated useful lives is as follows:

Fixed asset class	Useful life
Office Equipment	1 year
Computer Equipment	1 - 2 years

Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(l)	Digital Assets

The Group purchases or mines digital assets or receives digital assets as consideration for the delivery of its services as described in Note 2(c).

Digital assets are non-financial assets. They lack physical substance and are built on blockchain technology. Accordingly, digital assets are classified as indefinite-lived intangible assets and are recorded at cost, less impairment charges, if any. Cost is determined based on the cash consideration paid net of the transaction costs.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. The Group assesses digital assets for impairment on a monthly basis. Where the lowest intra-day trading price (fair value) is less than the carrying value of the respective digital asset holding, that digital asset holding is deemed to be impaired and the carrying value will be adjusted downwards (impaired) to the lowest intra-day trading price and recognized in the statement of operations. Impairment charges of $150,299 were recorded during the year ended December 31, 2023, and $2,189,105 during the year ended December 31, 2022.

At times, the Group may settle various payables and accrued liabilities in digital assets within the normal course of operations. Gains and losses arising from transactions settled with digital assets are included as a component of selling, general, and administrative expenses within the accompanying statements of operations.

The Group’s digital asset inventory consists primarily of Filecoin digital assets. DSS held 204,174 units of Filecoin at a cost of $3.24 per unit and 127,016 units of Filecoin at cost of $2.61 per unit as of December 31, 2023 and 2022, respectively.

(m)	Stockholders’ equity

Common stock

Common stock represents shares which are classified as equity. Incremental costs directly attributable to the issue of shares and share options which vest immediately are recognized as a deduction from equity, net of any tax effects.

Rights and Preferences

The holders of shares are entitled to participate in dividends and the proceeds on winding up of the Group. Each holder of shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote.

(n)	Equity-settled compensation

The Group follows ASC 718-10, “Compensation-Stock Compensation”. The Group operates equity-settled stock-based compensation employee share and option plans. The fair value of the equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, with a corresponding increase to equity.

The fair value of shares is ascertained as the market bid price. The fair value of options is ascertained using a Black-Scholes pricing model.

Vesting conditions are taken into account when considering the number of options expected to vest. At the end of each reporting period, the Group revises its estimate of the number of options which are expected to vest. Revisions to the prior period estimates are recognized in profit or loss and equity.

The Group has the following types of equity settled transactions:

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

2	Summary of Significant Accounting Policies (continued)

(n)	Equity-settled compensation (continued)

Equity incentive plan (EIP)

The Group operates an equity incentive plan (EIP) where share issuances are funded by non-recourse loans and are treated for accounting purposes as grants of share options and accounted for as equity settled stock-based compensation. The fair value of the stock option is recognized over the requisite service period (not the term of the non-recourse loans) through a charge to compensation cost.

Options

The Group issues options to third parties. The options are measured at fair value based on the Black-Scholes option pricing model on grant date and are expensed immediately where there are no conditions attached.

(o)	Foreign currency transactions and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction. The Group has determined the functional currency is the U.S. Dollar for the Group. Transactions or assets and liabilities denominated in a foreign currency are translated into U.S. dollars as follows: monetary assets and liabilities, at the rate of exchange in effect at the balance sheet date; non-monetary assets and liabilities, at the exchange rate prevailing at the time of the acquisition of the assets or assumption of the liabilities; and revenues and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year. Gains and losses arising from foreign currency transactions are included in net loss.

(p)	Legal and other contingencies

The Group accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Group is subject to the various legal proceedings and claims that have not been fully resolved and that have arisen in the ordinary course of business. In the opinion of management, there was not at least a reasonable possibility the Group may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies. However, the outcome of legal proceedings and claims brought against the Group is subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Group in a reporting period for amounts in excess of management’s expectations, the Group’s consolidated financial statements for that reporting period could be materially adversely affected.

3	Critical Accounting Estimates and Judgements

The Group makes estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

3	Critical Accounting Estimates and Judgements (continued)

The significant estimates and judgements made have been described below:

(a)	Deferred tax assets

Deferred tax assets relating to tax losses and deductible temporary differences may be recognized where it is probable that there may be future taxable profits against which available tax losses and deductible temporary differences can be utilized in the reasonably foreseeable future given the circumstances of the Group.

Determining the recoverability of deferred tax assets involves significant judgement on the tax treatment of certain transactions and of uncertain future events and circumstances.

Management makes judgments as to the probability of future taxable profits being generated based on budgets, and current and future expected economic conditions and determines whether it is probable that the Group will be able to realize a benefit from its available tax losses and deductible temporary differences within the reasonably foreseeable future.

(b)	Accounting for digital assets

The Group has had regard for ASC 350-60 “Intangibles Goodwill and Other – Crypto Assets” and supporting publication ASU 2023-08 “Accounting for and Disclosure of Crypto Assets” which confirms the accounting treatment and disclosure requirements for digital assets through the application of the current US GAAP framework. This guidance confirmed that digital assets meet the definition of an intangible asset.

The accounting policy and the resulting recognition and measurement of digital assets in the consolidated balance sheets and consolidated statements of operations and other comprehensive income, have therefore been determined by Management based on the purpose and utility of digital assets held, being for staking to continue operations. Refer to Note 2(l) for further details.

This is a significant judgement due to the lack of guidance and the materiality of the amounts involved.

(c)	Impairment assessment of intangible assets

The Group has intangible assets comprising digital assets and definite-lived intangible assets that require an assessment performed of circumstances or factors which may exist that indicate the value of these assets is lower than as carried in the books of the Group (i.e. impaired). These factors or circumstances may be general economic conditions or group specific. Management judgement is required to assess whether the circumstances or factors indicate an impairment of the assets and actual value of the impairment. This is a significant judgement due to the potential materiality of the amounts involved.

4	Revenue and Other Income

Revenue from continuing operations

		2023 $	2022 $
Revenue
-	Provision of services	1,110,912	1,030,611
-	Other revenue	180,534	46,610
Total Revenue		1,291,446	1,077,221

Revenue is recognized at point in time.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

4	Revenue and Other Income (continued)

Other income

		2023 $	2022 $
Other income
-	Research and development Grants	1,267,470	1,227,649
Total Other Income		1,267,470	1,227,649

5	Income Tax Expense

(a)	The major components of tax expense comprise:

	2023 $	2022 $
Current tax expense
Local income tax - current period	171,879	34,637
Deferred tax benefit (increase in deferred tax asset)	(62,372)	-
Total income tax expense	109,507	34,637

(b)	Income tax expense differed from the amount computed by applying the income tax rate of 25% to pretax loss for 2023 and 2022 as a result of the following reconciling items:

	2023 $	2022 $
Loss before income tax	(807,971)	(3,202,063)
Tax	25.00%	25.00%
	(201,993)	(800,516)
Add:
Tax effect of:
- non-deductible research and development expenses	728,431	705,545
- temporary differences not brought into account	-	387,926
- stock-based compensation	8,506	43,707
- sundry items	-	4,887

Less:
Tax effect of:
- recognition of deferred tax previously not recognized	(21,019)	-
- research and development tax credit	(316,867)	(306,912)
- sundry items	(87,551)	-
Income tax expense	109,507	34,637
Weighted average effective tax rate	(14)%	(1)%

There was no change in the weighted average effective consolidated tax rate for 2023.

The Group did not have any imputation credits at December 31, 2023 and 2022.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

6	Cash and cash equivalents

	2023 $	2022 $
Cash at bank and in hand	404,711	89,146
Deposits at call	-	156
Restricted cash	-	134,120
Total cash and cash equivalents	404,711	223,422

Restricted cash is subject to regulatory restrictions and is therefore not available for general use by the other entities within the Group.

7	Trade and Other Receivables

	2023 $	2022 $
Trade receivables	94,930	14,269
Allowance for credit losses – trade receivables	(91,930)	-
Goods and Services Tax (GST) receivable	22,363	18,301
Government subsidies receivable	1,095,591	1,169,018
Total current trade and other receivables	1,120,954	1,201,588

The Australian Government’s Research and Development Tax Incentive program provides a refundable tax offset for up to 43.5% of eligible research and development expenditures by Australian companies with an “aggregated turnover” of less than A$20.0 million. Grants under the program have been available for our research and development activities in Australia, as well as certain activities conducted overseas that are approved by the Australian Government. Grants are calculated at the end of the fiscal year to which they relate, based on the expenses incurred in such fiscal year and included in such fiscal year’s Australian income tax return after registration of the research and development activities with the relevant authorities.

8	Property and Equipment

	2023 $	2022 $
Computer equipment
At cost	2,702,323	2,703,080
Accumulated depreciation	(2,677,486)	(2,031,118)
Total computer equipment	24,837	671,962

Office equipment
At cost	11,736	9,907
Accumulated depreciation	(11,144)	(9,458)
Total office equipment	592	449
Property and equipment, net	25,429	672,411

Depreciation expense of $651,957 and $1,328,117 has been recognized as an expense in the Statements of Operations for 2023 and 2022, respectively.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

9	Intangible Assets

(a)	Digital Assets

	2023 $	2022 $
Cost	811,400	2,520,924
Impairment loss on digital assets	(150,299)	(2,189,105)
Net carrying value	661,101	331,819

(b)	Definite-Lived Intangible Assets

$
Balance as of January 1, 2022	-
Acquired Definite-Lived Intangible Assets	53,561
Amortization of Definite-Lived Intangible Asset	(5,006)
Balance as of December 31, 2022	48,555
Acquired Definite-Lived Intangible Assets	37,150
Amortization of Definite-Lived Intangible Asset	(5,862)
Balance as of December 31, 2023	79,843

Definite-Lived Intangible Assets include digital asset deal transaction costs which are paid in Filecoin tokens at commencement of the contract and are amortized over the life of the contract. The digital asset deal contracts include an 18-month storage period, which is used as the life of the contract.

Restricted digital assets

Digital assets disclosed above include Filecoin tokens which are pledged as collateral to support the Group’s operations. Pledged Filecoin is committed for the full life of a storage sector (18 months) and is restricted from use. As of December 31, 2023, and 2022, the Group had pledged $261,781 and $262,759, respectively as collateral to storage sectors with maturities ranging from 1-540 days.

10	Trade and Other Payables

	2023 $	2022 $
Trade payables	74,086	59,795
Accrued expense	287,611	132,953
Other payables	33,374	68,146
Total current trade and other payables	395,071	260,894

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

11	Borrowings

2023 $
CURRENT
Unsecured liabilities:
Capital notes	565,672
SAFE Securities	5,878,346
SAFE Securities capitalized transaction costs	(57,843)
Total current borrowings	6,386,175

2022 $
NON-CURRENT
Unsecured liabilities:
Capital notes	5,517,564
Other loans	239,971
Total non-current borrowings	5,757,535

(a)	Capital notes

During the previous financial year, on April 22, 2022, the Group issued AUD$8,092,500 capital notes. These capital notes carry a coupon rate of 10% per annum, which is payable quarterly, and are set to mature on June 30, 2024. During the current financial year, on March 31, 2023, the Group reorganized its capital structure, converting AUD$7,261,250 of these notes, valued at $4,950,740, into a Simple Agreement for Future Equity (SAFE) instrument. For additional details, refer to note 11(b).

As of December 31, 2023, there are 831,250 capital notes on issue valued at $565,672 and at December 31, 2022 there were 8,092,500 capital notes on issue valued at $5,517,564.

Interest expense for the year ended December 31, 2023, and 2022 amounted to $194,281 and $552,831, respectively.

(b)	SAFE Securities

During the year, DSS entered into agreements with the majority of its capital note investors to reorganize and exchange capital notes for Simple Agreements for Future Equity (“SAFE”) securities. In accordance with the terms of the agreements, on March 31, 2023, the Group cancelled AUD$7,261,250 capital notes valued at $4,950,740 and issued $4,950,740 in SAFE securities to the respective investors plus an additional $927,606 to new investors.

The SAFE securities are convertible to equity in the event of a capital transaction (such as an IPO, backdoor listing, or exit sale) or are redeemable in the event of insolvency. The SAFE securities do not carry any specific terms of interest. Until shares are issued, the investors do not have any voting rights. If an insolvency event occurs before the termination date, DSS is obligated to pay the investor a cash amount equal to the purchase amount immediately prior to or concurrent with the completion of the insolvency event.

As of December 31, 2023, $5,878,346 in SAFE securities are outstanding. These SAFE securities have been classified as a current liability on the assumption that, in the event of liquidation, these securities will be settled within the year. The occurrence of these events is not within the control of DSS.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

11	Borrowings (continued)

(c)	Other loans

On April 7, 2022, the Group executed a cash advance facility agreement with a third party, enabling it to periodically withdraw up to an aggregate amount not exceeding $1,234,137. The facility is repayable 24 months after the initial advance date and accrues interest at a rate of 12% per annum.

As of December 31, 2022, the Group had drawn down $239,971. This amount was repaid on April 14, 2023, and there have been zero drawdowns as of December 31, 2023. Zero-balance outstanding as of December 31, 2023. The facility expired in April 2024.

Interest expense for the year ended December 31, 2023, and 2022 amounted to $10,712 and $1,337, respectively.

12	Stock-based Compensation

As of December 31, 2023, the Group has the following stock-based compensation:

(a)	Equity incentive plan (EIP)

The Group resolved to offer shares to its employees and consultants, or their nominated entities, as part of the Group’s incentivization and remuneration arrangements. The EIP is administered by Distributed Storage Holdings Pty Ltd (the trustee). Under the plan, shares granted to employees are subject to a vesting condition such that employees remain continuously employed for a period of 3 years from the grant date and/or that specified operational performance conditions are met. Shares granted to consultants are not subject to any vesting conditions. Participation in the plan is at the board’s discretion and no individual has a contractual right to participate in the plan or to receive any guaranteed benefits.

Shares are granted under the plan for no consideration as the Trustee will enter into a non-recourse loan agreement with each participant and will lend an amount equal to the issue price for the shares.

A summary of the share activity for the year ended December 31, 2023 is as follows:

	No. EIP Shares #	Weighted- average Grant Date Fair Value per EIP share $
Unvested as of December 31, 2022	460,000	0.5847
Granted	-	-
Vested	(460,000)	0.5847
Forfeited or expired	-	-
Unvested as of December 31, 2023	-	-

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

12	Stock-based Compensation (continued)

(a)	Equity incentive plan (EIP) (continued)

A summary of the share activity for the year ended December 31, 2022 is as follows:

	No. EIP Shares #	Weighted- average Grant Date Fair Value per EIP share $
Unvested as of January 1, 2022	260,000	0.6613
Granted	200,000	0.4850
Vested	-	-
Forfeited or expired	-	-
Unvested as of December 31, 2022	460,000	0.5847

Interest free non-recourse loans totaling $1,666,050 (AUD $2,293,800) have been provided to employees to acquire shares in the Group. The non-recourse loans are repayable at the earlier of 10 business day after the borrower no longer holds subscription shares in the Group or 9 years and 11 months from the date of the grant.

Where share purchases are funded by non-recourse loans, they are treated for accounting purposes as grants of share options and accounted for as equity settled share-based payments. The shares issued under the EIP are fair valued on the date they are granted and amortized as an expense in the profit or loss over the vesting period. The total fair value of the EIP Shares granted in 2022 and 2021 is $268,940.

As the share purchases are funded by non-recourse loans, they are treated for accounting purposes as a grant of an option, as the substance is similar to the grant of an option. The exercise price of this share option is the principal and interest due on the non-recourse loan. There was no interest due on the non-recourse loans. The fair value of the stock option is recognized as an expense over the requisite service period (not the term of the non-recourse loans).

Share-based payment expenses recognized during 2023 and 2022 were $0 and $97,000, respectively within the Consolidated Statements of Operations as administrative expenses (employee benefits expenses).

The shares were valued independently using the Black-Scholes Model that uses the assumptions noted in the following table.

	2022 Grants	2021 Grants
Expected life of options (in years)	9.90	9.90
Estimated annualized volatility	90%	90%
Dividend yield	0%	0%
Risk-free rate	2.50%	1.90%

Expected volatility was estimated using historical volatility of comparable companies. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

12	Stock-based Compensation (continued)

(b)	Options

On March 31, 2023, the Group granted 134,766 options to a third-party lender in accordance with the loan agreement. The options are exercisable for common stock at a ratio of 1 to 1 with an AUD$11.60 exercise price.

The options granted are not subject to vesting conditions. The options shall expire in 10 years from the grant date, which is April 1, 2033. The share options are fair valued on the date they are granted and are fully expensed on the date of grant within the Statements of Operations.

On December 15, 2022, the Group granted 155,172 options to a third-party lender in accordance with the loan agreement. The options are exercisable for common stock at a ratio of 1 to 1 with an exercise price of AUD$11.60.

The options granted are not subject to vesting conditions. The options shall expire in 9.3 years from the grant date, March 15, 2032. The share options are fair valued on the date they are granted and are fully expensed on the date of grant within the Statements of Operations.

The fair value of the options as at grant date was assessed to be $34,024 in 2023 and $77,830 in 2022.

Stock-based compensation of $34,024 and $77,830 has been recognized as an expense in the Statements of Operations for 2023 and 2022, respectively.

No options were exercised during the year ended December 31, 2023, and 2022.

The options were valued independently using the Black-Scholes Model that uses the assumptions noted in the following table.

	2023 Tranche	2022 Tranche
Expected life of options (in years)	10.0	9.3
Estimated annualized volatility	90%	90%
Dividend yield	0%	0%
Risk-free rate	3.40%	3.50%

Expected volatility was estimated using historical volatility of comparable companies. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

13	Financial Risk Management

	2023	2022
	$	$
Financial assets
Held at amortized cost
Cash, restricted cash and cash equivalents	404,711	223,422
Trade and other receivables	1,120,954	1,201,588
Total financial assets	1,525,665	1,425,010
Held at amortized cost
Trade and other payables	395,071	260,894
Borrowings	6,386,175	5,757,535
Total financial liabilities	6,781,246	6,018,429

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

14	Tax Assets and Liabilities

Deferred tax assets have been recognized in respect of the following:

	2023 $	2022 $
Assets
Impairment loss on digital assets	1,826,363	1,859,998
Accrued liabilities	10,083	5,919
Employee provisions	7,024	13,130
Total deferred tax assets	1,843,470	1,879,047

Liabilities
Others	45,265	(45,265)
Total deferred tax liabilities	45,265	(45,265)

Valuation allowance	(1,826,363)	(1,833,782)
Net deferred tax asset	62,372	-

15	Supplemental disclosure of cash flows information

Supplemental disclosure of cash flow information

	2023 $	2022 $
Cash paid for interest	204,993	555,671

16	Interest in Subsidiaries

a)	Composition of the Group

	Principal place of business/country of incorporation	Percentage Owned (%)*	Percentage Owned (%)*
		2023	2022
Subsidiaries
Distributed Storage Fund (Unit Trust)	Australia	100	100

*	The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

17	Contingent Liabilities

The Group had the following contingent liabilities at the end of the reporting period:

●	The Group is required to provide a guarantee in the form of Filecoin with third party providers of Filecoin tokens to be used to support the growth of its storage operations, in accordance with agreed terms. This guarantee is to ensure no loss is incurred by third party providers throughout the day-to-day operations by the Group. The potential loss that could be incurred by the Group relates to slashing fees and early termination of storage sectors. Management estimates this to be a maximum of $327,052 and $92,406 as of December 31, 2023, and 2022, respectively.

The Group did not have any commitments or any other contingencies as of December 31, 2023, and 2022, respectively.

18	Related Parties

(a)	The Group’s main related parties are as follows:

●	Key management personnel

●	Subsidiaries

●	Other related parties include close family members of key management personnel and entities that are controlled or significantly influenced by those key management personnel or their close family members.

(b)	Transactions with related parties

Transactions between related parties are on normal commercial terms and conditions no more favorable than those available to other parties unless otherwise stated.

The following transactions occurred with related parties:

			Balance outstanding
	2023 $	2022 $	2023 $	2022 $
Entities controlled by key management personnel
Rental of an office building	1,032	1,778	-	-
Purchase of professional services	166	-	-	-

During the fiscal year, the Group issued 290,291 SAFE securities for $195,602 to entities controlled by key management personnel. These were outstanding as of December 31, 2023. Terms and conditions were on the same basis and at arm’s length.

19	Subsequent events

Subsequent to the year ended December 31, 2023, the following events occurred:

a.	The Group’s Chief Financial Officer and Company Secretary, Mr. Ariel Sivikofsky, resigned on February 28, 2024 and has subsequently been replaced by Timothy Broadfoot as Chief Financial Officer on May 1, 2024.

b.	The Group signed a new commercial storage agreement which commenced in March 2024 enabling the Group to reduce reliance on revenues generated in digital tokens and shifting its storage operations to USD denominated earnings. An estimate of the financial effect cannot be made at the date of this report.

Distributed Storage Solutions Limited

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

19	Subsequent events (continued)

c.	On March 28, 2024, the Group entered into new data center agreement with NextDC in Melbourne, further diversifying the Group’s geographical locations and deploying the Group’s first dedicated AI cluster. The deployment of the AI Cluster was completed in June 2024, with commercial operation beginning on June 28, 2024.

d.	On April 4, 2024, Distributed Storage Fund (DSF), a controlled entity of the company entered into voluntary administration. As a result of the administration process, the entity’s liabilities, including remaining capital notes amounting to US $535,900, will be reduced, although the full financial impact on the Group’s financial position due to this event cannot reliably measured at the date of this report.

e.	The Group lodged its Income Tax Return for the financial year ended December 31, 2023 which included a R&D tax claim amounting to $1,048,820. The R&D tax claim was successfully received in full on April 23, 2024.

f.	On April 24, 2024, the Group entered into a services agreement with Lenovo to accelerate AI operations growth and corresponding revenue. The financial impact of this event cannot accurately be estimated at the date of this report.

g.	On April 27, 2024, the Group acquired computer equipment amounting to $1,104,149. This acquisition is anticipated to expand the Group’s AI computing capacity and lead to increased revenues.

h.	On June 18, 2024, Sharon AI has provided a loan facility of $25 million to DSS with an interest rate of 6% p.a. and a maturity of 5 years from the effective date of the respective loan tranches.

i.	On June 26, 2024, DSS options fully vested and were converted into ordinary shares on a cashless basis, resulting in the issuance of 289,657 additional shares.

j.	On June 27, 2024, the majority of the Group’s SAFE holders assigned their holdings to Sharon AI, Inc, a USA based company, in exchange for shares in Sharon AI. The remaining SAFE holders who did not accept the proposal will continue as SAFE holders of DSS, and it is unlikely that another event will occur causing their SAFE notes to convert to ordinary shares. Subsequently, DSS and Sharon AI agreed to effectively exercise the redemption clause and convert these to a loan under the loan facility established on June 18, 2024, converting US $5,908,118 in SAFE liabilities to current loan liabilities.

k.	On June 28, 2024, Sharon AI acquired 95% of the shareholding in DSS, obtaining control and becoming the ultimate holding company. In exchange, DSS shareholders received shares in Sharon AI. Further to the acquisition, Sharon AI has the intention of calling an Extraordinary General Meeting in due course to resolve to convert DSS from a public company to a private company.

l.	On July 1, 2024, DSS transferred all employee to Sharon AI Pty Ltd, including leave balances.

m.	On July 18, 2024, the Group acquired computer equipment amounting to $2,651,022. This acquisition is anticipated to expand the Group’s AI computing capacity and lead to increased revenues.

n.	On September 9, 2024, Distributed Storage Solutions became a private company, changing its name from Distributed Storage Solutions Limited to Distributed Storage Solutions Pty Ltd.

o.	In October 2024, the directors of DSS changed with the removal of Nick Hughes-Jones and James Manning and the addition of Wolfgang Schubert.

Except for the above, no other matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Audited Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Independent Auditor’s Report

To the Stockholders and the Board of Directors of Distributed Storage Solutions Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Distributed Storage Solutions Limited (the Company) as of June 30, 2024 and December 31, 2023, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity (deficit), and cash flows for the six-month period ended June 30, 2024, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and December 31, 2023, and the results of its operations and its cash flows for the six-month period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company expects to rely on financial support from its majority shareholder to meet its operating, investing and financing activities through the end of the going concern assessment period. The majority shareholder has indicated its intent and ability to provide such support. The support is a significant factor in management’s assessment of the Company’s ability to continue as a going concern. Our opinion is not modified with respect to this matter emphasized.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Existence and Valuation of Digital Assets and Transactions Denominated in Digital Assets

Description of the Matter:

As described in Note 2, digital assets are non-financial assets. They lack physical substance and are built on blockchain technology. The Company elected to adopt the Financial Accounting Standards Board Update 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Subtopic 350-60) as of January 1, 2024. The Company determines the cost basis which is based on the cash consideration paid net of the transaction costs. The Company remeasures on a monthly basis the fair value of the digital assets determined by observable market rates with gains and losses from changes in the fair value of the digital assets recognized in net income (loss) each reporting period.

At times, the Company may settle various accounts payable and accrued liabilities in digital currencies within the normal course of operations. Gains and losses arising from transactions settled in digital currencies are included in selling, general and administrative expenses within the accompanying consolidated statements of operations.

The principal considerations for our determination that performing procedures relating to the valuation of digital currencies and transactions denominated in digital currencies is a critical audit matter are (i) price volatility of digital currencies, (ii) reliability of third-party exchange pricing data and (iii) lack of physical substance of digital currencies.

How We Addressed the Matter in Our Audit:

We performed the following procedures:

●	Performed testing over existence of digital currencies including:

○	Confirmation with third-party custodians.

○	Export of transaction activity for each wallet for the fiscal year from public Filecoin block explorers.

○	Used specialized software to verify a sample of the Company’s on-chain transactions.

●	Performed testing over the valuation of digital currencies recorded on the consolidated balance sheet, including the following:

○	Reviewed and tested the Company’s fair value calculations. Compared the Company’s reported fair value to independent sources, such as market prices or third-party exchange-data pricing sources.

●	Utilized pricing data from a variety of third-party exchange-data pricing sources and a specialized software tool when performing audit procedures over digital currency transactions. Investigated any significant differences between data, if any.

We have served as the Company’s auditor since 2023.

Boston, Massachusetts

February 26, 2025

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Balance Sheets

As of June 30, 2024 and December 31, 2023

	June 30, 2024 $	December 31, 2023 $
ASSETS
Current assets:
Cash, restricted cash and cash equivalents	55,836	404,711
Trade and other receivables	412,176	1,120,954
Deposits	245,236	-
Other current assets	59,082	54,781
Total current assets	772,330	1,580,446
Property and equipment, net	1,082,968	25,429
Deferred tax assets	60,712	62,372
Intangible Assets	559,962	740,944
Total assets	2,475,972	2,409,191

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade and other payables	425,804	395,071
Employee benefits	-	28,097
Borrowings	5,817,146	6,386,175
Total liabilities	6,242,950	6,809,343

Stockholders’ equity (deficit):
Common stock (2,713,032 and 2,423,375 no par value shares issued and outstanding as of June 30, 2024, and December 31, 2023, respectively)	10,267,187	6,683,854
Accumulated deficit	(14,151,251)	(11,084,006)
Equity adjustment from Foreign Currency Translation (“CTA”)	117,086	-
Total stockholders’ equity (deficit)	(3,766,978)	(4,400,152)
Total liabilities and stockholders’ equity (deficit)	2,475,972	2,409,191

The accompanying notes are an integral part of these consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Operations

For the Six-Month Period Ended June 30, 2024

2024 $
Revenue	732,631
Cost of revenue	(754,402)
Gross profit	(21,771)

Shared Based Compensation	(3,013,167)
Selling, general, and administrative expenses	(502,221)
Other expenses	(154,595)
Loss from operations	(3,691,754)

Gain on sale of intangible assets	73,425
Fair value gain on revaluation of digital assets	442,500
Other income	278,208
Interest expense, net	(128,455)
Loss before income taxes	(3,026,076)

Income tax expense	(41,169)
Net loss	(3,067,245)

The accompanying notes are an integral part of these consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Comprehensive Income

For the Six-Month Period Ended June 30, 2024

2024 $
Net loss	(3,067,245)

Other Comprehensive Income
Cumulative Translation Adjustment	117,086
Total Other Comprehensive Income	117,086
Comprehensive Income	(2,950,159)

The accompanying notes are an integral part of these consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Six-Month Period Ended June 30, 2024

	Common Stock #	Common Stock $	DOCA $	Accumulated deficit $	AOCI (CTA) $	Total $
Balance at December 31, 2023	2,423,375	6,683,854	-	(11,084,006)	-	(4,400,152)
Net loss				(3,067,245)		(3,067,245)
Issuance of Common Stock, Option Conversion net	289,657	3,046,286				3,046,286
Forfeiture of Warrants		(33,119)				(33,119)
DOCA – Administration			570,166			570,166
Equity Adjustment from Foreign Currency Translation (CTA)					117,086	117,086
Balance at June 30, 2024	2,713,032	9,697,021	570,166	(14,151,251)	117,086	(3,766,978)

The accompanying notes are an integral part of these consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Consolidated Statements of Cash Flows

For the Six-Month Period Ended June 30, 2024

$
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	(3,067,245)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	40,179
Share based compensation	3,013,167
Gain on sale of intangible assets (FIL)	(73,425)
Fair value gain on revaluation of intangible assets	(442,500)
Amortization of file deal investments	63,333
Provision for credit losses	(36,430)
Unrealized (gains) losses on foreign currency exchange	95,166
Income Tax Expense	41,169
Cash generated/(used) from operations	(366,586)
Decrease in trade and other receivables	745,208
(Increase) in deposits	(245,236)
(Increase) in other current assets	(4,302)
Decrease in other assets	1,660
(Decrease) in trade and other payables	(9,299)
(Decrease) in employee benefits	(28,097)
Net cash flows from/(used in) operating activities	93,348

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for the purchase of property and equipment	(1,097,718)
Proceeds from sales of intangible assets	991,727
Payment for the purchase of digital assets	(336,232)
Net cash flows from/(used in) investing activities	(442,223)

Net cash increase/(decrease) in cash and cash equivalents	(348,875)
Cash, restricted cash and cash equivalents at beginning of period	404,711
Cash, restricted cash and cash equivalents at end of period	55,836

Refer to Note 18 for the supplemental cash flows information

The accompanying notes are an integral part of these consolidated financial statements.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

Nature of Operations

The consolidated financial report covers Distributed Storage Solutions Limited (‘the Company’ or ‘DSS’) and its controlled entities (‘the Group’). Distributed Storage Solutions Limited is a for-profit company limited by shares, incorporated and domiciled in Australia.

The principal activities of the Group were the provision of decentralized data storage solutions and infrastructure in the Filecoin Network.

Each of the entities within the Group prepare their financial statements based on the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in United States Dollars which is the Company’s functional and reporting currency.

Risks and Uncertainties

As a result of the Group’s involvement in the digital asset market, the Group is subject to market risk, liquidity risk, and concentration risk. The digital asset market may be volatile and a variety of factors that are inherently difficult to predict, such as domestic or international economic and political developments, may significantly affect the Group’s operations.

The digital asset market is subject to a high degree of risk from external factors such as price fluctuation, cyber theft from online wallet providers, market acceptance and user adoption, regulation of access to and operation of digital asset networks, legislative changes, and changes in consumer preferences or perceptions of digital currencies. Such factors could have a material adverse effect on the Group’s business and operations.

There is also uncertainty regarding the current and future accounting, tax and legal treatment, as well as regulatory requirements relating to digital assets or transactions utilizing digital assets. There is currently no authoritative guidance on accounting for digital assets. Governmental regulations, or any adverse accounting, tax, legal or regulatory treatment of digital assets or transactions could materially and adversely affect the manner in which the Group conducts its business and could result in heightened regulation, oversight, increased costs and potential litigation.

1	Basis of Presentation

The accompanying consolidated financial statements have been presented in conformity with accounting principles generally accepted by the United States (US GAAP) and include the operations of the Company and its wholly owned subsidiary, Distributed Storage Fund.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

2	Summary of Significant Accounting Policies

(a)	Principles of consolidation

The consolidated financial statements include the financial position and performance of controlled entities from the date on which control is obtained until the date that control is lost. For all periods presented, the consolidated financial statements include the Company’s wholly owned subsidiary, Distributed Storage Fund.

All inter-company transactions are eliminated in consolidation.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(a)	Principles of consolidation (continued)

Subsidiaries

Subsidiaries are all entities (including structured entities) over which the parent has control. Control is established when the parent is exposed to or has the right to variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the relevant activities of the entity.

(b)	Going concern uncertainty

For the six months ending June 30, 2024, the Group incurred a loss before income taxes of $3.0 million, and net operating cash inflows of $93.0 thousand. As of June 30, 2024, the Group’s total liabilities exceeded its total assets by $3.7 million and its current liabilities exceeded current assets by $5.4 million. The Group’s cash position as of June 30, 2024, was $56.0 thousand. These conditions give rise to a material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern.

Based on internally prepared forecast cash flows, combined with the existing loan facility of $25 million dollars from the new majority shareholder Sharon AI. Management believes that the Group, with the help of the majority shareholder as of June 30, 2024, will have adequate cash reserves to enable the Group to meet its obligations for at least 12 months from the date the consolidated financial statements were available to be issued. Accordingly, the Management have concluded it is appropriate to prepare the financial statements on a going concern basis.

In preparing these forecasts, Management and Directors have had regard for the following:

a.	Projected profitability by January 2025 based on continuation of existing contracts, business expansion plans to pivot the main operations of the business to AI Graphics Processing Unit Infrastructure as a Service (“GPU IaaS”), and projected increases in revenue from expanding AI computer and data storage assets.

b.	DSS continues to strengthen its long-standing relationship with Lenovo to provide infrastructure as a service on an as needed basis which enables DSS to scale in a capital efficient manner enabling it to meet customer demand on a just in time basis. DSS is actively scaling its storage operations with customer demand expected to grow which is expected to lead to increasing revenue potential;

c.	DSS has signed a new commercial storage agreement which commenced in March 2024 enabling DSS to reduce reliance on revenues generated in digital tokens and shifting its storage operations to USD denominated earnings;

d.	DSS was majority acquired on June 30, 2024 subsequently joining a larger consolidated group, giving the Group access to additional liquidity support.

e.	DSS and its majority acquiror, together, have raised approximately $5.0 million in equity in Q3 2024 with the potential to market and raise additional $10.0 to $15.0 million in additional capital before the end of 2024.

The Directors are of the opinion that the Group can continue to access debt and equity funding to meet its working capital requirements. Accordingly, the Directors consider that it is appropriate to prepare the Group’s financial statements on a going concern basis. Should the Group be unable to source sufficient funding through the factors noted above, the Group may not be able to realize assets at their recognized values and extinguish its liabilities in the normal course of business at the amounts stated in the consolidated financial statement.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the Group be unable to continue as a going concern and meet its debts as and when they fall due.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(c)	Revenue recognition

The Group earns revenues from the provision of data storage to a blockchain network.

The Group recognizes revenue in accordance with Accounting Standards Codification (‘ASC’) Topic 606 Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

(i)	identify the contract with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligation in the contract

(v)	recognize revenue when the entity satisfies a performance obligation.

Below is a discussion of how the Group’s revenues are earned and the Group’s accounting policies pertaining to revenue recognition under ASC 606 and other required disclosures.

Digital asset - mining revenue

The Group provides data storage services in exchange for non-cash consideration in the form of a digital asset.

The Group’s performance obligations to provide the data storage services arises in the Filecoin (FIL) network when a customer in this network digitally requests the service from data storage providers such as the Group.

The Group satisfies this performance obligation when it proves delivery of data storage services on the FIL blockchain by undertaking daily computations that validate the successful delivery of the data storage services to the end FIL customer. Upon selection as the storage provider and successful validation, the Group receives its share of network block rewards, and therefore recognizes revenue at point in time, for the satisfactory completion of this performance obligation.

The relative share of network block rewards in Filecoin is determined by the amount of “sealed” or proven storage that DSS has in the network. The more data DSS stores the higher the probability of winning block rewards.

Block rewards are deposited into the Group’s digital wallets immediately upon completing the validation (WinningPoSt) computations.

Revenue from provision of GPU Infrastructure

The Group earns revenues from the provision of GPU Infrastructure as a service to customers via a marketplace. Revenue from provision of GPU Infrastructure for the Group is recognized on a weekly basis as the performance obligation of the supplied GPU IaaS is met. The Group satisfies this performance obligation when it has the required equipment available to the customer for the period.

(d)	Other income

Research and development grants

Research and development grants are received from the government. The grants are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Group will comply with all attached conditions.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(e)	Cost of revenue

Cost of revenue consists primarily of expenses that are directly related to providing the Group’s service to its paying customers. These primarily consist of material costs related to digital currency mining.

(f)	Income tax

The tax expense recognized in the consolidated statements of operations comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets are recognized for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilized.

Tax positions taken or expected to be taken in the course of preparing the Group’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There are no uncertain tax positions that require accrual or disclosure to the financial statements as of June 30, 2024, or December 31, 2023. The Group’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Group had no material accruals for interest or penalties related to income tax matters as of June 30, 2024, or December 31, 2023. Generally, the Group’s tax returns are subject to examinations by local Australian tax authorities for tax filings for all years since inception.

(g)	Comprehensive Loss

A separate statement of comprehensive income is required under Account Standards Update (“ASU”) 2011-05, The only component of comprehensive loss is Cumulative Translation Adjustments (CTA). The resulting translation adjustments are recorded as a component of Other Comprehensive Income (OCI) and included in Accumulated Other Comprehensive Income (AOCI) within stockholders’ equity. For the period ended June 30, 2024, the Company recorded a Cumulative Translation Adjustment of $117,086.

(h)	Cash, restricted cash and cash equivalents

Cash and cash equivalents comprise of cash in bank, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Restricted cash is subject to regulatory restrictions and is therefore not available for general use by the other entities within the group.

(i)	Deposits

Deposits comprise of bank guarantees in the form of term deposits, which are not available for general use. The term deposits are designated in cash which are subject to an insignificant risk of a change in value.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(j)	Financial Instruments

Financial instruments are recognized initially on the date that the Group becomes party to the contractual provisions of the instrument. The Group’s financial instruments consist of cash and cash equivalents, other receivables and trade and other payables and borrowings and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

(k)	Goods and services tax (GST)

Revenue, expenses and assets are recognized net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO).

Receivables and payables are stated inclusive of GST.

Cash flows in the consolidated statements of cash flows are included on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified as operating cash flows.

(l)	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of income (loss). The Group provides for depreciation using the straight-line method over the estimated useful lives of the respective assets.

A summary of estimated useful lives is as follows:

Fixed asset class	Useful life
Office Equipment	1 year
Computer Equipment	1 - 2 years

Major improvements are capitalized while replacement, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed as incurred.

(m)	Digital Assets

The Group purchases or mines digital assets or receives digital assets as consideration for the delivery of its services as described in Note 2(c).

In December 2023, the FASB issued ASU No. 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires fair value measurement of certain crypto assets each reporting period with the changes in fair value reflected in net income. The amendments also require disclosures of the name, fair value, units held, and cost bases for each significant crypto asset held and annual reconciliations of crypto asset holdings. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, with early adoption permitted. The Group has opted to adopt this guidance early on January 1, 2024. Cost is determined based on the cash consideration paid net of the transaction costs. The Group remeasures on a monthly basis the fair value of the digital assets determined by observable market rates.

Gains and losses from the remeasurement of crypto assets shall be included in net income and presented separately from changes in carrying amounts of other intangible assets. The Group recognized a gain of $442,500 for the fair value measurement of its digital assets during the six months ended June 30, 2024 of which $188,772 was from revaluation of opening balances upon adoption of ASU 2023-08.

At times, the Group may settle various payables and accrued liabilities in digital assets within the normal course of operations. Gains and losses arising from transactions settled with digital assets are included as a component of selling, general, and administrative expenses within the accompanying statements of operations. The Group’s digital asset inventory consists primarily of Filecoin digital assets. DSS held 118,517 units of Filecoin at $4.52 per unit as of June 30, 2024.

Distributed Storage Solutions Limited

ABN: 87 646 979 222

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(n)	Stockholders’ equity

Common stock

Common stock represents shares which are classified as equity. Incremental costs directly attributable to the issue of shares and share options which vest immediately are recognized as a deduction from equity, net of any tax effects.

Rights and Preferences

The holders of shares are entitled to participate in dividends and the proceeds on winding up of the Group. Each holder of shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote.

(o)	Equity-settled compensation

The Group follows ASC 718-10, “Compensation-Stock Compensation”. The Group operates equity-settled stock-based compensation employee share and option plans. The fair value of the equity to which employees become entitled is measured at grant date and recognized as an expense over the vesting period, with a corresponding increase to equity.

The fair value of shares is ascertained as the market bid price. The fair value of options is ascertained using a Black-Scholes pricing model.

Vesting conditions are taken into account when considering the number of options expected to vest. At the end of each reporting period, the Group revises its estimate of the number of options which are expected to vest. Revisions to the prior period estimates are recognized in profit or loss and equity.

The Group has the following types of equity settled transactions:

Options

The Group issues options to third parties. The options are measured at fair value based on the Black-Scholes option pricing model on grant date and are expensed immediately where there are no conditions attached.

(p)	Foreign currency transactions and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction. The Group has determined the functional currency is the U.S. Dollar for the Group. Transactions or assets and liabilities denominated in a foreign currency are translated into U.S. dollars as follows: monetary assets and liabilities, at the rate of exchange in effect at the balance sheet date; non-monetary assets and liabilities, at the exchange rate prevailing at the time of the acquisition of the assets or assumption of the liabilities; and revenues and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the year. Gains and losses arising from foreign currency transactions are included in net loss and translation adjustments are recorded as Cumulative Translation Adjustments (CTA) in APIC.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

2	Summary of Significant Accounting Policies (continued)

(q)	Legal and other contingencies

The Group accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Group is subject to the various legal proceedings and claims that have not been fully resolved and that have arisen in the ordinary course of business. In the opinion of management, there was not at least a reasonable possibility the Group may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies. However, the outcome of legal proceedings and claims brought against the Group is subject to significant uncertainty. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Group in a reporting period for amounts in excess of management’s expectations, the Group’s consolidated financial statements for that reporting period could be materially adversely affected.

3	Critical Accounting Estimates and Judgements

The Group makes estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances.

The significant estimates and judgements made have been described below:

(a)	Deferred tax assets

Deferred tax assets relating to tax losses and deductible temporary differences may be recognized where it is probable that there may be future taxable profits against which available tax losses and deductible temporary differences can be utilized in the reasonably foreseeable future given the circumstances of the Group.

Determining the recoverability of deferred tax assets involves significant judgement on the tax treatment of certain transactions and of uncertain future events and circumstances.

Management makes judgments as to the probability of future taxable profits being generated based on budgets, and current and future expected economic conditions and determines whether it is probable that the Group will be able to realize a benefit from its available tax losses and deductible temporary differences within the reasonably foreseeable future.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

4	Revenue and Other Income

Revenue from continuing operations

		June 30, 2024 $
Revenue
-	Provision of services	602,764
-	Other revenue	129,867
Total Revenue		732,631

Revenue is recognized at point in time.

Other income

		June 30, 2024 $
Other income
-	Research and development Grants	278,208
Total other income		278,208

5	Income Tax Expense

(a)	The major components of tax expense comprise:

June 30, 2024 $
Current tax expense
Local income tax - current period	41,169
Total income tax expense	41,169

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

5	Income Tax Expense (continued)

(b)	Income tax expense differed from the amount computed by applying the income tax rate of 25% to pretax loss for the six months ended June 30, 2024, as a result of the following reconciling items:

June 30, 2024 $
Loss before income tax	(3,026,076)
Tax	25.00%
(756,519)
Add:
Tax effect of:
- non-deductible research and development expenses	149,574
- stock-based compensation	753,292

Less:
Tax effect of:
- research and development tax credit	(69,552)
- temporary differences not brought into account	(35,626)
Income tax expense	41,169
Weighted average effective tax rate	(1)%

The Group did not have any imputation credits at June 30, 2024.

6	Cash and cash equivalents

June 30, 2024 $
Cash at bank and in hand	55,836
Total cash and cash equivalents	55,836

7	Deposits

June 30, 2024 $
Lenovo contract bank guarantees	245,236
Total deposits	245,236

Deposits represent amounts held as bank guarantees in term deposits and are therefore not available for general use.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

8	Trade and Other Receivables

June 30, 2024 $
Trade receivables, net	4,249
GST receivable	129,719
Government subsidies receivable	278,208
Total current trade and other receivables	412,176

9	Other Current Assets

June 30, 2024 $
Prepaid network fee	22,046
Other current assets	37,036
Total other current assets	59,082

10	Property and Equipment

June 30, 2024 $
Computer equipment
At cost	3,728,810
Accumulated depreciation	(2,645,842)
Total computer equipment	1,082,968

Office equipment
At cost	11,424
Accumulated depreciation	(11,424)
Total office equipment	-
Property and equipment, net	1,082,968

Depreciation expense of $40,179 has been recognized as an expense in the Statements of Operations for six months ended June 30, 2024.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

11	Intangible Assets

(a)	Digital Assets

$
Balance as of December 31, 2023, as previously reported	661,101
Revaluation of opening balance adjustment	188,772
Balance as of January 1, 2024, as adjusted	849,873
Acquisitions	328,477
Sales	(991,727)
Fair value gain on remeasurement	253,728
Gain on sale of digital assets	73,425
Unrealized gains on foreign currency	21,921
Balance as of June 30, 2024	535,697

(b)	Definite-Lived Intangible Assets

$
Balance as of December 31, 2023	79,843
Acquired Definite-Lived Intangible Assets	7,755
Amortization of Definite-Lived Intangible Asset	(63,333)
Balance as of June 30, 2024	24,265

Definite-Lived Intangible Assets include digital asset deals which are paid in Filecoin tokens and are amortized over the life of the contract. The digital asset deals contracts include an 18-month storage period, which is used as the life of the contract.

Restricted digital assets

Digital assets disclosed above include Filecoin tokens which are pledged as collateral to support the Group’s operations. Pledged Filecoin is committed for the full life of a storage sector (18 months) and is restricted from use. As of the six-months ended June 30, 2024, the Group had pledged $118,467 as collateral to storage sectors with maturities ranging from 1-540 days.

12	Trade and Other Payables

June 30, 2024 $
Trade payables	32,100
Accrued expense	331,402
Other payables	25,657
Total trade and other payables	389,159

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

13	Borrowings

June 30, 2024 $
Unsecured liabilities:
SAFE Securities	185,472
Sharon AI Loans	5,631,674
Total current borrowings	5,817,146

(a)	Simple Agreement for Future Equity (“SAFE”) Securities/Sharon AI Loans

On June 27, 2024, the majority of the Group’s SAFE holders assigned their holdings to Sharon AI, Inc, a USA based company, in exchange for shares in Sharon AI. Subsequently, DSS and Sharon AI agreed to effectively exercise the redemption clause and convert these to a loan under the loan facility established on June 18, 2024, converting SAFE liabilities to current loan liabilities, in which Sharon AI is considered to be the creditor, and the Group is the debtor. As of June 30, 2024, there is $5,631,674 of Sharon AI Loans outstanding as of June 30, 2024.

The remaining SAFE holders who did not accept the proposal will continue as SAFE holders of DSS, and it is unlikely that another event will occur causing their SAFE notes to convert to ordinary shares. The SAFE securities do not carry any specific terms of interest. As of June 30, 2024, $185,472 in SAFE securities are outstanding. These SAFE securities have been classified as a current liability on the assumption that, in the event of liquidation, these securities will be settled within the year. The occurrence of these events is not within the control of DSS.

(b)	Capital notes

On April 4, 2024, Distributed Storage Fund (“DSF”) entered into voluntary administration and as a result of the administration process, the entity’s liabilities, including the remaining capital notes, were reduced to a zero ($0) balance. In line with the executed Deed of Company Arrangement (“DOCA”), the Capital Notes were to be settled with the available balance of the DOCA after administration costs, as this amount was insufficient to cover the capital notes balance, the entirety of the balance was reduced in voluntary administration and treated as capital contribution in equity. DSS regained sufficient voting rights and decision-making power and regained control of DSF on May 17, 2024.

Interest expense on Capital Loans for the six-month period ended June 30, 2024, amounted to $134,220.

14	Stock-based Compensation

As of June 30, 2024, the Group has the following stock-based compensation:

(a)	Options

On December 15, 2022, the Group granted 155,172 option shares to a third-party lender in accordance with the loan agreement. On March 31, 2023, the Group granted 134,766 option shares to a third-party lender in accordance with the loan agreement for a total of 289,938 granted options between both grants.

On June 26, 2024, the Group’s option shares fully vested as pursuant to the Option Exercise Deed and were converted into ordinary shares on a cashless exercise basis, resulting in the exercising of the 289,938 options by issuing 289,657 ordinary shares to option holders. The options were exercised at a value of $10.32 per share in accordance with the Option Exercise Deed.

Share based payments expense of $3,013,167 has been recognized in the period ending June 30, 2024, primarily due modification of the initial option terms to reduce the exercise price to $0.01, modification to allow cashless exercise and settlement associated with DSS acquisition by SharonAI and surrender of warrant expense due to the new warrant arrangement with Sharon AI.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

15	Financial Risk Management

June 30, 2024 $
Financial assets
Held at amortized cost
Cash, restricted cash and cash equivalents	55,836
Deposits	245,236
Trade and other receivables	412,176
Total financial assets	713,248
Held at amortized cost
Trade and other payables	389,159
Borrowings	5,817,146
Total financial liabilities	6,206,305

16	Tax Assets and Liabilities

Deferred tax assets have been recognized in respect of the following:

June 30, 2024 $
Assets
Impairment loss on digital assets	1,714,808
Accrued liabilities	80,060
Total deferred tax assets	1,794,868

Liabilities
Others	56,581
Total deferred tax liabilities	56,581

Valuation allowance	(1,790,737)
Net deferred tax asset	62,372

Certain deferred tax assets have not been recognized in respect of unrealized valuation adjustment items because it is not probable that future taxable profit will be available against which the Group can utilize the benefits therein.

17	Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

●	Intangible assets

Fair value hierarchy

ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”) requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 established a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 prioritizes the inputs into three levels that may be used to measure fair value:

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

17	Fair Value Measurement (continued)

Level 1	Level 1 applies to assts or liabilities for which there are quoted prices in active markets for identical assets or liabilities. the inputs into three levels that may be used to measure fair value:

Level 2	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The table below shows the assigned level for each asset and liability held at fair value by the Group:

Fair value hierarchy	Level 1 $	Level 2 $	Level 3 $	Total $
As of June 30, 2024
Recurring fair value measurements
Intangible assets	535,697	-	-	535,697

The Group’s assets held at fair value comprise of cryptocurrency (digital assets) are classified as level 1. The Group did not make any transfer between levels of the fair value hierarchy during 2024.

18	Supplemental disclosure of cash flows information

Supplemental disclosure of cash flow information

June 30, 2024
$
Cash paid for interest	136,777

19	Interest in Subsidiaries

a)	Composition of the Group

	Principal place of business/country of incorporation	Percentage Owned (%)*
		2024
Subsidiaries
Distributed Storage Fund (Unit Trust)	Australia	100

*	The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries

20	Contingent Liabilities

The Group had the following contingent liabilities at the end of the reporting period:

●	The Group is required to provide a guarantee in the form of Filecoin with third party providers of Filecoin tokens to be used to support the growth of its storage operations, in accordance with agreed terms. This guarantee is to ensure no loss is incurred by third party providers throughout the day-to-day operations by the Group. The potential loss that could be incurred by the Group relates to slashing fees and early termination of storage sectors. Management estimates this to be a maximum of $118,467 as of June 30, 2024.

Notes to the Consolidated Financial Statements

For the Six-Month Period Ended June 30, 2024

20	Contingent Liabilities (continued)

The Group did not have any commitments or any other contingencies as of June 30, 2024.

21	Transactions with related parties

During the fiscal year ending December 31, 2023, the Group issued 290,291 SAFE securities for $195,602 to entities controlled by key management personnel. There were $0 outstanding as of June 30, 2024. Terms and conditions were on the same basis and at arm’s length.

22	Subsequent events

Subsequent to the year ended June 30, 2024, the following events occurred:

(a)	On July 1, 2024, DSS transferred all employee to Sharon AI Pty Ltd, including leave balances.

(b)	On July 18, 2024, the Group acquired computer equipment amounting to $2,651,022. This acquisition is anticipated to expand the Group’s AI computing capacity and lead to increased revenues.

(c)	On September 9, 2024, Distributed Storage Solutions became a private company, changing its name from Distributed Storage Solutions Limited to Distributed Storage Solutions Pty Ltd.

(d)	In October 2024, the directors of DSS changed with the removal of Nick Hughes-Jones and James Manning and the addition of Wolfgang Schubert.

Except for the above, no other matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

ANNEX A

BUSINESS COMBINATION AGREEMENT

dated

January 28, 2025

by and among

Roth CH Acquisition Co.,

SharonAI Inc.,

ROTH CH HOLDINGS, INC.

and

ROTH CH MERGER SUB, INC.

		Page
ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Construction	14

ARTICLE II THE DOMESTICATION AND THE MERGER		16
2.1	Domestication	16
2.2	Merger	16
2.3	Merger Effective Time	16
2.4	Effect of the Merger	16
2.5	U.S. Tax Treatment	16
2.6	Company Charter; Company Bylaws	17
2.7	Closing	17
2.8	Directors and Officers of Surviving Corporation	17
2.9	Directors and Officers of Parent	17
2.10	Taking of Necessary Action; Further Action	18
2.11	No Further Ownership Rights in Company Capital Stock	18

ARTICLE III EFFECT OF THE MERGER		18
3.1	Effect of the Merger on Company Capital Stock	18
3.2	Treatment of Company Stock Rights	19
3.3	Dissenting Shares	19
3.4	Surrender and Payment	10
3.5	Consideration Spreadsheet	20
3.6	Adjustment	21
3.7	No Fractional Shares	21
3.8	Lost or Destroyed Certificates	22
3.9	Withholding	22
3.10	Australian foreign resident capital gains tax withholding	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
4.1	Corporate Existence and Power	23
4.2	Authorization	23
4.3	Governmental Authorization	24
4.4	Non-Contravention	24
4.5	Capitalization	24
4.6	Subsidiaries	25
4.7	Corporate Records	26
4.8	Consents	26
4.9	Financial Statements	26
4.10	Intentionally Omitted	26
4.11	Absence of Certain Changes	26
4.12	Properties; Title to the Company Group’s Assets	27
4.13	Litigation	27
4.14	Contracts	27
4.15	Licenses and Permits	29
4.16	Compliance with Laws	29

i

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

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Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Parent Support Agreement
Exhibit E	–	Forms of Lock-Up Agreement
Exhibit F	–	Form of Amended and Restated Registration Rights Agreement
Exhibit G	–	Form of Parent Equity Incentive Plan
Exhibit H	–	Subsidiary Detail

BUSINESS COMBINATION AGREEMENT

Business Combination Agreement, dated as of January 28, 2025 (this “Agreement”), by and among SharonAI Inc., a Delaware corporation (the “Company”), Roth CH Acquisition Co., a Cayman Islands exempted company (“Parent”), Roth CH Holdings, Inc., a Delaware corporation (the “Domestication Sub”), and Roth CH Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is a holding company formed to acquire various assets focused on or in the high performance computing (“HPC”) industry, specifically the artificial intelligence field of technology, and on the acquisition of the infrastructure and technology associated with the development and delivery of HPC services to users and applications which require both large amounts of graphic processing units and central processing units combined with expertise in data storage (the “Business”);

B. Parent is a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and Domestication Sub and Merger Sub are wholly-owned subsidiaries of Parent and were formed for the sole purpose of the Merger (as defined below);

C. At least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile (the “Domestication”) as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Parent with and into Domestication Sub, with the Domestication Sub as the surviving company (the “Domesticated Parent”) pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”);

D. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company);

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of the Domesticated Parent; and (ii) the Domesticated Parent will change its name to “SharonAI Holdings, Inc.”;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent, Domestication Sub, Merger Sub and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent, Domestication Sub, Merger Sub and the Company entering into this Agreement, the Sponsor (as defined below) and certain other shareholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit D (the “Parent Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Shareholder Meeting;

H. In connection with the transactions contemplated by this Agreement, Parent will use its best efforts to enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company, with certain investors providing for aggregate investments of equity securities, convertible notes or other debt financing in a private placement on or prior to the Closing of an amount in excess of $5,000,000 (the “PIPE Investment”);

I. Parent hereto intends that, for United States federal and applicable state income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Domestication;

J. Each of the parties hereto intends that, for United States federal and applicable state income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Merger; and

K. The Boards of Directors of each of the Company, Parent, Domestication Sub, and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Domestication Merger, the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders and (iii) resolved to recommend that their respective shareholders approve the Domestication Merger, the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise, settlement or exchange of any Company Stock Rights outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable or potentially settled for shares of Company Common Stock.

“Aggregate Merger Consideration” means the aggregate of 560,835,633 shares of Common Stock of the Domesticated Parent, plus any shares of Common Stock of the Domesticated Parent issued pursuant to Section 3.7.

“Agreement” has the meaning set forth in the preamble.

“Alternate Exchange” means The Nasdaq Global Market, The Nasdaq Global Select Market, NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Parent Support Agreement, the Lock-Up Agreements, and the Registration Rights Agreement.

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under applicable state or local tax Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under applicable state or local tax Law).

“Authority” means any federal, state, territorial, local or foreign government or political subdivision thereof in any jurisdiction, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority in any jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” has the meaning specified in Section 2.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Australia Group” means those members of the Company Group that are Australian tax residents.

“Company Bylaws” means the Bylaws of the Company, as amended and as in effect on the date of this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Charter” means the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on February 15, 2024, and as amended by the Certificate of Designation of Series A Preferred Stock and the Certificate of Designation of Series B Preferred Stock filed with the Secretary of State of the State of Delaware on February 20, 2024.

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to the Company.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization), section 4.6 (Subsidiaries) and Section 4.24 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” has the meaning set forth in Section 4.17(p).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to the Company or that the Company otherwise has a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Capital Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock of the Company.

“Company Securityholder” means each Person who holds the Company Capital Stock and the Company Stock Rights.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

“Company Stock Rights” means: (i) all outstanding Company Options, (ii) all outstanding warrants issued by the Company, and (iii) all other Awards (as defined and contemplated in the Equity Incentive Plan), vested or unvested, or any other security convertible into or exchangeable for any such security; provided, that, for purposes of this definition and clarity shares of Company Capital Stock shall not be considered Company Stock Rights.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 28, 2024, by and between the Company and a representative of Parent.

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound, but specifically excluding Laws and Permits.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

“Converted Stock Right” has the meaning set forth in Section 3.2.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domestication” has the meaning specified in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the 2024 Omnibus Equity Incentive Plan of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Government Agency” means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

“GST” means goods and services tax or similar value added tax levied or imposed in Australia under the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under finance leases as determined by ASC 842 (which, for the avoidance of doubt, shall not include any liabilities that are required to be recorded as operating leases according to ASC 842), (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date exceeding $250,000 and (j) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto; provided however that “Intellectual Property” does not include any such rights that have expired, been abandoned or otherwise terminated.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of the officers and directors of the Parent.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1(c).

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation having the force of law and enforced by a Authority and in effect as of the date of this Agreement.

“Leases” means, collectively, the leases described on Schedule 1.1(d) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreements, in substantially the forms attached hereto as Exhibit E, restricting the sale, transfer or other disposition of Parent Common Shares received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Capital Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority, but specifically excludes Laws.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect on the date of this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(b).

“Parent Certificate of Incorporation” has the meaning specified in Section 2.1(a).

“Parent Class A Ordinary Shares” means prior to the Domestication, the Class A ordinary shares, with a nominal or par value of US$0.0001, of Parent.

“Parent Class B Ordinary Shares” means prior to the Domestication, the Class B ordinary shares, with a nominal or par value of US$0.0001, of Parent.

“Parent Common Share” means a Parent Ordinary Common Share or a Parent Super Common Share.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Subsidiaries), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Ordinary Common Share” means (a) prior to the Domestication, a Parent Class A Ordinary Share and/or a Parent Class B Ordinary Share, as applicable, and (b) from and following the Domestication, a share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Private Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share that was sold to TKB Sponsor I, LLC in a private placement at the time of the consummation of the IPO.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Shareholder Approval” means the approval in accordance with Parent’s organizational documents of those Parent Proposals identified in Section 6.5(e) at the Parent Shareholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Super Common Share” means from and following the Domestication, a share of Class B Super Common Stock, par value $0.0001 per share, of Domesticated Parent.

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of October 26, 2021, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“pending” means, whether capitalized or not, that the applicable Person has been served or received written notice of such Action, and does not include any circumstance where such Action has been commenced without the knowledge of the applicable Person, including the filing of an Action with a court before service of process occurs on the other party to such Action.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any material way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (d) Liens in favor of financial institutions arising in connection with such Person’s deposit and/or securities accounts held at such institutions; (e) Liens in favor of lessors arising in connection with any property leased; (f) Liens imposed by Federal or state securities laws; (g) Liens on any property held or acquired by Debtor in the ordinary course of business securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that such Lien attaches solely to the property acquired with such indebtedness and that the principal amount of such indebtedness does not exceed one hundred percent of the cost of such property; (h) Liens relating and arising from the license of Intellectual Property; and (i) the Liens set forth on Schedule 1.1(e).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, superannuation funds, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated October 26, 2021.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“SGA” means the Superannuation Guarantee (Administration) Act 1992.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” certain Persons who acquired Parent Ordinary Common Shares or Parent Private Warrants from TKB Sponsor I, LLC.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at a majority of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), impost, gross receipts, profits, windfall profit, sales, use, goods and services tax (including GST), value added tax, consumption tax, ad valorem, franchise, license, withholding of any nature, employment, social security, superannuation, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, fine, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Act” means the Income Tax Assessment Act 1997 (Cth), the Income Tax Assessment Act 1936 (Cth) or the Taxation Administration Act 1953 (Cth), as the context requires.

“Tax Return” means any return, information return, declaration, election, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the IRS, the Australian Taxation Office and any other Authority in any jurisdiction responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the Closing Date and on the terms and subject to the conditions of this Agreement, Parent shall complete the Domestication by means of the Domestication Merger, and subject to the receipt of the approval of the shareholders of Parent to the Domestication Merger terms, Parent shall adopt Delaware organizational documents in substantially the forms attached as Exhibit A (the “Parent Certificate of Incorporation”) and Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company. Upon the Domestication Merger, Domesticated Parent shall change its name to “SharonAI Holdings, Inc.”

(b) In connection with the Domestication: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent; and (iii) each then issued and outstanding Parent Warrant shall convert automatically into one warrant to acquire one share of Class A Ordinary Common Stock, par value $0.0001 per share, of Domesticated Parent (“Domesticated Parent Warrant”), pursuant to the Parent Warrant Agreement.

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of the Domesticated Parent.

2.3 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), (a) each of Parent and Domestication Sub intends that the Domestication qualifies for the Domestication Intended Tax Treatment, and (b) each of the parties intends that the Merger qualifies for the Merger Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

2.6 Company Charter; Company Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Domesticated Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Domesticated Parent’s Board of Directors will consist of five (5) directors. At least three (3) members of the Board of Directors shall qualify as independent directors under the Securities Act and Nasdaq or Alternate Exchange rules, as applicable. Pursuant to the Parent Certificate of Incorporation, the Domesticated Parent’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Domesticated Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Domesticated Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Domesticated Parent stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class III Directors serving a three (3) year term). Sponsor shall have the right to designate one (1) director who shall be a Class III Director. The Company shall have the right to designate the other four (4) directors, one of whom shall be a Class III Directors, one of whom Shall be a Class II Director, and two (2) of which shall be Class I Directors. In accordance with the Parent Certificate of Incorporation, no director on Domesticated Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Domesticated Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The individuals identified on Schedule 2.9 shall be the officers of Domesticated Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Series A Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Super Common Share equal to the Conversion Ratio.

(c) Conversion of Shares of Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Ordinary Common Shares equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Series B Preferred Stock as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(d) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Ordinary Common Shares equal to the Conversion Ratio.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Stock Rights. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Stock Rights (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company Stock Right shall be cancelled, extinguished and converted into a right to acquire, subject to substantially the same terms and conditions as were applicable under such Company Stock Right (including expiration date, vesting conditions, and exercise provisions), the number of Parent Ordinary Common Shares (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Capital Stock subject to such Company Stock Right as of immediately prior to the Effective Time by the Conversion Ratio, with an exercise price per Parent Ordinary Common Share (rounded down to the nearest whole cent), if applicable, equal to (A) the exercise price per share of Company Capital Stock of such Company Stock Right divided by (B) the Conversion Ratio (a “Converted Stock Right”); provided, however, that the exercise price and the number of Parent Ordinary Common Shares covered by each Converted Stock Right shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder, if applicable.

At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Right and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Rights appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Rights shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)), shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised and perfected appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon transfer of such shares. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. At least two (2) Business Days prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of Parent Common Shares sufficient to deliver the Aggregate Merger Consideration and any additional shares pursuant to Section 3.7 payable pursuant to this Agreement (such Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of Company Series B Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Series B Preferred Stock are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Capital Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the names of record of each holder of any convertible notes, the loan amount (principal and interest) and the number of shares of Company Common Stock or Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of such convertible note;

(iv) the number of Aggregate Fully Diluted Company Common Stock;

(v) the number of shares of Company Common Stock issuable upon conversion of Company Series B Preferred Stock;

(vi) the aggregate number of shares subject to Company Options; and

(vii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration for the Company Series B Preferred Stock; and

(D) for each Converted Stock Right, the exercise price therefor, if any, and the number of Parent Ordinary Common Shares subject to such Converted Stock Right.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE III.

3.6 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.7 No Fractional Shares. No fractional Parent Common Shares, or certificates or scrip representing fractional Parent Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of a share of Company Capital Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares issuable to such holder) shall, in lieu of such fraction of a share, have such fraction of s share rounded up and shall receive one whole share.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Australian foreign resident capital gains tax withholding.

(a) Promptly after the execution of this Agreement, the Company shall use commercially reasonable effort to obtain a declaration from each holder of Company Capital Stock declaring that, as at the date of this agreement (and for six months on and from the date of this agreement):

(i) the holder is and will be an Australian resident; or

(ii) the Company Capital Stock are not ‘indirect Australian real property interests’ as defined in section 855-25 of the Tax Act.

This warranty and declaration shall be made as of the date of this agreement and immediately before Closing.

(b) The Parent agrees that it will not withhold or deduct any amount from any payment to be made to such holders under this agreement on account of Subdivision 14-D of Schedule 1 of the Tax Act, unless the Parent knows or believes that the declaration under clause 3.10(a) is false.

(c) If Closing occurs later than six months from the date of this agreement, the Company shall request that each holder deliver to the Parent, at or before closing, a copy of a CGT Declaration at least five business days before Closing.

(d) If the Parent is required to withhold from the consideration otherwise payable to the holders of Company Common Stock under Subdivision 14-D of Schedule 1 of the TAA, the holders of Company Common Stock release the Parent from any further liability to pay that amount of consideration to them.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that:

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate or otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of each member of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its respective organizational documents. No insolvency event has occurred in relation to any current entity within the Company Group.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and, subject to receipt of the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders, (B) Persons holding at least two-thirds of the total outstanding shares of the Company Series A Preferred Stock, (C) Persons holding at least two-thirds of the total outstanding shares of the Company Series B Preferred Stock, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, except for SEC or FINRA approval required to consummate the transactions contemplated hereunder, and except for any filing required pursuant to the HSR Act.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) result in a violation of the Company Group’s organizational documents, (b) except as set forth in Section 4.4 of this Agreement, result in a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, (c) except for the Material Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Material Contract, or (d) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 2,958,000 shares of Company Common Stock, $0.0001 par value per share, of which 1,067,213 are issued and outstanding as of the date of this Agreement, and 84,000 shares of Company Preferred Stock, $0.0001 par value per share. 15,000 shares of the Company Preferred Stock are designated as Company Series A Preferred Stock, of which 15,000 shares are issued and outstanding as of the date of this Agreement. 27,000 shares of the Company Preferred Stock are designated as Company Series B Preferred Stock, of which 27,000 shares are issued and outstanding as of the date of this Agreement. There are 81,000 shares of Company Common Stock that may be issued upon the conversion or exchange of outstanding Company Series B Preferred Stock. As of the date of this Agreement, there are 300,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (1) 62,654 shares have been issued pursuant to Company Stock Rights and (2) 237,346 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Rights. As of the date of this Agreement, there are 8,195 shares of Company Common Stock reserved for issuance under Company Stock Rights that are not subject to the Equity Incentive Plan. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter and the Company Bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Stock Right outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price, if applicable, and expiration date thereof.

(b) Except for the Company Preferred Stock and the Company Stock Rights, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s organizational documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). Except for the Company Stock Rights, there are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

4.6 Subsidiaries. Exhibit H sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders and holders of the legal and beneficial holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents). There is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of shares or other equity interests in the any Subsidiary. Except as set forth on Schedule 4.6, there are no agreements, arrangements or understandings in place in respect of any shares or equity interests of a Subsidiary under which: (i) the Subsidiary is obliged at any time to issue any shares, units, convertible securities or other securities in the Subsidiary; or (ii) any Subsidiary is obliged at any time to issue any shares, convertible securities or other securities in the Subsidiary, as applicable. The Company Group does not include any entities (including trusts) incorporated or established in Australian other than those listed in Exhibit H.

4.7 Corporate Records. All proceedings of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Charter, the Company Bylaws or the Company’s constituent documents, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete in all material respects.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (i) the unaudited consolidated management accounts of the Company as of and for the nine (9) month period ending September 30, 2024, and (ii) the unaudited management accounts of the Company’s predecessor as of and for the twelve (12) month period ending December 31, 2023 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against in the Company Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since September 30, 2024 that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; (v) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (vi) liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Intentionally Omitted.

4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11, from September 30, 2024, until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course other than in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses so as not to constitute a Material Adverse Effect.

(b) The Company Group has good and valid title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Company Financial Statements. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation.

(a) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company Group, any of the officers or directors of the Company Group relating to their work for the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets that would be material to the Company Group as a whole. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2021, subject to any Action by any Authority that is material to the Business or the Company Group as a whole.

(b) As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company Group, any of the officers or directors of the Company Group, which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $200,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee in excess of $60,000 (other than COBRA obligations or similar requirements under applicable local Law); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any Subsidiary is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets of value in excess of $100,000 by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices and other than Contracts in which the applicable acquisition or disposition or transaction has been consummated and there are no material obligations of any party thereto ongoing);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, or where such Contract was entered into for the primary purpose of providing indemnification, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder or employee;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $200,000 per the terms of such contract;

(xiv) other than the Equity Incentive Plan and Contracts entered into in connection with the Equity Incentive Plan and subject to the Equity Incentive Plan, all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect, (iii) is on arm’s length terms and was entered into in the ordinary course of business, and (iv) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iv), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, as of the date of this Agreement, any other party to a Material Contract, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement, except where the termination, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company Group is not in material breach or violation of, or material default under, any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, written threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any material Permit.

4.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2021, (i) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company Group of, or failure on the part of the Company Group to comply with, or any liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened in writing, alleging any such violation or noncompliance by the Company Group. Since January 1, 2021, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally, to be charged with, or given written or, to the Company’s Knowledge, oral notice, of any violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17 Intellectual Property.

(a) The Company or any of its Subsidiary is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company or any of its Subsidiary is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company or any of its Subsidiary has a valid right to use the Company Licensed IP.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply other than Permitted Liens.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid, enforceable, and in effect. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid, enforceable, and in effect. As of the date of this Agreement, no Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. As of the date of this Agreement, in the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) As of the date of this Agreement, in the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). To the Knowledge of the Company, the Company Group does not infringe, misappropriate or otherwise violate the intellectual property of a third party. There are no Actions pending that involving a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, as of the date of this Agreement, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) In the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company IP by the Company Group.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, director and contractor who has contributed to or participated in the creation or development of any Registered Owned IP on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or to such predecessor in interest as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered Owned IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.14(a)(vi), the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all other material Confidential Information. No Company Owned IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) Schedule 4.17(k) is list of material software and data bases relating to the operation of any asset of the Company or its subsidiaries showing the nature of rights enjoyed, whether such software is owned by the Company and its Subsidiaries or licensed from third parties and, if owned by the Company and its Subsidiaries, whether developed in house or by third parties and whether source code and system documentation are possessed.

(l) Schedule 4.17(l) contains a list of all of the Company’s and its Subsidiaries’ inbound and outbound (i) material IP, software and technology agreements and (ii) research and development agreements and other agreements pursuant to which IP or software was or is intended to be developed by or for the Company or any of its Subsidiaries.

(m) The Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. To the Knowledge of the Company, the Privacy Policy accurately describes the Company Group’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(n) In connection with its Processing of any Personal Information, the Company Group is in material compliance with all applicable Data Protection Laws. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company Group of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group. The Company Group (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who Process Personal Information on the Company Group’s behalf, to implement commercially reasonable security programs and policies consistent with applicable Data Protection Laws. Without limiting the generality of the foregoing, to the Knowledge of the Company, since January 1, 2021, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to make a report to a governmental authority, a data subject, or any other Person.

(o) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.17(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. No member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are designed (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

4.18 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company Group as of the date hereof, setting forth the employee ID, location, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2023 and 2022, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company Group as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked, and nature of services provided.

(c) The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since January 1, 2021, there has been no proceeding by a labor union seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown or work stoppage or lockout pending or threatened against the Company Group, and, since January 1, 2021, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no unfair labor practice charge or complaint pending or threatened, before any applicable Authority relating to employees of the Company.

(d) There are no pending or threatened material Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e) Since January 1, 2021, the Company Group has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since January 1, 2021, the Company has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company Group is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, classification of employees as exempt or non-exempt, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company as an independent contractor or consultant is, and for the past six (6) years has been, correctly classified by the Company as an independent contractor (and they could not be deemed to be an employee of the Company Group at law), and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company classified by the Company as “exempt” is, and for the past six (6) years has been, correctly classified by the Company as “exempt” under applicable Law.

(g) The Company has complied, in all material respects, with all applicable laws relating to the verification of identity and employment authorization of individuals. No audit by any Authority is currently being conducted, is pending or is threatened in writing to be conducted, in respect to any workers employed by any member of the Company Group. Schedule 4.18(g) discloses each individual who is employed by the Company in the United States of America pursuant to a visa or other work authorization permit and the expiration date of such visa or other work authorization permit.

(h) No Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given written notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any of the foregoing.

(i) Since January 1, 2021, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and no such claim or litigation has been threatened. Since January 1, 2021, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such claim or complaint with potential merit, the Company has taken reasonable and appropriate corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

(j) As of the date hereof and since January 1, 2021, there have been no audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

(k) The Company Group have complied with all their obligations to make superannuation contributions (including insurance premiums and administration costs) which they are obliged to make on behalf of the employees by the applicable due date. Each member of the Company’s Group fund is a complying superannuation fund for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth) and the Income Tax Assessment Act 1936 (Cth). The Company Group have provided at least the prescribed minimum level of superannuation support for each employee so as not to incur a shortfall amount under the SGA. No member of the Company Group contributes or is required to contribute to any superannuation benefit that is a ‘defined benefit’ within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth). There are no claims outstanding or threatened or pending for disability benefits under a member of the Company Group’s superannuation fund.

4.19 Intentionally omitted.

4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and to the Knowledge of the Company, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions in writing against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any material tax, penalty or fine thereunder.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.21 Real Property.

(a) Except as set forth on Schedule 4.21, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 4.21, free and clear of all Liens other than Permitted Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (vii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company Group is, to the Knowledge of the Company, in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and, to the Knowledge of the Company, there are no material repair or restoration works known to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property.

4.22 Tax Matters. Except as set forth on Schedule 4.22,

(a) (i) each member of the Company Group has duly and timely filed all income and other material Tax Returns which are required to be filed by it, and has paid or accrued for all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, Tax audit, review, or other examination, pending or proposed in writing, with respect to a material amount of Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, including withholding tax in respect of royalties, dividends, interest, salary and wages, bonuses, vacation pay/paid time off, Pay-As-You-Go withholding and with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices); (vi) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vii) the Company has not requested any letter ruling from the Taxing Authority (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction, and the Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (vi) an entity in the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing; (vii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing; or (viii) an election made pursuant to Section 965(h) of the Code.

(c) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(d) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(e) No member of the Company Group has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(f) To the extent the Australian Tax Act applies to any member(s) of the Company Australia Group:

(i) the members of the Company Australia Group have at all relevant times appointed a public officer in accordance with the Tax Act;

(ii) no member of the Company Australia Group has sought (or is taken to have sought by virtue of the entry history rule under section 701-5 of the Tax Act) capital gains tax relief under Sub-division 126-B of the Tax Act or former section 160ZZ) of the Tax Act in respect of any asset acquired by a Company Group and which is still owned by the Company Group immediately after Closing or has previously been sold (and is, therefore, no longer owned by a Company Group at Closing);

(iii) no Tax is or will be payable by any member of the Company Australia Group by reason of the application of Sub-division 104-J of the Tax Act in relation to any agreement or transaction occurring before Closing or in relation to entry into or Closing of this agreement;

(iv) no member of the Company Australia Group has a tainted share capital account or a share capital account that is taken to be tainted within the meaning of Division 197 of the Tax Act or under the former section 160ARDM of the Tax Act and no member of the Company Australia Group has taken any action, up to and including Closing, that would cause the Company’s share capital account to be a tainted share capital account, nor has an election been made at any time up to and including Closing, to untaint a Company Australia Group’s share capital account;

(v) no member of the Company Australia Group has made any election or made any choice under Division 230 of the Tax Act;

(vi) no debt owed by any member of the Company Australia Group has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished in circumstances which would have attracted any Tax or Duty or the operation of the commercial debt forgiveness rules or limited recourse debt rules under any Tax Act;

(vii) all tax losses of any member of the Company Australia Group, as shown in the accounts or latest Tax Returns, are fully available for use by the relevant Company Australia Group subject to the Company satisfying the conditions in section 165-13 of the Tax Act;

(viii) no member of the Company Australia Group has made an interposed entity election pursuant to section 272-85 of Schedule 2F to the Tax Act;

(ix) To the Knowledge of the Company, each member of the Company Australia Group has at all times up to and including Closing been a resident for tax purposes only in Australia and has never had a taxable presence in a jurisdiction outside of Australia;

(x) To the Knowledge of the Company, no member of the Company Australia Group has ever had any permanent establishment (as that expression is defined in the Tax Act and any relevant double taxation agreement current at the date of this agreement) outside the country in which it is a tax resident;

(xi) each member of the Company Australia Group has:

(A) complied with all provisions of the former Part IIIAA of Tax Act and Part 3-6 of the Tax Act including maintaining proper records of franking debits and franking credits for the purposes of both the Tax Act;

(B) provided, or will provide before Closing, distribution statements within the meaning of section 202-80 of the Tax Act to shareholders in respect of all dividends paid by the Company before Closing.

(xii) no member of the Company Australia Group has made any election to form a tax consolidated group or MEC group (as defined in the Tax Act) and the Company Australia Group has never been a member of a tax consolidated group or MEC group;

(xiii) no member of the Company Australia Group is or has ever been a member of a GST Group (as defined in the GST Law);

(xiv) all documents, instruments, contracts, agreements, deeds or transactions which are liable to Duty, or necessary to establish the title of any member of the Company Australia Group to an asset, have had Duty paid in full in accordance with all applicable Tax Acts; and

(xv) no event has occurred, or will occur, as a result of anything provided for in this agreement, or as a result of this agreement itself, as a result of which any Duty from which any member of the Company Australia Group may have obtained an exemption or other relief may become payable on any document, instrument, contract, agreement, deed or transaction.

4.23 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company Group alleging any failure to so comply, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company Group has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any material liability or material corrective or material remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.25 Directors and Officers. Schedule 4.25 sets forth a true, correct and complete list of all directors and officers of the Company.

4.26 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2021, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, in the three (3) years prior to the date of this Agreement, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense).

4.27 Insurance. All material forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.27, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Except as set forth on Schedule 4.27, such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2021, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.28 Related Party Transactions. Except as set forth in Schedule 4.28, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group that has obligation still to fulfill, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since January 1, 2021.

4.29 No Trading or Short Position. None of the Company Group or any of its directors, officers, and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.31 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.8 or 5.15, Parent, Domestication Sub, and Merger Sub (the “Parent Parties”) hereby jointly and severally represent and warrant to the Company that:

5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Domestication Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Domestication Sub does not hold and has not held any material assets or incurred any material liabilities or obligations, and has not carried on any business activities other than in connection with the Domestication. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities or obligations, and has not carried on any business activities other than in connection with the Merger. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. No Parent Party has taken any action in violation or derogation of its organizational documents. No insolvency event has occurred in relation to any of the Parent Parties.

5.2 Subsidiaries. Domestication Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Merger Sub was formed solely for the purpose of engaging in the transactions and activities incidental thereto. Parent owns beneficially and of record all of the outstanding capital stock of Domestication Sub and Merger Sub. Other than Domestication Sub and Merger sub, Parent has no other Subsidiary.

5.3 Corporate Authorization.

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote of Parent’s Board of Directors, Parent’s Board of Directors has (i) approved the execution, delivery and performance by Parent of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of Parent and Parent’s shareholders; (iii) reserved, or caused Domesticated Parent to reserve, from its duly authorized capital stock, not less than 100% of the Aggregate Merger Consideration, and (iv) directed that the adoption of this Agreement be submitted to Parent’s shareholders for consideration and recommended that all of Parent’s shareholders adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(c) By resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote of the Domestication Sub’s Board of Directors, the Domestication Sub’s Board of Directors has unanimously (i) approved the execution, delivery and performance by Domestication Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Domestication, on the terms and subject to the conditions set forth herein and therein; and (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of Domestication Sub and Domestication Sub’s sole shareholder;

(d) By resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote of the Merger Sub’s Board of Directors, the Merger Sub’s Board of Directors has unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; and (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of Merger Sub and Merger Sub’s sole shareholder.

5.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by any Parent Party or the consummation by any Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or FINRA filings and approval required to consummate the transactions contemplated hereunder, (b) filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Domestication, and (c) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and any filing required pursuant to the HSR Act.

5.5 Non-Contravention. The execution, delivery and performance by each Parent Party of this Agreement or the consummation by each Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of any of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon any of the Parent Parties, or (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Parent Party or to a loss of any material benefit to which any Parent Party is entitled, under any provision of any license, franchise, permit, order, approval, consent or other similar authorization, contract, agreement, lease, commitment and similar instrument or obligation binding upon any Parent Party or any of its respective properties, rights or assets.

5.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Parent Parties or their Affiliates who might be entitled to any fee or commission from any Parent Party, the Company or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent is 200,000,000 Parent Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 preference shares with a nominal or par value of US$0.0001, of which 45,203,220 Parent Class A Ordinary Shares, 75,000 Parent Class B Ordinary Share and no preference shares are issued and outstanding. As of the date of this Agreement, 11,500,000 Parent Public Warrants and 10,750,000 Parent Private Warrants are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Common Shares and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Domestication Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Domestication Sub Common Stock”), of which 1,000 shares of Domestication Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Domestication Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Domestication Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Domestication Sub’s organizational documents or any contract to which Domestication Sub is a party or by which Domestication Sub is bound. There are no outstanding contractual obligations of Domestication Sub to repurchase, redeem or otherwise acquire any shares of Domestication Sub Common Stock or any equity capital of Domestication Sub. There are no outstanding contractual obligations of Domestication Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Except for the Parent Public Warrants and Parent Private Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which any Parent Party is or may become obligated to issue or sell any of its shares of capital stock or other voting securities, (ii) treasury shares of capital stock of any Parent Party, (iii) bonds, debentures, notes or other Indebtedness of any Parent Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of any Parent Party may vote, are issued or outstanding, (iv) preemptive or similar rights to purchase or otherwise acquire shares or other securities of any Parent Party (including pursuant to any provision of Law, such Parent Party’s organizational documents or any contract, agreement, lease, commitment and similar instrument or obligation to which the Parent Party is a party), or (v) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of any Parent Party (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Parent Party.

(e) Since the date of formation of each of the Parent Parties, except as set forth on Schedule 5.8(e) and except as contemplated by this Agreement, none of the Parent Parties has declared or paid any distribution or dividend in respect of its shares, and the board of directors of such Parent Party has not authorized the foregoing.

(f) Other than converting into a Domesticated Parent Warrant, the consummation of the Domestication and the Merger will not change any of the terms of any Parent Warrant as of immediately prior to such event, including the number of Parent Common Shares that can be purchased or the exercise price.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Listing. The Parent Class A Ordinary Shares and Parent Warrants are traded on OTC, with trading tickers “USCTF,” and “USTWF”.

5.11 Corporate Records. All proceedings of the Board of Directors of each Parent Party, including all committees thereof, and of the stockholders of each Parent Party, and all consents to actions taken thereby that are required by Law, or the organizational documents of a Parent Party, are accurately reflected in the minutes and records contained in the corporate minute books of such Parent Party and made available to the Company.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all material forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent by the SEC with respect to any intention by such entity to deregister Parent Class A Ordinary Shares. Parent has not taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(i) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.13 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in Parent SEC Documents filed on Form 10-K or Schedule 14A, in either case under the heading “Certain Relationships and Related Transactions, and Director Independence”, no Affiliate of Parent, current or former director, manager, officer or employee of Parent or any immediate family member or Affiliate of any of the foregoing (a) is a party to any contract, agreement, lease, license, commitment, or similar instrument, or has otherwise entered into any transaction, understanding or arrangement, with any Parent Party, (b) owns any asset, property or right, tangible or intangible, which is used by any Parent Party, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any Parent Party (which for purposes of clarification, is not limited to disclosures that would be required by 17 CFR 229.404).

5.16 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries. There are no outstanding judgments against any Parent Party or any of its rights, properties or assets.

5.17 Expenses, Indebtedness and Other Liabilities. Except as: (i) specifically disclosed, reflected or fully reserved against in the Parent Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since September 30, 2024, that are not material; (iii) liabilities that are executory obligations arising under contracts to which Parent is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a contract or applicable Law); and (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, no Parent Party has any Indebtedness or material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

5.18 Absence of Certain Changes. From September 30, 2024, until the date of this Agreement, (a) Parent has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of Parent; and (c) Parent has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 and the Company has not given consent.

5.19 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by Parent; (vi) Parent duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from any Taxing Authority (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (vi) any Subsidiary of Parent that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing; or (vii) an election made pursuant to Section 965(h) of the Code.

(c) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(d) Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the financial statements of Parent and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(f) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Parent up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.20 Compliance with Laws. No Parent Party is in violation in any material respect of, and, since January 1, 2021, no Parent Party has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of a Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by any Parent Party. Since January 1, 2021, no Parent Party has been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. No Parent Party is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.21 Intellectual Property. No Parent Party is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property of a third Person.

5.22 No Employees. No Parent Party has or has ever had any employee. No Parent Party has any unsatisfied material liability with respect to any employee.

5.23 No Employee Benefits. No Parent Party has or has ever had, maintained, sponsored, contributed to or had any direct or indirect liability under any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, superannuation benefits, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, or other employment benefits, which is sponsored, maintained, contributed to, or required to be contributed to by any Parent Party.

5.24 No Real Property. No Parent Party owns or has ever owned any Real Property.

5.25 Contracts. No Parent Party is in breach of, or has breached, any “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K, to which such Parent Party is a party or by which it is bound. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment becoming due, or increase the amount of any payment due, under any license, franchise, permit, order, approval, consent or other similar authorization, contract, agreement, lease, commitment and similar instrument or obligation binding upon any Parent Party or any of its respective properties, rights or assets.

5.26 Not an Investment Company. No Parent Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall permit to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise or relinquish any material right under, (A) in the case of the Company, any Material Contract or (B) in the case of Parent, any material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $200,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $1,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Proxy Statement/Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of similarly recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $200,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise, conversion or settlement of rights under the terms of any of the Company Preferred Stock or Company Stock Rights, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention plan;

(xx) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xxi) solely in the case of Parent, incur additional Indebtedness in excess of $50,000 without the consent of the Company;

(xxii) fail to duly observe and conform in all material respects to any applicable Laws and Orders; or

(xxiii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any commercially reasonable action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Reserved.

(d) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any merger, consolidation, share exchange, business combination or other similar transaction.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Common Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Parent Common Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement. Parent also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents and the applicable Laws of the Cayman Islands and the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the Cayman Islands and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Domestication Sub, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Domestication Sub, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Shares (provided that notwithstanding any provision of this Agreement, the Company shall not be responsible for, nor have any obligation to Parent or any other Person with respect to, the accuracy or completeness of anything set forth in the Registration Statement or the Proxy Statement/Prospectus, for information exclusively relating to the Parent or any other information that is furnished by the Parent expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Domestication Sub, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the Cayman Companies Act and the DGCL, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Shares the approval the following proposals: (i) the Parent Shareholder Approval; (ii) the Domestication; (iii) adoption and approval of the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including the change of Parent’s name to “SharonAI Holdings, Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance Parent Common Shares in connection with the Domestication and the Merger under applicable exchange listing rules; (vi) approval of the Parent Equity Incentive Plan (the proposals set forth in the foregoing clauses (i) through (vi), the “Required Parent Proposals”); (vii) all required approvals with respect to the issuance of Parent Common Shares in connection with any financing in connection with the transactions contemplated hereunder; (viii) approval to adjourn the Parent Shareholder Meeting, if necessary; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Shares (but in any event within twenty (20) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act).

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Common Shares vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information will be accurate in all material respects and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Domestication or Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Obligations of Domestication Sub and Merger Sub. Parent shall take all action necessary to cause Domestication Sub and Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.7 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.7 as “Outside Counsel Only”.

6.8 Australian tax rollover relief for holders of Company Capital Stock.

(a) The parties acknowledge that holders of Company Capital Stock may wish to choose to make a roll-over election pursuant to subdivision 124-M of the Tax Act in relation to the exchange of the holders Company Capital Stock for stock in the Parent as contemplated in this Agreement.

(b) The Parent undertakes that it will not make a choice under section 124-795(4) of the Tax Act that the holders of the Company Capital Stock cannot obtain the roll-over under subdivision 124-M of the Tax Act.

(c) The Parent undertakes that, where requested by a holder of the Company Capital Stock, it will make a joint choice with the holder of the Company Capital Stock to obtain the subdivision 124-M roll-over as is required by section 124-780(3)(d) of the Tax Act (if and where applicable).

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Shares or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Stockholder Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within five (5) Business Days following such date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. The Company shall provide Parent with the Company’s audited financial statements for the year ended December 31, 2024 and those of the Company’s predecessors for the years ended December 31, 2023 and June 30, 2024 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Parent no later than 20 days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Domestication Sub, Merger Sub or members of the boards of directors of Parent, Domestication Sub, or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent, Domestication Sub, and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Domesticated Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) After the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that will cover (i) those Persons who were directors and officers of the Company and Parent prior to the Closing, including a six year “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, and (ii) those Persons who will be the directors and officers of Domesticated Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

8.4 Parent Reporting; Compliance with Laws. During the Interim Period, Parent shall: (a) duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders; and (b) duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

8.5 Certain Tax Matters.

(a) Parent shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment, and each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(b) Parent and its Affiliates shall file all Tax Returns in a manner consistent with the Domestication Intended Tax Treatment, and each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Parent shall promptly notify the Company in writing if, before the Closing Date, Parent knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment and would not be commercially impracticable). Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Merger Intended Tax Treatment and would not be commercially impracticable).

(d) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent.

(e) In the event the SEC requests or requires a tax opinion regarding the (i) Domestication Intended Tax Treatment Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause a reputable law firm to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment.

8.6 Incentive Plans.

(a) Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the Parent Ordinary Common Shares to be issued and outstanding immediately after the Closing.

8.7 PIPE Investment.

(a) Parent shall take all commercially reasonable actions required to obtain the PIPE Investment in connection with the Closing which PIPE Investment and the investors who participate therein and the price at which Parent Ordinary Common Shares are sold and the amount sole shall be mutually agreed upon between Parent and the Company. Roth Capital Partners and Craig-Hallum Capital Group LLC will act as placement agents for any PIPE Investment and will be entitled to receive a placement agent fee payable in cash.

(b) The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

8.8 Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent’s Board of Directors to approve the issuance of Parent Common Shares in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.9 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 8.9 to enter into Lock-Up Agreements with Domesticated Parent to be effective as of the Closing, pursuant to which the shares comprising the Aggregate Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreements.

8.10 Affiliate Transactions. Except for the transactions and agreements listed on Schedule 8.10, the Company shall terminate all management agreements, consulting agreements, reimbursement agreements or similar Agreements between any member of the Company Group on the one hand and existing equityholders of the Company or their affiliates on the other hand. Such agreements shall be terminated at the Closing without any continuing effect, liability or obligation.

8.11 Employment Agreements. Prior to the filing of the definitive Proxy Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements (the “Employment Agreements”), with each of the individuals set forth on Schedule 8.11, or as otherwise agreed in writing by the parties prior to the Closing (the “Key Employees”), which Employment Agreements: shall be in a form reasonably acceptable to Parent, the Company and the Key Employees, and shall contain market terms for a public company of similar size and industry to the Company.

8.12 Amended and Restated Registration Rights Agreements. Prior to the Closing, Parent shall cause those persons that are required to make it effective to enter into the Amended and Restated Registration Rights Agreement, to be effective as of the Closing.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Domestication and the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting;

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent, Domestication Sub, and Merger Sub. The obligation of Parent, Domestication Sub, and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the relevant Taxing Authority on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(i) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(i), effective as of the Closing Date.

(j) The Company shall have obtained each Company Consent set forth on Schedule 4.8.

(k) The Company shall have delivered to the Parent prior to the Closing:

(i) Registers. a certified copy of the members register, compliant with section 169 of the Corporations Act 2001 (Cth), in respect of each Australian incorporated entity in Exhibit H (which shows the Company or a Subsidiary as the legal and beneficial owner of all the securities on issue in each such Subsidiary, other than Distributed Storage Solutions Pty Ltd (ACN 646 979 222) in respect of which entity the register will show the Company as the legal and beneficial owner of 2,700,090 shares and Lind Global Marco Fund LP as the legal and non-beneficial owner of 12,942 fully paid ordinary shares).

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent, Domestication Sub and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent, Domestication Sub or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent, Domestication Sub and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent, Domestication Sub or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent, Domestication Sub or Merger Sub that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Domestication shall have been consummated on the day that is at least one Business Day prior to the Closing Date.

(g) The Parent Certificate of Incorporation, in the form attached hereto as Exhibit A, shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the Parent Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the bylaws of Domesticated Parent in substantially the form attached as Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company; (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of the Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(j) Each of Parent, Domestication Sub, Merger Sub, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Domestication Sub, Merger Sub, Sponsor or other shareholder of Parent, as applicable, is a party.

(k) The size and composition of the post-Closing Domesticated Parent Board of Directors shall have been appointed as set forth in Section 2.9.

(l) The Parent shall use its best efforts to deliver to the Company prior to the Closing evidence of the termination of every contract, agreement, commitment or similar instrument, oral or written, to which Parent is a party or by which any of its respective properties or assets is bound, which could require any payment, issuance of securities or other consideration in connection with the consummation of the transactions contemplated hereby or an initial business combination other than those on Schedule 9.3(l).

(m) The Parent shall have delivered to the Company a resignation from Parent of each director and officer of Parent, effective as of the Closing Date.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before July 31, 2025 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Domestication or Merger or making the Domestication or Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Common Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

(d) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(d)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.2, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

SharonAI Inc.

745 Fifth Avenue, Suite 500

New York, NY 10151

Attention: CEO
E-mail: wolf@sharonai.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin LLP

12275 El Camino Real, Suite 100

San Diego, CA 92130

Attention: Chad R. Ensz, Esq.

E-mail: censz@sheppardmullin.com

if to Parent, Domestication Sub, or Merger Sub (prior to the Closing):

Roth CH Acquisition Co.

2340 Collins Avenue, Suite 402
Miami, Florida 33143

Attention: John Lipman

E-mail: rothch@roth.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent immediately after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.3 and Section 11.18, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR AN ANCILLARY AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent, Domestication Sub, or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in this Agreement or an Ancillary Agreement as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent, Domestication Sub, or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in this Agreement or an Ancillary Agreement, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in this Agreement or an Ancillary Agreement, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Domestication Sub, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or an Ancillary Agreement and subject to the limited remedies herein provided; (b) each of Parent, Domestication Sub, and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Domestication Sub, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, DOMESTICATION SUB, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, DOMESTICATION SUB, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR AN ANCILLARY AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Domestication Sub, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Domestication Sub, and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in this Agreement or an Ancillary Agreement as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Domestication Sub, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Domestication Sub, and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in this Agreement or an Ancillary Agreement, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent, Domestication Sub, and Merger Sub in this Agreement or an Ancillary Agreement, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Domestication Sub, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Domestication Sub, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Domestication Sub, or Merger Sub, the nature or extent of any liabilities of Parent, Domestication Sub, or Merger Sub, the effectiveness or the success of any operations of Parent, Domestication Sub, or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Domestication Sub, or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Domestication Sub, or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or an Ancillary Agreement and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Domestication Sub, and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Domestication Sub, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.18 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

ROTH CH ACQUISITION CO.

By:	/s/ John Lipman
	Name:	John Lipman
	Title:	Co-Chief Executive Officer

Domestication Sub:

ROTH CH HOLDINGS, INC.

By:	/s/ John Lipman
	Name:	John Lipman
	Title:	President

Merger Sub:

ROTH CH MERGER SUB, INC.

By:	/s/ John Lipman
	Name:	John Lipman
	Title:	President

Company:

SHARONAI INC.

By:	/s/ Wolfgang Schubert
	Name:	Wolfgang Schubert
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX B-1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROTH CH HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Roth CH Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Roth CH Holdings, Inc., which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was [DATE], 2025.

2. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is SharonAI Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

FOURTH: The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 907,816,948, of which 906,816,948 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”). The class of Common Stock shall be subdivided into two series consisting of 900,000,000 shares designated as Class A Ordinary Common Stock, (the “Class A Common Stock”), and 6,816,948 shares designated as Class B Super Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within the class of Common Stock, and not separate classes of stock. Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

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A.	Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.	Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.	Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of shares of Common Stock shall be entitled to one vote for each share of Class A Common Stock held and one hundred and sixty votes for each share of Class B Common Stock held. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.	Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.	Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A.4., shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

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B.	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;

2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.	the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.	the dates on which dividends, if any, shall be payable;

5.	the redemption rights and price or prices, if any, for shares of the series;

6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.	restrictions on the issuance of shares of the same series or any other class or series;

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10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.	Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.	Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.	Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

B-1-4

E.	Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

F.	Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

G.	Committees. Pursuant to the [Amended and Restated] Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.	Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability: (i) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director pursuant to the provisions of Section 174 of the DGCL, (iv) of a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the corporation. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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NINTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article NINTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article TENTH, Article ELEVENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

TENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

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ELEVENTH:

A.	Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

B.	Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [DAY] day of [MONTH], [YEAR].

Roth CH Holdings, Inc.

By
Name:
Title:

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ANNEX B-2

AMENDED AND RESTATED BY-LAWS OF SHARONAI HOLDINGS, INC.

ARTICLE I
Offices

Section 1.01 Registered Office. The registered office of SharonAI Holdings, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
Meetings of the Stockholders

Section 2.01 Place of Meetings; Meetings by Remote Communications.

(a) Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

(b) Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders, and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

B-2-1

Section 2.03 Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i) by the Board of Directors or the Chair of the Board (as defined in Section 3.17) or the Chief Executive Officer; or

(ii) by the Secretary (as defined in Section 4.01, following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record who own in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(b) Notice. A request to the Secretary shall be delivered to the Secretary at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i) a brief description of each matter of business desired to be brought before the special meeting;

(ii) the reasons for conducting such business at the special meeting;

(iii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and

(iv) the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.

(c) Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d) Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i) the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

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(ii) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e) Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are provided in accordance with applicable law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

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Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder no later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (a) the chair of the meeting or (b) the stockholders by the affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting entitled to vote thereon, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in their absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in their absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

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(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b) Election of Directors. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast with respect to a nominee at a meeting of the stockholders for the election of directors, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice or proxy access requirements for stockholder nominees for director set forth in Section 2.12 or Section 2.13 of these by-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation gives notice of such meeting/determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Corporate Governance Committee has established procedures under which a director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for reelection does not receive a majority of the votes cast, the Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board of Directors’ decision.

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(c) Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, properly brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Any stockholder soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

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(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered and at the time of the annual meeting of stockholders, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event will the adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has already been given or for which a public announcement of the meeting date has already been made, commence a new notice time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act. The number of nominees a Proposing Stockholder may nominate for election at an annual meeting (or in the case of a Proposing Stockholder giving the notice on behalf of a beneficial owner, the number of nominees a Proposing Stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such annual meeting.

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(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:

(i) the name, age, business address, and residence address of each nominee proposed in such notice;

(ii) the principal occupation or employment of each such nominee;

(iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v) a written questionnaire with respect to the background, qualification, and independence of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person:

(A) consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected,

(B) intends to serve as a director for the full term for which such person is standing for election, and

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(C) makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Corporate Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) That the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person’s nomination for director or service as a director of the Corporation (“Compensation Arrangement”) that has not been disclosed to the Corporation; and

(vi) as to the Proposing Stockholder, the beneficial owner, if any on whose behalf the nomination or other business proposal is being made, and if such Proposing Stockholder or beneficial owner is an entity, as to each director, executive, managing member, or control person of such entity (any such individual or control person, a “control person”):

(A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made,

(B) the class and number of shares of the Corporation which are owned as of the date of the Proposing Stockholder’s notice by the Proposing Stockholder (beneficially and of record), the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially by the Proposing Stockholder, the beneficial owner, and any control person as of the record date for the meeting within five business days after the record date for such meeting,

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(C) a description of any agreement, arrangement, or understanding with respect to such nomination or other business proposal between or among the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person; including without limitation (1) any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act and (2) any plans or proposals which relate to or would result in any action that would be required to be disclosed pursuant to Item 4 of Schedule 13D under the Exchange Act (in each case, regardless of whether the requirement to file a Schedule 13D under the Exchange Act is applicable), and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, beneficial owner, or any of control person with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person at the meeting (or a qualified representative thereof intends to appear in person at the meeting) to nominate the person or persons specified in the notice or propose such other business proposal,

(F) a representation whether the Proposing Stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal,

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(G) the names and addresses of other stockholders (including beneficial and record owners and control persons) known by the Proposing Stockholder to support financially the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders (including beneficial and record owners and control persons), and

(H) any other information relating to such Proposing Stockholder and beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, and any control person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting;

(ii) the reasons for conducting such business at the annual meeting;

(iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

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(iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Proposing Stockholder, beneficial owner, if any, on whose behalf the business is being proposed, and any control person;

(v) any other information relating to such Proposing Stockholder, beneficial owner, if any, on whose behalf the proposal is being made, any control person or any other participants (as defined in Item 4 of Schedule 14A under the Exchange Act) required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi) a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, and any control person and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any control person, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or control person; and

(vii) all of the other information required by Section 2.12(b)(vi) above.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i) by or at the direction of the Board of Directors or any committee thereof; or

(ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary and at the time of the special meeting of stockholders, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

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In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement (or the public announcement thereof) commence a new time period (or extend any notice time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at a special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected by stockholders generally at such special meeting.

(e) Effect of Noncompliance.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12. The chair of the meeting, as determined pursuant to Section 2.08, shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.12. If any proposed nomination was not made or proposed in compliance with this Section 2.12, or other business was not made or proposed in compliance with this Section 2.12, or if any stockholder, beneficial owner, control person, or any nominee for director acted contrary to any representation or other agreement required by this Section 2.12 (or with any law, rule, or regulation identified therein) or provided false or misleading information to the Corporation, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not comply with or provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the evidence required by Section 2.12(e)(ii) by no later than five business days prior to the applicable meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

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(ii) If any stockholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 2.12, unless otherwise required by law, if any Proposing Stockholder provides such notice and either (A) fails to comply with the requirements of Rule 14a-19 under the Exchange Act, or (B) fails to timely provide reasonable evidence of such compliance as required by this Section 2.12(e)(ii), then the Proposing Stockholder’s nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting, or other proxy materials for any annual meeting (or any supplement thereto) and the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees.

(f) Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13 Proxy Access.

(a) Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i) timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by a stockholder of record or stockholder group that, at the time the Proxy Access Notice is delivered, satisfies the ownership and other requirements of this Section 2.13 (such stockholder or stockholder group, the “Eligible Stockholder”);

(ii) the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii) the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

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(b) Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c) Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i) the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d) Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

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(i) in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced; and

(ii) any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of their election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election;

(iii) any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors will be counted against the Permitted Number; and

(iv) any director recommended by the Board of Directors pursuant to an agreement, arrangement, or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement, or other understanding entered into in connection with an acquisition of stock from the Corporation by such stockholder or group of stockholders) will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) Eligibility of Nominating Stockholder; Stockholder Group. An Eligible Stockholder, and the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must intend to continue to own the Required Shares for at least one year following the date of the annual meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders of record, or by the beneficial owners, if any, on whose behalf the Proxy Access Stockholder Nominee is being proposed, may be aggregated, provided that:

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(i) the number of stockholders of record and, if and to the extent that a holder of record is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is aggregated for the purpose of satisfying the ownership requirement under this Section 2.13 shall not exceed 20; and

(ii) each stockholder of record or beneficial owner whose shares are aggregated shall have held such shares continuously for at least three years as required by this Section 2.13.

Whenever an Eligible Stockholder consists of a group of stockholders of record and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or beneficial owner, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no shares may be attributed to more than one Eligible Stockholder, and no stockholder of record or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.13.

(f) Funds. A group of two or more funds shall be treated as one stockholder of record or beneficial owner for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i) under common management and investment control;

(ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g) Ownership. For purposes of this Section 2.13, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the stockholder of record, or, if such stockholder is a nominee, custodian, or other agent that is holding the shares on behalf of a beneficial owner, that the beneficial owner on whose behalf the Proxy Access Stockholder Nominee is being proposed, possesses both:

(i) the full voting and investment rights pertaining to the shares; and

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(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A) sold by such stockholder or beneficial owner or any of their respective affiliates in any transaction that has not been settled or closed,

(B) borrowed by such stockholder or beneficial owner or any of their respective affiliates for any purposes or purchased by such stockholder or beneficial owner or any of their respective affiliates pursuant to an agreement to resell, or

(C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such stockholder, beneficial owner, or any of their respective affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s, beneficial owner’s, or affiliate’s full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder, beneficial owner, or affiliate.

An Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder or beneficial owner, as applicable, retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Eligible Stockholder or beneficial owner, as applicable. An Eligible Stockholder’s and beneficial owner’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder or beneficial owner, as applicable, has loaned such shares, provided that the Eligible Stockholder or beneficial owner, as applicable, has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h) Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

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(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s and beneficial owner’s agreement to provide:

(A) within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s and any applicable beneficial owner’s continuous ownership of the Required Shares through the record date, and

(B) immediate notice if the Eligible Stockholder, or beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii) the representation and agreement of the Eligible Stockholder and beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed that it:

(A) intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement that it intends to continue to own the Required Shares for at least one year following the date of the annual meeting/regarding its intent with respect to continued ownership of the Required Shares for at least one year following the annual meeting,

(B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors,

(E) will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

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(F) has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G) agrees to assume all liability stemming from any legal or regulatory violation arising out of its communications with the Corporation’s stockholders or out of the information that it provides to the Corporation,

(H) agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I) will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J) will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii) the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and, as a nominee and, if elected, to serve as a director;

(iv) a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v) in the case of a nomination by a stockholder group that together is an Eligible Stockholder:

(A) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

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(B) the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi) if desired, a Statement.

(i) Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i) provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A) the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Corporate Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and

(B) the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C) the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii) complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(iii) provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A) such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

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(B) such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and

(C) such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j) Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

(k) Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i) if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee, or the beneficial owner, if any, on whose behalf such Proxy Access Stockholder Nominee has been proposed, has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or any nominee of the Board of Directors;

(ii) if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;

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(iii) who is not independent under the Independence Standards;

(iv) whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws, the Corporation’s Certificate Of Incorporation, Corporate Governance Guidelines, Corporate Ethics Code, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v) if the Proxy Access Stockholder Nominee is or becomes a party to any Voting Commitment;

(vi) if the Proxy Access Stockholder Nominee is or becomes a party to any Compensation Arrangement;

(vii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x) if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder, or the beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed, shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l) Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

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(i) the Proxy Access Stockholder Nominee, the applicable Eligible Stockholder, or applicable beneficial owner, if any, on whose behalf the Proxy Access Stockholder Nominee is proposed shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

(m) Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i) a person or group of persons qualifies as an Eligible Stockholder;

(ii) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii) a notice complies with the requirements of this Section 2.13;

(iv) a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v) inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi) any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.14 Stockholder Consent in Lieu of a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), its principal place of business, an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system designated by the corporation for receiving such consents in accordance with applicable law. Every consent shall bear the date of signature of each stockholder who signs the consent, and no consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.14, consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action by the stockholders by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

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ARTICLE III
Board of Directors

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. The Board of Directors shall consist of the number of directors as fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A resignation that is conditioned on a director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

Section 3.05 Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 3.06 Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

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Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places, if any, as may be determined from time to time by the Board of Directors.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places, if any, as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.09 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in the Chair’s absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

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Section 3.14 Quorum of Directors. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15 Action by Majority Vote. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16 Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17 Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.18 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

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ARTICLE IV
Officers

Section 4.01 Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to such officer’s contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of their resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04 President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05 Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

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Section 4.06 Secretary. The Secretary shall keep full and complete records of the proceedings of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody, and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties as shall be prescribed from time to time by the Board of Directors, the Chief Executive Officer, or the President.

Section 4.09 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
INDEMNIFICATION

Section 5.01 Indemnification. The Corporation shall indemnify and hold harmless, each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

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Section 5.02 Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee or agent of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under Section 5.01 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in their discretion deems appropriate.

Section 5.03 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04 Other Indemnification. The Corporation’s obligation, if any, to indemnify and hold harmless any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 5.06 Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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ARTICLE VI
Stock Certificates and Their Transfer

Section 6.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII
General Provisions

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

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Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.05 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE VIII
Amendments

These by-laws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of ARTICLE II of these by-laws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

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ANNEX C

SHARONAI INC.
2025 OMNIBUS EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the SharonAI Inc. 2025 Omnibus Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (i) provide an additional incentive to selected employees, directors, and independent contractors of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.

(c) “Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

(d) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Awards granted under the Plan.

(e) “Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to such Award, as the Administrator shall determine, consistent with the Plan.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.

(i) “Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means that the Participant (i) has committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (ii) has committed intentional acts that impair the goodwill or business of the Company or cause damage to its property, goodwill, or business; (iii) has refused to, or willfully failed to, perform his or her duties, which refusal or failure continues for a period of fourteen (14) days following notice thereof by the Company to the Participant; or (iv) has violated any written Company policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Participant describing such violation. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.

(j) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(k) “Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2) the date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company. Notwithstanding anything herein to the contrary, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(m) “Committee” means any committee or subcommittee the Board (including, but not limited to, the Compensation Committee) may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.

(n) “Common Stock” means shares of Company’s Class A Ordinary Common Stock, par value $0.0001 per share.

(o) “Company” means SharonAI Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(p) “Covered Executive” means any Executive Officer that (1) has received Incentive Compensation (A) during the Look-Back Period (as defined in Section 27) and (B) after beginning service as an Executive Officer; and (2) served as an Executive Officer at any time during the performance period for the applicable Incentive Compensation.

(q) “Disability” has the same meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement then in effect between the Participant and the Company or any of its Subsidiaries or Affiliates or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” shall mean the inability of the Participant to perform the essential functions of the Participant’s job by reason of a physical or mental infirmity, for a period of three (3) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period.

(r) “Effective Date” has the meaning set forth in Section 17 hereof.

(s) “Eligible Recipient” means an employee, director or independent contractor of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director or independent contractor of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(u) “Executive Officer” means any “executive officer” as defined in Section 10D-1(d) of the Exchange Act whom the Board (or the Committee, as applicable) has determined is subject to the reporting requirements of Section 10D of the Exchange Act, and includes any person who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (with any executive officers of the Company’s parent(s) or subsidiaries being deemed Executive Officers of the Company if they perform such policy making functions for the Company). All Executive Officers of the Company identified by the Board (or the Committee, as applicable) pursuant to 17 CFR 229.401(b) shall be deemed an “Executive Officer.”

(v) “Exempt Award” shall mean the following:

(1) An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(2) An “employment inducement” award as described in the applicable stock exchange listing manual or rules may be granted under the Plan from time to time. The terms and conditions of any “employment inducement” award may vary from the terms and conditions set forth in the Plan to such extent as the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(3) An Award that an Eligible Recipient purchases at Fair Market Value (including Awards that an Eligible Recipient elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the shares of Common Stock are delivered immediately or on a deferred basis.

(w) “Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase Common Stock issuable upon exercise of such Award, and (ii) with respect to a Stock Appreciation Right, the base price per share of such Stock Appreciation Right.

(x) “Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, that (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(y) “Free Standing Rights” has the meaning set forth in Section 8.

(z) “Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Participant.

(aa) “Incentive Compensation” shall be deemed to be any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total stockholder return). For avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.

(dd) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(ee) “Other Stock-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Common Stock, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms or conditions as permitted under the Plan.

(ff) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon a Participant’s death, the Participant’s successors, heirs, executors and administrators, as the case may be.

(gg) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and Section 14(d) thereof.

(hh) “Plan” means this 2025 Omnibus Equity Incentive Plan.

(ii) “Related Rights” has the meaning set forth in Section 8.

(jj) “Restricted Period” has the meaning set forth in Section 9.

(kk) “Restricted Stock” means Common Stock granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) of time and/or upon attainment of specified performance objectives.

(ll) “Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive either Common Stock, or a payment in cash equal, with respect to any or all Common Stock underlying such Award, to the Fair Market Value of such Common Stock, in each case, at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

(mm) “Rule 16b-3” has the meaning set forth in Section 3.

(nn) “Stock Appreciation Right” means a right granted pursuant to Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Common Stock covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(oo) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(pp) “Transfer” has the meaning set forth in Section 15.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered, to the extent applicable, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and each Stock Appreciation Right or the purchase price of any other Award, (iv) the vesting schedule and terms applicable to each Award; (v) the number of shares of Common Stock or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable) any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the payment schedules of such Awards and/or, to the extent specifically permitted under the Plan, accelerating the vesting schedules of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(c) Subject to Section 5, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s stockholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants.

(e) The expenses of administering the Plan (which for the avoidance of doubt does not include the costs of any Participant) shall be borne by the Company and its Affiliates.

(f) If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Articles of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

Section 4. Common Stock Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to (i) 60,000,000 shares of Common Stock, plus (ii) an annual increase on the first day of each calendar year beginning with the first January 1 following the Effective Date and ending with the last January 1 during the initial ten-year term of the Plan, equal to the lesser of (A) three percent (3%) of the shares of Common Stock outstanding (on an as-converted basis, which shall include shares of Common Stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of Common Stock, including without limitation, preferred stock, warrants and employee options to purchase any shares of Common Stock) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of Common Stock as determined by the Board; provided, that shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit.

(b) Common Stock issued under the Plan may, in whole or in part, be authorized but unissued Common Stock or Common Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If an Award entitles the Participant to receive or purchase Common Stock, the number of shares of Common Stock covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of shares of Common Stock available for granting Awards under the Plan. If any Award expires, lapses or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Common Stock subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any shares of Common Stock covered by such Award not being issued or being so reacquired by the Company, the unused shares of Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options; and (ii) shares of Common Stock surrendered or withheld as payment of either the Exercise Price of an Award (including shares of Common Stock otherwise underlying a Stock Appreciation Right that are retained by the Company to account for the Exercise Price of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. In addition, (i) to the extent an Award is denominated in Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Common Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares of Common Stock shall no longer be available for grant under the Plan.

(c) No more than 60,000,000 shares of Common Stock shall be issued pursuant to the exercise of ISOs.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants in the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of shares of Common Stock purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, subject to Section 4(d) of the Plan, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be subject to vesting or becoming exercisable at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole shares of Common Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price of the shares of Common Stock so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of shares of Common Stock otherwise issuable upon exercise), (ii) in the form of unrestricted shares of Common Stock already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Common Stock as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(1) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant.

(2) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(3) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Common Stock acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Common Stock by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(g) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Common Stock subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Common Stock and has satisfied the requirements of Section 15 hereof.

(h) Termination of Employment or Service. Treatment of an Option upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made. Each Participant who is granted a Stock Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be awarded, the Exercise Price per share of Common Stock, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares of Common Stock than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.

(c) Exercise Price. The Exercise Price of shares of Common Stock purchasable under a Stock Appreciation Right shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of shares of Common Stock in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of shares of Common Stock in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of shares of Common Stock and cash).

(f) Termination of Employment or Service. Treatment of a Stock Appreciation Right upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock or Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made. Each Participant who is granted Restricted Stock or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time restrictions, performance goals or other conditions that apply to transferability, delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Stock and Restricted Stock Units. If the restrictions, performance goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award. The Company may require that the share certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the shares of Common Stock covered by such Award. Certificates for unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award. With respect to Restricted Stock Units to be settled in Common Stock, at the expiration of the Restricted Period, share certificates in respect of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units Award. Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Common Stock (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form. Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Common Stock, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 11 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Stock during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award, shall only become payable if (and to the extent) the underlying Restricted Stock vests. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant. Certificates for unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service as a director or independent contractor to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Stock-Based Awards.

Other Stock-Based Awards may be issued under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted. Each Participant who is granted an Other Stock-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards. In the event that the Administrator grants a bonus in the form of Common Stock, the Common Stock constituting such bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such bonus is payable. Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

Section 11. Change in Control.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) the Participant is employed by, or otherwise providing services to, the Company or any of its Affiliates immediately prior to the consummation of such Change in Control then upon the consummation of such Change in Control, the Administrator, in its sole and absolute discretion, may:

(a) provide that any unvested or unexercisable portion of any Award carrying a right to exercise to become fully vested and exercisable; and

(b) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan to lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target performance levels.

If the Administrator determines in its discretion pursuant to Section 3(b)(4) hereof to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

Section 12. Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. Subject to Section 3(c), the Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

Section 13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for Incentive Compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 14. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever shares of Common Stock or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Common Stock or other property, as applicable, or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Common Stock to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award.

Section 15. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

Section 16. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 17. Effective Date.

The Plan was approved by the Board on [___]1, 2025, and shall be adopted and become effective on the date that it is approved by the Company’s stockholders (the “Effective Date”).

Section 18. Electronic Signature.

Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

[1]	NOTE: To insert date of Board approval.

Section 19. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 20. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Exchange Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Exchange Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 21. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 22. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 23. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 24. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 25. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 26. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 27. Clawback.

(a) If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report, or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Committee may require any Covered Executive to repay (in which event, such Covered Executive shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, such Covered Executive shall immediately forfeit to the Company) to the Company, and each Covered Executive hereby agrees to so repay or forfeit, that portion of the Incentive Compensation received by such Covered Executive during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Committee determines was in excess of the amount of Incentive Compensation that such Covered Executive would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of such Covered Executive for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Committee of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total stockholder return) based upon which the Incentive Compensation was received. The amount of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Incentive Compensation shall be deemed received, either wholly or in part, in the fiscal year during which the financial reporting measure specified in such Incentive Compensation Award is attained (or with respect to, or based on, the achievement of any financial reporting measure which such Incentive Compensation was granted, earned or vested, as applicable), even if the payment, vesting or grant of such Incentive Compensation occurs after the end of such fiscal year. For purposes of this Section 27, the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement.

(b) Notwithstanding any other provisions in this Plan, any Award or any other compensation received by a Participant which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such Applicable Law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the Effective Date).

Section 28. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 29. Indemnification.

To the extent allowable pursuant to Applicable Law, each member of the Board and the Administrator and any officer or other employee to whom authority to administer any component of the Plan is designated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 30. Titles and Headings, References to Sections of the Code or Exchange Act.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

Section 31. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 32. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

ANNEX D

EXECUTION COPY

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of January 28, 2025, by and among (a) certain Persons who acquired Parent Ordinary Common Shares or Parent Private Warrants from TKB Sponsor I, LLC (each, a “Sponsor Party”), (b) Roth CH Acquisition Co., a Cayman Islands exempted company (which shall re-domicile as and become a Delaware corporation by means of a merger prior to the Closing) (“Parent”), and (c) SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Common Shares and Parent Warrants set forth on Schedule I attached hereto (all such securities of Parent (including securities underlying such securities), or any successor or additional securities of Parent of which ownership is hereafter acquired by a Sponsor Party prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Business Combination Agreement, dated as of the date hereof (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Parent is to merge with and into Domestication Sub, with the Domestication Sub as the surviving corporation (“Domesticated Parent”), and Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Domesticated Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Business Combination Agreement, Parent shall re-domicile as and become a Delaware corporation by means of a merger in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act; and

WHEREAS, as an inducement to Parent, Domestication Sub, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor Party hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Until the Expiration Time (as defined below), such Sponsor Party shall be bound by and comply with Sections 6.2 (Exclusivity) and 11.4 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor Party was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Parent” contained in Section 6.2 of the Business Combination Agreement also referred to such Sponsor Party.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Article X (Termination) thereof and (c) the liquidation of Parent (the earlier of (a), (b) and (c), the “Expiration Time”), each Sponsor Party shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor Party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor Party or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) or (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Parent’s officers, directors or consultants, any Affiliate or any family member of any of Parent’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees or consultants of such Affiliates; or (C) to any other Person, with the consent of Parent and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Parent shall not register any sale, assignment or transfer of any Subject Securities on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2.

Section 1.3 New Shares. In the event that (a) any Parent Common Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor Party after the date of this Agreement pursuant to any offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Parent Common Shares, Parent Warrants or other equity securities of Parent of, on or affecting the Parent Common Shares, Parent Warrants or other equity securities of Parent owned by a Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any Parent Common Shares, Parent Warrants or other equity securities of Parent after the date of this Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any Parent Common Shares or other equity securities of Parent after the date of this Agreement (such Parent Common Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor Party as of the date hereof.

Section 1.4 Certain Agreements of the Sponsor.

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, each Sponsor Party hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Parent Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Common Shares:

(i) in favor of each Parent Proposal, including, without limitation, any other consent, waiver, approval is required under Parent’s organizational documents or under any agreements between Parent and its shareholders, or otherwise sought by Parent with respect to the Business Combination Agreement or the transactions contemplated thereby or the Parent Proposals;

(ii) against any Alternative Proposal or any proposal relating to a business combination transaction (other than the Parent Proposals and the transactions contemplated thereby;

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Business Combination Agreement or the Ancillary Agreements and the Domestication Merger, the Merger and the other transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Parent (other than in connection with the Parent Proposals and the transactions contemplated thereby);

(v) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Ancillary Agreements or the Domestication Merger, the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Domestication Sub, Merger Sub or a Sponsor Party under the Business Combination Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent; and

(vi) in favor of any extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Amended and Restated Certificate of Incorporation, to the extent permitted under the Parent Amended and Restated Certificate of Incorporation.

Each Sponsor Party hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 26, 2021, by and among Parent, the Sponsor Parties and the other parties thereto (the “Letter Agreement”), including the obligations of the Sponsor Parties pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Parent Common Shares owned by such Sponsor Party in connection with the transactions contemplated by the Business Combination Agreement.

Section 1.5 Further Assurances. Each Sponsor Party shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Domestication Merger, the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Each Sponsor Party agrees that such Sponsor Party will not take any action that would make any representation or warranty of such Sponsor Party herein untrue or incorrect, or have the effect of preventing or disabling such Sponsor Party from performing its obligations hereunder.

Section 1.6 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that it has not entered into, shall not enter into, (i) any voting agreement or voting trust with respect to any of such Sponsor Party’s Subject Securities that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, or (ii) and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of its obligations hereunder.

Section 1.7 No Challenges. Each Sponsor Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Domestication Sub, Merger Sub, the Company or any of their respective successors, directors, officers, agents or equity holders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Business Combination Agreement, the Domestication Merger, the Merger or the transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements or the consideration and approval thereof by the shareholders of Parent, the Board of Directors of Parent or the governing bodies of any of the Subsidiaries of Parent, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.8 Consent to Disclosure. Each Sponsor Party hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Sponsor Party’s identity and beneficial ownership of Subject Securities, and the nature of the Sponsor Party’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Sponsor Party will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company as follows:

(a) Organization; Due Authorization. If (i) an entity, such Sponsor Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor Party’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Sponsor Party, and (ii) an individual, such Sponsor Party’s signature on this Agreement is genuine, and such Sponsor Party has legal competence and capacity to execute the same. This Agreement has been duly executed and delivered by the Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor Party, enforceable against the Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor Party.

(b) Ownership. The Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Parent’s organizational documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Sponsor’s Subject Securities are the only equity securities in Parent owned of record or beneficially by the Sponsor Party on the date of this Agreement. The Sponsor Party has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its Subject Securities, and none of the Sponsor Party’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Parent Private Warrants held by the Sponsor Party, the Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor Party does not, and the performance by the Sponsor Party of its obligations hereunder and the consummation of the transactions contemplated hereby and the Domestication Merger, the Merger and the other transactions contemplated by the Business Combination Agreement will not constitute or result in, (i) if an entity, conflict with or result in a violation of the organizational documents of the Sponsor Party, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor Party or its Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor Party of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of Parent’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Sponsor Party of its obligations under this Agreement. Such Sponsor Party has not entered into, and shall not enter into, any agreement that would prevent such Sponsor Party from performing any of its obligations hereunder.

(d) Litigation. There are no Actions pending against the Sponsor Party, or to the knowledge of the Sponsor Party threatened against the Sponsor Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner questions the beneficial or record ownership of the Sponsor Party’s Subject Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor Party of its obligations under this Agreement. There is no outstanding Order imposed upon the Sponsor Party, or, if applicable, any of its Subsidiaries.

(e) Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor Party, for which Parent or any of its Affiliates may become liable.

(f) Acknowledgment. The Sponsor Party understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor Party’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

(g) Adequate Information. The Sponsor Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Parent or the Company and based on such information as the Sponsor Party has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor Party acknowledges that Parent and the Company have not made and do not make any representation or warranty to the Sponsor Party, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor Party acknowledges that the agreements contained herein with respect to the Subject Securities held by the Sponsor Party are irrevocable.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Parent and (c) the written agreement of the Sponsor Parties, Parent and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 3.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 3.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the federal and state courts of the State of New York sitting in New York (or any appellate courts thereof), and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.7 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.8 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and the Sponsor, and which makes reference to this Agreement.

Section 3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.11 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.1 of the Business Combination Agreement, and, with respect to the Sponsor, at the address set forth on Schedule I.

Section 3.12 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.13 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.14 Adjustment for Stock Split. If, and as often as, there are any changes in Parent or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Parent, the Company, or the Subject Securities, as so changed.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

CR Financial holdings Inc.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chairman

CRAIG HALLUM CAPITAL GROUP LLC

By:	/s/ Jeannie Sonstegard
	Name:	Jeannie Sonstegard
	Title:	Chief Financial Officer

/s/ John Lipman
JOHN LIPMAN

/s/ William F. Hartfiel III
WILLIAM F. HARTFIEL III

/s/ Kevin Harris
KEVIN HARRIS

/s/ Steven Dyer
STEVEN DYER

/s/ Brad Baker
BRAD BAKER

/s/ Jim Zavoral
JIM ZAVORAL

/s/ Ryan Hultstrand
RYAN HULTSTRAND

/s/ John Demarais
JOHN DEMARAIS

[Signature Page to Sponsor Support Agreement]

/s/ Jack O’Brien
JACK O’BRIEN

/s/ Adam Rothstein
ADAM ROTHSTEIN

/s/ Sam Chawla
SAM CHAWLA

/s/ Chris Bradley
CHRIS BRADLEY

PARENT:

Roth CH Acquisition Co.

/s/ John Lipman
Name:	John Lipman
Title:	Co-Chief Executive Officer

[Signature Page to Parent Support Agreement]

COMPANY:

SharonAI Inc.

By:	/s/ Wolfgang Schubert
	Name:	Wolfgang Schubert
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

ANNEX E

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is dated as of January 28, 2025, by and among the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and collectively, the “Company Stockholders”), Roth CH Acquisition Co., a Cayman Islands exempted company (which shall re-domicile as and become a Delaware corporation by means of a merger prior to the Closing) (“Parent”), and SharonAI Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each such Company Stockholder’s name on Schedule I attached hereto (all such shares, or any successor or additional voting or non-voting equity securities of the Company of which ownership is hereafter acquired by any such Company Stockholder prior to the termination of this Agreement are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (the “Domestication Sub”), and Roth CH Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Business Combination Agreement, dated as of the date hereof (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Parent is to merge with and into the Domestication Sub, with the Domestication Sub as the surviving corporation (“Domesticated Parent”), and Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Domesticated Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Business Combination Agreement, Parent shall re-domicile as and become a Delaware corporation by means of a merger prior to the Closing in accordance with Parent’s organizational documents, Section 388 of the Delaware General Corporation Law (as amended, the “DGCL”) and the Cayman Companies Act; and

WHEREAS, as an inducement to Parent, Domestication Sub, Merger Sub and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
VOTING AGREEMENT; COVENANTS

1.1 Binding Effect of Business Combination Agreement. Until the Expiration Time (as defined below), such Company Stockholder shall be bound by and comply with Sections 6.2 (Exclusivity) and 11.4 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.2 of the Business Combination Agreement also referred to each such Company Stockholder.

1.2 Voting Agreement. (a) During the period commencing on the date hereof and ending on the earliest of (x) the Effective Time and (y) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Article X (Termination) thereof (the earlier of (x) and (y), the “Expiration Time”), each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(i) to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Domestication Merger and the Merger (the “Company Transaction Proposals”), including without limitation any other consent, waiver or approval required under the Company’s organizational documents or under any agreements between the Company and its stockholders, or otherwise sought by the Company with respect to the Business Combination Agreement or the transactions contemplated thereby or the Company Transaction Proposals;

(ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement or the Ancillary Agreements and the Domestication Merger, the Merger and the other transactions contemplated thereby);

(iii) against any change in the business (to the extent in violation of the Business Combination Agreement), management or Board of Directors of the Company (other than in connection with the Company Transaction Proposals and the transactions contemplated thereby); and

(iv) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Ancillary Agreements, the Domestication Merger, the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Stockholders under the Business Combination Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company.

(b) During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, the obligations of each Company Stockholder specified in this Section 1.2 shall apply whether or not the Domestication Merger, the Merger or any action described above is recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Domestication Merger or the Merger but changed such recommendation.

1.3 No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder agrees that such Company Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, each with respect to any Subject Shares owned by such Company Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Company Stockholder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) or (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates; (b) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; or (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (d), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. The Company shall not register any sale, assignment or transfer of the Subject Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.3. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder shall not, without the prior written consent of Parent, engage in any transaction involving the securities of Parent prior to the Closing.

1.4 New Shares. In the event that (a) any Subject Shares or other equity securities of the Company are issued to a Company Stockholder after the date of this Agreement pursuant to any offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of the Company Capital Stock or other equity securities of the Company of, on or affecting the Subject Shares or other equity securities of the Company owned by such Company Stockholder, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares or other equity securities of the Company after the date of this Agreement (such Subject Shares or other equity securities of the Company, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

1.5 Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Domestication Merger, the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Each Company Stockholder agrees that such Company Stockholder will not take any action that would make any representation or warranty of such Company Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Stockholder from performing its obligations hereunder.

1.6 No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, shall not enter into, (i) any voting agreement or voting trust with respect to any of such Company Stockholder’s Subject Shares that is inconsistent with such Company Stockholder’s obligations pursuant to this Agreement, or (ii) and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Company Stockholder’s obligations hereunder.

1.7 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Domestication Sub, Merger Sub, the Company or any of their respective successors, directors, officers, agents or equity holders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Business Combination Agreement, the Domestication Merger, the Merger or the transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements or the consideration and approval thereof by the stockholders of the Company, the Board of Directors of the Company or the governing bodies of any of the Subsidiaries of the Company or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

1.8 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

1.9 Dissenters’ Rights. Each Company Stockholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent, right to demand payment or right of appraisal or any similar provision under applicable Law (including pursuant to the DGCL) in connection with the Merger, the Business Combination Agreement and the other transactions as contemplated by the Business Combination Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Company Stockholder Representations. Each Company Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

(a) such Company Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) such Company Stockholder has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

(c) (i) if such Company Stockholder is not an individual, such Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Company Stockholder and (ii) if such Company Stockholder is an individual, the signature on this Agreement is genuine, and such Company Stockholder has legal competence and capacity to execute the same;

(d) this Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e) if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder;

(f) such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s organizational documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement. Such Company Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Company Stockholder’s Subject Shares, and except as provided in this Agreement, none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Except for such Company Stockholder’s Subject Shares, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any other equity securities of the Company or any other equity securities convertible into, or which can be exchanged for, equity securities of the Company;

(g) the execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby and the Domestication Merger, the Merger and the other transactions contemplated by the Business Combination Agreement will not constitute or result in, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiary, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement;

(h) there are no Actions pending against such Company Stockholder or, to the knowledge of such Company Stockholder, threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner questions the beneficial or record ownership of the Company Stockholder’s Subject Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of his, her or its obligations under this Agreement; there is no outstanding Order imposed upon such Company Stockholder, or, if applicable, any of such Company Stockholder’s Subsidiaries;

(i) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of such Company Stockholder;

(j) such Company Stockholder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Company Stockholder’s tax and legal advisors;

(k) such Company Stockholder has not entered into, and shall not enter into, any agreement that would prevent such Company Stockholder from performing any of Company Stockholder’s obligations hereunder;

(l) such Company Stockholder understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Stockholder contained herein; and

(m) such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Parent or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty to such Company Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

Article III
MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Company Stockholder, the written agreement of Parent, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.2 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in federal and state courts of the State of New York sitting in New York (or any appellate courts thereof), and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

3.6 Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.7 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.8 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and each Company Stockholder, and which makes reference to this Agreement.

3.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.10 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.1 of the Business Combination Agreement, and, with respect to a Company Stockholder, at the address set forth on Schedule I.

3.11 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

3.13 Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Subject Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Stockholders, Parent, the Company, or the Subject Shares, as so changed.

3.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Company Stockholders, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Stockholders entering into agreements with the Company or Parent. Each Company Stockholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

3.15 Capacity as Company Stockholder. Each Company Stockholder signs this Agreement solely in such Company Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of its Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by such Company Stockholder or any representative of such Company Stockholder, as applicable, serving as a director, officer or employee of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to any exercise or discharge of such person’s fiduciary duties under applicable Laws.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

PARENT:

Roth CH Acquisition Co.

By:	/s/ John Liman
	Name:	John Lipman
	Title:	Co-Chief Executive Officer

[Signature page to Company Support Agreement]

COMPANY:

SharonAI Inc.

By:	/s/ Wolfgang Schubert
	Name:	Wolfgang Schubert
	Title:	Chief Executive Officer

[Signature page to Company Support Agreement]

COMPANY STOCKHOLDERS

COMPANY:

Defender Equities Pty Ltd.

By:	/s/ James Manning
Name: James Manning
Title: Director

COMPANY:

Inbocalupo Pty Ltd.

By:	/s/ Nick Hughes Jones
Name: Nick Hughes Jones
Title: Director

COMPANY:

Strat Capital Pty Ltd.

By:	/s/ Andrew Leece
Name: Andrew Leece
Title: Director

COMPANY:

Strat Cap No.1 Pty Ltd.

By:	/s/ Andrew Leece
Name: Andrew Leece
Title: Director

COMPANY:

Inbocalupo No.1 Pty Ltd.

By:	/s/ Nick Hughes Jones
Name: Nick Hughes Jones
Title: Director

[Signature page to Company Support Agreement]

COMPANY:

MG No.1 Pty Ltd.

By:	/s/ James Manning
Name: James Manning
Title: Director

[Schedule I to Company Support Agreement]

ANNEX F

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], by and among SharonAI Holdings Inc., a Delaware corporation (“Parent”) (formerly known as Roth CH Acquisition Co., a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), certain former shareholders, officers and directors of SharonAI Inc., a Delaware corporation (the “Target”), identified on the signature page and as set forth on Schedule I hereto (such shareholders, the “Target Holders”), and other persons and entities (collectively with the Target Holders and any person or entity who hereafter becomes a party to this Agreement, the “Holders” and each, a “Holder”).

A. Parent, the Target, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (the “Domestication Sub”), and Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Business Combination Agreement dated as of [●] (as amended or modified from time to time, the “Business Combination Agreement”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

B. On the date hereof, pursuant to the Business Combination Agreement, the Target Holders received Parent Common Shares in exchange for their shares of Company Capital Stock.

C. As a condition of, and as a material inducement for Parent to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the applicable Lock-up Period provided in Section 1(d) hereof, each Holder agrees that it, he or she will not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position with respect to, any of the Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make or to enter into any transaction specified above (such transaction, a “Transaction”), or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the applicable Lock-up Period, Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. In addition to any other applicable legends, each certificate or book entry position representing the Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

F-1

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SHARES (THE “ISSUER”) AND THE ISSUER’S SHAREHOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means (i) with respect to fifty (50%) percent of the Parent Common Shares owned by Holder, ninety (90) days after the Closing Date, and (ii) with respect to the remaining fifty (50%) percent of the Parent Common Shares owned by Holder, one hundred eighty (180) days after the Closing Date.

(e) The term “Lock-up Shares” means the Parent Common Shares owned by such Holder (or to be acquired by such Holder in connection with the Business Combination Agreement) as set forth on Schedule I.

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Parent Common Shares, or any economic interest in or derivative of such shares, other than the Lock-up Shares, as set on Schedule I attached hereto.

3. Permitted Transfers. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift or gifts to a member of the Holder’s immediate family, to any estate planning vehicle or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes, or to a charitable organization; (c) by virtue of a will, testamentary document or the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order or as required by a divorce settlement; (e) transfers to Parent’s officers, directors or their affiliates; (f) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent or which results in all of the holders of Parent Common Shares having the right to exchange their Parent Common Shares for cash, securities or other property subsequent to the consummation of such transaction; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; and (g) to the extent required by any legal or regulatory order; provided, however, that, in the case of any transfer pursuant to the foregoing clauses (a) through (e), it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the applicable Lock-up Period.

F-2

4. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of the Target, the Target’s legal counsel, Parent, Parent’s legal counsel, or any other person.

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date that transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to Parent, to:

SharonAI Holdings Inc.
745 Fifth Avenue, Suite 500
New York, NY 10151
Attention: CEO
E-mail: wolf@sharonai.com

with a copy to (which copy shall not constitute notice):

Sheppard Mullin LLP

12275 El Camino Real, STE 100

San Diego, CA 92130

Attention: Chad Ensz

E-mail: censz@sheppardmullin.com

(b) If to the Holders, to the address set forth on Schedule I attached hereto, or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

F-3

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Parent and its successors and assigns. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder, including by merger, consolidation, operation of law or otherwise, without the prior written consent of the other parties. Any purported assignment or delegation in violation of this paragraph shall be void and ineffectual, and shall not operate to transfer or assign any interest or title to the purported assignee.

10. Severability. This Agreement shall be deemed severable, and a determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, the parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous understandings and agreements related hereto (whether written or oral), to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto and with the consent of a majority in interest of the Sponsor, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced and a majority in interest of the Sponsor, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as may reasonably be considered within the scope of such party’s obligations hereunder, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

F-4

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Dispute Resolution. Section 11.14 and 11.15 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement and shall survive Closing of the Business Combination Agreement.

15. Governing Law. Section 11.7 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

[Signature page follows.]

F-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SharonAI HOLDINGS Inc.

By:
Name:
Title:

HOLDER:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

F-6

Schedule I

Lock-up Shares

Holder Name	Address	Parent Common Shares	Lock-up Shares

F-7

ANNEX G

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among (a) SharonAI Holdings Inc., a Delaware corporation (the “Company”) (formerly known as Roth CH Acquisition Co., a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), (b) TKB Sponsor I, LLC, a Delaware limited liability company, and certain other Persons who acquired Parent Ordinary Common Shares or Parent Private Warrants from TKB Sponsor I, LLC (the “Sponsor Parties”), (c) certain former stockholders of SharonAI Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders are referred to herein as the “Target Holders”) and (d) other persons and entities (collectively with the Sponsor Parties, the Target Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor Parties and each of the other parties thereto are party to that certain Registration Rights Agreement, dated as of October 26, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [●] (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Roth CH Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Domestication Sub”), Roth CH Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which, among other things, the Company de-registered from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of merging with and into Domestication Sub (the “Domestication”), with Domestication Sub as the surviving company becoming the Company and, following the Domestication, Merger Sub merged with and into the Target (the “Merger”), with the Target surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, on the date of the Domestication, pursuant to the Business Combination Agreement, (i) each issued and outstanding ordinary share of the Company was converted automatically into one share of the Company’s Class A Ordinary Common Stock, par value $0.0001 per share (the “Ordinary Common Stock”) and (ii) each issued and outstanding warrant of the Company became exercisable for one share of Ordinary Common Stock (“Warrant”), on substantially the same terms and conditions as were applicable to such warrant prior to the Domestication;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain Target Holders received shares of Ordinary Common Stock and other Target Holders received shares of the Company’s Class B Super Common Stock, par value $0.0001 per share (the “Super Common Stock”);

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain Target Holders received Converted Stock Rights, as defined in the Business Combination Agreement (“Equity Awards”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question and the Sponsor Parties hold a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company and the Sponsor Parties desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Ordinary Common Stock and the Super Common Stock.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Domestication” shall have the meaning given in the Recitals hereto.

“Domestication Sub” shall have the meaning given in the Recitals hereto.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.11.

“Lock-up Period” shall have the meaning ascribed to such term in (i) the Lockup Agreement, dated as of [●], by and among the Company, Target and the Sponsor Parties.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Common Stock” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants purchased by the Sponsor Parties in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any warrants and shares of Common Stock issued or issuable upon conversion, exchange or exercise of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock, the Private Placement Warrants, and any shares of Common Stock issued or issuable upon the exercise of Private Placement Warrants, other Warrants and any other equity security and any shares of Common Stock issued or issuable upon the exercise of any Equity Awards of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement); (b) any outstanding shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume limitations or limitations as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Registration, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees, including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor Parties” shall have the meaning given in the Preamble hereto.

“Sponsor Shares” means shares of Common Stock held by the Sponsor Parties.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Super Common Stock” shall have the meaning given in the Recitals hereto.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date (the “Filing Date”), the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the seventy-fifth (75th) calendar day following the Filing Date; provided that the Company shall have the Shelf declared effective within ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier)

by the staff of the Commission that the Shelf will not be reviewed or will not be subject to further review by the Commission; provided further that if such date falls on a Saturday, Sunday or other day that the Commission is closed for business, such date shall be extended to the next business day on which the Commission is open for business and if the Commission is closed for operations due to a government shutdown then such date shall be extended by the same number of business days that the Commission remains closed. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registration Statement(s). Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Parties and the Target Holders.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for an exchange offer or offering of securities solely to the Company’s existing securityholders, (vi) for a rights offering, or (vii) for an equity line of credit or an at-the-market offering of securities, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder participating in the Underwritten Offering that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities hereunder, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority in interest of the Sponsor Parties as long as they hold at least three percent (3%) in the aggregate or any individual Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), which requirement will be deemed satisfied if the Company timely files Forms 10-K, 10-Q, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement and Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions for not more than sixty (60) consecutive calendar days on each occasion or not more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. Subject to receipt from the Holder by the Company and the Company’s transfer agent (the “Transfer Agent”) of such customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) have been sold or transferred pursuant to an effective Registration, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Registrable Securities. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 3.6 and within three (3) trading days of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: SharonAI Holdings Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151, Attention: [_], or by e-mail: wolf@sharonai.com, and, if to any Holder, at such Holder’s address, or electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.3 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders and the Sponsor Parties, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees) and (ii) the Sponsor Parties shall be permitted to transfer its rights hereunder as the Sponsor Parties to one or more affiliates or any direct or indirect partners, members or equity holders of any Sponsor Party(including the general and limited partners of the Sponsor), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by a Sponsor Party to its members (it being understood that no such transfer shall reduce or multiply any rights of a Sponsor Party or such transferees).

5.3.1 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.3.2 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.

5.3.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK.

5.6 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of a majority in interest of the Sponsor Parties so long as the Sponsor Parties and their affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than as provided in the (i) Warrant Agreement, dated as of October 26, 2021, between the Parent and Continental Stock Transfer & Trust Company, as warrant agent, (ii) Private Placement Warrants Purchase Agreement, dated as of October 26, 2021, between the Company and TKB Sponsor I, LLC, (iii) the Convertible Note issued to certain Sponsor Parties, and (iv) any subscription agreements related to the PIPE investment, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) a majority in interest of the Sponsor Parties, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company, and (ii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent by a majority in interest of the Sponsor Parties(so long as the Sponsor Parties and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company) and each Target Holder (so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SHARONAI HOLDINGS INC.

By:
Name:
Title:

HOLDERS:

TKB SPONSOR I, LLC

By:
Name:
Title:

[Other Sponsor Parties]

a [●]

By:
Name:
Title:

[Entity Target Holders]
a [●]

By:
Name:
Title:

[Individual Target Holders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among SharonAI Holdings Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of ____________, 20__

SHARONAI HOLDINGS INC.

By:
Name:
Title:

ANNEX H

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of _________________ 2025 is made by and between YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), and SHARONAI HOLDINGS, INC. a Delaware Corporation (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on July ___, 2025, SharonAI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SharonAI”) entered into that Note Purchase Agreement (the “NPA”) pursuant to which the Investor agreed to provide advances to SharonAI in the principal amount of up to $2,500,000 as evidenced by convertible promissory notes issued to the Investor (the “SharonAI Notes”) pursuant to and in accordance with the NPA.

WHEREAS, on January 28, 2025, the Company (who was then known as “Roth CH Holdings, Inc.), SharonAI, Roth CH Acquisition Co., a Cayman Islands exempted company (“Parent”) and Roth CH Merger Sub (“Merger Sub”) entered into that certain Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

WHEREAS, pursuant to the Business Combination Agreement the proposed business combination was effected in two steps: (i) Parent continued out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger (the “Domestication Merger”) of Parent with and into the Company, with the Company as the surviving company pursuant to the Companies Act (As Revised) of the Cayman Islands and the applicable provisions of the Delaware General Corporation Law, as amended, and, thereafter (ii)(a) the Merger Sub was merged with and into the SharonAI, (b) the separate corporate existence of Merger Sub thereupon ceased, and the SharonAI was the surviving corporation, and (c) SharonAI became a wholly-owned Subsidiary of the Company (the “Acquisition Merger,” and together with the Domestication Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon completion of the Business Combination, Roth CH Holdings, Inc. changed its name to “SharonAI Holdings, Inc.”

WHEREAS, in accordance with the terms of the SharonAI Notes, upon the closing of the Business Combination, the SharonAI Notes were transferred and assigned to the Company.

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $50,000,000 of the Company’s shares of Class A Ordinary Common Stock, par value $0.0001 per share (the “Common Shares”);

WHEREAS, in addition to the commitment to purchase Common Shares hereunder, and in addition to the $2,500,000 in advances made available pursuant to the NPA, the Investor shall commit to provide the Company prepaid advances in an original principal amount of up to $5,000,000, which shall be funded in two tranches as set forth in this Agreement.

WHEREAS, following the closing of the Business Combination and becoming eligible to do so, it is expected that the Company will attempt to have the Common Shares listed for trading on the Nasdaq Capital Market;

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder;

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), upon the terms and subject to the conditions set forth therein; and

WHEREAS, SharonAI and certain other Subsidiaries of SharonAI are entering into a Guaranty Agreement in the form attached as Exhibit E hereto (the “Guaranty Agreement”), pursuant to which the parties thereto shall guaranty all of the Company’s obligations under this Agreement, the Promissory Notes, and all other instruments, agreements or other items executed or delivered

NOW, THEREFORE, the Parties hereto agree as follows:

Article I.

Certain Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I hereto, and hereby made a part hereof, or as otherwise set forth in this Agreement.

Article II.

Pre-Paid Advances

Section 2.01 Pre-Paid Advances. Subject to the satisfaction of the conditions set forth in Annex II attached hereto, the Investor shall advance to the Company the principal amount of up to $5,000,000 (collectively, along with the $2,500,000 in advances made available pursuant to the NPA, the “Pre-Paid Advance”), which shall be evidenced by convertible promissory notes in the form attached hereto as Exhibit A (each, a “Promissory Note”) in two tranches. The first tranche of the Pre-Paid Advance pursuant to this Agreement shall be in a principal amount of up to $2,500,000 and, subject to the satisfaction of the conditions set forth in Annex II attached hereto, shall be advanced within two Business Days of the closing of the Business Combination (the “First Pre-Advance Closing”). The second tranche of the Pre-Paid Advance shall be in a principal amount of up to $2,500,000 and, subject to the satisfaction of the conditions set forth in Annex II attached hereto, shall be advanced on the sixtieth day following the date the initial Registration Statement first becomes effective (the “Second Pre-Advance Closing”) (each of the First Pre-Advance Closing and the Second Pre-Advance Closing individually referred to as a “Pre-Advance Closing” and collectively referred to as the “Pre-Advance Closings”).

Section 2.02 Pre-Advance Closing. Each Pre-Advance Closing shall occur remotely by conference call and electronic delivery of documentation. The First Pre-Advance Closing shall take place at 10:00 a.m., New York time, on or about the second Business Day after the closing of the Business Combination, provided that the conditions set forth on Annex II have been satisfied (or such other date as is mutually agreed to by the Company and the Investor). The Second Pre-Advance Closing shall take place at 10:00 a.m., New York time, on the sixtieth day following the date the initial Registration Statement first becomes effective, provided that the conditions set forth on Annex II have been satisfied (or such other date as is mutually agreed to by the Company and the Investor). At each Pre-Advance Closing, the Investor shall advance to the Company the principal amount of the applicable tranche of the Pre-Paid Advance, less a discount in the amount equal to 5% of the principal amount of such tranche of the Pre-Paid Advance netted from the purchase price due and structured as an original issue discount (the “Original Issue Discount”), in immediately available funds to an account designated by the Company in writing, and the Company shall deliver a Promissory Note with a principal amount equal to the full amount of the applicable tranche of the Pre-Paid Advance, duly executed on behalf of the Company. The Company acknowledges and agrees that the Original Issue Discount (i) shall not be funded but shall be deemed to be fully earned at each Pre-Advance Closing, and (ii) shall not reduce the principal amount of each Promissory Note.

Section 2.03 Reduction to Pre-Paid Advance. Prior to the filing of the initial Registration Statement, the amount to be advanced at the Second Pre-Advance Closing may be reduced (i) at the election of the Company to any amount, and (ii) if the market capitalization of the Company as of the date that is 10 Trading Days following the Effective Date is less than $50 million, at the election of the Investor to any amount. The amount to be advanced at any other Pre-Advance Closing may be modified at the mutual consent of the Parties.

Article III.

Advances

Section 3.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, (i) the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall subscribe for and purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices, provided (x) no balance is outstanding under a Promissory Note, or, (y) if there is a balance outstanding under a Promissory Note, then in accordance with Section 3.01(a)(iii) hereof; and (ii) for as long as there is a balance outstanding under a Promissory Note, the Investor, at its sole discretion, shall have the right, but not the obligation, by the delivery to the Company of Investor Notices, to cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of Shares to the Investor pursuant to an Advance, on the following terms:

(a)	Advance Notice. At any time during the Commitment Period, the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Annex III, and in accordance with the following provisions:

(i)	The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Advance Notice, the time it desires to deliver each Advance Notice.

(ii)	There shall be no mandatory minimum Advances and there shall be no non-usage fee for not utilizing the Commitment Amount or any part thereof.

(iii)	For so long as any amount remains outstanding under a Promissory Note, without the prior written consent of the Investor, the Company may only (other than with respect to a deemed Advance Notice pursuant to an Investor Notice) submit an Advance Notice (A) if an Amortization Event has occurred and the obligation of the Company to make monthly prepayments under the Promissory Note has not ceased, and (B) the aggregate purchase price owed to the Company from such Advances (“Advance Proceeds”) shall be paid by the Investor by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the subject Promissory Note (first towards accrued and unpaid interest, and then towards outstanding principal).

(b)	Investor Notice. At any time during the Commitment Period, provided that there is a balance remaining outstanding under a Promissory Note, the Investor may, by delivering an Investor Notice to the Company, cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of Shares to the Investor pursuant to an Advance, in accordance with the following provisions:

(i)	The Investor shall, in its sole discretion, select the amount of the Advance up to the Maximum Advance Amount applicable to the Investor, and the time it desires to deliver each Investor Notice; provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice.

(ii)	The Purchase Price of the Shares in respect of any Advance Notice deemed delivered pursuant to an Investor Notice shall be equal to the Conversion Price (as defined in the Promissory Note) that would be applicable to the amount of the Advance selected by the Investor if such amount were to be converted as of the date of delivery of the Investor Notice in accordance with the Promissory Note. The Investor shall pay the Purchase Price for the Shares to be issued pursuant to the Investor Notice by offsetting the amount of the Purchase Price to be paid by the Investor against an equal amount outstanding under a Promissory Note (first towards accrued and unpaid interest, if any, then towards principal).

(iii)	Each Investor Notice shall set forth the amount of the Advance requested, the Purchase Price (determined in accordance with Section 3.01(b)(ii)) along with a report by Bloomberg L.P. indicating the relevant VWAP used in calculating the Conversion Price, the number of Shares to be issued by the Company and purchased by the Investor, the aggregate amount of accrued and unpaid interest under the subject Promissory Note (if any) that shall be offset by the issuance of Shares, the aggregate amount of principal of the Promissory Note that shall be offset by the issuance of Shares, and the total amount of the applicable Promissory Note or Promissory Notes that shall be outstanding following the closing of the Advance, and each Investor Notice shall serve as the Settlement Document in respect of such Advance.

(iv)	Upon the delivery of an Investor Notice, a corresponding Advance Notice shall simultaneously and automatically be deemed to have been delivered by the Company to the Investor requesting the amount of the Advance set forth in the Investor Notice, and any conditions precedent to such Advance Notice under the terms of this Agreement that have not been satisfied shall be deemed to have been waived by the Investor.

(c)	Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit C attached hereto. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by e-mail at or before 9:00 a.m. New York City time (or at such later time if agreed to by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by e-mail after 9:00 a.m. New York City time. An Advance Notice deemed delivered pursuant to an Investor Notice shall be deemed delivered on the same date upon which the Investor Notice is received by the Company. Upon receipt of an Advance Notice, the Investor shall promptly provide written confirmation (which may be by e-mail) of receipt of such Advance Notice.

Section 3.02 Advance Limitations, Regulatory. Regardless of the Advance requested in an Advance Notice, including an Advance Notice deemed delivered pursuant to an Investor Notice (except with respect to the limitations in 3.02(b) and 3.02(d) below, which shall not apply to Investor Notices), and notwithstanding any provision to the contrary herein, the final number of Shares to be issued and sold pursuant to such Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(a)	Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of Common Shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) of a number of Common Shares exceeding 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next Business Day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice, any portion of an Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(b)	Registration Limitation. In no event shall an Advance exceed the number of Common Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(c)	Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not affect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.99% of the aggregate number of Common Shares issued and outstanding as of the Effective Date (subject to adjustment for any stock splits, combinations or the like), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided that, the Exchange Cap will not apply if the Company’s stockholders have approved the issuance of Common Shares pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market. In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

Section 3.03 Advance Limitations, Minimum Acceptable Price.

(a)	With respect to each Advance Notice the Company may notify the Investor of the Minimum Acceptable Price with respect to such Advance by indicating a Minimum Acceptable Price on such Advance Notice. If no Minimum Acceptable Price is specified in an Advance Notice, then no Minimum Acceptable Price shall be in effect in connection with such Advance. Each Trading Day during the Pricing Period for which (A) with respect to each Advance Notice with a Minimum Acceptable Price, the VWAP of the Common Shares is below the Minimum Acceptable Price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, in the foregoing clauses (A) and (B), an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (1/3) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price.

(b)	The total Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the greater of (a) the number of Common Shares sold by the Investor on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by the Investor, and the subscription price per share for each Additional Share shall be equal to the Minimum Acceptable Price in effect with respect to such Advance Notice multiplied by 97%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the applicable Advance Notice or any limitations set forth in Section 3.02.

Section 3.04 Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company the Parties shall be deemed to have entered into an unconditional contract binding on both Parties for the purchase and sale of the applicable number of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 7.22, the Investor may sell Common Shares during the Pricing Period for such Advance Notice (including with respect to any Advance Shares subject to such Pricing Period).

Section 3.05 Closings. The closing of each Advance and each sale and purchase of Advance Shares (whether pursuant to an Advance Notice delivered by the Company or in connection with an Advance Notice deemed delivered by the Company in connection with an Investor Notice) (each, a “Closing”) shall take place as soon as practicable on or after each applicable Advance Date in accordance with the procedures set forth below. The Company acknowledges that, other than in connection with an Investor Notice, the Purchase Price is not known at the time an Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)	On or prior to each Advance Date, the Investor shall deliver to the Company a Settlement Document along with a report by Bloomberg L.P. (or, if not reported on Bloomberg L.P., another reporting service reasonably agreed to by the parties) indicating the VWAP for each of the Trading Days during the Pricing Period or period for determining the applicable Conversion Price, in each case in accordance with the terms and conditions of this Agreement. In connection with an Investor Notice, the Investor Notice shall serve as the Settlement Document.

(b)	Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) either (i) in the case of an Advance Notice submitted other than after the occurrence of an Amortization Event, in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested, or (ii) in the case of an Investor Notice or an Advance Notice submitted after the occurrence of an Amortization Event, as an offset of amounts owed under the Promissory Note as described Section 3.01(b). No fractional shares shall be issued, and any fractional shares that would otherwise be issued in connection with an Advance shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the applicable Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)	On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)	Notwithstanding anything to the contrary in this Agreement, other than in respect of Advance Notices deemed to be given pursuant to Investor Notices, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that any pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 3.06 Hardship. In the event the Company fails to perform its obligations as mandated in this Agreement after the Investor’s receipt (or deemed receipt, in the case of an Investor Notice) of an Advance Notice, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Article IV.

Representations and Warranties of the Investor

The Investor represents, warrants, and covenants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:

Section 4.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to purchase or acquire the Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of the Transaction Documents to which it is a party by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver the Transaction Documents to which it is a party and all other instruments on behalf of the Investor or its shareholders. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 4.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review the Transaction Documents, and the transactions contemplated by the Transaction Documents with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 4.04 Investment Purpose. The Investor is acquiring the Common Shares and any Promissory Note for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. This Investor is acquiring the Shares and the Promissory Note hereunder in the ordinary course of its business.

Section 4.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 4.06 Reliance on Exemptions. The Investor understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Common Shares.

Section 4.07 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 4.08 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 4.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor. The Investor became interested in purchasing the Common Shares solely because of a substantive, pre-existing relationship with the Company and direct contact by the Company or one or more of its officers, directors, controlling persons, or agents, and the Investor acknowledges that neither the Company nor any other person offered to sell the Common Shares to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 4.10 Trading Activities. The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) during the period commencing as of the time that the Investor first contacted the Company or the Company’s agents regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement by the Investor.

Section 4.11 Non-US Investor. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any offer or sale of the Common Shares, including (a) the legal requirements within its jurisdiction for the purchase of the Common Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Common Shares.

Section 4.12 Designated Parties. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners, is: (a) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”) (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (b) 50% or more owned or controlled by the government of a Restricted Country; or (c) (i) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (i) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions.

Section 4.13 Applicable Jurisdiction. The office of the Investor in which it has its principal place of business is identified in the address of the Investor set forth in Article XI.

Article V.

Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 5.01 Organization and Qualification. The Company, and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of their respective jurisdiction of organization and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) have been or (with respect to consummation) will be duly authorized by each company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders except where necessary to issue Shares in excess of the Exchange Cap. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

Section 5.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus. As of the date of each Pre-Advance Closing, and at all times thereafter, the Company shall have reserved from its duly authorized capital stock not less than the number of shares of Common Shares issuable upon conversion of all Promissory Notes (assuming for purposes hereof that (x) such Promissory Note is convertible at a conversion price equal to the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Promissory Note set forth therein).

Section 5.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company, or any Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company, or any Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiaries or by which any property or asset of the Company, or any Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Acknowledgment. The Company understands and acknowledges that the number of Common Shares issuable upon conversion of the Promissory Notes will increase in certain circumstances. The Company further acknowledges its obligation to issue the Common Shares upon conversion of the Promissory Notes in accordance with the terms thereof or upon delivery of an Advance Notice (including upon receipt of an Investor Notice) is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

Section 5.06 SEC Documents; Financial Statements. Since the Company has been subject to the requirements of Section 12 of the Exchange Act, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, including, without limitation, the Current Report, each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto, and all information contained in such filings and all documents and disclosures that have been or may in the future be incorporated by reference therein (all such documents hereinafter referred to as the “SEC Documents,” and which, for the avoidance of doubt shall also include the Form S-4) and all such filings required to be filed within the last 12 months (or since the Company has been subject to the requirements of Section 12 of the Exchange Act, if shorter) have been made on a timely basis (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, as applicable. Except as disclosed in amendments or subsequent filings to the SEC Documents, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each of the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.07 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents (including the Form S-4), together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

Section 5.08 Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-1 under the Securities Act. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or any amendment or supplement thereto, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Notice Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement, the Prospectus contained therein, and any required prospectus supplement, in each case as reviewed and consented to by the Investor, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.09 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or any amendment or supplement thereto, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Notice Date and Advance Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 5.10 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 5.11 Equity Capitalization.

(a)	Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 917,816,948 shares of which (i) 906,816,948 shares are common stock, par value $0.0001 per share (“Common Stock”), which is subdivided into two series consisting of 900,000,000 shares designated as Class A Ordinary Common Stock, (the “Class A Common Stock”), of which 567,098,640 are issued and outstanding, and 6,816,948 shares designated as Class B Super Common Stock (the “Class B Common Stock”), of which 6,816,948 shares are issued and outstanding and (ii) 1,000,000 shares are preferred stock, par value $0.0001 per share (“Preferred Stock”), of which no shares our outstanding. As of the date hereof, the Company has reserved _______________________ Common Shares for issuance to parties or Persons other than the Investor.

(b)	Valid Issuance; Available Shares. All of such outstanding shares are duly authorized and have been validly issued and are fully paid and nonassessable.

(c)	Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; and (F) neither the Company nor any Subsidiary has entered into any Variable Rate Transaction.

Section 5.12 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 5.13 Employee Relations. Neither the Company nor or any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company, or any of its Subsidiaries, has any such dispute threatened, in each case which is reasonable likely to cause a Material Adverse Effect.

Section 5.14 Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval, except, in each of the foregoing clauses (i), (ii) and (iii), as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 5.15 Title. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 5.16 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.17 Regulatory Permits. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 5.18 Internal Accounting Controls. The Company [maintains a system of internal accounting controls] sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 5.19 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.20 Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in the Form S-4 or in a Form 10-K, as applicable, there has been no Material Adverse Effect, nor any event or occurrence specifically affecting the Company, or its Subsidiaries that would be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. Since the date of the Company’s most recent audited financial statements contained in the Form S-4 or in a Form 10-K, as applicable, except as disclosed in the SEC Documents, neither the Company, nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any material assets, individually or in the aggregate, outside of the ordinary course of business, or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings. The Company is Solvent.

Section 5.21 Tax Status. Each of the Company and its Subsidiaries (i) has timely filed (including any filings under lawful extension) all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where the failure to pay would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.22 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company are presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 5.23 Rights of First Refusal. The Company and its Subsidiaries are not obligated to offer the Common Shares or the Promissory Notes offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

Section 5.24 Dilution. The Company and SharonAI is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Shares.

Section 5.25 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledge that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder or the Promissory Note. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if a Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 5.26 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 5.27 Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or, to the knowledge of the Company, any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 5.28 Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all material Applicable Law and neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied in all material respects with all material Applicable Law; and no action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.

Section 5.29 Forward-Looking Statements. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus prepared pursuant to the terms of the Registration Rights Agreement will be made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 5.30 Compliance with Laws. The Company and each of its Subsidiaries are in compliance in all material respects with Applicable Law; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws; in each case that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.31 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled Affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares or any Pre-Paid Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any director, officer or controlled Affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Section 5.32 General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares.

Article VI.

Indemnification

The Investor, and the Company represent to the other the following with respect to itself:

Section 6.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the obligations of the Company under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, its investment manager, Yorkville Advisors Global, LP, and their respective Affiliates, and each of the foregoing’s respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable and documented out-of-pocket attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 6.02 Indemnification by the Investor. In consideration of the execution and delivery of this Agreement by the Company, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company, Company, and all of its officers, directors, stockholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company or by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 6.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article VI, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article VI except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 6.04 Remedies. The remedies provided for in this Article VI are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article VI shall survive expiration or termination of this Agreement.

Section 6.05 Limitation of liability. Notwithstanding the foregoing, no Party shall seek, nor shall any be entitled to recover from the other Party, nor be liable for, punitive or exemplary damages.

Article VII.
Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the term of this Agreement:

Section 7.01 Effective Registration Statement. During the Commitment Period, the Company shall maintain the continuous effectiveness of each Registration Statement filed with the SEC under the Securities Act pursuant to and in accordance with the Registration Rights Agreement; provided, however, that in the event there are no Pre-Paid Advances outstanding, the Company shall only be required to use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement and each subsequent Registration Statement filed with the SEC under the Securities Act pursuant to and in accordance with the Registration Rights Agreement. During such time that the Investor is informed that a Registration Statement is no longer effective, the Investor agrees not to sell any Common Shares pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

Section 7.02 Registration and Listing. The Company shall cause the Common Shares to continue to be registered as a class of securities under Section 12(b) of the Exchange Act, and to comply with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall continue the listing and trading of its Common Shares and the listing of the Shares purchased by the Investor hereunder on the Principal Market and to comply with the Company’s reporting, filing and other obligations under the rules and regulations of the Principal Market, if and after the Common Shares become listed on the Principal Market after the date of this Agreement. If the Company receives any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain after the Common Shares have become listed on the Principal Market after the date of this Agreement, the Company shall promptly (and in any case within 24 hours) notify the Investor of such fact in writing and shall use its commercially reasonable efforts to cause the Common Shares to be listed or quoted on another Principal Market.

Section 7.03 Reserved.

Section 7.04 Blue Sky. The Company shall take such action, if any, as is necessary by the Company in order to obtain an exemption for or to qualify the Shares for sale by the Company to the Investor pursuant to the Transaction Documents, and at the request of the Investor, the subsequent resale of Registrable Securities by the Investor, in each case, under applicable state securities or “Blue Sky” laws and shall provide evidence of any such action so taken to the Investor from time to time during the Commitment Period; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 7.05 Suspension of Registration Statement.

(a)	Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of a Registration Statement by written notice to the Investor in the event that the Company determines in good faith that such suspension is necessary to (i) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company, or (ii) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)	No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)	Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 30 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 7.06 Listing of Common Shares. As of each Advance Notice Date and the applicable Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 7.07 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice and the First Pre-Paid Advance, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 7.08 Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and, during the Commitment Period, will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 7.09 Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section 2.04 of this Agreement) and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Common Shares to remove restrictive legends from Common Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 7.10 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company.

Section 7.11 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus, or any request for amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 3.05(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 7.12 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not affect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 7.13 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law. For purposes of this Section 7.13, Investor agrees that the Company is entitled to rely on the representations and warranties of the Investor set forth in Article IV of this Agreement.

Section 7.14 Reservation of Shares. As of the date of this Agreement, and at all times thereafter, the Company shall have reserved from its duly authorized capital stock not less than the number of Common Shares issuable upon conversion of all Promissory Notes (assuming for purposes hereof that (x) such Promissory Note is convertible at a conversion price equal to the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Promissory Note set forth therein). Unless shareholder approval has previously been obtained, if at any time the number of Common Shares that remain available for issuance under the Exchange Cap have an aggregate market value of less than two times the outstanding principal balance of all Promissory Notes that are then outstanding (based on a price per Common Share equal to the average VWAP over the prior five (5) Trading Day period), the Company shall use its commercially reasonable efforts to promptly call and hold a special meeting of stockholders for the purpose of seeking the approval of its stockholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap, and the board of directors of the Company will recommend that the Company’s stockholders vote in favor of such resolution.

Section 7.15 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the delivery of copies of any Prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, and (vii) filing fees of the SEC and the Principal Market.

Section 7.16 Current Report. The Company shall, not later than 9:00 a.m., New York City time, on the second business day after the date of this Agreement, file with the SEC a current report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report including any exhibits to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall reasonably consider all such comments. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that from and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information provided to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion and, if granted, must include an agreement to keep such information confidential until publicly disclosed). Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated by the Transaction Documents, which, following the Effective Date would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the transactions contemplated by the Transaction Documents under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and Investor or any of its respective officers, directors, Affiliates, employees or agents, on the other hand, shall terminate. Unless specifically agreed to in writing, in no event shall the Investor have a duty of confidentiality or be deemed to have agreed to maintain information in confidence with respect to the delivery of any Advance Notice.

Section 7.17 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Section 7.18 Use of Proceeds; Subsidiary Guaranty.

(a)	Use of Proceeds. Neither the Company nor any Subsidiary will, without the prior written consent of the Investor directly or indirectly, use the proceeds of any Pre-Paid Advance to repay any advances or loans to any executives, directors, or employees of the Company or any Subsidiary or to make any payments in respect of any related party obligations, including without limitation any payables or notes payable to related parties of the Company or any Subsidiary whether or not such amounts are described on the balance sheets of the Company in any SEC Documents and any Subsidiary or described in any “Related Party Transactions” section of any SEC Documents. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the transactions contemplated herein, or lend, contribute, facilitate, or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating, directly or indirectly, any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is or whose government is, the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). The Company shall not without the prior written consent of the Investor loan, invest, transfer or “downstream” any cash proceeds, or assets or property acquired with cash proceeds from the issuance and sale of the Promissory Note to any Subsidiary that has not signed and delivered a Guaranty Agreement to Investor.

(b)	Prior to the First Pre-Advance Closing, each Subsidiary shall enter into a subsidiary guaranty with the Investor in the form of the Global Guaranty Agreement.

Section 7.19 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 7.20 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 7.21 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of Common Shares sold by the Investor during the prior trading week.

Section 7.22 Selling Restrictions. Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) any Common Shares; (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement; or (3) selling a number of shares of Common Shares equal to the number of Common Shares that the Investor is entitled to receive, but has not yet received from the Company or the transfer agent, upon the completion of a pending conversion of the Promissory Note for which a valid Conversion Notice (as defined in the Promissory Note) has been submitted to the Company.

Section 7.23 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Without the consent of the Investor, the Company shall not have the right to assign or transfer any of its rights or provide any third party the right to bind or obligate the Company, to deliver Advance Notices or effect Advances hereunder.

Section 7.24 No Variable Rate Transactions, Etc.

(a)	No Frustration. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of the Company to deliver the Shares to the Investor in respect of an Advance Notice (including an Advance Notice deemed delivered in respect of an Investor Notice).

(b)	No Variable Rate Transactions or Related Party Payments. From the date hereof until the date upon which the Promissory Notes to be issued hereunder has been repaid in full, the Company shall not (i) repay any loans to any executives or employees of the Company or to make any payments in respect of any related party debt, (ii) repay, incur, guaranty, or assume any Indebtedness of Parent other than Permitted Indebtedness, including without limitation, any loans or advances made by the sponsor of Parent or affiliates of its sponsor, unless other funds are raised specifically for the purposes of making such payments or such payments are disclosed in the Form S-4, provided that payments disclosed in the Form S-4 may not be repaid from the funds of any Pre-Paid Advance, or (iii) effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Shares or any security which entitles the holder to acquire Common Shares (or a combination of units thereof) involving a Variable Rate Transaction, other than involving a Variable Rate Transaction with the Investor. The Investor shall be entitled to seek injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

(c)	During the period beginning on the date hereof and ending on the date upon which the Promissory Note(s) to be issued hereunder have been repaid in full, the Company shall not affect any reverse stock split or share consolidation, without the prior consent of the Investor, not to be unreasonably withheld, unless the purpose of such reverse stock split or share consolidation is to satisfy or maintain the listing of the Common Shares on the Principal Market.

(d)	From the date hereof until the Promissory Notes to be issued hereunder have been repaid in full, without the prior written consent of the Investor, neither the Company, nor any Subsidiary shall, directly or indirectly (i) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness, or (ii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Article VIII.
Non-Exclusive Agreement

Subject to Section 7.244 hereof, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.
Choice of Law/Jurisdiction; Waiver of Jury Trial

Section 9.01 This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Section 9.02 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Article X.

Termination

Section 10.01 Termination.

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier of (i) the 24-month anniversary of the Effective Date, provided that if any Promissory Notes are then outstanding, such termination shall be delayed until such date that all Promissory Note that were outstanding have been repaid, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount, or (iii) the termination of the Business Combination Agreement without the consummation of the Business Combination.

(b)	The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices under which Common Shares have yet to be issued, (ii) there is not an outstanding Promissory Note, and (iii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)	In the event that the Business Combination has not occurred by the Business Combination Deadline (unless otherwise agreed in writing by the Investor), then the Investor shall have the right to terminate this Agreement, effective immediately, at any time on or after the close of business on such date without liability to any other party.

(d)	Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement prior to the valid termination hereof, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement prior to the valid termination hereof. The indemnification provisions contained in Article VI shall survive the termination of this Agreement.

Article XI.

Notices

Other than with respect to Advance Notices, which must be in writing delivered in accordance with Section 3.01 and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, or (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit C hereof) shall be:

If to the Company, to:	SHARONAI HOLDINGS, INC. 745 Fifth Avenue, Suite 500 New York, NY 10151 Attn: Wolf Schubert E-mail: CEO

With copies (which shall not constitute notice or delivery of process) to:	Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-2089 Attn: Chad Ensz, Esq. E-mail: censz@sheppardmullin.com

If to the Investor:	YA II PN, Ltd. 1012 Springfield Avenue Mountainside, NJ 07092
Attn: Mark Angelo
E-mail: mangelo@yorkvilleadvisors.com

With a copy (which shall not constitute notice or delivery of process) to:	David Fine, Esq. 1012 Springfield Avenue Mountainside, NJ 07092
E-mail: legal@yorkvilleadvisors.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, and recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of delivery in accordance with clause (i), (ii) or (iii) above, respectively.

Article XII.

Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid as originals and effective for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03 Reporting Entity for Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company or SharonAI has already paid the Investor or its designee a structuring fee in the amount of $25,000. The Company shall pay a commitment fee to the Investor in an amount equal to 1.00% of the Commitment Amount (the “Commitment Fee”), which shall be due and payable on the earliest of (a) the date of effectiveness of the initial Registration Statement, (b) the Effectiveness Deadline (as defined in the Registration Rights Agreement), and (c) the 180th day from the date hereof. The Commitment Fee may be paid, at the option of the Company, either in cash, or, provided that the Business Combination shall have occurred, by the issuance to the Investor of such number of Common Shares that is equal to the Commitment Fee divided by the average of the daily VWAPs of the Common Shares during the 3 Trading Days immediately prior to such due date (collectively, the “Commitment Shares”).

Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

SHARONAI HOLDINGS, INC.

By:
Name:	Wolfgang Schubert
Title:	CEO

INVESTOR:

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:
	Name:	Matthew Beckman
	Title:	Manager

ANNEX I TO THE

STANDBY EQUITY PURCHASE AGREEMENT

DEFINITIONS

“Additional Shares” shall have the meaning set forth in Section 3.03.

“Adjusted Advance Amount” shall have the meaning set forth in Section 3.03

“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to this Agreement.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance, provided that, with respect to an Advance pursuant to an Investor Notice, the Advance Date shall be the first Trading Day after the date of delivery of such Investor Notice.

“Advance Notice” shall mean a written notice in the form of Exhibit C attached hereto to the Investor executed by an officer of the Company and setting forth the number of Advance Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 3.01(c) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement.

“Affiliate” shall have the meaning set forth in Section 4.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Amortization Event” shall have the meaning set forth in the Promissory Note.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Black Out Period” shall have the meaning set forth in Section 7.04.

“Closing” shall have the meaning set forth in Section 3.05.

“Comment Letter” shall have the meaning set forth in Section 7.03.

“Commitment Amount” shall mean $50,000,000 of Common Shares.

“Commitment Fee” shall have the meaning set forth in Section 12.04.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

“Common Share Equivalents” shall mean any securities of the Company or its Subsidiaries which entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 6.02.

“Condition Satisfaction Date” shall have the meaning set forth in Annex III.

“Conversion Price” shall have the meaning set forth in the Promissory Note.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Effective Date” shall mean the date of closing of the Business Combination.

“Environmental Laws” shall have the meaning set forth in Section 5.14.

“Event of Default” shall have the meaning set forth in the Promissory Note.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 3.02(c).

“Excluded Day” shall have the meaning set forth in Section 3.03.

“Form S-4” shall have the meaning set forth in Section 7.03.

“Fixed Price” shall have the meaning set forth in the Promissory Note.

“Floor Price” shall have the meaning set forth in each Promissory Note.

“Global Guaranty Agreement” shall mean the global guaranty agreement in the form attached hereto as Exhibit F.

“Hazardous Materials” shall have the meaning set forth in Section 5.14.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.01.

“Initial Comment Letter” shall have the meaning set forth in Section 7.03.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Notice” shall mean a written notice to the Company in the form set forth herein as Exhibit E attached hereto.

“Investor Indemnitees” shall have the meaning set forth in Section 6.01.

“Lien” shall mean any (i) mortgage, (ii) right of way, (iii) easement, (iv) encroachment, (v) restriction on use, (vi) servitude, (vii) pledge, (viii) lien, (ix) charge, (x) hypothecation, (xi) security interest, (xii) encumbrance, (xiii) adverse right, interest or claim, (xiv) community or other marital property interest, (xv) condition, (xvi) equitable interest, (xvii) encumbrance, (xviii) license, (xix) covenant, (xx) title defect, (xxi) option, (xxii) right of first refusal or offer or similar restriction, (xxiii) voting right, (xxiv) transfer restriction, or (xxv) receipt of income or exercise of any other attribute of ownership.

“Market Price” shall mean the lowest daily VWAP of the Common Shares during the Pricing Period, other than the daily VWAP on an Excluded Day.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include effects (and solely to the extent of such effects) resulting from (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Investor or any action or omission taken by Investor with the written consent or at the request of the Company; (f) any changes in Applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the same industry, (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Outside Event” shall have the meaning set forth in Section 7.10.

“Maximum Advance Amount” means (A) in respect of each Advance Notice delivered by the Company pursuant to Section 3.01(a) of this Agreement, an amount equal to 4.99% of the number of outstanding Common Shares immediately preceding an Advance Notice, and (B) in respect of each Advance Notice deemed delivered by the Company pursuant to an Investor Notice, the amount selected by the Investor in such Investor Notice, which amount shall not exceed the limitations set forth in Section 3.02 of this Agreement.

“Minimum Acceptable Price” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall have the meaning set forth in Section 5.32.

“Original Issue Discount” shall have the meaning set forth in Section 2.02.

“Ownership Limitation” shall have the meaning set forth in Section 3.02(a).

“Permitted Indebtedness” shall mean: (i) indebtedness in respect of the Promissory Notes; (ii) indebtedness (A) the repayment of which has been subordinated to the payment of the Promissory Notes on terms and conditions acceptable to the Investor, including with regard to interest payments and repayment of principal, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the maturity date of the Promissory Note; and (C) which is not secured by any assets; and (iii) any indebtedness (other than the indebtedness set out in (i) – (ii) above) incurred after the date hereof, provided that such indebtedness does not exceed $250,000 at any given time.

“Permitted Liens” shall mean (i) any security interest granted to the Investor, (ii) inchoate Liens for taxes, assessments or governmental charges or levies (A) not yet due, as to which the grace period, if any, related thereto has not yet expired, or (B) being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) Liens of carriers, materialmen, warehousemen, mechanics and landlords and other similar Liens which secure amounts which are not yet overdue by more than 60 days or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iv) licenses, sublicenses, leases or subleases granted to other persons not materially interfering with the conduct of the business of the Company or any Subsidiary; (v) Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, pension liabilities and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (vi) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) and contractual set-off rights held by such banking institution and which are within the general parameters customary in the banking industry and only burdening deposit accounts or other funds maintained with a creditor depository institution.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pre-Advance Closing” shall have the meaning set forth in Section 2.01.

“Pre-Paid Advance” shall mean have the meaning set forth in Section 2.01.

“Pricing Period” shall mean the three consecutive Trading Days commencing on the Advance Notice Date.

“Principal Market” shall mean the Nasdaq Stock Market; provided, however, that in the event the Common Shares are ever listed or traded on the New York Stock Exchange or the NYSE American, the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

“Promissory Note” shall have the meaning set forth in Section 2.01.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement, including documents incorporated by reference therein.

“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including documents incorporated by reference therein.

“Purchase Price” shall mean (i) the price per Advance Share obtained by multiplying the Market Price by 97% in respect of an Advance Notice delivered by the Company, or (ii) in the case of any Advance Notice delivered pursuant to an Investor Notice, the Purchase Price set forth in Section 3.01(b)(ii).

“Registration Limitation” shall have the meaning set forth in Section 3.02(b).

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions” shall have the meaning set forth in Section 5.32.

“Sanctioned Countries” shall have the meaning set forth in Section 5.32.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.06.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” in respect of an Advance Notice delivered by the Company, shall mean a settlement document in the form set out on Exhibit D, and in respect of an Advance Notice deemed delivered pursuant to an Investor Notice, shall mean the Investor Notice containing the information set forth on Exhibit E.

“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

“Solvent” shall mean, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, any Promissory Notes issued by the Company hereunder, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any Common Shares or Common Share Equivalents that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of Common Shares or Common Share Equivalents, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet,” “share ratchet,” “price ratchet,” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) enters into, or effects a transaction under, any agreement, including but not limited to an “equity line of credit” or other continuous offering or similar offering of Common Shares or Common Share Equivalents, (iii) issues or sells any Common Shares or Common Share Equivalents (or any combination thereof) at an implied discount (taking into account all the securities issuable in such offering) to the market price of the Common Shares at the time of the offering in excess of 30% or (iv) enters into or effects any forward purchase agreement, equity pre-paid forward transaction or other similar offering of securities where the purchaser of securities of the Company receives an upfront or periodic payment of all, or a portion of, the value of the securities so purchased, and the Company receives proceeds from such purchaser based on a price or value that varies with the trading prices of the Common Shares.

“VWAP” shall mean for any Trading Day or specified period, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours, or such specified period, as reported by Bloomberg L.P through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

ANNEX II TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE INVESTOR’S OBLIGATION TO FUND A PRE-PAID ADVANCE

The obligation of the Investor to advance to the Company a particular tranche of the Pre-Paid Advance hereunder at each Pre-Advance Closing is subject to the satisfaction, as of the date of such Pre-Advance Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)	The Company shall have duly executed and delivered to the Investor each of the Transaction Documents to which it is a party, and the Company shall have duly executed and delivered to the Investor a Promissory Note with a principal amount corresponding to the amount of the applicable tranche of the Pre-Paid Advance (before any deductions made thereto).

(b)	Each Subsidiary shall have duly executed and delivered to the Investor the Global Guaranty Agreement.

(c)	The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that Company has complied with all of the conditions precedent to the Pre-Advance Closing set forth herein and which may be relied upon by the Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(d)	The Investor shall have received an opinion of counsel to the Company, dated on or before the Pre-Advance Closing Date, in form and substance reasonably acceptable to the Investor.

(e)	The Investor shall have received a closing statement in a form to be agreed by the parties, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the amount of the applicable tranche of the Pre-Paid Advance, the amount to be paid by the Investor, which shall be the full principal amount of such tranche of the Pre-Paid Advance less the Original Issue Discount and any other deductions that may be agreed by the parties.

(f)	The Company shall have delivered to the Investor certified copies of its and each of its Subsidiaries’ charter or certificate of formation, bylaws or operating agreement and any other material organizational documents.

(g)	The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company as of a date within ten (10) days of the applicable Pre-Advance Closing.

(h)	(I) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents, (II) said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and (III) a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(i)	Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Pre-Advance Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by the Company at or prior to the applicable Pre-Advance Closing.

(j)	No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market (if and when the Common Shares are listed with the Principal Market after the date of the Agreement) or FINRA, (II) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated if and when the Common Shares have been listed on the Principal Market after the date of the Agreement, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, and (III) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated.

(k)	The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares.

(l)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(m)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect, or an Event of Default.

(n)	(I) No material breach of this Agreement or any Transaction Document shall have occurred, (II) no Event of Default shall have occurred (assuming that the applicable Promissory Note had been outstanding as of each Pre-Advance Closing, and (III) no event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a material breach of this Agreement or any Transaction Document or an Event of Default (assuming that the applicable Promissory note had been outstanding as of each Pre-Advance Closing).

(o)	Following listing of the Common Shares on the Principal Market after the date of the Agreement, if at all, the Company shall have notified the Principal Market of the issuance of all of the Shares hereunder, the Principal Market shall have completed its review of the related Listing of Additional Share form, and the Company shall have obtained approval of the Principal Market to list or designate for quotation (as the case may be) the maximum number of Common Shares issuable pursuant to the Promissory Note to be issued at the Pre-Advance Closing.

(p)	Solely with respect to the First Pre-Advance Closing, (a) the Company shall have consummated the Business Combination on or before the Business Combination Deadline on the terms and conditions set forth in the Business Combination Agreement and there shall have been no amendment, waiver or modification to the Business Combination Agreement since the date of this Agreement that materially and adversely affects the economic benefits that the Investor would reasonably expect to receive in connection with the transaction, except to the extent consented to in writing by the Investor, (b) and the Common Shares shall be listed for trading on Nasdaq.

(q)	Solely with respect to the Second Pre-Advance Closing, the Registration Statement shall be effective in accordance with the provisions set forth in the Registration Rights Agreement for a period of 60 consecutive days.

ANNEX III TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER AN ADVANCE NOTICE

The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date, except to the extent such representations and warranties are as of another date, such representations and warranties shall be true and correct in all material respects as of such other date.

(b)	Issuance of Commitment Shares. The Company shall have paid the Commitment Fee or issued the Commitment Shares to an account designated by the Investor on or prior to the Effective Date, in accordance with Section 12.04, all of which Commitment Fee shall be fully earned and non-refundable on the Effective Date, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination of this Agreement.

(c)	Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Current Report shall have been filed with the SEC, and the Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(d)	Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(e)	Board. (I) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents, (II) said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and (III) a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(f)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(g)	Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(h)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or materially and adversely affects any of the transactions contemplated by the Transaction Documents.

(i)	No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market (if the Common Shares are listed with the Principal Market after the date of the Agreement) or FINRA, (II) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated if the Common Shares have been listed on the Principal Market after the date of the Agreement, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, and (III) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated.

(j)	Authorized. All of the Common Shares issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of the Company. All Common Shares relating to all prior Advance Notices required to have been received by the Investor under this Agreement shall have been delivered to the Investor in accordance with this Agreement.

(k)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

See attached.

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT C
ADVANCE NOTICE

Dated: ______________	Advance Notice Number: ____

The undersigned, _______________________, hereby certifies, with respect to the sale of Common Shares of SHARONAI HOLDINGS, INC. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [____________] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1. The undersigned is the duly elected ______________ of the Company.

2. There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4. The number of Advance Shares the Company is requesting is _____________________.

5. The Minimum Acceptable Price with respect to this Advance Notice is ____________ (if left blank then no Minimum Acceptable Price will be applicable to this Advance).

6. The number of Common Shares of the Company outstanding as of the date hereof is ___________.

The undersigned has executed this Advance Notice as of the date first set forth above.

SHARONAI HOLDINGS, INC.

By:
Name:
Title:

Please deliver this Advance Notice by email to:

Email: Trading@yorkvilleadvisors.com

Attention: Trading Department and Compliance Officer

Confirmation Telephone Number: (201) 985-8300.

EXHIBIT D

SETTLEMENT DOCUMENT

VIA EMAIL

SHARONAI HOLDINGS, INC.

Attn:

Email:

Below please find the settlement information with respect to the Advance Notice Date of:
1.	Number of Common Shares requested in the Advance Notice
2.	Minimum Acceptable Price for this Advance (if any)
3.	Number of Excluded Days (if any)
4.	Adjusted Advance Amount (if applicable)
5.	Market Price
6.	Purchase Price (Market Price x 97%) per share
7.	Number of Advance Shares due to the Investor
8.	Total Purchase Price due to Company (row 6 x row 7)

If there were any Excluded Days then add the following

9.	Number of Additional Shares to be issued to the Investor
10.	Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)
11.	Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)
12.	Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME: ACCOUNT NUMBER: ADDRESS: CITY: COUNTRY: Contact person: Number and/or email:

Sincerely,

YA II PN, Ltd.

Agreed and approved by:

SHARONAI HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT E

INVESTOR NOTICE,

CORRESPONDING ADVANCE NOTICE,

AND SETTLEMENT DOCUMENT

YA II PN, LTD.

Dated: ______________	Investor Notice Number: ____

On behalf of YA II PN, LTD. (the “Investor”), the undersigned hereby certifies, with respect to the purchase of Common Shares of SHARONAI HOLDINGS, INC. (the “Company”) issuable in connection with this Investor Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [_____________], as amended and supplemented from time to time (the “Agreement”), as follows:

1.	Advance requested in the Advance Notice
2.	Purchase Price (equal to the Conversion Price as defined in the Promissory Note)
3.	Number of Shares due to Investor

The aggregate purchase price of the Shares to be paid by Investor pursuant to this Investor Notice and corresponding Advance Notice shall be offset against amounts outstanding under the Pre-Paid Advance evidenced by the Promissory Note, dated [___________], (first towards accrued and unpaid interest, and then towards outstanding principal) as follows (and this information shall satisfy the obligations of the Investor to deliver a Settlement Document pursuant to the Agreement):

1.	Amount offset against accrued and unpaid Interest	$[____________]
2.	Amount offset against Principal	$[____________]
3.	Total amount of the Promissory Note outstanding following the Advance	$[____________]

Please issue the number of Shares due to the Investor to the account of the Investor as follows:

Investor’s DTC participant #:

ACCOUNT NAME: ACCOUNT NUMBER: ADDRESS: CITY:

The undersigned has executed this Investor Notice as of the date first set forth above.

YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:
Name:
Title:

EXHIBIT F

FORM OF GLOBAL GUARANTY AGREEMENT

See attached.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pubco and SharonAI is each a Delaware corporation. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Pubco’s and SharonAI’s Bylaws each contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of such entity or, while a director or officer of such entity, is or was serving at the request of such as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the current SharonAI Certificate of Incorporation and the Pubco Certificate of Incorporation (as will be in effect upon the consummation of the Business Combination) contains provisions requiring such entity to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to such entity a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by such entity

As permitted by Section 102(b)(7) of the DGCL, the current Certificate of Incorporation of SharonAI and Pubco’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) each contains provisions eliminating the personal liability of directors to such entity or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

Pubco expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors Pubco, and (b) to Pubco with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†	Business Combination Agreement, dated January 28, 2025, by and among Roth CH Acquisition Co., Roth CH Holdings, Inc., Roth CH Merger Sub, Inc. and SharonAI Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement)(9)
2.2***	Amendment, dated May 23, 2025, to the Business Combination Agreement, dated January 28, 2025, by and among Roth CH Acquisition Co., Roth CH Holdings, Inc., Roth CH Merger Sub, Inc. and SharonAI Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement)(10)
3.1	Amended and Restated Memorandum and Articles of Association(1)
3.2	Amendment to the Amended and Restated Memorandum and Articles of Association(2)
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association(3)
3.4	Amendment to the Amended and Restated Memorandum and Articles of Association(4)
3.5	Second Amended and Restated Memorandum and Articles of Association(5)
3.6	Form of Amended and Restated Certificate of Incorporation of Pubco (included as Annex B-1 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.7	Form of Bylaws of Pubco (included as Annex B-2 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.8*	Plan of Merger.
4.1	Specimen Unit Certificate(1)
4.2	Specimen Ordinary Share Certificate(1)
4.3	Specimen Warrant Certificate(1)
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant(6)
5.1*	Opinion of Loeb & Loeb LLP.
10.1	Letter Agreement among the Registrant, TKB Sponsor I, LLC and each of the executive officers and directors of the Registrant(6)
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant(6)
10.3	Amendment to the Investment Management Trust Agreement, dated January 27, 2023, by and between Continental Stock Transfer & Trust Company and the Registrant(2)
10.4	Registration Rights Agreement among the Registrant, TKB Sponsor I, LLC and the Holders signatory thereto(6)
10.5	Private Placement Warrants Purchase Agreement between the Registrant and TKB Sponsor I, LLC(6)
10.6	Form of Indemnity Agreement(1)
10.7	Securities Subscription Agreement between the Registrant and TKB Sponsor I, LLC(1)
10.8	Amendment to the Investment Management Trust Agreement, dated June 28, 2023, by and between Continental Stock Transfer & Trust Company and the Registrant(3)
10.9	Amended and Restated Forward Purchase Agreement between the Registrant and Apollo Capital Management, L.P.(1)
10.10	Forward Purchase Agreement between the Registrant and Apollo Capital Management, L.P.(1)
10.11	Form of Registration Rights Agreement(6)
10.12	Promissory Note Dated July 1, 2023(7)
10.13	Amendment No. 2 to the Investment Management Trust Agreement(3)
10.14	Sponsor Support Agreement dated January 28, 2025 (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement)(9)

Exhibit No.	Description
10.15	Company Support Agreement, dated as of January 2025 (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement)(9)
10.16	Form of Lock-up Agreement (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement)(9)
10.17	Form of Amended and Restated Registration Rights Agreement (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement)(9)
10.18+***	Employment Agreement with Wolfgang Schubert
10.19+***	First Amendment to Employment Agreement with Wolfgang Schubert
10.20+	Form of 2025 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement)
23.1**	Consent of Marcum LLP (Roth CH Holdings, Inc.)
23.2**	Consent of Marcum LLP (Roth CH Acquisition Co.)
23.3**	Consent of HoganTaylor LLP
23.4**	Consent of Wolf & Company P.C.
23.5*	Consent of Loeb & Loeb, LLP (included as part of Exhibit 5.1 hereto).
97.1	Clawback Policy(8)
99.1*	Form of Preliminary Proxy Card.
99.2*	Consent of Wolfgang Schubert to be named as a Director of Pubco
99.3*	Consent of Alastair Cairns to be named as a director of Pubco.
99.4*	Consent of James Manning to be named as a director of Pubco.
99.5*	Consent of Brent Lanier to be named as a Director of Pubco.
99.6*	Consent of Peter Woodward to be named as a Director of Pubco.
107***	Calculation of Registration Fee Table

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.
+	Indicates a management or compensatory plan.
†	Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Roth CH agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

(1)	Incorporated by reference to the registrant’s Form S-1, filed with the SEC on October 8, 2021.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the SEC on January 30, 2023.
(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the SEC on July 3, 2023.
(4)	Incorporated by reference to Annex A to the registrant’s definitive proxy statement filed with the SEC on September 7, 2023.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on May 3, 2024.
(6)	Incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the SEC on October 29, 2021.
(7)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.
(8)	Incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the SEC on April 11, 2024.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on January 29, 2025.
(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on May 27, 2025.

Item 22. Undertakings.

The registrants each hereby undertake as follows:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the each registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	Each registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida on the 10th day of September, 2025.

Roth CH Holdings, Inc.

By:	/s/ John Lipman
Name:	John Lipman
Title:	President Principal Executive Officer

By:	/s/ John Lipman
Name:	John Lipman
Title:	Principal Financial Officer

Signature	Title	Date

/s/ John Lipman	Director and President	September 10, 2025
John Lipman